Banca Intesa S.p.A. is furnishing the document in Exhibit 2.7 in its notification form on Form CB because it is required to make this document publicly available in accordance with Italian law.  The document in Exhibit 2.7 was independently prepared by Sanpaolo IMI S.p.A.

Exhibit 2.7

SANPAOLO IMI

ANNUAL REPORT 2005

PREPARED ACCORDING TO IAS/IFRS INTERNATIONAL ACCOUNTING STANDARDS

2005 Annual Report

PREPARED ACCORDING TO IAS/IFRS INTERNATIONAL ACCOUNTING STANDARDS

SANPAOLO IMI S.p.A.

COMPANY REGISTERED IN THE REGISTER OF BANKS

PARENT BANK OF THE SANPAOLO IMI BANKING GROUP

REGISTERED IN THE REGISTER OF BANKING GROUPS

REGISTERED OFFICE: PIAZZA SAN CARLO 156, TURIN, ITALY

SECONDARY OFFICES:

 - VIALE DELL’ARTE 25, ROME, ITALY

 - VIA FARINI 22, BOLOGNA, ITALY

SHARE CAPITAL EURO 5,239,223,740.80 FULLY PAID

FISCAL CODE, VAT NUMBER AND REGISTRATION NUMBER

TURIN REGISTER OF COMPANIES: 06210280019

ABI CODE 1025-6

MEMBER OF THE INTERBANK DEPOSIT GUARANTEE FUND

THE 2005 ANNUAL REPORT HAS BEEN TRANSLATED FROM THAT ISSUED IN ITALY FROM ITALIAN INTO ENGLISH SOLELY FOR THE CONVENIENCE OF INTERNATIONAL READERS

	Luigi Arcuti	Honorary Chairman

Board of Directors	Enrico Salza (*)	Chairman
	Maurizio Barracco	Director
	Pio Bussolotto (*)	Director
	Giuseppe Fontana	Director
	Ettore Gotti Tedeschi (*)	Director
	Alfonso lozzo (*)	Managing Director
	Virgilio Marrone	Director
	Iti Mihalich	Director
	Anthony Orsatelli	Director
	Emilio Ottolenghi (*)	Director
	Orazio Rossi (*)	Deputy Chairman
	Gian Guido Sacchi Morsiani (*)	Director
	Alfredo Saenz Abad	Director
	Mario Sarcinelli	Director
	Leone Sibani	Director
	Alberto Tazzetti	Director
	Josè Manuel Varela (*)	Director

(*) Members of the Executive Committee

Board of Statutory Auditors	Maurizio Dallocchio	Chairman
	Aureliano Benedetti	Auditor
	Gianluca Ferrero	Auditor
	Augusto Franchini	Auditor
	Paolo Mazzi	Auditor
	Carlo Pavesio	Supplementary Auditor
	Paolo Piccatti	Supplementary Auditor

General Manager	Pietro Modiano

Independent Auditors	PricewaterhouseCoopers S.p.A.

Contents

PART I

7	AGENDA OF THE SHAREHOLDERS’ MEETING
9	LETTER TO THE SHAREHOLDERS
12	KEY FIGURES
13	GROUP STRUCTURE
15	CONSOLIDATED FINANCIAL STATEMENTS AND REPORTS
17	Reclassified consolidated financial statements
18	Reclassified consolidated statement of income
20	Reclassified consolidated balance sheet

23	Report on Group Operations
25	Economic background
28	Action points and initiatives in the year
32	Consolidated results
39	Embedded value of the life insurance business
41	Operating volumes and organization
56	Risk management and control
57	Shareholders and ratings
59	Supplementary information
59	• transactions with related parties
59	• offices held by Directors in other companies
59	• corporate bond risk and protection of savers
60	• the administrative and financial governance model
62	Group Business Structure
84	Developments after the end of the year

85	Consolidated financial statements
86	Consolidated balance sheet
88	Consolidated statement of income
89	Statement of income/expenses in the consolidated financial statements for the year at 31 December 2005
90	Statement of changes in consolidated shareholders’ equity
91	Statement of consolidated cash flows
93	Consolidated Explanatory Notes
97	Part A	–	Accounting policies
113	Part B	–	Information on the consolidated balance sheet
184	Part C	–	Information on the consolidated statement of income
214	Part D	–	Segment reporting
216	Part E	–	Information on risks and risk hedging policies
251	Part F	–	Information on consolidated shareholders’ equity
257	Part G	–	Business combinations concerning companies or business branches
258	Part H	–	Transactions with related parties
264	Part I	–	Payment agreements based on own financial instruments
267	Part L	–	Information on comparison with financial year 2004

307	Independent auditors’ report

309	Attachments
311	Pro forma reconstruction of the consolidated statement of income for 2004 (full IAS)
314	Information on transition to international accounting standards
328	Reconciliation statement of shareholders’ equity and net profit for the year of the Parent company and of consolidated shareholders’ equity and net profit for the year
329	List of equity investments greater than 10% in unlisted companies and in limited liability companies

PART II

333	PARENT BANK FINANCIAL STATEMENTS AND REPORTS
335	Parent Bank reclassified financial statements
337	Parent Bank reclassified statement of income
339	Parent Bank reclassified balance sheet

341	Report on Parent Bank Operations
343	Parent Bank results
347	Operating volumes and organization
354	Supplementary information
356	Developments after the end of the year

357

Parent Bank financial statements

358	Parent Bank balance sheet
360	Parent Bank statement of income
361	Statement of income/expenses in the Parent Bank financial statements for the year at 31 December 2005
362	Statement of changes in Parent Bank shareholders’ equity
363	Cash flow statement of the Parent Bank
365	Explanatory notes to the Parent Bank financial statements
369	Part A	–	Accounting policies
384	Part B	–	Information on the Parent Bank balance sheet
454	Part C	–	Information on the Parent Bank statement of income
478	Part D	–	Segment reporting
479	Part E	–	Information on risks and risk hedging policies
504	Part F	–	Information on shareholders’ equity
508	Part G	–	Business combinations concerning companies or business branches
510	Part H	–	Transactions with related parties
520	Part I	–	Payment agreements based on own financial instruments
522	Part L	–	Information on comparison with financial year 2004

555	Proposal for the approval of the financial statements and allocation of net income for the year

559	Report of the Board of Statutory Auditors

564	Independent auditors’ report

567	Attachments
569	Pro forma reconstruction of the Parent Bank statement of income for 2004 (full IAS)

571	OTHER POINTS ON THE AGENDA
ORDINARY MEETING:
573	Authorization for the purchase and sale of own shares, also to service compensation plans for employees of the Company and its subsidiaries
575	Decisions in respect of the remuneration payable to the Directors
576	Modification of the Shareholders’ Meeting Regulations
EXTRAORDINARY MEETING
581

Unpaid increase of share capital, pursuant to Art. 2442 of the Civil Code, for a maximum of 168,418,756.02 euro, through allocation to capital of the valuation reserve pursuant to Art 7, para. 6 of D.Lgs 38/2005, with an increase in the nominal value of shares; subsequent modification of Article 6 of the Articles and By-Laws; related and consequent decisions

585	INFORMATION FOR INVESTORS

Agenda of the Shareholders’ Meeting

TURIN

1st calling for the ordinary and extraordinary meetings: 27 April 2006
2nd calling for the ordinary and extraordinary meetings: 28 April 2006

ORDINARY MEETING

1.      Financial statements as of 31 December 2005, reports of the Board of Directors and the Board of Statutory Auditors; increase of the statutory reverse by 38,317,524.05 euro through utilization of issue premiums; allocation of net income; consolidated Group financial statements as of 31 December 2005

2.      Authorization for the purchase and sale of own shares, also for the payment plans for employees of the Company and its subsidiary companies

3.      Decisions in respect of the remuneration payable to the Directors

4.      Modification of the Shareholders’ Meeting Regulations

EXTRAORDINARY MEETING

1. Unpaid increase of share capital, according to Art. 2442 of the Civil Code, for a maximum of 168,418,756.02 euro, through allocation to capital of the valuation reserves according to Art 7, para. 6 of D.Lgs 38/2005, with an increase in the nominal value of shares; subsequent modification of Article 6 of the Articles and By-Laws; related decisions

Letter to the Shareholders

Shareholders,

2005 has been a year of change for your Bank. With the completion of the complex integration that followed the mergers and acquisitions of recent years, not only has the Group accelerated its growth curve, seen in a record profit of 1,983 million euro, but also, and above all, it has begun a series of strategic initiatives aimed at further operational growth and a rise in the creation of value for you, the Shareholders. In more detail, the new Three-year Plan was started which sets challenging targets for 2008 and has as its basis the development of the model of “National Bank for Territories” – an innovative organization on the domestic banking scene for which we have high hopes of return in terms of both economic income and the quality of service offered to our customers. The reorganization of the “Savings and Assurance Management” sector also continued with the program to list the recently founded Eurizon, the company which concentrates all the specialist subsidiaries operating in insurance and asset management and which will become the second pillar of the Group.

Coming back to the statements of 2005, which are analyzed in more detail in the Report on Operations, the excellent results that the Group has achieved in all compartments should be emphasized. All the economic margins grew solidly thanks to an increase in revenues, up 10.6% on the previous year, the continuation of a strict policy of containing costs and, finally, maintaining high standards of credit activities which led to an 18.5% reduction in provisions. Net profit rose by 57.9% compared to the previous year and reached a higher value than expected in the preceding Three-year Plan, thereby permitting the distribution of a dividend per share of 0.57 euro, corresponding, on the basis of the average listing for 2005, to a yield of 4.82%.

The Group’s capacity for growth was confirmed also by the performance of operational volumes: not only did SANPAOLO IMI continue to be the reference point for asset management for Italian families, as proved by the positive trend in financial assets, but it also, and mainly, showed a steep rise in the issuing of loans. Backed by many years experience in financing to businesses, the Group exploited its capacity to evaluate creditworthiness and proceeded to select the most trustworthy counterparties, thereby relieving the Bank’s of their traditional responsibility of the optimum placement of family savings, in order to reward those production activities that most merit financing. In the light of the peculiar make-up of the Italian economy, characterized by a high number of medium-/small-sized enterprises, this link between families and businesses has a specific national and, above all, local value. It is for this reason that SANPAOLO IMI has decided to aim at optimizing links with the territory and, as a result, its local structures who are charged with carrying out the role of “Territorial Banks” effectively. Thanks to the deeper understanding of local conditions, the Group has been able to wed traditional attention to the selection of counterparties with significant operational growth rates, such as those seen in 2005.

In the delicate transformation that the country is going through in terms of competition, it is now more than ever necessary to have the courage of responsibility and assign the levers of governance to those with ability, merit and skill. It is people who make the difference. Diverse organizational models are therefore needed, able to bring sectors together, activate economies of scale and unify the production and distribution networks, at the same time as preserving their identity, roots, sense of belonging and economies of being close to the territory. Innovation must come through people. This is the spirit and substance of SANPAOLO IMI.

The “National Bank for Territories”, the central theme in the drawing-up of the Three-year Plan, was born in this spirit and out of these considerations. But its roots can be found in the history – past and recent – of the Group as it has developed through successive aggregations of regional and provincial banks marked by the deep local rooting that is still a distinctive feature of the Group today. Recognition and optimization of these characteristics led to the choice of a model centered on a streamlined chain of command capable of providing quick interaction between Management and territory, the latter under a single presidium. The new model – which differs from the highly divisional model adopted by the majority of other banks – has made it necessary to strengthen the quality of Central Functions, especially for strategic activities and operative support and marketing.

We are convinced that the adopted model is the best for the current operations of SANPAOLO IMI, a Group covering the entire country – and with a widespread foreign network present in 34 countries – but which has to respond to, and serve, a variety of territories made up of a vast number of enterprises and local economic systems that constitute a great source of wealth for our country. The SANPAOLO IMI Group means to use these levers to bring changes to the relations between the Bank, businesses and families in the context of an authentic and mature model of a relating bank able to promote growth and the financial consolidation of small- and medium-sized Italian companies in the pursuit of new competitive levels: a major factor in the development of the whole Italian system.

We also strongly believe that the new organizational model could be especially effective in the case of any consolidation of the Italian loans market which is still marked by important medium-sized banking institutions with strong territorial roots – consolidations and aggregations recently backed by the Governor of the Bank of Italy. Thanks to the extension of the Territorial Bank model, diverse banking institutions could come to make up a large national Group whilst still maintaining many of their distinguishing elements and without weakening, but rather strengthening, the economies gained by being close to the territorial systems. This organizational model would be a force for aggregations in the whole Italian system, made up of a number of economic areas (South, Center, North West and North East) that are multi-centric and scattered.

At Group level, our ambitions are embedded in the objectives set for 2008, in line with the leading European operators, in terms of profitability and operative efficiency. These objectives should be met ensuring the respect of standards of excellence typical of the Group as regards solidity of capital and quality of the loan portfolio.

Strategic initiatives started during 2005 also included continuation of the redesign of the “Savings and Assurance Management” area with the concentration in a single company of the specialized “product factories” and the activities linked to the professional management of savings and assurance so as to ensure maximum efficiency and product innovation in a sector that is also now open to international competition. In the past year, this sector was characterized by a major strengthening of the managerial base and the founding of a company, Eurizon, to which Assicurazioni Internazionali di Previdenza and Banca Fideuram have been transferred to create a leading operator in the production of financial instruments as well as in distribution and non-banking advisory services. This process continued in the first months of 2006 with the inclusion within the perimeter of Sanpaolo IMI Asset Management and its subsidiaries operating in fund management and other financial products placed by the banking network.

Consequently, the SANPAOLO IMI Group is now divided into two large compartments. The first is banking with its dual poles of the Territorial Bank’s close proximity to local economies and the wider international scope of the areas and companies active in wholesale banking and in Central Eastern Europe. The second compartment is insurance and savings management which is today a major player on the domestic scene with significant opportunities for expansion also in the light of the recently started procedure to list Eurizon. It is clear that these activities have mutual synergies; at the same time, they are marked by very different markets and distinct regulatory processes. The former require deep commitment to improving the efficiency and effectiveness of distribution and customer relations on the one hand and, on the other, the specialist abilities and efficient sizing of the product factories. With regard to regulations, the need is arising in Europe for the progressive separation of commercial distribution from financial management to render both compartments more autonomous and responsible in the interests of better customer service. These are all elements of effort and innovation coherent with the new dispositions of Basel 2 and the Directives on Financial Conglomerates.

The Group is therefore preparing the best possible response to imminent and future challenges, relying on the consolidated relations with its customers, having invested heavily in human resources at every level and creating a differentiated organizational and business model tailored to meeting competition and the forecast system trends. Here, too, we believe our model can equally accommodate further growth in internal and external lines. In fact, with Eurizon, it is able to consider foreign partners and, at the same time, offer other Italian bodies the chance to access specialist services of an international standard.

Finally, and still on the subject of challenges, I cannot ignore the recently concluded Winter Olympic and Paralympic Games Turin 2006 in which SANPAOLO IMI was an active participant, providing not just financial assistance – in the form of commercial investment – but also operative and logistic support. The universally acclaimed success of the event shows that Italy can and must be an international venue to promote sport and culture and an especially fertile ground for the optimization and success of economic and business initiative. In this context, it is the responsibility of the SANPAOLO IMI Group to be an increasingly important, incisive and determining player. To face this challenge – its personal challenge – positively, and after the significant growth in internal and external lines, the Group must aspire to an even more important role on the domestic and European market. The start of the project to establish a new Group Management Center is a further step in this direction. The underlying values of our model of National Bank for Territories are fundamental to pursuing these ambitious aims, by exploiting the capacity of our personnel to work as a team and the optimization of the historical traditions of all the geographical areas in which we operate.

Turin, 23 March 2006

The Chairman

Key figures

				Change
			31/12/2004	31/12/2005 - 31/12/2004
	31/12/2005		(1)	(%)
CONSOLIDATED BALANCE SHEET (€/mil)
Total assets	263,258		248,418	+6.0
Loans to customers (excluding NPLs)	138,427		125,143	+10.6
Shareholdings	819		839	-2.4
Group net shareholders’ equity	13,483		12,035	+12.0
CUSTOMER FINANCIAL ASSETS (€/mil)
Total financial assets (2)	401,838		376,381	+6.8
- direct deposits	165,230		158,760	+4.1
- indirect deposits	262,232		238,793	+9.8
- asset management	157,990		144,813	+9.1
- asset administration	104,242		93,980	+10.9
LOAN RISK RATIOS (%)
Doubtful loans / Loans to customers	2.4		2.8
Non-performing financing / Loans to customers	0.8		0.9
Problem and restructured financing / Loans to customers	0.8		1.1
Financing due/overdue by more than 180 days / Loans to customers	0.8		0.8
EQUITY SOLVENCY RATIOS (%) (3)
Core tier 1 ratio	6.6		6.7
Tier 1 ratio	7.2		7.4
Total risk ratio	9.2	(4)	11.3
SHARES
Number of shares (thousands)	1,871,151		1,863,457	+0.4
Listing for the period (€)
- average	11.836		9.826	+20.5
- low	10.201		8.799	+15.9
- high	13.420		11.072	+21.2
Market capitalization (€/mil)	24,719		19,753	+25.1
Dividend per share (€)	0.57		0.47	+21.3
Dividend per share / Average annual listing (%)	4.82		4.78
Book value per share (€) (5)	7.22		6.48	+11.4
OPERATING STRUCTURE
Employees (6)	43,666		43,184	+1.1
Domestic branches	3,172		3,126	+1.5
Foreign branches and representative offices	136		131	+3.8
Financial planners	4,151		4,317	-3.8

			Change
		2004	2005 / 2004
	2005	(7)	(%)
CONSOLIDATED STATEMENT OF INCOME (€/mil)
Net interest income	3,795	3,683	+3.0
Net commissions	3,476	3,254	+6.8
Total operating income	8,402	7,599	+10.6
Net adjustments to loans	-489	-539	-9.3
Net adjustments to other financial assets	-1	-62	-98.4
Net operating income	7,912	6,998	+13.1
Operating costs	-4,790	-4,816	-0.5
Pre-tax operating profit	3,023	1,971	+53.4
Net profit	1,983	1,256	+57.9
Net profit per share (€) (8)	1.06	0.68	+55.9
Diluted net profit per share (€) (8)	1.06	0.68	+55.9
MAIN RATIOS (%)
RoE (9)	17.2	11.9
Cost / Income ratio (10)	57.0	63.4

       (1) IAS compliant balance (cf full IAS) including the impact of transition to IAS 32 and 39 (financial instruments) and IFRS 4 (insurance contracts).

       (2) Including netting between direct deposits and asset management.

       (3) Solvency ratios at 31/12/2005 have been calculated on the basis of general principles issued by the Supervisory Body, in line with the indications of the Basel Committee and the CESB (Committee of European Banking Supervisors). For purposes of comparison, values as of 31/12/2004 have been calculated pro forma and IAS compliant.

       (4) A program is underway to place subordinated loans in order to bring the total risk ratio above 10%; a first tranche has already been placed for 750 million euro, bringing the ratio to 9.7%.

       (5) Net shareholders’ equity / Number of shares in circulation.

       (6) Including atypical contracts.

       (7) Pro forma figures reconstructed on a homogeneous basis, including an estimate of the impact of IAS 32 and 39 (financial instruments) and IFRS 4 (insurance contracts).

       (8) Calculated on the basis of IAS 33.

       (9) Net profit / Net shareholders’ equity at the end of the period (excluding profit).

(10) Personnel costs, other administrative costs and amortization / Total operating income.

Group structure

CENTRAL FUNCTIONS

SANPAOLO IMI

•     Governance, support and control functions

•     Shareholdings

•     Santander Central Hispano (Spain; 2.2%)

•     Ixis Asset Management Group (France; 12%)

•     Ixis Corporate & Investment Bank (France; 2.5%)

•     Banque Palatine (France; 40%)

•     Cassa di Risparmio di Firenze (18.7%)

•     Cassa dei Risparmi di Forlì (38.3%)

•     Banca delle Marche (7%)

•     Other shareholdings

•     Finance

•     Macchina Operativa Integrata

(Integrated Operating Vehicle)

BANKING

RETAIL & PRIVATE

•     Sanpaolo IMI-Retail & Private

•     Cassa di Risparmio di Padova e Rovigo-Retail & Private

•     Cassa di Risparmio in Bologna-Retail & Private

•     Cassa di Risparmio di Venezia-Retail & Private

•     Friulcassa-Retail & Private

•     Banca Popolare dell’Adriatico-Retail & Private

•     Sanpaolo Banco di Napoli-Retail & Private

•     Neos Banca (99.5%)

•     Farbanca (22.7%)

CORPORATE

•     Sanpaolo IMI-Companies

•     Cassa di Risparmio di Padova e Rovigo-Companies

•     Cassa di Risparmio in Bologna-Companies

•     Cassa di Risparmio di Venezia-Companies

•     Friulcassa-Companies

•     Banca Popolare dell’Adriatico-Companies

•     Sanpaolo Banco di Napoli-Companies

•     Sanpaolo Leasint

•     Sanpaolo IMI-Large Groups

•     Sanpaolo IMI-International

•      Sanpaolo IMI Bank Ireland (Ireland)

•      Sanpaolo IMI Internazionale

•     Banca IMI

•     Banca OPI

•      Fin. OPI

•     Sanpaolo IMI Private Equity

OTHER ACTIVITIES

•     IMI Investimenti

•     GEST Line

SAVINGS AND ASSURANCE

BANCA FIDEURAM (73.4%)

•     Sanpaolo Invest SIM

•     Banque Privée Fideuram Wargny (France)

•     Fideuram Investimenti

•     Fideuram Bank (Luxembourg)

•     Fideuram Fiduciaria

•     Fideuram Bank Suisse (Switzerland)

•     Fideuram Gestions (Luxembourg)

•     Fideuram Asset Management (Ireland)

•     Sanpaolo Invest Ireland (Ireland)

ASSICURAZIONI INTERNAZIONALI DI PREVIDENZA (A.I.P.)

•     Fideuram Assicurazioni

•     Sanpaolo Life (Ireland)

•     Egida

•     Universo Servizi

ASSET MANAGEMENT AND INTERNATIONAL PRIVATE BANKING

ASSET MANAGEMENT (1)

•     Sanpaolo IMI Asset Management

•     Sanpaolo IMI Asset Management (Luxembourg)

•     Sanpaolo IMI Alternative Investments

INVESTMENT MANAGEMENT ADVISORY AND INTERNATIONAL PRIVATE BANKING

•     Sanpaolo Bank (Luxembourg)

•      Sanpaolo Bank Suisse (Switzerland)

•      Sanpaolo Immobiliere

•     Sanpaolo Fiduciaria

(1)       On 24 January 2006 the concentration of Sanpaolo IMI Asset Management into the Savings and Assurance sector was decided. Once completed, the shareholdings in Banca Fideuram, A.I.P. and Sanpaolo IMI Asset Management will be responsible to Eurizon Financial Group.

Consolidated financial statements and reports

RECLASSIFIED CONSOLIDATED FINANCIAL STATEMENTS

REPORT ON GROUP OPERATIONS

CONSOLIDATED FINANCIAL STATEMENTS

INDEPENDENT AUDITORS’ REPORT

ATTACHMENTS

Reclassified consolidated financial statements

RECLASSIFIED CONSOLIDATED STATEMENT OF INCOME

RECLASSIFIED CONSOLIDATED BALANCE SHEET

Reclassified consolidated financial statements

Reclassified consolidated statement of income (1)

			2004	Change
		2005	(2)	2005 / 2004
		(€/mil)	(€/mil)	(%)
A.	Net interest income	3,795	3,683	+3.0
B.	Net commissions	3,476	3,254	+6.8
C.	Income from credit disposals, assets held to maturity and repurchase of non-hedged financial liabilities	58	-13	n.s.
D.	Dividends and income from other financial assets and liabilities	526	264	+99.2
E.	Profits (losses) on equity shareholdings	116	82	+41.5
F.	Income from insurance business	431	329	+31.0

TOTAL OPERATING INCOME		8,402	7,599	+10.6
G.	Net adjustments to loans	-489	-539	-9.3
H.	Net adjustments to other financial assets	-1	-62	-98.4

NET OPERATING INCOME		7,912	6,998	+13.1
I.	Personnel costs	-2,839	-2,841	-0.1
L.	Other administrative costs	-1,514	-1,525	-0.7
M.	Net adjustments to tangible and intangible assets	-437	-450	-2.9
	- Operating costs (I+L+M)	-4,790	-4,816	-0.5
N.	Other net income (expenses)	74	41	+80.5
O.	Impairment of goodwill	-47	-58	-19.0
P.	Profits (losses) from disposals of investments	17	3	n.s.
Q.	Net provisions for risks and charges	-143	-197	-27.4

PRE-TAX OPERATING PROFIT		3,023	1,971	+53.4
R.	Taxes for the period	-948	-743	+27.6
S.	Profits (losses) on groups of discontinued operations	-35	76	n.s.
T.	Profit attributable to minority interests	-57	-48	+18.8

NET PROFIT		1,983	1,256	+57.9
	Net profit per share (€)	1.06	0.68	+55.9
	Diluted net profit per share (€)	1.06	0.68	+55.9

(1)          The consolidated reclassified statement of income aims to present management economic margins. The contribution of the Group’s insurance companies to “Total operating income” is summarized in “Income from insurance business”.

(2)          Pro forma figures reconstructed on a homogeneous basis, including an estimate of the impact of IAS 32 and 39 (financial instruments) and IFRS 4 (insurance contracts).

Reclassified consolidated financial statements

Quarterly trend in the reclassified consolidated statement of income (1)

		2005					2004 (2)
		Fourth	Third	Second	First	Quarterly	Fourth	Third	Second	First	Quarterly
		quarter	quarter	quarter	quarter	average	quarter	quarter	quarter	quarter	average
		(€/mil)	(€/mil)	(€/mil)	(€/mil)	(€/mil)	(€/mil)	(€/mil)	(€/mil)	(€/mil)	(€/mil)
A.	Net interest income	977	956	942	920	949	903	919	931	930	921
B.	Net commissions	919	935	850	772	869	844	803	823	784	814
C.	Income from credit disposals, assets held to maturity and repurchase of non-hedged financial liabilities	2	13	38	5	15	-21	—	4	4	-3
D.	Dividends and income from other financial assets and liabilities	102	207	166	51	132	43	28	120	73	66
E.	Profits (losses) on equity shareholdings	28	11	65	12	29	27	16	24	15	21
F.	Income from insurance business	129	120	118	64	108	85	80	65	99	82

TOTAL OPERATING INCOME		2,157	2,242	2,179	1,824	2,102	1,881	1,846	1,967	1,905	1,901
G.	Net adjustments to loans	-132	-128	-142	-87	-122	-153	-82	-155	-149	-135
H.	Net adjustments to other financial assets	3	-1	-2	-1	—	50	—	-32	-80	-16

NET OPERATING INCOME		2,028	2,113	2,035	1,736	1,980	1,778	1,764	1,780	1,676	1,750
I.	Personnel costs	-772	-698	-672	-697	-710	-744	-696	-703	-698	-710
L.	Other administrative costs	-435	-354	-369	-356	-379	-413	-369	-386	-357	-380
M.	Net adjustments to tangible and intangible assets	-130	-105	-104	-98	-109	-136	-108	-108	-98	-113
	- Operating costs (I+L+M)	-1,337	-1,157	-1,145	-1,151	-1,198	-1,293	-1,173	-1,197	-1,153	-1,203
N.	Other net income (expenses)	23	8	32	11	19	31	-4	11	3	10
O.	Impairment of goodwill	-46	-1	—	—	-12	-58	—	—	—	-15
P.	Profits (losses) from disposals of investments	4	—	13	—	4	—	3	—	—	1
Q.	Net provisions for risks and charges	-10	-23	-75	-35	-36	-104	-27	-42	-24	-49

PRE-TAX OPERATING PROFIT		662	940	860	561	757	354	563	552	502	494
R.	Taxes for the period	-146	-297	-280	-225	-237	-85	-215	-226	-217	-186
S.	Profits (losses) on groups of discontinued operations	-33	-7	-6	11	-9	33	-4	-4	51	19
T.	Profit attributable to minority interests	-9	-21	-13	-14	-14	-10	-11	-15	-12	-12

NET PROFIT		474	615	561	333	497	292	333	307	324	315

(1)          The consolidated reclassified statement of income aims to present management economic margins. The contribution of the Group’s insurance companies to “Total operating income” is summarized in “Income from insurance business”.

(2)          Pro forma figures reconstructed on a homogeneous basis, including an estimate of the impact of IAS 32 and 39 (financial instruments) and IFRS 4 (insurance contracts).

Reclassified consolidated financial statements

Reclassified consolidated balance sheet

				Change
			31/12/2004	31/12/2005 -
		31/12/2005	(1)	31/12/2004
		(€/mil)	(€/mil)	(%)
ASSETS
A.	Cash and cash equivalents	1,107	1,364	-18.8
B.	Financial assets (other than credit and assets held to maturity)	77,402	78,230	-1.1
C.	Assets held to maturity	2,535	1,818	+39.4
D.	Loans to banks	28,836	24,908	+15.8
E.	Loans to customers	139,507	126,280	+10.5
F.	Hedging derivatives	435	1,569	-72.3
G.	Changes in fair value of assets in hedged portfolios (+/-)	—	—	—
H.	Shareholdings	819	839	-2.4
I.	Insurance reserves attributable to reassures	29	25	+16.0
L.	Tangible assets	2,177	2,328	-6.5
M.	Goodwill	756	766	-1.3
N.	Other intangible assets	252	289	-12.8
O.	Tax assets	2,728	3,789	-28.0
P.	Non-current assets and groups of assets being disposed	220	—	n.s.
Q.	Other assets	6,455	6,213	+3.9
Total assets		263,258	248,418	+6.0

LIABILITIES AND SHAREHOLDERS’ EQUITY
A.	Due to banks	35,682	28,293	+26.1
B.	Due to customers	92,306	86,380	+6.9
C.	Securities issued	46,985	50,989	-7.9
D.	Financial liabilities held for trading	11,342	13,588	-16.5
E.	Financial liabilities evaluated at fair value	25,939	21,391	+21.3
F.	Hedging derivatives	730	1,941	-62.4
G.	Provision for financial liabilities of generically hedged items (+/-)	-35	18	n.s.
H.	Tax liabilities	860	1,106	-22.2
I.	Liabilities on groups of assets being disposed	164	—	n.s.
L.	Other liabilities	10,573	9,790	+8.0
M.	Provisions for risks and charges	2,883	2,700	+6.8
N.	Technical reserves	22,113	19,983	+10.7
O.	Minority interests	233	204	+14.2
P.	Group net shareholders’ equity	13,483	12,035	+12.0
Total liabilities and shareholders’ equity		263,258	248,418	+6.0

(1)          IAS compliant balance (cf full IAS) including the impact of transition to IAS 32 and 39 (financial instruments) and IFRS 4 (insurance contracts).

Reclassified consolidated financial statements

Quarterly trend in the reclassified consolidated balance sheet

		2005			2004 (1)
		31/12	30/9	30/6	31/12
		(€/mil)	(€/mil)	(€/mil)	(€/mil)
ASSETS
A.	Cash and cash equivalents	1,107	870	1,016	1,364
B.	Financial assets (other than credit and assets held to maturity)	77,402	90,678	91,190	78,230
C.	Assets held to maturity	2,535	2,175	1,660	1,818
D.	Loans to banks	28,836	29,937	26,165	24,908
E.	Loans to customers	139,507	138,289	132,443	126,280
F.	Hedging derivatives	435	653	855	1,569
G.	Changes in fair value of assets in hedged portfolios (+/-)	—	—	—	—
H.	Shareholdings	819	813	796	839
I.	Insurance reserves attributable to reassures	29	25	23	25
L.	Tangible assets	2,177	2,221	2,248	2,328
M.	Goodwill	756	761	762	766
N.	Other intangible assets	252	256	259	289
O.	Tax assets	2,728	3,188	3,299	3,789
P.	Non-current assets and groups of assets being disposed	220	—	—	—
Q.	Other assets	6,455	6,478	6,910	6,213
Total assets		263,258	276,344	267,626	248,418

LIABILITIES AND SHAREHOLDERS’ EQUITY
A.	Due to banks	35,682	44,193	39,963	28,293
B.	Due to customers	92,306	95,499	89,907	86,380
C.	Securities issued	46,985	47,005	48,072	50,989
D.	Financial liabilities held for trading	11,342	13,561	14,214	13,588
E.	Financial liabilities evaluated at fair value	25,939	25,373	25,096	21,391
F.	Hedging derivatives	730	1,103	874	1,941
G.	Provision for financial liabilities of generically hedged items (+/-)	-35	11	34	18
H.	Tax liabilities	860	1,412	1,261	1,106
I.	Liabilities on groups of assets being disposed	164	—	—	—
L.	Other liabilities	10,573	10,162	11,378	9,790
M.	Provisions for risks and charges	2,883	2,620	2,627	2,700
N.	Technical reserves	22,113	22,135	21,709	19,983
O.	Minority interests	233	218	196	204
P.	Group net shareholders’ equity	13,483	13,052	12,295	12,035
Total liabilities and shareholders’ equity		263,258	276,344	267,626	248,418

(1)          IAS compliant balance (cf full IAS) including the impact of the transition to IAS 32 and 39 (financial instruments) and IFRS 4 (insurance contracts).

Report on Group Operations

ECONOMIC BACKGROUND

ACTION POINTS AND INITIATIVES IN THE YEAR

CONSOLIDATED RESULTS

EMBEDDED VALUE OF THE LIFE INSURANCE BUSINESS

OPERATING VOLUMES AND ORGANIZATION

RISK MANAGEMENT AND CONTROL

SHAREHOLDERS AND RATINGS

SUPPLEMENTARY INFORMATION

GROUP BUSINESS STRUCTURE

DEVELOPMENTS AFTER THE END OF THE YEAR

Report on Group Operations – Economic background

Economic background

The international context

Although the world economy in 2005 slowed in comparison with 2004, it did grow at a rate of over 4%, driven by the performance of the USA and many of the Asian countries including China and India. After a temporary deceleration in the first months of 2005, global exchange volumes started moving again at the end of the year with signs of strengthening in the eurozone and Japan and a softening in US expansion.

Despite tension in the crude oil markets driving up consumer prices in many countries, on a global level base inflation trends (excluding energy and foodstuffs) remained limited. The high price of energy products did not translate into wage rises and expectations for medium-term inflation have stayed calm.

In the United States, despite the sharp braking in production in the fourth quarter, the restrictive monetary policy and climatic troubles, GDP in 2005 increased by 3.5%, sustained by consumption and investments. On the one hand, the increase in the disposable income of households – benefiting in recent years also from the rise in net wealth due to re-evaluation of real estate – has contributed to maintaining consumption at high levels. On the other hand, the trend in earnings and financial stocks has supported investments by companies.

Price performances (3.4% average inflation in 2005) was affected by the increase in energy products. This tension was seen more in the second half of the year, driven also by production price. As a result, the monetary policy of the Federal Reserve (Fed) was continued for longer than the markets initially expected. As of December 2005, the policy rate had been gradually brought to 4.25%. All the same, long-term rates followed a different trend, defined by Alan Greenspan, chairman of the Fed, as “enigmatic”. Despite an increase in monetary rates, in the first half the ten-year benchmark rates fell from 4.5% to 4%, with a visible shrinking in forward premiums, only to rise again to 4.5% in the second half of the year.

The trend to limit aversion to risk by international operators led to only modest rises in the spread of US corporate debt securities, despite the difficulties encountered by some specific companies (General Motors). On the other hand, in Europe and the emerging economies there was still a downward trend. Reductions in the spread for European companies was very limited whereas the sovereign issuers in emerging countries recorded more significant improvements in financing conditions. The EMBI+ spread fell by 46%, on an equal footing with the increase in the rating of many of the countries comprising the index.

Solid growth in the United States and progressive rises in interest rates by the Fed were the biggest drivers behind the dollar’s strengthening against the major currencies of the yen and euro during 2005. The dollar/euro exchange rate opened the year at around 1.30 and closed at 1.19. However, the increasing discrepancies in public balances and current account continued to be a major factor in the vulnerability of the American currency in the medium term.

In Japan, the upturn in internal demand was the main factor sustaining production which grew 2.8% during the year. Consumption and investments were supported by the progressive improvement of the labor market and the good performance of profits, respectively. Recovery of internal demand was accompanied by the positive contribution of foreign demand, stimulated by the real depreciation of the yen.

The past year saw a greater autonomy of emerging countries from the cyclic phases of the more mature economies, thanks to strong demand for raw materials and manufactured goods, coupled with a favorable trend in domestic demand. Large flows of foreign capital into these economies, partly originating from other emerging countries (in particular, OPEC and some Asian countries that have amassed considerable currency reserves in recent years) ensured favorable financing conditions and gave rise to, in some cases extraordinary, rises in local financial market indices.

In 2005, Latin America recorded a real expansion rate of just under 4%, influenced in the first part of the year by the impact on consumption and investments of restrictive monetary policies, especially in Brazil and Mexico. Outlook for growth in the principal countries of the region improved after the summer with a new tone of expansion in monetary policies and the adoption of slacker fiscal policies in the run-up to political elections. The growth in international reserves, the counterweight to broad trade surpluses, allowed the governments of Brazil and Argentina to repay their debt to the IMF before the deadline.

On the other hand, decreased demand from the EMU gave rise to a slowing down of the economic growth rate in many Eastern European countries. The process of adapting to Maastricht parameters does not seem to have taken significant steps forward, particularly in Hungary which has difficulties with its public accounts, and Latvia and Estonia where overheating of internal demand has kept inflation way off convergence values. Finally, greater macro-economic stability and the government’s commitment to reform have allowed Turkey to start talks to join the EU.

With the exception of China and India where growth continued to be exceptionally lively, there was a slight deceleration in Asia compared with 2004. The large jump in oil prices and the high level of consumption of imported goods overloaded trade balances and reduced surpluses in the foreign sector. Energy subsidies in some countries of the area – namely Indonesia, Malaysia, Thailand and India – only partially reined in inflation which was the origin of the change in monetary policy in many Central Banks. Modifications introduced by China in its exchange regime, represented by the adoption of a broad basket of reference currencies and the widening of the permitted daily fluctuation, led to only a modest revaluation of the yuan since July 2005.

There were differing trends in economic development in the Middle East and North Africa in 2005. Oil producing and exporting countries in general further benefited from the exceptional performance of the oil market. In contrast, some North African

Report on Group Operations – Economic background

countries were penalized by the weakening of demand from the European Union, the main trade partner, and the liberalization of the exchange of textile goods at the beginning of 2005. The area continues to suffer from geo-political risks linked to Iran’s nuclear program, the difficult political situation in Iraq, and the delicate Palestinian question.

The eurozone and Italy

Overall, there was a recovery in growth in the eurozone during the year, although there were big differences between countries. Depreciation of the euro and historically favorable financing conditions were behind a positive trend in exports, and a gradual upturn in investments, especially in the second half. In general, internal demand remained muted due to the still modest contribution of consumption. During the year, and despite a recovery in the second half, growth in the EMU stayed at around 1.3%, lower than expectations.

Of the countries in the Union, Germany and Italy showed the lowest growth with weakness of internal demand having the biggest influence on the trend for GDP in the two countries. On the other hand, France and Spain recorded more lively trends, reflected in the good performance of household consumption, supported by the rise in real-estate wealth and an increase in employment.

Public balances throughout the area were stable at around 3% of GDP with an overall trend towards re-entering Maastricht parameters.

Inflation in 2005 accelerated slightly to 2.2% from the 2.1% of 2004, mainly driven by oil prices. In December, the ECB, anxious over the risks to prices and the financial stability of the area caused by the persistent tensions on the oil markets, the tangible rise in real-estate values in some countries and the continuing increase in liquid aggregates, began a phase of restrictive monetary policy, raising the policy rate from 2% to 2.25%.

Quarterly production in Italy in the last year was anomalous. Overall, there was zero GDP growth, although the cyclical outlook and the indicators of household and company confidence showed an improvement during the year. GDP performance was negatively influenced by foreign demand, a drop in gross fixed investments and a stagnation of family consumption, whilst a positive contribution came from the change in stocks, residential investments by households and an increase in public spending.

In terms of added value, there was a positive contribution from services and construction alongside the negative influence of industry in the strictest sense. Although the annual average for industrial production was negative (-0.8%), overall it showed a trend for recovery from the lows seen at the beginning of 2005. At sectorial level, positive trends were seen in refineries (linked to the oil cycle), in metals, glass and ceramics (driven by building) and the metal-machine working sector (favored by the upturn in demand in goods for investment), accompanied at the end of the year by signs of recovery in the transport sector. On the contrary, negative trends were still seen in the chemicals sector and in Made in Italy consumer products (textiles and clothing, leather and shoes).

The competitive difficulties experienced by some typical Italian specialized sectors were reflected in the poor performance of exports in real terms (+0.3%), despite the continuing expansion of international trade. The parallel rise in average unit values for exported goods could, however, portend a gradual repositioning of companies in production areas with higher added value.

At territorial level, of the four macro-divisions of Italy, the North East seems to have performed significantly above the average, thanks to a particular liveliness, surfacing from territorial surveys, of manufacturing and construction companies, whilst the South, as shown in the disappointing performance of the labor market, would seem to have recorded a diminishing in production.

From the information available so far, the financial balance of Public Administration is estimated to have deteriorated from 3.4% in 2004 to 4.1% in 2005, due especially to the slowing down of revenues linked to the weakness of the economic cycle. At the same time, a rise is estimated for the ratio between public debt and GDP, equal to 108.5% in 2005 compared with 106.5% in 2004.

The rate of inflation in 2005 was 1.9%. The inflationary effects of the energy sector were counterbalanced by the contained trend of prices for non-energy goods.

Banking industry

There was intense activity in the Italian banking industry during 2005. The upward trend in total loans (+7.7%) was well above growth in nominal GDP and was supported by the liveliness of sectors connected to the real estate market and service companies, the latter being influenced by some major operations in extraordinary finance.

During the year, household loans remained healthy (+11.7%), driven by residential mortgages (+17.4%) and consumer credit (+16.3%). The rise in property values and the continuation of expansive monetary conditions generally favored the growth in family debt. All the same, this remained at levels below the euro-zone average.

Loans to companies (+5.1%) experienced only moderate growth over 2004, with big differences between the various compartments. The new flows were mainly directed towards services for sales, construction and public works. An important contribution was made during the year by the financing of merger and acquisition operations, especially in the communications sector. Loans to industry in the strictest sense were more limited (the trend in December showed a figure of +0.5%), due partly to the persistent subdued tone of the industrial cycle and partly to a continuing positive performance of self-financing by companies that, faced with a still moderate growth in investments, limited external financial requirements also for 2005.

At territorial level, the available data show a strong rise in loans in the various macro-areas, with the exception of the North West

Report on Group Operations – Economic background

where the less pronounced change was the result of the drop in amounts issued to financial and insurance companies.

In 2005, division of loans by duration again showed a clear difference between the medium-/long-term (+10.8%) and the short-term (+0.5%) that can be explained by the rise in family residential mortgages, by the performance of liquid assets and by the ongoing process of restructuring company debt by due date.

Despite the continuing subdued tone of the cycle, during 2005 net non-performing loans recorded a significant drop on an annual basis (-32.8% in December), in line with the improvement of the quality of banking credit indicated by the main risk ratios and partly attributable to securitization operations carried out in the final part of the year.

The performance of banking deposits registered a brisk acceleration during the year (+7.9%), thanks to the contribution, on the one hand, of the growth in company current accounts, which supported the performance of overall deposits (+7.3%), and, on the other, the demand for banking bonds (+8.8%) which remained lively despite a slight deceleration.

In 2005, the rates of banking interest on liabilities performed in parallel to the different trend in reference rates on the monetary and bond market. Alongside the increase in current account and overall deposit rates, there was a slight drop in the banking bond rate. A fall in rates was also recorded for loans, for both financial companies and, to a greater extent, households. These performances led to a fall at the end of the year of 18 basis points in the short-term banking spread for households and companies.

Securities brokerage

The main international share indices closed the year on an upturn. While the positive performance of stock exchanges continued to reflect the good performance of company earnings, it also benefited from the continuing favorable trend in long-term rates. The performance of the indices was especially positive in the fourth quarter, coinciding with the fall in oil prices after the maximum levels in the summer.

Overall, the S&P500 gained 3%, Nikkei 40.2%, DJ Euro Stoxx 23% and Mibtel 13.8%. The differences in the performances are less marked if the appreciation of the dollar against the euro (15.2%) and the yen (14.4%) between January and December 2005 is taken into account.

At sectorial level in the United States, the biggest gains were made in the energy, utilities, pharmaceutical and financial compartments, whilst drops were seen in the sectors of durable consumer goods and telecommunications. In the eurozone, the performance of the financial, industrial and raw materials sectors was particularly positive, whereas the telecommunications compartment recorded a slight fall.

The good performance of prices raised stock market capitalization of Italian companies listed in the domestic market to 677 billion euro, equal to around 49% of GDP (from the 581 billion in 2004, equal to 43% of GDP). There were 15 new quoted companies during the year (8 in 2004). The flow of investments into the Italian market, channeled through Public Offers, amounted to 6.8 billion euro (12 billion in 2004) through 18 transactions (the same as the previous year). Funds obtained by listed companies through capital increases rose to 12 billion euro (compared to 3.3 billion in 2004), associated to 23 operations (28 in 2004). The average daily value of shares exchanged increased to 3.7 billion euro (as against 2.9 billion in 2004).

Asset management

The evolution of asset management enjoyed the positive effects of a broad revaluation of share prices in 2005.

Portfolio management and the insurance-pensions compartment continued to grow at significant rates. Mutual funds saw a solid rise in capital (+8.8%), rising to 585 billion euro in December 2005. Appreciation of the amounts (7.2%) made an important contribution to the growth, especially in those categories of funds with higher share content.

All the same, during the year, a positive contribution to the rise in the amounts of capital in mutual funds also came from the net inflow of new capital (+8.4 billion). Overall, investments were still guided by a prudent approach. The performance of deposits in fact favored bond funds, while equities showed a negative trend although they did begin to recover in the second part of the year.

On the basis of the available data, there has been an appreciable rise in the other major compartments of asset management, portfolio management and life insurance.

Action points and initiatives in the year

2005 was an important year for the SANPAOLO IMI Group: on the completion of the process to integrate and rationalize the Group banks, the growth objectives for 2006-2008 were defined with the formation of the Industrial Plan, approved by the Board of Directors on 25 October 2005.

The objectives of the 2006-2008 Plan, that can be summarized as achieving an RoE of 18% and a cost/income ratio of 52% in 2008, will be pursued by exploiting the historical strong points of the Group such as the high quality of assets, solid capital, close control of costs and the reputation of the brand, together with capitalizing on the potential resulting from the completion of the transition phase, with an operational development based on increasing market shares, broadening the customer base and the introduction of strategic products in sectors with a high growth potential. Achieving the growth outlined in the Plan will allow SANPAOLO IMI to realize its potential to the full and acquire a leadership on the domestic market in terms of sustainable growth, income and profitability.

With reference to banking activity, the Plan provides for the deployment of the Group’s competitive power over the three years through exploitation of the territorial bank model, generated by the strong local roots of the operating points and strengthened by the consolidation of relations between the managers of local structures and central functions.

In order to optimize the business model, the growth strategies have been centered on four basic levers. The first two, pertaining to the 20 territorial areas/directorates of the network banks in which the Group is present in the country, are composed of increasing revenues deriving from the convergence of all operating units in the levels of best practice already achieved within the Group, and broadening the customer base through the ability to relate and attract. The other levers, overseen by the central structures, concern competitive initiatives for products and segments under development and the strengthening of the distribution model. With regard to products, the range of offers for household customers will be simplified and particular support will be given to high-potential compartments such as long-term savings, consumer credit, financial products for businesses and products for the protection of people and capital. The strengthening of the distribution model is centered on the opening of 246 new operating points foreseen in the 2006-2008 branch plan and on the “lean bank” project. The latter is aimed at creating instruments and procedures that streamline the administrative activities of the managers of the operating points, favoring the incisiveness of the commercial proposals offered to customers and at intensifying the use of the multi-channel infrastructure.

These objectives will be pursued with the aid of a contained and flexible organization: there is only one level between the General Manager and the branch managers made up of area managers/directors of the network banks who have made a major contribution to the Plan and are responsible for the achievement of its objectives and who therefore take on the role of “territorial bankers”. This structure allows for the development of a relating bank, improving the relations with customers and local communities who are at the center of ever-increasing attention.

In line with the objectives of the Plan, 2005 saw the beginning of some projects aimed at increasing the capacity to generate revenue and at improving efficiency through the optimization of the use of human and financial resources.

With regard to the former, projects were started focused on the following themes:

•              strengthening of the role of issuing loans to both retail customers, through an increase in the market share for residential mortgages and consumer credit, and to corporate customers, with especial attention to the small- and medium-sized enterprises (SME) segment, maintaining the high quality of the loan portfolio. The development of financing transactions will be accompanied by a maximization of cross-selling and an intensification of advisory and assistance services for companies with good creditworthiness and public authorities and entities;

•              consolidation of the leadership in asset management through the optimization of customer investments on the basis of the specific risk/return profile, product innovation and extra-captive offer;

•              reaching a leading position in the insurance compartment, taking advantage of the resizing and multi-business capabilities of the Savings and Assurance Pole and exploiting the opportunities of market development linked in particular to the protection of savings and private assurance.

Projects for optimizing the utilization of human and financial resources centered on:

•              defining a branch operating model aimed at improving interaction with customers and the productivity of the network, strengthening the front office in terms of numbers of employees and training;

•              increasing cost management activities with the aim of using resources more efficiently, through a review of cost-management processes and related responsibilities at Group level.

The structural reorganization of the Group, approved on 5 July 2005 following the progress of the integration processes and in preparation of the formulation of the Industrial Plan, has confirmed the organization by business lines, focused on specialization in activities in the sectors of “Banking”, divided into Retail & Private and Corporate, “Savings and Assurance”, and “Asset Management and International Private Banking”. These Sectors are accompanied by the central functions of governance, support and control. It should be noted that in January 2006, it was decided to concentrate the activities of savings and assurance and asset management in Eurizon Financial Group.

The main initiatives taken in the year are described hereafter for each Business Sector.

Banking

The plan to rationalize the Group distribution network was continued from the beginning of 2005. It involves the transfer of operating points between commercial banks based on the principle that the branches within a reference territory with a specific historical brand should belong to the bank holding that brand. In January 2005, nine Cassa di Risparmio di Padova e Rovigo operating points and 21 Cassa di Risparmio in Bologna operating points were transferred to Sanpaolo and 10 Sanpaolo operating points were transferred to Cassa di Risparmio di Venezia and a further 10 to Friulcassa. In the second half of the year, the spread of the Sanpaolo network organizational and commercial model to other banking networks was completed.

A second wave of migration is expected to be completed in the first half of 2006 and will involve the banks in the North East and Emilia as well as the branches of Banca Popolare dell’Adriatico and the Parent Bank in the territorial re-ordering of the Adriatic region.

A further phase is foreseen for 2007 with the integration of the Group’s distribution networks in Romagna with those of Cassa dei Risparmi di Forlì, an operation that falls under the Romagna project jointly run by SANPAOLO IMI and the Fondazione Cassa dei Risparmi di Forlì. On 29 December 2005, SANPAOLO IMI acquired a further share of the capital of Cassa dei Risparmi di Forlì, equal to 8.5%, for an outlay of 65.7 million euro. The investment brings the Group’s overall interests to 38.3% and follows the exercising of a put option by the Fondazione provided for in the contract drawn up on 29 November 2000 between the Fondazione, SANPAOLO IMI and Cassa di Risparmio di Firenze. With the conferral of the branches in the Romagna area in 2007, SANPAOLO IMI will acquire control of Cassa dei Risparmi di Forlì. The realization of this project, that is in line with the national territorial bank model, is aimed at strengthening the Group’s competitive position in the area and creating a single presidium in the area.

Retail & Private

Some initiatives were taken during the year to ease access to loans for the small business segment. A program was set up to support investments aimed at promoting the competitivity and excellence of quality of products and services with the support of the major Guarantee consortia. The project is characterized by the offer from the retail branches of specific medium-term financing for wide-ranging and new goals, and prompt and streamlined response. Assistance will also be available through agreements with leading consultancy operators and university faculties. Moreover, the Group has established agreements with the aggregations of categories aimed at improving mutual collaboration and easing access of the segment to financing.

In order to increase market shares in the retail and private sector, a boost was given to innovative activities in the compartments of residential mortgages and consumer credit.

With reference to residential mortgages, the range of offers has been broadened with the launch of a mortgage financing the purchase of property up to 100%. The offer of this product was made possible through an agreement with Genworth Financial, a leading American insurance company specialized in the sector of real-estate mortgages for residential use, which provides specific insurance coverage from credit risks exceeding 80% of the value of the property. Moreover, an agreement was defined with Banca Fideuram for the placement of residential mortgages to private clients through financial planners. The agreement will strengthen the distribution capacity of the Group with cross selling of products previously exclusively placed by the operating points.

In the area of consumer credit, the growing trend for family debt and the continuing growth potential of this compartment have suggested some actions on Neos Banca (formerly Finemiro Banca), the company that, together with its subsidiaries, is active in consumer banking. The group’s identity was renewed in July through its new name, followed by a simplification and rationalization of the organizational structure which was concluded in September. Finally, the strategic importance assigned to the compartment led to the acquisition of the 2.7% share in Neos Banca held by Cassa di Risparmio di San Marino. The transaction brought SANPAOLO IMI’s overall investment to 99.5%, further containing the dispersion of the value of the business generated in the bank by the Group.

With reference to the Turin 2006 Olympic Winter Games, SANPAOLO IMI initiated a number of commercial activities aimed at exploiting the role played by the Group as Main Sponsor, such as the offer of Olympic-themed credit, pre-paid and revolving cards, ticketing and a greater presence in the Olympic areas through a strengthening of the service, carried out also through the creation of temporary branches.

Corporate

Confirming the importance given to developing transactions with the SME segment, collaboration projects continued in 2005 with Guarantee consortia aimed at consolidating existing relations and acquiring new customers with a medium/high credit standing. With regard to medium-term financing for technological innovation in businesses, the initial plafond of 250 million euro allocated at the beginning of July 2004 for applied research was increased to 500 million euro, and some new actions were taken to increase the cost limits of projects to be financed, extending the offer to larger businesses, and to rationalize issuing of loans. Furthermore, a new product was defined in October that provides financial support for organic plans for investment in technology for businesses purchasing new technologies on the market. The financing methods are similar to those foreseen for applied research.

The Group’s initiatives in the international compartment mainly pursued the objective of supporting the development abroad of Italian businesses in direct investment and commercial trade.

With regard to the Mediterranean Basin, a representative office was opened in Casablanca to support Italian enterprises there, strengthening the presence in the North African zone where the commercial agreements drawn up in 2004 with Banque Marocaine du Commerce Extérieur (BMCE) and Banque Internationale Arabe de Tunisie (BIAT, in which the Group has a shareholding of 5.6% through Sanpaolo IMI Internazionale) are operational. In Asia, a commercial agreement has been signed with ICICI Bank, one of the most important in India, and a representative office has been opened in Dubai as a reference point for Italian enterprises working in the Persian Gulf and with the further aim of developing relations with banking institutions in the area.

With regard to Eastern Europe, on 7 December 2005, SANPAOLO IMI stipulated an agreement to acquire 80% of Banca Italo Albanese (BIA) from Gruppo Capitalia and the Albanian Finance Ministry, equal holders of the capital under sale. The transaction, which is subordinate to the required authorization of the competent Supervisory Bodies, will be completed for a value of around 41 million dollars, plus the profit maturing up to closing. In this way, the Group aims to consolidate its presence in the area where it already has investments in Hungary with Inter-Europa Bank (85.9%), Romania through Sanpaolo IMI Bank Romania (98.6%) and Slovenia through Banka Koper (63.9%).

Finally, SANPAOLO IMI has subscribed to the Global Trade Finance Program of the International Finance Corporation (IFC) in Washington that aims to promote development of trade with emerging and developing countries. To achieve this aim, the IFC acts through the subscribing banks, offering guarantees of payment for supplies to countries with a high risk profile. As a member of the program, SANPAOLO IMI has a partial or total coverage of the risks underwritten with banks in emerging markets for the import/export of goods and services and may extend customer risk coverage in new markets, including especially complex transactions.

With regard to investment banking, Banca IMI strengthened its role on the Italian market, intensifying its corporate finance and structured finance activities and participating in major operations such as the acquisition of a shareholding in Wind by the Weather/Sawiris group and the placement of the shares of Fondo Immobili Pubblici (public real-estate assets), the largest real-estate mutual fund in Italy. In the second half of the year, Banca IMI, in accordance with the guidelines of the three-year Plan of the SANPAOLO IMI Group, defined some initiatives to maximize integration and synergies of its activities within the Group. In more detail, the bank must use its specialist activities to support the bodies responsible for the customer segments, not only in the offer of financial services to businesses but also in the creation of financial products for households. It will have the job of selectively developing its activities on financial markets, exploiting the critical mass of customer dealing flows. It must also take the opportunities offered by international markets to make the most of its distinctive competences. In February 2006, Banca IMI drafted its three-year plan, setting out the actions necessary to achieve the described objectives, in confirmation of its designated role of investment bank within the Group.

In the sector of Public Authorities and Entities, dedicated to the development of relations with the reference organizations and institutions, commercial presidiums were set up in April 2005 with the goal of improving the competitive position with regard to the reference customers, characterized by an increasing administrative and financial decentralization and growing competition on revenue margins. These presidiums, distributed around the country and entirely dedicated to the subject customers, are responsible for the direct starting-up of origination activities or for the support of operating points in their promotional functions. This action implemented the agreement stipulated at the end of 2004 between Banca OPI and the banking networks of the Group aimed at maximizing cross selling between the various structures in the relative areas of competence (medium-/long-term financing and bridging loans for medium-/long-term transactions for Banca OPI; short-term loans for the Group banking networks).

Other Banking initiatives

The agreements concerning the FIAT group and Italenergia Bis (IEB) underwent significant changes during the period.

On 20 September 2005, the integral debt conversion was completed of the loan of three billion euro to the FIAT group to which SANPAOLO IMI, together with other banks, had subscribed in July 2002 for a share equal to 400 million euro. The conversion was effected at the share price of 10.28 euro, bringing SANPAOLO IMI’s overall share in FIAT up from 1.14% to 4.39% of ordinary capital. On 20 January 2006, the Group placed the entire share of capital deriving from the “convertible facility” on the market at the share price of 7.70 euro. As a result, the Group continues to own, through IMI Investimenti, a share of 0.84% of the ordinary capital of FIAT, deriving from the stable investments preceding the issuing of the above-mentioned loan.

During 2005, the Group ceded its 12.48% investment in IEB held through IMI Investimenti. On 1 September 2005, SANPAOLO IMI, together with Banca Intesa and Capitalia, executing the sale options related to EDF – Electricité de France foreseen in the contracts drawn up in 2002, ceded to the company entirely controlled by EDF IEB shares and warrants and Edison shares. Capital ceded by the Group totaled 7.82% of IEB and 0.97% of Edison, for an overall total of 387.7 million euro. On 9 September 2005, on the basis of the Framework Agreement with FIAT of May 2002, SANPAOLO IMI ceded the 4.66% share (held by IMI Investimenti) to another company controlled by EDF for a sum of 223.3 million euro, together with related warrants, at the same time as the closing of sale options between FIAT and EDF. Finally, at the end of October 2005, the Group had gained a total of 28.7 million euro thanks to the sale of its share of Edison warrants, recognized by EDF as the property of the three banks, following the definition of a deal between the parties aimed at the complete and immediate resolution of all residual pending items.

Savings and Assurance

With the aim of strengthening the rationalization of the Group’s insurance activities and further increasing their industrial value, economic weight and market relevance, the Savings and Assurance sector was set up during the year. On 5 July 2005 the Board of Directors of SANPAOLO IMI decided to concentrate the insurance activities of Assicurazioni Internazionali di Previdenza (A.I.P.) and the asset gathering activities of Banca Fideuram in the Sector. On 10 November 2005, the investments previously held by SANPAOLO IMI in A.I.P. and Banca Fideuram were transferred to New Step, a newly-founded company reporting directly to the Parent Bank, which later took the name Eurizon Financial Group.

The new Pole gathers together the Group’s competences in the production and distribution of insurance and financial products, able to meet the needs of savings protection, personal assurance and defense of assets. The aims of this organizational and company reconfiguration may be defined as:

•              strategic positioning with greater visibility and perception of the value of asset gathering and management of insurance and pension savings;

•              focusing of existing structures and activities, characterized by related competences and mutual opportunities for exploitation, with the creation of a large and highly efficient production/distribution platform;

•              strategic options linked to growth opportunities for external business lines in the context of the ongoing aggregations.

The corporate reorganization has also worked to ensure the single companies, A.I.P. and Banca Fideuram, positive strategic and business returns. In particular, both:

•              confirm the current mission and business model – leadership in asset management for the reference customers for Banca Fideuram and excellence in the insurance business for A.I.P. – opening up new development opportunities through a better exploitation of respective know-how;

•              benefit from the contiguity/similarity of production and distribution, maximizing speed of action on behalf of the customer;

•              improve their respective position through direct affiliation to a conglomerate with an integrated strategy focused on asset management and assurance.

In reference to Egida, the group’s casualty insurance company 50% controlled by A.I.P., on 25 October 2005 the Board of Directors of SANPAOLO IMI authorized A.I.P. to exercise the call option for the remaining 50% of the company capital held by Reale Mutua. The acquisition of total control of Egida will lay the foundations for the development of the casualty business that will be an important growth area in the Industrial Plan of the new Pole.

In order to strengthen business in the Savings and Assurance sector further, on 24 January 2006, the Board of Directors of SANPAOLO IMI decided to concentrate Sanpaolo IMI Asset Management, a company totally controlled by the Parent Bank, in Eurizon Financial Group. The objective of the operation is to consolidate the organizational model based on the distinction between product factories, concentrated in the Pole, and the banking distribution networks. The Board of Directors also authorized the start of the activities necessary for the market listing of Eurizon, with which the company will be able to access capital markets directly, helping the development of products with high capital absorption, and to create the conditions to exploit future possibilities for growth by external lines or partnerships.

Asset Management and International Private Banking

The Sector brings together the business lines of Asset Management, dedicated to developing wealth management for private and institutional clients, and Investment Management Advisory and International Private Banking, aimed at developing advisory services for high-standing network customers and the presidium, through the companies falling within its perimeter, of international private banking.

With the goal of obtaining ever-higher levels of efficiency in asset management, in the last part of 2005 the merger by incorporation took place of Sanpaolo IMI Institutional Asset Management, the SGR specialized in management and advisory services for institutional customers, into Sanpaolo IMI Asset Management which already held total control. The merger will lead to a single presidium of business processes, with a better operational streamlining as well as synergies of purpose and cost obtained by the integration of management, commercial and product development structures.

Central Functions

With regard to banking investments, on 28 September 2005, the Board of Directors of SANPAOLO IMI decided to exercise the call option held with Ente Cassa di Risparmio di Firenze for 10.8% of the capital of the bank Cassa di Risparmio di Firenze. The Group’s call option is the result of agreements signed in November 1999 with Ente Cassa di Risparmio di Firenze and BNP Paribas which provided for such option should the Ente choose not to renew the trust agreement. The exercise of the option was in any case contested by the Ente, meaning the sale could not be perfected, pending the arbitrator’s award initiated by SANPAOLO IMI in accordance with the agreements.

In the second half of 2005, the SANPAOLO IMI Group stipulated a shareholders’ agreement with five other banks with shareholdings in SI Holding, which totally controls CartaSì, the Italian leader in the credit card sector, in order to take control of SI Holding. On 27 January 2006, the banks in the agreement had subscriptions to the sale offer for a total number of shares equal to almost 46% of the share capital of SI Holding. Following the completion of the purchase, and pending the necessary authorization, the overall investment of the pool of banks will total 70% of the capital. With this transaction, the banks of the agreement intend to keep CartaSì within the interbank framework and give continuity to the service offered. At the same time, the service will be rationalized and made more efficient.

Consolidated results

The consolidated results for 2005 must be considered in the light of the changes brought about by the introduction of international accounting standards (IAS/IFRS) that the Group has applied since the 2005 Half Year Report. These standards, issued by the International Accounting Standards Board (IASB) and approved by the European Commission, have had a profound impact on the criteria for drawing up the report, beginning a process of standardizing the financial information for European businesses that is the first step in the creation of an integrated market. In order to provide the most consistent comparison, information for 2004 has been reconstructed pro forma and full IAS.

Application of the new accounting standards has led to a modification of the perimeter of consolidation: the most important change is the line by line consolidation of the insurance companies, previously reported in the financial statements according to the net shareholders’ equity method. The revenue entries of the insurance compartment, partially not homogeneous with banking activities, have therefore been grouped in a specific item. Minor effects are related to the change from proportional consolidation to line by line consolidation of Banka Koper and evaluation by net equity of Cassa dei Risparmi di Forlì and Allfunds Bank, previously consolidated proportionally. Finally, the Fideuram Wargny grouping, ceding of which is foreseen by the end of 2006, has been synthetically consolidated in the profits on groups of discontinued operations.

Summary of results

In 2005, the SANPAOLO IMI Group showed a sharp rise in the main income margins compared with 2004, reclassified on a homogeneous basis, with a growth in revenues in the second half of the year.

Total operating income, representing revenue and including income from insurance business, increased by 10.6% thanks to the favorable trend of the major components, in the light of a growth of 3.8% and 9.5% in the first six and nine months, respectively. Net operating income, that benefited from a reduction in net adjustments, rose by 13.1% compared to 2004. The growth in pre-tax operating profit was 53.4%, thanks also to containment of operating costs and a fall in provisions for risks and charges.

Net profit for 2005 was 1,983 million euro, a rise of 57.9% compared to the 1,256 million of the previous year reconstructed pro forma. The significant rise in profit was reflected in an increase in annualized RoE, calculated relating the net profit to net shareholders’ equity at the end of the period (excluding profit), which rose from the 11.9% of 2004 to 17.2%.

Net interest income

Net interest income, equal to 3,795 million euro, increased by 3% compared to 2004. Concentrating on the analysis of the banking core business, with the exclusion of atypical components characterized by greater volatility attributable to the investment banking activities of Banca IMI, percentage growth rose to 4.9%. Therefore, the positive performance of income represented an interruption in the downward trend seen during 2004.

In order to determine the net interest income of the core banking business, average amounts and rates have been analyzed excluding investment banking activities.

The main growth factor is attributable to the contribution of volumes dealt, only partly diminished by the negative effect on prices following the reduction of the spread and the different mix of assets. On average, the Group’s interest-earning assets rose by 10.5% compared to 2004. All the main components contributed to the increase: loans to customers (+5.6%), making up around three-quarters of interest-earning assets, securities (+29.8%) and other interest-earning assets, including repurchase agreements (+25.6%). Average amounts of interest-bearing liabilities showed a rise of 10.6%, due to the rise in customer deposits (+11.2%), driven by deposits and securities, and other interest-bearing liabilities (+8.9%).

The total spread, equal to 2.09%, fell 12 basis points compared to 2004, while the spread related to customer transactions was down 16 basis points. The reduction should be seen in the context of a market characterized by excessive supply of loans by the system that has fueled levels of competition and, at the same time, the liquidity of companies that has led to an increase in the more costly corporate deposits.

After being basically stable in the first nine months of the year, money market rates began to rise in the last quarter as a result of expectations of a tightening of European monetary policy. The ECB took concrete action in December by raising the official rate, which had been set at 2% since June 2003, by 25 basis points. In average terms, during 2005 three-month Euribor rose by 7 basis points compared to the previous year.

Total operating income

Total operating income, expressed in the revenues including income from insurance management, totaled 8,402 million euro, a rise of 10.6% compared to the previous year. Growth was sustained by the performance of the above-mentioned net interest income, the rise in commissions (+6.8%) and the strong growth

Net interest income

	2005	2004 (1)	Change 2005 / 2004
	(€/mil)	(€/mil)	(%)
Interest income and similar revenues	7,463	7,226	+3.3
Interest expenses and similar charges	-3,668	-3,543	+3.5
Net interest income	3,795	3,683	+3.0
of which: Banca IMI	71	132	-46.2
Net interest income excluding investment banking	3,724	3,551	+4.9

(1)          Pro forma figures reconstructed on a homogeneous basis, including an estimate of the impact of IAS 32 and 39 (financial instruments) and IFRS 4 (insurance contracts).

Analysis of average amounts and interest rates (1)

	2005		2004		Change 2005 / 2004
	Average amounts	Average rate	Average amounts	Average rate	Change in average amounts (%)	Difference in rates (points %)
	(€/mil)	(%)	(€/mil)	(%)
Interest-earning assets	202,973	n.s.	179,496	n.s.	+13.1	n.s.
- interest-earning assets excluding investment banking	171,214	4.14	154,941	4.22	+10.5	-0.08
- loans to customers (excluding repurchase agreements)	126,429	4.64	119,724	4.72	+5.6	-0.08
- securities	17,533	2.93	13,512	3.06	+29.8	-0.13
- other interest-earning assets	27,252	2.62	21,705	2.21	+25.6	+0.41
- interest-earning assets from investment banking	31,759	n.s.	24,555	n.s.	+29.3	n.s.
Non interest-earning assets	64,578		63,467		+1.8
Total assets	267,551		242,963		+10.1
Interest-bearing liabilities	196,146	n.s.	172,617	n.s.	+13.6	n.s.
- interest-bearing liabilities excluding investment banking	164,841	2.05	149,026	2.01	+10.6	+0.04
- direct customer deposits (excluding repurchase agreements)	125,018	1.89	112,444	1.81	+11.2	+0.08
- due to customers	76,899	1.10	70,580	1.02	+9.0	+0.08
- securities issued	48,119	3.15	41,864	3.14	+14.9	+0.01
- other interest-bearing liabilities	39,823	2.53	36,582	2.62	+8.9	-0.09
- interest-bearing liabilities from investment banking	31,305	n.s.	23,591	n.s.	+32.7	n.s.
Non interest-bearing liabilities	58,646		58,611		+0.1
Shareholders’ equity	12,759		11,735		+8.7
Total liabilities and shareholders’ equity	267,551		242,963		+10.1

(1) Excluding accruals and changes in assets and liabilities subject to hedging by derivative instruments.

in dividends and income from other financial assets and liabilities (+99.2%), as well as in profits on equity shareholdings (+41.5%) and income from insurance business (+31%).

Net commissions amounted to 3,476 million euro compared to the 3,254 million in 2004. Commissions from management, dealing and advisory services, making up over 60% of the total, rose by 10.8% compared to 2004 due to commissions on asset management (+10.9%) and securities dealing and safekeeping, and currency dealing (+10.1%), a compartment that benefited from advisory fees linked to the Wind transaction. The performance of the aggregate was also favored by the trend of financial markets: the Comit index rose by 13.8% since the end of 2004, continuing the positive trend seen in the previous two years. Endogenous growth factors included a change in the mix of asset management attributable to the orientation of customers towards products with a higher share value, particularly fund-based portfolio management and insurance. There was in fact a re-conversion of the assets accumulated on the money compartment towards products with a higher added value, in terms of both portfolio management and protection of capital and security.

Loans and guarantees and collection and payment services respectively rose by 4.8% and 4.1%, attributable to the growth of transactions that also benefited from the broadening of the range of offers with products increasingly meeting the customer requirements for streamlining and flexibility. Changes in commissions generated by other areas were more contained. In more detail, in the residual aggregate of other commissions, there was the acquisition of commissions on tax collection for 60 million euro in the

Total operating income

	2005	2004 (1)	Change 2005 / 2004
	(€/mil)	(€/mil)	(%)
Net interest income	3,795	3,683	+3.0
Net commissions	3,476	3,254	+6.8
- management, dealing and advisory services	2,062	1,861	+10.8
- asset management	1,800	1,623	+10.9
- securities dealing and safekeeping, and currency dealing	262	238	+10.1
- loans and guarantees	372	355	+4.8
- collection and payment services	256	246	+4.1
- deposits and current accounts	520	528	-1.5
- other services	266	264	+0.8
Income from credit disposals, assets held to maturity and repurchase of non-hedged financial liabilities	58	-13	n.s.
Dividends and income from other financial assets and liabilities	526	264	+99.2
Profits (losses) on equity shareholdings	116	82	+41.5
Income from insurance business	431	329	+31.0
Total operating income	8,402	7,599	+10.6

(1)          Pro forma figures reconstructed on a homogeneous basis, including an estimate of the impact of IAS 32 and 39 (financial instruments) and IFRS 4 (insurance contracts).

second half of the year, following the legal regulation of fixed public contributions in the sector which reversed the annual downward trend on an annual basis seen in the first nine months.

Income from credit disposals, assets held to maturity and repurchase of non-hedged financial liabilities, totaling 58 million euro, includes the positive effects (22 million) of the pro soluto disposal by the Group of non-performing financing lower than 50,000 euro for a total declared loan of 278 million euro and a net value of 37 million euro. The caption also includes the collection by Banca OPI of penalties for the early repayment of mortgages (17 million euro). The income for 2005 is to be compared with the negative total of 13 million recorded in 2004, attributable to the annulment of bonds issued.

Dividends and income from other financial assets and liabilities include current income from transactions in financial instruments, realized or evaluated at fair value, and profits and losses on the available portfolio for sales and dividends. The latter include figures related to the minority interest of the Group in the available for sale portfolio and also trading securities of the investment banking activities of Banca IMI. The caption also includes the price differentials for the repurchase of own shares, generally made above par due to the fall in rates, and the effect of the closing of the relative hedge derivatives.

Dividends and income from other financial assets and liabilities amounted to 526 million euro, almost double the 264 million recorded in 2004. This significant increase is attributable to the typical operations of Banca IMI in corporate finance, amongst which participation in the Wind transaction - the biggest leveraged buy-out in Europe -, and the equity capital markets in the wake of the positive tone of international stock markets. Considerable support came from commercial banks through the issuing of derivative contracts for business customers. The results for the year also include some one-off components: the conversion of the FIAT loan and the Italenergia Bis (IEB) transaction. The former produced a positive differential of 51 million compared to the negative evaluation of 167 million in the embedded derivative made on the first application of IAS/IFRS on 1 January 2005, to which must be added 2 million for the re-evaluation of the position listed in the trading portfolio as at 31 December 2005. The sale of FIAT shares, completed in January 2006, gave rise to a further capital gain of 11 million euro that will be recorded in the 2006 accounts. The disposal of investments in IEB generated a capital gain of 116 million following the execution of the put option by the banks holding equity in the company and the exercise of the rights inherent in the Edison warrants still in the portfolio.

Profits on shareholdings evaluated at net shareholders’ equity, equal to 116 million euro, rose by 41.5% compared to the previous year due to the capital gain on disposals of Esatri and some other interests in the private equity compartment.

Income from the insurance business related to the life and casualty companies headed by Assicurazioni Internazionali di Previdenza includes net premiums and charges related to losses, net commissions and the proceeds from financial instruments and investments. The income amounted to 431 million euro, an increase of 31% compared to 2004. The growth is mainly attributable to the favorable trend in financial management due to the realization of capital gain in the portfolio of available for sale securities. At the end of the year, the evaluation reserve for available for sale financial assets totaled 91 million euro, against the 94 million at the beginning of the year.

Net operating income

Net operating income in 2005 increased by 13.1% compared to the preceding year, totaling 7,912 million euro.

This growth benefited from the decrease in net adjustments to loans (-9.3%) and other financial assets (-98.4%) which in 2004 discounted maturing losses on some shareholding investments. The resizing of adjustments to doubtful loans confirms the improvement of the risk profile for the Group’s loan portfolio which also allowed a recovery in some uncertain positions. In fact, adjustments to doubtful loans fell from 469 million euro in 2004 to 299 million, including the write-down of some major exposures. On the other hand, general adjustments to inherent credit risks in the performing portfolio rose from 70 to 190 million euro, linked also to the current state of the economic cycle.

There were virtually no net adjustments to other financial assets in 2005 as there were no significant losses in the securities, bond and equities portfolios. In 2004, however, there were some write-downs mainly attributable to Hutchison 3G Italia (now 3 Italia); in 2005, investment in this company was not re-evaluated given the uncertainty of the economic value of the initiative after the postponement of its listing.

Net operating income

	2005	2004 (1)	Change 2005 / 2004
	(€/mil)	(€/mil)	(%)
Total operating income	8,402	7,599	+10.6
Net adjustments to loans	-489	-539	-9.3
Net adjustments to other financial assets	-1	-62	-98.4
Net operating income	7,912	6,998	+13.1

(1)          Pro forma figures reconstructed on a homogeneous basis, including an estimate of the impact of IAS 32 and 39 (financial instruments) and IFRS 4 (insurance contracts).

Pre-tax operating profit

Pre-tax operating profit totaled 3,023 million euro, an increase of 53.4% over 2004. The performance benefited from the positive trend in revenues, the reduction in operating costs, from the reduced impact of provisions for risks and charges and the positive evolution of other net income and profits from disposals of investments.

Containment of costs in 2005 led to a decrease of 0.5% in operating costs which amounted to 4,790 million euro.

Personnel costs, totaling 2,839 million euro, remained stable compared to the same period in 2004. A positive contribution came from the rationalization and turnover of the staff carried out in the preceding two years through staff leaving incentive plans, also using the Fund for staff in the banking industry, which led to significant savings in terms of fixed costs through the departure of long-service personnel and their partial replacement by new, young employees. The efficiency of these actions has led to the absorption of the ordinary dynamics of payroll, the rises caused by the national collective labor contract, renewed in February 2005, the effect of turnover in the year and greater provisions for incentive charges connected to the positive trend in the results. On average, there were no significant changes in the number of employees of the Group (-0.2% compared to 2004). It should be noted that, in accordance with the new accounting standards, personnel costs include atypical labor contracts, the cost of employee stock options, remuneration of Members of the Board, net provisions for fixed-term insurance funds, retirement allowance and provisions for service bonuses, but exclude personnel costs for projects which are amortized on a three-year basis commencing on the conclusion of the reference project.

Other administrative costs (net of related recoveries), fell by 0.7% compared to 2004 and amounted to 1,514 million euro. The trend was positively influenced by the integration of the commercial banks and the subsequent concentration in the Parent Bank of cost management and contracts with suppliers, to the advantage above all of the IT and logistics areas. General expenses and utilities, due to a reduction in telephone costs which more than compensated for the increase in energy charges, and indirect personnel costs also decreased, the latter thanks to lower charges for mobility sustained in 2004 in support of migration. On the other hand, there was an

Pre-tax operating profit

		2004	Change
	2005	(1)	2005 / 2004
	(€/mil)	(€/mil)	(%)
Net operating income	7,912	6,998	+13.1
Operating costs	-4,790	-4,816	-0.5
- personnel costs	-2,839	-2,841	-0.1
- other administrative costs	-1,514	-1,525	-0.7
- net adjustments to tangible and intangible assets	-437	-450	-2.9
Other net income (expenses)	74	41	+80.5
Impairment of goodwill	-47	-58	-19.0
Profits (losses) from disposals of investments	17	3	n.s.
Net provisions for risks and charges	-143	-197	-27.4
Pre-tax operating profit	3,023	1,971	+53.4

(1) Pro forma figures reconstructed on a homogeneous basis, including an estimate of the impact of IAS 32 and 39 (financial instruments) and IFRS 4 (insurance contracts).

increase in promotion and advertising expenses due to the Olympic Winter Games Turin 2006 for which SANPAOLO IMI was Main Sponsor; these expenses spiraled in the last quarter of the year as the games drew nearer to their fixture for February 2006. Professional and insurance fees also grew, due to an increase in mortgage and land survey charges determined by the 2005 Budget Law on mortgage information, professional fees linked to strategic and mandatory projects and commercial development, as well as premiums related to insurance coverage, especially affecting the steady growth of products placed with customers.

The 2.9% decrease in net adjustments to tangible and intangible assets in comparison to the previous year is attributable to better management of investments by the commercial banks in the IT sector following concentration in the Parent Bank.

The cost/income ratio of the Group fell from the 63.4% in 2004 to 57%, an improvement of 6.4 percentage points due mainly to the favorable performance in revenues.

The increase in other net income, which totaled 74 million euro against the 41 million for 2004, must be seen in relation to income and reimbursement of services rendered to third parties, as well as to the recovery of tax arrears under risk and other out-of-period income. Impairment of goodwill, totaling 47 million euro, is almost totally attributable to the write-back of goodwill on the investment in Cassa dei Risparmi di Forlì. The rise in profits from the disposal of investments, equal to 17 million euro against 3 million in 2004, is due to the disposal of property and computers to third parties.

Net provisions for risks and charges fell by 27.4% compared to the previous year and reached 143 million euro. The decrease was caused by the release of funds at the Parent Bank exceeding the evaluation of probable outlay risks connected to the re-negotiation of subsidized loans and legal disputes. The recovery amply compensated for the rise in amounts allocated to cover legal disputes and risks connected to defaulted securities placed in previous years, and the presidium of disputes arising from the disposal of investment. The subsidiary A.I.P. also made provisions for liabilities of an indefinable amount represented by bonuses to be awarded to employees on the achievement of certain objectives and to subscribers to financial products that hold the investment for the established duration.

Net profit

Net profit for the year, after deduction of taxes and the share attributable to minority interests, amounted to 1,983 million euro, a rise of 57.9% compared to 2004. The result benefited from the IEB transaction, equal to a total of 136 million euro.

Other administrative costs (1)

		2004	Change
	2005	(2)	2005 / 2004
	(€/mil)	(€/mil)	(%)
IT costs	399	423	-5.7
Property costs	299	290	+3.1
General expenses	205	231	-11.3
Professional and insurance fees	243	238	+2.1
Utilities	80	85	-5.9
Promotion, advertising and marketing expenses	132	101	+30.7
Indirect personnel costs	101	106	-4.7
Indirect duties and taxes	55	51	+7.8
Other administrative costs	1,514	1,525	-0.7

(1) Expenses are expressed net of their recoveries.

(2) Pro forma figures reconstructed on a homogeneous basis, including an estimate of the impact of IAS 32 and 39 (financial instruments) and IFRS 4 (insurance contracts).

Net profit

		2004	Change
	2005	(1)	2005 / 2004
	(€/mil)	(€/mil)	(%)
Pre-tax operating profit	3,023	1,971	+53.4
Taxes for the period	-948	-743	+27.6
Profits (losses) on groups of discontinued operations	-35	76	n.s.
Profit attributable to minority interests	-57	-48	+18.8
Net profit	1,983	1,256	+57.9

(1)                               Pro forma figures reconstructed on a homogeneous basis, including an estimate of the impact of IAS 32 and 39 (financial instruments) and IFRS 4 (insurance contracts).

For the purposes of IRES and IRAP, the results of the IAS statement of income are usually recorded as taxes for the period. With regard to deferred credit and debit taxation, the IAS standards confirm the dispositions already present in Italian accounting standards; consequently, application of the new accounting standards has had no major tax effects compared with the past, in accordance with the neutrality of taxation that puts businesses using IAS financial statements on an equal standing to those continuing to apply national standards.

With a tax charge of 948 million euro, the tax rate of the SAN-PAOLO IMI Group was 31.4%, over six percentage points lower than that recorded in 2004, mainly as a result of the increase in the number of exempted proceeds, such as income from the disposal of investments, and the lack of non-deductible financial assets, such as adjustments to investments, shown in the previous year’s accounts. Moreover, 2005 benefited from the reduced effect of non-deductible costs for IRAP mainly made up of personnel costs and adjustments to loans.

Among the profits on groups of discontinued operations (including activities which have been deemed excluded from the productive process), in 2005 a capital loss was synthetically recorded for the Fideuram Wargny grouping, whose disposal is foreseen by the end of 2006. In 2004, however, a capital gain was entered for the sale of the last share of Finconsumo and the property spin-off, net of the negative effect of the evaluation of Fideuram Wargny.

Quarterly evolution of the consolidated results

The results of the fourth quarter of 2005 confirm the growth in income seen in the second and third quarters. In more detail, total operating income, equal to 2,157 million euro – slightly less than that in the previous two quarters – was the highest for the year if one excludes the quarterly flows from non-recurring and/or one-off events such as the closure of the IEB transaction, the conversion of the FIAT loan, the disposal of investments in merchant banking transactions and the anomaly recorded in quarterly taxation commissions following the extension of licenses in September.

As far as operational aggregates are concerned, both customer financial assets and financing followed the growth trend seen in the third quarter. Particular mention should be made of the positive trend in short- and medium-/long-term financing to households and loans to companies, as well as the expansion of corporate and structured finance. The widespread recovery of the utilization and placement of financial assets was the driving force behind the growth in revenues, affecting net interest income and commissions.

Operating costs in the fourth quarter were higher than in the preceding quarters, not only because of the seasonal effects of the end of the year, but also because of the rise caused by promotional, sponsorship, merchandising and hospitality expenses for the “Turin 2006” Winter Olympics. In the final part of the year, personnel costs were affected by the provisions for the variable component of incentive systems, following the good performance of the economic results, and the trend in contractual rises. Adjustments showed a slight quarterly rise linked to an intensification of investments supporting the business and restyling of branches in the Olympic sites in the last part of the year.

Net profit in the fourth quarter was 474 million euro, lower than that shown in the second and third quarters, but above the 333 million euro recorded in the first quarter of 2005.

Embedded value of the life insurance business

Introduction

The Group’s insurance business in concentrated in Assicurazioni Internazionali di Previdenza (A.I.P.) which also controls the Dublin-based life insurance company Sanpaolo Life, the casualty companies Egida Assicurazioni (jointly owned with Reale Mutua since 31 December 2005) and Fideuram Assicurazioni, as well as the insurance administrative-IT outsourcing company Universo Servizi.

During 2005, there was a reorganization of insurance and savings activities with the creation of the holding for the Savings and Assurance Pole, Eurizon Financial Group S.p.A., that directly controls both A.I.P. and Banca Fideuram and which, during 2006, will widen its perimeters with the addition of Sanpaolo IMI Asset Management.

Income associated with the Group’s life insurance business is reported in A.I.P. and its subsidiaries, and also in other Group companies, mainly those involved in asset distribution and management.

The consolidated result of A.I.P., determined on the basis of IAS and including income from Group casualty management, contributed 228 million euro to Group income in 2005. Net income for the year generated in other Group companies related to insurance business, determined after associated costs, adjustments for deferred acquisition costs and taxes, and net of minority interests (mainly in Banca Fideuram), amounted to 181.5 million euro.

A more representative method of determining value and performance of an insurance business is to use accounting based on embedded value which comprises the sum of adjusted shareholders’ equity and the value of business in force at the valuation date.

Embedded value is an actuarial estimate of the value of a company, calculated on a going-concern basis but excluding any value attributable to future new business.

Embedded value earnings for a period, defined as the change in the embedded value in the period after adjustment for any capital movements such as dividends and capital injections, give a measure of the company’s performance in terms of its capacity to generate value.

Given the importance the Group attributes to the measurement of embedded value, this section shows the embedded value of the life insurance business considering both the value of A.I.P. and the portion of value associated with the life insurance business arising from other Group companies, net of related costs, taxes and minority interests.

The summary presented is based on actuarial techniques typically used in traditional reporting of embedded value.

In any case, the Company is progressing with a development plan for the evaluation of the embedded value and the economic capital that will lead, in the coming months, to the preparation of a report in the style of European Embedded Value, in line with the standards laid down by the CFO Forum. Techniques of stochastic projection will enrich information on the embedded value, the characteristics of the insurance portfolio and the economic capital of the life business with the parallel clarification, of, for example, the cost of implicit guarantees (Financial Options and Guarantees).

Methodology and assumptions

Calculations at 31 December 2005 and 31 December 2004 have been carried out with the assistance and under the supervision of leading consulting actuaries. The evaluations are based on deterministic projections of future net flows founded on civil law for the technical insurance entries. Moreover, reconciliation has been carried out with the IAS results of A.I.P.’s consolidated financial statements by adjusting some shareholders’ equity entries.

Inherent risks are accounted for through the use of a single discount rate and an explicit assumption for the level and cost of holding capital. Adoption of the CFO Forum standards will allow a recalculation of the discount rate and its breakdown into the typical risk components of the insurance business, highlighting the capital absorption for financial and insurance risks.

Adjusted shareholders’ equity is based on the consolidated shareholders’ equity of A.I.P., according to IAS, with adjustments in those components to be reported at fair value. The major adjustments concern: i) the write-off of the reserve for shadow accounting in that the surplus value of hedging assets for insurance products is already incorporated in the forecast for returns used for the development of liabilities; ii) elimination of intangible assets; iii) the write-off of those components differentiating costs and revenues (Deferred Acquisition Costs and Deferred Reserve) as they are already contained in the generation of the model with the timing of the effective cash flow; iv) the cost associated to the taxes payable in advance pursuant to D.L. 168/2004 and the evaluation of other inland revenue credit.

The value of the in-force business is calculated as the present value of the projected after-tax profits that are expected to be generated in A.I.P. and other group companies by the portfolio of policies in force at the valuation date, calculating assets against technical reserves on the basis of financial statement values, adjusted to allow for the cost of holding an amount of free capital equal to the minimum EU solvency margin.

The flow of future after-tax profits is determined using realistic assumptions for expected future operating conditions, such as investment returns, profit-sharing, inflation, commissions, expenses, taxation, lapse, mortality, other departures and annuity take-up rates.

The discount rates used to calculate the present values are determined with reference to the prevailing levels of interest rates, and include the equity risk premium to allow for the risk that the assumptions made in projecting future profits may not be borne out in practice.

In more detail, the reference economic background as at 31 December 2005 showed investment returns on 10-year BTPs of 3.50% (compared to 3.85% at 31 December 2004), while total returns on equities were set equal to 6% (6.35% in 2004). On this basis, a discount rate was set at 6.25% used for all business lines (6.6% at 31 December 2004). The risk premium between the discount rates and the 10-year government bond rate was therefore kept at 2.75%.

The rates of return on assets backing the life technical reserves reflect the characteristics of the various portfolios, in particular:

•       for the segregated funds, the average rates (including only management/minimum deduction commissions) used were equal to 4.31% for the first five years and 3.85% for subsequent years (compared to 4.36% for the first five years and 3.51% for subsequent years in 2004). These rates allow for the emergence of unrealized gains and losses in the funds;

•       for unit-linked funds, the projected rates of return, before all management charges , were set at 4.15% (4.29% in 2004) for Sanpaolo Life, whereas for A.I.P. the average rates considered were 4.1% (4.35% in 2004) for guaranteed funds and 4.45% (4.25% in 2004) for non-guaranteed funds.

Group embedded value and added value

As at 31 December 2005, the consolidated embedded value of the Group’s life insurance business, net of minority interests, was estimated at 2,648 million euro, an increase of 215 million euro compared to 31 December 2004. The value earnings in the year of the Group’s life insurance business amounted to 446 million euro and are determined as (i) the change in the embedded value in the year, plus (ii) dividends distributed by A.I.P. during 2005 and other capital movements, plus (iii) the life insurance business income generated during the year in other Group companies (net of costs, adjustments for deferred acquisition costs, taxes and minority interests), associated with distribution and asset management activities.

Embedded value of the life insurance business	(€/mil)

Embedded value at 31/12/2004	a	2,433
Embedded value at 31/12/2005	b	2,648
Change in embedded value in 2005	c=b-a	215
Dividends issued	d	50
Net profit generated by other group companies	e	181
Added value for the period	c+d+e	446
of which: added value from new sales and transformations		328

Operating volumes and organization

Assets managed on behalf of customers

At the end of December 2005, customer financial assets amounted to 401.8 billion euro, up 6.8% from the beginning of the year. This increase is attributable to the positive trend in indirect deposits (+9.8%), in terms of both asset management and administration and, to a lesser extent, direct deposits (+4.1%).

The increase in indirect deposits benefited from the high number of placements and the positive performance of the financial markets. Customer demand, fueled by the good liquidity level of the system, tended toward professional management of assets, preferring higher added value products such as fund-based portfolio management and financial policies, products with defense of invested capital and limited risk, such as structured securities, and insurance products designed for personal and property protection. On the supply side, the network of branches and financial planners paid particular attention to providing investment advice, assisting customers in preparing a financial plan in line with their specific propensity for risk.

Asset management and administration

At the end of 2005, the volume of assets under management reached 158 billion euro, an increase of over 13 billion compared to the end of December 2004. Contributing to this increase was the revaluation of portfolios related to the positive performance of the

Customer financial assets

					Change
	31/12/2005		31/12/2004 (1)		31/12/05-31/12/04
	(€/mil)%		(€/mil)%		(%)

Asset management	157,990	39.3	144,813	38.4	+9.1
Asset administration	104,242	26.0	93,980	25.0	+10.9
Direct deposits	165,230	41.1	158,760	42.2	+4.1
Netting	-25,624	-6.4	-21,172	-5.6	+21.0
Customer financial assets	401,838	100.0	376,381	100.0	+6.8

(1)    IAS compliant balance (cf full IAS) including the impact of the transition to IAS 32 and 39 (financial instruments) and IFRS (insurance contracts).

Asset management

					Change
	31/12/2005		31/12/2004 (1)		31/12/05-31/12/04
	(€/mil)%		(€/mil)%		(%)

Mutual funds and fund-based portfolio management	106,219	67.2	97,920	67.6	+8.5

Portfolio management	5,879	3.7	6,044	4.2	-2.7
Life technical reserves and financial liabilities	45,892	29.1	40,849	28.2	+12.3

Asset management	157,990	100.0	144,813	100.0	+9.1

(1)    IAS compliant balance (cf full IAS) including the impact of the transition to IAS 32 and 39 (financial instruments) and IFRS (insurance contracts).

financial markets and net flow (+5.5 billion euro). The latter offset the considerable decrease recorded during the previous year, entirely attributable to mutual funds and portfolio management.

As regards the various products, mutual funds and fund-based portfolio management amounted to 106.2 billion euro, up 8.5% on an annual basis, a result which is attributable to the trend in subscriptions as well as to the positive performance in the securities markets. An important role was played by structured bonds in funds, issued by Banca IMI and placed by the banking networks of the Group: during 2005, seven tranches of these securities were issued, for a total of 2.1 billion euro.

Growth in share prices triggered a gradual turn away from the more liquid forms of investment, directing savers toward products with greater added value and maintaining high diversification of the portfolio, aimed at limiting the risk profile adopted. The weight of equity and balanced funds grew over four percentage points, amounting to 37% at the end of December 2005. In the equity segment, flexible funds, characterized by managerial autonomy as regards the composition of the portfolio, were preferred by subscribers. In terms of the various types of low-risk funds, the impact of liquidity funds decreased, while bond funds stabilized, penalized by forecasts of a hike in interest rates. At the end of the year, the SANPAOLO IMI Group continued to rank first on the domestic market in terms of mutual funds, with a market share of 19.1%. The decline of seven-tenths of a point compared to the end of 2004 is attributable to the greater percentage of insurance products and third-party products within assets under management.

During the period, the life insurance sector continued to be the most dynamic component of the asset management segment.

Change in asset management

	2005	2004 (1)
	(€/mil)	(€/mil)
Net inflow for the period	5,476	-3,686
- mutual funds and fund-based portfolio management	2,561	-7,555
- portfolio management	-584	-1,647
- life policies	3,499	5,516
Performance effect	7,701	4,916
Change in asset management	13,177	1,230

(1)    Pro forma data including the effects of changes in the area of consolidation, in application of the new accounting standards.

Mutual funds by type

	31/12/2005	31/12/2004 (1)
	(%)	(%)
Equity	27.7	24.8
Balanced	9.3	8.0
Bond	44.1	44.0
Liquidity	18.9	23.2
Total Group mutual funds	100.0	100.0

(1)    The data have been reconstructed on the basis of the new criteria for fund classification adopted by Assogestioni as of January 2005.

Net inflow recorded by the Group’s distribution networks brought the insurance policies portfolio to 45.9 billion euro as of the end of December 2005, up 12.3% over the twelve months. During the year, customers opted for both traditional policies as well as index- and unit-linked policies with greater financial content.

Also worth noting is the increase in asset administration, attributable to increased volumes traded as well as to the performance effect. At the end of the period, volumes amounted to 104.2 billion euro, up 10.9% from the beginning of the year.

Direct deposits

At the end of December 2005, direct customer deposits amounted to 165.2 billion euro, up 4.1% on an annual basis. Growth during the period is mainly attributable to current accounts and deposits (+9.8%), commercial paper (87.9%) and certificates of deposit (+49.4%), the increase of which is a result of foreign currency securities issued by foreign branches. Positive development was also achieved by financial liabilities in the insurance sector evaluated at fair value (+16.4%), consisting of unit- and index-

linked policies of a prevalently financial nature, grouped under deposits as per the provisions of the IAS. The events described widely compensated for the decrease in bonds, subordinated liabilities and repurchase agreements.

An analysis of the Group’s business sectors shows that Banking deposits, which represent almost two-thirds of the total aggregate figure, underwent a 9.4% increase, mainly as a result of the contribution by the Corporate business line (+16.9%), which benefited from the liquid assets of national and international operators. Foreign funding was supported by the aforementioned growth in foreign currency certificates of deposit. Deposits from the Savings and Assurance sector (+21.2%) were driven by the financial policies of A.I.P., while deposits of the Retail & Private business line showed a lower increase (+4.9%). The reduction recorded in Central Functions is mainly attributable to a reorganization of the Finance Group’s funding, principally in the form of bonds.

As of 31 December 2005, the Group’s share of direct deposits on the domestic market (calculated on harmonized figures defined in the countries of the eurozone) was equal to 10%, down three-tenths of a point with respect to the figure at the end of 2004, due to the maturity of bonds and subordinated liabilities.

Loans to customers

Loans to customers, including debt securities and non-performing loans, totaled 139.5 billion euro at the end of 2005, up 10.5% on an annual basis. Financing to customers (excluding non-performing financing) amounted to 138.1 billion euro, up 10.5% from the end of 2004. This performance benefited from the increase in both short-term financing (+8%) as well as medium-/long-term financing (+11.6%). Reorganization of the debt of bank customers toward technical forms with longer maturities continued, albeit with less intensity than observed in previous periods. The reasons behind the phenomenon include rates that are still very

Direct customer deposits (1)

					Change
	31/12/2005		31/12/2004 (2)		31/12/05-31/12/04
	(€/mil)%		(€/mil)%		(%)

Current accounts and deposits	80,424	48.7	73,273	46.2	+9.8
Certificates of deposits	4,338	2.5	2,904	1.8	+49.4
Commercial paper	6,297	3.8	3,352	2.1	+87.9
Bonds	32,656	19.8	39,086	24.6	-16.5
of which: evaluated at fair value	3,524	2.1	2,072	1.3	+70.1
Subordinated liabilities	6,221	3.8	7,203	4.5	-13.6
Repurchase agreements and securities lending	10,545	6.4	11,664	7.4	-9.6
Financial liabilities of the insurance business evaluated at fair value	22,413	13.6	19,255	12.1	+16.4
Other deposits	2,336	1.4	2,023	1.3	+15.5
Direct customer deposits	165,230	100.0	158,760	100.0	+4.1

(1)    Including accruals and value adjustments for fair value coverage.

(2)    IAS compliant balance (cf full IAS) including the impact of transition to IAS 32 and 39 (financial instruments) and IFRS 4 (insurance contracts).

favorable with respect to short-term debt and the reduced requirement by companies to finance the working capital associated with the selective recovery in long-term investments.

In the medium-/long-term financing segment, mortgage disbursements to households showed steady growth, confirming the positive performance of financing directed at the retail sector: net inflow for the period amounted to 4.9 billion euro, 19.9% greater than 2004. This trend was stimulated by the stability of interest rates at historically low levels and by the expansive trend of the real estate market, with prices still rising. At the same time, the credit policies of the Group have lengthened the average duration of mortgages and allowed an increase in the “loan to value” of

Direct customer deposits by Business Sector

			Change
		31/12/2004	31/12/05-
	31/12/2005	pro forma	31/12/04
	(€/mil)	(€/mil)	pro forma (%)

Banking	100,169	91,582	+9.4
- Retail & Private	60,160	57,369	+4.9
- Retail & Private-Commercial banks	59,838	57,229	+4.6
- Other companies	322	140	+130.0
- Corporate	35,674	30,519	+16.9
- Companies-Commercial banks	13,541	12,163	+11.3
- International	5,653	3,436	+64.5
- Large Groups	1,071	871	+23.0
- Public Authorities and Entities	4,747	4,447	+6.7
- Other companies	10,662	9,602	+11.0
- Other Activities	4,335	3,694	+17.4
Savings and Assurance	28,184	23,252	+21.2
Asset Management and International Private Banking	3,277	2,777	+18.0
Central Functions (1)	33,600	41,149	-18.3
Direct customer deposits	165,230	158,760	+4.1

(1)    Includes deposits of Group Finance, mainly in bonds.

Loans to customers (1)

					Change
	31/12/2005		31/12/2004 (2)		31/12/05-31/12/04
	(€/mil)%		(€/mil)%		(%)

Short-term financing	42,228	30.3	39,103	31.0	+8.0
Medium-/long-term financing	95,887	68.7	85,913	68.0	+11.6
Financing to customers excluding NPF	138,115	99.0	125,016	99.0	+10.5
Non-performing financing	1,080	0.8	1,137	0.9	-5.0
Financing to customers	139,195	99.8	126,153	99.9	+10.3
Debt securities held in the portfolio	312	0.2	127	0.1	+145.7
Defaulted debt securities	—	0.0	—	0.0	—
Debt securities	312	0.2	127	0.1	+145.7
Loans to customers	139,507	100.0	126,280	100.0	+10.5

(1)    Including accruals and value adjustments for fair value coverage.

(2)    IAS compliant balance (cf full IAS) including the impact of transition to IAS 32 and 39 (financial instruments) and IFRS 4 (insurance contracts).

the loan, up to 100% of the property purchase price, as well as the addition of insurance products that offer protection from possible hikes in rates and increase the flexibility of repayment. This entire set of elements has made mortgages more attractive, and has also led to a higher degree of customer loyalty.

Regarding growth of loans to the public works and infrastructure sector, disbursed by Banca OPI, stock as of the end of December amounted to 20.8 billion euro, equal to a 7.6% growth from the beginning of the year.

The analysis of loans to customers by counterparty showed considerable growth in loans to households (+13.7%), to family businesses and non-financial companies (+13.1%), which include loans to municipal companies under Banca OPI. Loans to financial companies and other operators are also on the rise.

Loans to customers by counterparty (1)

					Change
	31/12/2005		31/12/2004 (2)		31/12/05-31/12/04
	(€/mil)%		(€/mil)%		(%)

Financing to households	31,435	22.5	27,652	21.9	+13.7
Financing to family businesses and non-financial companies	81,028	58.1	71,615	56.7	+13.1
Financing to financial companies	12,543	9.0	11,346	9.0	+10.5
Financing to governments and public entities (3)	13,557	9.7	14,973	11.9	-9.5
of which: tax collection	1,539	1.1	1,240	1.0	+24.1
Other	632	0.5	567	0.4	+11.4
Financing to customers	139,195	99.8	126,153	99.9	+10.3
Debt securities	312	0.2	127	0.1	+145.7
Loans to customers	139,507	100.0	126,280	100.0	+10.5

(1)    Including accruals and value adjustments for fair value coverage.

(2)    IAS compliant balance (cf full IAS) including the impact of transition to IAS 32 and 39 (financial instruments) and IFRS 4 (insurance contracts).

(3)    Excluding financing to municipal companies under Banca OPI, included in financing to non-financial companies.

Loans to customers (excluding NPLs) by Business Sector

			Change
		31/12/2004	31/12/05-
	31/12/2005	pro forma	31/12/04
	(€/mil)	(€/mil)	pro forma (%)

Banking	133,130	118,815	+12.0
- Retail & Private	46,062	41,792	+10.2
- Retail & Private-Commercial banks	41,359	37,875	+9.2
- Other companies	4,703	3,917	+20.1
- Corporate	84,928	75,280	+12.8
- Companies-Commercial banks	40,104	35,489	+13.0
- International	7,495	5,113	+46.6
- Large Groups	5,531	6,421	-13.9
- Public Authorities and Entities	20,757	19,285	+7.6
- Structured Finance	3,186	1,410	+126.0
- Other companies	7,855	7,562	+3.9
- Other Activities	2,140	1,743	+22.8
Savings and Assurance	1,122	805	+39.4
Asset Management and International Private Banking	229	456	-49.8
Central Functions (1)	3,946	5,067	-22.1
Loans to customers excluding NPLs	138,427	125,143	+10.6

(1)    Including loans of Group Finance.

Loans by Group Business Sector recorded a significant increase in the Banking segment (+12%). The largest loans were attributable to the Corporate business line (+12.8%), the actions of which were designed to reinforce support to the entrepreneurial system, helping companies to rebalance their financial structures. Particular attention was dedicated to the world of small and medium-sized enterprises, through products aimed at investment in research and development and in new technologies. The most favorable results were achieved in loans to companies, to public authorities and entities, in the international segment and in structured finance, while loans to large groups were down. The Retail & Private business line increased 10.2% in annual terms, attributable to steady performance in medium-/long-term loans, as a result of mortgages to households and consumer credit.

As of the end of December 2005, the Group’s market share in the domestic market (calculated on harmonized figures defined in the countries of the eurozone) was equal to 10.1% for total loans, up one-tenth of a point compared to the end of 2004. In particular, the market share in medium-/long-term loans to households and non-financial resident companies was 9.5% and that in short-term loans was 8.8%.

Quality of the loans portfolio

During 2005, the Group continued to focus on the quality of assets, by applying selective criteria when granting loans and through prudent provisioning policies across all commercial banks. Improvement in the quality of the loans portfolio is evidenced by the reduction in doubtful loans and in the lower impact of these on net loans to customers (decreasing from 2.8% at the end of 2004 to 2.4% at the end of 2005).

At the end of December 2005, net doubtful loans, which, in accordance with the new accounting standards, include loans due/overdue by more than 180 days, amounted to 3,383 million euro, down 4% over the twelve months. More specifically, as regards loans to customers:

•           non-performing financing amounted to 1,080 million euro, down 5% compared to 1,137 million at the end of 2004, also thanks to the non-recourse sale of non-performing loans of less than 50,000 euro; the ratio of non-performing financing to loans to customers was 0.8%, down one-tenth of a point from the end of 2004. Coverage of these loans decreased to 75% from 75.3% at 31 December 2004;

Qualitative analysis of the loan portfolio (1)

					Change
	31/12/2005		31/12/2004 (2)		31/12/05-31/12/04
	(€/mil)%		(€/mil)%		(%)
Non-performing financing	1,080	0.8	1,137	0.9	-5.0
Problem and restructured financing	1,168	0.8	1,355	1.1	-13.8
Financing to countries at risk	17	0.0	26	0.0	-34.6
Financing due/overdue by more than 180 days	1,066	0.8	987	0.8	+8.0
Defaulted securities held in the portfolio	—	0.0	—	0.0	—
Doubtful loans - customers	3,331	2.4	3,505	2.8	-5.0
Performing financing	135,864	97.4	122,648	97.1	+10.8
Performing debt securities held in the portfolio	312	0.2	127	0.1	+145.7
Loans to customers	139,507	100.0	126,280	100.0	+10.5
Non-performing and problem financing - banks	—		—		—
Financing due/overdue by more than 180 days - banks	—		—		—
Financing to countries at risk - banks	47		19		+147.4
Defaulted securities held in the portfolio - banks	5		—		n.s.
Total doubtful loans - customers and banks	3,383		3,524		-4.0

(1) Including accruals and value adjustments for fair value coverage.

(2) IAS compliant balance (cf full IAS) including the impact of transition to IAS 32 and 39 (financial instruments) and IFRS 4 (insurance contracts).

•          problem and restructured financing amounted to 1,168 million euro, down 13.8% on an annual basis. The impact of adjusted funds was 31.3%, compared to 31.1% at the end of December 2004;

•          financing due/overdue by more than 180 days amounted to 1,066 million euro, up 8% from the beginning of the year, with a coverage ratio of 14.9%;

•          non-guaranteed financing to countries at risk amounted to 17 million euro, compared to 26 million at the end of 2004, with a coverage ratio of 32%.

At the end of December 2005, general adjustments to the performing loans portfolio amounted to 1,066 million euro, up 19.1% over 2004. This correponds to 0.8% of performing loans, compared to 0.7% recorded at the end of the previous period.

Activities on financial markets

Treasury and financial management activities

The control of treasury activities and the management of financial risks of the domestic banking networks are carried out centrally by the Parent Bank’s Treasury Department.

As regards treasury activities, the Parent Bank guarantees direct access to money markets, to spot and forward exchange rate markets and to securities markets, as well as to payment systems, and oversees the Group’s liquidity policy. To access the medium-/long-term derivatives market, the Treasury of the Parent Bank is supported by the subsidiary Banca IMI, which carries out the service by exploiting the synergies obtainabled from its own market-making activities.

The financial risk management policies related to the banking books of the Group’s banking networks (Asset and Liability Management) are discussed in Part E of the Consolidated Explanatory Notes.

With reference to the centralized management of liquidity, as of 31 December 2005, about 57% of interbank lending and 52% of interbank borrowing by the Parent Bank referred to infragroup financing and deposits. During the entire period under review, the Parent Bank maintained a debt imbalance with respect to the market. As a consequence the Parent Bank’s Treasury operates on the market to collect the necessary liquidity under a strict policy of funding diversification.

Regarding medium- and long-term funding, also managed centrally, the Parent Bank raised a total of 5.8 billion euro during 2005, composed as follows:

•         2.7 billion euro through the placement of senior securities by way of the internal network and the Sanpaolo Banco di Napoli and Banca Fideuram networks;

•         3 billion euro through the placement of securities on international markets with Italian and foreign institutional investors, of which 1.1 billion euro subordinated (Lower Tier II for 500 million euro and Tier III for 550 million euro);

•         92 million euro through loans and deposits.

During the year, the Parent Bank transferred 4.2 billion euro in medium and long-term funding to other Banks and Companies of the Group, of which 3.9 billion euro senior and 265 million euro subordinated.

Banking networks other than Sanpaolo, on the other hand, independently collected 480 million euro on the domestic market, through the placement of senior securities with retail customers.

As part of its activities, the subsidiary Banca IMI issued structured bonds for 2.6 billion euro, placed through the Group’s networks.

Regarding deposits from International Organizations, the Parent Bank and other Banks of the Group continued to use funds from loans previously issued by the EIB, especially those destined to finance Research and Development initiatives in Italy, as well as by KfW. During the year, Banca OPI independently collected 420 million euro from the EIB, with maturities of greater than 15 years.

As of 31 December 2005, the Group’s securities portfolio amounted to 68.3 billion euro, up 4.7% from the figure at the end of 2004 (65.3 billion). This amount is broken down as follows: 38.8 billion euro in securities held for trading or carried at fair value, 25.7 billion euro in available for sale investments, 2.5 billion euro in held-to-maturity investments and 1.3 billion euro in securities classified under “loans and receivables”, of which 312 million relative to customers.

The securities portfolio of the Parent Bank, held for treasury requirements and investment purposes, amounted to 8.3 billion euro (net of Group securities), for an increase of 10.3% compared to 7.5 billion euro in December 2004. Excluding the equity component, the break-down is as follows: 4 billion euro in securities held for trading or at fair value, 2.3 billion euro in held-to-maturity investments, 0.8 billion euro in available for sale investments and 1.0 billion euro in securities reclassified under “loans and receivables”.

The break-down in the securities portfolio of the Parent Bank showed a prevalence of government bonds originating from EU countries, representing 59% of the total at the end of 2005, with a further share of 35% represented by securities issued by banks, financial institutions and international organizations, 4% by corporate bonds and the remaining 2% by OICR (Collective Savings Investments Organization) Funds. With the aim of maximizing profit opportunities, the portfolio maintained, through the component of securities eligible for Eurosystem monetary policy operations, the collateral suitable for managing e liquidity and, at the same time, for pledging transaction in customer repurchase agreements.

During 2005, the volume of securities traded by the Parent Bank on its own account was equal to 32 billion euro, while transactions involving repurchase agreements amounted to 270.5 billion euro, of which 128.4 billion euro were carried out on the MTS/PCT platform.

The insurance sector portfolio

As of 31 December 2005, the life and casualty insurance companies under Assicurazioni Internazionali di Previdenza showed

Interbank position, securities and derivatives

					Change
	31/12/2005		31/12/2004 (1)		31/12/05-31/12/04
	(€/mil)%		(€/mil)%		(%)
Interbank
Assets (2)	27,838	100.0	24,367	100.0	+14.2
- Parent Bank	15,829	56.9	12,625	51.8	+25.4
- Banca IMI	6,093	21.9	6,901	28.3	-11.7
- Others	5,916	21.3	4,841	19.9	+22.2
Liabilities	35,683	100.0	28,293	100.0	+26.1
- Parent Bank	19,786	55.4	11,293	39.9	+75.2
- Banca IMI	7,170	20.1	8,701	30.8	-17.6
- Others	8,727	24.5	8,299	29.3	+5.2
Securities (2) (3)	68,319	100.0	65,271	100.0	+4.7
- Parent Bank	8,294	12.1	7,517	11.5	+10.3
- Banca IMI	11,480	16.8	11,661	17.9	-1.6
- A.I.P.	39,927	58.4	38,472	58.9	+3.8
- Others	8,618	12.6	7,621	11.7	+13.1
Derivatives
Hedging derivatives (notional)	57,434	100.0	75,604	100.0	-24.0
- Parent Bank	26,712	46.5	45,937	60.8	-41.9
- Banca IMI	—	—	—	—	—
- Others	30,722	53.5	29,667	39.2	+3.6
Dealing derivatives (notional)	1,219,569	100.0	742,828	100.0	+64.2
- Parent Bank	61,899	5.1	53,361	7.2	+16.0
- Banca IMI	1,130,132	92.7	675,733	91.0	+67.2
- Others	27,538	2.3	13,734	1.8	+100.5

(1)    IAS compliant balance (cf full IAS) including the impact of transition to IAS 32 and 39 (financial instruments) and IFRS 4 (insurance contracts).

(2)    The figure does not include securities classified in loans & receivebles, reported among “Securities” (998 million euro at 31 December 2005 and 541 million at 31 December 2004).

(3)    The figure includes debt and capital securities (including OICR quotas) classified in the various portfolios, except for “Other shareholding investments” described elsewhere in the Report.

financial assets of 46.6 billion euro, up 16% from the beginning of the year (the contribution to the consolidated Financial Statements of SANPAOLO IMI was 40.2 billion euro, +16% from the beginning of the year).

The investments, with respect to traditional policies and free capital, as well as unit and index-linked policies, were carried out on the basis of strict investment policies.

Available for sale investments comprised 41% of the securities portfolio, while securities evaluated at fair value comprised the remaining 59%.

In particular:

•          available for sale securities, mainly for traditional policies and free capital, amounted to 19.2 billion euro and mainly consisted of bonds and other fixed-income securities, representing 95% of the total. The bond portfolio consisted of bonds issued by the Italian and foreign governments, International Organizations, national credit institutes and, to a lesser degree, corporate bonds distributed across a wide number of issuers, particularly companies of the euro zone. Shares, equal to one billion euro as of 31 December 2005, maintained an average impact of 5% throughout the period, in line with medium and long-term profit objectives of the Company;

•          investments evaluated at fair value, equal to 27.4 billion euro, comprised index-linked policies for 39% and unit-linked policies for 56%. The remaining 5% mainly comprised securities to be liquidated for index-linked products reimbursed to customers and specific asset policies.

Brokerage activities

Brokerage activities within the Group are carried out mainly by Banca IMI, the investment bank of the Group and one of the leading Italian financial operators, with a strong presence in stock and bond placements, extraordinary finance transactions and securities trading.

Banca IMI carries out trading activities on its own account and on behalf of third parties across a wide range of financial products in regulated and over-the-counter markets, structures and realizes investment products for retail and institutional customers and provides risk management products for businesses and public authorities.

The securities portfolio of the subsidiary Banca IMI, as of 31 December 2005, amounted to 11.7 billion euro, in line with the 11.9 billion held at the end of 2004; of the former amount, 73.8% consisted of debt securities, 25.6% of shares in OICR Funds and the remaining 0.6% of equities. Short positions in securities amounted to 2.31 billion euro, down 5.7% compared to the value as of 31 December 2004 (2.45 billion).

Trading derivatives amounted to 1,277.46 billion euro, up 39.9% compared to 2004 (912.9 billion euro).

Operating results for the year show a significant contribution of Risk Management and Distribution activities, along with positive results in the major Equity and Corporate Finance activities, particularly as regards organization and completion of the largest leveraged buyout carried out in Europe and the second largest worldwide.

More specifically, with respect to global markets:

•          the fixed income & derivatives sector, despite a slight decline in trading in government bonds, confirmed the positive results of market-making activities in interest and exchange rate derivatives and of activities carried out to support product structuring;

•          the equity sector showed improved performance over the previous period as regards equity funding, with a substantial increase in volumes and returns, as well as equity trading and market-making: in this context, mention should be made of the considerable increase in volumes traded in the ETF sector, in which Banca IMI, leader in Italy, is one of the leading European players;

•          in addition to the stability in flows from retail and institutional customers, the results of the credit trading sector benefited from positive performance in primary activities and the strength of emerging markets; the sector also benefited from sales of long-term securities in asset swaps to international investors;

•          global brokerage activities increased considerably, as a result of greater market volumes and thanks to the development of business with new international customers (the USA in particular).

As far as distribution activities are concerned, the fixed income sector benefited from steady demand from institutional investors seeking good returns in primary market transactions, as well as in the investment grade and high yield segments. In terms of asset-backed securities, significant interest was shown by institutional investors for the debt securitization transaction by Fondo Immobili Pubblici (F.I.P.), in which Banca IMI was one of the lead managers.

The corporate derivatives sector showed a prevalence of interest and exchange rate products to hedge the risks of mid corporate customers. In this customer segment, volumes amounted to a total of 2.7 billion euro in new interest rate derivative hedging transactions. In addition, the last quarter saw a recovery of business in the large corporate segment, especially as regards hedging transactions on medium- to long-term funding. In this context, Banca IMI balanced the derivatives brokerage business carried out by the banking network of the Group on behalf of corporate customers, with nominal values at the end of the period equal to 19.3 billion euro (15.2 billion euro at the end of 2004).

Placement and advisory business

At the Group level, the placement and advisory business is carried out by Banca IMI; the subsidiary Banca OPI also operates in this business with respect to Public Authorities and Entities.

During 2005, Banca IMI confirmed its status among the leading Italian operators in the primary debt market, occupying the role of lead manager & bookrunner in 60 bond issues, for a total of about 22.5 billion euro and with a significant presence in the transactions of foreign issuers.

With reference to retail investors, Banca IMI established and placed inflation-linked products, as well as products linked to the CMS (“Constant Maturity Swap”) parameter and capped FRN (Floating Rate Note) issues, which satisfied the requirements of conservative investing.

In the equity sector, with positive performance in the international stock markets, the activities of equity capital markets in Italy showed an increasing level of transactions, confirming the trend seen in the last part of 2004. In this context, Banca IMI confirmed its traditional leadership in the market, both in terms of both placements and increases in capital for listed companies, including the IPOs of Safilo and Marr.

With respect to corporate finance activities, Banca IMI strengthened its role in the market, also thanks to marked recovery worldwide in terms of mergers & acquisitions, which brought Europe increasingly closer to the volumes and values of transactions carried out in the United States.

Banca OPI provides financing and financial assistance to Public Entities, Local Authorities, Public Utilities and infrastructural projects. In 2005, Banca OPI confirmed its leadership position in the Italian Public Sector, with an overall market share of over 20%, in an increasingly competitive market characterized by an increase in the number of banks present and by very aggressive pricing policies by competitors.

Total loans to customers, as of 31 December 2005, amounted to 25.6 billion euro, including 5.6 billion euro in the securities portfolio, for an increase of about 7.9% compared to 31 December 2004.

Regarding financing activities, total financial disbursements to customers during 2005 amounted to 6.3 billion euro, of which 1.5 in the form of subscription of securities issued by customers.

During 2005, Banca OPI gave an especial push to financial consulting services offered to customers, mainly involving debt restructuring programs and the related promotion of derivative products.

The year 2005 was also characterized by a significant focus on project finance activities in Italy and abroad. Total financing contracts stipulated exceeded 340 million euro, signifying a considerable increase compared to 2004.

The expansion of Banca OPI into international markets, with the availability of a dedicated structure from the end of 2004, was intensified during 2005, promoting, in collaboration with local Group offices, relationships and business with the bank’s customers (regional entities, public companies and central administrations), particularly in Central-Eastern Europe.

Shareholdings

As of 31 December 2005, Group shareholdings amounted to 3,912 million euro, of which 819 million euro classified as “Equity investments” and 3,093 million euro as “Available for sale financial assets - Equities”.

Shareholdings

			Change
	31/12/2005	31/12/2004	31/12/05-31/12/04
	(€/mil)	(€/mil)	(%)
Equity investments (1)	819	839	-2.4
Qualified investments	690	681	+1.3
Goodwill arising on application of the equity method	129	158	-18.4
Other equity investments (2)	3,093	2,940	+5.2
of which:
- Santander Central Hispano	1,524	1,249	+22.0
- IXIS Asset Management Group S.A.	216	192	+12.5
- Banca d’Italia	185	185	—
- Borsa Italiana	134	74	+81.1
- Banca delle Marche S.p.A.	92	92	—
- IXIS Corporate & Investment Bank	91	86	+5.8
- Azimut S.p.A.	71	65	+9.2
- FIAT S.p.A.	67	54	+24.1
- Banco del Desarrollo	62	45	+37.8
- Parmalat S.p.A.	62	—	n.s.
- Istituto per il Credito Sportivo	50	19	+163.2

(1)  The list is given in the Explanatory Notes (Part B - Section 10).

(2)  Included in the caption “Available for sale financial assets - Equity”.

Equity investments

This item comprises “significant” investments, which are those held in companies in which the Group exercises significant influence and in non-consolidated subsidiaries, and amounted to 819 million euro as of 31 December 2005, of which 122 referring to goodwill (positive differences in shareholders’ equity). With respect to the value as of 31 December 2004, this item decreased by 20 million euro, essentially as a result of the disinvestments in the private equity sector, only partially offset by purchases made by the Parent Bank and by the valuation of goodwill.

The main transactions concluded during the period, in addition to what is described in the chapter “Action points and initiatives in the year” include:

•       acquisition of a further 8.5% share of Cassa dei Risparmi di Forlì, with a disbursement of about 65.7 million euro, which, when added to the share already held, brings the total share of SANPAOLO IMI to 38.3%. The investment is a result of exercising a put option by Fondazione Cassa dei Risparmi di Forlì. These shareholdings were adjusted for a net amount of 45.7 million euro, in order to bring the value to fair value;

•       adherence to the option for conversion of the 2004 dividend of investee company Banque Palatine (previously Banque Sanpaolo) into shares, which resulted in the subscription of newly issued shares for a value of 10.5 million euro;

•       acquisition of a 20% share in Turkish brokerage company Global Menkul Degerler A.S. by Banca IMI, for 3.1 million euro;

•       disposal, as part of Private Equity activities, of the 27.1% investment in Carpine - holding company of the Argenta group - to the Advent Private Equity Fund, for 21.9 million euro, achieving a capital gain of 11.9 million euro;

•       disposal, again as part of Private Equity activities, of the 20% investment in AEFFE, by exercising a put option with respect to the majority industrial shareholders, as per the shareholders’ agreement. Exercising of the option corresponded to 58.4 million euro, with a capital gain of 31.3 million;

•       sale to the majority shareholder of the 31.5% share held in Esatri, company of the Intesa group active in the tax sector, for 20 million euro and resulting in a capital gain of about 12.5 million.

Other shareholdings

The Group’s remaining shareholdings are classified under “Available for sale financial assets – Equities”.

This component amounted to 3,093 million euro as of 31 December 2005, for a net increase of 153 million euro compared to the value at the end of 2004.

The main transactions completed during the period include:

•       adherence to the Arrangement Proposal set forth by the Extraordinary Commission of Parmalat to complete the restructuring program of the group, with assignment of a 1.869% share of the capital of Parmalat;

•       disposal – as execution of the agreements stipulated in 2002 with EDF – Electricité de France – of the 12.48% share held in Italenergia Bis (IEB), of IEB warrants and of the Edison shares and warrants held, for a total of 639.7 million euro and a net capital gain of 136 million;

•       other transactions, including the sale of shareholdings in Lingotto S.p.A. and Aeroviaggi, for a total of 5.9 million euro and capital gains of 1.5 million euro.

The increase resulting from the fair value adjustments of these investments, net of disposals carried out during the period, is mainly attributable to revaluation of the investment in Santander, equal to 106 million euro for the Parent Bank and 165 million euro for Sanpaolo IMI International, before tax.

Regarding valuations of other shareholdings, a specific AFS securities valuation reserve for own shares has been established to the amount of 1,029 million euro.

Group capital and reserves

Net shareholders’ equity

Group net shareholders’ equity, equal to 13,483 million euro as of 31 December 2005, showed the following changes during the period:

Movements in Group shareholders’ equity	(€/mil)

Shareholders’ equity at 31 December 2004 (1)	12,308
Adoption of IAS 32, 39 and IFRS 4	-273
Shareholders’ equity at 1 Janaury 2005	12,035
Decreases	-873
- Dividends	-873
Increases	2,321
- Net profit for the period	1,983
- Net change in valuation reserves	252
- Net change in own shares	10
- Stock option accounting	62
- Other changes	14
Group shareholders’ equity at 31 December 2005	13,483

Variations during 2005 are essentially determined from the yearend income, net of dividends paid out of the net profit for 2004, the change in valuation reserves and accounting for stock options (increase in capital and share premium reserves).

In particular, the change in valuation reserves was essentially impacted by:

•       the revaluation at fair value of several minority equity investments classified in the available for sale portfolio for a total of 478 million euro (including the investment in Santander Central Hispano for 266 million euro);

•       the recognition of 199 million euro with direct corresponding caption under shareholders’ equity reserves for the “actuarial” losses on defined benefit employee funds and employee termination indemnities. In fact, a recent revision of IAS 19 (Employee benefits – amended version of 8 November 2005) allows, in the presence of valuation imbalances related to actuarial estimates of defined benefit employee funds (including, therefore, the employee termination indemnity), a relative allocation to the Provisions for risks, with direct corresponding captions under shareholders’ equity reserves (net of taxes) and without impacting the statement of income. This option represents a “prudential” alternative to the previously used criterion (the so-called corridor method), which essentially involves not recording the aforementioned “actuarial calculation differences” in the financial statements if they amount to +/-10% of commitments at the beginning of the period;

•       the 27 million euro reduction in valuation reserves for debt securities.

Regulatory capital and solvency ratios

With regard to prudential and statistical Supervision, the Bank of Italy has decided that consolidated results take into account the IAS/IFRS international accounting standards as of 31 December 2005. However, as the definitive provisions for the determination of the regulatory capital and solvency ratios are not yet available, the results provided above have been calculated on the basis of general principles issued by the Regulatory Body, in line with guidelines of the Basel Committee and of the CEBS (Committee of European Banking Supervisors). For comparative purposes, the IAS-compliant consolidated regulatory capital as of 31 December 2004 was recalculated, in order to identify the change in main capital aggregate values and the relative impacts on solvency ratios. On 31 December 2005, the Regulatory capital structure of the SANPAOLO IMI Group also adopted national regulations in terms of treatment of financial conglomerates, pursuant to D.Lgs. 142/2005, with specific reference to the insurance subsidiaries.

Based on the above, as of 31 December 2005, the ratio of total regulatory capital of the Group and total risk-weighted assets, mainly resulting from credit and market risk, amounted to 9.2%; in particular, market risks attributable to both the Parent Bank and to other companies of the Group, equal to about 15 billion euro at the end of December 2005, were 49% covered by Tier 3 subordinated loans, which amounted to 600 million euro.

At the same date, the ratio of Tier 1 capital of the Group and total weighted assets was equal to 7.2% (Tier 1 ratio), while the Core Tier 1 ratio (calculated on Tier 1 capital net of preferred shares) amounted to 6.6%.

As of 31 December 2004, the same ratios, calculated on a pro forma and IAS-compliant basis, were equal to 6.7% for the Core Tier 1 ratio, 7.4% for the Tier 1 ratio and 11.3% for the Total risk ratio.

The decline in the Total risk ratio compared to 31 December 2004 is attributable to the increase in capital deductions as a result of the introduction of regulations on “financial conglomerates” (90 bp), together with the repayment of subordinated loans during the period (50 bp) and growth in risk-weighted assets (70 bp).

A subordinated loan placement program has been established to bring the ratio back above 10%. A first tranche of 750 million euro has already been placed, bringing the ratio to 9.7%.

Regulatory capital and solvency ratios

	31/12/2005	31/12/2004
		full IAS
Regulatory capital (€/mil)
Tier 1 capital	10,938	10,089
of which: preferred shares	1,000	1,000
Tier 2 capital	4,722	5,508
less: prescribed deductions	-2,308	-877
Regulatory capital	13,352	14,720
Tier 3 subordinated loans	600	594
Total regulatory capital	13,952	15,314
Weighted assets (€/mil)
Credit risk	135,688	121,700
Market risk	15,237	13,063
Other requirements	288	787
Total assets	151,213	135,550
Solvency ratios (%)
Core tier 1 ratio	6.6	6.7
Tier 1 ratio	7.2	7.4
Total risk ratio	9.2	11.3

Own shares

As of 31 December 2005, SANPAOLO IMI shares held by the Group totaled 4,774,774, equal to 0.26% of the share capital, and they were recorded on the basis of the new IAS/IFRS criteria as a negative component of shareholders’ equity, for a total of 51 million euro. These shares were held by the Parent Bank and by its subsidiaries, as well as collective investment entities within the context of the Group’s insurance sector and, in accordance with international standards, consolidated on a line-by-line basis. Regarding the amount of own shares in the portfolio, the Parent Bank and Banca IMI have the same amount in the undisposable reserve foreseen by law.

Own shares of the subsidiaries, on the other hand, refer to shares of Banca Fideuram S.p.A. in the portfolio of the bank. As of 31 December 2005, these shares, held exclusively by Banca Fideuram for stock option plans, amounted to 12,655,273 (nominal value of 2.4 million euro), corresponding to 1.3% of the share capital (14,997,000 as of 31 December 2004). Under application of IAS 32, these shares are recorded at cost, as an adjustment to the shareholders’ equity of Banca Fideuram (including the minority portion) for 54.4 million euro.

For additional information on transactions carried out during the year, see Part B – Liabilities – Section 15 of the Consolidated Explanatory Notes.

Operating structure

The distribution network

The Group’s distribution network is divided into territorial areas and bank networks with light central structures, which provide uniform and complete supervision of the respective territory. In order to effectively satisfy the different needs of households and businesses, the distribution model is based on specialization of the branches according to the type of customer served (corporate, private and retail). Internet and phone and mobile banking services also support operations with customers.

As of 31 December 2005, the SANPAOLO IMI Group had a network of 3,172 banking branches in Italy, distributed as follows: 34.1% in the North West regions, covered extensively by the Sanpaolo network; 27.2% in the North East, which comprises the branches of four networks (Cassa di Risparmio di Padova e Rovigo, Cassa di Risparmio in Bologna, Cassa di Risparmio di Venezia and Friulcassa); 25.9% in Southern Italy and in the Islands, headed by Sanpaolo Banco di Napoli on the mainland and by the Sanpaolo network on the Islands. The remaining 12.8% of the Group’s network is located in Central Italy, with branches of Sanpaolo and Banca Popolare dell’Adriatico. In addition, branches of Cassa dei Risparmi di Forlì (38.25% stake held), Cassa di Risparmio di Firenze (18.7% stake held) and Banca delle Marche (7% stake held), with which SANPAOLO IMI has distribution agreements, operate in the North East and Central regions.

With reference to commercial banks, the distribution network, as of the end of December, included 3,050 branches in Italy, 39 more than in 2004. During the year, a rationalization of the distribution network of the Group was carried out, leading to the transfer of operating points among commercial banks, particularly through assignment of the Sanpaolo branches operating in the province of Venice to Cassa di Risparmio di Venezia and of those operating in Friuli Venezia Giulia to Friulcassa, and via acquisition by Sanpaolo of active branches in the provinces of Lodi, Milan and Rome, ceded by Cassa di Risparmio di Padova e Rovigo and Cassa di Risparmio in Bologna.

The share of branches held on a national level, as of 30 September 2005, was 10.0%. In particular, the Group had an 11.1% share in the North West, 10.3% in the North East, 5.5% in the Centre and 13.4% in the South and in the Islands.

Regarding multi-channel infrastructures, as of the end of December, direct banking contracts with retail customers rose to almost one million, an increase of 25% compared to 31 December 2004. Internet banking contracts with companies amounted to 66,600 units, for an increase of over 33% from the beginning of the year.

Customer service is also provided through the network of “Bancomat” automated teller machines (at the end of December 2005, these included 1,944 Sanpaolo ATMs, 849 Sanpaolo Banco di Napoli ATMs and 1,091 ATMs of the four bank networks of the

Group distribution network

			Change
	31/12/2005	31/12/2004	31/12/05- 31/12/04(%)
Banking branches and area offices (1)	3,289	3,239	+1.5
- Italy (1)	3,172	3,126	+1.5
of which: Parent Bank (2)	1,415	1,371	3.2
North East banking networks and Banca Popolare dell’Adriatico	948	952	-0.4
Sanpaolo Banco di Napoli	687	688	-0.1
- Foreign	117	113	+3.5
Representative offices	19	18	+5.6
Financial planners	4,151	4,317	-3.8

(1)   The data as of 31/12/2004 have been reclassified with respect to the 2004 Annual Report to take into account the exclusion of Cassa dei Risparmi di Forlì from the area of proportional consolidation.

(2)   The data as of 31/12/2004 have been reclassified with respect to the 2004 Annual Report to take into account the transfer of the branches among the Sanpaolo network and the North East banking networks.

Group distribution network in Italy as of 31/12/2005

		North East	Banca	Sanpaolo	Other
	Sanpaolo	banking network (1)	Popolare dell’Adriatico	Banco di Napoli	networks (2)	TOTAL	%
North West (Piedmont, Valle d’Aosta, Lombardy and Liguria)	1,039	1	2	—	41	1,083	34.1
North East (Triveneto and Emilia Romagna)	5	806	17	—	34	862	27.2
Center (Tuscany, Marche, Umbria, Lazio, Abruzzo e Molise)	254	—	122	4	27	407	12.8
South and Islands (Campania, Puglia, Basilicata, Calabria, Sicily and Sardinia)	117	—	—	683	20	820	25.9
Banking branches and area offices in Italy	1,415	807	141	687	122	3,172	100.0

(1)   Includes Cassa di Risparmio di Padova e Rovigo, Cassa di Risparmio in Bologna, Cassa di Risparmio di Venezia and Friulcassa.

(2)   Includes the branches of Banca Fideuram (91), Neos Banca (25), Farbanca (1), Banca IMI (1) and Banca OPI (4).

North East and Banca Popolare dell’Adriatico), as well as through POS terminals (38,879 for the Sanpaolo network, 15,701 for Sanpaolo Banco di Napoli and 20,577 for the latter networks).

The Group’s distribution structure also includes 4,151 financial planners under Banca Fideuram and Sanpaolo Invest SIM.

The Group operates abroad through a network of 117 branches, 19 representative offices and 2 desks (one syndicated Inter-Alpha group desk in Teheran as representative office and one “Italian desk” with commercial bank in Kuwait). In addition to the international network of the Parent Bank, the external network mainly comprises branches of the subsidiary banks operating in Central Eastern Europe.

Personnel

At the end of the period, the Group employed 43,476 resources, in addition to 190 workers with atypical contracts, for a total of 43,666 people. Compared to December 2004 figures, this represents an increase of 482 resources (+1.1%), due to an increase of 592 employees (+1.4%) and a reduction of 110 workers with atypical contracts.

This growth is the result of about 1,700 new employees and 1,050 terminations, which enabled completion of the generational turnover begun at the end of 2003, using the “Income, employment and retraining fund for staff in the banking industry”.

Growth in the workforce during 2005, which enabled recovery of part of the reduction recorded during the previous two-year period as a result of incentive-based resignations (of which 600 in December 2004), is linked to investments supporting commercial development in Banking and expansion of the Savings and Assurance sector, partially offset by rationalization in the tax sector. Growth was also impacted by the incorporation of Neos Servizi, which involved the addition of about 60 resources in the scope of consolidation.

The workforce of the Commercial Banks amounted to 35,755 units, of which 24 workers with atypical contracts, an increase of 336 (+0.9%) compared to December 2004, following growth in the number of employees (+1.3%), countered by the reduction of 111 workers with atypical contracts, used on an extraordinary basis in 2004 in order to handle the migration of IT procedures.

With reference to the Parent Bank, the workforce amounted to 21,070 resources at the end of the year, up 1.3% with respect to December 2004, reclassified consistently in order to take into account transfers of the branches with network banks of the North East. Newly hired staff amounted to 660, of which over two thirds in the network of branches and structures directly supporting the business, while total departures amounted to 240.

Total personnel of Sanpaolo Banco di Napoli, at the end of the period, amounted to 5,751 resources, an increase of 28 compared to the end of 2004, as a result of 42 new employees, 62 resignations, 45 net acquisitions by the Parent Bank and other net transfers of personnel from other Companies of the Group and of workers with atypical contracts.

Resources employed by the network banks in the North East and by Banca Popolare dell’Adriatico amounted to 8,934 at the end of the period, an increase of 39 units compared to December 2004,

Personnel

	31/12/2005		31/12/2004		Change
			pro forma		31/12/05-31/12/04
	%		%		(%)

Period-end headcount (1)	43,476	100.0	42,884	100.0	592	+1.4
- Parent Bank (2)	21,059	48.5	20,765	48.5	294	+1.4
- North East bank networks and Banca Popolare dell’Adriatico (2)	8,923	20.5	8,800	20.5	123	+1.4
- Sanpaolo Banco di Napoli	5,749	13.2	5,719	13.3	30	+0.5
- other companies	7,745	17.8	7,600	17.7	145	+1.9
Executives	847	1.9	794	1.9	53	+6.7
Managers	14,047	32.3	13,298	31.0	749	+5.6
- of which: third and fourth level managers	5,063	11.6	4,969	11.6	94	+1.9
Remaining employees	28,582	65.8	28,792	67.1	-210	-0.7
Other personnel (3)	190		300		-110	-36.7
Total	43,666		43,184		482	+1.1

(1)   The group’s headcount for 2005 and 2004 has been calculated applying IAS accounting standards and therefore with the entry into the consolidation area of the A.I.P. group and Sanpaolo Insurance Broker. At the same time, the percentage of consolidation of Banka Koper (a member of the Sanpaolo IMI Internazionale group) has changed from 63,9% al 100% and Cassa dei Risparmi di Forlì, All Funds Bank, Gruppo Wargny have been excluded from the Group’s consolidation area. Furthermore, the headcount for each company refers to personnel actually working in that company, which includes personnel on secondment form other Group companies but excludes personnel on transfer away from the company, and not those nominally employed.

(2)   The data as of 31/12/2004 have been reclassified with respect to the 2004 Annual Report to take into account the spin off of branches in January 2005.

(3)   Includes workers on fixed term contracts and contracts for specific projects.

reclassified consistently in order to take into account exchange of branches with the Parent Bank.

This growth is a result of a 123-unit increase in the number of employees and a decrease of 84 workers with atypical contracts. The total number of new employees amounted to about 300, with 230 departures; personnel from other Group companies grew by about 50 units.

The other Companies of the Group closed the year with a work-force of 7,911 resources, up 146 units (+1.9%) as a result of around 670 newly hired employees and 520 departures. The number of workers with atypical contracts remained stable.

In particular, in the Savings and Assurance sector, the Assicurazioni Internazionali di Previdenza group grew by over 100 units, following plans for reinforcement of the structure supporting business, while the Fideuram group grew by over 60 resources.

The Neos group, operating in the consumer banking sector, grew by about 90 units, of which two thirds following the incorporation of Neos Servizi, previously unconsolidated. In addition, measures to rationalize the tax sector continued during 2005 (-3.4%), also through the Solidarity Fund, with total departures in 2005 amounting to about 30 resources.

Stock incentive plans

Regarding stock incentive plans, see Part I of the Consolidated Explanatory Notes.

Risk management and control

The basic principles

The Group is strongly committed to risk management and control on the basis of the following three principles:

•       clear identification of responsibility for taking on risks;

•       measurement and control systems in line with international best practice;

•       organizational separation between the Business Areas that conduct business activities and those responsible for controls.

The policies relating to the acceptance of credit and financial risks are defined by the Parent Bank’s Board of Directors and Executive Committee with support from specific Committees.

The Parent Bank also performs general risk management and control functions and takes risk-acceptance decisions in the case of particularly large risks, supported by the Risk Management Department.

The Business Areas that generate credit and/or financial risks are assigned limits of autonomy and each has its own control structure. For the main Group banking subsidiaries (Sanpaolo Banco di Napoli, Cassa di Risparmio in Bologna, Cassa di Risparmio di Padova e Rovigo, Cassa di Risparmio di Venezia, Friulcassa and Banca Popolare dell’Adriatico), these functions are carried out, on the basis of an outsourcing contract, by the Parent Bank’s risk control functions, which periodically report to the Board of Directors and the Audit Committee of the subsidiary.

The Basel 2 Project

In June 2004, the Basel Committee on Banking Supervision published the final version of the Capital Accord (“Basel 2”), adopted by the European Union at the end of 2005 through the Directive on Capital Adequacy.

Very briefly, the Accord provides for new quantitative rules to establish the minimum capital requirement to cover credit, market and operational risks:

•       as regards credit risks, the new rules introduce a greater degree of correlation between capital requirements and risks, through the acknowledgment of ratings and other credit risk measurement tools. The Accord sets out a Standard approach as well as two increasingly sophisticated approaches based on internal risk management tools;

•       as regards market risks, the legal regulations currently in force apply;

•       finally, the new Accord introduces capital absorption for operational risks, which can also be measured using three approaches which are increasingly more analytical.

The regulations are designed to promote, through a lower absorption of capital, the adoption of more sophisticated methods, in both credit risks and operational risks. In order to obtain access to these options, however, the banks must satisfy a set of minimum requirements for risk management and control methodologies, to be verified by the Supervisory Authority.

Most of the advantages will come from the management and operating results obtained from the systematic application of the new methodologies which should allow the improvement of risk management and control capabilities as well as increase the efficiency and effectiveness of customer service.

In order to take up these opportunities, since 2003 SANPAOLO IMI has launched the “Basel 2 Project”, whose mission is to prepare the Group for the adoption of the advanced approaches as soon as the New Accord comes into force, expected for the beginning of 2007.

A new Group credit process was introduced during 2005 that, in accordance with the New Accord, includes the use of internal rating as an essential part of deliberations on credit acceptance and management.

The new process is applied to the corporate, small business and household mortgage sectors. During 2006 it will be extended to other retail loans, thereby reaching an almost total coverage of customer loans.

Risk management and control

Qualitative and quantitative data of risk management and control can be found in Part E of the Explanatory Notes.

Shareholders and ratings

Shareholders

As of 31 December 2005, the shareholder structure of SANPAOLO IMI, based on the available information, was as follows:

Shareholders of SANPAOLO IMI

	% of capital
	total	ordinary
Compagnia di San Paolo	14.22	6.85
Banco Santander Central Hispano	8.44	9.96
Fondazione Cassa di Risparmio di Padova e Rovigo	7.04	4.00
Fondazione Cassa di Risparmio in Bologna	5.55	2.85
Giovanni Agnelli e C.	4.97	5.86
Assicurazioni Generali	2.00	2.36
Mediobanca	1.75	2.06
Morgan Stanley & Co. International	1.75	2.06
Banca Monte dei Paschi di Siena	1.51	1.78
Società Reale Mutua di Assicurazioni	1.50	1.77
Caisse Nationale des Caisses d’Epargne (CNCE)	1.50	1.77
Ente Cassa di Risparmio di Firenze	1.50	1.77
Fondazione di Venezia	1.47	1.73
Other shareholders (1)	46.79	55.17
Total	100.00	100.00

(1)       Includes own shares held by the Group.

Ratings

The following table shows the main ratings assigned to the debt of SANPAOLO IMI.

SANPAOLO IMI debt ratings

Fitch
• Short-term debt	F1+
• Medium-/long-term debt (senior)	AA-
Moody’s Investors Service
• Short-term debt	P-1
• Medium-/long-term debt (senior)	Aa3
Standard & Poor’s
• Short-term debt	A-1
• Medium-/long-term debt (senior)	A+

Performance of share prices

At the end of December 2005, SANPAOLO IMI’s share price was 13.216 euro, up 24.7% compared to 30 December 2004, against an increase of 30.7% in the MIB bancario index. On the same date, the SANPAOLO IMI share traded at a price/book value of 1.8.

On 21 March 2006, the quoted price was 15.546 euro, a rise of 17.6% since the beginning of the year.

SANPAOLO IMI share price and dividends

				Unit	Dividend	Payout
Year	High	Low	Average	dividend	yield (1)	ratio (2)
	(€)	(€)	(€)	(€)%		%
1997	8.800	4.564	6.275	0.06	0.91	53.4
1998	16.274	8.717	12.429	0.46	3.74	71.7
1999	16.071	10.970	13.192	0.52	3.91	69.0
2000	20.800	11.483	16.612	0.57	3.42	61.7
2001	18.893	8.764	14.375	0.57	3.97	66.5
2002	13.702	5.231	9.439	0.30	3.18	62.0
2003	11.346	5.796	8.158	0.39	4.78	73.7
2004	11.072	8.799	9.826	0.47	4.78	62.9
2005	13.420	10.201	11.836	0.57	4.82	53.8
2006 (3)	15.546	12.986	14.126

Market comparison

				Change
				30/12/05 -
	21/3/2006	30/12/2005	30/12/2004	30/12/04
				(%)
SANPAOLO IMI share price (€)	15.546	13.216	10.600	+24.7
Historical MIB bancario index	3,686	3,230	2,472	+30.7

	30/12/2005	31/12/2004 (4)
Book value per share (€)	7.22	6.48

(1)       Calculated on annual average price.

(2)       On consolidated income.

(3)       Up to 21/3/2006.

(4)       Pro forma.

Supplementary information

Transactions with related parties

Information on Group transactions and relations with related parties can be found in Part H of the Explanatory Notes to these consolidated financial statements. Moreover, Part H of the Explanatory Notes to the Parent Bank financial statements gives an analysis, pursuant to Art. 78 of Consob Resolution n. 11971/99 and subsequent modifications, of the remuneration of the Directors, Auditors and Managing Director of the Parent Bank, as well as the stock option plans reserved for them.

The shares of the Parent Bank and subsidiaries held by Administrators, Auditors and Managing Director of the Parent Bank and by others, as provided for in Art. 79 of Consob Resolution n. 11971/99, are detailed in Part H of the Explanatory Notes to the Parent Bank financial statements.

A detailed list of the Group companies and subsidiaries as of 31 December 2005 is given in the Explanatory Notes to these consolidated financial statements (Part B – Section 10 – Assets).

Offices held by Directors in other companies

In accordance with the recommendations of the Code of Conduct for Listed Companies issued by Borsa Italiana, Part H of the Explanatory Notes to the Parent Bank financial statements lists the offices of Director or Auditor held by Directors of SAN-PAOLO IMI in other companies listed on regulated markets (also foreign) in financial, banking, insurance and other significant-sized companies.

Corporate bond risk and protection of savers

The serious repercussions of recent national and international corporate bond defaults, which have affected savers’ portfolios, have led the Group to take certain measures to protect its customers.

In dealing with the complaints of customers who have invested in bonds from defaulting issuers, SANPAOLO IMI has taken the approach of a case-by-case examination of the areas where customers have complained of specific shortcomings in the investments carried out. The aim is to verify the adequacy and formal, substantial consistency of the investment to the risk profile attributable to the customer and, where the shortcomings are proven to exist, to resolve any controversy amicably.

During 2005, examination of claims on investments in Cirio and Parmalat bonds was basically completed, confirming the Group’s formal and substantial correct behavior in the majority of cases.

Examination of claims in relation to Argentine bonds is still underway, but here, too, the majority of cases show the Group’s formal and substantial correct behavior.

In those cases where the investment activities in Cirio, Parmalat or Argentine bonds do not seem adequate (around 5% of the overall complaints made to the Group Banks for a total nominal value of approximately 14 million euro), the relative reimbursements have been arranged for customers for a total of some 6 million euro.

As regards Argentine bonds acquired before 23 December 2001, the date of the issuer’s default, the Association for the Protection of Investors in Argentine Bonds – Task Force Argentina (TFA), of which SANPAOLO IMI is an associate, has identified the proposal to make legal recourse to the International Centre for the Settlement of Investment Disputes (ICSID) as the most suitable way to protect the interests of those Italian investors who did not adhere to the Argentine Republic’s Public Exchange Offer (OPS) which closed on 25 February 2005.

ICSID is an organ of the World Bank that acts as conciliator and arbitrator in disputes over investments between states and private foreign investors in application of bilateral treaties existing between interested countries (the agreement between Italy and Argentina was ratified with Law n. 334 of 18 August 1993).

The legal recourse requires, amongst other things, a warrant of attorney which the bondholder may deposit at a designated US legal office, and a mandate to the TFA for the coordination of the proceedings and actions that will taken against Argentina. The proposed initiative will be totally free for customers.

The initiative does not, however, include holders of bonds from the Province of Buenos Aires as from 7 November to 16 December 2005 there was a Public Exchange Offer (OPS) proposed by the Province to holders of bonds it had issued. There was a generally good response to the Offer and around 94% of the debt to be restructured was exchanged. This was basically in line with the position of customers of the SANPAOLO IMI Group who still hold some 7% of the total bonds owned before the offer.

The insolvency of the Parmalat group, declared in December 2003, led to a default on 26 bonds, mostly on the European market, corresponding to around seven billion euro. The majority of SANPAOLO IMI Group retail customers have adhered to the “Committee to defend SANPAOLO IMI Group Parmalat bondholders”, founded autonomously with the financial support of the Bank with the aim of assisting members in the exercise of their rights, including any collective legal proceedings for compensation against individuals who, for the positions held or functions executed in companies of the Parmalat group, might be deemed responsible for the damage caused to all the customers represented by the above-mentioned Committee.

The Committee has initiated civil action on behalf of its members in the two ongoing legal proceedings at the Court of Milan for crimes of market rigging, falsification of papers and obstructing the Supervisory Authorities. Over 32,000 customers adhered to the project. Similar initiatives will be taken in pending cases at the courts of Milan and Parma.

Between 28 June and 26 August 2005, voting was held on the proposed agreement drawn up by the Parmalat Commissioner for the conversion of loans, reduced to the percentages agreed for each insolvent company (recovery ratio), into shares issued by the contractor of the agreement (also called “Parmalat S.p.A.”) and quoted on the MTA of the Italian stock exchange.

On 1 October 2005, in the light of a majority of favorable votes, the Court of Parma approved the agreement. Some bondholders opposed the sentence but this has not affected the efficacy of the contested approval.

The appropriate shares and warrants were promptly made available in the relevant administered deposits to Group customers who exercised their right to vote or subsequently requested registration. “Rights” to recall shares have been given to those who have not yet made such a request and must be exercised by 1 October 2010, otherwise they will expire.

On 8 November, on its second calling, the shareholders’ meeting was held which nominated the members of the board and the statutory auditors of the new “Parmalat S.p.A.”.

Finally, during 2005 activities continued with the application of the “PattiChiari” (Clear Deals) interbank project, aimed at improving relations between the bank and its customers. After implementing the eight initiatives of the project last year, the Group was subjected to a third verification of its compliance to the quality protocols set out in the interbanking area, in line with the normal performance of the certification that provides for regular checks aimed at ensuring that required service levels are constantly maintained.

The administrative and financial governance model

As part of corporate governance aimed at strengthening the quality and level of the presidium of financial market information, the Group has taken measures to regulate all administrative and control activities, taking advantage of the required alignment with the dispositions of the US Sarbanes-Oxley Act in relation to listing on the New York Stock Exchange (NYSE).

The initiatives have been aimed at creating an unequivocal and highly integrated model of Group financial and administrative governance with reference to the system of controls for company information procedures producing obligatory financial market information.

The line taken markedly anticipates the development of the administrative control system, initiated in Europe with the issuing of the VIII directive and in Italy with the reform of the Law on Savings, ex law 262/2005, in response to the growing attention national and international regulators pay to company administrative and financial information to protect investors.

The Group’s administrative and financial model reflects its organic planning and creation, fostered by the coordination of the entire Group by one dedicated Function set up in the Finance and Administrative Department of the Parent Bank (whose director covers the role of Chief Financial Officer).

The lines of development for the work program have first defined the methods to ensure the widest diffusion and understanding of the regulatory responsibilities resulting from the application of the Sarbanes-Oxley Act. This has been pursued by the activation of a dedicated information space in the communications infrastructure used by the Group, and accessible to all the companies, that allows widespread utilization of the available analyses, making accessible information sources and a review of the domestic and international experiences accrued, as well as the documentation aimed at coordinating the established work program: guidelines and operative plans, analysis methods and document standards, problems and technical opinions, information given to relevant organs, to company management and to External Auditors.

The commitment to the widespread diffusion of information and an integrated management of initiatives taken is aimed at speeding up the processes of internalization of the innovations and organizational adaptation, deepening understanding of regulatory tasks and increasing the efficiency of communication processes and the overall quality of the system.

In parallel, a model for administrative and financial governance was drawn up paying especial attention to operative profiles aimed at making the internal processes of drafting the financial statement positions and the relative Disclosures secure, transparent and certifiable, according to the principles set out in the auditing standards and in application of the requirements of the CoSO (Committee of Sponsoring Organization of the Treadway Commission) Integrated Framework which constitutes the reference best practice.

The draft plan was then converted, for all the Group’s corporate organization, into a document analyzing and defining the links between the administrative-financial reports (financial reporting) and the description of organizational procedures and the configuration of the control system for market financial information.

This document framework integrates the company rules and regulations, responsibilities, organizational processes, working procedures and phases, information architectures and application systems in a codified structure of reports describing everything influencing the drawing up of financial reporting and disclosures, with particular emphasis on information risk profiles and all the established protection and control systems.

The descriptive analysis refers to an extension of the specific organizational model, with especial attention to:

•          standards, regulations and operational control mechanisms valuable to the Group, reflecting the quality of financial information which represents the most common form of risk mitigation for minority parties holding issuer securities (Company Level Controls);

•          general procedures and regulations governing technology and applied developments, with respect to design, procurement, development and management of the information system, with particular reference to architectures and applied systems supporting the production of data (IT General Controls);

•          management, business, administrative and support procedures with tangible influence on the drawing up and determination of capital and economic values and amounts stated in financial reporting.

The effectiveness and efficiency of the model for administrative and financial governance are strengthened through checks on the coherent application of the controls and the correctness of the recording documents; any plans of action advisable for improving the quality of the control system set up are analytically formalized for the whole Group, illustrating their nature and state of realization.

Extension to all Group areas of an unequivocal and integrated model for administrative and financial governance has prompted the adoption of a dedicated applied architecture in support of the management and upkeep of the overall store of information, ensuring that the document plan possesses the quality and efficient structure typical of the most up-to-date information systems.

On this basis, Management has put itself in the position of being able to publicly disclose the state of the internal control system, initially according to the Sarbanes-Oxley Act (Management Assessment of Internal Controls over financial reporting), and in future, compliance to the aforementioned dispositions of Law 262/2005 (Declaration on financial statements by the “Manager for accounting and corporate documents”).

With the initiatives taken, SANPAOLO IMI intends to seize the opportunities offered by the regulations in terms of competitive advantage, pursuing a broad program aimed at establishing an innovative governance and control system for financial information, centered on greater reliability and depth of analysis to ensure the highest standards in the quality of the drafting of disclosures.

Group Business Structure

Following the redesign of the organizational structure initiated on 5 July 2005, the SANPAOLO IMI Group is divided into the following Business Sectors:

•         Banking

•         Savings and Assurance

•         Asset Management and International Private Banking

•         Central Functions.

This division, which has concentrated operations on banking, further divided into the business lines of “retail & private” and “corporate”, savings and assurance activities, including the insurance business and asset gathering, and asset management, is in line with the provisions of IAS 14 concerning Segment Reporting. More in detail, it has been selected as primary information on the basis of the management approach principle inasmuch as it reflects the operational responsibilities required by the above-mentioned organizational restructuring.

The following table summarizes the main data for the performance of the Business Sectors.

The detailed analysis of the Business Sectors and the principal business lines illustrates the initiatives taken in the year, the data

			Asset
			Management
		Savings and	and International	Central
	Banking	Assurance	Private Banking	Functions (1)	Group total

TOTAL OPERATING INCOME (€/mil)
2005	6,649	1,072	344	337	8,402
2004	6,231	900	325	143	7,599
Change 2005 / 2004 (%)	+6.7	+19.1	+5.8	+135.7	+10.6

PRE-TAX OPERATING PROFIT (€/mil)
2005	2,555	600	233	-365	3,023
2004	1,947	507	181	-664	1,971
Change 2005 / 2004 (%)	+31.2	+18.3	+28.7	-45.0	+53.4

NET PROFIT (€/mil)
2005	1,665	365	187	-234	1,983
2004	1,135	306	144	-329	1,256
Change 2005 / 2004 (%)	+46.7	+19.3	+29.9	-28.9	+57.9

TOTAL INTEREST-EARNING ASSETS (€/mil) (2)
31/12/2005	141,463	6,460	4,137	33,708	185,768
31/12/2004	124,132	5,063	4,549	30,170	163,914
Change 31/12/2005 - 31/12/2004 (%)	+14.0	+27.6	-9.1	+11.7	+13.3

TOTAL INTEREST-BEARING LIABILITIES (€/mil) (2)
31/12/2005	126,115	5,780	4,373	41,686	177,954
31/12/2004	112,349	4,312	5,554	34,822	157,037
Change 31/12/2005 - 31/12/2004 (%)	+12.3	+34.0	-21.3	+19.7	+13.3

ALLOCATED CAPITAL (€/mil)
2005	8,413	1,257	113	1,717	11,500
2004	8,182	1,146	108	1,152	10,588
Change 2005 / 2004 (%)	+2.8	+9.7	+4.6	+49.0	+8.6

PROFITABILITY (%)
2005	19.8	29.0	165.5	n.s.	17.2
2004	13.9	26.7	133.3	n.s.	11.9

EMPLOYEES
31/12/2005	34,959	2,156	696	5,855	43,666
31/12/2004	34,742	1,984	694	5,764	43,184
Change 31/12/2005 - 31/12/2004 (%)	+0.6	+8.7	+0.3	+1.6	+1.1

(1)       Including netting and consolidation entries.

(2)       Excluding the Banca IMI group.

of the statement of income, the operating structure, as well as the main profitability ratios, with values expressing the contribution to Group income.

When necessary, figures for the statement of income for 2004 and operational data as at 31 December 2004 have been reconstructed homogeneously, with regard to both the adoption of the new accounting standards and the business structure.

Criteria for calculating the profitability of the Business Sectors

The statement of income for the Business Sectors has been drawn up in the following way:

•          for those Sectors whose activities are carried out both by the Parent Bank and by its subsidiaries, the Parent Bank accounts attributable to the relevant Sector have been consolidated with the income statement line items of its subsidiary companies. In particular, the attribution to individual Sectors of Parent Bank line items has been made on the basis of the following principles:

•          net interest income has been calculated using appropriate Internal Transfer Rates;

•          in addition to real commissions, notional commissions for services rendered between business units have also been quantified;

•          the direct costs of each Sector have been calculated and the costs of central structures other than those attributable to holding company functions have been allocated to the same Sectors. It should be noted that the allocation of costs for services provided to the operating business units by head office was made on the basis of standard prices, allocating to head office the difference between costs effectively sustained and costs allocated. This method is aimed at making the central structures responsible for the recovery of efficiency;

•          for those Sectors whose activities are carried out entirely by subsidiaries, the income statements of the companies are reported in terms of their contribution to the consolidated results of the Group, net of minority interest and after posting of consolidation attributable to the Sector.

Furthermore, each Sector has been attributed the average absorbed capital on the basis of the current risks (credit, market and operational) calculated according to the VaR (Valued at Risk) approach; these risks are covered entirely by the primary capital. The only exception is Banca Fideuram, that operates in the Savings and Assurance sector, for which, as it is a listed company, reference has been made to accounting net shareholders’ equity at the end of the year (excluding income), in line with the practice for the Group.

Profitability of each Sector has been expressed in terms of RORAC (Return On Risk Adjusted Capital), relating the Sector’s contribution to the net profit of the Group to the amount of average absorbed capital measured according to VaR. Concerning Savings and Assurance, profitability has been calculated relating the contribution of the Sector to the Group net profit to the amount of accounting net shareholders’ equity of Banca Fideuram and the average absorbed capital of Assicurazioni Internazionali di Previdenza.

Initiatives and results of the Business Sectors

Banking

Banking activities are the Group’s core business and represent the reference point for the definition, development and co-ordination of the commercial strategies of all the networks of the Group. They are divided into the business lines of Retail & Private and Corporate, and also include IMI Investimenti for the management of large industrial investments, and GEST Line, responsible for the Group’s tax collecting activities.

2005 saw the continuation of the process of integrating the networks that has led to the extension to all the banks of the Group’s distribution model, specialized by customer segment. The resulting improvement in the quality of service and the personalization of the offer have contributed to strengthening customer relations. The current organizational structures comprises 20 territorial areas/directorates of the network banks responsible for coordinating the transactions of the Markets and the branches and improving the effectiveness of the initiatives aimed at customers on the basis of the specific needs of each territory, taking advantage of being close to the customer.

80% of the Group’s employees work in the Sector which generated 81% of total intermediary funds and contributed 79% of consolidated revenues. Banking activities absorbed 73% of capital, a fall from the 77% of 2004. In absolute values, allocated capital rose due to the greater impact of credit risks linked to new transactions, only partly compensated by the fall in operating risks linked to cost performances. Together with the trend in absorbed capital, the considerable increase in net profit (+46.7%) led to a rise of approximately six percentage points in RORAC (19.8%) compared with the previous year. Overall, the core business contributed 84% of the net consolidated profit. Alongside this, there was a reduction of over four points in the cost/income ratio which was seen in an improvement of efficiency pursued through the growth of revenues coupled with a reduction in costs.

More detailed analysis will be given under the two business lines of the Sector. However, the positive performance can be noted here of the main income margins, driven by the favorable trend in transactions during 2005, for both customer financial assets (+9.2%) and net customer loans (+12%). In particular, total operating income rose by 6.7%, mainly due to the traditional revenues of the commercial banks, the greater income from investment banking, in which Banca IMI operates, as well as in the public compartment where Banca OPI is active. Net interest income rose by 0.9%, rising to 2.5% if investment banking activities are excluded. The growth in pre-tax operating profit, equal to 31.2%, was favored by a reduction in adjustments to loans and other financial assets, as well as a fall in operating costs in all the main elements. Net of taxes, profits for the year amounted to 1,665 million euro compared to the 1,135 million recorded for 2004 and reconstructed pro forma. The results for 2005 have benefited for extraordinary, non-recurring transactions for some 200 million euro, the most important of which was the capital gain on Italenergia Bis.

Banking

			Change
		2004	2005 / 2004
	2005	pro forma	pro forma (%)

STATEMENT OF INCOME (€/mil)
Net interest income	3,540	3,508	+0.9
Net commissions	2,609	2,474	+5.5
Income from credit disposals, assets held to maturity and repurchase of non-hedged financial liabilities	23	4	n.s.
Dividends and income from other financial assets and liabilities	411	221	+86.0
Profits (losses) on equity shareholdings	66	24	+175.0
Income from insurance business	—	—	—
Total operating income	6,649	6,231	+6.7
Net adjustments to loans	-426	-555	-23.2
Net adjustments to other financial assets	—	-68	n.s.
Net operating income	6,223	5,608	+11.0
Personnel costs	-2,129	-2,153	-1.1
Other administrative costs	-1,462	-1,472	-0.7
Net adjustments to tangible and intangible assets	-29	-34	-14.7
Operating costs	-3,620	-3,659	-1.1
Other net income (expenses)	42	62	-32.3
Impairment of goodwill	-1	—	n.s.
Profits (losses) from disposals of investments	2	—	n.s.
Net provisions for risks and charges	-91	-64	+42.2
Pre-tax operating profit	2,555	1,947	+31.2
Taxes for the period	-889	-810	+9.8
Profits (losses) on groups of discontinued operations	—	—	—
Profit attributable to minority interests	-1	-2	-50.0
Net profit	1,665	1,135	+46.7
REVENUES FROM THE SECTOR (€/mil)	6,649	6,231	+6.7
INCOME FROM THE SECTOR (€/mil)	2,555	1,947	+31.2
ALLOCATED CAPITAL (€/mil)	8,413	8,182	+2.8
RATIOS (%)
Profitability	19.8	13.9
Cost / Income ratio	54.4	58.7

			Change
		31/12/2004	31/12/05-31/12/04
	31/12/2005	pro forma	pro forma (%)

OPERATING DATA (€/mil)
Intermediary funds	440,184	399,919	+10.1
Customer financial assets	307,054	281,104	+9.2
- direct deposits	100,169	91,582	+9.4
- asset management	103,313	93,491	+10.5
- mutual funds and fund-based portfolio management	68,538	63,013	+8.8
- portfolio management	5,055	5,298	-4.6
- life technical reserves and financial liabilities	29,720	25,180	+18.0
- asset administration	106,822	97,948	+9.1
- netting	-3,250	-1,917	+69.5
Net asset management flows	5,476	-1,033
Net loans to customers excluding NPLs	133,130	118,815	+12.0
Total interest-earning assets (1)	141,463	124,132	+14.0
Total interest-bearing liabilities (1)	126,115	112,349	+12.3
OPERATING STRUCTURE
Employees	34,959	34,742	+0.6
Domestic branches	3,081	3,037	+1.4
Foreign branches and representative offices	131	126	+4.0

(1)    Excluding the Banca IMI group.

Retail & Private

The Retail & Private business line operates to serve customers made up of families, small businesses and private clients and is supported by direct channels such as Internet, ‘phone and mobile banking. It also comprises Neos Banca (formerly Finemiro Banca), the company specialized in consumer credit, and Farbanca, the electronic bank for the pharmaceutical and health sector.

Retail & Private’s net operating income increased by 3.9% compared to the previous year, benefiting from the growth in net interest income and net commissions from commercial banks and from the reduction in adjustments to loans in the portfolio of the commercial banks and Neos Banca.

Net profit amounted to 818 million euro, an increase of 14.4% over 2004: the result not only of the good performance of revenues but also of the reduction of other administrative costs and personnel costs. The latter make up a significant part of the costs of the line of business which employs 25,188 staff, corresponding to 58% of the Group’s personnel.

Retail & Private intermediary funds, constituting 50% of those of the Group, registered an annual growth of 6.6%, thanks to the expansion of both customer financial assets (+5.8%) and loans to customers (+10.2%). The increase in financial assets is mainly attributable to asset management (+10.5%) which benefited from a high number of placements and the favorable trend of the financial markets. Concerning asset management, life policies and fund-based portfolio management were particularly lively with a growth rate since the beginning of 2005 of 20% and 30% respectively.

Retail & Private absorbed 20% of the Group’s capital, a slight decrease compared to 2004. In absolute values, the allocated capital was a little above the levels of 2004. The performance is attributable to an increase in transactions, which increased the weight of credit risks, against a fall in operational risks linked to cost structures. Profitability, which rose to 35.2% from the 31.3% of the previous year, benefited from the increase in net profit.

Retail & Private operates through 3,007 branches and 168 other specialized operating points in the Group’s commercial banks divided into 45 Markets. In particular, the regions of Central Northern Italy and the Islands are covered by 1,469 Sanpaolo operating points, those of the South by 718 Sanpaolo Banco di Napoli operating points, and those of the North East, Emilia and the Adriatic area by 988 operating points of Cassa di Risparmio di Padova e Rovigo, Cassa di Risparmio in Bologna, Cassa di Risparmio di Venezia, Friulcassa and Banca Popolare dell’Adriatico. To these must be added the 26 branches of Neos Banca and Farbanca.

The retail branches are divided into modules providing services for the various types of customers: personal, family and small business, dedicated respectively to customers with significant financial funds, to households and customers comprising professionals, artisans, farmers and smaller companies. The larger retail branches also operate modules specialized in serving private customers, and these join the operating points specifically dedicated to this type of customer, to give a better territorial coverage.

Particular importance has been given to the management of customers’ assets: in line with market needs, offer policies have been oriented towards providing support to customers in maximizing their short- and medium-/long-term financial plans, by offering asset management and welfare products, satisfying, at the same time, the increasing demand for personal and property protection by offering insurance products. With particular reference to offers, the planning and realization phases of the new range of “absolute return” funds have been completed in collaboration with Sanpaolo IMI Asset Management SGR. These funds are managed with the aim of giving an “absolute” return, not linked to the traditional benchmark and market performance, through innovative management techniques that still maintain a close presidium of the risks. The commercialization of the first funds in the series began in 2006. Furthermore, the rationalization and restyling of the range of open pension funds was completed with Sanpaolo IMI Asset Management and A.I.P. in preparation for the transfer of the business from Sanpaolo IMI Asset Management to A.I.P..

During 2005 the foundations were laid for new commercial processes aimed at improving cross selling, customer retention and acquiring new customers. In particular, strengthening began of the central capacities of “data mining” and Customer Relationship Management (CRM) for family and personal modules. The number of resources was increased for the telephone contact unit that started operating to support branches in customer contacts, and new instruments were made available on to the network for the prompt identification of customers showing signs of wishing to leave the bank and alerting the customer managers in real-time of the major commercial events in customer transactions. The personal customer service has been strengthened with the introduction of a new professional figure – the territorial personal contact – who collaborates with, and gives guidance and support to, the customer managers in a specific territory, with advantages in terms of promptness and effectiveness in communicating the directives of the Division, development of manager competences, sharing of experiences and best practice.

On the occasion of the XX Olympic Winter Games Turin 2006, there were 22 new issues of debit cards and new functions were put into action. The spread of credit cards with flexible payment methods was amplified, allowing the holder to choose between paying in a lump sum or by instalments. A project was started during 2005 for the gradual migration to advanced technologies (microchip) which, in the light of the progressive modification of debit cards, ATMs and POS, will ensure greater security in electronic payment services and offer the possibility to increase the services available to customers. Mention should also be made of the roll-out of the pool of ATMs equipped with Web technologies, offering customers new self-service functions (transfer, fast withdrawal, advanced information services) and, in the case of the Web MTA ATM, also the possibility of depositing cash and checks.

Particular attention has been paid to private customers, also through a further increase in the offer range. “Gestione

Retail & Private

			Change
		2004	2005 / 2004
	2005	pro forma	pro forma (%)
STATEMENT OF INCOME (€/mil)
Net interest income	2,161	2,115	+2.2
Net commissions	1,959	1,912	+2.5
Income from credit disposals, assets held to maturity and repurchase of non-hedged financial liabilities	7	—	n.s.
Dividends and income from other financial assets and liabilities	33	30	+10.0
Profits (losses) on equity shareholdings	—	—	—
Income from insurance business	—	—	—
Total operating income	4,160	4,057	+2.5
Net adjustments to loans	-193	-240	-19.6
Net adjustments to other financial assets	—	—	—
Net operating income	3,967	3,817	+3.9
Personnel costs	-1,518	-1,538	-1.3
Other administrative costs	-990	-997	-0.7
Net adjustments to tangible and intangible assets	-7	-7	—
Operating costs	-2,515	-2,542	-1.1
Other net income (expenses)	15	31	-51.6
Impairment of goodwill	—	—	—
Profits (losses) from disposals of investments	—	—	—
Net provisions for risks and charges	-21	-26	-19.2
Pre-tax operating profit	1,446	1,280	+13.0
Taxes for the period	-628	-564	+11.3
Profits (losses) on groups of discontinued operations	—	—	—
Profit attributable to minority interests	—	-1	n.s.
Net profit	818	715	+14.4
ALLOCATED CAPITAL (€/mil)	2,321	2,281	+1.8
RATIOS (%)
Profitability	35.2	31.3
Cost / Income ratio	60.5	62.7

			Change
		31/12/2004	31/12/05-31/12/04
	31/12/2005	pro forma	pro forma (%)

OPERATING DATA (€/mil)
Intermediary funds	268,418	251,902	+6.6
Customer financial assets	222,356	210,110	+5.8
- direct deposits	60,160	57,369	+4.9
- asset management	103,198	93,412	+10.5
- mutual funds and fund-based portfolio management	68,425	62,936	+8.7
- portfolio management	5,053	5,296	-4.6
- life technical reserves and financial liabilities	29,720	25,180	+18.0
- asset administration	58,998	59,329	-0.6
Net asset management flows	5,444	-1,054
Net loans to customers excluding NPLs	46,062	41,792	+10.2
Total interest-earning assets	46,553	41,895	+11.1
Total interest-bearing liabilities	64,741	61,347	+5.5
OPERATING STRUCTURE
Employees	25,188	24,886	+1.2
Domestic branches	3,033	2,991	+1.4

Investimento Private” (Private Investment Management), the portfolio management product with low volatility and a balanced management, was prepared in the last part of the year.

Operations carried out with small entrepreneurs with good creditworthiness were increased, in line with the growth foreseen in the Small Business Project, which sets ambitious objectives in terms of increasing market shares and broadening the customer base.

Especial attention was also paid to certain areas such as financing to personal and family customers, where Retail & Private operates both directly by granting personal loans and mortgages through the branch network, and indirectly through the subsidiary Neos Banca. The offer range of the branch network has been broadened with the commercialization of the “Domus 100%” mortgage which gives 100% financing of the value of the property. A multi-guarantee policy linked to mortgages has also been developed. After it became a subsidiary of the SANPAOLO IMI Group, Neos Banca has carried out major organizational and management changes aimed at strengthening its competitive ability, with the particular objectives of gradually shifting the activity towards those business areas which are more interesting in terms of national growth, and of reducing asset risk.

In order to render the initiatives taken fully effective, constant attention has been paid to staff training with the goal of offering customers a better professional service and developing the selling skills of the network employees. During 2005, some 127,600 training days were held, involving 20,700 resources.

In the course of the year, the Retail & Private business line completed preparations for the realization of the 2006-2008 Three-year Plan, which saw areas/directorates of the network banks take on a fundamental role. In more detail, for each of the four reference customer segments, 16 product families have been identified, each one of which has been assigned an objective in terms of expected percentage possession, on the basis of specific benchmarks for each area. Furthermore, objectives were set in terms of key performance indicators (KPI) for the branches of the reference market, in the light of alignment to internal best practices.

Corporate

Corporate is the Banking business line dedicated to company customers. It consists of the following Divisions: Companies, for the management of relations with small- and medium-sized businesses; Large Groups, responsible for the management of relations with the more important national and international groups; International, which includes the Parent Bank’s foreign network but limited to corporate lending activities, the Irish subsidiary Sanpaolo IMI Bank Ireland and Sanpaolo IMI Internazionale that

Corporate

			Change
		2004	2005 / 2004
	2005	pro forma	pro forma (%)
STATEMENT OF INCOME (€/mil)
Net interest income	1,363	1,381	-1.3
Net commissions	487	403	+20.8
Income from credit disposals, assets held to maturity and repurchase of non-hedged financial liabilities	24	4	n.s.
Dividends and income from other financial assets and liabilities	262	177	+48.0
Profits (losses) on equity shareholdings	47	—	n.s.
Income from insurance business	—	—	—
Total operating income	2,183	1,965	+11.1
Net adjustments to loans	-238	-308	-22.7
Net adjustments to other financial assets	—	-7	n.s.
Net operating income	1,945	1,650	+17.9
Personnel costs	-539	-545	-1.1
Other administrative costs	-390	-407	-4.2
Net adjustments to tangible and intangible assets	-20	-25	-20.0
Operating costs	-949	-977	-2.9
Other net income (expenses)	20	27	-25.9
Impairment of goodwill	-1	—	n.s.
Profits (losses) from disposals of investments	1	—	n.s.
Net provisions for risks and charges	-66	-36	+83.3
Pre-tax operating profit	950	664	+43.1
Taxes for the period	-263	-252	+4.4
Profits (losses) on groups of discontinued operations	—	—	—
Profit attributable to minority interests	-1	-1	—
Net profit	686	411	+66.9
ALLOCATED CAPITAL (€/mil)	5,860	5,678	+3.2
RATIOS (%)
Profitability	11.7	7.2
Cost / Income ratio	43.5	49.7

		31/12/2004	Change 31/12/05-31/12/04
	31/12/2005	pro forma	pro forma (%)
OPERATING DATA (€/mil)
Intermediary funds	155,483	136,026	+14.3
Direct deposits	35,674	30,519	+16.9
Net loans to customers excluding NPLs	84,928	75,280	+12.8
Total interest-earning assets (1)	93,709	81,477	+15.0
Total interest-bearing liabilities (1)	56,169	46,730	+20.2
OPERATING STRUCTURE
Employees	8,438	8,477	-0.5
Domestic branches	48	46	+4.3
Foreign branches and representative offices	131	126	+4.0

(1)       Excluding the Banca IMI group.

has the presidium of the group’s activities in Central Eastern Europe; Public Authorities and Entities, dedicated to developing relations with reference organizations and institutions. Banca IMI, the Group’s investment bank, Sanpaolo IMI Private Equity, Sanpaolo Leasint, active in the leasing compartment, and the Structured Finance unit, responsible for project financing and specialized structured lending, all also come under Corporate.

Corporate intermediary funds grew steadily on an annual base (+14.3%), indicating the significant upturn in transactions. This performance has been supported by both the commercial effort for loans to foreign and domestic companies, also through transactions in investment banking and structured finance, and the liquidity of the companies seen in an increase in direct deposits. Net loans to customers rose by 12.8% compared to end December 2004. The rise in trading volumes was obtained by containing risk in the portfolio that allowed a reduction in net adjustments to loans, also due to write-backs on some doubtful positions.

Revenues rose by 11.1% compared to 2004, attributable to the growth in commissions and income from other financial assets and liabilities, thanks also to the good performance of corporate finance activities and equity capital markets overseen by Banca IMI. Total operating income also benefited from the capital gain on the disposal of some shareholdings by Sanpaolo IMI Private Equity. Net interest income fell by 1.3%; if investment banking transactions by Banca IMI are excluded, net interest income of the core business rose by 2.7%, driven by the rise in operating volumes, which has largely compensated for the erosion of the spread in corporate counterparties.

Net operating income, up 17.9%, benefited from the aforementioned resizing of adjustments to loans. Due to the reduction in operating costs, pre-tax operating profit amounted to 950 million euro compared to the 664 million recorded in 2004. The fall in costs, equal overall to 2.9%, is attributable to other administrative costs and, to a lesser extent, amortization and personnel costs. In connection with the latter, the business line employs 8,438 staff, representing 19% of the Group’s personnel.

Net profit totaled 686 million euro, up 66.9% on the previous year.

Corporate absorbed 51% of the Group’s capital, a decrease with respect to 2004. In absolute values, allocated capital rose as a result of the higher credit risk connected to new business together with the lower operating risks linked to cost containment. The growth in net profit has given rise to a solid improvement in profitability in terms of RORAC that rose to 11.7% from the 7.2% in 2004.

Improvement in efficiency was equally significant: the cost/income ratio fell by over six percentage points compared to the previous year.

Companies

The Group network dedicated to the national companies market comprises 247 operating points divided between branches and specialist teams assigned to the retail branches.

The single service model used by all the commercial banks of the Group exploits the broad spread of the network and the specialization of employees. The network has 20 Market presidium offices responsible for coordinating branch transactions and shaping the commercial offer to specific local needs.

Actions taken during the year were aimed at strengthening relations with the domestic business system through greater financial support to companies with a suitable risk profile. The initiatives taken led to an increase of the share of the wallet of cash loans of around 80 basis points compared to the preceding year.

The rise in transactions was supported by the strengthening of the offer of products and services, by commercial initiatives aimed at selected customer targets and by investments in the development of competences.

With reference to the financing sector, new innovative projects were launched to support investments in research and development and new technologies, new types of actions were developed to help the rebalancing of financial structures and the recapitalization of companies, and, lastly, offer programs were defined for specific business sectors. Overall, medium- and long-term disbursements to small- and medium-sized enterprises amounted to around six billion euro.

International trade transactions were strengthened thanks to the extension throughout the network of a new operational approach whose main purpose is to maximize the offer of services with high added value.

The offer of transaction services has been further improved with the start-up of the Links Sanpaolo remote station, enhanced with new, innovative operational functions: the number of businesses with Sanpaolo remote stations rose to around 3,200 in 2005.

The sale of hedging products to cover interest rate and exchange risks maintained the growth trend of previous years and was guided by a policy of offering coherent answers to the operational needs of businesses and customer financial competences. The number of customers operating in derivatives rose to 4,400 in 2005.

The high specialization of the service model was backed by intense training programs which continued throughout the year aimed at strengthening commercial and technical-specialist capacities. Some 19,500 training days were held during 2005, involving over 3,400 employees.

In order to give adequate support to decisional processes and offer development, a survey of customer satisfaction was carried out which laid the foundations for long-term monitoring. The study, which revealed a high level of overall satisfaction, also permitted the analysis of the present offer of products, the organizational model and the level of commercial competition.

With regard to the New Basel Agreement, extension of the new process of lending and loan management to the business network was concluded, giving complete uniformity at Group level with obvious advantages in terms of the efficiency and effectiveness of commercial activities.

Finally, in the last part of the year a growth strategy for the next three years was drawn up. To achieve its objectives, the commercial capability of the network is being improved through the strengthening of the specialist product sales force and the introduction of a network of developers dedicated to acquiring new customers.

Large Groups

Large Groups is responsible for the presidium of the larger customers.

In a market characterized by strong commercial competition, the main aim was to protect the quality of the portfolio. The most important event in activities with large groups in 2005 was the conversion of the FIAT loan for 400 million euro in ordinary shares, which was followed at the beginning of 2006 by the market placement of the entire capital share deriving from the loan, as already described in “Action points and initiatives in the year”.

International

International is responsible for international activities. It manages the sector made up of overseas customers, supports domestic companies operating on foreign markets and develops relations with corresponding banks. The Division is also responsible for Sanpaolo IMI Internazionale, the company that coordinates and heads the shareholdings in the Hungarian Inter-Europa Bank (85.9%) and Sanpaolo IMI Bank Romania (98.6%). The company is also responsible for the operational controlling of Banka Koper, operating in Slovenia, of which 63.9% is held by the Parent Bank.

The distribution structure directly covers 33 countries and constitutes the international network of the Parent Bank made up of 13 wholesale branches, the Irish subsidiary Sanpaolo IMI Bank Ireland, 19 representative offices and two operating desks, to which must be added the 98 branches of the controlled banks operating in Central Eastern Europe.

Activities in the year continued in line with the mission, aimed at encouraging and supporting the internationalization of Italian companies, promoting and assisting the investments and activities of foreign multinationals on the European market (with priority given to the Italian market), capitalizing on cross selling opportunities for the Group’s product factories, operating as a domestic bank in new, high-growth markets, and extending relations with counterpart banks.

With the aim of rendering assistance to Italian customers on international markets more efficient, during 2005 representative offices were opened in Casablanca and Dubai and an “Italian desk” was started at the Commercial Bank of Kuwait in Kuwait City.

Other initiatives completed in the foreign sector during the year included SANPAOLO IMI joining the Global Trade Finance program of the International Finance Corporation, obtaining partial or total coverage of risks for banks in emerging countries in the context of the import/export of goods and services, and agreeing to acquire 80% of Banco Italo Albanese which is an important element in the development of economic-trade relations between Albania and Italy.

Public Authorities and Entities

Public Authorities and Entities is dedicated to developing relations with the reference organizations and institutions and, through Banca OPI, provides advisory services and medium-/long-term financing to public bodies and local service companies for infrastructures.

In 2005, Banca OPI confirmed its leading position in the specific compartment with loans to customers of 26.6 billion euro as of 31 December 2005, including securities in the portfolio for 5.9 billion, for an annual growth of 9.5%.

The commercial structure of the bank has strengthened its market penetration: the overall flow of new operations completed (financing and securities) totaled seven billion euro, obtained through a significant rise in the number of entrusted counter-parties.

A particular effort was made in the organization and issue of bonds by medium-sized territorial bodies, meeting customer needs in a market characterized by a greater growth (compared to mortgages) in this component of the liabilities of local authorities. During the year, a total of 121 new issues were made (twice as many as in 2004) to the sum of over 1 billion euro.

2005 saw the start of operations for the Public Authorities and Entities network of the Parent Bank, dedicated to the commercial promotion of Banca OPI products. The network, distributed across the country with “presidium offices”, has allowed contacts to be made with many new counterparties, giving rise to contracts for 1.1 billion euro.

A boost was also given to the financial advisory services offered to customers, mainly in connection to debt restructuring programs and the related promotion of derivative products. A major part (over 50%) of mortgage prepayments (for a total of 1.9 billion) was subject to a remodeling of payment dates and the debt structure for primary clients.

With reference to project finance, 2005 was marked by considerable growth in Italy and abroad, with new contracts exceeding 340 million euro, an increase over 2004. Banca OPI acted as mandated lead arranger in two major project and construction financing operations: the construction of the first trading lot of the Salerno-Reggio Calabria highway, and the license for the construction and management of the new seat of the Bologna Municipal Town Hall, the first example in Italy of a Public/Private Partnership (PPP) in public building. In the international arena, the bank has worked to develop relations with leading sponsors and to confirm the relations with the main banks operating in project financing, subscribing to some activities in the highway sector.

Among these are the Skyway Concession LLC project for the concession of a stretch of toll highway to enter the city of Chicago, and the project of “Madrid Calle 30 SA”, the company holding the concession for the construction and management of a part of Madrid’s internal ring road.

Advisory services continued to be a valid tool for developing relations with primary customers. These activities also contributed to the flow of project finance commissions: around 60% of overall commissions came from preparations for project financing operations and 40% from general consultancy and company finance. Activities on international markets, which have enjoyed a dedicated structure since the end of 2004, were stepped up by promoting, in particular, relations with counterparties in Central-Eastern Europe: contracts with foreign payees totaled 380 million euro in 2005, compared to 120 million in 2004.

The year also saw the scheduled start of dynamic asset management which benefited from the opportunities offered by the market and its appreciation of good quality “Italian risks”. In 2005, disposals of assets were completed for an overall notional value of 1.2 billion euro.

With regard to equity investments, the controlled company Fin.OPI acquired from the Parent Bank shares in the concessionary companies Autostrada Brescia-Padova and Autovie Venete. Moreover, in 2005 Fin.OPI acquired 1.61% of Acque Potabili on the market, integrated the share package already held in Hera, and subscribed to the capital increase made by the French share-holding Transdev. Among non-listed investments, the sale of the share in Lingotto S.p.A. should be noted.

With reference to the results in the statement of income, mention should be made of the rise in all the profit margins, reflected in an increase in net profit.

Banca IMI

Banca IMI is the Group’s investment bank whose mission covers, on the one hand, the offer of specialist services for company and institutional customers and, on the other, the development of structured products offered to retail and corporate customers through the Group’s network.

With reference to capital markets, in 2005 Banca IMI acted as lead manager and bookrunner in 60 bond issues, participated in the placement of inflation-linked BTP and the issue of government securities from Greece and Quebec, placed with institutional investors issues by banks (including Cassa di Risparmio di Bolzano, Banca Lombarda, Banca Popolare di Lodi, Veneto Banca, Landsbanki Islands, Banca Agrileasing, Banca delle Marche, Mediocredito Trentino Alto Adige, Banca Popolare di Intra, Banca Europea per gli Investimenti, Banca Popolare dell’Emilia Romagna, Cassa dei Risparmi di Forlì, Carige), and by corporates (GE Capital, Enel, Finmeccanica, It Holding). Securitization was completed of the loan partly issued also by Banca IMI to Fondo Immobili Pubblici (FIP - public real-estate fund) through the issue of securities in two tranches by the FIP Funding vehicle. The bank acted as joint lead manager and bookrunner in the bond issue for the Municipality of Lecce and for the Province of Como and the Province of Rovigo. It also acted as rating advisor for the Municipality of Bolzano and the Province of Como.

Banca IMI confirmed its traditional presidium of capital increases and the placement of shares, in a scenario characterized by the positive performance of international stock markets. In particular, it acted as joint lead manager for the capital increase of Impreglio; it established and ran the guarantee consortium for the capital increase of Banca Etruria and intervened in the capital increase of Alitalia. During the year the bank acted as sole bookrunner for some private placements (including Buongiorno Vitaminic, CDC Point, Trevi Finanziaria, Isagro, Eutelia and Mondo Home Entertainment) which aroused considerable interest among leading Italian and international investors. The bank also acquired a mandate for specialist activities in the STAR segment of the Italian stock exchange and acted as an intermediary in the Public Offer launched by Nuova Sap on Acque Potabili ordinary shares and in the partial offer made by Hera on Meta. In relation to placement of shares, Banca IMI headed the IPO for Safilo (the biggest offer in Italy during the year) and the IPO for Marr, acting as joint global coordinator, lead manager for the public offer and joint bookrunner for the institutional offer. Finally, it terminated listing on the Expandi market of Mondo Home Entertainment and was a member of the Management Group in the public offer, and global manager for the institutional offer, for Enel IV.

As regards corporate finance advisory and structured finance activities, Banca IMI played a leading role in the acquisition of Wind by Weather Investments, acting as advisor to the acquirer in both structuring and subscription to the financing issued for the operation. The bank also acted as sole arranger for the further structured financing for another company in the Weather group.

Again in relation to structured finance, the bank also took part in the issuing of bridging loans to FIP.

During the year, Banca IMI assisted in the conclusion of the acquisition of Acque Potabili by AMGA and SMAT from Italgas, and the merger of Hera and Meta, that created the second largest Italian municipal multi-utility company. It also supported Maire Holding in the acquisition of Tecnimont from Edison, and Reno de Medici in the disposal of Europoligrafico and Atipackaging to New EPG and the Colleoni group, respectively. Finally, the bank acted as financial advisor to SANPAOLO IMI in the acquisition of 80% of Banca Italo Albanese.

The bank’s performance was especially positive in 2005 also thanks to the conclusion of the Wind operation. Net profit for the year trebled compared to 2004 due to greater revenues, particularly net commissions and dividends and income from financial activities. A positive contribution to net income was also made by the recovery of advanced taxes connected to taxation of dividends on shares contained in ordinary trading.

Sanpaolo IMI Private Equity

With regard to private equity activities, carried out through Sanpaolo IMI Private Equity, the fund raising for the two multi-

regional closed funds – Fondo Centro Impresa and Fondo Nord Ovest Impresa – dedicated to equity investments in the capital of small- and medium-sized companies was concluded at the beginning of 2005. Total commitment subscribed by investors was 180 million euro. The investment phase was started in the following months and should lead to the closing of three operations already approved by the competent bodies early this year.

As regards the Fondo Mezzogiorno (Fund for Southern Italy), set up for investments in small- and medium-sized companies in Southern Italy, two new operations were concluded during the year which brought the number of investment in the Fund to five, for a total of 23 million euro. Another two operations have been approved, for a total of 15 million, and will be concluded in the first months of 2006.

At the end of 2005, Alcedo, the controlled advisory company for the Cardine Impresa and Eptasviluppo funds, was ceded. Management of these funds will be transferred to Alcedo pending authorization to operate as an SGR.

With regard to the structures dedicated to managing the SIPEF I fund, the controlled company Sanpaolo IMI Capital Partners, headquartered in Guernsey, was liquidated, while the Milan branch of the London-based controlled company Sanpaolo IMI Management Ltd became fully operational.

Some important disposals were made during the year in connection with the merchant banking portfolio (Aeroporti Holding, Aeroviaggi, Buongiorno Vitaminic, Carpine/Argenta), resulting in significant capital gains.

Other Activities

As far as major industrial shareholdings, managed by IMI Investimenti, are concerned, the main event in 2005 was the closing of the IEB transaction, already described in the preceding chapters of this Report on Group Operations. During the year, IMI Investimenti subscribed to an 85 million euro share of a financing cum warrant in favor of Weather Capital in the context of the Wind transaction, and also exercised the put option granted by Fintecna to its minority shareholders, settlement of which took place in early 2006.

Tax collecting activities, managed by GEST Line, were affected by the extension of concessions for 2005/2006, which gave rise to the definition of regulations for fixed public sector contributions (D.Lgs. 203 of 30 September 2005).

Savings and Assurance

As described in more detail in the chapter “Action points and initiatives in the year”, the Savings and Assurance sector covers the activities of the financial planners of the Banca Fideuram group (that includes Sanpaolo Invest SIM) serving customers with a medium/high savings potential, as well as those of Assicurazioni Internazionali di Previdenza (A.I.P.), the company comprising the Group’s insurance companies. In January 2006, it was decided to concentrate the Group’s asset management activities, specifically those of Sanpaolo IMI Asset Management, in the Sector.

In 2005, the total operating income of the Sector grew by 19.1% compared to the previous year. This trend was generated by the increase in revenues by both Banca Fideuram and A.I.P.; the latter are entirely included in the income from insurance business. Operating costs (+8.4%), mainly linked to a strengthening of the A.I.P. structure, and the provisions for risks and charges at Banca Fideuram also rose, but to a lesser extent. In more detail, the rise in revenues affected the traditionally more sensitive costs such as the variable component of personnel costs. Net profit for the period amounted to 365 million euro, an increase of 19.3% over 2004.

With regard to operating data, there was a rise in asset management (+12.1%), thanks to the positive trend in all compartments, and in asset administration (+3.8%).

The capital absorbed by the Sector in 2005, representing 11% of the Group’s shareholders’ equity, was 1,257 million euro, a growth of 9.7% over the previous year. In the light of this performance of capital, the increase in the contribution to net profit, that represents 18% of the consolidated profit, generated a rise in profitability to 29%.

Savings and Assurance

			Change
		2004	2005 / 2004
	2005	pro forma	pro forma (%)
STATEMENT OF INCOME (€/mil)
Net interest income	45	43	+4.7
Net commissions	587	535	+9.7
Income from credit disposals, assets held to maturity and repurchase of non-hedged financial liabilities	4	4	—
Dividends and income from other financial assets and liabilities	18	12	+50.0
Profits (losses) on equity shareholdings	—	—	—
Income from insurance business	418	306	+36.6
Total operating income	1,072	900	+19.1
Net adjustments to loans	1	4	-75.0
Net adjustments to other financial assets	—	—	—
Net operating income	1,073	904	+18.7
Personnel costs	-167	-143	+16.8
Other administrative costs	-204	-189	+7.9
Net adjustments to tangible and intangible assets	-30	-38	-21.1
Operating costs	-401	-370	+8.4
Other net income (expenses)	18	10	+80.0
Impairment of goodwill	-1	—	n.s.
Profits (losses) from disposals of investments	—	—	—
Net provisions for risks and charges	-89	-37	+140.5
Pre-tax operating profit	600	507	+18.3
Taxes for the period	-144	-119	+21.0
Profits (losses) on groups of discontinued operations	-36	-35	+2.9
Profit attributable to minority interests	-55	-47	+17.0
Net profit	365	306	+19.3
REVENUES FROM THE SECTOR (€/mil)	1,072	900	+19.1
INCOME FROM THE SECTOR (€/mil)	600	507	+18.3
ALLOCATED CAPITAL (€/mil)	1,257	1,146	+9.7
RATIOS (%)
Profitability	29.0	26.7
Cost / Income ratio	37.4	41.1

	31/12/2005	31/12/2004 pro forma	Change 31/12/05-31/12/04 pro forma (%)
OPERATING DATA (€/mil)
Asset management	81,588	72,759	+12.1
- mutual funds and fund-based portfolio management	35,600	32,307	+10.2
- portfolio management	662	601	+10.1
- life technical reserves and financial liabilities	45,326	39,851	+13.7
Net asset management flows	4,539	5,556
Asset administration	11,313	10,901	+3.8
Total interest-earning assets	6,460	5,063	+27.6
Total interest-bearing liabilities	5,780	4,312	+34.0
OPERATING STRUCTURE
Employees	2,156	1,984	+8.7
Financial planners	4,150	4,313	-3.8
Domestic branches	91	89	+2.2

Banca Fideuram

During 2005, Banca Fideuram pursued the targets at the heart of the 2005-2007 three-year industrial plan approved in February, confirming as its main objective the growth of volumes in the reference customer segments and the maintenance of the bank’s profitability at the current levels of excellence.

In line with the projects outlined in the plan, activities continued in the year for the creation of the new commercial system supporting the network of private bankers, which will offer customers a complete advisory and financial planning service.

Concerning product development, and with the aim of offering customers new investment opportunities:

•         issues were completed of three fund Certificates and two new structured bonds, while the multi-sector SICAV of Crédit Agricole Funds was launched;

•         the range of mutual funds was broadened with the launch of the Fonditalia Flexible compartment which heralded “total return” in the bank’s fund range;

•         Fideuram Certa, developed in collaboration with A.I.P., was added to the insurance range as a traditional life policy with a guaranteed minimum yield.

Particular attention was given to high-profile customers with the dedicated GPF Capital, a total return fund capital management system divided into five investment lines differentiated by risk profile, and Fideuram Alternative Investments Funds Opportunity, the new fund for speculative funds offering the possibility of more aggressive positions in terms of risk/yield ratios.

Research and development activities were focused on participation in multi-client surveys carried out by international research companies to monitor the evolution of the asset management market.

2005 also saw the continuation, and in some cases completion, of the rationalization of IT systems aimed at improving efficiency and containing costs, also through synergies with SANPAOLO IMI.

It should be remembered that, in order to give unity of comparison, figures for 2004, besides taking into account the adjustments following the introduction of IAS/IFRS, have been reported in the light of the demerger of the insurance business at the beginning of 2004. Furthermore, for both periods, the captions of the statement of income and operating data do not include the results of the Fideuram Wargny grouping. In accordance with IFRS 5, the results for the controlled companies operating in France have been reported among discontinued operations in the light of the disposal expected by the end of 2006.

Transactions in 2005 benefited both from initiatives aimed at guiding the customer portfolio towards a mix of products with higher added value and from the recovery of financial markets. Assets under management grew 8.1% on an annual basis, reaching 64.3 billion euro and, within these, the amount of managed funds generating recurring commissions also increased. The 10.1% rise in total operating income compared to 2004 is attributable to the increase in commission revenues, thanks to the growth of average managed volumes, and higher income from financial assets. The latter particularly benefited from the added value deriving from the fair value evaluation of insurance policies drawn up by Banca Fideuram in favor of private bankers in the context of customer retention plans which are almost totally provided for in provisions for risks and charges. The positive trend of these aggregates has more than compensated for higher, non-recurring provisions, posted in a single solution as a presidium over risks connected to the placement in preceding years of corporate bonds that subsequently defaulted. The contribution to the net profit of the Group was equal to 140 million euro, an increase of 7.7% compared to 2004. A negative contribution to profit came from the non-recurring loss on the ongoing disposal of the Fideuram Wargny grouping, reported in the caption “Profits (losses) on groups of discontinued operations”. Profitability, expressed in terms of RoE, was 38% compared to 37.5% in 2004.

The cost/income ratio improved by three percentage points, coming down to 46.8%, confirming that the bank’s profitability is characterized by both the quality of revenues and the modest rise of operating costs, despite the investments to support the 2005-2007 industrial plan.

Banca Fideuram

			Change
		2004	2005 / 2004
	2005	pro forma	pro forma (%)
STATEMENT OF INCOME (€/mil)
Net interest income	45	43	+4.7
Net commissions	587	535	+9.7
Income from credit disposals, assets held to maturity and repurchase of non-hedged financial liabilities	4	4	—
Dividends and income from other financial assets and liabilities	18	12	+50.0
Profits (losses) on equity shareholdings	—	—	—
Income from insurance business	—	—	—
Total operating income	654	594	+10.1
Net adjustments to loans	-1	4	n.s.
Net adjustments to other financial assets	—	—	—
Net operating income	653	598	+9.2
Personnel costs	-137	-122	+12.3
Other administrative costs	-142	-137	+3.6
Net adjustments to tangible and intangible assets	-27	-37	-27.0
Operating costs	-306	-296	+3.4
Other net income (expenses)	3	-3	n.s.
Impairment of goodwill	—	—	—
Profits (losses) from disposals of investments	—	—	—
Net provisions for risks and charges	-71	-37	+91.9
Pre-tax operating profit	279	262	+6.5
Taxes for the period	-52	-51	+2.0
Profits (losses) on groups of discontinued operations	-36	-35	+2.9
Profit attributable to minority interests	-51	-46	+10.9
Net profit	140	130	+7.7
ALLOCATED CAPITAL (€/mil)	368	347	+6.1
RATIOS (%)
Profitability	38.0	37.5
Cost / Income ratio	46.8	49.8

			Change
		31/12/2004	31/12/05-31/12/04
	31/12/2005	pro forma	pro forma (%)
OPERATING DATA (€/mil)
Assets under management (1)	64,312	59,469	+8.1
Assets under management (net flow) (1)	1,222	-798
Asset management	50,328	46,322	+8.6
- mutual funds and fund-based portfolio management	35,600	32,307	+10.2
- portfolio management	662	601	+10.1
- life technical reserves and financial liabilities	14,066	13,414	+4.9
Net asset management flows	931	434
Asset administration	11,313	10,901	+3.8
Total interest-earning assets	6,460	5,063	+27.6
Total interest-bearing liabilities	5,780	4,312	+34.0
OPERATING STRUCTURE
Employees	1,681	1,615	+4.1
Financial planners	4,150	4,313	-3.8
Domestic branches	91	89	+2.2

(1)    Includes asset management, asset administration and direct deposits.

A.I.P.

In 2005, A.I.P. worked mainly towards the completion of the integration subsequent to the incorporation of Sanpaolo Vita and Fideuram Vita at the end of 2004. Initiatives during the year were aimed at:

•               full integration of the companies incorporated in the Company so as to increase efficiency and strengthen the capacity for innovation and presidium of the offer range;

•               perfection and completion of the organizational structure through a more functional development of the Company and the introduction of specific competences.

These actions were accompanied by initiatives supporting the aforementioned project to develop the “Savings and Assurance” pole which took concrete form with the creation of New Step (now Eurizon Financial Group) and the subsequent conferral of investments in A.I.P. and Banca Fideuram previously held by the Parent Bank. A.I.P. made a positive contribution to analyzing and preparing the project and also took part in the preliminary activities for the creation, in the first months of 2006, of the “Macchina Operativa del Polo” (Pole Operating Vehicle) that concentrates Banca Fideuram’s information technology and communications and production management (back office) areas in Universo Servizi.

Operations carried in the year include:

•               centering in A.I.P. of the promotion of banking networks’ pension funds previously overseen by Sanpaolo IMI Asset Management;

•               exercise of the call option for the remaining 50% of the capital of Egida held by Reale Mutua which, on completion of the ongoing authorization process, will permit a rationalization of the offer of casualty products.

Possible areas for the rationalization and development of the insurance business were identified during 2005 in terms of a new product range and new business areas. In particular studies have been made of some priority areas:

•               integrated assurance, so as to take advantage of the future opportunities offered by the review of regulations begun at the end of the year;

•               the casualty sector, so as to give better support to customers in their requirements for personal and property protection;

•               life savings and investment products with the aim of identifying a trend in the product range that is coherent with the mis-sion of protecting savings both through enriching the product insurance components and through investment duration profiles that are more coherent with the insurance mission.

These studies have given A.I.P. a position within the Savings and Assurance pole commensurate with achieving the objectives of coverage emerging customer requirements for the protection of savings and personal assurance.

In order to give unity of comparison, figures for 2004 have been recalculated assuming that the insurance companies of the Group were grouped under the Company as of 1 January 2004.

A.I.P.’s contribution to consolidated profit, net of third party income, was 225 million euro, an increase of 27.8% compared to 2004.

The improvement in net profit should be seen in the light of the increase in income from insurance business which rose from 306 to 418 million euro, a growth of 36.6%. The rise was positively influenced by the performance of the financial component which benefited from the realization of capital gain on the portfolio of available for sale securities. At the end of the year, valuation reserves for financial assets available for sale stood at 91 million euro, as against 94 million at the beginning of the year.

The rise in revenues was partly offset by the 28.4% growth in operating costs that rose from 74 to 95 million euro. The trend in costs should be seen in relation to the strengthening of the governance and operating structures of the Company and the higher expenses connected to the growth of volumes.

The securities portfolio stood at 46,628 million and is made up for 59% by securities valuated at fair value, mainly for unit- and index-linked products, and for 41% by available for sale securities, mainly for policies available for revaluation. The policy portfolio, totaling 44,811 million, consists of 22,087 million in life technical reserves, 22,402 million in financial unit- and index-linked policies classified as deposits, 246 million in specific asset policies and, finally, 76 million in technical reserves for the casualty branches.

During the year, A.I.P. recorded a life inflow of 8.1 billion euro, in terms of premiums issued, gross of those ceded as re-insurance, including products classified as insurance and deposits of financial policies.

A.I.P.

			Change
		2004	2005 / 2004
	2005	pro forma	pro forma (%)
STATEMENT OF INCOME (€/mil)
Net interest income	—	—	—
Net commissions	—	—	—
Income from credit disposals, assets held to maturity and repurchase of non-hedged financial liabilities	—	—	—
Dividends and income from other financial assets and liabilities	—	—	—
Profits (losses) on equity shareholdings	—	—	—
Income from insurance business (1)	418	306	+36.6
Total operating income	418	306	+36.6
Net adjustments to loans	2	—	n.s.
Net adjustments to other financial assets	—	—	—
Net operating income	420	306	+37.3
Personnel costs	-30	-21	+42.9
Other administrative costs	-62	-52	+19.2
Net adjustments to tangible and intangible assets	-3	-1	n.s.
Operating costs	-95	-74	+28.4
Other net income (expenses)	15	13	+15.4
Impairment of goodwill	-1	—	n.s.
Profits (losses) from disposals of investments	—	—	—
Net provisions for risks and charges	-18	—	n.s.
Pre-tax operating profit	321	245	+31.0
Taxes for the period	-92	-68	+35.3
Profits (losses) on groups of discontinued operations	—	—	—
Profit attributable to minority interests	-4	-1	n.s.
Net profit	225	176	+27.8

ALLOCATED CAPITAL (€/mil)	889	799	+11.3
RATIOS (%)
Profitability	25.3	22.0
Cost / Income ratio	22.7	24.2

			Change
		31/12/2004	31/12/05-31/12/04
	31/12/2005	pro forma	pro forma (%)
OPERATING DATA (€/mil)
Life technical reserves and financial liabilities	44,489	38,936	+14.3
- life technical reserves	22,087	19,795	+11.6
- life financial liabilities	22,402	19,141	+17.0
Life flows	8,118	8,542
OPERATING STRUCTURE
Employees	475	369	+28.7

(1)    All the Company’s operative revenues are recorded under “Income from insurance business”.

Asset Management and International Private Banking

The Asset Management and International Private Banking sector comprises Sanpaolo IMI Asset Management SGR, dedicated to providing collective and individual asset management products to the Group networks as well as institutional investors, Sanpaolo Bank (Luxembourg), which operates in international private banking, and Sanpaolo Fiduciaria.

Total operating income for the Sector in 2005 was 344 million euro, a rise of 5.8% thanks to the increase in commission revenues at Sanpaolo IMI Asset Management and Sanpaolo Bank (Luxembourg). The contribution to the net profit of the Group was 187 million euro, a growth of 29.9% compared to the 144 million of the previous year, reformulated pro forma in consideration of the demerger of the insurance companies. Besides the effect of the good performance of revenues, the result was also obtained through the fall in operating costs and the release by Sanpaolo Bank (Luxembourg) of funds for risks and charges prudently provided for in the preceding year on the incorporation of IMI Bank.

Assets under management in the Sector reached 123.1 billion euro at the end of December 2005, a rise of 14.4% on an annual basis. Asset management increased by 9.3% due mainly to the trend in fund-based portfolio management and portfolio management.

Asset Management and International Private Banking contributed 9% of the consolidated net profit for 2005 and absorbed 1% of capital. RORAC reached 165.5%, confirming the characteristically high values of the business line and can be attributed to the limited absorption of capital with respect to the large volumes of assets managed by the Sector that are placed by the Group’s banking networks nationwide. Profitability grew in comparison with the previous year due to the increase in contribution to Group profit. The cost/income ratio was 36.3%, a fall compared to 2004.

Sanpaolo IMI Asset Management

Sanpaolo IMI Asset Management controls the companies Sanpaolo IMI Asset Management Luxembourg and Sanpaolo IMI Alternative Investments for the promotion and management of, respectively, funds under Luxembourg law and alternative funds.

With reference to the company structure, during the year the merger by incorporation of the totally controlled company Sanpaolo IMI Institutional Asset Management, the SGR specialized in management and advisory services for institutional customers, into Sanpaolo IMI Asset Management was completed. The operation will create a single presidium of business processes and therefore lead to greater operational efficiency and synergies of purpose and cost obtained through the integration of management, commercial and product development structures.

Initiatives taken to rationalize/strengthen the offer range included:

•               in mutual funds, broadening of the Luxembourg Sanpaolo International Fund through the creation of two new “absolute return” compartments (active ABS and prudent ABS);

•               the approval, starting from 1 March 2006, of the disposal of open pension funds to A.I.P., in line with the Group’s decision to focus the complementary assurance offer in A.I.P.;

•               increasing the individual management range by the introduction of GP Investimento Private, divided into three balanced lines, and restyling the GP MultiPrivate and GP PrivateSolution products to improve the flexibility of response to growing investor requirements for personalization;

•               with regard to speculative funds, liquidation of the funds of the Obiettivo line and placement of the Delta Diversified Fund aimed at giving absolutely positive performances.

Asset Management and International Private Banking

			Change
		2004	2005 / 2004
	2005	pro forma	pro forma (%)

STATEMENT OF INCOME (€/mil)
Net interest income	6	10	-40.0
Net commissions	321	302	+6.3
Income from credit disposals, assets held to maturity and repurchase of non-hedged financial liabilities	—	—	—
Dividends and income from other financial assets and liabilities	17	7	+142.9
Profits (losses) on equity shareholdings	—	6	n.s.
Income from insurance business	—	—	—
Total operating income	344	325	+5.8
Net adjustments to loans	—	-1	n.s.
Net adjustments to other financial assets	—	—	—
Net operating income	344	324	+6.2
Personnel costs	-61	-62	-1.6
Other administrative costs	-57	-60	-5.0
Net adjustments to tangible and intangible assets	-7	-10	-30.0
Operating costs	-125	-132	-5.3
Other net income (expenses)	7	2	n.s.
Impairment of goodwill	—	—	—
Profits (losses) from disposals of investments	—	3	n.s.
Net provisions for risks and charges	7	-16	n.s.
Pre-tax operating profit	233	181	+28.7
Taxes for the period	-46	-37	+24.3
Profits (losses) on groups of discontinued operations	—	—	—
Profit attributable to minority interests	—	—	—
Net profit	187	144	+29.9
REVENUES FROM THE SECTOR (€/mil)	344	325	+5.8
INCOME FROM THE SECTOR (€/mil)	233	181	+28.7
ALLOCATED CAPITAL (€/mil)	113	108	+4.6
RATIOS (%)
Profitability	165.5	133.3
Cost / Income ratio	36.3	40.6

			Change
		31/12/2004	31/12/05-31/12/04
	31/12/2005	pro forma	pro forma (%)

OPERATING DATA (€/mil)
Assets under management (1)	123,076	107,540	+14.4
Asset management	79,127	72,390	+9.3
- mutual funds and fund-based portfolio management	74,728	69,358	+7.7
- portfolio management	4,399	3,032	+45.1
Total interest-earning assets	4,137	4,549	-9.1
Total interest-bearing liabilities	4,373	5,554	-21.3
OPERATING STRUCTURE
Employees	696	694	+0.3

(1) Includes management of institutional customers and third parties.

Central Functions

Central Functions covers holding activities, finance, the management of shareholding investments (including the Group’s share-holdings in Cassa di Risparmio di Firenze, Cassa dei Risparmi di Forlì and Banca delle Marche), the Group’s credit policy and the Macchina Operativa Integrata. The principal component is made up of entities carrying out activities of governance, support and control of the other Group Business Sectors.

The income results therefore reflect the transversal nature of these Functions, which sustain costs using a centralized system and on behalf of other Group companies, only partially allocating them to the operating units.

In 2005, Central Functions reported a loss of 234 million euro, mainly due to the share of costs not allocated to operating functions and only partly offset by greater revenues attributable to the treasury financial margin linked to derivative transactions, the positive impact of the conversion of the FIAT loan and dividends from minority investments. The improvement on 2004, which recorded losses of 329 million euro, is due to higher financial revenues and lower operating costs, especially personnel costs. Furthermore, 2004 had also benefited from the recording in the profits on groups of discontinued operations, from the capital gain of 55 and 58 million euro, respectively for the disposal of the last share in Fincomsumo and the real-estate spin-off.

Secondary information

In accordance with the Group’s management approach and organizational decisions, the disclosure by Geographical Sectors con-stitutes the secondary information required by IAS 14. There follows a summary report of the main operating data for Italy, that is the area where the majority of the Group’s activities are concentrated, Europe and the rest of the world.

	Italy	Europe	Rest of the world	Group total

REVENUES FROM THE SECTOR (€/mil) (1)
2005	7,504	843	55	8,402
2004	6,825	728	46	7,599
Change 2005 / 2004 (%)	+9.9	+15.8	+19.6	+10.6

TOTAL INTEREST-EARNING ASSETS (€/mil) (2)
31/12/2005	167,541	11,631	6,596	185,768
31/12/2004	150,810	8,586	4,518	163,914
Change 31/12/2005 - 31/12/2004 (%)	+11.1	+35.5	+46.0	+13.3

(1) Total operating income.

(2) Excluding the Banca IMI group.

Developments after the end of the year

Economic background

Trend indicators for the first two months of the year confirmed a cooling of the United States economy in real terms, the beginning of a phase of cyclical recovery in the eurozone and the solid base of growth in Japan, seen in the last part of 2005. Although inflation remained under control worldwide, input costs and, in some countries, production costs, continued to rise.

In the United States, the Federal Reserve (Fed) again raised policy rates 25 basis points at the end of January, bringing them to 4.5%. The Chairman of the Fed, Bernanke, who replaced Greenspan in setting American monetary policy, suggested that the restrictive cycle could be coming to an end.

The ECB’s January bulletin highlighted fears over prices and the stability of financial markets in the medium-term, respectively caused by tensions on oil markets and possible asset inflation in the property markets of some countries. After a rise of 25 basis points in March, which brought the rate to 2.5%, markets expect further restrictive monetary actions during the year.

The positive performance of share indices in January fueled the trend for investors to look for financial instruments with high returns. Consequently, mutual funds showed an outflow from liquid asset and bond funds towards mixed funds. Investor expectations of positive signs in the performance of the major world stock markets during the year have fed hopes for good growth in asset administration also in 2006.

Group performance and significant events after the end of the year

The growth in Group transactions seen in the previous year continued in the early part of 2006.

Customer financial assets performed positively, mainly due to the growth of direct deposits, specifically current accounts and deposits, and indirect deposits. With regard to the latter, securities broking, placement of mutual funds, fund-based portfolio management and portfolio management were particularly active, benefiting from the positive performance of the financial markets.

In the compartment of mutual funds, the new flexible “absolute return” funds were activated at the beginning of 2006 and have met with particular customer approval: deposits of around three billion euro were made in the first two months.

With regard to credit activities, short- and medium-/long-term loans to customers continue to record over 10% growth in the twelve months.

Income margins for the period benefited from the performance of operational aggregates and customer preference for products with a higher added value. Compared to the same period for the preceding year, medium-/long-term financing to families for home purchases (+30%), personal loans (+70%) and industrial loans to small- and medium-sized enterprises (+60%) were particularly lively. The start of a restrictive phase in ECB monetary policy is increasing the contribution of sight deposits. On the contrary, pressure is growing for a reduction in the margins of short-term loans.

The economic results for early 2006 would seem to be above budget forecasts, for both revenues and cost containment, and therefore support expectations of reaching the objectives set by the 2006-2008 Industrial Plan for the current year, excepting extraordinary and unforeseeable events.

Future prospects

2006 is expected to see the first actions contained in the Three-year Plan: its ambitious goals have led the SANPAOLO IMI Group to define programs aimed at increasing income by raising the number of customers and improving cross-selling, accompanied by rendering the available resources more efficient, in financial terms and in relation to human capital.

Customer relations have been significantly strengthened, exploiting the initiatives taken in 2005 to increase retention of existing customers and acquire new ones. In the first two months of this year there has been rise in the number of customers of the commercial banks, reversing the trend seen in the preceding year.

Income margins could benefit from the widening of the customer base, as well as improvement of the spread, favored by the recovery in rates, and the development of financial services for businesses and families, in a market environment that is showing signs of improvement in the index of company and consumer confidence.

Consolidated financial statements

CONSOLIDATED BALANCE SHEET

CONSOLIDATED STATEMENT OF INCOME

STATEMENT OF INCOME/EXPENSES IN THE CONSOLIDATED FINANCIAL STATEMENTS

STATEMENT OF CHANGES IN CONSOLIDATED SHAREHOLDERS’ EQUITY

STATEMENT OF CONSOLIDATED CASH FLOWS

CONSOLIDATED EXPLANATORY NOTES

Consolidated balance sheet

Part/section of the Explanatory Notes		ASSETS	31/12/2005	31/12/2004 (*)
B/Ass/1	10.	Cash and cash equivalents	1,107	1,347
B/Ass/2	20.	Financial assets held for trading	25,037
B/Ass/3	30.	Financial assets designated at fair value	22,528
B/Ass/4	40.	Available for sale financial assets	29,837
B/Ass/5	50.	Held-to-maturity investments	2,535
L/Ass/2	20. It	Treasury bills and similar bills eligible for refinancing with central banks		2,612
L/Ass/2	50. It	Bonds and other debt securities		23,702
L/Ass/2	60. It	Shares, quotas and other equities		3,026
	140. It	Own shares or quotas		54
B/Ass/6	60.	Loans to banks	28,836
L/Ass/1	30. It	Loans to banks		23,942
B/Ass/7	70.	Loans to customers	139,507
L/Ass/1	40. It	Loans to customers		123,201
B/Ass/8	80.	Hedging derivatives	435
B/Ass/9	90.	Changes in fair value of assets in hedged portfolios (+/-)	—
L/Ass/13 (**)		Assets related to insurance activities		39,429
B/Ass/10	100.	Investments in associates and companies subject to joint control	819
L/Ass/3	70. It	Equity investments		3,652
L/Ass/3	80. It	Investments in Group companies		1,082
B/Ass/11	110.	Technical insurance reserves attributable to reinsurers	29
L/Ass/13 (**)		Technical insurance reserves attributable to reinsurers		25
B/Ass/12	120.	Tangible assets	2,177	2,328
B/Ass/13	130.	Intangible assets of which:	1,008	1,055
		- goodwill	756	766
B/Ass/14	140.	Tax assets	2,728	3,304
		a) current	988	1,798
		b) deferred	1,740	1,506
B/Ass/15	150.	Non-current assets and disposal groups classified as held for sale	220
B/Ass/16	160.	Other assets	6,455
L/Ass/5	150. It	Other assets		20,174
L/Ass/5	160. It	Accrued income and prepaid expenses		3,827
		Total assets	263,258	252,760

(*)          Balances IAS compliant (so-called mix model) reconstructed in conformity with IFRS 1 without application of IAS 32 and 39 (financial instruments) or IFRS 4 (insurance contracts) whose transition date is fixed at 1/1/2005.

(**)   Entries include contribution of insurance business only.

Part/section of the Explanatory Notes		LIABILITIES AND SHAREHOLDERS’ EQUITY	31/12/2005	31/12/2004 (*)
B/Liab/1	10.	Due to banks	35,682
L/Liab/6	10. It	Due to banks		28,277
B/Liab/2	20.	Due to customers	92,306
L/Liab/6	20. It	Due to customers		88,510
B/Liab/3	30.	Securities issued	46,985
B/Liab/4	40.	Financial liabilities held for trading	11,342
B/Liab/5	50.	Financial liabilities designated at fair value through profit and loss	25,939
L/Liab/6	30. It	Securities issued		47,986
B/Liab/6	60.	Hedging derivatives	730
B/Liab/7	70.	Changes in fair value of liabilities in hedged portfolios (+/-)	(35)
L/Liab/6	40. It	Public funds administered		150
L/Liab/8	110. It	Subordinated liabilities		6,955
L/Liab/13 (**)		Liabilities related to insurance activities		638
B/Ass/14-	80.	Tax liabilities	860	783
B/Liab/8		a) current	216	304
		b) deferred	644	479
B/Liab/9	90.	Liabilities included in disposal groups classified as held for sale	164
B/Liab/10	100.	Other liabilities	10,573
L/Liab/9	50. It	Other liabilities		22,755
L/Liab/9	60. It	Accrued expenses and deferred income		2,651
B/Liab/11	110.	Provisions for employee termination indemnities	1,001	882
B/Liab/12	120.	Provisions for risks and charges:	1,882	1,734
		a) post-retirement benefit obligations	425	209
		b) other	1,457	1,525
B/Liab/13	130.	Technical reserves	22,113
L/Liab/13 (**)		Technical reserves		38,849
B/Liab/14	140.	Valuation reserves	1,286	343
		a) available-for-sale financial assets (+/-)	1,157
		b) tangible assets (+)	—
		c) cashflow hedge (+/-)	(18)
		d) special revaluation laws	346	343
		e) other	(199)
B/Liab/14	150.	Redeemable shares	—
B/Liab/15	160.	Equity securities	—
B/Liab/15	170.	Reserves	4,298	4,575
B/Liab/15	180.	Share premium reserve	769	725
B/Liab/15	190.	Capital	5,239	5,218
B/Liab/15	200.	Own shares (-)	(92)
B/Liab/16	210.	Minority interests (+/-)	233	282
B/Liab/15	220.	Profit (loss) for the period	1,983	1,447
		Total liabilities and shareholders’ equity	263,258	252,760

(*)          Balances IAS compliant (so-called mix model) reconstructed in conformity with IFRS 1 without application of IAS 32 and 39 (financial instruments) or IFRS 4 (insurance contracts) whose transition date is fixed at 1/1/2005.

(**)   Entries include contribution of insurance business only.

Consolidated statement of income

Part/section of the Explanatory Notes			2005	2004 (*)
C/CE/1	10.	Interest income and similar revenues	8,235
L/CE/1	10. It.	Interest income and similar revenues		7,196
C/CE/1	20.	Interest expenses and similar charges	(3,786)
L/CE/1	20. It	Interest expenses and similar charges		(3,534)
	30.	Net interest income	4,449	3,662
C/CE/2	40.	Fee and commission income	4,166
L/CE/2	40. It	Fee and commission income		3,980
C/CE/2	50.	Fee and commission expense	(758)
L/CE/2	50. It	Fee and commission expense		(764)
	60.	Net commissions	3,408	3,216
C/CE/3	70.	Dividends and similar revenues	475
L/CE/6	30. It	Dividends and other revenues		152
C/CE/4	80.	Profits (losses) on financial trading activities	104
C/CE/5	90.	Fair value adjustments from hedge accounting	(4)
C/CE/6	100.	Profits (losses) from sale or repurchase of:	394
		a) loans	57
		b) available-for-sale financial assets	347
		c) held to maturity investments	—
		d) financial liabilities	(10)
C/CE/7	110.	Profits (losses) on financial assets and liabilities designated at fair value	219
L/CE/3	60. It	Profits (losses) on financial transactions		227
L/CE/8 (**)		Technical income from the casualty insurance business gross of administrative costs		10
L/CE/8 (**)		Technical income from the life insurance business gross of administrative costs		(1,478)
	120.	Net interest and other banking income	9,045	5,789
C/CE/8	130.	Impairment losses/write-backs to:	(442)
		a) loans	(437)
		b) available-for-sale financial assets	(1)
		c) held to maturity investments	—
		d) other financial transactions	(4)
L/CE/6	140. It	Provisions to the reserve for probable loan losses		(17)
L/CE/6	120. It	Adjustments to loans and provisions for guarantees and commitments		(914)
L/CE/6	130. It	Write-backs of adjustments to loans and provisions for guarantees and commitments		410
L/CE/6	150. It	Adjustments to financial fixed assets		(106)
L/CE/6	160. It	Write-backs of adjustments to financial fixed assets		124
	140.	Net result of financial activities	8,603	5,286
C/CE/9	150.	Net insurance premiums	3,599
C/CE/10	160.	Balance of other income (charges) arising on insurance activities	(4,496)
	170.	Net result of financial and insurance activities	7,706	5,286
C/CE/11 (***)	180	Administrative costs:	(4,353)	(4,346)
		a) personnel	(2,839)	(2,821)
		b) other	(1,514)	(1,525)
C/CE/12	190.	Net provisions for risks and charges	(53)	(216)
C/CE/13 (***)	200.	Net adjustments to tangible assets	(239)	(242)
C/CE/14	210	Net adjustments to intangible assets	(198)	(230)
C/CE/15	220	Other operating income (expenses)	74	29
L/CE/8 (**)		Other net income from insurance activities		1,838
	230	Operating costs	(4,769)	(3,167)
C/CE/16	240	Profits (losses) on investments in associates and companies subject to joint control	70
C/CE/17	250	Net result of fair value adjustments to tangible and intangible assets
	170. It	Profits (losses) from investments carried at equity		26
C/CE/18	260	Impairment of goodwill	(1)
C/CE/19	270	Profits (losses) on disposal of investments	17
	280	Operating profits (losses) before tax from continuing operations	3,023	2,145
	230. It	Change in reserve for general banking risks		(2)
C/CE/20	290	Income taxes for the period	(948)
L/CE/5	240. It	Income taxes		(754)
	300	Net profit (loss) after tax from continuing operations	2,075	1,389
C/CE/21	310	Profits (losses) from discontinued operations	(35)	(35)
L/CE/5	190. It	Extraordinary income		286
L/CE/5	200. It	Extraordinary expense		(138)
	320	Profit (loss) for the period	2,040	1,502
C/CE/22 (***)	330	Profit (loss) for the period attributable to minority interests	(57)	(55)
	340	Parent Bank net profit (loss)	1,983	1,447
C/CE/24		Net profit (loss) per share	1.06	0.79
C/CE/24		Diluted profit (loss) per share	1.06	0.79

(*)                Balances IAS compliant (so-called mix model) reconstructed in conformity with IFRS 1 without application of IAS 32 and 39 (financial instruments) or IFRS 4 (insurance contracts) whose transaction date is fixed at 1/1/2005.

(**)         Entries include contribution of insurance business only.

(***)  Entries include values relating to insurance business.

Statement of income/expenses in the consolidated financial statements for the year at 31 December 2005

Caption/Value	31/12/2005	31/12/2004
	(€/mil)	(€/mil)
A. Capital gains (losses) in the year
1. Capital gains (losses) from real-estate revaluation pursuant to special laws	3	(3)
2. Valuation reserves:	456	n.a.
available-for-sale financial assets	459	n.a.
- capital gains (losses) from valuation in net shareholders’ equity	807	n.a.
- returns to current year statement of income	(348)	n.a.
cash flow hedge	(3)	n.a.
3. Exchange differences in foreign investments	—	—
4. Actuarial profits (losses) on fixed pension plans	(296)	n,a
5. Taxes on net shareholders’ equity and returns	90	1
Total A	253	(2)
B. Consolidated net profit in the statement of income	2,040	1,502
C. Total income/expenses in the year (A+B)	2,293	1,500
Attributable to:
Parent Bank	2,236	1,444
minority interests	57	56
D. Impact of transition to accounting standards at 1/1/2005 and 1/1/2004
1. Capital gains (losses) for real-estate evaluation pursuant to special laws	1	274
2. Valuation reserves:	692	n.a.
available-for-sale financial assets	707	n.a.
cash flow hedge	(15)	n.a.
3. Profit reserves	(1,033)	166
Total D	(340)	440
Attributable to:
Equity holders of the Parent Bank	(273)	440
minority interests	(67)	—
E. Total income/expenses in the year (C+D)	1,953	1,940
Attributable to:
Parent Bank	1,963	1,884
minority interests	(10)	56

Statement of changes in consolidated shareholders’ equity

31 DECEMBER 2004 – 31 DECEMBER 2005

Changes in the year
Allocation of preceding	Transactions in shareholders’ equity
year’s income	Extraor-

								Divi-							dinary				Profits		Shareholders’
	Balance		Change					dends			Issue		Purchase		distri-	Change	Deri-		(losses)		equity
	at		in	Balance at				and	Changes in		of new		of own		bution	in	vatives		at		at
	31/12/2004		open-	1/1/2005		Reserves		other	reserves		shares		shares		of	capital	on		31/12/2005		31/12/2005
	Minority		ing	Minority		Minority		alloca-	Minority		Minority		Minority		divi-	instru	own	Stock	Minority		Minority
	interests	Group	balance	interests	Group	interests	Group	tions	interests	Group	interests	Group	interests	Group	dends	ments	shares	options	interests	Group	interests	Group
Shareholders’ equity:
a) ordinary shares	115	4,131	-11	104	4,131	—	—				—	21	—			291					104	4,443
b) other shares	—	1,087		—	1,087	—	—				—	—	—			-291					—	796
Additional paid-in capital	—	725		—	725	—	—				—	44									—	769
Reserves:
a) income	108	4,575	-1,033	57	3,666	14	573		10	57	—	—	—	—	—	—	—	—			81	4,296
b) other	—	—	—	—	5	—	—				—	—	—	—	—	—	—	-3			—	2
Valuation reserves:
a) available for sale (1)	—	—	707	—	707				—	450											—	1,157
b) cash flow hedge	—	—	-15	—	-15				—	-3											—	-18
c) special laws	4	343	1	5	343				—	3											5	346
d) actuarial profits (losses)	—	—	—	—	—				—	-199											—	-199
Capital instruments	—	—		—	—											—					—	—
Own shares	—	—		-17	-61					-47	—	—	3	16							-14	-92
Profits (losses) in the year	55	1,447	—	55	1,447	-14	-573	-915											57	1,983	57	1,983
Shareholders’ equity	282	12,308		204	12,035			-915	10	261	—	65	3	16	—	—	—	-3	57	1,983	233	13,483

(1)       Valuation reserves for Assets available for sale do not include the insured parties’ component attributable to valuation of products included in the separate management of insurance business (shadow accounting).

31 DECEMBER 2003 – 31 DECEMBER 2004

Changes in the year
Allocation of preceding	Transactions in shareholders’ equity
year’s income	Extraor-

								Divi-							dinary				Profits		Shareholders’
	Balance		Change					dends			Issue		Purchase		distri-	Change	Deri-		(losses)		equity
	at		in	Balance at				and	Changes in		of new		of own		bution	in	vatives		at		at
	31/12/2003		open-	1/1/2004		Reserves		other	reserves		shares		shares		of	capital	on		31/12/2004		31/12/2004
	Minority		ing	Minority		Minority		alloca-	Minority		Minority		Minority		divi-	instru-	own	Stock	Minority		Minority
	interests	Group	balance	interests	Group	interests	Group	tions	interests	Group	interests	Group	interests	Group	dends	ments	shares	options	interests	Group	interests	Group
Shareholders’ equity:
a) ordinary shares	97	4,057	105	202	4,057	—	—				-87	74	—	—							115	4,131
b) other shares	—	1,087		—	1,087	—	—				—	—	—	—							—	1,087
Additional paid-in capital	—	708		—	708	—	—				—	17									—	725
Reserves:
a) income	123	4,099	166	123	4,265	6	257		9	27	-30	26	—	—	—	—	—	—			108	4,575
b) other	—	—	—	—	—	—	—				—	—	—	—	—	—	—	—			—	—
Valuation reserves:
a) available for sale	—	—	—	—	—				—	—											—	—
b) cash flow hedge	—	—	—	—	—				—	—											—	—
c) special laws	3	72	274	3	346				1	-3											4	343
d) actuarial profits (losses)	—	—	—	—	—				—	—											—	—
Capital instruments	—	—		—	—																—	—
Own shares	—	—		—	—						—	—	—	—							—	—
Profits (losses) in the year	48	972	—	48	972	-6	-257	-757											55	1,447	55	1,447
Shareholders’ equity	271	10,995		376	11,435			-757	10	24	-117	117	—	—	—	—	—	—	55	1,447	282	12,308

Statement of consolidated cash flows

Part/ section of the		(€/mil)
Explanatory		Amount
Notes	INDIRECT METHOD	2005	2004
	A. OPERATIONS
	1. Management activities	2,488	3,283
	- profit for the year (+/-)	1,983	1,447
	- capital gains/losses on financial assets held for trading and on assets/liabilities designated as at fair value (-/+)	-1,265	—
	- capital gains/losses on hedging activities (-/+)	4	—
	- net value adjustments/write-backs due to impairment (+/-)	-734	469
	- net value adjustments/write-backs on tangible and intangible assets (+/-)	438	520
	- net provisions for risks and charges and other costs/revenues (+/-)	1,492	214
	- net premiums to be collected (-)	-20	-16
	- other unrealized insurance income/charges (-/+)	739	742
	- unpaid duties and taxes (+)	-184	-128
	- net adjustments/write-backs on groups of discontinued operations, net of taxes (-/+)	35	35
	- other adjustments (+/-)	—	—
	2. Liquid assets generated/absorbed by financial assets	-12,335	-17,067
	- financial assets held for trading	3,804	-11,371
	- financial assets designated as at fair value	2,989	—
	- available for sale financial assets	-3,514	-28
	- due from banks: repayable on demand	1,132	3,320
	- due from bank: other loans	-4,186	-4,830
	- loans to customers	-13,689	1,231
	- other asset captions	1,129	-5,389
	3. Liquid assets generated/absorbed by financial liabilities	12,098	16,078
	- due to banks: repayable on demand	2,594	-1,616
	- due to bank: other deposits	4,795	1,331
	- due to customers	3,571	8,611
	- Securities issued	-6,076	-2,790
	- Financial liabilities held for trading	72	—
	- Financial liabilities evaluated at fair value	5,148	—
	- Other liabilities	1,994	10,542
	Net liquid assets generated/absorbed by operations	2,251	2,294
	B. INVESTMENTS
	1. Liquid assets generated by	172	195
	- sale of investments	118	32
	- dividends received from investments	—	—
	- sale of financial assets held to maturity	—	—
	- sale of tangible assets	54	162
	- sale of intangible assets	—	1
	- sale of subsidiaries and business divisions	—	—
	2. Liquid assets absorbed by	-1,243	-1,184
	- purchase of investments	-72	-391
	- purchase of financial assets held to maturity	-717	-262
	- purchase of tangible assets	-208	-329
	- purchase of intangible assets	-155	-168
	- purchase of subsidiaries and business divisions	-91	-34
	Net liquid assets generated/absorbed by investments	-1,071	-989
	C. FUNDING ACTIVITIES
	- issue/purchase of own shares	-31	—
	- issue/purchase of capital instruments	—	—
	- dividend distribution and other uses	-1,406	-1,420
	Net liquid assets generated/absorbed by funding activities	-1,437	-1,420
B/Ass/1	NET LIQUID ASSETS GENERATED/ABSORBED DURING THE YEAR	-257	-115

(€/mil)

RECONCILIATION

	Amount
Captions	2005 (*)	2004 (**)
Cash and liquid balances at the beginning of the period	1,364	1,480
Total liquid assets generated/absorbed during the year	-257	-115
Cash and cash equivalents: effect of movements in exchange rates	—	—
Cash and cash equivalents at the close of the year	1,107	1,365

(*)   The caption “Cash and liquid balances at the beginning of the year” includes IAS 32 and 39 and IFRS 4.

(**) Includes 18 million euro contained in the caption “Insurance business assets” (L/Ass/13).

Consolidated Explanatory Notes

Part A – Accounting Policies

A.1 General information

- Section	1	- Statement of compliance with international accounting standards
- Section	2	- Basis of preparation
- Section	3	- Scope and methods of consolidation
- Section	4	- Events subsequent to the date of the financial statements
- Section	5	- Other aspects

A.2 Information on the main aggregate values of the financial statements

- Section	1	- Financial assets held for trading
- Section	2	- Available for sale financial assets
- Section	3	- Held-to-maturity investments
- Section	4	- Loans and guarantees issued
- Section	5	- Financial assets designated as at fair value
- Section	6	- Hedge accounting
- Section	7	- Equity investments
- Section	8	- Tangible assets
- Section	9	- Intangible assets
- Section	10	- Discontinued operations
- Section	11	- Current and deferred taxation
- Section	12	- Provisions for risks and charges
- Section	13	- Debts and securities issued
- Section	14	- Financial liabilities held for trading
- Section	15	- Financial liabilities designated as fair value
- Section	16	- Currency transactions
- Section	17	- Insurance assets and liabilities
- Section	18	- Other information

A.3 Fair Value of Financial Instruments

Part B - Information on the consolidated balance sheet

Assets

- Section	1	- Cash and cash equivalents – Caption 10
- Section	2	- Investments held for trading – Caption 20
- Section	3	- Financial assets designated as at fair value – Caption 30
- Section	4	- Available for sale financial assets – Caption 40
- Section	5	- Held-to-maturity investments – Caption 50
- Section	6	- Loans to banks – Caption 60
- Section	7	- Loans to customers – Caption 70
- Section	8	- Hedging derivatives – Caption 80
- Section	9	- Changes in fair value of assets in hedged portfolios (+/-) – Caption 90
- Section	10	- Investments in associates and companies subject to joint control – Caption 100
- Section	11	- Insurance reserves attributable to reinsurers – Caption 110
- Section	12	- Tangible assets – Caption 120
- Section	13	- Intangible assets – Caption 130
- Section	14	- Tax assets and liabilities – Caption 140 under assets and Caption 80 under liabilities
- Section	15	- Discontinued operations and disposal groups of operations held for sale, and associated liabilities – Caption 150 under assets and Caption 90 under liabilities
- Section	16	- Other assets – Caption 160

Liabilities

- Section	1	– Due to banks – Caption 10
- Section	2	– Due to customers – Caption 20
- Section	3	– Securities issued – Caption 30
- Section	4	– Financial liabilities held for trading – Caption 40
- Section	5	– Financial liabilities designated as fair value – Caption 50
- Section	6	– Hedging derivatives – Caption 60
- Section	7	– Changes in fair value of liabilities in hedged portfolios – Caption 70
- Section	8	– Tax liabilities – Caption 80
- Section	9	– Liabilities included in disposal groups classified as held for sale – Caption 90
- Section	10	– Other liabilities – Caption 100
- Section	11	– Provisions for employee termination indemnities – Caption 110
- Section	12	– Provisions for risks and charges – Caption 120
- Section	13	– Technical reserves – Caption 130
- Section	14	– Redeemable shares – Caption 150
- Section	15	– Group’s shareholders’ equity – Captions 140, 160, 170, 180, 190, 200 and 220
- Section	16	– Shareholders’ equity attributable to minority interests – Caption 210

Other information

Appendix to Part B - Estimation of fair value related to financial instruments

Part C - Information on the consolidated statement of income

- Section	1	– Interest – Captions 10 and 20
- Section	2	– Commissions – Captions 40 and 50
- Section	3	– Dividends and similar revenues – Caption 70
- Section	4	– Profits (losses) on financial trading activities – Caption 80
- Section	5	– Fair value adjustments from hedge accounting – Caption 90
- Section	6	– Profits (losses) from sale/repurchase transactions – Caption 100
- Section	7	– Net income from financial assets and liabilities designated as fair value – Caption 110
- Section	8	– Impairment losses/write-backs – Caption 130
- Section	9	– Net insurance premiums – Caption 150
- Section	10	– Balance of other income/charges arising on insurance activities – Caption 160
- Section	11	– Administrative costs – Caption 180
- Section	12	– Net provisions for risks and charges – Caption 190
- Section	13	– Net adjustments to tangible assets – Caption 200
- Section	14	– Net adjustments to intangible assets – Caption 210
- Section	15	– Other operating income (expenses) – Caption 220
- Section	16	– Profits (losses) on investments in associates and companies subject to joint control – Caption 240
- Section	17	– Net fair value adjustment to tangible and intangible assets – Caption 250
- Section	18	– Impairment of goodwill – Caption 260
- Section	19	– Profits (losses) on disposal of investments – Caption 270
- Section	20	– Income taxes for the period – Caption 290
- Section	21	– Profits (losses) from discontinued operations – Caption 310
- Section	22	– Profit (loss) for the period attributable to minority interests – Caption 330
- Section	23	– Other information
- Section	24	– Profit per share

Part D – Segment Reporting

Part E - Information on risks and risk hedging policies

- Section	1	– Banking Group’s risks
- Section	2	– Insurance companies’ risks

Part F - Information on consolidated shareholders’ equity

- Section	1	– Consolidated shareholders’ equity
- Section	2	– Shareholders’ equity and regulatory ratios

Part G – Business combinations concerning companies or business branches

Part H – Transactions with related parties

- Section	1	– Information on remuneration of directors and executives
- Section	2	– Information on transactions with related parties

Part I - Payment agreements based on own financial instruments

Part L - Information on comparison with financial year 2004

Information on the balance sheet

Assets

- Section	1	– Loans
- Section	2	– Securities
- Section	3	– Equity investments
- Section	5	– Other assets

Liabilities

- Section	6	– Payables
- Section	8	– Capital, equity reserves, reserve for general banking risks and subordinated liabilities
- Section	9	– Other liabilities

Other information

- Section	10	– Guarantees and commitments

Contribution of the insurance business to the consolidated balance sheet
- Section	13	– Insurance business - balance sheet data

Information on the statement of income

- Section	1	– Interest
- Section	2	– Commissions
- Section	3	– Profits and losses from financial transactions
- Section	5	– Adjustments, write-backs and provisions
- Section	6	– Other statement of income captions

Contribution of the insurance business to the consolidated statement of income
- Section	8	– Insurance business - statement of income data

Part A – Accounting Policies

PART A.1 GENERAL INFORMATION

Section 1 - Statement of Compliance with International Accounting Standards

Pursuant to Article 3, para. 1, of D.Lgs. no. 38/2005, the SANPAOLO IMI Group Financial Statements have been drawn up in accordance with International Accounting Standards (IAS) and International Financial Reporting Standards (IFRS), as endorsed by the European Commission at December 31, 2005 on the basis of the procedure set forth in EC Regulation no. 1606/2002.

We remind you that the first SANPAOLO IMI Group financial report to be drawn up in accordance with international accounting standards was the Half Year Report as at June 30, 2005.

Section 2 - Basis of Preparation

The Group’s accounting results, stated in millions of euro, have been obtained by applying the international accounting standards (IAS/IFRS) issued by the International Accounting Standards Board (IASB) and endorsed by the European Commission as at December 31, 2005 pursuant to European Regulation no. 1606 of July 19, 2002.

In preparing the financial statements, further reference was made to that set forth by the Bank of Italy in its Circular no. 262 of December 22, 2005 governing bank financial statements, and the provisional implementation measures issued by the Bank of Italy in its Sanction dated December 22, 2005.

In order to achieve a better interpretation and application of the new accounting principles, additional documents not endorsed by the European Commission were also examined:

•     Framework for the Preparation and Presentation of Financial Statements of the International Accounting Standards Board (IASB);

•     Implementation Guidance, Basis for Conclusions and any other documents drawn up by the IASB or the IFRIC to provide further guidance on the accounting principles issued.

Lastly, still on the subject of interpretation, other documents taken into account included those dealing with the application of IAS/IFRS in Italy issued by the Italian Accounting Standards Authority and the Italian Bankers’ Association (ABI).

The SANPAOLO IMI Group Annual Report comprises the Report on Group Operations and the Consolidated Financial Statements (which in turn comprises the balance sheet and statement of income, the statement of changes in consolidated shareholders’ equity, the statement of consolidated cash flows and these Explanatory Notes).

Within the Report on Operations, the results of the year are shown in reclassified balance sheet and statement of income schedules. In particular, in the reclassified statement of income, the contribution by the Group’s insurance companies to “Net interest and other banking income” is conventionally highlighted under the specific caption “Insurance business results” rather than being treated on a line-by-line basis as stated in the “official” financial statements schedule. As regards the statement of income, the reclassified schedules show actual data and comparatives with 2004 figures (reworked on a pro forma basis – see below) and, as regards the balance sheet, the schedules show the actual data and the comparatives as at January 1, 2005 that fully comply with the IAS.

In the “official” financial statement schedules, the results of the year are shown, for comparative purposes, beside the 2004 data. In this case, the SANPAOLO IMI Group exercised the option provided by IFRS 1 to defer the first-time application of IAS 32 and 39, and IFRS 4 to January 1, 2005, and apply Italian GAAP standards for comparative information regarding the financial instruments and insurance contracts subject to the aforementioned IAS/IFRS.

The differences resulting from the application of the above different accounting principles have made it necessary to report them separately in the column relative to 2004. For this purpose, and exclusively for the items in question, the comparative schedules make use of the denominations set forth in Circular no. 166 issued by the Bank of Italy on July 30, 1992, with specific captions introduced for insurance subsidiaries in order to integrate the information provided. The captions regarding insurance subsidiaries are not found, however, in the SANPAOLO IMI Group financial statements published in the 2004 Annual Report.

It should be added that adjustments were made to comparative data within the scope of Group consolidation in accordance with IAS/IFRS governing consolidated financial statements. For further details on changes to the scope of consolidation, see “Section 3 - Scope and Methods of Consolidation”.

Details are provided on figures reported on the basis of Italian GAAP standards in Part L of the Explanatory Notes, in accordance with the schedules set forth in the aforementioned Circular no. 166. With regard to the accounting policies adopted for each specific statement caption, see the 2004 Annual Report.

Finally, Part L of the Explanatory Notes also provides further detail on insurance business. This information is provided in accordance with the information requirements set forth in D.Lgs. no. 173/1997 and the regulatory measures issued by the competent authority (ISVAP).

For the purposes of the commentary provided in the Report on Group Operations, 2004 results have been reworked on a pro forma basis in full compliance with IAS, as though IAS 32 and 39 and IFRS 4 and 5 had been applied in the previous year. The reworked results are not subject to audit, and are provided for comparative purposes, so that uniform bases are available. The results are reported using the reclassified statement of income schedules used in the Report on Group Operations, on the basis of data available and, where lacking, on reasonable estimates. The schedules are designed to provide a reliable picture of trends in operations over the two periods considered.

Section 3 - Scope and Methods of Consolidation

The scope of consolidation on a line-by-line basis includes banking, financial and instrumental subsidiaries that are part of the SANPAOLO IMI Banking Group as recorded in the appropriate register in compliance with article 64 of D.Lgs. no. 385 dated September 1, 1993, the remaining subsidiaries that carry out activities different from those referred to above, and the entities or companies in respect of which the Group is exposed to the majority of the risks and obtains the majority of benefits. The scope of the line-by-line consolidation excludes some minor entities whose balance sheets and results of operations are not significant to the consolidated financial statements.

“Joint control” equity investments and companies over which the Group has “significant influence” are accounted for using the equity method. In fact the Group decided to consolidate joint control equity investments on the equity method, although previously they were consolidated on the proportional method. The impact of the decision on the financial statements as at December 31, 2004 was, however, negligible, as the only company subject to joint control is the holding Allfunds Bank S.A. A company is considered subject to joint control where agreements exist to the effect that any administrative, financial and management decisions require both the Group’s consent and that of the other participants sharing control over the company.

The financial statements used for the line-by-line and the proportional consolidation process were those prepared as at December 31, 2005, as approved by the boards of the subsidiaries concerned and adjusted, where necessary, for consistency with Group accounting policies. The valuation of investments using the equity method was made on the basis of the latest reports or financial statements available.

The scope of the line-by-line and proportional consolidation of the Group as at December 31, 2005, did not change significantly compared to December 31, 2004 which was on an IAS compliant basis. Details of the scope of the line-by-line and proportional consolidation as well as of the companies valued using the equity method can be found in Section 10 of these Consolidated Explanatory Notes.

Section 4 - Events Subsequent to the Date of the Financial Statements

A more general description of the “Developments after the end of the year” may be found in the Report on Group Operations. There follows here information on the future of the subsidiary Gest Line S.p.A. which operates in the sector of tax collection. The first few months of 2006 saw the continuation of the plan of activities for Riscossione S.p.A., the company destined to acquire all the current concessionary companies. It should be pointed out that, in accordance with, and pursuant to, Art. 3, para. 9 of Law 248 of 2005, the costs for the acquisition of concessionary companies are set on the basis of general criteria established by the primary financial institutions selected through competition.

Riscossione S.p.A.has therefore launched a private tender to identify an advisor to define the valuation criteria. Fdp consulting of Prof. LAGHI, Professor of Business Economics at the Faculty of Economics of La Sapienza University of Rome and lecturer in Financial Analysis at the Luiss in Rome, was nominated advisor and established the equity method as the evaluation criterion, deemed the only one applicable to companies whose concession will expire on 30 September 2006.

On 7 March 2006, a meeting was held between Riscossione S.p.A. and the concessionary companies to explain time schedules for the acquisition of the concessionary companies by Riscossione S.p.A., as well as the valuation criteria established by the advisor. Riscossione S.p.A. presented a letter to be proposed to the shareholders in the concessionary companies requesting their agreement to the ceding of a quota of the company capital (no less than 51%) and, if so, information on the sum of the quota to be ceded and if the branch of the company related to the management of local taxes is to be spun off. A reply is requested by 31 March 2006.

Section 5 - Other Aspects

As mentioned in “Section 2 - Basis of Preparation” and in accordance with the provisions set forth in IFRS 1 and EC Regulation no. 1606/2002, Group results were measured in compliance with international accounting standards in force as at the date of the financial statements (December 31, 2005), and endorsed by the European Commission.

Following the publication of the SANPAOLO IMI Group Half Year Report as at June 30, 2005, the European Commission approved the integration of IAS 39, endorsing the amendments approved by the IASB with regard to the fair value option, in EC Regulation no. 1864/2005. The amended standard expressly limits the bases upon which the fair value option may be exercised, setting forth the instances and grounds which may justify its application.

As a result of the issue of the new accounting standards endorsed by the European Commission, some companies in the Group exercised the fair value option. Consequently, the amounts reported in the IAS/IFRS compliant financial statements as at January 1, 2005 were adjusted and reconciliation as at January 1, 2005 between the results obtained under Italian accounting standards and those obtained under international accounting standards amended.

The effects are reported, for illustrative purposes only, in the annex to Part B of the Explanatory Notes. For further details, see the information provided therein.

The Parent Bank SANPAOLO IMI did not exercise the fair value option itself. The effects reported in the annex to the Explanatory Notes refer substantially to fully consolidated subsidiary companies in the Group.

Use of Estimates and Assumptions in Preparing the Financial Statements

The preparation of financial statements requires the use of estimates and assumptions that may have a significant effect on the amounts stated in the balance sheet and statement of income, and on the potential assets and liabilities reported in the financial statement. Estimates are based on available information and subjective evaluations, often founded on past experience, which are used to formulate reasonable assumptions to be made in measuring operating phenomena. Given their nature, the estimates and assumptions used may vary from year to year, and hence it cannot be excluded that current amounts carried in the financial statements may differ significantly in future financial years as a result of changes in the subjective evaluations made.

The main cases for which subjective evaluations are required to be made by management include:

•                  the measurement of impairment losses on loans and, generally, other financial assets;

•                  the determination of the fair value of financial instruments to be used in statement schedules;

•                  the use of measurement models for determining the fair value of financial instruments not listed on active markets;

•                  the evaluation of the appropriateness of amounts stated for goodwill and other intangible assets;

•                  the measurement of personnel funds and provisions for risks and charges;

•                  estimates and assumptions on the collectability of deferred tax assets.

•                  demographic (linked to the estimated mortality of ensured people) and financial (deriving from the possible trend in financial markets) suppositions used to structure insurance products and define the bases for calculating integrative reserves.

The information provided on the accounting policies applied for the main aggregate values of the financial statements includes the necessary details for identifying the main assumptions and subjective evaluations made in preparing the financial statements. For further detail in the breakdown and relative carrying values of the specific statement captions affected by estimates, see the relevant sections of the Explanatory Notes.

Mandatory Audit

SANPAOLO IMI Group Financial Statements are subject to the financial audit of PricewaterhouseCoopers S.p.A. pursuant to D.Lgs. no. 58/1998 and in application of the three-year 2004/2005/2006 assignment approved by resolution of the shareholders in the meeting on April 29, 2004.

Audit of the Half Year Report and Schedules Relating to the Transition to International Accounting Standards

The SANPAOLO IMI Group prepared and published its report on Group operations for the half year of 2005 in accordance with the law and the provisions set forth by Consob.

The Half Year Report was duly audited by PricewaterhouseCoopers S.p.A. in limited financial audit form, in compliance with the recommendations of Consob Communications no. 97001574 of February 20, 1997, no. 10867 of July 31, 1997 and no. 5025723 of April 15, 2005, and in application of the aforementioned shareholders’ resolution carried in the meeting on April 29, 2004.

In compliance with the aforementioned Consob Communication no. 5025723 of April 15, 2005, the reconciliation schedules on shareholders’ equity as at January 1, 2004, December 31, 2004, and January 1, 2005, and the results as at June 30, 2005, required by IFRS 1 for the transition to international accounting standards, were duly audited by PricewaterhouseCoopers S.p.A.

PART A.2 INFORMATION ON THE MAIN FINANCIAL STATEMENT ITEMS

Basis of Preparation of Financial Statements

The measurement bases adopted in the preparation of the financial schedules in compliance with the IAS/IFRS in force as at December 31, 2005 are illustrated below.

Standardized purchase and sale of financial assets

As regards standardized purchases and sales of financial assets, that is those transactions governed by agreements requiring that the assets be handed over within a set period of time established by regulations or market conventions, it was decided to make reference to the settlement date.

Section 1 - Financial Assets Held for Trading

The “financial assets held for trading” category includes:

•                  debt securities or equities acquired mainly for the purpose of obtaining profits in the short term

•                  derivative contracts, except those designated as hedging instruments

Financial assets held for trading are initially recorded in the balance sheet at their fair value, which generally corresponds to the amount paid. Any direct transaction costs/income relating thereto are recorded in the statement of income.

The subsequent valuation is made on the basis of the evolution of the fair value, any changes being recorded in the statement of income.

Equities and related derivative contracts for which fair value cannot be set precisely are accounted at cost, and adjusted for value losses. These losses in values are not restored.

The fair value of financial instruments listed on active markets is represented by the related market price. If no such active market exists for the asset, the fair value is obtained by taking into account the prices provided by external operators and by using measurement models that are mainly based on objective financial variables as well as the prices recorded on recent transactions and market prices for similar financial instruments.

Derivatives are treated as assets if the fair value is positive and as liabilities if the fair value is negative. The Group offsets current positive and negative values arising from transactions made with the same counterparty where such offset has been expressly provided for under the terms of the contract, and where the Group effectively intends to settle the account on such a basis.

Financial assets held for trading also include derivatives that are embedded in another complex financial instrument, which are to be separated from the host contract if:

•                  the economic features and the risks of the embedded derivative are not strictly correlated to the economic features and the risks of the host contract;

•                  a separate instrument with the same terms and conditions of the embedded derivative would meet the definition of derivative;

•                  the instrument that includes the embedded derivative is not measured at fair value, its value adjustment being recorded in the statement of income.

Section 2 - Available-for-Sale Financial Assets

These assets are different from loans and financing, held-to-maturity investments, financial assets held for trading, and assets designated at fair value through profit and loss, including debt securities and equities.

At first recording, available-for-sale financial assets are carried in the balance sheet at their fair value, which normally corresponds to the amount paid for their purchase, plus any transaction costs directly arising therefrom.

They are subsequently measured at fair value, any gains or losses arising from changes in fair value being included as a specific reserve under equity.

The results of the measurements are recorded in a specific reserve under equity and are included in the statement of income at the time of disposal or where an impairment loss is incurred.

Certain unlisted equities, the fair value of which cannot be reliably established or verified, also taking into account the importance of the range of values obtainable from the measurement models generally adopted by the market, are stated in the financial statements at cost, and adjusted for any impairment losses verified.

The Group assesses whether an event has given rise to an impairment loss and determines its amount by making reference to its past experience on asset evaluation and using all the information available that is based on facts that have already occurred and data that can be observed at the valuation date.

As regards debt securities, the information that is considered as being particularly relevant to assessing whether an impairment loss has occurred is as follows:

•                  the issuer is experiencing major financial difficulties as proved by non-performance or default on payment of interest or capital;

•                  bankruptcy proceedings are likely to be opened;

•                  financial instruments are no longer dealt with on an active market;

•                  the economic conditions that affect the cash flows of the issuer have worsened;

•                  the issuer’s rating has been downgraded and negative news indicates that the financial situation of the issuer has worsened.

As regards equities, any impairment losses will be established by taking into account relevant information which includes any changes that have occurred in the technological, market, economical or legal environment in which the issuer operates. A significant and/or prolonged reduction in the fair value of equities below their cost may be considered as objective evidence of impairment.

Impairment losses on equities cannot give rise to write-backs in the statement of income if the reason for the writedown ceases to exist. Such write-backs therefore are only recorded in a specific reserve under equity.

Any write-back of debt securities, instead, is recorded in the statement of income.

As regards debt securities classified as being available for sale, the related yield, calculated using the amortized cost method, is recorded in the statement of income, as are the effects of exchange differences.

Exchange differences relating to available-for-sale capital instruments, on the other hand, are recorded in a specific reserve under equity.

Section 3 - Held-to-Maturity Financial Assets

The investments classified in this category are represented by non-derivative listed financial instruments, with fixed or determinable payments and fixed maturity that the Group intends to, and can, hold until maturity.

On the date of their first recording, financial assets held to maturity are recorded in the balance sheet at their fair value, usually corresponding to the purchase amount, to which are added any dealing costs directly attributable to the purchase.

Held-to-maturity financial assets are stated at amortized cost, using the effective interest method. Gains and losses arising on financial assets held to maturity are recorded in the statement of income where such assets are eliminated or their value is impaired, as well as through amortization.

Impairment losses are calculated as the difference between the book value of assets and the present value of expected future financial flows, discounted using the original effective interest rate.

In the event of write-backs, these are recorded in the statement of income but only to the extent of the amortized cost of the financial assets.

Section 4 - Loans and Guarantees

Loans are represented by financial assets that are not derivatives, including debt securities, with fixed or determinable payments, which are not listed on active markets and that have not been classified from the day of acquisition under financial assets available for sale, held for trading or designated at fair value.

When loans are first recorded, they are entered in the balance sheet at their fair value, which generally corresponds to the amount paid/drawn, plus any direct transaction costs/income, if tangible and determinable.

Later, loans are stated at the amortized cost using the effective interest rate criterion. Short-term loans, including on demand loans, are not stated at the amortized cost as the effect of applying the effective interest rate criterion is negligible.

The value at which loans are carried in the financial statements is regularly tested to establish if, owing to any losses in value, they may have to be stated at their net carrying amount. The main information considered pertinent to establishing impairment includes:

•                  the borrower/issuer is experiencing major financial difficulties as proved by non-performance or default on payment of interest or capital;

•                  bankruptcy proceedings are likely to be opened;

•                  the economic conditions that affect the financial flows of the borrower/issuer have worsened;

•                  debt servicing difficulties are being experienced in the country of residence of the borrower/issuer;

•                  the borrower/issuer’s rating has been downgraded due to negative news indicating that the financial situation of the latter has worsened;

•                  negative trends in individual commodity sectors.

Impairment testing further takes into account any guarantees pledged.

As regards the classification of impaired exposures under the various risk categories (non-performing, problem, restructured and overdue exposures), reference was made to the provisions issued by the Bank of Italy on the subject, as integrated by internal regulations which prescribe automatic rules for the reclassification of loans to the various risk categories.

The classification is carried out by the operating structures independently or subject to the assessment/availability of central and local functions specialized in loan monitoring and collection, with the exception of loans due/overdue by more than 180 days, for which classification is carried out by automatic procedures.

Any adjustments for impairment to the carrying amount of loans are calculated taking into account the extent to which loans have become impaired, applying an individual or collective valuation, as detailed below.

The following are evaluated on an individual basis:

•                  non-performing loans: loans to borrowers in a state of insolvency or similar state;

•                  problem loans: loans to borrowers suffering temporary difficulties which are likely to be overcome in an acceptable period of time;

•                  restructured loans: loans in respect of which the bank (or a pool of banks), owing to the deterioration of the economic-financial standing of the borrower, allows that the original contractual terms be changed in order to avoid a loss; loans to enterprises which are expected to stop trading are not restructured loans.

The net carrying amount of impaired exposures that are evaluated on an individual basis, which is formalized by resolutions issued by the Administrative Bodies of the Parent Bank and other bodies which have been especially authorized to deal with the matter, is the net present value of the expected financial flows of capital and interest of the various exposures.

The net present value of financial flows is determined with reference to the estimated future financial flows, their timing and the applicable discount rate.

As regards impaired exposures, the estimated future cash flows and their timing (constituting expected repayment schedules) are determined on analytical assumptions made by the departments in charge of loan assessment and, where such assumptions are not available, on lump-sum estimates based on statistics of internal historical data and sector studies.

The discount rates used for the estimated future cash flows shown in the expected repayment schedules of impaired exposures were the original effective interest rates used for medium-long term loans and the weighted average of the rates charged on short-term loan exposures, reworked with similar contractual form, maturity characteristics and risk profile.

The following loans are evaluated on an collective basis:

•                  expired exposures: exposures to subjects that are not classified under the previous risk categories which, at the end of the period, show loans due or overdue by more than 180 days. The assessment is made on an historical statistical basis;

•                  exposures subject to country risk: unsecured loans to borrowers residing in countries with debt-servicing difficulties. These loans are usually valued on a lump-sum basis, taking each country separately, by applying writedown percentages that are not lower than those specified by the banking association. These loans do not include expired exposures and those listed above that are evaluated on an individual basis;

•                  performing loans: loans to borrowers who, at the balance sheet date, have not yet shown any specific insolvency risks. Collective adjustments to performing loans are calculated by applying a model developed on the basis of Risk Management methodologies used by banks in the Group to assess the credit impairment that it is believed to have occurred at the reference date (“incurred”), the extent of which is not known at the time the assessment is made.

The model used for the aggregate measurement of performing loans involves the following stages:

•                  allocation of the loan portfolio based on:

a. customer segments

b. business sectors

c. geographical location

•                  calculation of the loss given default for each portfolio, based on historical experience and the time interval between the default event and its formal occurrence which takes place when the loan is actually classified as a doubtful loan;

•                  application of corrective factors calculated on the basis of the qualitative analysis of the portfolio, with particular reference to the risk concentration and the impact made by the current situation of the economic cycle on the various industrial sectors.

Writedowns, whether specific or general, are made by entering a “value adjustment” to reduce the value of the asset shown in the balance sheet, on the basis of the aforementioned criteria. These writedowns, however, may be reinstated by means of write-backs recorded in a caption included in the statement of income where all net value adjustments on loans are recorded, in the event that the reason for such writedowns ceases to apply or the amount recovered on the loans is higher than the original writedown booked in the records.

Considering the methodology used to calculate the writedowns of impaired exposures, the mere passage of time, and the fact that the expected repayment dates are, as a result, brought closer, implies an automatic reduction of the implicit financial charges previously deducted from the value of the loans. This effect is recorded in the financial statements under net adjustments/write-backs (caption 130).

If the loans are disposed, they are removed from the balance sheet and the resulting net profit (or loss) is recorded in the statement of income only when all the risks and rewards of ownership connected with the loans have been transferred to the assignee. If, despite the title to the loan passing to the purchaser, the Group still maintains control over the cash flows arising from the loans as well as the risks and rewards connected with it, the loan is shown in the financial statements with a liability recorded to reflect the proceeds received from the purchaser.

Financial guarantees issued that do not represent derivative contracts are evaluated taking into account the regulations of IAS 39 which provide for the recording of commissions received, pursuant to IAS 18, on the one hand and, on the other, evaluation of risks and charges in connection to the guarantees applying the criteria contained in IAS 37. On the basis of Bank of Italy provisions, this evaluation is entered in the financial statements against other liabilities. Moreover, this type of contract is not dealt with in the insurance compartment.

Section 5 - Financial assets designated at fair value

The Group exercised the fair value option, with subsequent adjustments in value recorded in the statement of income, at the initial measurement of investments with respect to insurance policies under which total risk is borne by the insured parties.

Section 6 - Hedge accounting

According to the financial policies adopted, the Group makes use of derivative contracts to hedge against interest rate, exchange rate and credit risks as well as the risk on highly probable forecast transactions.

The hedging transactions used for the above-mentioned risks aim at covering potential losses attributable to certain types of risks through gains that may arise on hedging instruments.

Group companies use the following types of hedging transactions:

•                  hedging of exposures against the risk of changes in the fair value (attributable to the various types of risk) of assets and liabilities recorded in the financial statements or portions of these, of groups of assets and liabilities, of irrevocable commitments, and of portfolios of financial assets and liabilities, including core deposits, as permitted by IAS 39 approved by the European Commission;

•                  hedging of the variability of cash flows of assets/liabilities recorded in the financial statements or of highly probable forecast transactions;

•                  net investment hedges in foreign operations.

For the purpose of applying hedge accounting, governed by the related accounting principles, the Group formally documents the relationship between the hedging instruments and the hedged items as well as its risk management objectives, its strategy for undertaking the various hedging transactions and the methods used to verify hedge effectiveness. In line with IAS/IFRS, hedge effectiveness is assessed both at inception and on an ongoing basis. Generally a hedge is considered to be highly effective if, both at inception and during its life, the changes in the fair value or in the cash flows of the hedged item are almost completely offset by the changes in the fair value or in the cash flows of the hedging derivative, that is to say that the actual results fall within an interval ranging between 80% and 125%.

The hedging relationship ceases to exist when: (i) the derivative is not, or has ceased to be, highly effective as a hedge, (ii) it expires, or is sold, terminated or exercised, (iii) the hedged item matures, is sold or repaid, or presents impairment, and (iv) the forecast transaction is no longer deemed highly probable.

Fair Value Hedge Accounting

If fair value hedges are in place, any changes in the fair value of hedging instruments and hedged items (as regards the part attributable to the hedged risk and in the case of hedge effectiveness) are recorded in the statement of income. The differences between the changes in value represent the ineffective portion of the hedge and give rise to a net economic impact.

When a hedge ceases to exist for reasons other than the sale of the hedged item, the fair value hedging adjustment made to the latter, recorded in the financial statements until such time that the effective hedge was in place, is recorded in the statement of income on the basis of the amortized cost method in the case of interest-bearing financial instruments, or as a lump sum in all other cases.

Cash Flow Hedge

With regard to cash flow hedges, the fair value gain or loss associated with the portion of the cash flow hedge deemed effective is recognized initially in shareholder’s equity, with no impact on the statement of income. When the cash flows that have been hedged against eventually occur and are recorded in the statement of income, the aforementioned gains or losses on the hedging instrument are transferred from shareholders’ equity to the corresponding caption in the statement of income.

When a cash flow hedge relating to a forecast transaction expires or is no longer effective, any cumulative gain or loss existing in equity at the time remains in equity under a specific reserve account until such transaction actually takes place (or the forecast transaction is no longer expected to occur). When the transaction occurs, such amount is recognized in the statement of income under “net dealing income.”

Net Investment Hedge in Foreign Operations

With reference to investment hedging in foreign operations, the effective portion of the gain or loss on the hedging instrument is initially recognized directly in equity, no entries being made in the statement of income. The amount recognized in equity is transferred to the statement of income upon disposal of the foreign operation.

Section 7 - Equity investments

Equity investments which are neither consolidated on a line-by-line or proportional basis and shareholdings which are subject to joint control or significant influence by the Group are accounted for using the equity method. A company is considered as being subject to significant influence if the Group is actively involved in formulating the administrative, financial and operating policies of the company as a result of legal relationships and prevailing situations. Significant influence is assumed to exist when the Group holds at least 20% or more of the company’s voting rights.

The remaining minority investments are classified in the categories provided by IAS 39. In particular, investments not held for trading purposes are generally included under “available-for-sale investments.”

Section 8 - Tangible Assets

Tangible assets include:

•                  land

•                  functional property

•                  property investments

•                  electrical equipment

•                  furniture and fittings, machinery and equipment

“Functional property” is represented by assets either owned by the Group or held under a finance lease contract, that are used by the Group to carry out its business activity or for administration purposes, whose useful life extends beyond the financial year.

“Property investments” are represented by assets either owned by the Group or held under a finance lease contract, for the purpose of collecting lease rentals and/or held for capital appreciation.

Tangible assets are initially recorded at cost increased by any ancillary charges directly attributable to the acquisition and installation of the assets. Subsequently they are carried at cost less accumulated depreciation and provisions for impairment, if any.

Any expenses incurred after the date of purchase increase the book value of the asset or are recorded as separate assets only where their use gives rise to an increase in future economic benefits. Other types of subsequent expenditures are charged to the statement of income of the year in which they are incurred.

Depreciation is provided on the annual depreciable amount of tangible assets systematically on straight line basis over the estimated useful life of each asset. The useful life of tangible assets that are subject to depreciation is kept regularly under review, to take account of any change in circumstances and if any initial estimates are changed then the related depreciation rate is adjusted too.

In particular, as regards property, the parts relating to land and buildings represent separate assets for accounting purposes and are recorded separately at the time of acquisition.

As land is expected to have an indefinite life, no depreciation is provided on the part that relates to the land.

Similarly, no depreciation is provided on works of art included under tangible assets, as their useful life cannot be estimated and generally the related value does not depreciate due to the passage of time.

Section 9 - Intangible Assets

Intangible assets are identifiable non-monetary assets without physical substance that are held to be used over a period of more than one year. They include goodwill and software either developed internally or purchased from third parties.

Goodwill arises on the acquisition of subsidiaries, associated entities and business units and represents the excess of the purchase amount paid over the net fair value of the Group’s share of the assets acquired and the liabilities assumed on the date of the acquisition.

Goodwill is not systematically amortized; in fact it is regularly reviewed for impairment. Goodwill is allocated to cash-generating units for the purpose of impairment testing. An impairment loss will be recorded where the recoverable amount is lower than its current book value in the financial statements. The recoverable amount is represented by the greater of the fair value of the cash-generating unit, net of selling costs, and the value in use, represented by the present value of the future cash flows expected to be produced by the cash-generating unit and arising on its disposal at the end of its useful life. At the consolidated level, to test for impairment, goodwill is allocated to groups of cash-generating units that represent the lowest level within the Group at which the goodwill is monitored for internal management purposes. This is done also by taking into account the organizational structure of the Group and its Business Sectors.

Goodwill concerning investments in associates and companies subject to joint control carried in shareholders’ equity is included in the value of the investments themselves.

Internal costs incurred to develop software are capitalized in the financial statements under intangible assets, only upon verification of the technical feasibility of the projects involved and their completion as well as their ability to generate future economic benefits. At the development stage, these assets are valued at cost, inclusive of any direct ancillary costs and any costs relating to internal staff employed on the development. If the results of the trial testing are negative, then the costs are charged to the statement of income.

Intangible assets arising on software developed internally or acquired externally are amortized on a straight-line basis, starting from the date of completion and implementation, over an estimated useful life of three years. Where the recoverable amount of such assets is lower than their book value, the difference is recorded in the statement of income.

Section 10 - Discontinued Operations

Discontinued operations are held for sale. Individual long-term assets, units generating cash flow, and groups of these or their individual parts, are classified as held for sale only when their disposal is considered highly probable.

Such assets are valued at the lower of book and fair value, net of selling costs. If depreciation has previously been written down on the assets, the depreciation process is suspended as of the year in which the assets were classified as discontinued operations.

“Individual” discontinued asset values, as with the net results deriving from their subsequent disposal, are carried under the relevant captions of the statement of income.

The balance, whether positive or negative, of income or charges relating to discontinued “groups of operations” are stated in the statement of income net of current and deferred taxation.

Section 11 - Current and Deferred Taxation

Income tax, calculated according to domestic tax regulations, is accounted for as a cost in compliance with the accruals concept, in line with the method followed to include, in the financial statements, the costs and income that generated them. Therefore, they represent the balance of current and deferred taxation relating to the net result for the period.

Current tax assets and liabilities include the tax balances of the single Group companies due to the relevant Italian and foreign tax authorities. More specifically, these captions include the net balance of current tax liabilities for the year, calculated on the basis of a prudent estimate of the tax charges due for the period, assessed according to the tax regulations currently in force, and the current tax assets represented by advances paid and other tax credits for withholding taxes borne or tax credits of previous financial years that any company within the Group can claim against taxes payable in future financial years.

Current tax assets also include tax credits in respect of which a tax refund claim has been filed with the relevant tax authorities.

Deferred taxation is calculated under the so-called “balance sheet liability method,” taking into account the tax effect of temporary differences between the book value of assets and liabilities and their value for taxation purposes which will give rise to taxable income or deductible amounts in future years. To this end, “taxable temporary differences” are differences which will give rise to taxable income in future years while “deductible temporary differences” are those which will give rise to deductible amounts in future years.

Deferred tax liabilities are calculated by applying, with regard to each consolidated company, the tax rates currently in force to taxable temporary differences that are likely to generate a tax burden and to the deductible temporary differences if these are likely to be recovered. Deferred tax assets and liabilities relating to the same tax and expiring in the same period are offset against each other.

In the financial years where deductible temporary differences are greater than taxable temporary differences, the related anticipated taxes are included under balance sheet assets among “deferred tax assets”. On the other hand, in the years where taxable temporary differences are greater than deductible temporary differences, the related deferred taxes are included under balance sheet liabilities among deferred tax liabilities.

If deferred tax assets and liabilities relate to items pertaining to the statement of income, the balancing item will be represented by income tax.

Where anticipated and deferred taxation relate to transactions that have been recorded in shareholders’ equity without affecting earnings (evaluations of available-for-sale financial assets or of cash flow hedge derivative contracts), the balancing entry is made in shareholders’ equity, under specific reserves where so provided (e.g. valuation reserves).

Deferred taxation on equity reserves that will become taxable “however used” is charged against shareholders’ equity. Deferred taxation relating to revaluations arising on conversion to the euro, credited directly to a specific reserve named “Reserve pursuant to article 21 of D.Lgs. no. 213/98,” which qualify for deferred taxation, is charged directly against this reserve.

No provision is made for the Parent Bank’s reserves subject to taxation only in the event of distribution. This is because such reserves are allocated to accounts that are not available for distribution and because the events which would give rise to such taxation are not expected to occur.

Deferred taxation on shareholders’ equity items of consolidated companies is not recorded in the financial statements if it is unlikely that any tax liability will actually arise, also bearing in mind the permanent nature of the investment.

Section 12 - Provisions for Risks and Charges

Provisions for risks and charges represent liabilities, the timing and amount of which is uncertain and are shown in the financial statements for the following reasons:

•                  a current (legal or implicit) obligation exists owing to a past event;

•                  it is likely that financial resources will be used to fulfill the obligation;

•                  it is possible to make an estimate of the likely future cash outflow.

The sub-caption “post-retirement benefit obligations” includes provisions booked according to IAS 19 “Employee Benefits” to balance the technical deficit of the supplementary defined pension benefit plan.

Actuarial calculations are carried out in this case too, as provided by the aforementioned accounting standard, by an external actuary based on the “Projected Unit Credit Method.”

For employee provisions, this method, which falls within the scope of general techniques relating to so-called “accrued benefits,” takes into account each period of service by the employee with the company as an additional unit of benefit entitlement. Hence, the actuarial liability must be quantified exclusively on the basis of the employee’s length of service as at the date of measurement. The overall liability is therefore usually recalculated based on the ratio of total years of service matured as at the date of measurement to the total number of years of service accrued at the time the benefit will be paid. Furthermore, the above method takes into account any future salary increases due for any reason (inflation, seniority and promotion, contract renewal, etc.), up until the time the employment relationship is terminated. With regard to employee pension commitments, the above corrective measures are not applied as the commitment is fully matured.

The discount rate used for the evaluations is based on the market rate of zero coupon bonds, considered most representative of market performance, taking into account the expected future cash outflows of the pension fund.

The current year accrual to the statement of income represents the sum of the annual interest matured on the average present value of pension benefits at the beginning of the year and the average present value of services rendered by the employees in service during the year, net of the expected yearly yield on the pension fund assets invested.

To this end, the discount rate used to calculate the interest on the average present value of pension benefits is the discount rate of benefits forecast at the beginning of the year, and the rate used to calculate the yield expected on the pension fund assets is the yield rate of pension fund investments forecast at the beginning of the year.

More specifically, the Group’s commitment is calculated as the algebraic sum of the following values:

•                  the present average value of pension benefits calculated considering, for the employees in service, only the years of service already rendered and assumptions that take into account future pay increases;

•                  the current value of the assets of the pension fund.

Resulting actuarial gains and losses are stated in a specific valuation reserve balancing the specific asset or liability.

As required by IAS 19, as amended by EC Regulation no. 1910/2005 of November 8, 2005, in the case of defined benefit plans that spread risks between the various entities under joint control, the information reported in the Explanatory Notes, as required by section 120 A of IAS 19, refers to the plans taken on a collective basis.

“Other funds” include provisions made to cover estimated losses on legal disputes, including revocatory actions, sums paid in connection with the renegotiation of subsidized home mortgage loans (Law no. 133/99 and that dictated by Budget Law 2001 and other regional laws), the estimated amounts payable in relation to customer disputes in respect of dealing activities in securities, other sums payable in connection with legal or implicit obligations existing at the end of the financial year, including accruals for incentive voluntary redundancy payments, other welfare and social contributions as well as contractual indemnities due to Private Bankers of the Group.

Where the liability crystallizes after a significant period of time, the Group calculates the amount of the provisions and of the accruals based on the present value of the sums that will eventually be paid out in respect of such liability. The discount rate used is gross of taxes and is such that it reflects current market valuations of the present value of currencies and the specific risks associated with the liability.

If the accruals are discounted to present value, the amount of the provisions included in the financial statements increases in each financial year to reflect the passage of time. Adjustments to the funds are stated in the statement of income.

“Other funds” include provisions to set up the reserve necessary to pay out seniority bonuses to employees that become payable at the terms set forth under company by-laws. These provisions have also been accrued on the basis of an independent actuary by adopting the methods recommended by IAS 19 dealt with earlier. Considering the characteristics of the Group’s commitment, the ‘corridor’ method is not applicable, therefore any actuarial gain or loss is recorded in the financial statements regardless of its amount.

The provisions made are re-examined at each balance sheet date and adjusted to reflect the best current estimates. When it looks unlikely that resources will be needed to produce economic benefits to meet the obligation, the accrual is reversed.

The caption ‘provisions for risks and charges’ does not include however the writedowns owing to the deterioration of guarantees given, the derivative contracts assimilated to the former according to international accounting standards and the irrevocable commitments to grant finance. These writedowns are included under ‘other liabilities’.

Termination Indemnities

The liability relating to staff termination indemnities is shown in the financial statements based on its actuarial value, the latter being the quantifiable benefit due to employees according to a defined benefit plan.

Again in this case, the present value of the Bank’s commitments is calculated by an external expert using the Projected Unit Credit Method, illustrated above.

The annual discount rate adopted for the calculations is assumed to be equal to the market rate at the end of the period as regards zero coupon bonds, deemed most representative of market performance, with the average remaining life of the liability taken into consideration.

The recording of defined benefit plans requires an actuarial estimate of the sum total of benefits matured by employees on the basis of service rendered over the current and previous years, and the discounting of such service, in order to determine the current value of the Group’s commitments.

The amount of termination indemnities accrued in the year and charged to the statement of income under personnel costs is equal to the sum of the average present value of entitlements matured by current employees in the year, and the annual interest accrued on the present value of the Bank’s commitments at the beginning of the year, calculated using the discount rate applied to expected future payments to estimate the liability at the end of the previous financial year.

Resulting actuarial gains or losses are stated in a special reserve balancing the reduction or addition to the balance sheet liability recorded.

Section 13 - Debts and Securities Issued

Loans to banks and loans to customers include all technical forms of funding granted to the aforesaid counterparts including operating debts and finance lease liabilities.

Securities issued, both listed and unlisted, including investment certificates and certificates of deposits, are shown in the financial statements net of any repurchased portions.

Debts and securities issued are shown in the financial statements at fair value amended, where necessary, for any charges and income that are directly attributable to these liabilities. Fair value usually coincides with the proceeds received or the issue price of the securities.

Debts and securities issued, except for repayable on demand and short-term customer deposits, are valued at amortized cost using the effective interest rate method.

Deposits valued at amortized cost include sums collected by the Group’s insurance companies in respect of policies issued that are mainly financial products for investments where the risk is not entirely borne by the underwriter.

The difference between the cost incurred to repurchase the securities issued and their respective book value is recorded in the statement of income. The sale of any repurchased securities is, from the point of view of the accounting procedures, like a new placing and therefore gives rise to a change in the average book value of the related liabilities.

Section 14 - Financial Liabilities Held for Trading

Financial liabilities held for trading include the negative results of the valuations of dealing derivatives, and “technical losses” on securities.

Section 15 - Financial Liabilities Designated as at Fair Value

The Group exercised the fair value option for liabilities, designating insurance policies (with predominantly financial characteristics and investments under which total risk is borne by the insured parties) and certain issues of structured securities with characteristics similar to the former. Investments relating to such forms of deposits were also designated at fair value, thereby eliminating or considerably reducing “accounting biases” that would otherwise arise from measuring assets and liabilities on different bases. The effects of initial recognition of liabilities at fair value on the balance sheet are recorded in the statement of income.

Bonds issued by subsidiaries whose return is correlated to the performance of investment fund portfolios are also designated at fair value and recorded as balance sheet assets. The adoption of the fair value option for this category of structured financial instruments enables their recording in the financial statements on a basis that reflects the natural hedging approach taken through their structuring.

These liabilities are recorded at fair value as at the date of issue through the application of the fair value option, and include the value of any embedded derivatives, net of placement fees paid. The difference between the amounts collected upon issue, net of placement fees, and the fair value of the bonds as at the date of issue is recorded in the statement of income on an accrual basis over the bond life term.

Section 16 - Currency Transactions

Foreign currency transactions are recorded in euros, that represent the Group’s functional currency, applying the exchange rate applicable as at the date of the transaction.

In general terms, assets, liabilities and the components of net equity related to currency transactions that differ from those arising from costs and income in the period are converted using the exchange rate at the date of closure, while costs and income for the year are converted using the exchange rate at the date of transaction, or by using an average rate if the exchange fluctuations for period used as reference to establish the average are not significant. All the differences arising from the above-mentioned conversions are recorded in net equity. In the case of net investment in a foreign unit, the exchange difference, initially recorded in net equity, is later moved to the statement of income when and if the investment is ceded.

Monetary items are translated at the exchange rate applicable as at the end of the period. Non-monetary items that are not hedged against the exchange rate risk and which are not measured at fair value are translated at the rate applicable as at the date when they are first included in the financial statements.

Exchange differences arising on the settlement of monetary and non-monetary items are recorded in the statement of income.

The exchange differences arising on the translation of monetary items using rates that differ from those applied when the transaction was initially recorded or those applicable as at end of the previous are recorded in the statement of income.

The exchange differences arising on the translation of non-monetary items at rates that differ from those used when the transaction was originally booked in the records, if applicable based on the above-mentioned principle, are recorded in the financial statements as follows:

•                     in the statement of income if the non-monetary items are hedged against exchange rate risk, as regards the effective portion of the hedge;

•                     otherwise, either in the statement of income or in the balance sheet under shareholders’ equity if the non-monetary items are valued at fair value, based on the principles for recording the related changes in fair value in the financial statements.

Section 17 - Insurance Assets and Liabilities

Insurance Products

Products for which insurance risk is deemed significant include, among other things, temporary first branch death policies and income and mixed policies with guaranteed fixed conversion rates at the time of issue, and certain types of unit-linked policies and damage cover. As regards these products, IAS/IFRS substantially confirm the national accounting standards (GAAP) concerning insurance. In brief, IFRS 4 sets forth:

•                     gross premiums are to be recorded in the statement of income under income; they include all amounts matured during the financial year as a result of insurance contracts signed, net of cancellations; likewise, all premiums ceded to reinsurers are recorded under current year costs;

•                     if gross premiums are collected and recorded under income, the corresponding commitment towards the insured is accrued in technical reserves, such amount being calculated on a contract-by-contract basis using the prospective method taking into account demographic/financial assumptions currently used by the market;

•                     the insurance products entered under separate management are valued by applying so-called “shadow accounting,” whereby the differences between the book value and the market value of securities classified as available-for-sale investments are allocated to technical reserves as regards the insured parties’ portion and to net equity as regards the insurance companies’ portion. If, on the other hand, the securities are recorded at fair value in the statement of income, the difference between the book value and the market value is recorded in the statement of income giving rise to a change in technical reserves equal to the amount of the insured parties’ portion;

•                     the Group deems the discretional participation in profits (DPF) is equal to the rates for contractual reconveyance guaranteed in policies for insured parties;

•                     liabilities related to DPF products are given as a whole with no distinction between the guaranteed and discretional components.

Financial Products Included Under Separate Management

Financial products included under separate management despite their not being subject to significant insurance risk, and which therefore contain discretionary profit sharing features, include the majority of life policies and mixed first branch policies, as well as fifth branch capitalization policies. These are accounted for according to the principles set forth in IFRS 4, in brief:

•                     the products are shown in the financial statements according to principles that are very similar to the principles that are locally in force on the subject, any premiums, payments and changes in technical reserves being recorded in the statement of income;

•                     the Group deems the discretional participation in profits (DPF) is equal to the quotas for contractual reconveyance guaranteed in policies for insured parties;

•                     liabilities related to DPF products are given as a whole with no distinction between the guaranteed and discretional components;

•                     the products are evaluated using shadow accounting.

Financial Products Not Included Under Separate Management

Financial products that are not subject to significant insurance risk and are not included under separate management, and which therefore do not contain discretionary profit sharing features, are mostly represented by index-linked policies and some of the unit-linked ones, as well as those specific asset policies that are not included under separate management. These products are accounted for according to the principles set forth in IAS 39, as summarized below:

•                     the products are shown in the financial statements as financial liabilities and are measured at fair value, on the basis of the option provided or at amortized cost. In particular, the portion of index- and unit-linked policies that are considered investment contracts are measured at fair value, whereas the specific asset products not included under separate management are valued at amortized cost;

•                     the statement of income does not reflect the premiums, payments and change in reserve concerning these products, but only the income items represented by the charges and commissions payable, and the cost items represented by the provisions and other charges. More specifically, the international accounting standards, contained in IAS 39 and 18, provide that income and costs relating to the products in question be identified and classified under two headings: (i) origination, to be recorded in the statement of income at the time the product is issued and (ii) investment and management services, to be amortized over the life of the product which depends on how the service is provided. In addition, as regards specific asset products not included under separate management, income and cost items are included in the calculation of the amount to be amortized;

•                     the insurance component included in the index- and unit-linked products, where it can be unbundled, is independently valued and recorded.

Section 18 - Other Information

Reserves

This item, reporting profit reserves, also includes the consolidation differences from the companies consolidated in shareholders’ equity.

Valuation Reserves

Valuation reserves include reserves arising from the valuation of available-for-sale investments, net of “shadow accounting” of insurance liabilities, net derivative contracts used as cash flow hedges and the revaluation reserves set up pursuant to special laws in past financial years that have not been allocated to other items making up Group shareholders’ equity. Furthermore, the caption also includes revaluations of tangible assets made when the IAS/IFRS were first applied, as a result of the “deemed cost” evaluation of tangible assets.

Own Shares

Own shares purchased are shown in the financial statements at cost under a specific caption, with a minus sign, as part of the Group shareholders’ equity and as a result they are not valued.

In the event that they are sold on the market, any difference between the purchase cost and the selling price is recorded under shareholders’ equity.

Accruals, Prepayments and Deferrals

Accruals, prepayments and deferrals for the year which include income and charges for the period, matured on assets and liabilities, are shown in the financial statements as an increase or decrease of the assets and liabilities they relate to.

Stock Option Plans

As regards the stock option plans in favor of employees and private bankers of the Group approved, starting from November 2002 and December 2002 respectively, the Group applies the accounting treatment set out in IFRS 2 which deals with share-based payments.

According to this accounting method, the options granted are valued at the fair value prevailing at the grant date, which coincides with the date the plan is approved by the competent bodies. Such fair value is included in the statement of income under a specific caption, being allocated over the period that the rights assigned mature, the other side of the entry being in a caption included under shareholders’ equity which is not available for distribution.

The fair value of the options is calculated on the basis of a valuation model that takes into account not only the exercise price but also the volatility of the stock price of the options, the expected dividend yield and the risk-free interest rate at grant date.

In the event that the options are not exercised owing to the non-occurrence of certain conditions, not dependent on market trends, the cumulative cost included in the financial statements in respect of the stock option plans is reversed in the statement of income, the corresponding entry being in shareholders’ equity under a specific reserve not available for distribution.

If the stock options are exercised, the cumulative cost stated in the specific reserve of shareholders’ equity is charged as an addition to share premiums.

Failure to exercise the stock option rights due to market conditions does not give rise to a reversal of the cumulative cost, but the equity amount recorded as the corresponding entry to personnel costs in the period over which the plan matures becomes available for distribution.

Revenue and Cost Recognition

Revenue arising from the sale of goods or rendering of services is included in the financial statements using the fair value of the sale proceeds received, as long as the following conditions are met:

•                     the Group has transferred to the purchaser all the risks and rewards of the ownership of the goods;

•                     the value of sale proceeds can be reliably assessed;

•                     it is likely that economic benefits will accrue to the Group.

Commissions receivable and other income for services rendered are included in the financial statements in the period in which the services are actually provided.

In particular, revenue arising from the sale of insurance policies where the risk is borne by the insured parties are included on the basis of the duration of the contract. The costs relating to the purchase of these contracts are accounted for in the statement of income in the same period as the related revenue is recorded.

Interest is recorded in the financial statements on an accrual basis. In particular:

•                     interest is accounted for on an accrual basis which takes into account the effective interest earned;

•                     default or late payment interests are accounted for at the time they are received;

•                     dividends are recorded when the right to receive the payment matures and therefore at the time when the distribution is resolved upon.

As regards the trading activity in financial instruments, the difference between the fair value of the instruments and the amount paid or received is recorded in the statement of income where the fair value can be reliably assessed, a valuation model based on market parameters is used, and prices applied to recent transactions in the same market where the instrument is traded can be verified. Failing these conditions, the estimated difference is recorded in the statement of income on a straight-line basis over the duration of the transactions.

Revenue and costs are recorded in the statement of income for the periods to which they relate. If the above matching can only be done generally or indirectly, then the costs are allocated to more than one accounting period according to rational procedures and on a systematic basis. Those costs that cannot be matched with the related revenues are immediately charged to the statement of income.

Finally, insurance charges from insurance business are stated on the basis of their nature, and recorded in the relevant statement items.

PART A.3 FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value is the value at which assets may be dealt, or liabilities extinguished, in a free trade between parties with equal contractual power.

The fair value of financial instruments listed on active markets coincides with the active market price. As concerns the identification of the active market, the Group uses specific rules and procedures to fix the price and verify the reliability of the shares bought.

The market price, considered representative of fair value, for assets owned by the Bank is taken at the bid price, whilst for assets to be acquired, the market price is taken at the asking price. If the bid and asking prices are not available, current fair value is evaluated at the price of the last transaction made. Where financial assets and liabilities are matched in terms of market risk, reference is made to average market prices in order to establish their fair value.

Financial assets with more than one listing price on distinct active markets are designated at the price the Bank deems most favorable.

If no market price exists for a financial instrument in its entirety, but only for its components, the fair value is calculated on the basis of the relevant market prices of the components.

For a considerable portion of the assets and liabilities held or issued by SAN PAOLO IMI, market prices are not available. In these cases, appropriate measurement techniques were employed which involved the net present value of future cash flows, using parameters based on the market conditions prevailing at the date of the financial statements.

Since the measurement results may be significantly influenced by the assumptions made, mainly as concerns the timing of future cash flows, the discount rates used, and the credit risk estimate methods employed, the fair value estimated would not necessarily be realized if the financial instruments were sold immediately.

In determining the fair value of the financial instruments reported in the tables of the Explanatory Notes - Part B, where required by Bank of Italy Circular no. 262 of December 22, 2005, the following methods and key assumptions were used:

•                     for debt securities owned by the Bank, independently of the classifications provided by IAS 39, the Group adopted a specific procedure for the determination of the situations constituting an active market based on an analysis of the trading volumes, the price range and the number of shares on the market. In the event that no active market was found to exist, comparables were identified with the same financial characteristics of the instrument or, as a final resort, cash flow discounting including all factors that could influence the value of the instrument (e.g. credit risk, volatility and illiquidity)

•                     for financial assets and liabilities with a residual term equal to or less than 18 months, fair value was reasonably assumed to equal carrying value;

•                     for loans and deposits on demand (funding), the maturity date of contractual obligations was assumed to be immediate and to coincide with the date of the financial statements; hence fair value was taken at the carrying value;

•                     for medium-/long-term loans to customers, fair value was measured using internally defined measurement techniques involving the time discounting of residual contractual flows at current interest rates, adjusted to take into account the credit rating of each individual borrower (or the probability of default resulting from the rating) and loss given default;

•                     for impaired assets, fair value was taken at book value;

•                     for medium/-long-term liabilities, consisting of unsecured securities or deposits, fair value was measured by time discounting contractual flows at rates which the Bank, at the time of measurement, could reasonably apply on the market of reference at the date of the financial statements for similar deposits; in the case of Tier 1 subordinated loans, account was taken of the near impossibility of anticipated repurchase/reimbursement and the existence of eventual clauses/options in favor of the issuer;

•                     for medium-long term liabilities and fixed rate, structured securities issued, singly hedged for variations in fair value, fair value was taken at the book value already adjusted for the effects of hedging, on the assumption that there had been no significant deviations in the credit spread of the issuer since origination and that there were no other particular or significant risk elements with a possible impact on fair value.

Finally, it should be noted that the parameters assumed and models used may differ from one financial institution to another; hence where different assumptions are used, the results may significantly differ. It should further be noted that IAS/IFRS exclude certain financial instruments (e.g. deposits on demand) and non-financial instruments (e.g. goodwill, tangible assets, equity investments, etc.) from the fair value option, and therefore overall fair value cannot be taken as an estimate of the economic value of the Group.

Part B - Information on the consolidated balance sheet

Assets

SECTION 1 - CASH AND CASH EQUIVALENTS – CAPTION 10

1.1 Cash and cash equivalents: break-down

	31/12/2005	31/12/2004 (*)
	(€/mil)	(€/mil)
a) Cash	1,007	1,045
b) Demand deposits at central banks	100	302
Total	1,107	1,347

(*) Does not include 18 million euro included in the caption “Insurance business assets” (L/Ass/13).

SECTION 2 - FINANCIAL ASSETS HELD FOR TRADING – CAPTION 20

2.1 Financial assets held for trading: break-down by type

	31/12/2005
Caption/Value	Listed	Unlisted
	(€/mil)
A. Non-derivative financial assets
1. Debt securities	9,915	1,121
2. Equities	447	7
3. OICR shares	2,767	430
4. Financing	—	—
5. Impaired assets	5	—
6. Assets sold and not cancelled	1,550	—
Total A	14,684	1,558
B. Derivative instruments
1. Financial derivatives	427	8,346
2. Credit derivatives	—	22
Total B	427	8,368
Total (A+B)	15,111	9,926

Financial assets held for trading include mainly the portfolios held by Banca IMI for trading on financial markets. The amount of financial assets held for trading relating to the insurance sector is 278 million euro.

2.2 Financial assets held for trading: break-down by debtor/issuer

Caption/Value	31/12/2005
(€/mil)
A. Non-derivative financial assets
1. Debt securities	11,036
a) Governments and central banks	8,443
b) Other public entities	190
c) Banks	1,872
d) Other issuers	531
2. Equities	454
a) Banks	7
b) Other issuers	447
- insurance companies	—
- financial institutions	20
- non-financial companies	393
- other	34
3. OICR shares	3,197
4. Loans	—
a) Governments and central banks	—
b) Other public entities	—
c) Banks	—
d) Other entities	—
5. Impaired assets	5
a) Governments and central banks	5
b) Other public entities	—
c) Banks	—
d) Other entities	—
6. Assets sold and not cancelled	1,550
a) Governments and central banks	1,550
b) Other public entities	—
c) Banks	—
d) Other issuers	—
Total A	16,242
B. Derivative instruments
a) Banks	7,674
b) Customers	1,121
Total B	8,795
Total (A + B)	25,037

The OICR quotas in the portfolio are predominantly made up of bond funds.

2.3 Financial assets held for trading: derivative instruments held for trading

(€/mil)

	Interest	Currencies				Total
Type of derivative/Underlying asset	rates	and gold	Equities	Loans	Other	31/12/2005
A. Listed derivatives
1) Financial derivatives:	3	—	424	—	—	427
with underlying asset exchange	3	—	14	—	—	17
- purchased options	—	—	2	—	—	2
- other derivatives	3	—	12	—	—	15
without underlying asset exchange	—	—	410	—	—	410
- purchased options	—	—	410	—	—	410
- other derivatives	—	—	—	—	—	—
2) Credit derivatives:	—	—	—	—	—	—
with underlying asset exchange	—	—	—	—	—	—
without underlying asset exchange	—	—	—	—	—	—
Total A	3	—	424	—	—	427
B. Unlisted derivatives
1) Financial derivatives:	6,967	556	768	—	55	8,346
with underlying asset exchange	—	515	11	—	—	526
- purchased options	—	306	9	—	—	315
- other derivatives	—	209	2	—	—	211
without underlying asset exchange	6,967	41	757	—	55	7,820
- purchased options	765	20	741	—	25	1,551
- other derivatives	6,202	21	16	—	30	6,269
2) Credit derivatives:	15	2	—	5	—	22
with underlying asset exchange	15	2	—	—	—	17
without underlying asset exchange	—	—	—	5	—	5
Total B	6,982	558	768	5	55	8,368
Total (A + B)	6,985	558	1,192	5	55	8,795

Details on the technical form of derivative contracts can be found in the summary in Section 17 – “Other information” in this part of the Explanatory Notes.

SECTION 3 - FINANCIAL ASSETS DESIGNATED AS AT FAIR VALUE – CAPTION 30

3.1 Financial assets designated as at fair value: break-down by type

	31/12/2005
	(€/mil)
Caption/Value	Listed	Unlisted
1. Debt securities	13,737	1,110
2. Equities	3,411	—
3. OICR shares	—	4,266
4. Loans	—	4
5. Impaired assets	—	—
6. Assets sold and not cancelled	—	—
Total	17,148	5,380
Cost	15,729	5,376

Assets valued at fair value essentially include assets in which money collected through insurance policies where the total risk is retained by the insured (so-called Class D) was invested. The amount of assets evaluated at fair value which relates to the insurance business is 21,832 million euro.

The remainder essentially refers to debt securities with incorporated derivatives or subject to hedging in the portfolio of the Parent Bank, classified in this category as “assets”, in line with IASB.

3.2 Financial assets designated as at fair value: break-down by debtor/issuer

Caption/Value	31/12/2005
(€/mil)
1. Debt securities	14,847
a) Governments and central banks	7,351
b) Other public entities	62
c) Banks	3,584
d) Other issuers	3,850
2. Equities	3,411
a) Banks	479
b) Other issuers:	2,932
- insurance companies	152
- financial institutions	222
- non-financial companies	2,557
- other	1
3. OICR shares	4,266
4. Loans	4
a) Governments and central banks	—
b) Other public entities	—
c) Banks	—
d) Other entities	4
5. Impaired assets	—
a) Governments and central banks	—
b) Other public entities	—
c) Banks	—
d) Other entities	—
6. Assets sold and not cancelled	—
a) Governments and central banks	—
b) Other public entities	—
c) Banks	—
d) Other entities	—
Total	22,528

SECTION 4 - AVAILABLE-FOR-SALE FINANCIAL ASSETS – CAPTION 40

4.1 Available-for-sale financial assets: break-down by type

	31/12/2005
Caption/Value	Listed	Unlisted
	(€/mil)
1. Debt securities	20,673	4,585
2. Equities	2,847	1,261
3. OICR shares	296	89
4. Loans	—	14
5. Impaired assets	—	—
6. Assets sold and not cancelled	32	40
Total	23,848	5,989

The amount of available-for-sale assets relating to the insurance sector is 19,057 million euro.

The available-for-sale assets include the share held by the Group in Santander Central Hispano of 1,524 million euro.

Certain unlisted equities, for 215 million euro (of which 185 million euro attributable to investments in the Bank of Italy), the fair value of which cannot be reliably established or verified, also taking into account the importance of the range of values obtainable from the valuation models generally adopted by the market, are stated in the financial statements at cost, as adjusted for any impairment losses verified.

4.2 Available-for-sale financial assets: break-down by debtor/issuer

Caption/Value	31/12/2005
(€/mil)
1. Debt securities	25,258
a) Governments and central banks	18,272
b) Other public entities	3,897
c) Banks	1,245
d) Other issuers	1,844
2. Equities	4,108
a) Banks	2,075
b) Other issuers:	2,033
- insurance companies	41
- financial institutions	288
- non-financial companies	690
- other	1,014
3. OICR shares	385
4. Loans	14
a) Governments and central banks	—
b) Other public entities	—
c) Banks	10
d) Other entities	4
5. Impaired assets	—
a) Governments and central banks	—
b) Other public entities	—
c) Banks	—
d) Other entities	—
6. Assets sold and not cancelled	72
a) Governments and central banks	32
b) Other public entities	—
c) Banks	—
d) Other entities	40
Total	29,837

4.3 Available-for-sale financial assets: hedged assets

	31/12/2005
	Fair value	Cash flows
	(€/mil)
1. Debt securities	3,702	414
2. Equities	4	—
3. OICR shares	—	—
4. Loans	—	—
5. Portfolio	—	—
Total	3,706	414

4.4 Available-for-sale financial assets: assets subject to specific hedging

Only about 15% of the Group’s available-for-sale financial assets portfolio is subject to hedging. Hedging is largely carried out in fair value hedge transactions and only residually through specific cash flow hedge transactions.

SECTION 5 - INVESTMENTS HELD TO MATURITY – CAPTION 50

5.1 Held-to-maturity investments: break-down by type

	31/12/2005
Type of transaction/Value	Book value	Fair value
	(€/mil)
1. Debt securities	764	764
2. Loans	—	—
3. Impaired assets	—	—
4. Assets sold and not cancelled	1,771	1,769
Total	2,535	2,533

Held-to-maturity investments which relate to the Parent Bank amount to 2,312 million euro. Most of the contribution by other companies comes from Banka Koper D.D. (196 million euro). At 31 December 2005 the insurance area portfolio did not include investments held to maturity.

5.2 Held-to-maturity investments: break-down by debtor/issuer

Caption/Value	31/12/2005
(€/mil)
1. Debt securities	764
a) Governments and central banks	548
b) Other public entities	21
c) Banks	—
d) Other issuers	195
2. Loans	—
a) Governments and central banks	—
b) Other public entities	—
c) Banks	—
d) Other entities	—
3. Impaired assets	—
a) Governments and central banks	—
b) Other public entities	—
c) Banks	—
d) Other entities	—
4. Assets sold and not cancelled	1,771
a) Governments and central banks	1,771
b) Other public entities	—
c) Banks	—
d) Other entities	—
Total	2,535

5.3 Held-to-maturity investments: hedged

At 31 December 2005 the SANPAOLO IMI Group had no hedged investments held to maturity.

SECTION 6 - LOANS TO BANKS – CAPTION 60

6.1 Loans to banks: break-down by type

Type of transaction/Value	31/12/2005
(€/mil)
A. Due to Central Banks	345
1. Tied deposits	65
2. Compulsory reserve	196
3. Repurchase agreements	49
4. Other	35
B. Due to banks	28,491
1. Current accounts and sight deposits	2,839
2. Tied deposits	10,670
3. Other financing	13,984
4. Debt securities	998
5. Impaired assets	—
6. Assets sold and not cancelled	—
Total (book value)	28,836
Total (fair value)	28,814

6.2 Loans to banks: assets subject to specific hedging

Type of transaction/Value	31/12/2005
(€/mil)
1. Loans subject to fair value hedging	106
2. Loans subject to cash flow hedging	—
Total	106

6.3 Financial leases

At 31 December 2005 the Group did not have significant financial leasing operations in place with banks.

SECTION 7 - LOANS TO CUSTOMERS – CAPTION 70

Loans to customers include 595 million euro of loans to Società per la gestione di attività S.p.A. (Sga), of which 545 million euro (814 million euro at 31 December 2004) was granted under Law 588/96. Furthermore, in accordance with the international accounting standards, loans to customers include also loans for performing leasing contracts assigned in the last quarter of 2004, by Sanpaolo Leasint within the context of the Split2 securitization transaction (assets sold and not cancelled).

Details about credit quality and the degree of risk of the loan portfolio can be found in Part E of these Notes.

7.1 Loans to customers: break-down by type

Type of transaction/Value	31/12/2005
(€/mil)
1. Current accounts	16,245
2. Repurchase agreements	2,302
3. Mortgage loans	73,706
4. Credit cards, personal loans, loans on salary	4,747
5. Financial leases	4,932
6. Factoring	1,449
7. Other transactions	30,825
8. Debt securities	312
9. Impaired assets	3,310
10. Assets sold and not cancelled (*)	1,679
Total (book value)	139,507
Total (fair value)	141,237

(*) Including four million euro of impaired assets.

In the above table, “Other transactions” mainly include prepayments and other subsidies not in current accounts, loans to inland revenue and public bodies for the collection company and import-export financing, as well as the mentioned loans to the Sga.

7.2 Loans to customers: break-down by debtor/issuer

Type of transaction/Value	31/12/2005
(€/mil)
1. Debt securities:	312
a) Governments	—
b) Other public entities	—
c) Other issuers	312
- non-financial companies	5
- financial companies	307
- insurance companies	—
- other	—
2. Loans to:	134,206
a) Governments	2,852
b) Other public entities	10,696
c) Other entities	120,658
- non-financial companies	76,906
- financial companies	11,821
- insurance companies	690
- other	31,241
3. Impaired assets:	3,310
a) Governments	—
b) Other public entities	9
c) Other entities	3,301
- non-financial companies	2,443
- financial companies	32
- insurance companies	—
- other	826
4. Assets sold and not cancelled:	1,679
a) Governments	—
b) Other public entities	—
c) Other entities	1,679
- non-financial companies	1,679
- financial companies	—
- insurance companies	—
- other	—
Total	139,507

7.3 Loans to customers: assets subject to specific hedging

Type of transaction/Value	31/12/2005
(€/mil)
1. Loans subject to fair value hedging	19,733
2. Loans subject to cash flow hedging	93
Total	19,826

Loans subject to fair value hedging are indicated at cost modified for the fair value of the hedging risk. In the case of partial hedging, of part of the amount or of part of the duration, the entire amount of the loan is indicated, including the part not subject to hedging, modified for the fair value of the hedging risk. Loans subject to financial flow hedging are indicated at the amortised cost.

7.4 Financial leases

Reconciliation between the total value of minimum contractual payments and their present value

31/12/2005
(€/mil)
Minimum contractual payments	6,904
Present value of minimum contractual payments as at 31/12/2005	6,078

Time frame between reconciliation amounts	(€/mil)

	Within 1 year	1-5 years	Beyond 5 years	Total
Present value of minimum contractual payments as at 31/12/2005	1,433	3,157	1,488	6,078

The Group operates in the sector of financial leasing to customers mainly through Sanpaolo Leasint, the specialized company. Its loan portfolio for financial leasing is made up of 46,879 contracts, 67% of which for property letting, 26% for instrumental goods and 5% for automobiles; the remainder refers to the naval-aviation sector. The five most important contracts together show a guaranteed residual value on net investment of around 104 million and differed financial profits of 21 million; there are no potential rents for accounting as income in the year. As of 31 December 2005, the above positions showed no deterioration in minimum uncollected leasing payments nor non-guaranteed residual values.

Besides the above-mentioned company, financial leasing contracts may also be issued by Neos Finance, in the context of consumer credit, and Banca OPI in the area of public sector financing.

SECTION 8 - HEDGING DERIVATIVES – CAPTION 80

8.1 Hedging derivatives: break-down by type of contract and underlying asset

(€/mil)

	Interest	Currencies				Total
Type of derivative/Underlying asset	rates	and gold	Equities	Loans	Other	31/12/2005
A. Listed derivatives
1) Financial derivatives:	—	—	—	—	—	—
with underlying asset exchange	—	—	—	—	—	—
- purchased options	—	—	—	—	—	—
- other derivatives	—	—	—	—	—	—
without underlying asset exchange	—	—	—	—	—	—
- purchased options	—	—	—	—	—	—
- other derivatives	—	—	—	—	—	—
2) Credit derivatives:	—	—	—	—	—	—
with underlying asset exchange	—	—	—	—	—	—
without underlying asset exchange	—	—	—	—	—	—
Total A	—	—	—	—	—	—
B. Unlisted derivatives
1) Financial derivatives:	430	5	—	—	—	435
with underlying asset exchange	—	5	—	—	—	5
- purchased options	—	—	—	—	—	—
- other derivatives	—	5	—	—	—	5
without underlying asset exchange	430	—	—	—	—	430
- purchased options	—	—	—	—	—	—
- other derivatives	430	—	—	—	—	430
2) Credit derivatives:	—	—	—	—	—	—
with underlying asset exchange	—	—	—	—	—	—
without underlying asset exchange	—	—	—	—	—	—
Total B	430	5	—	—	—	435
Total (A + B)	430	5	—	—	—	435

For details of the technical form of derivative contracts, see the summary in Section 17 – “Other information” in this part of the Explanatory Notes.

8.2 Hedging derivatives: break-down by hedged portfolio and type of hedging (book value)

The hedging derivatives recognized at caption 80 of the assets represent valuation to the market of specific fair value hedge operations against the banking book. Further information about the Group’s risk hedging policies can be found in Part E of these Notes.

SECTION 9 - VALUE ADJUSTMENT OF FINANCIAL ASSETS SUBJECT TO MACROHEDGING – CAPTION 90

At 31 December 2005 the Group had no assets subject to macrohedging.

SECTION 10 - SCOPE OF CONSOLIDATION AND EQUITY INVESTMENTS – CAPTION 100

Listed below are entities included in line by line consolidation of investments in jointly-controlled companies and in companies subject to significant influence.

		Registered	Type of relation- ship	Ownership		Voting rights at ordinary shareholders’	Book
Company name		offices	(1)	Held by	%	meeting % (2)	value	Remarks
							(€/mil)
Entities included in the consolidation using the line by line method SANPAOLO IMI S.p.A. (Parent Bank)		Turin		—	—	—	—
1	Assicurazioni Internazionali di Previdenza S.p.A. (A.I.P.)	Turin	1	New Step	99.96	99.96	XXX	(A)
2	Banca Comerciala Sanpaolo IMI Bank Romania S.A.	Romania	1	Sanpaolo IMI Internazionale	98.65	98.65	XXX	(B)
3	Banca Fideuram S.p.A.	Rome	1	New Step	73.37	73.43	XXX	(A)
4	Banca d’Intermediazione Mobiliare IMI S.p.A. (Banca IMI)	Milan	1	Sanpaolo IMI	100.00	100.00	XXX
5	Banca IMI Securities Corp.	United States	1	IMI Capital Market USA	100.00	100.00	XXX
6	Banca OPI S.p.A.	Rome	1	Sanpaolo IMI	100.00	100.00	XXX
7	Banca Popolare dell’Adriatico S.p.A.	Teramo	1	Sanpaolo IMI	100.00	100.00	XXX
8	Banka Koper d.d.	Slovenia	8	Sanpaolo IMI	63.93	32.99	XXX	(C)
9	Banque Privée Fideuram Wargny S.A.	France	1	Financiere Fideuram	99.91	99.91	XXX	(D)
10	Cassa di Risparmio di Padova e Rovigo S.p.A.	Padua	1	Sanpaolo IMI	100.00	100.00	XXX
11	Cassa di Risparmio di Venezia S.p.A.	Venice	1	Sanpaolo IMI	100.00	100.00	XXX
12	Cassa di Risparmio in Bologna S.p.A.	Bologna	1	Sanpaolo IMI	100.00	100.00	XXX
13	Egida Compagnia di Assicurazioni e Riassicurazioni S.p.A.	Turin	1	A.I.P.	50.00	50.00	XXX	(E)
14	Eolo Investments B.V.	Netherlands	1	A.I.P.	100.00	—	XXX	(F)
15	Farbanca S.p.A.	Bologna	5	Sanpaolo IMI	22.69	22.69	XXX	(G)
16	Fideuram Asset Management (Ireland) Ltd	Ireland	1	Banca Fideuram	100.00	100.00	XXX
17	Fideuram Assicurazioni S.p.A.	Rome	1	A.I.P.	100.00	100.00	XXX
18	Fideuram Bank S.A.	Luxembourg	1	Banca Fideuram	99.99	99.99	XXX
				A.I.P.	0.01	0.01	XXX
					100.00	100.00
19	Fideuram Bank (Suisse) A,G.	Switzerland	1	Fideuram Bank	99.95	99.95	XXX
20	Fideuram Fiduciaria S.p.A.	Rome	1	Banca Fideuram	100.00	100.00	XXX
21	Fideuram Fund Bond Global Emerging Markets	Luxembourg	8	A.I.P.	59.68	—	XXX	(F)
22	Fideuram Fund Bond Global High Yield	Luxembourg	8	A.I.P.	58.17	—	XXX	(F)
23	Fideuram Fund Equity Europe	Luxembourg	8	A.I.P.	94.67	—	XXX	(F)
24	Fideuram Fund Equity Global Emerging Markets	Luxembourg	8	A.I.P.	91.94	—	XXX	(F)
25	Fideuram Fund Equity Italy	Luxembourg	8	A.I.P.	92.58	—	XXX	(F)
26	Fideuram Fund Equity Japan	Luxembourg	8	A.I.P.	93.14	—	XXX	(F)
27	Fideuram Fund Equity Pacific Ex Japan	Luxembourg	8	A.I.P.	88.81	—	XXX	(F)
28	Fideuram Fund Equity Usa	Luxembourg	8	A.I.P.	93.93	—	XXX	(F)
29	Fideuram Fund Euro Bond Long Risk	Luxembourg	8	A.I.P.	59.43	—	XXX	(F)
30	Fideuram Fund Euro Bond Low Risk	Luxembourg	8	A.I.P.	61.98	—	XXX	(F)
31	Fideuram Fund Euro Bond Medium Risk	Luxembourg	8	A.I.P.	50.11	—	XXX	(F)
32	Fideuram Fund Euro Corporate Bond	Luxembourg	8	A.I.P.	62.52	—	XXX	(F)
33	Fideuram Fund Euro Short Term	Luxembourg	8	A.I.P.	53.64	—	XXX	(F)
34	Fideuram Fund Europe Listed Consumer Discretionary Equity	Luxembourg	8	A.I.P.	55.10	—	XXX	(F)
35	Fideuram Fund Europe Listed Consumer Staples Equity	Luxembourg	8	A.I.P.	60.07	—	XXX	(F)
36	Fideuram Fund Europe Listed Financials Equity	Luxembourg	8	A.I.P.	52.56	—	XXX	(F)
37	Fideuram Fund Europe Listed T.T. Equity	Luxembourg	8	A.I.P.	57.33	—	XXX	(F)
38	Fideuram Fund Usa Listed Consumer Discretionary Equity	Luxembourg	8	A.I.P.	55.47	—	XXX	(F)

(contd: Entities included in the consolidation using the line by line method)

		Registered	Type of relation- ship	Ownership		Voting rights at ordinary shareholders’	Book
Company name		offices	(1)	Held by	%	meeting % (2)	value	Remarks
							(€/mil)
39	Fideuram Fund Usa Listed Consumer Staples Equity	Luxembourg	8	A.I.P.	51.81	—	XXX	(F)
40	Fideuram Fund Usa Listed Financials Equity	Luxembourg	8	A.I.P.	51.94	—	XXX	(F)
41	Fideuram Fund Usa Listed T.T. Equity	Luxembourg	8	A.I.P.	56.51	—	XXX	(F)
42	Fideuram Fund Zero Coupon 2006	Luxembourg	8	A.I.P.	100.00	—	XXX	(F)
43	Fideuram Fund Zero Coupon 2007	Luxembourg	8	A.I.P.	100.00	—	XXX	(F)
44	Fideuram Fund Zero Coupon 2008	Luxembourg	8	A.I.P.	100.00	—	XXX	(F)
45	Fideuram Fund Zero Coupon 2009	Luxembourg	8	A.I.P.	100.00	—	XXX	(F)
46	Fideuram Fund Zero Coupon 2010	Luxembourg	8	A.I.P.	100.00	—	XXX	(F)
47	Fideuram Fund Zero Coupon 2011	Luxembourg	8	A.I.P.	100.00	—	XXX	(F)
48	Fideuram Fund Zero Coupon 2012	Luxembourg	8	A.I.P.	100.00	—	XXX	(F)
49	Fideuram Fund Zero Coupon 2013	Luxembourg	8	A.I.P.	100.00	—	XXX	(F)
50	Fideuram Fund Zero Coupon 2014	Luxembourg	8	A.I.P.	100.00	—	XXX	(F)
51	Fideuram Fund Zero Coupon 2015	Luxembourg	8	A.I.P.	100.00	—	XXX	(F)
52	Fideuram Fund Zero Coupon 2016	Luxembourg	8	A.I.P.	100.00	—	XXX	(F)
53	Fideuram Fund Zero Coupon 2017	Luxembourg	8	A.I.P.	100.00	—	XXX	(F)
54	Fideuram Fund Zero Coupon 2018	Luxembourg	8	A.I.P.	100.00	—	XXX	(F)
55	Fideuram Fund Zero Coupon 2019	Luxembourg	8	A.I.P.	100.00	—	XXX	(F)
56	Fideuram Fund Zero Coupon 2020	Luxembourg	8	A.I.P.	100.00	—	XXX	(F)
57	Fideuram Fund Zero Coupon 2021	Luxembourg	8	A.I.P.	100.00	—	XXX	(F)
58	Fideuram Fund Zero Coupon 2022	Luxembourg	8	A.I.P.	100.00	—	XXX	(F)
59	Fideuram Fund Zero Coupon 2023	Luxembourg	8	A.I.P.	100.00	—	XXX	(F)
60	Fideuram Fund Zero Coupon 2024	Luxembourg	8	A.I.P.	100.00	—	XXX	(F)
61	Fideuram Fund Zero Coupon 2025	Luxembourg	8	A.I.P.	100.00	—	XXX	(F)
62	Fideuram Fund Zero Coupon 2026	Luxembourg	8	A.I.P.	100.00	—	XXX	(F)
63	Fideuram Fund Zero Coupon 2027	Luxembourg	8	A.I.P.	100.00	—	XXX	(F)
64	Fideuram Fund Zero Coupon 2028	Luxembourg	8	A.I.P.	100.00	—	XXX	(F)
65	Fideuram Fund Zero Coupon 2029	Luxembourg	8	A.I.P.	100.00	—	XXX	(F)
66	Fideuram Fund Zero Coupon 2030	Luxembourg	8	A.I.P.	100.00	—	XXX	(F)
67	Fideuram Fund Zero Coupon 2031	Luxembourg	8	A.I.P.	100.00	—	XXX	(F)
68	Fideuram Fund Zero Coupon 2032	Luxembourg	8	A.I.P.	100.00	—	XXX	(F)
69	Fideuram Fund Zero Coupon 2033	Luxembourg	8	A.I.P.	100.00	—	XXX	(F)
70	Fideuram Fund Zero Coupon 2034	Luxembourg	8	A.I.P.	100.00	—	XXX	(F)
71	Fideuram Fund Zero Coupon 2035	Luxembourg	8	A.I.P.	100.00	—	XXX	(F)
72	Fideuram Gestions S.A.	Luxembourg	1	Banca Fideuram	99.94	99.94	XXX
				A.I.P.	0.06	0.06	XXX
					100.00	100.00
73	Fideuram Investimenti S.G.R. S.p.A.	Rome	1	Banca Fideuram	99.50	99.50	XXX
74	Fideuram Wargny Active Broker S.A.	France	1	Banque Privée Fideuram Wargny	100.00	100.00	XXX	(D)(H)
75	Fideuram Wargny Gestion S.A.	France	1	Banque Privée Fideuram Wargny	99.97	99.97	XXX	(D)(I)
76	Fideuram Wargny Gestion S.A.M.	Monaco	1	Banque Privée Fideuram Wargny	99.95	99.95	XXX	(D)
77	FIN. OPI S.p.A.	Turin	1	Banca OPI	100.00	100.00	XXX
78	Financière Fideuram S.A.	France	1	Banca Fideuram	99.98	99.98	XXX	(D)
79	Fondo Caravaggio	Luxembourg	8	Sanpaolo Life	100.00	100.00	XXX	(F)
80	Fondo Doppia Opportunità	Luxembourg	8	Sanpaolo Life	100.00	100.00	XXX	(F)
81	Friulcassa S.p.A.	Gorizia	1	Sanpaolo IMI	100.00	100.00	XXX
82	GEST Line S.p.A.	Naples	1	Sanpaolo IMI	100.00	100.00	XXX
83	IE Befektetesi Alapkezelo Rt. (ex Europool Befektetesi Alapkezelo Rt.)	Hungary	1	Inter-Europa Bank	100.00	100.00	XXX

(contd: Entities included in the consolidation using the line by line method)

		Registered	Type of relation- ship	Ownership		Voting rights at ordinary shareholders’	Book
Company name		offices	(1)	Held by	%	meeting % (2)	value	Remarks
							(€/mil)
84	IE-New York Broker Rt	Hungary	1	Inter-Europa Bank	100.00	100.00	XXX
85	IMI Capital Markets USA Corp.	United States	1	IMI Investments	100.00	100.00	XXX
86	IMI Finance Luxembourg S.A.	Luxembourg	1	IMI Investments	100.00	100.00	XXX
87	IMI Investimenti S.p.A.	Turin	1	Sanpaolo IMI	100.00	100.00	XXX
88	IMI Investments S.A.	Luxembourg	1	Banca IMI	99.99	99.99	XXX
				Banca IMI Securities	0.01	0.01	XXX
					100.00	100.00
89	Inter-Europa Bank Rt	Hungary	1	Sanpaolo IMI Internazionale	85.87	85.87	XXX	(J)
90	Inter-Europa Beruhazo Kft	Hungary	1	Inter-Europa Bank	100.00	100.00	XXX
91	Inter-Europa Consulting Kft	Hungary	1	Inter-Europa Fejlesztesi	51.00	51.00	XXX
				Inter-Europa Szolgaltato	49.00	49.00	XXX
					100.00	100.00
92	Inter-Europa Ertekesitesi Kft	Hungary	1	Inter-Europa Bank	100.00	100.00	XXX
93	Inter-Europa Fejlesztesi Kft	Hungary	1	Inter-Europa Bank	100.00	100.00	XXX
94	Inter-Europa Szolgaltato Kft	Hungary	1	Inter-Europa Bank	100.00	100.00	XXX
95	Inter-Invest Risk Management Vagyonkezelo Rt	Hungary	1	Inter-Europa Bank	48.00	48.00	XXX
				Inter-Europa Consulting	48.00	48.00	XXX
				Inter-Europa Szolgaltato	4.00	4.00	XXX
					100.00	100.00
96	LDV Holding B.V.	Netherlands	1	Sanpaolo IMI Private Equity	100.00	100.00	XXX
97	Lyxor Global Equity Capital Guaranteed Fund	Luxembourg	8	A.I.P.	96.52	—	XXX	(F)
98	Lyxor Noricum Cash Guaranteed	Luxembourg	8	A.I.P.	98.44	—	XXX	(F)
99	Neos Banca S.p.A. (ex Finemiro Banca S.p.A.)	Bologna	1	Sanpaolo IMI	99.49	99.49	XXX
100	Neos Finance S.p.A. (ex Finemiro Finance S.p.A.)	Bologna	1	Neos Banca	100.00	100.00	XXX
101	NEW Step S.p.A. (subsequently Eurizon Financial Group S.p.A.)	Turin	1	Sanpaolo IMI	100.00	100.00	XXX	(K)
102	NHS Investments S.A.	Luxembourg	1	IMI Investimenti	99.99	99.99	XXX
				LDV Holding	0.01	0.01	XXX
					100.00	100.00
103	Sanpaolo Banco di Napoli S.p.A.	Naples	1	Sanpaolo IMI	100.00	100.00	XXX
104	Sanpaolo Bank S.A.	Luxembourg	1	Sanpaolo IMI	100.00	100.00	XXX
105	Sanpaolo Bank (Suisse) S.A.	Switzerland	1	Sanpaolo Bank	99.98	99.98	XXX
106	Sanpaolo Fiduciaria S.p.A.	Milan	1	Sanpaolo IMI	100.00	100.00	XXX
107	Sanpaolo IMI Alternative Investments S.G.R. S.p.A.	Milan	1	Sanpaolo IMI Asset Management	100.00	100.00	XXX
108	Sanpaolo IMI Asset Management Luxembourg S.A.	Luxembourg	1	Sanpaolo IMI Asset Management	100.00	100.00	XXX
	(ex Sanpaolo IMI WM Luxembourg S.A.)
109	Sanpaolo IMI Asset Management S.G.R. S.p.A.	Milan	1	Sanpaolo IMI	100.00	100.00	XXX	(L)
110	Sanpaolo IMI Bank (International) S.A.	Madeira	1	Sanpaolo IMI	100.00	100.00	XXX
111	Sanpaolo IMI Bank Ireland Plc	Ireland	1	Sanpaolo IMI	100.00	100.00	XXX
112	Sanpaolo IMI Capital Company I L.l.c.	United States	1	Sanpaolo IMI	100.00	100.00	XXX
113	Sanpaolo IMI Fondi Chiusi S.G.R. S.p.A.	Bologna	1	Sanpaolo IMI Private Equity	100.00	100.00	XXX
114	Sanpaolo IMI Insurance Broker S.p.A.	Bologna	1	Sanpaolo IMI	100.00	100.00	XXX
115	Sanpaolo IMI International S.A.	Luxembourg	1	Sanpaolo IMI	100.00	100.00	XXX
116	Sanpaolo IMI Internazionale S.p.A.	Padua	1	Sanpaolo IMI	100.00	100.00	XXX
117	Sanpaolo IMI Investimenti per lo Sviluppo SGR S.p.A.	Naples	1	Sanpaolo IMI Private Equity	100.00	100.00	XXX
118	Sanpaolo IMI Private Equity S.p.A.	Bologna	1	Sanpaolo IMI	100.00	100.00	XXX
119	Sanpaolo IMI US Financial Co.	United States	1	Sanpaolo IMI	100.00	100.00	XXX
120	Sanpaolo Immobiliere S.A. (ex SP Immobiliere S.A.)	Luxembourg	1	Sanpaolo Bank	99.99	99.99	XXX
				Sanpaolo IMI Asset Management Luxembourg	0.01	0.01	XXX
					100.00	100.00

(contd: Entities included in the consolidation using the line by line method)

		Registered	Type of relation- ship	Ownership		Voting rights at ordinary shareholders’	Book value
Company name		offices	(1)	Held by	%	meeting % (2)	(€/mil)	Remarks
121	Sanpaolo Invest Ireland Ltd	Ireland	1	Banca Fideuram	100.00	100.00	XXX
122	Sanpaolo Invest SIM S.p.A.	Rome	1	Banca Fideuram	100.00	100.00	XXX
123	Sanpaolo Leasint S.p.A.	Milan	1	Sanpaolo IMI	100.00	100.00	XXX
124	Sanpaolo Life Ltd	Ireland	1	A.I.P.	100.00	100.00	XXX
125	Sanpaolo Real Estate S.A. (ex IMI Real Estate S.A.)	Luxembourg	1	Sanpaolo Bank	99.99	99.99	XXX
				Sanpaolo IMI International	0.01	0.01	XXX
					100.00	100.00
126	SEP S.p.A.	Turin	1	Sanpaolo IMI	100.00	100.00	XXX
127	Sirens B.V.	Netherlands	8	A.I.P.	82.88	—	XXX
				Sanpaolo Life	16.75	—	XXX
					99.63			(F)
128	Spilt 2 S.r.l.	Treviso	8	Sanpaolo Leasint	—	—	XXX	(M)
129	Sygman Szolgaltato es Kereskedelmi Kft	Hungary	1	Inter-Europa Bank	100.00	100.00	XXX
130	Universo Servizi S.p.A.	Milan	1	A.I.P.	100.00	100.00	XXX

Notes to the table on the scope of line by line consolidation:

(1) Type of relationship:

1 = majority of voting rights at ordinary shareholders’ meeting

2 = dominant influence at ordinary shareholders’ meeting

3 = agreements with other shareholders

4 = other forms of control

5 = single management pursuant to clause 26, paragraph 1, of legislative decree 87/92

6 = single management pursuant to clause 26, paragraph 2, of legislative decree 87/92

7 = joint contro

8 = majority of benefits and risks (SIC 12).

(2) Availability of voting rights at ordinary shareholder’s meeting. Any “potential votes” are highlighted in specific notes.

(A) In November 2005 the company was sold by the Parent Bank to New Step S.p.A..

(B) Sanpaolo IMI Internazionale holds options for acquisition of the remaining 1.35% of the holding.

(C) The Parent Bank holds options for acquisition of a further 33.25% of the holding.

(D) Company for which Banca Fideuram has initiated the disposal process (IFRS5).

(E) The company is considered to be controlled by virtue of the call option rights that can be exercised from 31 December 2005.

(F) Collective investment entity in which the A.I.P. Group holds the majority of the risks/benefits (SIC 12).

(G) Company subject to management pursuant to clause 26 – paragraph 1 – D.Lgs. 87/92

(H) In January 2006 the company was incorporated by Banque Privée Fideuram Wargny S.A..

(I) In June 2005 the company incorporated Sogesmar S.A..

(J) Sanpaolo IMI Internazionale holds options for acquisition of a further 10% of the holding.

(K) In November 2005 the company was the beneficiary of the transfer, by the Parent Bank,, of the holdings in Banca Fideuram S.p.A. and A.I.P. S.p.A..

(L) In December 2005 the company incorporated Sanpaolo IMI Institutional Asset Management S.p.A..

(M) SDS – Società a Destinazione Specifica (Specific Purpose Company) for securitization of leasing loans (in accordance with Law 130 of 30 April 1999).

10.1 Investments in jointly-controlled companies (carried at equity) and in companies subject to significant influence: information on investments

		Registered	Type of relation- ship	Ownership		Voting rights at ordinary shareholders’	Book value
Company name		offices	(1)	Held by	%	meeting % (2)	(€/mil)	Remarks
Investments carried at equity
1	Aeroporti Holding S.r.l.	Turin	4	IMI Investimenti	30.00	30.00	9	(A)
2	Allfunds Bank S.A.	Spain	7	Sanpaolo IMI	50.00	50.00	19
3	Banque Palatine S.A. (ex Banque Sanpaolo S.A.)	France	4	Sampaolo IMI	40.00	40.00	183	(B)
4	Cassa dei Risparmi di Forlì S.p.A.	Forlì	7	Sanpaolo IMI	38.25	38.25	82
5	Cassa di Risparmio di Firenze S.p.A.	Florence	4	Sanpaolo IMI	18.66	18.70	239	(C)
6	CBE Service S.p.r.l.	Belgium	4	Sanpaolo IMI	31.70	31.70	—
7	Cedar Street Securities Corp.	United States	1	Banca IMI Securities	100.00	100.00	—
8	Consorzio Studi e Ricerche Fiscali	Rome	1	Sanpaolo IMI	55.00	55.00	—
				Banca Fideuram	10.00	10.00	—
				A.I.P.	10.00	10.00	—
				Sanpaolo IMI Asset Management	5.00	5.00	—
				Banca IMI	5.00	5.00	—
				Banca OPI	5.00	5.00	—
				Sanpaolo Leasint	5.00	5.00	—
				IMI Investimenti	2.50	2.50	—
				Sanpaolo IMI Private Equity	2.50	2.50	—
					100.00	100.00
9	Consumer Financial Services S.r.l.	Bologna	1	Neos Banca	100.00	100.00	1
10	CR Firenze Gestion Internationale S.A.	Luxembourg	4	Sanpaolo IMI	20.00	20.00	4
11	Finor d.o.o.	Slovenia	1	Banka Koper	100.00	100.00	2
12	Global Menkul Degerler A.S.	Turkey	4	Banca IMI	20.00	20.00	3	(D)
13	I. Tre Iniziative Immobiliari Industriali S.p.A.	Rovigo	4	Cassa di Risparmio Padova e Rovigo	20.00	20.00	—
14	Immobiliare 21 S.r.l.	Milan	1	Sanpaolo IMI	100.00	100.00	—
15	Immobiliare Nettuno S.p.A.	Bologna	1	Cassa di Risparmio Bologna	100.00	100.00	1
16	IW Bank S.p.A.	Milan	4	Banca IMI	20.00	20.00	5
17	Lama Dekani d.d.	Slovenia	1	Banka Koper	78.41	78.41	2
18	Liseuro S.p.A.	Udine	4	Sanpaolo IMI	35.11	35.11	1
19	Sagat S.p.A.	Turin	4	IMI Investimenti	12.40	12.40	7
20	Sanpaolo IMI Equity Management S.A.	Luxembourg	1	Sanpaolo IMI Private Equity	99.99	99.99	1
				LDV Holding	0.01	0.01	—
					100.00	100.00	1
21	Sanpaolo IMI Management Ltd	United Kingdom	1	Sanpaolo IMI Private Equity	100.00	100.00	1
22	Sanpaolo IMI Private Equity Scheme B.V.	Netherlands	4	Ldv Holding	23.50	29.38	—
				Sanpaolo IMI Equity Management	20.00	—	—
					43.50	29.38	—	(E)
23	Sanpaolo Leasint G.M.B.H.	Austria	1	Sanpaolo Leasint	100.00	100.00	1
24	Sinloc - Sistemi Iniziative Locali S.p.A.	Turin	4	FIN. OPI	11.85	11.85	6
				Banca OPI	8.15	8.15	4
					20.00	20.00	10
25	Società Friulana Esazione Tributi S.p.A.	Udine	4	Gest Line	33.33	33.33	2
26	Società Gestione per il Realizzo S.p.A.	Rome	4	Sanpaolo IMI	28.31	28.31	1
				Banca Fideuram	0.64	0.64	—
					28.95	28.95	1
27	Splosna Plovba Portoroz d.o.o.	Slovenia	4	Banka Koper	21.00	21.00	—

		Registered	Type of relation- ship	Ownership		Voting rights at ordinary shareholders’	Book value
Company name		offices	(1)	Held by	%	meeting % (2)	(€/mil)	Remarks
28	Studi e Ricerche per il Mezzogiorno	Naples	1	Sanpaolo IMI	16.67	16.67	—
				Banca OPI	16.67	16.67	—
				Sanpaolo IMI Investimenti	16.67	16.67	—
				Sanpaolo Banco di Napoli	16.66	16.66	—
					66.67	66.67
29	Synesis Finanziaria S.p.A.	Turin	4	IMI Investimenti	25.00	25.00	112
30	Tobuk Ltd	Ireland	1	Sanpaolo IMI Bank Ireland	100.00	100.00	—
31	Trivimm S.r.l.	Verona	4	Sanpaolo IMI	23.00	23.00	—
32	W.D.W. S.A.	France	1	Banque Privèe Fideuram Wargny	99.92	99.92	—
33	West Trade Center S.A.	Romania	1	Sanpaolo IMI Internazionale	100.00	100.00	—
34	Aeroporto di Napoli S.p.A. (in liq.)	Naples	4	Sanpaolo IMI	20.00	20.00	—
35	BN Finrete S.p.A. (in liq.)	Naples	1	Sanpaolo IMI	99.00	99.00	—
36	Cardine Suisse S.A. (in liq.)	Switzerland	1	Sanpaolo IMI	100.00	100.00	—
37	Centradia Group Ltd (in liq.)	United Kingdom	4	Sanpaolo IMI	30.45	30.45	—
38	Cioccolato Feletti S.p.A. (in liq.)	Aosta	1	Sanpaolo IMI	95.00	100.00	—
39	Consorzio Bancario SIR S.p.A. (in liq.)	Rome	4	Sanpaolo IMI	32.84	32.84	—
40	Cotonificio Bresciano Ottolini S.r.l. (in liq.)	Brescia	1	Sanpaolo IMI	97.58	97.58	—
41	Emil Europe ‘92 S.r.l. (in liq.)	Bologna	1	Cassa di Risparmio Bologna	93.47	93.47	—
42	G.E.CAP S.p.A. (in liq.)	Foggia	4	GEST Line	37.25	37.25	—
43	Imifin S.p.A. (in liq.)	Rome	1	Sanpaolo IMI	100.00	100.00	—
44	IMI Bank A.G. (in liq.)	Germany	1	Sanpaolo Bank	100.00	100.00	—
45	Integra S.r.l. (in liq.)	Belluno	4	Cassa di Risparimio	29.64	29.64	—
				Padova e Rovigo
46	ISC Euroservice G.M.B.H. (in liq.)	Germany	1	Sanpaolo IMI	80.00	80.00	—
47	Mega International S.p.A. (arrangement with creditors)	Ravenna	4	Neos Banca	48.00	48.00	—
48	Progema S.r.l. (in liq.)	Turin	4	SEP	10.00	10.00	—
				Neos Banca	10.00	10.00	—
					20.00	20.00
49	S.A.G.E.T. S.p.A. (in liq.)	Teramo	1	GEST Line	99.98	99.98	—
50	Sanpaolo U.S. Holding Co. (in liq.)	United States	1	Sanpaolo IMI	100.00	100.00	3
51	Se.Ri.T. S.p.A. (in liq.)	Teramo	1	GEST Line	100.00	100.00	—
52	Sicilsud Leasing S.p.A. (in liq.)	Palermo	1	FIN. OPI	100.00	100.00	—	(F)
53	West Leasing S.A. (in liq.)	Romania	1	Sanpaolo IMI Bank Romania	88.71	88.71	1

Total investments “carried at equity”							690
Total excess in net shareholders’ equity							129
Total caption 100. Investments							819

Notes to the table of investments carried at equity:

(1) Type of relationship:

1 = majority of voting rights at ordinary shareholders’ meeting

2 = dominant influence at ordinary shareholders’ meeting

3 = agreements with other shareholders

4 = companies subject to significant influence

5 = single management pursuant to clause 26, paragraph 1, of legislative decree 87/92

6 = single management pursuant to clause 26, paragraph 2, of legislative decree 87/92

7 = joint control

8 = majority of benefits and risks (SIC 12).

(2) Availability of voting rights at ordinary shareholder’s meeting. Any “potential votes” are highlighted in specific notes.

(A) In November 2005 the company was sold by Sanpaolo IMI Private Equity to IMI Investimenti.

(B) The evaluation was carried out on the basis of the consolidated financial statements drawn up by the subsidiary.

(C) The evaluation was carried out on the basis of the consolidated financial statements drawn up by the subsidiary as at 30 September 2005.

(D) The holding was acquired in November 2005.

(E) Company for which LDV B.V. has initiated the disposal process (IFRS5).

(F) In January 2006 the company was removed from the Company Register.

The following table highlights the goodwill arising on shareholders’ equity as a result of investments carried at equity included in the financial statements under “Equity investments” (caption 100).

Goodwill arising on application
Company name	of the equity method
A. Investments carried at equity:
Cassa dei Risparmi di Forlì S.p.A.	66
Cassa di Risparmio di Firenze S.p.A.	47
Sagat S.p.A.	10
Allunds Bank S.A.	6
Total	129

10.2 Investments in jointly-controlled companies and in companies subject to significant influence: accounting data

(€/mil)

	Total	Total	Profit	Shareholders’	Consolidated
Company name	assets	revenues	(loss)	equity	book value	Fair value	Notes
A. Companies evaluated using the equity method
A.1 subject to joint control
1 Allfunds Bank S.A.	113	118	9	39	19	XXX
2 Cassa dei Risparmi di Forlì S.p.A.	2,946	188	3	214	82	XXX
A.2 subject to significant influence
3 Aeroporti Holding S.r.l.	39	—	—	30	9	XXX	(A)
4 Banque Palatine S.A. (ex Banque Sanpaolo S.A.)	8,173	433	34	458	183	XXX	(B)
5 Cassa di Risparmio di Firenze S.p.A.	21,626	746	121	1,280	239	527	(C)
6 CBE Service S.p.r.l.	—	—	—	—	—	XXX	(A)
7 Cedar Street Securities Corp.	—	—	—	—	—	XXX
8 Consorzio Studi e Ricerche Fiscali	1	2	—	—	—	XXX
9 Consumer Financial Services S.r.l.	9	1	—	1	1	XXX
10 CR Firenze Gestion Internationale S.A.	32	60	16	18	4	XXX
11 Finor d.o.o.	18	4	—	2	2	XXX
12 Global Menkul Degerler A.S.	31	1,421	—	10	3	XXX	(A)
13 I. Tre Iniziative Immobiliari Industriali S.p.A.	10	4	—	—	—	XXX	(A)
14 Immobiliare 21 S.r.l.	2	—	—	—	—	XXX
15 Immobiliare Nettuno S.p.A.	1	—	—	1	1	XXX
16 IW Bank S.p.A.	572	50	6	27	5	XXX
17 Lama Dekani d.d.	7	3	—	2	2	XXX	(D)
18 Liseuro S.p.A.	9	4	—	4	1	XXX
19 Sagat S.p.A.	142	60	7	54	7	XXX	(E)
20 Sanpaolo IMI Equity Management S.A.	1	2	1	1	1	XXX
21 Sanpaolo IMI Management Ltd	1	2	—	1	1	XXX
22 Sanpaolo IMI Private Equity Scheme B.V.	—	—	—	—	—	XXX
23 Sanpaolo Leasint G.M.B.H.	4	1	—	1	1	XXX
24 Sinloc - Sistemi Iniziative Locali S.p.A.	48	2	1	47	10	XXX
25 Società Friulana Esazione Tributi S.p.A.	43	9	—	6	2	XXX	(A)
26 Società Gestione per il Realizzo S.p.A.	63	36	5	25	1	XXX	(A)
27 Splosna Plovba Portoroz d.o.o.	10	5	—	4	—	XXX	(A)
28 Studi e Ricerche per il Mezzogiorno	1	1	—	1	—	XXX	(A)
29 Synesis Finanziaria S.p.A.	9,687	753	30	449	112	XXX
30 Tobuk Ltd	—	—	—	—	—	XXX
31 Trivimm S.r.l.	2	1	—	1	—	XXX
32 W.D.W. S.A.	—	—	—	—	—	XXX
33 West Trade Center S.A.	—	—	—	—	—	XXX
34 Aeroporto di Napoli S.p.A. (in liq.)	—	—	—	—	—	XXX	(A)
35 BN Finrete S.p.A. (in liq.)	2	—	—	—	—	XXX
36 Cardine Suisse S.A. (in liq.)	1	—	—	1	—	XXX	(F)
37 Centradia Group Ltd (in liq.)	3	6	-2	-26	—	XXX	(E)
38 Cioccolato Feletti S.p.A. (in liq.)	—	—	—	—	—	XXX
39 Consorzio Bancario SIR S.p.A. (in liq.)	1	—	—	-500	—	XXX	(A)
40 Cotonificio Bresciano Ottolini S.r.l. (in liq.)	—	—	—	—	—	XXX
41 Emil Europe ‘92 S.r.l. (in liq.)	20	19	—	1	—	XXX
42 G.E.CAP S.p.A. (in liq.)	31	—	—	1	—	XXX
43 Imifin S.p.A. (in liq.)	1	—	—	—	—	XXX
44 IMI Bank A.G. (in liq.)	—	—	—	—	—	XXX	(A)

(cont’d: accounting information on companies evaluated using the equity method) (€/mil)

	Total	Total	Profit	Shareholders’	Consolidated
Company name	assets	revenues	(loss)	equity	book value	Fair value	Notes
45 Integra S.r.l. (in liq.)	—	—	—	—	—	XXX	(A)
46 ISC Euroservice G.M.B.H. (in liq.)	—	—	—	—	—	XXX	(D)
47 Mega International S.p.A. (arrangement with creditors)	—	—	—	-2	—	XXX	(A)
48 Progema S.r.l. (in liq.)	—	—	—	—	—	XXX	(A)
49 S.A.G.E.T. S.p.A. (in liq.)	1	—	—	—	—	XXX
50 Sanpaolo U.S. Holding Co. (in liq.)	6	2	2	6	3	XXX
51 Se.Ri.T. S.p.A. (in liq.)	17	1	—	—	—	XXX
52 Sicilsud Leasing S.p.A. (in liq.)	1	2	-1	—	—	XXX	(G)
53 West Leasing S.A. (in liq.)	1	—	—	1	1	XXX

Notes to the tables on information on investment relationships:

(A) Data refers to the financial statements at 31 December 2004 drawn up by the subsidiary.

(B) Data refers to the consolidated financial statements drawn up by the subsidiary.

(C) Data refers to the consolidated financial statements at 30 September 2005 drawn up by the subsidiary. The total revenue caption contains the total company’s consolidated “net operating income”.

(D) Data refers to the financial statements at 30 June 2005 drawn up by the subsidiary.

(E) Data refers to the consolidated financial statements at 31 December 2004 drawn up by the subsidiary.

(F) Data refers to the liquidation financial statements at 31 October 2004 drawn up by the subsidiary.

(G) Data refers to the liquidation financial statements at 14 December 2005 drawn up by the subsidiary.

10.4 Commitments re. investments in companies subject to joint control

The purchase contract for shares in Cassa dei Risparmi di Forlì S.p.A., executed on 29 November 2000 between Fondazione CR Forlì (seller) and SANPAOLO IMI and Cassa di Risparmio di Firenze (purchasers), provides that the purchasers transfer to the Fondazione an option to sell a maximum number of ordinary shares representing 51.35% of the CR Forlì capital, exercisable in several tranches, at the unit price of 8.11 euro per share for the first two tranches and at a determined price with reference to the fair market value for the remaining tranches. The put option may be exercised by the Fondazione from 12 June 2002 and up to the 15th day before the expiry of the first period for the termination of the Shareholders’ Agreement entered into by the same parties (31 December 2008). On 12 May 2003 Fondazione CR Forlì exercised the option to purchase on the first tranche of 8,335,370 ordinary shares (representing 8.75% of the share capital) at a price of 68 million euro for the SANPAOLO IMI quota; subsequently, on 15 November 2005 it exercised the put option on the second tranche of 8,103,596 ordinary shares (representing 8.48% of the share capital) at a price of 66 million euro for the SANPAOLO IMI quota. After these acquisitions, the holding of SANPAOLO IMI rose to 38.25%, while the option on the quota of capital still owned by the Fondazione involved 21.29% of the capital.

10.5 Commitments re. investments in companies subject to significant influence

1 May 2005 saw the expiry of the Shareholders’ Agreement executed on 15 November 1999 between Ente Cassa di Risparmio di Firenze, BNP Paribas and SANPAOLO IMI concerning the capital investment of the Cassa di Risparmio di Firenze. Subsequently, on 28 September, 2005 SANPAOLO IMI, in acknowledging the lengthy period in which the agreement had not been renewed, resolved to exercise its option to purchase ordinary shares in the Cassa di Risparmio di Firenze, held by the Ente, of 10.78% of capital. The exercise of the option, the validity of which was disputed by the Ente, provided for a price of 3 euro per share, which represented 1.5 times the “base value” of the Cassa di Risparmio di Firenze share, to be calculated in this case by taking into account the evaluation methods normally used for the sector.

Because of the dispute by the Ente, the arbitration process required by the agreement was initiated. The board of arbitrators was set up following the appointment of its chair by the Florence court, but has not yet released a decision.

For completeness, the characteristics of the other commitments undertaken by the Parent Bank for the purchase of Banka Koper (company consolidated line by line), Banca delle Marche, Si Holding (Available-for-sale assets) and Banca Italo Albanese are outlined below.

•     The agreement entered into by the Bank with the majority shareholders in Banka Koper D.D. aimed at the acquisition of a controlling holding in the company, provides that SANPAOLO IMI guarantee, in the case of the successful outcome of the OPA launched on the entire capital of the company in March 2002, a put option on the shares owned by the relevant shareholders that had not contributed to OPA; this right is extended to each shareholder who contributes at least one share to OPA. Each shareholder could exercise the put option in the 30 days following 31 March, 30 June, 30 September and 31 December of each year starting from 30 days subsequent to 31 December 2002 and up to 30 days following 30 June 2006. The price was the OPA price increased by the interest calculated at the rate paid by Banka Koper for deposits to one year and one day in Slovenian Tolar for the period running from the last day of validity of the OPA to the day of exercise of the option, reduced by the dividends received on the shares that were the subject of the option.

•     With regard to the agreement entered into on 16 July 2003 by SANPAOLO IMI with the Foundation shareholders of the Banca delle Marche S.p.A., which led to the purchase of 7% of that credit company, SANPAOLO IMI acknowledged to the Foundations a put option on 8% of the Bank’s capital, that can be exercised by 31 December 2006. The unit price of exercising the put option will be the greater amount between: (i) 1.8 euro, increased by interest at the Euribor rate at a month (base 365) from the date of fulfillment of the contract to the date of exercise of the option, less the dividends received by the Foundations in the same period and (ii) 1.8 euro increased by any rise in shareholders’ equity per share of Banca delle Marche S.p.A. from 31 December 2002 to the date of exercise of the option on the basis of the last financial statements or half-year financial report, whichever is closer. With regard to the shareholders’ agreements valid up to 31 December 2006, which the parties may agree to extend, SANPAOLO IMI’s right of pre-emption was acknowledged on the purchase of residual shares that the Foundations may decide to sell, with the exception of limited situations, as well as the right of co-selling (at a price not less than the purchase price) if the pre-emption right is not exercised.

•     On 22 September 2005, SANPAOLO IMI, together with a pool of other banks, issued a “purchase offer” on some Si Holding shares held by shareholders other than the offering parties, subject to certain conditions and representing the acquisition of around 23% of the share capital.

•     On 7 December 2005, SANPAOLO IMI signed an agreement to acquire a holding of 80% in Banca Italo Albanese from the Capitalia Group and from the Albanian Ministry of Finance. SANPAOLO IMI also entered into a put and call agreement with the third shareholder European Bank for Reconstruction for the acquisition of the remaining 20% of the share capital.

SECTION 11 - TECHNICAL RESERVES REASSURED WITH THIRD PARTIES – CAPTION 110

11.1 Insurance reserves attributable to reassures: break-down

31/12/2005
(€/mil)
A. Casualty branch	24
A1. premiums reserves	12
A2. claims reserves	12
A3. other reserves	—
B. Life branch	5
B1. mathematical reserves	4
B2. reserves for amounts to be disbursed	1
B3. other reserves	—
C. Technical reserves for investment risks to be borne by the insured	—
C1: reserves for contracts with disbursements connected with investment funds and market indices	—
C2: reserves from pension fund management	—
D. Total technical reserves carried by reinsurers	29

11.2 Changes in caption 110 “Insurance reserves attributable to reinsurers”

Insurance reserves attributable to reinsurers did not undergo significant variations as compared with the previous financial year.

SECTION 12 - TANGIBLE ASSETS – CAPTION 120

12.1 Tangible assets: break-down of assets valued at cost

Asset/Value	31/12/2005	31/12/2004
	(€/mil)	(€/mil)
A. Functional assets
1.1 owned by the Bank	1,987	2,101
a) land	912	922
b) buildings	819	886
c) fixtures and fittings	99	105
d) electrical equipment	118	149
e) other	39	39
1.2 leased	69	92
a) land	31	30
b) buildings	26	26
c) fixtures and fittings	1	—
d) electrical equipment	10	35
e) other	1	1
Total A	2,056	2,193
B. Tangible assets held for investment
2.1 owned by the Bank	121	135
a) land	91	96
b) buildings	30	39
2.2 leased	—	—
a) land	—	—
b) buildings	—	—
Total B	121	135
Total (A + B)	2,177	2,328

12.2 Tangible assets: break-down of assets evaluated at fair value or revaluated

The SANPAOLO IMI Group did not carry out an evaluation at fair value of tangible assets.

12.3 Tangible assets: annual changes

(€/mil)

	Land	Buildings	Fixtures and fittings	Electrical equipment	Other	31/12/2005 Total
A. Gross opening balance	952	2,711	460	1,290	557	5,970
A.1 Total net decreases in value	—	1,799	355	1,106	517	3,777
A.2 Net opening balance	952	912	105	184	40	2,193
B. Increases	12	67	23	72	92	266
B.1 Purchases	5	16	20	68	91	200
B.2 Capitalized improvement expenses	—	37	—	—	—	37
B.3 Write-backs	—	—	—	—	—	—
B.4 Positive fair value changes charged to:	—	—	—	—	—	—
a) shareholders’ equity	—	—	—	—	—	—
b) statement of income	—	—	—	—	—	—
B.5 Positive exchange differences	—	—	—	—	—	—
B.6 Transfers from assets held for investment	3	6	—	—	—	9
B.7 Other changes	4	8	3	4	1	20
C. Decreases	(21)	(134)	(28)	(128)	(92)	(403)
C.1 Sales	(6)	(34)	(1)	(6)	(1)	(48)
C.2 Depreciation	—	(77)	(20)	(108)	(28)	(233)
C.3 Value adjustments due to deterioration charged to:	(1)	(1)	(2)	—	—	(4)
a) shareholders’ equity	—	—	—	—	—	—
b) statement of income	(1)	(1)	(2)	—	—	(4)
C.4 Negative fair value changes charged to:	—	—	—	—	—	—
a) shareholders’ equity	—	—	—	—	—	—
b) statement of income	—	—	—	—	—	—
C.5 Negative exchange differences	—	—	—	—	—	—
C.6 Transfers to:	(14)	(18)	(3)	—	—	(35)
a) tangible assets held for investment	—	—	—	—	—	—
b) assets being disposed of	(14)	(18)	(3)	—	—	(35)
C.7 Other changes	—	(4)	(2)	(14)	(63)	(83)
D. Net closing balance	943	845	100	128	40	2,056
D.1 Total net decreases in value	—	1,722	335	998	489	3,544
D.2 Gross closing balance	943	2,567	435	1,126	529	5,600

12.4 Tangible assets held for investment: annual changes

	31/12/2005
	(€/mil)
	Land	Buildings
A. Opening balance	96	39
B. Increases	8	3
B.1 Purchases	5	3
B.2 Capitalized improvement expenses	—	—
B.3 Net positive fair value changes	—	—
B.4 Write-backs	—	—
B.5 Positive exchange differences	—	—
B.6 Transfers from tangible assets	—	—
B.7 Other changes	3	—
C. Decreases	(13)	(12)
C.1 Sales	(6)	(1)
C.2 Amortization/depreciation	—	(1)
C.3 Net negative fair value changes	—	—
C.4 Adjustments for impairment	(1)	—
C.5 Negative exchange differences	—	—
C.6 Transfers to other asset portfolios	(6)	(9)
a) tangible assets	(3)	(6)
b) assets being disposed of	(3)	(3)
C.7 Other changes	—	(1)
D. Closing balance	91	30
E. Evaluated at fair value	91	39

12.5 Commitments to purchase tangible assets

The Group has no significant commitments to purchase tangible assets.

Depreciation rate of tangible assets

Depreciation rate applied
Tangible assets	(range %)
Property
- buildings	3.75%
Furniture and plant fixtures
- fixtures and fittings	from 24% to 30%
- electrical equipment	40%
- other	from 30% to 60%

SECTION 13 - INTANGIBLE ASSETS – CAPTION 130

13.1 Intangible assets: break-down by type of asset

	31/12/2005		31/12/2004
	(€/mil)		(€/mil)
Caption/Value	Definite life	Indefinite life	Definite life	Indefinite life
A.1 Goodwill	X	756	X	766
A.1.1 attributable to the group	X	756	X	766
A.1.2 attributable to minority interests	X	—	X	—
A.2 Other intangible assets	252	—	289	—
A.2.1 Assets valued at cost	252	—	289	—
a) Intangible assets generated internally	169	—	194	—
b) Other assets	83	—	95	—
A.2.2 Assets valued at fair value	—	—	—	—
a) Intangible assets generated internally	—	—	—	—
b) Other assets	—	—	—	—
Total	252	756	289	766

The following table shows the list of goodwill amounts for the SANPAOLO IMI Group as of 31 December 2005 and highlights the company to which such goodwill relates.

Analysis of goodwill

31/12/2005
(€/mil)
Banco di Napoli	636
Banka Koper	57
Noricum	24
Gruppo Cardine	11
Sanpaolo IMI Private Equity	7
Inter-Europa Bank	5
Eptaconsors	5
Banca Popolare dell’Adriatico	4
Other	7
Total	756

Information on the method used to undertake the impairment test on the goodwill

For the purposes of the impairment test, the goodwill amounts of the SANPAOLO IMI Group were allocated to the following three business areas:

•  Banking

•  Savings and Assurance

•     Asset Management and International Private Banking

Goodwill is monitored at the central function level. However, in conformity with international accounting standards, which require the allocation of goodwill to entities, single cashflow-generating units or groups thereof, no larger than the segments identified for management reporting, goodwill has been attributed to the above business areas.

Of a total goodwill book value of 756 million euro, 727 million euro can be allocated to the business area “Banking”. The impairment test carried out on the three business areas did not reveal any impairment in the goodwill.

Parameters used for impairment test of the goodwill allocated to the “Banking activities” business area

An impairment loss to goodwill will be recorded where the recoverable amount is lower than its current book value in the goodwill allocated to “Banking”.

The recoverable value of the business area “Banking” was determined through the calculation of its value in use. For the purposes of the impairment test the following data, methods and assumptions were used:

•                  economic-financial and asset “protections” contained the Group’s 2006-2008 Industrial Plan approved by the Board of Directors, including analysis on specific issues;

•                  “maximum dividend distribution” method, for which the estimate, beyond the scope of the plan, extrapolates on the basis of the assumptions of sustainable growth of the economic and financial indicators of the business area “Banking “;

•                  net “capital cost” of 8.5-9.5%, calculated using the Capital Asset Pricing Model.

13.2 Intangible assets: annual changes

(€/mil)

		Other intangible assets		Other intangible assets:
		generated internally		other
		Definite	Indefinite	Definite	Indefinite
	Goodwill	life	life	life	life	Total
A. Opening balance	766	368	—	218	—	1,352
A.1. Total net decreases in value	—	174	—	123	—	297
A.2. Net opening balance	766	194	—	95	—	1,055
B Increases	—	104	—	68	—	172
B.1 Purchases	—	87	—	68	—	155
B.2 Increases in internal intangible assets	X	17	—	—	—	17
B.3 Write-backs	X	—	—	—	—	—
B.4 Positive fair value changes charged to:	—	—	—	—	—	—
- shareholders’ equity	X	—	—	—	—	—
- statement of income	X	—	—	—	—	—
B.5 Positive exchange differences	—	—	—	—	—	—
B.6 Other changes	—	—	—	—	—	—
C. Decreases	(10)	(129)	—	(80)	—	(219)
C.1 Sales	—	—	—	—	—	—
C.2 Adjustments	(1)	(127)	—	(71)	—	(199)
- Amortization	X	(127)	—	(69)	—	(196)
- Write-downs	(1)	—	—	(2)	—	(3)
+ shareholders’ equity	X	—	—	—	—	—
+ statement of income	(1)	—	—	(2)	—	(3)
C.3 Negative fair value changes charged to:	—	—	—	—	—	—
- shareholders’ equity	X	—	—	—	—	—
- statement of income	X	—	—	—	—	—
C.4 Transfers to assets being disposed of	—	(1)	—	(2)	—	(3)
C.5 Negative exchange differences	—	—	—	—	—	—
C.6 Other changes	(9)	(1)	—	(7)	—	(17)
D. Net closing balance	756	169	—	83	—	1,008
D.1 Total net adjustments	1	301	—	192	—	494
E. Gross closing balance	757	470	—	275	—	1,502

13.3 Other information

The Group has no significant commitments to purchase intangible assets.

Amortization rate of intangible assets

31/12/2005
(€/mil)
Depreciation rate applied
Intangible assets with limited useful life	(range %)
Software yet to be implemented	—
Software in use	33.33%

SECTION 14 - TAX ASSETS AND LIABILITIES - CAPTION 140 UNDER ASSETS AND CAPTION 80 UNDER LIABILITIES

Tax assets and liabilities are analyzed as follows

	31/12/2005	31/12/2004
	(€/mil)	(€/mil)
Tax assets	2,728	3,304
current	988	1,798
deferred	1,740	1,506
Tax liabilities	860	783
current	216	304
deferred	644	479

The following tables provide details on prepaid/anticipated and deferred tax assets and liabilities and their movements. With regard to their break-down, they are essentially related to taxable income or deductible losses for Italian companies in future years.

14.1 Deferred tax assets: break-down

31/12/2005
(€/mil)
Corresponding statement of income caption	1,136
1 Provisions and reserves	390
2 Loans	202
3 Employee termination indemnities and personnel charges	126
4 Losses carried forward	4
5 Other	540
Corresponding shareholders’ equity caption	604
1 Cash flow hedge	14
2 Recognition of actuarial losses	98
3 Available for sale assets	—
4 Compensated goodwill pursuant to D.Lgs. 87/92	226
5 Adjustments on technical insurance reserves	182
6 Other	84

The residual categories “other” also include tax adjustments consequent upon the assessment of taxable income in accordance with criteria other than the IAS/IFRS.

14.2 Deferred tax liabilities: break-down

31/12/2005
(€/mil)
Corresponding statement of income caption	192
1 Securities at fair value	27
2 Deductible generic loan losses	119
3 Other	46
Corresponding shareholders’ equity caption	452
1 Reserves pursuant to Law 169/83	4
2 Reserves pursuant to Law 213/98	8
3 Financial instruments of the insurance sector	228
4 Available for sale assets	37
5 Other	175

The residual categories “other” also include tax adjustments consequent upon the assessment of taxable income in accordance with criteria other than the IAS/IFRS.

14.3 Change in advanced taxes (with corresponding caption under statement of income)

	31/12/2005	31/12/2004
	(€/mil)	(€/mil)
1. Initial amount	1,269	1,362
2. Increases	687	248
2.1 Advanced taxes recognized during the year	642	248
a) from previous years	7	—
b) due to adoption of different accounting standards	278	—
c) write-backs	—	—
d) other	357	248
2.2 New taxes or increases in fiscal rates	—	—
2.3 Other increases	45	—
3. Decreases	820	341
3.1 Advanced taxes cancelled during the year	498	323
a) reallocation	498	323
b) write-downs due to irrecoverability	—	—
c) due to adoption of different accounting standards	—	—
3.2 Decreases in fiscal rates	—	—
3.3 Other decreases	322	18
4. Final amount	1,136	1,269

“Other decreases” include, with no impact on the statement of income, 194 million euro for redistribution of tax amounts entered as open balances in the deferred taxes for FTA which, following the clarifications introduced by Bank of Italy Circular 262, have been entered (net amount) in prepaid assets.

14.4 Change in deferred taxes (with corresponding caption under statement of income)

	31/12/2005	31/12/2004
	(€/mil)	(€/mil)
1. Initial amount	141	126
2. Increases	199	62
2.1 Deferred taxes recognized during the year	124	62
a) from previous years	—	—
b) due to adoption of different accounting standards	87	—
c) other	37	62
2.2 New taxes or increases in fiscal rates	—	—
2.3 Other increases	75	—
3. Decreases	148	47
3.1 Deferred taxes cancelled during the year	78	36
a) reallocation	74	36
b) due to adoption of different accounting standards	—	—
c) other	4	—
3.2 Decreases in fiscal rates	—	—
3.3 Other decreases	70	11
4. Final amount	192	141

14.5 Change in advanced taxes (with corresponding caption under statement of income)

	31/12/2005	31/12/2004
	(€/mil)	(€/mil)
1. Initial amount	237	237
2. Increases	526	—
2.1 Advanced taxes recognized during the year	524	—
a) from previous years	—	—
b) due to adoption of different accounting standards	523	—
c) other	1	—
2.2 New taxes or increases in fiscal rates	—	—
2.3 Other increases	2	—
3. Decreases	159	—
3.1 Advanced taxes cancelled during the year	16	—
a) reallocation	16	—
b) write-downs due to irrecoverability	—	—
c) due to adoption of different accounting standards	—	—
3.2 Decreases in fiscal rates	—	—
3.3 Other decreases	143	—
4. Final amount	604	237

The “deferred taxes recognized during the year- due to adoption of different accounting standards” also include 98 million euro relating to actuarial losses charged to shareholders’ equity.

14.6 Change in deferred taxes (with corresponding caption under statement of income)

	31/12/2005	31/12/2004
	(€/mil)	(€/mil)
1. Initial amount	338	341
2. Increases	388	—
2.1 Deferred taxes recognized during the year	363	—
a) from previous years	—	—
b) due to adoption of different accounting standards	351	—
c) other	12	—
2.2 New taxes or increases in fiscal rates	20	—
2.3 Other increases	5	—
3. Decreases	274	3
3.1 Deferred taxes cancelled during the year	12	1
a) reallocation	—	1
b) due to adoption of different accounting standards	—	—
c) other	12	—
3.2 Decreases in fiscal rates	—	—
3.3 Other decreases	262	2
4. Final amount	452	338

“Other decreases” include, with no impact on the statement of income, 194 million euro for redistribution of tax amounts entered as open balances in the deferred taxes for FTA which, following the clarifications introduced by Bank of Italy Circular 262, have been entered (net amount) in prepaid assets.

14.7 Other information

With D.Lgs. 344 of 12 December 2003 the reform was implemented of taxation on corporate income which provided for the introduction of domestic tax consolidation. At the end of 2004 following the authorization of the Board of Directors on 12 October 2004, the domestic tax consolidation of the SANPAOLO IMI Group began (through communication to the finance authorities). Listed below are the companies that adopted this form of taxation for the financial year 2005:

Holding companies:

-       SANPAOLO IMI S.p.A.

Subsidiary companies:

-       Cassa di Risparmio di Padova e Rovigo S.p.A.

-       Cassa di Risparmio di Venezia S.p.A.

-       Cassa di Risparmio in Bologna S.p.A.

-       Friulcassa S.p.A.

-       Sanpaolo Banco di Napoli S.p.A.

-       Banca di Intermediazione Mobiliare IMI S.p.A.

-       Emil Europe ‘92 S.r.l. in liquidazione

-       FIN. OPI S.p.A.

-       GEST Line S.p.A.

-       IMI Investimenti S.p.A.

-       Immobiliare 21 S.r.l.

-       Eurizon Financial Group S.p.A.

-       Sanpaolo Fiduciaria S.p.A.

-       Sanpaolo IMI Insurance Broker S.p.A.

-       Sanpaolo IMI Internazionale S.p.A.

-       Sanpaolo Leasint S.p.A.

-       Banca Fideuram S.p.A.

-       Fideuram Investimenti S.G.R. S.p.A.

-       Fideuram Fiduciaria S.p.A.

-       Sanpaolo Invest SIM S.p.A.

-       Sanpaolo IMI Asset Management S.G.R. S.p.A.

-       Sanpaolo IMI Alternative Investments S.G.R. S.p.A.

-       Sanpaolo IMI Institutional Asset Management S.G.R. S.p.A. (*)

-       Assicurazioni Internazionali di Previdenza S.p.A.

-       Fideuram Assicurazioni S.p.A.

-       Universo Servizi S.p.A.

-       Sanpaolo IMI Private Equity S.p.A.

-       Sanpaolo IMI Investimenti per lo Sviluppo S.G.R. S.p.A.

-       Sanpaolo IMI Fondi Chiusi S.G.R. S.p.A.

-       Neos Banca S.p.A.

-       Neos Finance S.p.A.

-       Consumer Financial Services S.r.l.

-       Servizi S.r.l. (**)

(*) Incorporated into Sanpaolo IMI Asset Management SGR.

(**) Incorporated into Neos Banca S.p.A..

Information on principal tax litigation can be found in Part B – Section 12 - Provisions for risks and charges - of these Notes.

SECTION 15 - DISCONTINUED OPERATIONS AND GROUPS OF OPERATIONS BEING DISPOSED, AND ASSOCIATED LIABILITIES – CAPTION 150 UNDER ASSETS AND CAPTION 90 UNDER LIABILITIES

15.1 Discontinued operations and groups of operations being disposed: break-down

31/12/2005
(€/mil)
A. Single assets
A.1 Equity investments	9
A.2 Tangible assets	40
A.3 Intangible assets	—
A.4 Other non-current assets	—
Total A	49
B. Groups of assets (operating units sold)
B.1 Financial assets held for trading	29
B.2 Financial assets designated as at fair value	—
B.3 Available-for-sale investments	—
B.4 Held-to-maturity investments	—
B.5 Due from banks	66
B.6 Loans to customers	41
B.7 Equity investments	—
B.8 Tangible assets	—
B.9 Intangible assets	—
B.10 Other assets	35
Total B	171
C. Liabilities on single assets being disposed of
C.1 Debts	—
C.2 Securities	—
C.3 Other liabilities	—
Total C	—
D. Liabilities on groups of assets being disposed of
D.1 Due to banks	12
D.2 Due to customers	86
D.3 Securities issued	—
D.4 Financial liabilities held for trading	—
D.5 Financial liabilities evaluated at fair value	—
D.6 Provisions	25
D.7 Other liabilities	41
Total D	164

The caption investments (individual assets) refers to the subsidiary Sanpaolo IMI Private Equity Scheme B.V. (subsidiary company of Sanpaolo IMI Private equity).

The caption tangible assets refers to portfolio assets to be sold to the Parent Bank and to the network banks.

The groups of assets (and related liabilities) being disposed of reflect the impact of the classification of assets of the French subsidiaries belonging to the Fideuram Wargny group into those classes.

During 2005, the Board of Directors of Banca Fideuram appointed consultancy company Banca Rothschild Italia to look into the possibility of selling the French group. The consultancy company began that process, preparing an Information Memorandum and making contact with potential purchasers.

As a result, several non-binding offers were brought to the attention of the Board of Directors of Banca Fideuram at its meeting of 10 November 2005. The consultancy company then organized meetings with potential purchasers to consider the preliminary Terms Sheet and define the binding offers. These offers are being defined and it is likely that the entire process will be concluded by the end of 2006.

SECTION 16 - OTHER ASSETS – CAPTION 160

31/12/2005
(€/mil)
Unprocessed transactions	2,586
Amounts in transit with bank branches and subsidiaries	641
Amounts related to insurance business	532
Amounts due from tax authorities	326
Items related to securities transactions	268
Deposit at Bank of Italy in relation to liquidation of Isveimer	58
Checks and other instruments held	36
Deposits with clearing houses	31
Deposit at Bank of Italy in relation to settlement of SGA losses	7
Other items	1,970
Total	6,455

Liabilities

SECTION 1 - DUE TO BANKS – CAPTION 10

1.1 Due to banks: break-down by type

Type of transaction/Value	31/12/2005
(€/mil)
1. Due to central banks	3,210
2. Due to banks	32,472
2.1 Current accounts and demand deposits	4,853
2.2 Tied deposits	11,793
2.3 Loans	9,481
2.4 Debts for repurchase of own capital instruments	7
2.5 Liabilities corresponding to assets sold and not cancelled	6,078
2.6 Other amounts due	260
Total	35,682
Fair Value	35,773

1.2 Detail of caption 10 “Due to Banks”: subordinated liabilities

At 31 December 2005 there were no subordinated liabilities due to banks.

1.4 Break-down of caption 10 “Due to banks”: debts subject to microhedging

Type of transaction/Value	31/12/2005
(€/mil)
1. Debts subject to fair value hedging	78
2. Debts subject to cash flow hedging	1,633
Total	1,711

1.5 Detail of caption 10 “Due to Banks”: liabilities for financial leasing

At 31 December 2005 the Group did not have significant debt positions for financial leasing.

SECTION 2 - DUE TO CUSTOMERS – CAPTION 20

2.1 Due to customers: break-down by type

Type of transaction/Value	31/12/2005
(€/mil)
1. Current accounts and demand deposits	74,562
2. Tied deposits	5,734
3. Public funds administered	145
4. Loans	585
5. Debts for repurchase of own capital instruments	79
6. Liabilities corresponding to assets sold and not cancelled	10,545
7. Other amounts due	656
Total	92,306
Fair value	92,306

2.2 Detail of caption 20 “Due to customers”: subordinated liabilities

At 31 December 2005 subordinated liabilities amounted to two million euro.

Part F of these Notes contains detail of the subordinated liabilities.

2.4 Break-down of caption 20 “Due to customers”: debts subject to microhedging

Type of transaction/Value	31/12/2005
(€/mil)
1. Debts subject to fair value hedging	110
a) interest rate risk	110
b) exchange rate risk	—

2.5 Detail of caption 20 “Due to customers”: liabilities for financial leasing

At 31 December 2005 the Group did not have significant debt positions for financial leasing.

SECTION 3 - SECURITIES ISSUED – CAPTION 30

3.1 Securities issued: break-down by type

	31/12/2005
	(€/mil)
Type of security/Value	Book value	Fair value
A. Listed securities	13,698	13,953
1. Bonds	10,056	10,311
2. Other securities	3,642	3,642
B. Unlisted securities	33,287	33,287
1. Bonds	24,415	24,415
2. Other securities	8,872	8,872
Total	46,985	47,240

3.2 Detail of caption 30 “ Securities issued”: subordinated securities

At 31 December 2005 the amount of subordinated securities issued was 6,219 million euro.

Part F of these Notes contains detail of the subordinated liabilities.

3.3 Break-down of caption 30 “Securities issued”: securities subject to microhedging

Type of transaction/Value	31/12/2005
(€/mil)
1. Debt securities subject to fair value hedging	21,669
2. Debt securities subject to cash flow hedging	889
Total	22,558

SECTION 4 - FINANCIAL LIABILITIES HELD FOR TRADING – CAPTION 40

4.1 Financial liabilities held for trading: break-down by type

	31/12/2005
	(€/mil)
	Nominal or notional	Fair Value
Type of transaction/Value	value	Listed	Unlisted
A. Cash liabilities
1. Due to banks	39	151	5
2. Due to customers	1,905	2,150	39
3. Debt securities	—	—	—
3.1 Bonds	—	—	—
3.2 Other securities	—	—	—
Total A	1,944	2,301	44
B. Derivatives
1. Financial derivatives	X	648	8,329
2. Credit derivatives	X	—	20
Total B	X	648	8,349
Total (A + B)	X	2,949	8,393

The financial liabilities held for trading mainly include the portfolios held by Banca IMI in relation to its trading on the financial markets, and are essentially technical exposures on securities.

4.2 Detail of caption 40 “Financial liabilities held for trading”: subordinated liabilities

At 31 December 2005 no subordinated liabilities held for trading had been incurred.

4.4 Financial liabilities held for trading: derivative instruments

(€/mil)

	Interest	Currencies				Total
Type of derivative/Underlying asset	rates	and gold	Equities	Loans	Other	31/12/2005
A. Listed derivatives
1) Financial derivatives:	1	—	647	—	—	648
with underlying asset exchange	1	—	259	—	—	260
- issued options	—	—	—	—	—	—
- other derivatives	1	—	259	—	—	260
without underlying asset exchange	—	—	388	—	—	388
- issued options	—	—	387	—	—	387
- other derivatives	—	—	1	—	—	1
2) Credit derivatives:	—	—	—	—	—	—
with underlying asset exchange	—	—	—	—	—	—
without underlying asset exchange	—	—	—	—	—	—
Total A	1	—	647	—	—	648
B. Unlisted derivatives
1) Financial derivatives:	7,361	366	494	—	108	8,329
with underlying asset exchange	1	323	47	—	—	371
- issued options	1	78	36	—	—	115
- other derivatives	—	245	11	—	—	256
without underlying asset exchange	7,360	43	447	—	108	7,958
- issued options	610	9	440	—	18	1,077
- other derivatives	6,750	34	7	—	90	6,881
2) Credit derivatives:	17	—	—	3	—	20
with underlying asset exchange	17	—	—	—	—	17
without underlying asset exchange	—	—	—	3	—	3
Total B	7,378	366	494	3	108	8,349
Total (A + B)	7,379	366	1,141	3	108	8,997

For details of the technical form of derivative contracts, see the summary in Section 17 – “Other information” in this part of the Explanatory Notes.

SECTION 5 - FINANCIAL LIABILITIES DESIGNATED AT FAIR VALUE – CAPTION 50

5.1 Financial liabilities designated at fair value: break-down by type

	31/12/2005
	(€/mil)
		Fair Value
Type of transaction/Value	Nominal value	Listed	Unlisted
1. Due to banks	—	—	—
2. Due to customers	22,317	—	22,317
3. Debt securities	3,559	—	3,622
Total	25,876	—	25,939

Liabilities valued at fair value traditionally include amounts collected by the Group’s insurance companies through the issuing of mainly financial policies against investments where the risks are borne wholly by the subscribers. The amount of liabilities evaluated at fair value which relate to the insurance business is 22,413 million euro.

The nominal value of policies relating to the insurance business is indicated at fair value.

5.2 Detail of caption 50 “Financial liabilities designated at fair value”: subordinated liabilities

At 31 December 2005 there were no subordinated liabilities evaluated at fair value.

SECTION 6 - HEDGING DERIVATIVES – CAPTION 60

6.1 Hedging derivatives: break-down by type of contract and underlying asset	(€/mil)

	Interest	Currencies				Total
Type of derivative/Underlying asset	rates	and gold	Equities	Loans	Other	31/12/2005
A. Listed derivatives
1) Financial derivatives:	—	—	—	—	—	—
with underlying asset exchange	—	—	—	—	—	—
- issued options	—	—	—	—	—	—
- other derivatives	—	—	—	—	—	—
without underlying asset exchange	—	—	—	—	—	—
- issued options	—	—	—	—	—	—
- other derivatives	—	—	—	—	—	—
2) Credit derivatives:	—	—	—	—	—	—
with underlying asset exchange	—	—	—	—	—	—
without underlying asset exchange	—	—	—	—	—	—
Total A	—	—	—	—	—	—
B. Unlisted derivatives						—
1) Financial derivatives:	293	433	1	—	3	730
with underlying asset exchange	—	433	—	—	3	436
- issued options	—	—	—	—	—	—
- other derivatives	—	433	—	—	3	436
without underlying asset exchange	293	—	1	—	—	294
- issued options	—	—	1	—	—	1
- other derivatives	293	—	—	—	—	293
2) Credit derivatives:	—	—	—	—	—	—
with underlying asset exchange	—	—	—	—	—	—
without underlying asset exchange	—	—	—	—	—	—
Total B	293	433	1	—	3	730
Total (A + B)	293	433	1	—	3	730

For details on the technical form of derivative contracts, see the summary in Section 17 - “Other Information” in this part of the Explanatory Notes.

6.2 Hedging derivatives: break-down by hedged portfolio and type of hedging

The hedging derivatives recognized at liabilities caption 60 represent the market evaluation of specific fair value hedges transactions against the banking book. Further information on the Group’s risk coverage policies can be found in Part E of these Notes.

SECTION 7 - ADJUSTMENT FOR FINANCIAL LIABILITIES OF MACROHEDGED ITEMS – CAPTION 70

7.1 Value adjustment of hedged liabilities

Value adjustment of hedged liabilities	31/12/2005
(€/mil)
1. Positive adjustment of financial liabilities	2
2. Negative adjustment of financial liabilities	(37)
Total	(35)

7.2 Liabilities subject to macrohedging of interest-rate risk: break-down

This caption contains the balance of variations in value of liabilities subject to macrohedging against interest rate risk. Taking advantage of the option that emerged in the definition of the carve out IAS 39, the Group adopted the abovementioned macrohedging, limited to coverage of core deposits.

SECTION 8 - TAX LIABILITIES – CAPTION 80

See Assets - section 14.

SECTION 9 - LIABILITIES ON GROUPS OF ASSETS BEING DISPOSED – CAPTION 90

Detail of and comments on the liabilities associated with groups of assets being disposed of can be found at the corrisponding assets in section 15 of Assets.

SECTION 10 - OTHER LIABILITIES – CAPTION 100

10.1 Other liabilities

31/12/2005
(€/mil)
Unprocessed transactions and amounts in transit with branches and subsidiaries	3,010
Amounts available for third parties	1,902
Amounts relating to insurance business	1,656
Tax payment accounts	642
Amounts due to personnel	460
Provisions for guarantees and commitments	354
Due to tax authorities	271
Illiquid balances from portfolio transactions	159
Amounts payable due to settlement value date	153
Other items	1,966
Total	10,573

Other items include 58 million euro and seven million euro for the Bank of Italy respectively for the liquidation of Isvemeir and loans to restructure SGA.

SECTION 11 - PROVISIONS FOR EMPLOYEE TERMINATION INDEMNITIES – CAPTION 110

11.1 Provisions for employee termination indemnities: annual changes

(€/mil)
A. Opening balance as at 31/12/04	882
B. Increases	193
B.2 Provisions during the year	82
B.3 Other increases	111
C. Decreases	74
C.2 Amounts paid	60
C.3 Other decreases	14
D. Closing balance as at 31/12/05	1,001

The other increases include 99 million euro relating to the recording of actuarial losses, on the basis of the assessment of an independent actuary, offset against a specifically set-up reserve (66 million euro after the recognition of deferred tax assets of 33 million euro).

11.2 Other information

Since the provision for employee termination indemnities is contained as a defined benefit fund, the variations in the actuarial evaluations are set out in detail in Section 12 of these Notes (see Defined benefit company pension funds).

SECTION 12 - PROVISIONS FOR RISKS AND CHARGES - CAPTION 120

12.1 Provisions for risks and charges: break-down

Caption/Value	31/12/2005	31/12/2004
	(€/mil)	(€/mil)
1. Company pension funds	425	209
2. Other provisions for risks and charges	1,457	1,525
2.1 Legal disputes	551	547
2.2 Personnel charges	415	448
2.3 Other	491	530
Total	1,882	1,734

12.2 Provisions for risks and charges: annual changes

(€/mil)

	Pension funds	Other funds	Total
A. Opening balance as at 31/12/04	209	1,525	1,734
B. Increases	314	529	843
B.1 Provisions during the year	25	269	294
B.2 Changes due to the elapsing of time	84	18	102
B.3 Changes due to discount rate adjustments	198	—	198
B.4 Other increases (*)	7	242	249
C. Decreases	98	597	695
C.1 Use during the year	12	564	576
C.2 Changes due to discount rate adjustments	2	—	2
C.3 Other decreases	84	33	117
D. Closing balance as at 31/12/05	425	1,457	1,882

(*) Includes the recording of 84 million euro in major funds determined by the application of IAS 32 and 39 and IFRS 4.

Provision for tax litigation

Banca Fideuram S.p.A.

On 20 December 2005 Banca Fideuram S.p.A. received notice of a challenge by regional revenue officials in Lazio in relation to the financial period 2003-2004 concerning, as well as other less significant matters, the overall taxation regime of the Loyalty Plan of the Network of Private Bankers (Partnership), regarding which the Bank’s choice of taxation regime was called into question. The detailed evaluations that were carried out reveal that the taxation regime used in previous years is valid. Consequently, no allocations for potential future disputes were carried out as the risk was considered fairly remote.

Assicurazioni Internazionali di Previdenza S.p.A.

The pending taxation case involves Fideuram Vita incorporated by Compagnia Assicurazioni Internazionali di Previdenza S.p.A., and is largely recuperative, aimed at obtaining payment by the finance authorities of debts resulting from income declarations and reimbursement demands. In summary:

•                     the disputes began with a taxation inspection concerning the taxation periods 1985 to 1990 by the Central Taxation Inspectorate (Servizio Centrale degli Ispettori Tributari — SEC.IT) after which IRPEG and ILOR taxation notices were issued concerning the deductibility of the allocations to the mathematical reserves, commissions on purchases and expenditure, where there were income exemptions. The consequent cases were concluded in favour of the Company, after various levels of judgements: the taxation periods 1985, 1986 and 1987 concluded with the judgement of the Supreme Court, and the taxation periods 1988, 1989 and 1990 concluded with the final judgement of the Rome Regional Taxation Commission. Following the finalization of the cases, recovery actions were begun and satisfactorily concluded, as indicated below;

•                     for the tax period from 1991 to 2001 – excluding 1994 – the Company, purely on a precautionary basis in order to avoid penalties, in its income tax return conformed with arguments sustained by the tax authorities and, in parallel, made specific claims for reimbursement. This resulted, in addition to the 33 million euro overall, in over 16 million euro in interest resulting from the income declarations, and a further 120 million euro as well as 34 million euro in interest. To obtain the recognition of the latter it became necessary to undertake legal proceedings, currently pending in the Court of Cassation, after the favorable outcome of the proceedings in the first and second instance. Except for the dispute relating to 1997 tax year involving the repayment of credits for an amount of 24 million euro plus seven million euro in interest, for which favorable second-grade sentence was passed with a final judgment. In addition, the very recent sentence issued following the subsequent judgment of compliance established, the Regional Tax Commission of Rome order the Tax Authorities to repay the credit requested as repayment of the legal interest and expenses. Therefore, the repayment should take place in the very near future;

•                     during 2005 the credits resulting from the income tax declarations relating to the years 1987 to 1993 totaling 25 million euro plus 16 million of interest were repaid.

•                     in total, the Company claims from the Treasury credits amounting to 138 million euro, plus 44 million euro in interest, including 58 million of capital and interest, definitively due for recovery, and 124 million euro of capital and interest, pending in the Court of Cassation. With regard to the latter, the Company’s Board of Directors, in view of the outcome of the proceedings, is of the opinion that the arguments sustained by the Tax Authorities are groundless.

Sanpaolo IMI Bank International S.A.

On 5 January 2006 Sanpaolo IMI Bank International S.A. was notified by the Portuguese tax authorities of a judgment relating to 2001 in which the company was charged with failure to carry out withholding of interest from bonds for an amount of 28 million euro, demanding its repayment together with compensating interest of five million euro. Subsequently, on 30 January 2006, notification of further judgment was received in which the company the company was charged with same omission for the year 2002 for an amount of 18 million euro for omitted withholdings and two million euro for compensating interest.

It was immediately reported that the notification relating to 2001 must be considered as untimely, since the deadline for the notification expired on 31 December 2005.

Therefore, from the substantive point of view, only the dispute relating to 2002 is effectively pending. In this regard the company intends to sustain that the conduct adopted was in conformity with Portuguese tax legislation. Should the local authorities not share this opinion we consider, in any case, that it can be proved that 80% of the interest for 2002 was paid to investors not resident in Portugal and therefore the amount of the withholdings to be paid and the interest must be reduced proportionally. As a result, four million euro have been allocated in the company’s financial statements against potential commitments to the tax authorities.

12.3 Defined benefit company pension funds

12.3.1 Details of the funds

This item provides the information required by IAS 19 for defined benefit funds, including that relating to the employee termination indemnities which are part of them.

As required by the international accounting standards with reference to plans that share the risk between various entities under common control, the information detailed in the tables below relates to the plans as a whole, with a note specifying the Bank’s share.

As they are defined benefit pension funds, the calculation of the actuarial values required by the adoption of IAS 19 “employee benefits” is performed by an independent Actuary, using the Projected Unit Credit Method, as shown in detail in Part A - Accounting Policies.

The defined benefits funds, to which certain Group companies are committed may be divided into:

•                     internal complementary retirement funds;

•                     external complementary retirement funds.

The internal funds include:

•                     The Retirement Fund for the Employees of Banca Popolare dell’Adriatico. This is a complementary pension fund within the liabilities of the bank aimed at guaranteeing its members and beneficiaries a complementary retirement pension in the form of a defined benefit (annuity). SANPAOLO IMI contributes to this fund on behalf of the employees registered from the Banca Popolare dell’Adriatico.

•                     The Pension Fund for the Employees of Cassa di Risparmio di Venezia. This fund is aimed at covering the commitments for future payments, to those entitled, according to the procedures defined in the internal rules. SANPAOLO IMI contributes to this fund on behalf of the employees registered from the Cassa di Risparmio di Venezia.

•                     Bank’s employee supplementary fund (in addition to INPS benefits) of the Cassa di Risparmio di Gorizia, now Friulcassa. This is a complementary pension fund within the assets of Friulcassa aimed guaranteeing the pensioners, from the Cassa di Risparmio di Gorizia, a supplementary defined benefit pension.

•                     Bank’s employee supplementary fund (in addition to INPS benefits) of the Cassa di Risparmio di Udine e Pordenone, now Friulcassa, a complementary pension fund within the assets of Friulcassa aimed guaranteeing its members, from the Cassa di Risparmio di Udine e Pordenone, a supplementary defined benefit pension.

The external funds include:

•                     Bank’s employee supplementary fund for the employees of the dell’Istituto Bancario San Paolo di Torino, a fund with legal status and full economic independence pursuant to article 12 of the Italian Civil Code and independent asset management. SANPAOLO IMI is jointly responsible for the commitments of the “Bank” to the employees registered, the pensioners and third parties.

•                     The Complementary Pension Fund for the employees of Banco di Napoli – Section A is a foundation with legal status and independent management of assets. SANPAOLO IMI is jointly responsible for the commitments of the fund to the employees registered and the other beneficiaries of the former Banco di Napoli; to the retired staff receiving the Supplementary Pension Check, formerly within SANPAO-LO IMI; to the employees of the Cassa di Risparmio in Bologna, formerly registered in Complementary Pension Fund for the Employees of said Bank, transferred to the Complementary Pension Fund for the Employees of Banco di Napoli in 2004.

•                     The Pension Fund for the Employees of the Cassa di Risparmio di Padova e Rovigo — Pensioners Section. This is a fund with legal status and independence of assets pursuant to Article 12 of the Italian Civil Code and independent management of assets. The Cassa di Risparmio di Padova e Rovigo does not make any contributions but is committed to covering any technical deficit, resulting from the relevant actuarial assessment.

12.3.2 Annual change in present value of defined benefit obligations

	31/12/2005 (€/mil)			31/12/2004 (€/mil)
	Employee			Employee
	termination	INTERNAL	EXTERNAL	termination	INTERNAL	EXTERNAL
Defined benefit obligations	indemnities	PLANS	PLANS	indemnities	PLANS	PLANS
Defined benefit obligations at beginning of year	882	191	1,721	926	172	1,546
Current service costs	46	3	22	53	3	18
Recognized past service costs	—	—	—	—	—	—
Unrecognized past service costs	—	—	—	—	—	—
Interests costs	36	8	76	45	8	74
Recognized actuarial losses	104	32	229	—	—	—
Unrecognized actuarial losses	—	—	—	9	19	158
Positive exchange differences	—	—	—	—	—	—
Increases - business combinations	5	—	—	14	—	—
Participants’ contributions	—	—	—	—	—	—
Recognized actuarial gains	-5	—	-1	—	—	—
Unrecognized actuarial gains	—	—	—	-6	—	—
Negative exchange differences	—	—	—	—	—	—
Benefits paid	-60	-11	-173	-131	-11	-132
Decreases - business combinations	-7	—	—	-24	—	—
Curtailments	—	—	—	—	—	-30
Settlements	—	—	—	—	—	—
Other increases	2	—	7	—	—	87
Other decreases	-2	—	—	-1	—	—
Defined benefit obligations at end of year	1,001	223	1,881	885	191	1,721
Total unrecognized actuarial gains	—	—	—	6	—	—
Total unrecognized actuarial losses	—	—	—	9	19	158

Analysis of defined benefit obligations

	31/12/2005 (€/mil)			31/12/2004 (€/mil)
	Employee			Employee
Liabilities of defined benefit	termination	INTERNAL	EXTERNAL	termination	INTERNAL	EXTERNAL
obligations pension plan	indemnities	PLANS	PLANS	indemnities	PLANS	PLANS
a) unfunded plans	1,001	40	—	885	32	—
b) partly funded plans	—	—	—	—	—	—
c) wholly funded plans	—	183	1,881	—	159	1,721

12.3.3 Annual changes in plan assets and other information

Annual changes in fair value of plan assets

	31/12/2005 (€/mil)		31/12/2004 (€/mil)
Plan assets	INTERNAL PLANS	EXTERNAL PLANS	INTERNAL PLANS	EXTERNAL PLANS
Fair value of plan assets at beginning of year	155	1,721	152	1,684
Expected return	6	76	7	83
Recognized actuarial losses	-7	—	—	—
Unrecognized actuarial losses	—	—	—	—
Positive exchange differences	—	—	—	—
Employer contributions	3	8	3	88
Participants’ contributions	—	—	—	—
Recognized actuarial gains	—	44	—	31
Unecognized actuarial gains not recorded	—	—	-4	-3
Negative exchange differences	—	—	—	—
Benefits paid	-10	-173	-10	-132
Curtailments	—	—	—	-30
Settlements	—	—	—	—
Other changes	4	3	7	—
Fair value of plan assets at end of year	151	1,679	155	1,721
Total unrecognized actuarial gains	—	—	4	3
Total unrecognized actuarial losses	—	—	—	—

Plan assets

	31/12/2005 (€/mil)				31/12/2004 (€/mil)
	INTERNAL		EXTERNAL		INTERNAL		EXTERNAL
	PLANS	%	PLANS	%	PLANS	%	PLANS	%
Equity securities	—	—	356	21.2	—	—	304	17.6
Debt securities	139	92.1	1,011	60.2	145	93.5	1,089	63.3
Real estate	—	—	154	9.2	—	—	158	9.2
Insurance activities	—	—	124	7.4	—	—	119	6.9
Other assets	12	7.9	34	2.0	10	6.5	51	3.0

12.3.4      Reconciliation between the current value of the pension plan, the current value of plan assets and the assets and liabilities recognized in the financial statements.

Assets and liabilities recognized

	31/12/2005			31/12/2004
	(€/mil)			(€/mil)
	Employee			Employee
	termination	INTERNAL	EXTERNAL	termination	INTERNAL	EXTERNAL
	indemnities	PLANS	PLANS	indemnities	PLANS	PLANS
Current value of defined benefit obligations	1,001	223	1,881	885	191	1,721
Fair value of the plan assets	N/A	151	1,679	N/A	155	1,721
Fund status	-1,001	-72	-202	-885	-36	—
Unrecognized actuarial gains (summation of those accumulated)	—	—	—	6	4	3
Unrecognized actuarial losses (summation of those accumulated)	—	—	—	-9	-19	-127
Unrecognized past service costs	—	—	—	—	—	13
Unrecognized assets because not reimbursable	N/A	—	—	N/A	—	144
Fair value of assets reimbursable by third parties	N/A	—	—	N/A	—	—
	—	—	—	-3	-15	33
Recognized assets	—	151	—	—	155	—
Recognized liabilities	1,001	223	202	882	176	33

12.3.5. Description of main actuarial assumptions

Actuarial assumptions

Employee termination indemnities	31/12/2005	31/12/2004
Discount rate	3.7%	4.3%
Expected increase in salaries	2.0%	2.0%
Inflation rate	2.0%	2.0%

Actuarial assumptions

INTERNAL PLANS

	31/12/2005				31/12/2004
			Rate of				Rate of
		Rate of	expected			Rate of	expected
	Discount	expected	salary	Inflation	Discount	expected	salary	Inflation
	rate	return	increases	rate	rate	return	increases	rate
Banca popolare dell’Adriatico	3.9%	N/A	2.0%	2.0%	4.5%	N/A	2.0%	2.0%
Cassa di Risparmio di Venezia	4.0%	4.5%	2.0%	2.0%	4.5%	5.0%	2.0%	2.0%
Friulcassa (ex Crup)	3.5%	4.0%	2.0%	2.0%	4.0%	5.0%	2.0%	2.0%
Friulcassa (ex Carigo)	3.6%	N/A	2.0%	2.0%	4.1%	N/A	2.0%	2.0%

Actuarial assumptions

EXTERNAL PLANS

	31/12/2005				31/12/2004
			Rate of				Rate of
	Discount		expected			Rate of	expected
	rate	Rate of	salary	Inflation	Discount	expected	salary	Inflation
	return	expected	increases	rate	rate	return	increases	rate
Supplementary pension fund for staff of Istituto Bancario
Sanpaolo di Torino	4.0%	4.5%	2.0%	2.0%	4.5%	5.0%	2.0%	2.0%
Supplementary pension fund for staff of Banco di Napoli	3.7%	4.2%	2.0%	2.0%	4.2%	5.0%	2.0%	2.0%
Employee pension fund Cariparo-retired employees section	3.7%	4.2%	2.0%	2.0%	4.2%	5.0%	2.0%	2.0%

12.3.6      Comparative information

State of the Fund

	31/12/2005			31/12/2004			31/12/2003
	(€/mil)			(€/mil)			(€/mil)
	Employee			Employee			Employee
	termination	INTERNAL	EXTERNAL	termination	INTERNAL	EXTERNAL	termination	INTERNAL	EXTERNAL
	indemnities	PLANS	PLANS	indemnities	PLANS	PLANS	indemnities	PLANS	PLANS
Current value of defined benefit obligations	1,001	223	1,881	885	191	1,721	926	172	1,547
Fair value of plan assets	N/A	151	1,679	N/A	155	1,721	N/A	152	1,684
Fund status	-1,001	-72	-202	-885	-36	—	-926	-20	137
Adjustments to plan assets	—	—	—	—	—	—	—	—	—
Adjustments to liabilities deriving from the plan	—	—	—	—	—	—	—	—	—

12.4 Provisions for risks and charges – other provisions

Caption/Value			31/12/2005	31/12/2004
			(€/mil)	(€/mil)
2.	Other funds
	2.1	legal disputes	551	547
	2.2	personnel charges	415	448
		staff leaving incentives	175	280
		seniority bonuses to employees	117	83
		sundry personnel charges	123	85
	2.3	other risks and charges	493	530
		other indemnities due to agents of the distribution network	95	62
		renegotiation of mortgage loans	18	70
		customers’ complaints on Cirio, Argentina and Parmalat placements	22	29
		other	358	369
Total			1,459	1,525

Average disbursement times for the main appropriations subject to time discounting

31/12/2005 months
Timing for use
of own resources
Total Provisions for legal disputes	39
Total Sundry personnel provisions	64
Total Sundry provisions for other risks and charges	60

SECTION 13 - TECHNICAL RESERVES – CAPTION 130

13.1 Technical reserves: break-down

	Direct work	Indirect work	Total 31/12/2005
			(€/mil)
A. Casualty branch	76	—	76
A1. premiums fund	52	—	52
A2. claims fund	23	—	23
A3. other reserves	1	—	1
B. Life branch	18,356	—	18,356
B1. Mathematical reserves	17,588	—	17,588
B2. Funds for amounts to be disbursed	73	—	73
B3. Other reserves	695	—	695
C. Technical reserves for investment risks to be borne by the insured	3,681	—	3,681
C1. funds for contracts with disbursements connected with pension funds and market indices	3,681	—	3,681
C2. funds from pension fund management	—	—	—
D. Total technical reserves	22,113	—	22,113

13.2 Technical reserves: annual changes

31/12/2005
(€/mil)
A. Casualty branches	76
- opening balance as at 31/12/04 (*)	61
+/- effect of IFRS 4 adoption	—
+/- change to the reserve	15
Total casualty branch reserves	76
B. Life branches	22,037
- opening balance as at 31/12/04 (*)	38,788
+/- effect of IFRS 4 adoption	(18,866)
+/- change to the reserve	2,115
Total life branch reserves	22,037
Total technical reserves	22,113

(*) Excl. IFRS 4

SECTION 14 - REDEEMABLE SHARES – CAPTION 150

14.1 Redeemable shares: break-down

At 31/12/2005 the Group had not issued any redeemable shares.

SECTION 15 - GROUP’S SHAREHOLDERS’ EQUITY – CAPTIONS 140, 160, 170, 180, 190, 200 AND 220

15.1 Group’s shareholders’ equity: break-down

Caption/Value	31/12/2005	31/12/2004
	(€/mil)	(€/mil)
1. Capital	5,239	5,218
2. Additional paid-in capital	769	725
3. Reserves (*)	4,298	4,575
4. (Own shares)	(92)	—
a) Parent Bank	(51)	—
b) Subsidiaries	(41)	—
5. Valuation reserves	1,286	343
6. Capital instruments	—	—
7. Profit (loss) for the year attributable to the Group	1,983	1,447
Total	13,483	12,308

(*) Includes valuation reserves for companies carried at equity for 31 million euro.

15.2 “Capital and own shares”: break-down

At 31 December 2005 the Parent Bank’s capital, increased during the year by 21,544,600 euro following the exercise of stock options assigned to management, was 5,239,223,740.80 euro, divided into 1,586,967,318 ordinary shares and 284,184,018 preference shares, both with a nominal value of 2.8 euro.

At 31 December 2005 there were 4,774,774 SANPAOLO IMI shares held by the Group, representing 0.26% of capital, set out on the basis of the new IAS/IFRS criteria as negative components in the shareholders’ equity accounts, amounting to 51.0 million euro overall. These shares were held by the Parent Bank and its subsidiaries, as well as by the collective investment entities held within the Group’s insurance business and wholly integrated in line with international standards.

In the year 2005, transactions on SANPAOLO IMI shares were as follows:

•          the Parent Bank, not having carried out buying or selling transactions during the year, had 4,015,919 own shares in its portfolio (11.2 million euro nominal value), representing 0.21% of share capital, for a value of 42.5 million euro;

•          as part of its institutional dealing activity, at 31December 2004, Banca IMI held 1,166 SANPAOLO IMI shares in its portfolio. During the year it acquired 4,399,256 shares (12.3 million euro nominal value) for a cost of around 52,3 million euro and sold 4,184,152 shares (11.7 million euro nominal value) for a total cost of 49.6 million euro. At 31 December 2005 the company therefore had 216,270 SANPAOLO IMI shares in its portfolio (0.6 million euro nominal value) equal to 0.01% of the share capital of the Parent Bank, for a value of 2.7 million euro;

•          during the year, Banca Fideuram, sold off all SANPAOLO IMI shares it had in its portfolio at the beginning of the financial period;

•          at 31 December 2004, the collective investment entities, mainly owned by the subsidiary A.I.P. and consolidated for the first time according to IAS/IFRS standards, held a total of 519,585 shares (1.5 million euro nominal value) for a value of 5.4 million euro. During the half year, these companies acquired 544,000 SANPAOLO IMI shares (1.5 million euro nominal value) for a total of 6.5 million euro and sold 521,000 shares (1.5 million euro nominal value) for a total of 6.1 million euro. Therefore at 31 December 2005, these companies held 542,585 SANPAOLO IMI shares (1.5 million euro nominal value), equal to 0.03% of the share capital of the Parent Bank, for a value of 5.8 million euro.

In the light of the amount of own shares in the portfolio, the Parent Bank and Banca IMI have the same amount in the non-disposable reserve required by law.

The own shares of the subsidiaries refer to Banca Fideuram S.p.A. shares in that bank’s portfolio.

At 31 December 2005 those shares, held exclusively by Banca Fideuram in support of the stock option plan, numbered 12,655,273 (2.4 million euro nominal value), equal to 1.3% of share capital (14,997,000 at 31/12/2004).

In application of IAS 32, these shares are shown, at historic values, in adjustment of Banca Fideuram’s shareholders’ equity (including the third party quota) for 54.4 million euro.

The number of own shares decreased in the second half of 2005, following the exercise of 2,341,727 stock options in the context of the 2004 Incentive plan, which provides for the assignment to the Group’s Private Bankers of options to acquire Banca Fideuram shares in the ratio of one option per share, to be exercised in the period June-December 2005 at the unit price of 4.43 euro. Following the exercise of the stock options, 2,341,727 shares had been sold.

15.3 Capital - Number of parent company shares: annual changes

Caption/Type	Ordinary	Other
A. Number of shares at the beginning of the year	1,475,122,818	388,334,018
- fully paid-up shares	1,475,122,818	388,334,018
- shares not fully paid up	—	—
A.1 Own shares (-)	(4,774,774)	—
A.2 Shares in circulation: opening balance	1,470,348,044	388,334,018
B. Increases	111,844,500	—
B.1 New issues	111,844,500	—
- on a payment basis:	111,844,500	—
- business combinations	—	—
- conversion of bonds	—	—
- exercise of warrants	—	—
- other	111,844,500	—
- on a free basis:	—	—
- in favor of employees	—	—
- in favor of directors	—	—
- other	—	—
B.2 Sale of own shares	—	—
B.3 Other changes	—	—
C. Decreases	—	(104,150,000)
C.1 Cancellation	—	—
C.2 Purchase of own shares	—	—
C.3 Sale of companies	—	—
C.4 Other changes	—	(104,150,000)
D. Shares in circulation: closing balance	1,582,192,544	284,184,018
D.1 Own shares (+)	4,774,774	—
D.2 Number of shares at the end of the year	1,586,967,318	284,184,018
- fully paid-up shares	1,586,967,318	284,184,018
- shares not fully paid up	—	—

15.4 Capital - Other information

Further information on the calculation of “diluted” profit per share can be found in Part C - Section 24 of these Notes.

15.5 Income reserves: Other information

Further information on the availability and possibility for distribution of Parent Bank profits can be found in Part B section 14 of SAN-PAOLO IMI S.p.A. financial statements.

15.6 Valuation reserves: break-down

Caption/Value	31/12/2005	31/12/2004
	(€/mil)	(€/mil)
1. Available for sale investments	1,157	—
2. Tangible assets	—	—
3. Intangible assets	—	—
4. Foreign investment hedge	—	—
5. Cash flow hedge	(18)	—
6. Exchange differences	—	—
7. Discontinued operations	—	—
8. Special revaluation laws	346	343
9. Recognition of actuarial gains/losses	(199)	—
Total	1,286	343

It should be noted that the Group, in application of paragraphs 93B-93D of IAS 19, as amended by regulation 1910/205 of 8 November 2005, recorded actuarial loses in a special reserve under equity, net of deferred tax, relating to the defined benefit pension funds and the employee termination indemnities for a total amount of 199 million euro. This amount is included in the caption Recognition of actuarial gains/losses.

15.7 Valuation reserves: annual changes

(€/mil)

							Recognition
	Available			Foreign			of actuarial	Special
	for sale	Tangible	Intangible	investment	Cashflow	Exchange	gains/	revaluation
	investments	assets	assets	hedge	hedge	differences	losses	laws
A. Opening balance	—	—	—	—	—	—	—	343
B. Increases	1,296	—	—	—	5	—	—	3
B.1 Increases in fair value	544	—	—	—	4	—	—	—
B.2 Other changes	752	—	—	—	1	—	—	3
C. Decreases	139	—	—	—	23	—	199	—
C.1 Decreases in fair value	50	—	—	—	2	—	199	—
C.2 Other changes	89	—	—	—	21	—	—	—
D. Closing balance	1,157	—	—	—	(18)	—	(199)	346

With regard to the valuation reserves on available for sale investments and Cashflow hedge, it should be emphasized that “Other changes”, increasing or decreasing, include the recognition of positive or negative valuation reserves recorded in the course of the first application of IAS 32 and 39 and IFRS 4 for a total of 691 million euro (-15 million euro of valuation reserves for Cashflow hedge and 706 million euro for available for sale investments). It should also be noted that valuation reserves for available for sale investments do not include the component of the insured parties attributable to the evaluation of products included under separate management of insurance business (“shadow accounting”).

15.8 Valuation reserves of available for sale investments: break-down

	31/12/2005 (€/mil)		31/12/2004 (€/mil)
	Positive reserve	Negative reserve	Positive reserve	Negative reserve
1. Debt securities	130	(2)	—	—
2. Equities	1,039	(10)	—	—
3. OICR shares	2	(2)	—	—
4. Loans	—	—	—	—
Total	1,171	(14)	—	—

15.9 Valuation reserves of available for sale investments: annual changes

(€/mil)

	Debt securities	Equities	OICR shares	Loans

1. Opening balance	—	—	—	—
2. Positive changes	225	1,067	4	—
2.1 Increases in fair value	16	527	1	—
2.2 Reallocation of negative reserves to statement of income:
- due to impairment	—	—	—	—
- due to realization	2	—	—	—
2.3 Other changes	207	540	3	—
3. Negative changes	97	38	4	—
3.1 Decreases in fair value	38	10	2	—
3.2 Adjustments to impairment	—	—	—	—
3.3 Reallocation to statement of income from positive reserves:
- due to realization	39	—	2	—
3.4 Other changes	20	28	—	—
D. Closing balance	128	1,029	—	—

SECTION 16 - MINORITY INTEREST - CAPTION 210

16.1 Shareholders’ equity attributable to minority interests: break-down

Caption/Value	31/12/2005	31/12/2004
	(€/mil)	(€/mil)
1. Capital	104	115
2. Additional paid-in capital	—	—
3. Reserves	81	108
4. (Own shares)	(14)	—
5. Valuation reserves	5	4
6. Capital instruments	—	—
7. Profit (loss) attributable to minority interests	57	55
Total	233	282

16.2 Valuation reserves: break-down

Caption/Value	31/12/2005	31/12/2004
	(€/mil)	(€/mil)
1. Available for sale investments	—	—
2. Tangible assets	—	—
3. Intangible assets	—	—
4. Foreign investment hedge	—	—
5. Cash flow hedge	—	—
6. Exchange differences	—	—
7. Discontinued operations	—	—
8. Special revaluation laws	5	4
Total	5	4

16.3 Capital instruments: break-down and annual changes

At 31/12/2005 the Group’s companies had no types of capital instruments.

16.4 Valuation reserves of available for sale investments: break-down

At 31/12/2005 there were no valuation reserves for available for sale investments attributable to minority interests.

16.5 Valuation reserves: annual changes

	31/12/2005 (€/mil)
	Available			Foreign				Special
	for sale	Tangible	Intangible	investment	Cashflow	Exchange	Discontinued	revaluation
	investments	assets	assets	hedge	hedge	differences	operations	laws

A. Opening balance	—	—	—	—	—	—	—	4
B. Increases	—	—	—	—	—	—	—	1
B.1 Increases in fair value	—	—	—	—	—	—	—	—
B.2 Other changes	—	—	—	—	—	—	—	1
C. Decreases	—	—	—	—	—	—	—	—
C.1 Decreases in fair value	—	—	—	—	—	—	—	—
C.2 Other changes	—	—	—	—	—	—	—	—
D. Closing balance	—	—	—	—	—	—	—	5

OTHER INFORMATION

1. Guarantees granted and commitments

Transactions	31/12/2005
(€/mil)
1) Financial guarantees granted	8,767
a) Banks	368
b) Customers	8,399
2) Commercial guarantees granted	12,598
a) Banks	610
b) Customers	11,988
3) Irrevocable commitments to grant finance	26,595
a) Banks	4,021
i) certain to be called on	3,333
ii) not certain to be called on	688
b) Customers	22,574
i) certain to be called on	1,735
ii) not certain to be called on	20,839
4) Underlying commitments to credit derivatives: hedging sales	1,892
5) Assets lodged to guarantee minority interest	48
6) Other commitments	5,407
Total	55,307

2. Assets lodged to guarantee own liabilities and commitments

Portfolios	31/12/2005
(€/mil)
1. Investments held for trading	1,660
2. Investments designated as at fair value	249
3. Available for sale investments	1,483
4. Held-to-maturity investments	1,799
5. Loans to banks	2,236
6. Loans to customers	4,138
7. Tangible assets	—

s

4. Break-down of investments including unit-linked and index-linked policies

Below is detailed information on the assets and liabilities corresponding to unit-linked and index-linked policies, set out in the format required by ISVAP provisions.

	31/12/2005 (€/mil)
	Disbursements in	Disbursements in
	connection with pension	connection with pension
	funds and market indices	fund management	Total
Assets on the balance sheet	21,832	—	21,832
Infra-group assets	5,480	—	5,480
Total Assets	27,312	—	27,312
Financial liabilities on the balance sheet	22,413	—	22,413
Technical reserves on the balance sheet	3,681	—	3,681
Infra-group liabilities	—	—	—
Total Liabilities	26,094	—	26,094

5. Administration and dealing on behalf of third parties

Type of services/Amount	31/12/2005
(€/mil)
1. Financial instruments dealing on behalf of third parties
a) Purchases
1. settled	99,476
2. not settled	37
b) Sales
1. settled	99,547
2. not settled	36
2. Portfolio management
a) individual	74,745
b) collective	37,353
3. Custody and administration of securities
a) Third-party securities held on deposit in connection with depositary bank’s services (excluding asset management)
1. securities isssued by companies included in the scope of consolidation	36
2. other	97,275
b) other third-party securities held on deposit (excluding asset management): other
1. securities isssued by companies included in the scope of consolidation	17,243
2. other	205,109
c) third-party securities deposited with third parties	194,701
d) own securities deposited with third parties	103,025
4. Other transactions
a) Orders collection	88,685
b) Income from third-party loans on portfolio transactions	17,047
c) Tax collection activities
1. Amounts collected on behalf of tax offices	36,215
2. Amounts collected on mandate from preceding collectors	469
3. Amounts collected on mandate from collectors in other districts	3,477
4. Other amounts collected on behalf of other entities	153

Quantitative information on derivative contracts and forward transactions on currency

The following table shows the nominal notional capital, divided by type, the forward sales of currency and the derivative contracts on interest rates, exchange and share prices for all the companies consolidated on a line-by-line basis.

Notional amounts	(€/mil)

	Interest	Exchange	Stockmarket
	rate related	rate related	index related	Other	Total
Unlisted trading contracts
- Forward (a)	92,056	22,189	—	—	114,245
- Swap (b)	857,394	845	—	—	858,239
- Options purchased	40,144	18,468	3,387	250	62,249
- Options sold	68,698	19,345	3,503	—	91,546
- Other	4,920	205	—	325	5,450
Listed trading contracts
- Futures purchased	49,850	63	98	—	50,011
- Futures sold	47,952	68	75	—	48,095
- Currency against currency futures	—	231	—	—	231
- Options purchased	3,558	—	6,344	—	9,902
- Options sold	8,048	—	6,456	—	14,504
- Other	—	—	2	—	2
Total dealing contracts	1,172,620	61,414	19,865	575	1,254,474
Total hedging contracts	11,351	2,503	8,918	—	22,772
Overall total	1,183,971	63,917	28,783	575	1,277,246
- of which unlisted contracts	1,074,563	63,556	10,904	575	1,149,598

(a)          Includes F.R.A. contracts and forward transaction on currency.

(b)          Mainly includes I.R.S., C.I.R.S. and basis swap contracts.

APPENDIX TO PART B – ESTIMATION OF THE FAIR VALUE OF FINANCIAL INSTRUMENTS

The table below compares the fair value of the financial instruments with their relative value in the financial statements and summarizes the outcome already presented in Part B in the information given in the tables requested by the Bank of Italy.

(€/mil)

	Value in financial statements	Fair value	Potential capital
	at 31/12/2005	at 31/12/2005	gain (loss)
Assets
Cash and cash equivalents	1,107	1,107	—
Investments held for trading	25,037	25,037	—
Financial assets evaluated at fair value	22,528	22,528	—
Available for sale investments	29,837	29,837	—
Held-to-maturity investments	2,535	2,533	-2
Loans to banks	28,836	28,814	-22
Loans to customers	139,507	141,237	1,730
Hedging derivatives	435	435	—
Liabilities
Due to banks	35,682	35,773	-91
Due to customers	92,306	92,306	—
Securities issued	46,985	47,240	-255
Financial liabilities held for trading	11,342	11,342	—
Financial liabilities evaluated at fair value	25,939	25,939	—
Hedging derivatives	730	730	—
Total potential capital gain/loss			1,360

As already highlighted in Part A of these Explanatory Notes, the fair value of financial instruments has been determined using the following methods and key assumptions:

•                     for debt securities owned by the Group, independently of the classifications provided by IAS 39, the SANPAOLO IMI Group adopted a specific procedure for the determination of the situations constituting an active market based on an analysis of the trading volumes, the range of price movements and the number of listings on the market. When no active market is found, comparable situations are to be identified with the same financial characteristics of the instrument or, as a last resort, cash flows are actualized that include all factors that could have an impact of the value of the instrument (e.g. credit risk, volatility and illiquidity);

•                     for financial (asset and liability) captions with a residual term equal to or less than 18 months, fair value was reasonably assumed to equal carrying value;

•                     for loans and deposits on demand, the maturity date of contractual obligations was assumed to be immediate and to coincide with the date of the financial statements; hence fair value was taken at the carrying value;

•                     for medium-long term loans to customers, fair value was measured using internally defined measurement techniques involving the time discounting of residual contractual flows at current interest rates, adjusted to take into account the credit rating of each individual borrower (the probability of default resulting from the rating) and loss given default;

•                     for impaired assets, fair value was taken at book value;

•                     for medium-long term liabilities, consisting of unsecured securities or deposits, fair value was measured by time discounting contractual flows at rates which the Group, at the time of measurement, could apply on the market of reference at the date of the financial statements for similar deposits; in the case of Tier 1 subordinated loans, account was taken of the virtual impossibility of anticipated repurchase/reimbursement and the existence of any clauses/options in favor of the issuer;

•                     for medium-long term liabilities and structured securities issued, hedged for variations in fair value, the book value, already adjusted for the effects of fair value hedging attributable to the risk covered, was taken as an approximation of the fair value, on the assumption that there had been no significant deviations in the credit spread of the issuer since origination and that there were no other particular or significant risk elements that could impact the fair value.

The parameters assumed and models used may differ from one financial institution to another, hence where different assumptions are used, the results may significantly differ. IAS/IFRS exclude certain financial instruments (e.g. deposits on demand) and non-financial instruments (e.g. goodwill, tangible assets, equity investments, etc.) from the fair value option, and therefore overall fair value cannot be taken as an estimate of the economic value of the Group.

Part C - Information on the consolidated statement of income

SECTION 1 - INTERESTS – CAPTIONS 10 AND 20

Interest: contribution by type of asset

31/12/2005
(€/mil)
10. Interest income and similar revenues	8,235
20. Interest expenses and similar charges	(3,786)
30. Interest income	4,449
of which: banking group (*)	3,747
of which: insurance sector (**)	702

(*)                       In the reclassified statement of income, the interest margins for the banking group also include the impact of the issue of actualizations on impaired loans for 48 million euro.

(**)                In the reclassified statement of income, the contribution from the insurance business sector is reported in insurance business.

1.1 Interest income and similar revenues: break-down

(€/mil)

	Performing investments		Impaired	Other
Captions/Technical types	Debt securities	Loans	investments	assets	31/12/2005
1. Investments held for trading	441	—	—	—	441
2. Investments designated at fair value	194	—	—	44	238
3. Available for sale investments	831	—	—	—	831
4. Held-to-maturity investments	45	10	—	—	55
5. Due from banks	28	579	—	—	607
6. Loans to customers	6	5,727	122	—	5,855
7. Hedging derivatives (*)	X	X	X	111	111
8. Investments sold and not cancelled	—	46	—	—	46
9. Other assets	X	X	X	51	51
Total	1,545	6,362	122	206	8,235

(*)          Represent the net effect of differentials on derivative hedging contracts.

Interests matured on investments sold and not cancelled (in relation to repurchase agreements) are summarized in the asset categories.

1.3 Interest income and similar revenues: other information

1.3.1 Interest income on financial assets in currencies

At 31 December 2005 income on financial assets in currencies amounted to 498 million euro.

1.3.2 Interest income on financial leasing operations

At 31 December 2005 income on financial leasing operations amounted to 233 million euro.

Deferred financial gains relating to financial leasing amounted to 698 million euro. This profit is gross of the cost of collection.

1.3.3 Interest income on loans using public funds

At 31 December 2005 the Group did not have significant interest income on loans using public funds.

1.4 Interest expenses and similar charges: break-down

(€/mil)

Captions/Technical types	Debts	Securities	Other liabilities	31/12/2005
1. Due to banks	(761)	X	(151)	(912)
2. Due to customers	(1,138)	X	(4)	(1,142)
3. Securities issued	X	(1,504)	(90)	(1,594)
4. Financial liabilities held for trading	—	(2)	(42)	(44)
5. Financial liabilities designated as at fair value	—	—	(31)	(31)
6. Liabilities corresponding to assets sold and not cancelled	—	(42)	—	(42)
7. Other liabilities	X	X	(21)	(21)
8. Hedging derivatives (*)	X	X	—	—
Total	(1,899)	(1,548)	(339)	(3,786)

(*)          Represent the net effect of differentials on derivative hedging contracts.

Interests matured on financial liabilities associated to assets sold and not cancelled (repurchase agreements) are included in due to cust-mers or banks according to the nature of the counterparty in the transactions.

1.6 Interest expenses and similar charges: other information

1.6.1 Interest expense on liabilities in currencies

At 31 December 2005 income on liabilities in currencies amounted to 577 million euro.

1.6.2 Interest expense on liabilities for financial leasing operations

At 31 December 2005 the Group did not have significant interest expense on liabilities for financial leasing operations.

1.6.3 Interest expense on loans using public funds

At 31 December 2005 the Group did not have significant interest income on loans using public funds.

SECTION 2 - COMMISSIONS – CAPTIONS 40 AND 50

Commissions: contribution by type of asset

31/12/2005
(€/mil)
40. Commissions income	4,166
50. Commissions expense	(758)
60. Net commissions	3,408
of which: banking group	3,476
of which: insurance sector (*)	(68)

(*)       In the reclassified statement of income, the contribution of insurance is included among the results of the insurance business.

2.1 Commissions income: break-down

Type of services/Value	31/12/2005
(€/mil)
a) Guarantees granted	101
b) Credit derivatives	—
c) Management, dealing and advisory services:	2,182
1. financial instruments trading	71
2. currency trading	30
3. portfolio management	1,421
3.1 individual	276
3.2 collective	1,145
4. custody and administration of securities	60
5. depositary bank	128
6. placement of securities	102
7. orders collections	84
8. advisory services	26
9. distribution of third party services	260
9.1 portfolio management	131
9.1.1 individual	—
9.1.2 collective	131
9.2 insurance products	129
9.3 other products	—
d) Collection and payment services	356
e) Servicing for securitization transactions	—
f) Services for factoring transactions	—
g) Tax collection services	193
h) Other services	1,334
Total	4,166

Analysis of the caption “Other services”

31/12/2005
(€/mil)
Loans granted	294
Deposits and current account overdrafts	340
Insurance services	374
Current accounts	179
Other	147
Total	1,334

2.2 Commissions income: products and services distribution channels

Channel/Value	31/12/2005
(€/mil)
a) With own operating points:	1,151
1. portfolio management	1,017
2. placement of securities	34
3. third party services and products	100
b) Outside supply:	575
1. portfolio management	404
2. placement of securities	11
3. third party services and products	160
c) Other distribution channels	57
1. portfolio management	—
2. placement of securities	57
3. third party services and products	—
Total	1,783

2.3 Commissions expense: break-down

Service/Value	31/12/2005
(€/mil)
a) Guarantees received	(13)
b) Credit derivatives	—
c) Management and dealing services	(488)
1. financial instruments trading	(24)
2. currency trading	(1)
3. portfolio management:	(36)
3.1 own portfolio	(18)
3.2 third party portfolio	(18)
4. custody and administration of securities	(28)
5. placement of financial instruments	(18)
6. door-to-door sales of securities, financial products and services	(381)
d) Collection and payment services	(100)
e) Other services	(157)
Total	(758)

Analysis of the caption “Other services”

31/12/2005
(€/mil)
Dealing activities on loan transactions	(12)
Loans obtained	(80)
Insurance services	(16)
Other	(49)
Total	(157)

SECTION 3 - DIVIDENDS AND OTHER REVENUES – CAPTION 70

3.1 Dividends and other revenues: break-down

	31/12/2005
	(€/mil)
		Income
		from OICR
Caption/Income	Dividends	shares
A. Investments held for trading	317	—
B. Available for sale investments	99	1
C. Investments designated at fair value	58	—
D. Equity investments	—	X
Total	474	1

In the reclassified statement of income included in the Report on Operations, the caption “Dividends and similar income” appears, together with other items, in caption D “Dividends and income from other financial assets and liabilities”. Detail of the composition of the above-mentioned caption of the reclassified statement of income can be found in the following table:

31/12/2005
(€/mil)
70. Dividends and similar revenues	475
80. Net dealing income	104
90. Net hedging income	(4)
100. Profit (loss) on disposal or repurchase of investments held for sale and financial liabilities (sub-caption b) (*)	338
110. Net fair value adjustment to financial assets and liabilities	219
Total	1,132
of which: banking group (a)	436
of which: insurance sector (**)	696
Reclassification of utilization of provision for risks and charges on Italenergia Bis (b)	90
Total dividends and income from other financial assets and liabilities (a + b)	526

(*)   Caption D of the reclassified statement of income also contains the only losses on repurchase of financial liabilities subject to hedging (9 million euro).

(**)  In the reclassified statement of income, the contribution of insurance is included among the results of the insurance business.

SECTION 4 - PROFITS (LOSSES) ON FINANCIAL TRADING ACTIVITIES - CAPTION 80

4.1 Profits (losses) on financial trading activities: break-down

	31/12/2005
	(€/mil)
		Profit on		Losses on
	Capital gain	trading	Capital losses	trading	Net income
Transaction/Income component	(A)	(B)	(C)	(D)	[(A+B) - (C+D)]
1. Held-for-trading financial assets	147	835	(169)	(575)	238
1.1 Debt securities	63	320	(39)	(330)	14
1.2 Equities	84	504	(130)	(241)	217
1.3 OICR shares	—	—	—	—	—
1.4 Loans	—	—	—	—	—
1.5 Other	—	11	—	(4)	7
2. Financial liabilities held for trading	—	—	—	—	—
2.1 Debt securities	—	—	—	—	—
2.2 Debts	—	—	—	—	—
2.3 Other	—	—	—	—	—
3. Other financial assets and liabilities: exchange differences	X	X	X	X	40
4. Derivative instruments	1,742	35,565	(1,141)	(36,354)	(174)
4.1 Financial derivatives	1,728	35,550	(1,112)	(36,342)	(162)
- on debt securities and interest rates	871	34,530	(357)	(34,874)	170
- on equities and equity indices	608	696	(421)	(881)	2
- on currencies and gold	X	X	X	X	14
- others	249	324	(334)	(587)	(348)
4.2 Credit derivatives	14	15	(29)	(12)	(12)
Total	1,889	36,400	(1,310)	(36,929)	104

During the year no significant losses or devaluations were recorded in dealing income due to deterioration of debtor’s credit status.

SECTION 5 - FAIR VALUE ADJUSTMENTS IN HEDGE ACCOUNTING - CAPTION 90

5.1 Fair value adjustments in hedge accounting: break-down

Income component/Value	31/12/2005
(€/mil)
(A) Total income from hedging activities	882
(B) Total charges from hedging activities	(886)
(C) Net hedging income (A-B)	(4)

SECTION 6 - PROFITS (LOSSES) FROM SALES/REPURCHASES — CAPTION 100

6.1 Profits (losses) from sales/repurchases: break-down

	31/12/2005 (€/mil)
Caption/Income component	Profits	Losses	Net income
Investments
1. Loans to banks (*)	—	(1)	(1)
2. Loans to customers (*)	73	(15)	58
3. Available for sale investments	390	(43)	347
3.1 Debt securities	152	(18)	134
3.2 Equities	201	(22)	179
3.3 OICR shares	36	(3)	34
3.4 Loans	1	—	1
4. Held-to-maturity investments	—	—	—
Total assets	464	(59)	404
Financial liabilities
1. Due to banks	—	—	—
2. Due to customers	—	(1)	(1)
3. Securities issued	5	(14)	(9)
Total liabilities	5	(15)	(10)

(*)          In addition to profits/losses from sales, also includes penalties for early settlement of debts.

Note that in the reclassified statement of income recorded in the Report on Operations, the net result of sale of securities issued subject to hedging (-9 million euro) is re-stated in the caption “Dividends and income from other financial assets and liabilities”, together with the economic effect of the relevant hedging transactions.

SECTION 7 - PROFITS (LOSSES) ON FINANCIAL ASSETS AND LIABILITIES DESIGNATED AS AT FAIR VALUE - CAPTION 110

7.1 Profits (losses) on financial assets and liabilities designated as at fair value: break-down

	31/12/2005 (€/mil)
		Profits on		Losses on
	Capital gain	disposals	Capital losses	disposals	Net income
Transaction/Income component	(A)	(B)	(C)	(D)	[(A+B) - (C+D)]
1. Investments	1,369	792	(171)	(124)	1,866
1.1 Debt securities	816	413	(171)	(32)	1,026
1.2 Equities	539	349	—	(76)	812
1.3 OICR shares	14	12	—	(1)	25
1.4 Loans	—	18	—	(15)	3
2. Financial liabilities	36	—	(1,562)	—	(1,526)
2.1 Debt securities	36	—	(62)	—	(26)
2.2 Due to banks	—	—	—	—	—
2.3 Due to customers	—	—	(1,500)	—	(1,500)
3. Other financial assets and liabilities: exchange differences	X	X	X	X	(108)
4. Derivative instruments
4.1 Financial derivatives	18	21	(1)	(21)	(13)
- on debt securities and interest rates	9	1	—	—	10
- on equities and equity indices	9	20	(1)	(21)	7
- on currencies and gold	X	X	X	X	(30)
- other	—	—	—	—	—
4.2 Credit derivatives	—	—	—	—	—
Total derivatives	18	21	(1)	(21)	(13)
Total	1,423	813	(1,734)	(145)	219

Evaluation of financial liabilities refers essentially to insurance policies where the total risk is retained by the insured parties.

During the year no significant losses or devaluations were recorded in financial liabilities evaluated at fair value due to deterioration of debtor’s credit status.

SECTION 8 - IMPAIRMENT LOSSES/WRITE-BACKS - CAPTION 130

8.1 Impairment losses/write-backs: break-down

	31/12/2005 (€/mil)
				Write-backs (2)
	Adjustments (1)			Specific (*)		Portfolio
	Specific			Due to	Other	Due to	Other	Total
Transaction/Income component	Cancellations	Other	Portfolio	interests	write-backs	interests	write-backs	(3)=(1)+(2)
A. Loans to banks	—	(1)	(1)	—	3	—	—	1
B. Loans to customers	(13)	(614)	(192)	48	327	—	6	(438)
Total	(13)	(615)	(193)	48	330	—	6	(437)

(*)          Write-backs “due to interests” are shown under interest margin in the consolidated reclassified statement of income included in the board of directors’ report on operations

8.2 Impairment losses/write-backs to investments available for sale: break-down

31/12/2005 (€/mil)
	Adjustments (1)		Write-backs (2)
	Specific		Specific		Total
Transaction/Income component	Cancellations	Other	Due to interests	Other write-backs	(3)=(1)+(2)
A. Debt securities	—	—	—	—	—
B. Equities	—	(1)	X	X	(1)
C. OICR shares	—	—	X	—	—
D. Loans to banks	—	—	—	—	—
E. Loans to customers	—	—	—	—	—
F. Total	—	(1)	—	—	(1)

8.3 Impairment losses/write-backs to investments held to maturity: break-down

No net impaired losses/write-backs to investments held to maturity were recorded during the year.

8.4 Impairment losses/write-backs to other financial transactions: break-down

31/12/2005 (€/mil)
Write-backs (2)
	Adjustments (1)			Specific		Portfolio
	Specific			Due to	Other	Due to	Other	Total
Transaction/Income component	Cancellations	Other	Portfolio	interests	write-backs	interests	write-backs	(3)=(1)+(2)
A. Guarantees granted	—	—	—	—	—	—	—	—
B. Credit derivatives	—	—	—	—	—	—	—	—
C. Commitments to grant finance	—	(24)	(5)	—	25	—	—	(4)
D. Other transactions	—	—	—	—	—	—	—	—
Total	—	(24)	(5)	—	25	—	—	(4)

SECTION 9 - NET INSURANCE PREMIUMS — CAPTION 150

9.1 Net insurance premiums: break-down

	Direct work	Indirect work	Total 31/12/2005
			(€/mil)
A. Life branch	3,568	—	3,568
A.1 Gross premiums accounted for (+)	3,573	—	3,573
A.2 Premiums ceded for reinsurance (-)	(5)	X	(5)
A.3 Total	3,568	—	3,568
B. Casualty branch	31	—	31
B.1 Gross premiums accounted for (+)	61	—	61
B.2 Premiums ceded for reinsurance (-)	(21)	X	(21)
B.3 Changes of the gross amount of premium reserve (+/-)	(13)	—	(13)
B.4 Changes in premium reserves reassured with third parties (-/+)	4	—	4
B.5 Total	31	—	31
C. Total net insurance premiums	3,599	—	3,599

SECTION 10 - BALANCE OF OTHER INCOME/CHARGES ARISING ON INSURANCE ACTIVITIES - CAPTION 160

10.1 Balance of other income/charges arising on insurance activities: break-down

31/12/2005
(€/mil)
1. Net change in technical reserves	(2,295)
2. Claims accrued and paid during the year	(1,981)
3. Other income/charges arising on insurance activities	(220)
Total	(4,496)

10.2 Break-down of sub-caption “Net change in technical reserves”

			31/12/2005
			(€/mil)
1.	Life branch
	A.	Technical reserves
		A.1 Gross annual amount	(2,258)
		A.2 (-) Amount reassured with third parties	2
	B.	Other technical reserves
		B.1 Gross annual amount	(136)
		B.2 (-) Amount reassured with third parties	92
	C.	Technical reserves for investment risks to be borne by the insured
		C.1 Gross annual amount	5
		C.2 (-) Amount reassured with third parties	—
Total life branch reserves			(2,295)
2.	Casualty branch		—
Changes in other technical reserves of casualty branch other than claims fund net of ceded reinsurance			—

10.3 Break-down of sub-caption “Claims accrued during the year”

			31/12/2005
			(€/mil)
Life branch: charges associated to claims, net of reinsurance ceded
A.	Amounts paid
	A.1	Gross annual amount	(1,968)
	A.2	(-) Amount reassured with third parties	—
B.	Changes of funds for amounts to be disbursed
	B.1	Gross annual amount	—
	B.2	(-) Amount reassured with third parties	—
Total life branch claims			(1,968)
Casualty branch: charges associated to claims, net of recoveries and reinsurance ceded
C.	Amounts paid:
	C.1	Gross annual amount	(15)
	C.2	(-) Amount reassured with third parties	4
D.	Changes of recoveries, net of amounts reassured with third parties		—
E.	Changes in claims fund
	E.1	Gross annual amount	(2)
	E.2	(-) Amount reassured with third parties	—
Total life branch claims			(13)

10.4. Break-down of sub-caption “Other income/charges arising on insurance activities”

31/12/2005
(€/mil)
Other income	17
10.4.1 Life branch	6
10.4.2 Casualty branch	11
Other expenses	(237)
10.4.1 Life branch	(231)
10.4.2 Casualty branch	(6)

SECTION 11 - ADMINISTRATIVE COSTS – CAPTION 180

11.1 Personnel costs: break-down

Type of costs/Value			31/12/2005	31/12/2004
			(€/emil)	(€/emil)
1)	Employees
	a)	Wages and salaries	(1,971)	(1,972)
	b)	Social security charges	(521)	(508)
	c)	Provision for termination indemnities	(38)	(34)
	d)	Social security costs	(5)	(1)
	e)	Accruals to provision for termination indemnities	(82)	(99)
	f)	Accruals to pension funds and similar funds	(31)	(14)
		- defined contribution	(1)	—
		- defined benefit	(30)	(14)
	g)	Amounts paid to external complementary social security funds	(59)	(54)
		- defined contribution	(57)	(52)
		- defined benefit	(2)	(2)
	h)	Costs arising on payment agreements based on own financial instruments	(7)	(2)
	i)	Other benefits in favor of employees	(103)	(107)
2)	Other personnel		(7)	(13)
3)	Directors		(15)	(17)
Total			(2,839)	(2,821)

11.2 Average number of employees by category

		31/12/2005	31/12/2004
Employees		43,181	43,244
1.	executives	821	818
2.	Total managers	13,673	13,499
	- third and fourth level managers	5,016	5,195
3.	other employees	28,687	28,927
Other personnel		245	260
Total		43,426	43,504

11.3 Defined benefit company pension funds: total costs

Costs recorded at statement of income

	31/12/2005 (€/mil)			31/12/2004 (€/mil)
	Employee termination indemnity	INTERNAL PLANS	EXTERNAL PLANS	Employee termination indemnity	INTERNAL PLANS	EXTERNAL PLANS
Employee benefit plan costs related to work performance	(46)	(3)	(22)	(53)	(3)	(18)
Financial costs of determining the present value of the defined benefit obligations	(36)	(8)	(76)	(45)	(8)	(74)
Expected profit from the fund’s assets	N/A	6	76	N/A	7	83
Reimbursement from third parties	—	—	—	—	—	—
Recognized actuarial income	—	—	—	—	—	—
Recognized actuarial losses	—	—	—	—	—	—
Employee benefit plan costs related to past work performance (*)	—	—	—	—	—	—
Reduction of the Fund	—	—	—	—	—	—
Payment of the fund	—	—	—	—	—	—
Assets incurred in the year and not recognised	—	—	—	—	—	—

(*) Yearly quota.

At 31 December 2005 costs relating to the pension funds had been entered directly in Shareholders’ equity for 199 million euro after tax.

11.4 Other benefits in favor of employees

Other benefits in favor of employees essentially include provisions for employee seniority bonuses.

11.5 Other administrative costs: break-down

	31/12/2005	31/12/2004
	(€/mil)	(€/mil)
IT costs	(399)	(423)
Software maintenance and upgrades	(148)	(128)
External data processing	(76)	(93)
Maintenance of operating assets	(54)	(60)
Data transmission charges	(48)	(73)
Database access charges	(50)	(45)
Equipment leasing charges	(23)	(24)
Property costs	(299)	(290)
Rental of premises	(180)	(179)
Security services	(35)	(34)
Cleaning of premises	(31)	(32)
Maintenance of property owned by the Bank	(24)	(26)
Maintenance of leasehold premises	(29)	(19)
General expenses	(205)	(231)
Postal and telegraph charges	(61)	(58)
Office supplies	(33)	(31)
Transport and counting of valuables	(20)	(22)
Courier and transport services	(21)	(20)
Other expenses	(70)	(100)
Professional and insurance fees	(307)	(283)
Professional fees	(159)	(156)
Legal and judiciary expenses	(53)	(56)
Insurance premiums banks and customers	(57)	(45)
Investigation/commercial information costs	(38)	(26)
Promotion, advertising and marketing expenses	(132)	(101)
Advertising and entertainment	(114)	(82)
Contributions and membership fees to trade unions and business associations	(18)	(19)
Indirect personnel costs	(101)	(106)
Indirect personnel expenses	(101)	(106)
Utilities	(80)	(85)
Energy	(48)	(48)
Telephone	(32)	(37)
Recoveries	64	45
Total	(1,459)	(1,474)
Indirect duties and taxes	(315)	(251)
- stamp duties	(216)	(169)
- substitute tax (Pres. Decree 601/73)	(53)	(35)
- local property taxes	(12)	(14)
- tax on stock exchange contracts	(4)	(7)
- non-recoverable VAT on purchases	(9)	(7)
- other	(21)	(19)
Recoveries	260	200
Total	(55)	(51)
Total other administrative costs	(1,514)	(1,525)

SECTION 12 - NET PROVISIONS FOR RISKS AND CHARGES – CAPTION 190

Net provisions for risks and charges are repositioned in the reclassified statement of income as set out in the following table.

31/12/2005
(€/mil)
Net provisions from reclassified financial statements	(143)
Reclassification of utilization of provision for risks and charges on Italenergia Bis transaction (*)	90
Total	(53)

(*)          In the reclassified statement of income, the utilization of the provisions set up for risks associated with Italenergia Bis is reclassified under “Dividends and income from other financial assets and liabilities” together with other income/charges arising on that transaction.

Break-down of caption 190 “Net provisions for risks and charges”

	31/12/2005
	(€/mil)
	Provisions	Uses	Total
Accruals for legal disputes	(128)	6	(122)
Accruals for other personnel charges	(8)	1	(7)
Accruals for sundry charges	(107)	183	76
Total	(243)	190	(53)
Total 31/12/2004	(244)	28	(216)

Further information on the Group’s operational risks and current litigation can be found in Part E of these Notes.

SECTION 13 - NET ADJUSTMENTS TO TANGIBLE ASSETS – CAPTION 200

13.1 Net adjustments to tangible assets: break-down

				(€/mil)
		Impairment		31/12/2005
	Depreciation	adjustments	Write-backs	net income
Asset/Income component	(a)	(b)	(c)	(a+b-c)
A. Tangible assets
A.1 Owned by the Bank	(220)	(5)	—	(225)
- for business use	(219)	(4)	—	(223)
- for investment	(1)	(1)	—	(2)
A.2 Leased	(14)	—	—	(14)
- for business use	(14)	—	—	(14)
- for investment	—	—	—	—
Total	(234)	(5)	—	(239)
Total 31/12/2004	(238)	(4)	—	(242)

SECTION 14 - NET ADJUSTMENTS TO INTANGIBLE ASSETS – CAPTION 210

14.1 Net adjustments to intangible assets: break-down

				(€/mil)
		Impairment		31/12/2005
	Amortization	adjustments	Write-backs	net income
Asset/Income component	(a)	(b)	(c)	(a+b-c)
A. Intangible assets
A.1 Owned by the Bank	(196)	(2)	—	(198)
- generated internally	(127)	—	—	(127)
- other	(69)	(2)	—	(71)
A.2 Leased	—	—	—	—
Total	(196)	(2)	—	(198)
Total 31/12/2004	(230)	—	—	(230)

SECTION 15 - OTHER OPERATING INCOME (EXPENSES) – CAPTION 220

15.1 Other operating expenses: break-down

	31/12/2005	31/12/2004
	(€/mil)	(€/mil)
Other operating expenses
Other charges on consumer credit leasing transactions	(25)	(36)
Other collection expenses	(25)	(7)
Transactions for legal disputes	(9)	(3)
Other non-recurring expenses	(35)	(47)
Other expenses	(12)	(39)
Total	(106)	(132)

Also shown is the potential amount of financial leasing fees, recognized as charges during the year, which amounts to 27 million euro.

15.2 Other operating income: break-down

	31/12/2005	31/12/2004
	(€/mil)	(€/mil)
Other operating income
Cost recoveries	17	45
Income from IT companies	2	2
Reimbursements for services to third parties	18	18
Other income on consumer credit and leasing transactions	30	19
Rent and other income from property	4	8
Other collection income	30	9
Other non-recurring income	56	20
of which: recovery of tax credits in dispute	7	—
Other income	23	40
Total other income	180	161

The caption “Cost recoveries” includes those recoveries that, pursuant to IAS/IFRS regulation, cannot be offset against the related expenses incurred.

SECTION 16 - PROFITS (LOSSES) ON INVESTMENTS IN ASSOCIATES AND COMPANIES SUBJECT

TO JOINT CONTROL – CAPTION 240

16.1 Profits (losses) on investments: break-down

Income component/Value	31/12/2005
(€/mil)
1) Subject to joint control
A. Income	7
1. Revaluations	7
2. Profit on disposal	—
3. Write-backs	—
4. Other positive changes	—
B. Charges	(46)
1. Write-downs	—
2. Adjustments for impairment (*)	(46)
3. Losses on disposal	—
4. Other negative changes	—
Net income	(39)
2) Companies subject to significant influence
A. Income	112
1. Revaluations	53
2. Profit on disposal	59
3. Write-backs	—
4. Other positive changes	—
B. Charges	(3)
1. Write-downs	(2)
2. Adjustments for impairment	—
3. Losses on disposal	(1)
4. Other negative changes	—
Net income	109
Total	70

(*)          In the reclassified statement of income the adjustments for impairment on Cariforlì is shown among the adjustments to goodwill.

This table does not include the evaluation of Sanpaolo IMI Private Equity Scheme B.V. as it is included among “Non-current assets and groups of discounted assets”. This evaluation had no impact on the consolidated statement of income.

The “adjustments for impairment” refer to the adjustment made by the Parent Bank to the holding in the Cassa dei Risparmi di Forlì.

SECTION 17 - NET RESULT OF FAIR VALUE ADJUSTMENT TO TANGIBLE AND INTANGIBLE ASSETS - CAPTION 250

17.1 Net result of fair value adjustment to tangible and intangible assets: break-down

The SANPAOLO IMI Group does not carry out an evaluation at fair value of tangible and intangible assets.

SECTION 18 - IMPAIRMENT OF GOODWILL - CAPTION 260

18.1 Impairment of goodwill: break-down

During the year, the SANPAOLO IMI Group did not incur significant impairment of goodwill. The adjustment of one million euro shown at caption 260 of the consolidated statement of income refers to the cancellation of the residual goodwill arising from an investment in a private equity company.

It should be noted for completeness that, in the reclassified statement of income, impairment of goodwill includes the adjustment for impairment on the Cassa dei Risparmi di Forlì of 46 million euro (reclassified from caption 240 investment profits/losses).

SECTION 19 - PROFITS (LOSSES) ON DISPOSALS OF INVESTMENTS - CAPTION 270

19.1 Profits (losses) on disposal of investments: break-down

Income component/Value	31/12/2005
(€/mil)
A. Property	9
- Profit on disposal	9
- Losses on disposal	—
B. Other assets	8
- Profit on disposal	8
- Losses on disposal	—
Net income	17

SECTION 20 - INCOME TAXES FOR THE PERIOD - CAPTION 290

20.1 Income taxes for the period: break-down

Income component/Value	31/12/2005
(€/mil)
1. Current taxes (-)	(826)
2. Changes in current taxes of previous periods (+/-)	(5)
3. Decrease in current taxes of the period (+)	67
4. Changes in advanced taxes (+/-)	(215)
5. Changes in deferred taxes (+/-)	31
6. Taxes for the year (-) (-1+/-2+3+/-4+/-5)	(948)

20.2 Reconciliation of theoretical and effective tax charges in the financial statements

With a charge for taxes of 948 million euro, the tax rate of the SANPAOLO IMI Group in the financial year 2005 was 31.4%, less than the theoretical tax rate for a banking group (37.3%, 33% IRES and 4.3% IRAP). The reduction principally reflects:

31/12/2005
(€/mil)
Theoretical taxes for the period	37.3
Impact of participation exemption (*)	(7.8)
Impact of lower foreign rates	(4.0)
Impact of non deductible IRAP for personnel costs	4.6
Impact of non deductible IRAP on loans adjustments	1.0
Other	0.3
Total	31.4

(*)          Reflects the impact of exemption of capital gains on participation meeting the requirement of Art. 87 of D.P.R. no. 917/1986. With regard to the changes made to “participation exemption” during the year, the exemption is total for capital gains up to 3 October 2005, 95% for capital gains between 4 October and 2 December 2005, and 91% for those from 3 December to 31 December.

SECTION 21 - PROFITS (LOSSES) FROM DISCONTINUED OPERATIONS - CAPTION 310

21.1 Profits (losses) from discontinued operations: break-down

Income component/Value	31/12/2005
(€/mil)
Group of assets/liabilities
Income	43
Charges	(51)
Income from valuation of the group of assets and associated liabilities	(27)
Profits (losses) on disposals	—
Taxes -
Profit (loss)	(35)

Losses on non-current operations net of tax (35 million euro) reflect the economic impact of the contribution to the consolidation and of the evaluation of the French subsidiaries belonging to the Fideuram Wargny group (see Part B - Information on the consolidated balance sheet / Section 15 - Non-current operations and groups of discontinued operations - Assets caption 150 Assets and Liabilities caption 90).

21.2 Break-down of income taxes on groups of discontinued assets/liabilities

Evaluation of the Fideuram Wargny group does not include significant amounts of income tax.

SECTION 22 - PROFIT (LOSS) FOR THE PERIOD ATTRIBUTABLE TO MINORITY INTERESTS - CAPTION 330

22.1 Break-down of caption 330 “profit for the period attributable to minority interests”

Income attributable to minority interests of 59 million euro refers essentially to the share attributable to minority shareholders in Banca Fideuram and its subsidiaries (apart from the Fideuram Wargny group).

22.2 Break-down of caption 330 “loss for the period attributable to minority interests”

The loss attributable to minority interests of two million euro refers essentially to the share of losses attributable to minority shareholders in Banque Privée Fideuram Wargny.

SECTION 23 - OTHER INFORMATION

Further information on the Group’s consolidated results for 2005, including in relation to the various business sectors in which it operates, can be found in the Report on Operations.

SECTION 24 - PROFIT PER SHARE

24.1 Average number of ordinary shares with diluted capital

At 31 December 2005 the Bank’s fully-paid share capital of 5,239,223,740.80 euro was divided into 1,586,967,318 ordinary shares and 284,184,018 preference shares, both with a nominal value of 2.8 euro.

During the year, the number of ordinary shares increased by 111,844,500 compared to 31 December 2004, 7,694,500 of which were attributable to the increases in share capital through the stock option plans and 104,150,000 of which were attributable to the conversion to preference shares.

With reference to the calculation of the base profit per share, the weighted average of the ordinary shares is increased by the weighted average of the preference shares. This decision is justified by the net result for the period which ensured an identical flow of remuneration both to ordinary and to preference shareholders.

Net of own shares held by the Parent Bank and the other subsidiaries, the weighted average of the ordinary and preference shares included in the calculation of the base gain per share was 1,862,359,089 shares.

For the purposes of calculating the “diluted” gain per share, the shares that could be issued following the conversion to shares of all the “ordinary shares with potential dilution effect” supporting the stock option plan in place at 31 December 2005 were added to the number of computable shares. Their contribution is 1,573,429 shares.

Below are the principal elements used as numerator and denominator to compute the base profit and diluted profit per share in comparison to the results for 2004.

The impact of dilution, attributable exclusively to the increase in ordinary shares consequent to the potential exercise of the residual stock option rights, is negligible.

		2004
	2005	pro forma (*)	2004
Calculation of basis profit per share
Consolidated net profit (€/mil)	1,983	1,256	1,447
of which:
attributable to ordinary shareholders (€/mil)	1,570	990	1,141
attributable to preferred shareholders (€/mil)	413	266	306
weighted average number of shares	1,862,359,089	1,834,968,712	1,834,968,712
Basis profit per share	1.06	0.68	0.79
Calculation of diluted profit per share
Contribution of potential ordinary shares arising from the stock option plans	1,573,429	2,219,967	2,219,967
Weighted average number of shares	1,863,932,519	1,837,188,679	1,837,188,679
Diluted income per share	1.06	0.68	0.79

(*)       For completeness, it is suggested that the full IAS profit per share for 2004 be calculated also.

24.2 Other information

The amount of the base and diluted profit per share attributable to assets intended for disposal shown in the financial statements, and attributable largely to the loss from sale of the holdings in the Wargny group (36 euro/mil) was irrelevant (-0.00), for the explanatory purposes of this section of the Notes.

Part D – Segment Reporting

Primary reporting

Organization by Business Sector

Following the redesign of the organizational structure initiated on 5 July 2005, the SANPAOLO IMI Group was divided into the following Business Sectors:

•     Banking

•     Savings and Assurance

•     Asset Management and International Private Banking

•     Central Functions

This division, which focused on the banking area (divided into the business lines “retail and private” and “corporate”), on savings and assurance, including insurance business and asset gathering, and on asset management, is consistent with the provisions of IAS 14, Segment Reporting. It was specifically chosen as primary reporting, in conformity with the management approach, since it reflects the operational responsibilities laid down by the abovementioned organizational review.

The table below shows the main data summarizing the growth of the Business Sector..

Where necessary, the financial information relating to the financial year 2004 and operational data at 31/12/2004 have been reconstructed homogeneously with regard to both the adoption of the new accounting standards and the business structure.

Detailed analysis of the Business Sectors can be found in the chapter “Group Business structure” in the Report on Group Operations.

			Asset Management		Netting and
		Savings and	and International	Central	consolidation	Group
	Banking	Assurance	Private Banking	Functions	entries	total
REVENUES FROM THE SECTOR (€/mil) (1)
2005 financial year	6,649	1,072	344	341	-4	8,402
2004 financial year	6,231	900	325	125	18	7,599
Change 2005 financial year / 2004 financial year (%)	+6.7	+19.1	+5.8	+172.8	n.s.	+10.6
RESULTS OF THE SECTOR (€/mil) (2)
2005 financial year	2,555	600	233	-380	15	3,023
2004 financial year	1,947	507	181	-659	-5	1,971
Change 2005 financial year / 2004 financial year (%)	+31.2	+18.3	+28.7	-42.3	n.s.	+53.4
TOTAL INTEREST-EARNING ASSETS (€/mil) (3)
31/12/2005	141,463	6,460	4,137	86,730	-53,022	185,768
31/12/2004	124,132	5,063	4,549	78,206	-48,036	163,914
Change 31/12/2005 - 31/12/2004 (%)	+14.0	+27.6	-9.1	+10.9	+10.4	+13.3

(1)       Total operating income.

(2)       Pre-tax operating profit.

(3)       Excluding Banca IMI Group.

Criteria for calculating profitability in the Business Sectors

The income statement has been prepared as follows:

•                  for those Sectors whose activities are carried out both by the Parent Bank and by its subsidiaries, the Parent Bank accounts attributable to the relevant Sector have been consolidated with the income statement line items of its subsidiary companies. In particular, the attribution to individual Sectors of Parent Bank line items has been made on the basis of the following principles:

–                   net interest income has been calculated using appropriate internal transfer rates;

–                   in addition to real commissions, notional commissions for services rendered between business units have also been quantified;

–     the direct costs of each Sector have been calculated and the costs of central structures other than those attributable to holding company functions have been allocated to the same Sectors. It should be noted that the allocation of costs for services provided to the operating business units by head office was made on the basis of standard prices, allocating to head office the difference between costs effectively sustained and costs allocated. This method is aimed at making the central structures responsible for the recovery of efficiency;

•                     for those Sectors whose activities are carried out entirely by subsidiaries, the income statements of the companies are reported in terms of their contribution to the consolidated results of the Group, net of minority interest and after posting of consolidation attributable to the Sector.

Furthermore, each Sector has been attributed the average absorbed capital on the basis of the current risks (credit, market and operational risks) calculated according to the VaR (Valued at Risk) approach; these risks are covered entirely by the primary capital. The only exception is Banca Fideuram, which operates in the Savings and Assurance sector, and for which, as it is a listed company, reference has been made to end of period accounting net shareholders’ equity (excluding net profit) in conformity with Group practice.

Profitability of each Sector has been expressed in terms of RORAC (Return On Risk Adjusted Capital), relating the Sector’s contribution to the net profit of the Group to the amount of average absorbed capital measured according to VaR. For the Savings and Assurance sector, profitability has been calculated relating the contribution of the Sector to the Group net profit to the amount of net shareholders’ equity of Banca Fideuram, and the average absorbed capital of Assicurazioni Internazionali di Previdenza.

Secondary reporting

In accordance with the Group’s management approach and organizational decisions, the disclosure by Geographical Sectors constitutes the secondary reporting required by IAS 14. Below is a summary report of the main operating data for Italy that is the area where the majority of the Group’s activities are concentrated, Europe and the rest of the world.

			Rest of	Group
	Italy	Europe	the world	total
REVENUES FROM THE SECTOR (€/mil) (1)
2005 financial year	7,504	843	55	8,402
2004 financial year	6,825	728	46	7,599
Change 2005 financial year / 2004 financial year (%)	+9.9	+15.8	+19.6	+10.6
TOTAL INTEREST-EARNING ASSETS (€/mil) (2)
31/12/2005	167,541	11,631	6,596	185,768
31/12/2004	150,810	8,586	4,518	163,914
Change 31/12/2005 - 31/12/2004 (%)	+11.1	+35.5	+46.0	+13.3

(1)       Total operating income.

(2)       Excluding Banca IMI Group.

Part E – Information on risks and risk hedging policies

SECTION 1 – BANKING GROUP’S RISKS

1.1 CREDIT RISK

The SANPAOLO IMI Group is strongly committed to risk management and control, which is based on three principles:

•                     clear identification of the responsibilities for taking on risks;

•                     measurement and control systems in line with international best practice;

•                     organizational separation between the functions assigned that carry out day-to-day operations and those that carry out controls.

The policies relating to the acceptance of credit and financial risks are defined by the Parent Bank’s Board of Directors and Executive Committee with support from specific operating Committees.

The Parent Bank also performs general functions of risk management and control and makes risk-acceptance in the case of major risks, supported by the Risk Management Department.

The Group companies that generate credit and/or financial risk are assigned limits of operational autonomy and have their own control structures. For the main Group banking networks (Sanpaolo Banco di Napoli, Cassa di Risparmio in Bologna, Cassa di Risparmio di Padova e Rovigo, Cassa di Risparmio di Venezia, Friulcassa and Banca Popolare dell’Adriatico) these functions are carried out, on the basis of an outsourcing contract, by the Parent Bank risk control functions that report periodically to the Board of Directors and the Audit Committee of the subsidiary.

QUALITATIVE INFORMATION

Credit risk management policies

Organizational aspects

SANPAOLO IMI has established lines of conduct to be followed throughout the Group when taking on risk. The Parent Bank and the subsidiaries are assigned approval limits defined in terms of total Group exposure to the counterpart and also differentiated according to the counterpart’s internal rating. Any transaction exceeding the prescribed limits must be submitted to the approval/opinion of the appropriate Bodies of the Parent Bank, consisting of (according to the level of exposure) the Credit Department, the Group Credit Committee (composed of the Managing Director and the heads of the responsible structures), the Executive Committee and the Board of Directors.

The Credit Department, which is independent from the business segments, is responsible for defining and updating the credit procedures and processes at Group level. With regard to the acceptance phase, it ensures the investigation and approval/opinion phase of transactions that exceed the abovementioned approval limits. The Credit Department is also responsible for controlling and preventing the deterioration in the credit quality, and setting policies for the management and control of doubtful loans.

The Risk Management Department is responsible, at Group level, for defining and updating the credit risk measurement methods, with the objective of guaranteeing their alignment with best practice, as well as for analyzing the risk profile and preparing summary reports for SANPAOLO IMI’s top management on the changes in the Group’s asset quality.

The control structures operating within the individual Companies are responsible for measuring and monitoring the portion of the loan book assigned to them.

For the main Group banking networks (Sanpaolo Banco di Napoli, Cassa di Risparmio in Bologna, Cassa di Risparmio di Padova e Rovigo, Cassa di Risparmio di Venezia, Banca Popolare dell’Adriatico and Friulcassa) these functions are carried out, on the basis of an outsourcing contract, by the Parent Bank’s risk control functions that report periodically to the Board of Directors and the Audit Committee of the subsidiary.

Management, measurement and control systems

SANPAOLO IMI has developed a set of instruments to ensure analytical control over the quality of the loans to customers and financial institutions, and exposures subject to country risk.

With regard to loans to customers, grading models have been developed, differentiated according to the economic sector and size of the counterpart. These models make it possible to summarize the credit quality of the counterparty’s credit quality in a measurement, the rating, which reflects the probability of default over a period of one year, adjusted on the basis of the average level of the economic cycle. Statistical calibrations have rendered these rating fully consistent with those awarded by rating agencies, forming a single scale of reference. The periodic backtesting analyses carried out to date, comparing the insolvency forecasts with the effective defaults, confirm the validity of the models used.

In 2005, the rating, previously used in the loan approval process with regard to counterparties submitted to the Group Credit Committee or higher bodies, was introduced as an essential element of the process in relation to the credit granted by the branch network. Together with the assessment of the credit mitigating factors (typically guarantees and covenants), the rating contributes to defining the credit risk strategy, represented by the set of commercial policies and management behavior (frequency of reviews of lines of credit and recovery actions).

The new network loan approval process, designed in accordance with the Basel 2 organizational requirements, has been implemented in the Corporate, Small Business and Mortgage segments of the banking networks and Banca OPI. During the year, it will be progressively extended to the other types of customer and to all the Italian companies of the Group whose principal mission is to take on credit risks.

With regard to banking and finance counterparties, a system has been established to classify the financial institutions in a scale consistent with those used by rating agencies. The risk class forms the basic information that, integrated by the type and duration of the transaction, and by any guarantees present, makes it possible to determine the credit limits with each counterparty.

Finally, as regards country risk, the rating is assigned on the basis of a model that takes into consideration the judgment of specialized institutions and agencies, market information and internal assessments.

The ratings are not just a direct instrument to monitor credit risk, but are also a primary element for the credit risk portfolio model, which summarizes the information on asset quality in terms of risk indicators, including expected losses and capital at risk.

The expected loss is the product of exposure to default, probability of default (derived from the rating) and loss given default. The latter is measured with reference to an economic rather than accounting concept of loss including legal costs and prudently calculated on the discounted value of post-default recoveries.

The “expected” loss represents the average of the loss distribution, whereas the capital at risk is defined as the maximum “unexpected” loss that the Group may incur with a confidence level of 99.95%.

Techniques for the mitigation of credit risk

The techniques for the mitigation of credit risk are the elements that contribute to reducing the loss given default. They include guarantees, facility types and covenants.

The evaluation of the mitigating factors is performed through a procedure that assigns each individual loan a loss given default, assuming the highest values in the case of ordinary unsecured loans and decreasing in accordance with the strength given to any mitigating factors present. The “very strong” and “strong” mitigating factors include financial collateral and residential mortgages. Other mitigating guarantees include non-residential mortgages and personal guarantees issued by unrated parties, provided they have sufficient personal assets. The strength of the personal guarantee issued by rated parties (typically banks, Credit Guarantee Consortia and corporates, in general belonging to the same counterpart group) is assessed on the basis of the guarantor’s credit quality through mechanisms based on “PD substitution” .

The loss given default values are subsequently aggregated at customer level in order to provide a summary evaluation of the strength of the mitigating factors.

Within the credit acceptance and management process, as mentioned above, the strength of the mitigating factors is important in the definition of the credit strategy, in particular with reference to the counterparties classified by the rating system as non investment grade. In addition, certain types of transactions, typically medium-long term, require collateral or covenants for their finalization regardless of the credit strategy defined.

Impaired financial assets

This item describes the technical-organizational and methodological procedures used in the management and control of impaired financial assets. This information includes the methods of classification of the assets by counterparty quality, the factors that allow transition from impaired exposures to performing exposures, the analysis of the exposure by length of past due, and the procedures for the assessment of the adequacy of write-downs and provisions.

****

Details of the classification of the impaired assets are provided in Part A - Accounting policies. The monitoring of the correct application of the classification rules, using dedicated tools and procedures, is delegated to a central structure responsible for credit control.

With reference to loans past due by more than 180 days, restructured loans and watch list loans, the structures responsible for their management are identified, on the basis of pre-determined thresholds of increasing significance, within the operational areas, in decentralized organizational units that carry out specialist activities and in a dedicated central structure that is responsible for the entire management and coordination of these matters.

The management of non performing positions is centralized within specialized functions of the head office that, in carrying out relevant recovery actions, relies on personnel located throughout the branch network. Within these actions, in order to identify the strategies that may be implemented for each individual position, the out of court and judicial solutions are examined, in terms of cost-benefit analyses, taking into account the financial impact of the estimated recovery times.

The loss in value of impaired assets is calculated on the basis of the criteria detailed in part A - Accounting policies. The valuation is reviewed whenever significant events come to light that may alter the recovery prospects. In order for adjustments to be made in a timely manner for these events, the information relating to the debtor is periodically monitored and the progress of out of court settlements and the various phases of legal proceedings are continually verified.

The return of impaired exposures to performing status, governed by the specific internal regulations, may only take place on the proposal of the abovementioned structures responsible for their management, upon ascertainment that the critical conditions or state of default no longer exist and subject to the binding opinion, where envisaged, of the structure responsible for to credit control.

The overall doubtful loans portfolio is continually monitored through a predetermined control system and periodic managerial reporting.

QUANTITATIVE INFORMATION

A. CREDIT QUALITY

A.1 Performing and impaired loans: amounts, adjustments, changes, break-down by type and geographical area

A.1.1 Financial assets analyzed by portfolio and credit quality (book value)

(€/mil)

	Banking group					Other companies
	Non-performing	Problem	Restructured	Expired	Country	Other
Portfolios/Quality	loans	loans	loans	loans	risk	assets	Impaired	Other	Total
1. Assets held for trading	5	—	—	—	—	24,754	—	278	25,037
2. Available for sale assets	—	—	—	—	—	10,781	—	19,056	29,837
3. Held-to-maturity assets	—	—	—	—	—	2,535	—	—	2,535
4. Due from banks	—	—	—	—	47	28,724	—	65	28,836
5. Loans to customers	1,080	1,074	94	1,066	17	136,176	—	—	139,507
6. Assets designated at fair value	—	—	—	—	—	696	—	21,832	22,528
7. Non-current assets and disposal groups classified as held for sale	—	—	—	—	—	136	—	—	136
8. Hedging derivatives	—	—	—	—	—	435	—	—	435
Total	1,085	1,074	94	1,066	64	204,237	—	41,231	248,851

A.1.2 Financial assets analyzed by portfolio and credit quality (gross and net values)

(€/mil)

	Impaired assets				Other assets			Total
	Gross	Specific	Portfolio	Net	Gross	Portfolio	Net	(net
Portfolios/Quality	exposure	adjustments	adjustments	exposure	exposure	adjustments	exposure	exposure)
A. Banking group
1. Assets held for trading	5	—	—	5	24,754	X	24,754	24,759
2. Available for sale assets	—	—	—	—	10,781	—	10,781	10,781
3. Held-to-maturity assets	—	—	—	—	2,535	—	2,535	2,535
4. Due from banks	4	4	—	—	28,791	20	28,771	28,771
5. Loans to customers	7,275	3,807	154	3,314	137,267	1,074	136,193	139,507
6. Assets designated at fair value	—	—	—	—	696	X	696	696
7. Non-current assets and disposal groups classified as held for sale	—	—	—	—	136	—	136	136
8. Hedging derivatives	—	—	—	—	435	X	435	435
Total A	7,284	3,811	154	3,319	205,395	1,094	204,301	207,620
B. Other companies included in the scope of consolidation
1. Assets held for trading	—	—	—	—	278	X	278	278
2. Available for sale assets	—	—	—	—	19,056	—	19,056	19,056
3. Held-to-maturity assets	—	—	—	—	—	—	—	—
4. Due from banks	—	—	—	—	65	—	65	65
5. Loans to customers	—	—	—	—	—	—	—	—
6. Assets designated at fair value	—	—	—	—	21,832	X	21,832	21,832
7. Non-current assets and disposal groups classified as held for sale	—	—	—	—	—	—	—	—
8. Hedging derivatives	—	—	—	—	—	X	—	—
Total B	—	—	—	—	41,231	—	41,231	41,231
Total	7,284	3,811	154	3,319	246,626	1,094	245,532	248,851

A.1.3 Cash and off-balance sheet due from banks: gross and net values

(€/mil)

Type of loan/Value	Gross exposure	Specific value adjustments	Portfolio value adjustments	Net exposure
A. CASH LOANS
A.1 Banking group
a) Non-performing loans	3	3	—	—
b) Problem loans	1	1	—	—
c) Restructured loans	—	—	—	—
d) Expired loans	—	—	—	—
e) Country risk	55	X	8	47
f) Other assets	33,993	X	12	33,981
Total A.1	34,052	4	20	34,028
A.2 Other companies
a) Impaired	—	—	—	—
b) Other	12,713	X	—	12,713
Total A.2	12,713	—	—	12,713
Total A	46,765	4	20	46,741
B. OFF-BALANCE SHEET LOANS
B.1 Banking group
a) Impaired	—	—	—	—
b) Other	7,554	X	1	7,553
Total B.1	7,554	—	1	7,553
B.2 Other companies
a) Impaired	—	—	—	—
b) Other	—	X	—	—
Total B.2	—	—	—	—
Total B	7,554	—	1	7,553

A.1.4 Cash due from banks: changes in impaired loans subject to “country risk” - gross

(€/mil)

Type/Category	Non-performing loans	Problem loans	Restructured loans	Expired loans	Country risk
A. Opening gross exposure	3	1	—	—	26
- of which: loans sold and not cancelled	—	—	—	—	—
B. Increases	2	—	—	—	32
B.1 from performing loans	—	—	—	—	—
B.2 transfer from other categories of impaired loans	—	—	—	—	—
B.3 other increases	2	—	—	—	32
C. Decreases	2	—	—	—	3
C.1 to performing loans	—	—	—	—	—
C.2 cancellations	—	—	—	—	1
C.3 collections	2	—	—	—	2
C.4 arising from sales	—	—	—	—	—
C.5 transfer to other categories of impaired loans	—	—	—	—	—
C.6 other decreases	—	—	—	—	—
D. Closing gross exposure	3	1	—	—	55
- of which: loans sold and not cancelled	—	—	—	—	—

A.1.5 Cash due from banks: changes in total value adjustments

(€/mil)

Type/Category	Non-performing loans	Problem loans	Restructured loans	Expired loans	Country risk
A. Total opening adjustments	3	1	—	—	7
- of which: loans sold and not cancelled	—	—	—	—	—
B. Increases	1	—	—	—	4
B.1 adjustments	1	—	—	—	1
B.2 transfer from other categories of impaired loans	—	—	—	—	—
B.3 other increases	—	—	—	—	3
C. Decreases	1	—	—	—	3
C.1 write-backs due to valuation	—	—	—	—	—
C.2 write-backs due to collection	1	—	—	—	—
C.3 cancellations	—	—	—	—	1
C.4 transfer to other categories of impaired loans	—	—	—	—	—
C.5 other decreases	—	—	—	—	2
D. Total closing adjustments	3	1	—	—	8
- of which: loans sold and not cancelled	—	—	—	—	—

A.1.6 Cash and off-balance sheet loans to customers: gross and net values

(€/mil)

Type of loan/Value	Gross exposure	Specific value adjustments	Portfolio value adjustments	Net exposure
A. CASH LOANS
A.1 Banking group
a) Non-performing loans	4,326	3,233	8	1,085
b) Problem loans	1,573	486	13	1,074
c) Restructured loans	128	34	—	94
d) Expired loans	1,253	54	133	1,066
e) Country risk	25	X	8	17
f) Other assets	162,322	X	1,066	161,256
Total A.1	169,627	3,807	1,228	164,592
A.2 Other companies
a) Impaired	—	—	—	—
b) Other	28,289	X	—	28,289
Total A.2	28,289	—	—	28,289
Total A	197,916	3,807	1,228	192,881
B. OFF-BALANCE SHEET LOANS
B.1 Banking group
a) Impaired	135	36	—	99
b) Other	49,840	X	63	49,777
Total B.1	49,975	36	63	49,876
B.2 Other companies
a) Impaired	—	—	—	—
b) Other	—	X	—	—
Total B.2	—	—	—	—
Total B	49,975	36	63	49,876

A.1.7 Cash loans to customers: changes in impaired loans subject to “country risk” - gross

(€/mil)

Type/Category	Non-performing loans	Problem loans	Restructured loans	Expired loans	Country risk
A. Opening gross exposure (*)	4,609	1,642	193	1,104	36
- of which: loans sold and not cancelled	—	—	—	—	—
B. Increases	933	1,353	102	566	—
B.1 from performing loans	139	837	13	523	—
B.2 transfer from other categories of impaired loans	491	202	39	4	—
B.3 other increases	303	314	50	39	—
C. Decreases	1,216	1,422	167	417	11
C.1 to performing loans	23	175	—	290	—
C.2 cancellations	616	32	—	1	—
C.3 collections	368	631	50	58	10
C.4 arising from sales	66	31	—	—	—
C.5 transfer to other categories of impaired loans	38	518	115	65	—
C.6 other decreases	105	35	2	3	1
D. Closing gross exposure	4,326	1,573	128	1,253	25
- of which: loans sold and not cancelled	3	2	—	—	—

(*)          Excluding loans “in course of restructuring” shown in the financial statements at 31/12/2004 following the abolition of that category of impaired loans by the Bank of Italy.

A.1.8 Cash loans to customers: changes in total value adjustments

(€/mil)

Type/Category	Non-performing loans	Problem loans	Restructured loans	Expired loans	Country risk
A. Total opening adjustments (*)	3,472	528	44	117	10
- of which: loans sold and not cancelled	—	—	—	—	—
B. Increases	703	297	23	73	2
B.1 adjustments	484	200	6	32	—
B.2 transfer from other categories of impaired loans	121	43	12	—	—
B.3 other increases	98	54	5	41	2
C. Decreases	934	326	33	3	4
C.1 write-backs due to valuation	64	58	4	—	3
C.2 write-backs due to collection	124	81	—	—	—
C.3 cancellations	616	32	—	1	—
C.4 transfer to other categories of impaired loans	16	132	28	—	—
C.5 other decreases	114	23	1	2	1
D. Total closing adjustments	3,241	499	34	187	8
- of which: loans sold and not cancelled	1	—	—	—	—

(*)   Excluding loans “in course of restructuring” shown in the financial statements at 31/12/2004 following the abolition of that category of impaired loans by the Bank of Italy.

Loans to risk countries by SANPAOLO IMI Group are 80 million euro gross of adjustments and 64 million euro net of adjustments (loans to banks and to customers). The data is essentially concentrated in the Parent Bank’s banking book.

A.2 Break-down of exposures by external and internal ratings

The break-down of exposures by external and internal ratings refers to loans and commitments on and off balance sheet of the Group companies to which the models of credit risk measurement apply (SANPAOLO IMI, Sanpaolo Banco di Napoli, Banca Popolare dell’Adriatico, Cariparo, Carisbo, Carivenezia, Friulcassa, Banca OPI, Sanpaolo IMI Bank Ireland, Sanpaolo Leasint and Neos), which overall represent more than 95% of the credit risk weighted assets of the Group.

External ratings are present on 23% of the loans to customers and on 52% of the loans to banks. Since they refer to counterparties belonging to the public and banking sector and to corporate customers of high standing, these ratings are concentrated on the highest classes, as shown in Chart 1.

Internal ratings, attributed also to counterparts with external ratings commented on above, cover loans to banks almost completely (97%) and 75% of loans to customers. This coverage is high and is steadily increasing for the Corporate and Small Business sectors, which, as described above, have been affected during the year by the introduction of new Basle 2 compliant processes. Unrated counterparties are concentrated in the family segment, where, moreover, the residential mortgage model, which represents the largest portion of the segment, has been refined during 2005 and its usage introduced in the acceptance process. The introduction of remaining rating models, for other loans issued to retail counterparties, will be implemented gradually during 2006. For the purposes of calculating the risk indicators, unrated counterparties are assigned an estimated rating on the basis of the average probabilities of default.

With reference to the breakdown of loans by class of internal rating, given in Chart 2, these are classified almost completely in the investment grade area (up to BBB-) as far as banks are concerned. Loans to customers, however, are 76% in the investment grade area, 18% in the intermediate classes (BB) and 6% in the riskiest classes; where the highest risk levels (less than B-) are almost absent.

A.3 Breakdown of guaranteed loans by type of guarantee

The following tables show the amount of guaranteed loans to banks and customers (book value of guaranteed loans).

Secured loans to customers

31/12/2005
(€/mil)
a) From mortgage loans	36,636
b) From pledges on:
1. cash deposits	1,730
2. securities (*)	4,018
3. other values	983
c) For guarantees from:
1. governments	11,019
2. other public entities	6,719
3. banks	1,402
4. other operators	23,809
Total	86,316

(*) Include repurchase and similar transactions guaranteed by underlying securities.

Secured due from banks

31/12/2005
(€/mil)
a) From mortgage loans	—
b) From pledges on:
1. cash deposits	—
2. securities (*)	6,321
3. other values	—
c) For guarantees from:
1. governments	—
2. other public entities	51
3. banks	92
4. other operators	2
Total	6,466

(*) Include repurchase and similar transactions guaranteed by underlying securities.

B. DISTRIBUTION AND CONCENTRATION OF LOANS

Loans to customers by counterparty (1)

	31/12/2005
	(€/mil)	(%)
Financing to households	31,435	22.5
Financing to family businesses and non-financial companies	81,028	58.1
Financing to financial companies	12,543	9.0
Financing to governments and public entities (2)	13,557	9.7
of which: tax collection	1,539	1.1
Financing to others	632	0.5
Financing to customers	139,195	99.8
Debt securities	312	0.2
Loans to customers	139,507	100.0

(1) Including accruals and value adjustments for fair value hedge.

(2) Excluding financing to municipal companies under Banca OPI, included in financing to non-financial companies.

B.2 Distribution of loans to non-financial companies

31/12/2005
(€/mil)
a) Other services relating to sales	16,025
b) Commercial, recovery and repair services	10,189
c) Public works	8,001
d) Transport services	4,193
e) Energy products	4,015
f) Other sectors	30,997
g) Non-resident, non-financial companies	7,608
Total	81,028

B.5 Large risks

31/12/2005
a) Amount (€/mil)	6,903
b) Number	3

C. SECURITIZATION AND SALE OF ASSET TRANSACTIONS

C.1 Securitization transactions

As at 31 December 2005 SANPAOLO IMI Group has in place a securitization transaction performed by the subsidiary Sanpaolo Leasint S.p.A.:

SPLIT2 Operation - in the fourth quarter of 2004 Sanpaolo Leasint sold, without recourse, to Split2 Srl, a vehicle company specially set up pursuant to Italian law no. 130/99, the loans deriving from performing leasing contracts covering real estate, automotive vehicles and capital goods for a total amount of 1,805 million euro. In addition to this portfolio, and to meet certain conditions, the structure of the operation includes the sale of further portfolios on a quarterly basis which will replace the loans from time to time collected by Split2 in the first 18 months (revolving period). In order to gather the funding necessary for purchasing the loans, Split2 issued three classes of security with ratings assigned by all three agencies (Moody’s, S & P and Fitch), which have been successfully put on the market, and a Junior class of 18 million euro, completely underwritten by Sanpaolo Leasint. The objectives of the operation were to diversify the company’s sources of funding, to implement a time matching between the funding and the underlying loans and investments, and to free up economic and regulatory capital. In its role as servicer, Sanpaolo Leasint continues to manage the collections on the loans portfolio that was sold and to maintain direct relations with the customers, transferring the collections in terms of principal and interest from the portfolio to accounts opened in the name of the SPV at the depositary bank of the collections. It regularly provides information on the portfolio, necessary for monitoring by the rating agencies. The amount of loans collected as servicer as at 31 December 2005 comes to 622 million euro. The securitised assets underlying the Junior security as at 31 December 2005 are 1,622 million euro referrable to performing loans, 11 million euro reconcilable to expired and unpaid loans (delinquent loans) and three million euro referrable to defaulted loans.

Securities in portfolio representing third-party securitizations

The Group holds securities for investment and trading which represent securitizations performed by third parties as shown in the following table.

(€/mil)

		Senior	Mezzanine	Junior
	Credit	securities	securities	securities	Total
Type of underlying asset	quality	book value
Investments held for trading, available for sale and designated as at fair value
Central and local public administration	Performing	696	32	21	749
Residential mortgage loans	Performing	18	—	—	18
Commercial/industrial/agricultural mortgage loans	Performing	32	—	—	32
Consumer credit	Performing	14	—	—	14
Leasing	Performing	14	—	—	14
Securities	Performing	81	—	—	81
Health care receivable	Performing	365	—	—	365
Public real estate assets	Performing	64	—	—	64
Social contributions	Performing	183	—	—	183
Tax credits	Performing	—	—	—	—
Other loans	Performing	20	10	—	30
		1,487	42	21	1,550

The assets underlying the junior securities deriving from third-party securitizations (pro-quota value) amount to 28 million euro.

D. MODELS FOR MEASURING CREDIT RISK

The synthetic risk indicators show an improvement in the credit quality of the portfolio over the course of the year: in particular, the expected loss of loans to customers, at year end, is 0.44% of loans, a slight decrease on the 0.46% recorded at the end of 2004 (on a homogeneous basis).

Economic capital is 4.5% of loans, stable compared to the end of 2004.

1.2 MARKET RISKS

The remarks below refer to the following paragraphs of Banca d’Italia Circular 262 of 22 December 2005:

1.2.1 Interest-rate risk - Trading portfolios;

1.2.2 Interest-rate risk - Non trading portfolios;

1.2.3 Price risk - Trading portfolios;

1.2.4 Price risk - Non trading portfolios;

1.2.5 Foreign exchange risk.

Organization

The main body responsible for the management and control of market risks is the Board of Directors of the Parent Bank, which defines the guidelines and strategic issues concerning market risks, allocates capital on the basis of the expected risk/return profile and approves the risk limits for the Parent Bank and the guidelines for the subsidiaries.

The Group Financial and Market Risk Committee (“CRFMG”) is responsible for defining risk measurement criteria and methodologies, the risk limit framework of the Parent Bank and its subsidiaries and verifying the Group companies’ risk profile. The CRFMG consists of the General Manager, the heads of the units responsible for risk-assumption, and the Risk Management Department.

The Parent Bank’s Treasury Department carries out the treasury activities and the financial risk management of the national banking networks centrally. Trading activities within the Group are mainly carried out by the Group’s investment bank, Banca IMI.

Parent Bank Risk Management is responsible for developing risk monitoring methodologies and proposals regarding the system of risk limits for the Parent Bank and the Group, as well as measuring risks for the main group banking subsidiaries (Sanpaolo Banco di Napoli, Cassa di Risparmio in Bologna, Cassa di Risparmio di Padova e Rovigo, Cassa di Risparmio di Venezia e Friulcassa, on the basis of a specific outsourcing contract).

The Group’s financial risk profile and the appropriate action undertaken to change it are examined, at least monthly, by the CRFMG.

Market risk of non-trading portfolios

General issues and market risk management of non-trading portfolios

Non-trading market risk arises primarily in the Parent Bank and in the main subsidiaries that carry out retail and corporate banking. First of all, interest rate risk is managed by the Parent Bank in order to maximize the profitability, consistently with the stability of P&L results over a long-term basis.For this purpose, position-taking reflects the strategic views set by the CRFMG. Risk exposures are primarily managed both by monitoring the mix of assets and liabilities deriving from retail activities and liquidity management; when the natural composition of assets and liabilities plus cash management (mainly short term interbank deposits) create an interest rate risk profile which is not coherent with the goals set by CRFMG, actions are taken mainly through hedging derivatives. Short-term risk exposures (less than 18 months) are mostly managed by cash instruments (interbank deposits), with direct access to the interbank market. Other cash instruments (mainly bonds) are employed to manage long term risk exposures (greater than 18 months) residually. Differently from the Parent Bank, banking subsidiaries, with the aid of the Parent Bank’s Treasury Department, pursue a substantially complete hedging against interest rate risk, in order to keep the individual risk profiles of subsidiaries within very narrow limits: for this purpose, cash and derivative deals are traded with SANPAOLO IMI or, as in the case of long-term derivatives, with Banca IMI. As to the foreign-exchange risk, spot and forward transactions are carried out by Parent Bank’s Treasury Department with the task of ensuring uniform pricing standards throughout the Group and managing risk position originated by the brokerage activity of foreign currencies traded by customers. The non-trading portfolios also include market risk exposures arising from equity participations held by the Parent Bank, FIN. OPI, IMI Investimenti, Sanpaolo IMI-International, Sanpaolo IMI Internazionale and Sanpaolo IMI Private Equity, in companies with quoted market prices not fully consolidated or accounted for under either the equity method or the available for sale principle.

Measurement techniques for non-trading portfolios

The following methods are used to measure market risks of non-trading portfolios:

•                     Value at Risk (VaR);

•                     Sensitivity analysis;

Value at Risk modeling is a statistical technique that produces an estimate of the potential loss in a portfolio over a specified holding period which is a statistically unlikely to be exceeded more than once during the given holding period. The Group uses a model based on historical volatility and correlations between the individual risks of each currency made up of short and long-term interest rates, exchange rates and equity prices. The Group’s model is based on the last 250 trading days, a 10 day holding period and a 99% confidence level. The VaR is used, other than for the daily monitoring of risk arising from equity investments, to assess each business unit’s market risk exposure , thereby taking into account diversification benefits.. VaR models have certain limitations; they are more reliable during normal market conditions, and historical data may fail to predict the future. VaR results, therefore, cannot guarantee that actual risk will follow the statistical estimate. As a result, management also relies on other tools, such as Sensitivity Analysis and Worst Case Scenario.

Sensitivity analysis quantifies the change in value of a portfolio resulting from adverse movements in the risk factors. As regards interest rate risk, adverse movement is defined as a parallel and uniform shift of 100 basis points of the interest rate curve. The measurements include the risk originated by customer demand loans and deposits, whose features of stability and partial and delayed reactions to interest rate fluctuations have been studied by analyzing a large collection of historical data, obtaining a maturity representation model through equivalent deposits. For demand loans, the average duration is very short (approximately 1 month), whereas the estimated average duration for demand deposits is greater (approximately 12 months), depending on their stability features.

The net interest income sensitivity is also measured, which quantifies the impact on net interest income of a parallel and instantaneous shock in the interest rate curve of ±25 basis points, over a timescale of twelve months. This measure shows the effect of the changes in interest rates on the portfolio being measured, excluding assumptions regarding future changes in the mix of assets and liabilities and therefore cannot be considered a predictor of future level of net interest income.

Fair value hedge, cashflow hedge and macro-hedge

The Group’s fair value hedges principally consist of interest rate swaps that are used to protect against changes in the fair value of fixed assets and liabilities due to movements in market interest rates. The types of swap transactions mostly used are plain vanilla interest rate swap (IRS), overnight index swap (OIS), cross currency swap (CCS) and options on interest rates. Derivatives are negotiated mainly with Banca IMI, which, in turn, replicates the same transactions with third parties so that the hedging transactions meet the specified criteria to be considered IFRS eligible (to obtain hedge accounting treatment). For short-term hedging, derivatives are also negotiated with third parties. Hedged items, specifically identified (micro-hedging), are mainly bonds issued by the bank and loans to customers. Macro-hedging is carried out only on demanddemand deposits through interest rate swaps and overnight index swaps.

Cash flow hedging transactions, whose objective is to hedge against the volatility of receivable and payable floating cash flows, represent a relatively modest proportion of the Group’s current outstanding derivatives.

Quantitative information

In 2005, the interest rate risk generated by non-trading portfolios, measured through sensitivity analysis, showed an average value of around 12 million euro, compared with 83 million euro in the previous year, reaching 65 million euro at the end of the year.

The net interest income sensitivity - assuming a rise in interest rates of 25 basis points - amounted at the end of December to 42 million euro (-34 million euro in the case of reduction), unchanged compared with the end of previous year and approximately 1% of the Group’s net interest income.

During 2005 the VaR fluctuated around an average value of 33 million euro (compared with 36 million in 2004), with a minimum value of 13 million at the beginning of the year and a maximum of 62 million at the end of December.

The foreign exchange risk generated by non-trading portfolios was not material during the year.

Equity price risk is measured using VaR (10-day timescale and 99% level of confidence). In 2005, equity price risk generated by the non-trading portfolios, almost fully held in the available for sale portfolio, recorded an average level of 109 million euro, with a minimum of 94 million euro and a maximum of 127 million euro, reached at the end of 2005. The small increase in VaR compared with the end of 2004 can be attributed to growth in portfolio value as a result of the recovery in equity markets experienced in the second half of the year, partially offset by a decrease in average portfolio volatility (from 16% at the end of 2004 to 13% at the end of 2005).

VaR - Equity investments portfolio

	2005	2004
	(€/mil)	(€/mil)
Average	109.0	135.1
Low	94.2	102.2
Hight	127.2	213.6
Year-End	127.2	114.7

Market risk of trading portfolios

General issues and market risk management of trading portfolios

The Group’s policy is to concentrate trading activities in Banca IMI and its subsidiaries, where proprietary trading is carried out by both vanilla and complex products (mainly equities, bonds, foreign exchange contracts and other derivatives), either privately negotiated over-the-counter (OTC) or - in the case of standard contracts - transacted through regulated exchanges. Trading activities in the investment bank are segmented into specific books, which hold homogenous groups of transactions by type of risk and allow to reflect the risk/return profile of each individual business accurately. Management is predominantly aimed at arbitrage strategies, depending on the liquidity level of the instruments, rather than on risk-taking and positioning activities.

The Parent Bank does not carry out trading activities strictly; some of its financial assets are classified under the accounting framework as held for trading, where they are not held for the purpose of generating trading gains, but rather as a part of the Group’s treasury portfolio for asset and liability management, liquidity and regulatory purposes. Moreover, the Parent Bank has classified some of its derivatives as held for trading, mostly related to brokerage transactions, and also transactions offsetting the risk arising from the securities portfolio and the hedging for certain short-term items. Therefore trading market risk assumed by the Parent Bank and the banking subsidiaries is residual and can be assigned primarily to the market risk of the banking book.

Measurement techniques for trading portfolios

Methods of measuring financial risks related to the trading portfolios mainly consist of:

•                     Worst Case Scenario (or maximum potential loss);

•                     Value at Risk (VaR);

•                     Sensitivity analysis.

Worst Case Scenario is applied limited to trading portfolios. This method establishes a risk measurement defined as “maximum potential loss”, which represents the worst possible economic result of those obtained in various hypothetical scenarios. The method is designed to represent a significant shock to current market parameters on the basis of a holding period of one day and accumulating the losses deriving from the various risk factors in absolute terms. The idea underlying the determination of the shocks to be assigned to the risk factors is to ensure a high degree of prudence; the objective of the method is to quantify and limit the maximum potential loss that could emerge in extreme market conditions.

VaR and sensitivity analysis are explained in the paragraph above “Measurement techniques for non-trading portfolios”.

During 2005 a VaR model was adopted based on the historical simulation method (Historical VaR), which involves constructing a distribution of hypothetical daily changes in the value of the trading portfolio based on risk factors embedded in the current portfolio and historical observations of daily changes in these risk factors to determine the expected potential loss at a 99% confidence level over a one day timescale . From top management’s point of view, this model is able to satisfy the regulatory requirements set by the Supervisory Banking Authority as the internal model to calculate net capital charges for the general and specific market risks; the approval process will begin during 2006. The risk estimates calculated using the historical VaR do not differ significantly from the results shown below and obtained with the VaR model, indicated in the paragraph “Quantitative information”.

Quantitative information

The VaR of trading activities during 2005 carried out by Banca IMI and its subsidiaries,averaged nine million euro (compared to seven million euro in 2004), with a minimum of four million euro and a maximum of 15 million euro. At the end of December, the VaR was 12 million euro, against six million euro on the same period of the previous year.

VaR - trading portfolios by type of risk

	31/12/2005 (€/mil)				31/12/2004 (€/mil)
	Year-End	Average	Low	High	Year-End	Average
Interest rate risk	10.3	4.8	1.1	12.1	4.2	3.6
Foreign exchange risk	1.1	1.1	0.1	6.5	1.6	1.3
Equity price risk	6.1	6.5	2.8	12.9	3.5	4.8
Diversification effect	-5.3	-4.0	n.s.	n.s.	-3.6	-2.9
Total	12.1	8.5	4.1	15.2	5.8	6.9

In addition to VaR, the Worst Case Scenario analysis is used to monitor the impact of the potential losses that might arise under extreme market conditions. The maximum potential daily loss in 2005 was an average of 54 million euro (41 million euro in the previous year), registering a maximum of 65 million euro at the end of March and a minimum of 36 million euro at the beginning of the year.

Backtesting showed the prudent nature of the internal measurement technique used. In 2005, actual daily losses were never greater than the risk measures expressed in terms of maximum potential loss, while the actual trading loss exceeded the ex-ante VaR on a daily basis in only one case.

1.2.6 Financial derivative instruments

A. Financial derivatives:

A.1 Regulatory trading portfolio: end-of-period notional values

(€/mil)

	Debt securities		Equities		Exchange rate				Total as at
	and interest rates		and equity price index		and gold		Other values		31/12/2005
Type of transaction/underlying	Listed	Unlisted	Listed	Unlisted	Listed	Unlisted	Listed	Unlisted	Listed	Unlisted
1. Forward rate agreement	—	92,056	—	—	—	—	—	—	—	92,056
2. Interest rate swap	—	839,135	—	—	—	—	—	—	—	839,135
3. Domestic currency swap	—	—	—	—	—	15	—	—	—	15
4. Currency interest rate swap	—	—	—	—	—	830	—	—	—	830
5. Basis swap	—	18,259	—	—	—	—	—	—	—	18,259
6. Equity index swaps	—	—	—	—	—	—	—	—	—	—
7. Real index swaps	—	—	—	—	—	—	—	—	—	—
8. Futures	97,802	—	173	—	362	—	—	—	98,337	—
9. Cap options	—	—	—	—	—	—	—	—	—	—
- Purchased	—	—	—	—	—	—	—	—	—	—
- Issued	—	—	—	—	—	—	—	—	—	—
10. Floor options	—	—	—	—	—	—	—	—	—	—
- Purchased	—	—	—	—	—	—	—	—	—	—
- Issued	—	—	—	—	—	—	—	—	—	—
11. Other options	11,606	108,842	12,800	6,890	—	37,813	—	—	24,406	153,545
- Purchased	3,558	40,144	6,344	3,386	—	18,468	—	—	9,902	61,998
- Plain vanilla	3,558	40,144	6,186	1,294	—	15,855	—	—	9,744	57,293
- Exotic	—	—	158	2,092	—	2,613	—	—	158	4,705
- Issued	8,048	68,698	6,456	3,504	—	19,345	—	—	14,504	91,547
- Plain vanilla	8,048	68,698	6,416	716	—	13,333	—	—	14,464	82,747
- Exotic	—	—	40	2,788	—	6,012	—	—	40	8,800
12. Forward agreements	—	—	—	—	—	22,181	—	—	—	22,181
- Purchases	—	—	—	—	—	14,846	—	—	—	14,846
- Sales	—	—	—	—	—	4,539	—	—	—	4,539
- Currency against currency	—	—	—	—	—	2,796	—	—	—	2,796
13. Other derivative contracts	—	634	2	—	—	205	—	325	2	1,164
Total	109,408	1,058,926	12,975	6,890	362	61,044	—	325	122,745	1,127,185

A.2 Banking portfolio: end-of-period and average notional values

A.2.1 Hedging instruments

(€/mil)

	Debt securities		Equities		Exchange rate				Total as at
	and interest rates		and equity price index		and gold		Other values		31/12/2005
Type of transaction/Underlying instrument	Listed	Unlisted	Listed	Unlisted	Listed	Unlisted	Listed	Unlisted	Listed	Unlisted
1. Forward rate agreement	—	100	—	—	—	—	—	—	—	100
2. Interest rate swap	—	10,256	—	—	—	—	—	—	—	10,256
3. Domestic currency swap	—	—	—	—	—	—	—	—	—	—
4. Currency interest rate swap	—	—	—	—	—	2,460	—	—	—	2,460
5. Basis swap	—	404	—	—	—	—	—	—	—	404
6. Equity index swaps	—	—	—	—	—	—	—	—	—	—
7. Real index swaps	—	—	—	—	—	—	—	—	—	—
8. Futures	—	—	3	—	—	—	—	—	3	—
9. Cap options	—	—	—	—	—	—	—	—	—	—
- Purchased	—	—	—	—	—	—	—	—	—	—
- Issued	—	—	—	—	—	—	—	—	—	—
10. Floor options	—	—	—	—	—	—	—	—	—	—
- Purchased	—	—	—	—	—	—	—	—	—	—
- Issued	—	—	—	—	—	—	—	—	—	—
11. Other options	—	155	—	—	—	—	—	—	—	155
- Purchased	—	75	—	—	—	—	—	—	—	75
- Plain vanilla	—	75	—	—	—	—	—	—	—	75
- Exotic	—	—	—	—	—	—	—	—	—	—
- Issued	—	80	—	—	—	—	—	—	—	80
- Plain vanilla	—	80	—	—	—	—	—	—	—	80
- Exotic	—	—	—	—	—	—	—	—	—	—
12. Forward agreements	—	—	—	—	—	43	—	—	—	43
- Purchases	—	—	—	—	—	—	—	—	—	—
- Sales	—	—	—	—	—	43	—	—	—	43
- Currency against currency	—	—	—	—	—	—	—	—	—	—
13. Other derivative contracts	—	—	—	—	—	—	—	—	—	—
Total	—	10,915	3	—	—	2,503	—	—	3	13,418

A.2.2 Other derivatives

(€/mil)

	Debt securities		Equities		Exchange rate				Total as at
	and interest rates		and equity price index		and gold		Other values		31/12/2005
Type of transaction/Underlying instrument	Listed	Unlisted	Listed	Unlisted	Listed	Unlisted	Listed	Unlisted	Listed	Unlisted
1. Forward rate agreement	—	—	—	—	—	—	—	—	—	—
2. Interest rate swap	—	34	—	—	—	—	—	—	—	34
3. Domestic currency swap	—	—	—	—	—	—	—	—	—	—
4. Currency interest rate swap	—	—	—	—	—	—	—	—	—	—
5. Basis swap	—	—	—	—	—	—	—	—	—	—
6. Equity index swaps	—	—	—	—	—	—	—	—	—	—
7. Real index swaps	—	—	—	—	—	—	—	—	—	—
8. Futures	—	—	—	—	—	—	—	—	—	—
9. Cap options	—	—	—	—	—	—	—	—	—	—
- Purchased	—	—	—	—	—	—	—	—	—	—
- Issued	—	—	—	—	—	—	—	—	—	—
10. Floor options	—	—	—	—	—	—	—	—	—	—
- Purchased	—	—	—	—	—	—	—	—	—	—
- Issued	—	—	—	—	—	—	—	—	—	—
11. Other options	—	62	4,900	4,014	—	—	—	—	4,900	4,076
- Purchased	—	31	—	1,545	—	—	—	—	—	1,576
- Plain vanilla	—	31	—	641	—	—	—	—	—	672
- Exotic	—	—	—	904	—	—	—	—	—	904
- Issued	—	31	4,900	2,469	—	—	—	—	4,900	2,500
- Plain vanilla	—	31	127	925	—	—	—	—	127	956
- Exotic	—	—	4,773	1,544	—	—	—	—	4,773	1,544
12. Forward agreements	—	—	—	—	—	—	—	—	—	—
- Purchases	—	—	—	—	—	—	—	—	—	—
- Sales	—	—	—	—	—	—	—	—	—	—
- Currency against currency	—	—	—	—	—	—	—	—	—	—
13. Other derivative contracts	—	—	—	—	—	—	—	—	—	—
Total	—	96	4,900	4,014	—	—	—	—	4,900	4,110

A.3 Financial derivatives: purchase and sale of underlying instruments

(€/mil)

	Debt securities		Equities		Exchange rate				Total as at
	and interest rates		and equity price index		and gold		Other values		31/12/2005
Type of transaction/Underlying instrument	Listed	Unlisted	Listed	Unlisted	Listed	Unlisted	Listed	Unlisted	Listed	Unlisted
A. Regulatory trading portfolio:	109,408	1,040,493	12,975	6,891	362	61,196	—	325	122,745	1,108,905
1. Transactions with underlying asset exchange	12,927	144	310	494	362	60,886	—	—	13,599	61,524
- Purchase	6,416	117	175	355	63	28,495	—	—	6,654	28,967
- Sale	6,511	27	135	139	68	18,903	—	—	6,714	19,069
- Currency against currency	—	—	—	—	231	13,488	—	—	231	13,488
2. Transactions without underlying asset exchange	96,481	1,040,349	12,665	6,397	—	310	—	325	109,146	1,047,381
- Purchase	49,260	546,546	5,464	5,021	—	47	—	39	54,724	551,653
- Sale	47,221	493,803	7,201	1,376	—	220	—	286	54,422	495,685
- Currency against currency	—	—	—	—	—	43	—	—	—	43
B. Banking portfolio:
B.1 Hedging instruments	—	10,510	3	—	—	2,504	—	—	3	13,014
1. Transactions with underlying asset exchange	—	—	—	—	—	2,504	—	—	—	2,504
- Purchase	—	—	—	—	—	2,336	—	—	—	2,336
- Sale	—	—	—	—	—	168	—	—	—	168
- Currency against currency	—	—	—	—	—	—	—	—	—	—
2. Transactions without underlying asset exchange	—	10,510	3	—	—	—	—	—	3	10,510
- Purchase	—	6,663	3	—	—	—	—	—	3	6,663
- Sale	—	3,847	—	—	—	—	—	—	—	3,847
- Currency against currency	—	—	—	—	—	—	—	—	—	—
B.2 Other derivatives	—	96	4,900	4,014	—	—	—	—	4,900	4,110
1. Transactions with underlying asset exchange	—	—	—	1,523	—	—	—	—	—	1,523
- Purchase	—	—	—	299	—	—	—	—	—	299
- Sale	—	—	—	1,224	—	—	—	—	—	1,224
- Currency against currency	—	—	—	—	—	—	—	—	—	—
2. Transactions without underlying asset exchange	—	96	4,900	2,491	—	—	—	—	4,900	2,587
- Purchase	—	62	209	927	—	—	—	—	209	989
- Sale	—	34	4,691	1,564	—	—	—	—	4,691	1,598
- Currency against currency	—	—	—	—	—	—	—	—	—	—

A.4 Financial derivatives: Over the counter: positive fair value - counterparty risk

(€/mil)

	Debt securities			Equities			Exchange rate						Different underlying
	and interest rates			and equity price index			and gold			Other values			instruments
	Gross	Gross	Future	Gross	Gross	Future	Gross	Gross	Future	Gross	Gross	Future		Future
Counterparty/Underlying instrument	unsettled	settled	exposure	unsettled	settled	exposure	unsettled	settled	exposure	unsettled	settled	exposure	Settled	exposure
A. Regulatory trading portfolio:
A.1 Governments and central banks	1	4	2	—	—	—	—	—	—	—	—	—	—	—
A.2 Public entities	132	—	29	—	—	—	1	—	1	—	—	—	—	—
A.3 Banks	23	5,592	49	22	443	—	78	406	64	24	7	5	756	1,067
A.4 Financial institutions	39	220	6	—	112	7	26	45	24	—	10	—	171	160
A.5 Insurance companies	2	—	—	17	—	6	—	—	—	—	—	—	—	—
A.6 Non-financial companies	17	—	7	—	—	—	26	—	12	—	—	—	—	—
A.7 Other entities	211	—	61	4	—	25	103	—	50	—	—	—	—	—
Total	425	5,816	154	43	555	38	234	451	151	24	17	5	927	1,227
B. Banking portfolio:
B.1 Governments and central banks	—	—	—	—	—	—	—	—	—	—	—	—	—	—
B.2 Public entities	—	—	—	—	—	—	—	—	—	—	—	—	—	—
B.3 Banks	76	244	6	—	156	35	—	5	—	—	—	—	42	13
B.4 Financial institutions	5	101	1	—	—	—	—	—	—	—	—	—	98	11
B.5 Insurance companies	—	—	—	—	—	—	—	—	—	—	—	—	—	—
B.6 Non-financial companies	—	—	—	—	—	—	—	—	—	—	—	—	—	—
B.7 Other entities	—	—	—	—	—	1	—	—	—	—	—	—	—	—
Total	81	345	7	—	156	36	—	5	—	—	—	—	140	24

A.5 Financial derivatives: Over the counter: negative fair value - financial risk

(€/mil)

	Debt securities			Equities			Exchange rate						Different underlying
	and interest rates			and equity price index			and gold			Other values			instruments
	Gross	Gross	Future	Gross	Gross	Future	Gross	Gross	Future	Gross	Gross	Future		Future
Counterparty/Underlying instrument	unsettled	settled	exposure	unsettled	settled	exposure	unsettled	settled	exposure	unsettled	settled	exposure	Settled	exposure
A. Regulatory trading portfolio:
A.1 Governments and central banks	30	—	3	—	10	—	—	—	—	—	—	—	6	10
A.2 Public entities	46	—	13	—	—	—	—	—	—	—	—	—	—	—
A.3 Banks	560	5,903	110	26	135	25	80	291	45	30	50	—	613	359
A.4 Financial institutions	51	178	23	—	17	7	10	46	3	—	14	—	35	8
A.5 Insurance companies	1	—	—	13	—	9	—	—	—	14	—	12	—	—
A.6 Non-financial companies	9	—	3	—	—	—	7	—	2	—	—	—	—	—
A.7 Other entities	39	—	30	—	—	—	63	—	13	—	—	3	—	—
Total	736	6,081	182	39	162	41	160	337	63	44	64	15	654	377
B. Banking portfolio:
B.1 Governments and central banks	—	—	—	—	—	—	—	—	—	—	—	—	—	—
B.2 Public entities	—	—	—	—	—	—	—	—	—	—	—	—	—	—
B.3 Banks	87	123	17	—	—	—	3	386	6	—	—	—	377	35
B.4 Financial institutions	—	—	1	—	—	—	—	47	—	—	—	—	47	1
B.5 Insurance companies	—	—	—	—	—	—	—	—	—	—	—	—	—	—
B.6 Non-financial companies	—	—	—	—	—	—	—	—	—	—	—	—	—	—
B.7 Other entities	1	—	1	182	—	—	—	—	—	—	—	—	—	—
Total	88	123	19	182	—	—	3	433	6	—	—	—	424	36

A.6 Residual maturity of over the counter financial derivatives: notional values

(€/mil)

Underlying instruments/Residual maturity	Up to 1 year	1 to 5 years	Over 5 years	Total
A. Regulatory trading portfolio
A.1 Financial derivatives on debt securities and interest rates	528,568	341,544	188,814	1,058,926
A.2 Financial derivatives on equities and interest rates	2,572	3,907	411	6,890
A.3 Financial derivatives on exchange rate and gold	57,342	3,132	570	61,044
A.4 Financial derivatives on others	119	206	—	325
B. Banking portfolio
B.1 Financial derivatives on debt securities and interest rates	6,090	3,031	1,890	11,011
B.2 Financial derivatives on equities and interest rates	652	2,047	1,315	4,014
B.3 Financial derivatives on exchange rate and gold	1,777	726	—	2,503
B.4 Financial derivatives on others	—	—	—	—
Total	597,120	354,593	193,000	1,144,713

B. Credit derivatives

B.1 Credit derivatives: notional end-of-year values	(€/mil)

	Regulatory trading portfolio		Other transactions
	Single subject	Basket	Single subject	Basket
Type of transaction	Notional value	Notional value	Notional value	Notional value
1. Hedging purchases
1.1 With underlying asset exchange
- credit default swap	1,632	—	67	—
- credit linked note	12	110	—	—
1.2 Without underlying asset exchange
- credit default swap	—	2,097	—	—
Total	1,644	2,207	67	—
2. Hedging sales
2.1 With underlying asset exchange
- credit default swap	1,510	110	—	—
2.2 Without underlying asset exchange
- credit default swap	115	150	—	—
- credit linked note	—	6	—	—
Total	1,625	266	—	—

B.2 Credit derivatives: positive fair value - counterparty risk

(€/mil)

Type of transaction/Values	Notional value	Positive fair value	Future exposure
A. REGULATORY TRADING PORTFOLIO	2,884	24	43
A.1 Hedging purchases with counterparties:	1,348	13	41
1 Governments and central banks	—	—	—
2 Other public entities	—	—	—
3 Banks	1,168	11	28
4 Financial companies	180	2	13
5 Insurance businesses	—	—	—
6 Non-financial companies	—	—	—
7 Others	—	—	—
A.2 Hedging sales with counterparties:	1,536	11	2
1 Governments and central banks	—	—	—
2 Public entities	—	—	—
3 Banks	1,115	8	—
4 Financial companies	421	3	2
5 Insurers	—	—	—
6 Non-financial companies	—	—	—
7 Others	—	—	—
B. BANKING PORTFOLIO	67	—	5
B.1 Hedging purchases with counterparties:	67	—	5
1 Governments and central banks	—	—	—
2 Public entities	—	—	—
3 Banks	67	—	5
4 Financial companies	—	—	—
5 Insurers	—	—	—
6 Non-financial companies	—	—	—
7 Others	—	—	—
B.2 Hedging sales with counterparties:	—	—	—
1 Governments and central banks	—	—	—
2 Public entities	—	—	—
3 Banks	—	—	—
4 Financial companies	—	—	—
5 Insurers	—	—	—
6 Non-financial companies	—	—	—
7 Others	—	—	—
Total	2,951	24	48

B.3 Credit derivatives: negative fair value - financial risk

(€/mil)

Type of transaction/Values	Notional value	Negative fair value
REGULATORY TRADING PORTFOLIO
1. Hedging purchases with counterparties:
1.1 Governments and central banks	—	—
1.2 Public entities	—	—
1.3 Banks	1,591	-7
1.4 Financial companies	911	-4
1.5 Insurers	—	—
1.6 Non-financial companies	—	—
1.7 Others	—	—
Total	2,502	-11

B.4 Residual maturity of credit derivative contracts: notional values

(€/mil)

Underlying instruments/Residual maturity	Up to 1 year	1 to 5 years	Over 5 years
A Regulatory trading portfolio
A.1 Credit derivatives with “qualified reference obligation”	493	3,732	1,517
A.2 Credit derivatives with “unqualified reference obligation”	—	—	—
B Banking portfolio
B.1 Credit derivatives with “qualified reference obligation”	—	—	—
B.2 Credit derivatives with “unqualified reference obligation”	—	67	—
Total	493	3,799	1,517

1.3 LIQUIDITY RISKS

QUALITATIVE INFORMATION

The metric used for liquidity risk management is based on a cash-flow analysis through the calculation of mismatches between inflows and outflows, grouped in different maturity buckets according to their contractual or expected residual maturities. A centralized approach is adopted for managing liquidity risk of the Parent Bank and the banking subsidiaries. The Parent Bank’s Treasury Department, together with Sanpaolo IMI Ireland, as single points of direct access to the markets, raise funds against the assets originated from the retail and corporate activity at the branch level. In this framework, the liquidity management is overseen by the Parent Bank’s Treasury Department, in line with the Group’s Policy, which defines, at a consolidated level, a liquidity target ratio for the 0 – 1 month period and attention thresholds on subsequent time bands, the triggering of which activates a contingency plan. A minimum treasury securities portfolio, made up of promptly liquid assets, is held to cover very short-term liquidity risk.The consolidated liquidity position also includes obligations deriving from the liquidity requirements identified by other main Group’s Subsidiaries that use the Parent Bank’s Treasury Department as a single point of access to the markets.

The Risk Management Department periodically monitors liquidity risk limits (liquidity gap, ratio observance); reporting is periodically presented and discussed at the CRFMG.

QUANTITATIVE INFORMATION

Break-down by contractual residual maturity of financial assets and liabilities

(€/mil)

	Definite life
		Up to	Between 3	Between 1	Beyond	Indefinite
	On demand	3 months	and 12 months	and 5 years	5 years	life	Total
A. Assets
A.1 Investments held for trading	3,666	552	4,502	4,522	2,949	5	16,196
A.2 Investments evaluated at fair value	5	7	366	465	153	—	996
A.3 Available for sale investments	3,732	274	219	1,676	4,869	10	10,780
A.4 Investments held to maturity	—	282	51	1,629	573	—	2,535
A.5 Due from banks	4,244	16,672	5,202	1,861	724	70	28,773
A.6 Loans to customers	22,115	20,231	15,174	41,212	38,437	2,718	139,887
Total on-balance sheet assets	33,762	38,018	25,514	51,365	47,705	2,803	199,167
A.7 Off-balance sheet transactions	48,946	184,039	102,230	96,473	447,378	316,597	1,195,663
Total assets	82,708	222,057	127,744	147,838	495,083	319,400	1,394,830
B. Liabilities
B.1 Due to customers	73,377	16,922	3,244	618	252	2	94,415
B.2 Due to banks	6,535	14,861	4,576	2,942	6,852	—	35,766
B.3 Securities issued	1,992	9,723	6,472	25,361	8,021	—	51,569
B.4 Financial liabilities held for trading	34	24	453	942	549	339	2,341
B.5 Financial liabilities evaluated at fair value	—	143	383	2,999	3	—	3,528
Total on-balance sheet liabilities	81,938	41,673	15,128	32,862	15,677	341	187,619
B.6 Off-balance sheet transactions	50,832	162,497	107,463	87,663	486,946	300,262	1,195,663
Total liabilities	132,770	204,170	122,591	120,525	502,623	300,603	1,383,282

2. Break-down of financial liabilities by sector

(€/mil)

	Governments	Other public	Financial		Insurance	Non-financial
Loan/Counterparty	and Central Banks	entities	companies	Banks	companies	companies
1. Due to customers	1,888	2,204	11,829	—	1,189	23,161
2. Securities issued	—	—	2,832	505	—	4,179
3. Financial liabilities held for trading	557	1,313	88	156	—	111
4. Financial liabilities evaluated at fair value	—	—	98	3,524	—	—
Total	2,445	3,517	14,847	4,185	1,189	27,451

3. Break-down of financial liabilities by region

(€/mil)

		Other European			Rest of
Loan/Counterparty	Italy	countries	America	Asia	the world
1. Due to customers	80,309	7,389	3,168	656	784
2. Due to banks	11,838	8,146	1,964	2,812	10,922
3. Securities issued	37,588	7,578	2,028	4,223	—
4. Financial liabilities held for trading	798	1,364	164	—	18
5. Financial liabilities evaluated at fair value	25,901	—	—	—	—
Total	156,434	24,477	7,324	7,691	11,724

1.4 OPERATIONAL RISK

SANPAOLO IMI considers two other types of risk in its models: the operational risk and the business risk.

OPERATIONAL RISK

The operational risk is defined as the risk of incurring losses as a result of failures in internal control or information systems, personnel or external events. The internal definition of operational risk includes the risk introduced by the New Basel Capital Accord, extending it to include the reputational risk.

SANPAOLO IMI has defined the overall Operational risk management framework by setting up a Group policy and organizational processes for measuring, managing and controlling operational risk. The control of operational risk is attributed to the Parent Bank’s Board of Directors, that sets the management policies and the subsequent organizational structure. The Operational Risk Committee (made up of the General Manager and Department Managers) has the task of monitoring the operational risk profile of the Group and deciding the main activities of mitigation and transfer. The centralized unit at Group level, part of Risk Management, is responsible for developing methodologies for measuring risk, processing loss data and preparing the resultant management instruments. In line with Basel 2 requirements, the business lines, subsidiaries and the Corporate Centre structures are now directly involved in the Operational Risk Management process, by means of setting up specific decentralized control centers at the operational units. These decentralized centers are responsible for the processes of gathering information about events that have generated operational losses, carrying out analyses of scenarios and evaluating the riskiness associated with the business environment and the operating context.

The measurement methodology of the operational risk profile requires the combined use of information on internal and external historical operational losses, with qualitative factors deriving from scenario analyses and evaluations of the system of internal controls and of the operating context.

The internal operational losses are recorded by decentralized control centers, suitably verified by the central structure and managed by a dedicated computer system. For each category of risk, in line with the definitions of the Basel regulations, the database of historical events is analyzed, including both internal Group events and events traceable to the participation in loss data sharing initiatives (DIPO in Italy and ORX at international level). Results are obtained by applying actuarial techniques that separately analyze the frequency and the severity of events and subsequently create, by means of suitable Monte Carlo techniques, the aggregated annual loss distribution and consequently the measurement of risk.

The scenario analyses are based on structured and organized gathering of subjective estimates expressed directly by Management (Business Areas/Corporate Center) and have as their objective the evaluation of the potential economic impact for particularly serious operational events. These evaluations, calculated with statistical-actuarial techniques, give an estimate of unexpected loss that is subsequently integrated with the measurement obtained from the analysis of historical loss data.

Capital at risk is therefore identified as the minimum measurement at Group level, net of insurance cover, necessary to bear the maximum potential annual loss with a level of confidence of 99.95% (99.9% for regulation measurement). The methodology also applies a corrective factor, which derives from the qualitative analyses of the riskiness of the operating context, to take account of the efficiency of internal controls in the various organizational units.

BUSINESS RISK

The business risk (or strategic risk) is defined as the risk of incurring losses because of changes in the macro-or micro-economic scenario that could jeopardize the ability to generate income, typically by a drop in operating volumes or margin compression. It is evaluated by breaking down the activities in the Business Areas, based on the respective cost and revenue structures, in elementary “industrial” businesses (for example data processing, consultancy and distribution). The level of capitalization in line with the level observed in companies operating with the same processes is attributed to the Business Areas.

LEGAL DISPUTES

Anatocism

In March 1999, the Italian Court of Cassation declared the quarterly capitalization of interest payable to be illegitimate , thereby completely changing the previous law based on the assumption that the relevant clauses in bank contracts do not integrate “regulatory” use as believed in the past, but rather “trading” use, which contrasts with the prohibition of anatocism pursuant to Art. 1283 of the Italian Civil Code.

The subsequent D.Lgs. no. 342 of 1999 confirmed the legitimacy of capitalization of interest in current accounts, as long as it has the same periodicity of calculating interest for both debt and credit interest. From the date of this regulation coming into force (April 2000), all current account operations have been brought into line, with quarterly capitalization of both interest income and expense. Therefore, the dispute which has arisen about this concerns only those contracts which were agreed before the indicated date.

With the decision of both its Sections on 4/11/2004, the Court of Cassation has again excluded the possibility that said use may become the rule. This ruling by the Court of Cassation has not moreover eliminated the possibility of maintaining (on the basis of profiles different from those examined) the legitimacy of methods of infra-annual interest calculation: in some cases the prevailing legislation has actually recognized the soundness of these different profiles.

The overall number of pending cases is at an insignificant level in absolute terms, and is subject to careful monitoring. The risks related to these disputes are covered by prudential allocations to the provision for other risks and charges, commensurate with the amount of individual requests by the court. Also in case no specific amount is requested (on the part of the party who brings the case to court) and until the judicial accounting appraisal is carried out at the investigating stage, the risk of legal dispute is catered for by adequate allocations to the provisions for risks and charges covering pending legal disputes.

GEST Line dispute

GEST Line S.p.A. is the SANPAOLO IMI Group company that carries out tax collection activities, created as a result of the merger of Gerico, Sanpaolo Riscossioni Genova, Sanpaolo Riscossioni Prato and Esaban tax collecting companies.

The risks connected to this dispute are almost exclusively attributable to a dispute with the tax authorities in respect of claims of irregularities and vary by nature and size according to the business of each merged company.

With reference to Gerico S.p.A., previously a subsidiary of the former Cardine Banca which was later merged by incorporation into SAN-PAOLO IMI S.p.A., there are a number of administrative and accounting proceedings pending, filed by local Tax Offices and by the General Accounting Office for alleged tax irregularities that give rise to liabilities owing to failure to collect taxes. More specifically, the aforementioned proceedings are connected with alleged irregularities committed by some tax collection officials while carrying out report drafting activities during inspections at delinquent taxpayers’ premises. These proceedings are still pending, being dealt by either first or higher-instance courts, and are constantly defended by the legal professionals engaged by the company.

The dispute involving Esaban S.p.A. (a company in the tax collection sector of former Banco di Napoli, which incorporated all the other tax collection companies of the Group, changing its name to GEST Line S.p.A.) originated from a series of provisions denying the reimbursements issued by the tax authorities in the years 1999 – 2001, all appealed against following the hierarchical line.

The risks connected with the Gerico S.p.A. and Esaban S.p.A. disputes are covered by unlimited guarantees already received by the aforementioned companies from the companies transferring the respective tax collection branches of business (each of the savings banks then merged into Cardine Banca and former Banco di Napoli). The abovementioned guarantees cover any losses or contingent liabilities following events prior to the respective dates of transfer and expire in 2005, without prejudice to the court cases pending on that date, for which the abovementioned guarantee is also valid beyond the said expiry date. In light of the events involving the merger of Cardine Banca and Banco di Napoli, SANPAOLO IMI took over the commitments deriving from the aforementioned guarantees, the risks of which are, as a whole, covered by appropriate accruals.

Pursuant to Article 1, commas 426, 426 bis and 426 ter of Law no. 311/2004, the facility has been granted to concessionary companies of correcting, with regard to the inland revenue and other bodies, the administrative responsibilities deriving from the activity carried out until 30 June 2005 by means of payment of a fixed amount per inhabitant served.

GEST Line has decided to adhere to the abovementioned correction by making the first of three payments, equal to 40% of the total sum to pay.

The risk pertaining to the dispute in respect of the tax collection activities of the concession in Venice is not comprised in the aforementioned guarantees and, instead, solely affects the capital of GEST Line. Following the proceedings for fiscal damages because of alleged irregularities by some tax officials, the local section of the General Accounting Office ruled against the licensee.

The measures have been regularly impugned before the administrative and accounting judge, and so have the previously mentioned sentences, with suspension of their executive effect.

The total risk, that – as mentioned – encumbers the equity of GEST Line in its entirety, amounts to about 13 million euro and is offset by a congruous allocation.

The Cirio group insolvency in respect of the sale of bonds

In November 2002, the Cirio group, one of the largest Italian groups operating in the agro-industrial sector, was declared insolvent in respect of the repayment of a loan issued on the Euromarket. This event led to a cross default on all the existing issues. The bonds issued by the Cirio group had a nominal value totaling around 1.25 billion euro. The SANPAOLO IMI Group, like all primary Italian banking groups, had loan transactions with the Cirio group.

Consob proceedings in relation to operations carried out on Cirio bonds

Following the investigations carried out in April-October 2003, in relation to SANPAOLO IMI’s dealings in Cirio bonds during the 2000-2002 three-year period, in a letter of 4 May 2004, Consob raised a series of claims of alleged violation of the regulations governing the sector in which SANPAOLO IMI supposedly operated when trading in the aforementioned bonds.

These claims were notified to the Bank, the members of the Board of Directors and to the Board of Statutory Auditors in office at the time of the dealings, as well as to some company directors who, at various levels, were considered responsible for the activities connected to the alleged irregularities.

Both the Bank and the other accused parties have moved to formulate their statements for their defense. The administrative proceedings were concluded through a decree issued by the Ministry of Finance on 28 February 2005 which, accepting the proposal made by Consob, inflicted fines on each of the accused but it was the Bank which was ordered to pay the relevant amounts, being jointly liable with the other parties according to Art. 195, subsection 9 of D.Lgs. 58/1998.

The Bank and each of the sanctioned parties have appealed against the aforementioned ruling before the competent Court of Appeal of Turin. The relative proceedings were concluded with a measure published on 18 January 2006, in which the Court has rejected the defensive arguments of the opponents, consequently confirming the sanctions decided by the Ministry of Finance, with the exception of three individual positions in relation to which one has ascertained an invalidating defect as to the notification. The Bank has in the meanwhile provided, in its capacity of joint obligor with the parties subject to the sanctions, to comply with the payment order issued to it, reserving itself the right to value, with its consultants, the existence of elements that may serve to corroborate a possible impugnation before the Court of Cassation.

Criminal investigations related to Cirio

At the same time, the Criminal Courts are investigating a number of credit institutions, including SANPAOLO IMI, concerning dealing activities with savers in relation to bonds issued by Cirio group companies and the management of financial activities with the aforementioned group. The investigations, the preliminary stage of which were on 11 May 2005, involve also some corporate people, including two Directors who are no longer in office.

Confident of the absolute regularity, in general terms, of the Company’s activities in relation to the investigations being carried out by the Criminal Courts and, in particular, of the total lack of involvement of the aforementioned company representatives, the Bank is monitoring the development of the proceedings under way.

Revocatory actions filed by the Commission for the Parmalat group companies under insolvency proceedings

In the period between the end of 2004 and mid-2005, the Commission for the Parmalat group companies filed against the SANPAOLO IMI Group - as well as against many other Italian and foreign banks - a series of revocatory actions pursuant to Art. 67, para. 2 of the Bankruptcy Law, aimed at obtaining repayment of all remittances of funds made on current accounts held with SANPAOLO IMI, Cassa di Risparmio in Bologna and Cassa di Risparmio di Padova e Rovigo by Parmalat group companies in the year before the insolvency proceedings were instituted.

The total amount claimed in the eight proceedings thus instituted is equal to approximately 1.261 million euro.

Following the internal preliminary investigation on the legitimacy of the claims, it was considered, in agreement with the legal advisors who assist the Group companies in the legal dispute, that the risk associated with these judgments is barely significant compared to the actual amounts of the claims, as many preliminary legal exceptions could resolve the dispute favorably and also because the claims for the repayment of the sums lack the requisites to be treated as payments.

In connection to some decisions issued between the end of 2005 and the beginning of 2006, the Court of Parma has seen fit, as not manifestly unfounded and significant for the purposes of the decision, to defer the questions of legitimacy raised both by the Banks of the Sanpaolo Group and by other Banks within the context of their respective legal actions aimed at revocation to the scrutiny of the Constitutional Court. The matter will remain suspended until the decision of the Court.

Such risk is sufficiently covered by specific accruals to provisions for risks and charges.

Proceedings aimed at reparation of damages against Banca IMI initiated by the Court-appointed Liquidator of Parmalat S.p.a and Parmalat Finance Corporation B.V.

With a summons of summons received by Banca IMI on 19 September 2005, the Court-appointed Liquidator of Parmalat S.p.a and Parmalat Finance Corporation B.V. has initiated, on behalf of said companies, a suit aimed at obtaining reparation of damages concerning the theorized responsibility resulting from the participation of Banca IMI, as co-lead manager, in the consortiums for the placement concerning three bonded loans issued by Parmalat Finance Corporation B.V. with the guarantee of Parmalat S.p.a. between the beginning of 2000 and the beginning of 2001.

The claim for damages is filed for presumed damages of at least 1,300 million euro, equivalent to the nominal value of the bonds subject to placement.

Banca IMI has appeared before the court raising numerous prejudicial objections concerning the unacceptability and legitimacy - in relation to both constitutional and community law - of the action initiated by the Court-appointed Liquidator and objecting, as to the merits, the complete unfoundedness of every claim for reparation.

Consequently, based on the valuations made by the lawyers assisting Banca IMI, it has not been deemed necessary to make specific allocations.

The management of claims relating to defaulted bonds

As regards complaints by customers holding Parmalat, Cirio and Argentine bonds, the Group policy is that Group companies should carefully evaluate that the financial instruments sold to customers are adequate to each investor’s financial standing.

Contingent liabilities relating to complaints concerning said bonds are adequately covered by accruals to the provision for risks and charges. As of 31 December 2005, the related accruals amounted to 22 million euro.

Dispute relating to the sanction proceedings initiated by Consob against Sanpaolo IMI Asset Management S.G.R. S.p.A.

The pecuniary administrative penalties imposed by the Ministry of Finance upon proposal by Consob because of investigations carried out at the premises of Sanpaolo IMI Asset Management have been appealed against, in accordance with Art. 195 TUF (Consolidated Financial Law), by SGR and its sanctioned representatives before the Court of Appeal of Milan which, on 26 November 2003, ruled that the penalties were illegal. Consob and the Ministry have filed an appeal against this decision before the Italian Court of Cassation. SGR immediately filed a counterclaim, requesting the dismissal of the appeals filed by the Authorities. The related judgment is still pending.

Proceedings initiated by the Antitrust Authority against the former Sanpaolo IMI Wealth Management (now Sanpaolo IMI Asset Management SGR) and the former Fideuram Vita (now A.I.P.)

In January 2004 the Antitrust Authority notified Sanpaolo IMI Wealth Management, as holding company and outsourcer of Sanpaolo Vita, and Fideuram Vita that they were subject to investigations in respect of the purchase of a database from a company specialized in analyzing the insurance market. This database contained information concerning contractual conditions, prices and methods of distribution of life insurance and pension products. Having concluded the investigation, initially performed on a number of insurance companies and then on the aforementioned Group companies, the Antitrust Authority issued, on 30 September 2004, a measure in which, whilst not inflicting pecuniary sanctions, ascertained the existence, among the companies facing proceedings, in violation of Art. 2, para, 2 of Law 287/90, of a horizontal agreement consisting of the exchange of delicate commercial information between competing companies.

The abovementioned sanction was appealed against before the TAR (Regional Administrative Court) in Lazio, which overruled it on 27 April 2005, asserting that no such restriction of competition existed. The Guarantor Authority has impugned the sentence before the Council of State and the relative proceedings, in which both SANPAOLO IMI (that due to subsequent company changes, has taken over the specific positions that originally concerned Sanpaolo IMI Wealth Management) and A.I.P. will present their defenses, are still pending.

Proceedings initiated by the Legal Authorities against certain financial planners of Banca Fideuram and employees of the subsidiary Fideuram Bank Suisse

There are no developments as to the investigations initiated by the Juridical Authorities that concern a number of financial promoters of the Banca Fideuram group and employees of the subsidiary Fideuram Bank Suisse. The disputes concern, in their entirety, the hypothesis of complicity in the crime of illicit practice (that consists of the offer, on the part of a party that is not authorised in Italy, of investment services or financial products) with the exception of a single financial promoter, who is no longer active today, and who is also charged with the crime of money-laundering. The Bank has set up a specific work team for the rigorous verification of the facts, and has assured the investigating authorities the greatest possible collaboration.

Investigations initiated by the Public Prosecutor’s office of Spoleto against Sanpaolo Invest SIM S.p.A. and Banca Fideuram S.p.A.

On 5 May 2005, the Public Prosecutor’s office of Spoleto terminated its investigation of a case involving a number of crimes committed against some customers by a Sanpaolo Invest SIM financial planner.

The investigation involved also some representatives of Sanpaolo Invest who were accused of violating Art. 2638 of the Italian Civil Code on the assumption that they had not informed Consob of the irregularities found in connection with the abovementioned case during verification on the internal control procedures related to the financial planners.

The alleged accusations made against the previously mentioned representatives caused Sanpaolo Invest, as well as Banca Fideuram (held to be jointly responsible by virtue of being the beneficiary of the partial spin-off of the banking branch previously owned by Sanpaolo Invest Sim), to be held liable for the alleged violation of Law 231/2001.

Such responsibility, if established, entails the application of penalties which, with regard to the type of crime challenged to the company representatives, are only pecuniary.

A working group that has been set up at the Parent Bank carefully monitors the proceedings, which have only gone as far as the preliminary stage.

In June 2005, Consob launched an investigation into Sanpaolo Invest SIM with regard to the efficiency of its management and internal control processes.

On conclusion of this investigation, Consob initiated, with writ served on 4 January 2006 against representatives of Sanpaolo Invest Sim and the Company itself as jointly obliged with the former, proceedings aimed at inflicting sanctions for a number of presumed violations of regulations, principally on the subject of internal audits. Sanpaolo Invest Sim and the addressees of the contestations have formulated their deductions, among other things highlighting that the current procedures comply with the regulations in force.

Initiatives taken by Consob against Banca Fideuram S.p.A.

Following a series of meetings held with the management of Banca Fideuram, on 9 June 2005 Consob, as part of its supervisory powers, brought to the attention of Banca Fideuram that there were a number of weaknesses in the procedures followed for investment and con-sultancy services provided to customers as well as in those relating to the internal control systems.

Consob also requested Banca Fideuram to make all necessary arrangements to correct all the weaknesses that had been highlighted in relation to which the Bank had moreover already launched, before the intervention of Consob, a work plan aimed at making the necessary corrections.

The Bank Bodies then approved the actions to be taken to improve the abovementioned procedures, paying particular attention to the assessment of the adequacy of the transaction carried out by it.

Investigations initiated by the Attorney’s Office of Cagliari against employees of Sardinian public employees as well as promoters and employees of Banca Fideuram.

In February 2005 the Attorney’s Office of Cagliari, concluded the preliminary investigation carried out by it concerning a hypothesis of fraud perpetrated to the damage of a number of Sardinian regional institutions; the investigation, that was triggered by crimes committed by a promoter of Banca Fideuram, has also involved employees of the Bank and other promoters of the network structure.

IMI Sir dispute

Other assets include 1.3 million euro that refer to the estimated realizable value of the credit, which was definitively enforced by the Civil Section of the Italian Court of Cassation through sentence no. 2469/03. This sentence has substantially confirmed decision no. 2887, passed by the Rome Court of Appeal on 11 September 2001, which condemned Consorzio Bancario SIR S.p.A. (in liquidation) to reimburse the Bank the sum of 506 million euro previously paid by IMI to the heirs of Mr. Nino Rovelli as compensation for damages, in accordance with the sentence passed by the Rome Court of Appeal on 26 November 1990. However, the sentence changed the ruling on the amount of interest payable by the Consorzio - on the grounds of procedures and not of merit - in respect of whether or not it should include the amount matured from the date on which the appeal was served (equal to around 72.5 million euro as of 31 December 2001). Furthermore, the Italian Court of Cassation referred to another section of the Rome Appeal Court the decision on whether or not the total amount owed to the Bank by the Consorzio should be reduced by approximately 14.5 million euro, as compensation for the damages related to the transaction between the Consorzio and IMI in respect of the additional agreement of 19 July 1979: if the trial judge holds the claim amount unjustified, the sentence against the Consorzio to pay the sum of 506 million euro will be reduced accordingly. In this respect, proceedings have begun, within the terms, for the resummons of the sentence before the Rome Court of Appeal, where judgment is currently pending.

The same Italian Court of Cassation sentence passed final judgment on the right of the Consorzio to be held harmless by Mrs. Battistella Primarosa (heir to Mr. Nino Rovelli) and Eurovalori S.p.A.. The Italian Court of Cassation also endowed the Consorzio’s right to recourse as subordinate to the previous payment of the amount owed to SANPAOLO IMI S.p.A. and assigned the sentence on this particular appeal to the trial judge. Judgment commenced in February 2004 and is still under way.

For the purposes of preparing the financial statements, the book value of the credit subject to the Italian Court of Cassation sentence has been calculated in accordance with applicable accounting standards as regards revenue recognition on the basis of its estimated realizable value, as confirmed by authoritative opinions.

With reference to the above, taking into account that the initiatives taken so far have not achieved tangible results, the Bank has considered that the estimated realizable value of the amount receivable in question should be within the bounds of the Consorzio’s capital and its ability to pay; such amount, net of the effects attributable to the previously mentioned Italian Court of Cassation sentence, being substantially in line with that currently recorded.

In line with the estimated value of the amount receivable, it is worth noting that, since 2001, the investment held in the Consorzio has been written down to zero.

As regards the civil initiatives undertaken as part of the criminal proceedings in relation to the payment of offence damages, it is underlined that on 29 April 2003, the Criminal Section IV of the Court of Milan finally sentenced Rovelli’s heir and the other co-defendants to different terms of imprisonment in relation to their respective levels of responsibility for the crimes committed, as well as to pay the sum of 516 million euro to the plaintiffs as moral damage.

The above sentence was overruled by the Criminal Section II of the Milan Court of Appeal through a sentence issued on 23 May 2005, which, by confirming (though with the mitigation of penalties) the responsibility of the defendants concerning the corruption case that affected the outcome of the IMI Sir dispute, has also revoked the sentence against the defendants to pay damages for moral injury, giving the civil court judge the task to establish the amount of the total offence damages. Such sentence was appealed against and is currently being examined by the Italian Court of Cassation.

In the context, it is extremely clear that the actual amount receivable from Consorzio Bancario SIR S.p.A. in liquidation is correct.

SECTION 2 - INSURANCE COMPANIES’ RISKS

2.1 INSURANCE RISKS

Life branch

The typical risks of a life insurance portfolio can be divided into three main categories of risk: insurance rating risk, death risk and reserve risk.

Insurance rating risks are protected first of all during the definition of the technical features and product pricing and subsequently during the life of the instrument by means of periodic checks on the sustainability and the technical foundations and the hypotheses which were initially adopted in order to understand the effective sustainability and profitability both at the product level and at the portfolio level, including all of the Company’s liabilities. Among the instruments used during definition of a product is profit testing, which apart from measuring the profitability is used to identify in advance any weaknesses (technical or economic) in the product itself, in order to correct them beforehand.

The actuarial risks arise when we record an unfavorable trend in actual accidents compared with the estimated trend when the rate was calculated and these risks are reflected in the level of reserves. The Company guards against these risks by means of statistical analysis of the evolution (subdivided by risk type) of the liabilities of its own contract portfolio. Therefore the evolution for example of the demographic components is protected on the one hand by monitoring the propensity to effective income of our own portfolio, and on the other hand by analyzing the actual accidents of some contractual categories and from the analysis of the forms supplied by the Ministry and, not least, with the active participation in work groups proposed by the Institutional Organs. In terms of reserves, these risks are accounted for via the placing in the financial statements of the supplementary allocations deriving from the abovementioned analyses, i.e. from the use of technical foundations that are updated and recognized at the level of Control Body. Among the risks that require particular attention we mention here also the risks connected with hedging the costs. To this end the Company has developed a detailed analysis model that allows it to analyze costs by product macrocategory and by life cycle of the product itself. This tool, which is shared by several departments of the Company, is used to monitor costs, the correct rate and the sustainability of the reserves.

The mathematical reserves are calculated contract by contract and the methodology used to determine the reserves takes account of all the future commitments of the company. In addition a series of checks is carried out, both detailed (with preventive checks for example on the correct system saving of the variables necessary for the calculation like yields, quotations, technical foundations, parameters for the supplementary reserves, recalculation of the value of single contracts) and overall, by comparing the results with the estimates that are produced on a monthly basis.

Casualty branch

Regarding the assuming of risk, the policies at the time of purchase are checked in order to verify the correspondence of the portfolio with the technical and rate settings agreed with the sales network.

The check, apart from being formal is therefore also substantial and allows, in particular, verification of the exposure in terms of capital - limits of liability.

Afterwards the statistical checks are carried out, to check for potentially anomalous situations (like for example a concentration by area or by type of risk), and to keep under control the accumulation at the level of individual persons (with particular reference to policies that provide cover in the accident and illness branches).

Risk concentration factors

Among the risk concentration factors used for calculating the rates and with particular reference to the R.C.Auto and illness branches, the table below shows the premium assignments for each Italian region.

Regions	premiums
PIEDMONT	34,242
VAL D’AOSTA	195
LIGURIA	673
LOMBARDY	4,060
TRENTINO ALTO ADIGE	13
VENETO	482
FRIULI VENEZIA GIULIA	99
EMILIA ROMAGNA	413
MARCHE	81
TUSCANY	177
UMBRIA	47
LAZIO	8,537
CAMPANIA	1,200
ABRUZZO	155
MOLISE	62
PUGLIA	384
BASILICATA	62
CALABRIA	216
SICILY	320
SARDINIA	115

TOTAL	61,179

Risk protection factors

The reinsurance structure for the year 2005 for the companies Egida and Fideuram Assicurazioni is given below.

Reinsurance structure for Egida S.p.A.

BRANCHES/PRODUCTS	TYPE	QUOTA ASSIGNED/PRIORITY
INJURY	QUOTA ASSIGNED	30%
ILLNESS	QUOTA ASSIGNED	20%
TERRESTRIAL VEHICLES	QUOTA ASSIGNED	50%
FIRE AND NATURAL ELEMENTS	QUOTA ASSIGNED +	50%
NATURAL + GCL	DAMAGE EXCESS	1° layer: 750,000 per risk and 1,000,000 per event; 2° layer: 3,000,000 per event
CL TERRESTRIAL VEHICLES	QUOTA ASSIGNED +	50%
	DAMAGE EXCESS	1° layer: 750,000 per event; 2° layer: 1,500,000 per event
OTHER BRANCHES	QUOTA ASSIGNED	60%
SANPAOLO GROUP CPI CP PRODUCT	QUOTA ASSIGNED	40%
CPI POSTS PRODUCT	QUOTA ASSIGNED	60%

Reinsurance structure for Fideuram Assicurazioni S.p.A.

BRANCHES/PRODUCTS	TYPE	QUOTA ASSIGNED/PRIORITY
INJURY	QUOTA ASSIGNED	25% AVERAGE ASSIGNED previous years;
20% 2005.
	FACULTATIVE	UP TO 60% OF 100%.
Non-standard risks.
	DAMAGE EXCESS	PROTECTING THE REMNANT
1° layer: € 200,000 XS 60,000 deductible aggregate 120,000;
2° layer: € 260,000 XS 260,000;
3° layer: € 520,000 XS 520,000 (at least 2 witnesses);
4° layer: € 4,160,000 XS 1,040,000 (at least 2 witnesses).
ILLNESS	QUOTA ASSIGNED	26% AVERAGE ASSIGNED previous years.
	FACULTATIVE (IPM GUARANTEE)	UP TO 60% OF 100%.
Non-standard risks.
	DAMAGE EXCESS	PROTECTING THE REMNANT
	(IPM GUARANTEE)	1° layer: € 200,000 XS 60,000 deductible aggregate 120,000;
2° layer: € 260,000 XS 260,000;
3° layer: € 520,000 XS 520,000 (at least 2 witnesses);
4° layer: € 4,160,000 XS 1,040,000 (at least 2 witnesses).
FIRE AND NATURAL ELEMENTS	FACULTATIVE	UP TO 80%.
+ GCL		Non-standard risks.
	DAMAGE EXCESS	PROTECTING THE ENTIRE PORTFOLIO
single layer: € 1,948,000 XS 52,000 (per risk and per event).
OTHER PROPERTY DAMAGE	FACULTATIVE	80%.
	DAMAGE EXCESS	PROTECTING THE ENTIRE PORTFOLIO.
Single layer: € 1,948,000 XS 10,000 (per risk and per event).

2.2 FINANCIAL RISKS

QUALITATIVE INFORMATION

The insurance risks, concentrated in the A.I.P. Group, are generated by life policies of the traditional, revaluable type and of the index-linked and unit-linked types. The former offer the insured, apart from participation in the profit from the fund management, a minimum guaranteed level and therefore generate proprietary financial and credit risks for the insurance Company, risks that are linked to the characteristics of the investment portfolio vis-à-vis the commitments made to the insured. Index-linked and unit-linked policies which usually do not present direct risks are are in any case monitored with regard to reputation risks.

In line with the growing attention to value, risk and capital which have in the last two years affected the insurance sector, in 2005 A.I.P. began a series of initiatives aimed both at reinforcing the risk governance and at managing and controlling the risk based capital. In particular, the Company has taken on an Investment Policy that defines the goals and the limits that are needed to distinguish the investments of the separately managed accounts in terms of asset allocation, long-term investments, credit risk, concentration risk and market risk. For investiments vis-à-vis free assets there are special limits in terms of VaR with a time span of a year and a confidence level of 99%.

With regard to management and control of value and risk, in the second half of 2005 the Company launched FAP (Financial Analysis Program), which allows the construction of a dynamic model that can make forecasts of stochastically-generated economic scenarios, simulating the evolution of the value of assets and liabilities based on the technical characteristics of the products, the significant financial variables and a management rule that directs investments disinvestments. The risk factors considered by the model are of an actuarial and financial nature. Among the former, the FAP models risks deriving from the dynamics of an extreme surrendering of policies, from sharp changes in mortality and longevity, and from pressure on costs; among the latter, the FAP takes into consideration scenarios of stress over year-long time spans on interest rates, on credit spread and on stock market trends.

QUANTITATIVE INFORMATION

At the end of 2005, the investment portfolio for traditional revaluable policies and free assets amounted, at market value, to over 20 billion euro and is 94.3% made up of bond securities while the stock component amounts to 5.7%.

In conformance with the directives established by the Investment Policy, the credit quality of the bond investments is high, as is shown in the chart.

A.I.P.: exposure of debt securities by rating

The 10-day VaR of the investments made by A.I.P. vis-à-vis free assets amounts, at the end of December, to 13 million euro.

Financial derivative instruments

The notional values of the financial derivatives at the end of 2005 are shown below:

Financial derivatives: end-of-period notional values

(€/mil)

	Debt securities		Equities		Exchange rate				Total as at
	and interest rates		and equity price index		and gold		Other values		31/12/2005
Type of portfolio/Underlying instrument	Listed	Unlisted	Listed	Unlisted	Listed	Unlisted	Listed	Unlisted	Listed	Unlisted
A Trading	—	4,286	—	—	—	—	—	250	—	4,536
B Hedging	—	106	—	—	—	—	—	—	—	106
Total	—	4,392	—	—	—	—	—	250	—	4,642

The related positive and negative fair values amount, respectively, to 262 million euro and 189 million euro as at 31 December 2005.

Part F — Information on consolidated shareholders’ equity

SECTION 1 – CONSOLIDATED SHAREHOLDERS’ EQUITY

The consolidated shareholders’ equity represents the equity owned by the Group and is made up of all those elements which are not included in the definition of assets or liabilities according to the measurement and quantification methods defined by the international standards.

As regards the management of the economic capital, the average absorbed capital was assigned to the single Business Sectors (Banking, Savings and Assurance, Asset Management and International Private Banking, Central Functions) which form the organizational structure of the SANPAOLO IMI Group, on the basis of the current risks (credit, market and operative) measured according to the VaR approach; those risks are entirely confronted with the tier I capital. The only exception is Banca Fideuram, operating in the sector of Savings and Assurance, for which the exact end of period book value of the shareholders’ equity (excluding the profit of the period) was taken as reference as it is a listed company.

In particular, the Group’s policy of capital management aims at prompt recapitalization of subsidiaries according to specific operative requirements, in compliance with the company’s practice which requires that the maximum dividend possible be distributed by the Group’s companies.

As regards the insurance companies, being part of the Group and operating in the life and/or casualty branches, in compliance with provisions set in the Insurance Code as per L.Dgs. no. 209 of 7 September 2005, such companies must check that the company has sufficient own equity to guarantee the solvency with respect to the commitments taken towards customers.

These requirements are audited through the calculation of the solvency margin (called “corrected” if calculated at consolidation level) which compares the equity at the company’s disposal (capital, equity reserves, subordinated loans within the preset limits and characteristics, in addition to other integrative elements submitted to the approval of the Regulatory Authority), which contribute to quantifying the available margin, with the company’s undertakings (required margin). The amount of such margin is determined on the basis of preset ratios between premiums collected or claims paid (flow data) and the size of technical reserves at year end (stock data).

Under the management profile, the company constantly monitors the presence of minimum requirements of capitalization set by regulations in force, by evaluating the trend of the required margin with respect to the development of the portfolio, in order to calibrate its insurance offer in the best way and manage its equity availability also considering its consistency with the regulatory requirements.

The composition and amount of the Group’s and its components’ equity is shown in Section 15 of the Liabilities – GROUP EQUITY.

SECTION 2 – REGULATORY CAPITAL AND SOLVENCY RATIOS

The concept of risk capital was introduced by the Basel Committee in 1988 and the European guidelines, aiming at limiting the insolvency risk of financial intermediaries, are indicated in the EU Directive 2000/12/EEC.

According to EU instructions, since 1992 Bank of Italy decided that the capital adequacy of a bank should be evaluated according to the ratio between regulatory capital and the total of the weighted risk assets. In particular, the regulatory capital, made of tier I capital and tier II capital, must not be lower, on a consolidated basis, than 8% of weighted risk assets.

Tier 1 capital

The paid-up capital, reserves and capital innovation instruments, such as preferred shares, are top-quality capital elements. The total of such elements, after deduction of own shares or quotas, of intangible assets, as well as of losses recorded in previous and current fiscal years, form the tier I capital. The innovative capital instruments can be included in tier I, up to 15% of the total of tier I capital. The possible surplus can be assigned to the tier II capital and can be classified among the hybrid capitalization instruments.

Tier II capital

The appreciation reserves, the hybrid instruments and subordinated liabilities usually form the tier II capital elements. Tier II capital must not be higher than tier I capital and certain elements included in tier II cannot be higher than a specified amount: subordinated liabilities, for example, cannot exceed 50% of tier I.

The solvency ratio must be calculated on the basis of the amount of tier I capital and tier II capital, net of shareholding investments in financial and insurance companies, hybrid instruments, and subordinated loans granted to the same entities.

In order to evaluate the capital adequacy, the bank capital must be calculated in relation to the amount of weighted assets for its own risk. Therefore, the various asset categories are weighted by granting one of the following risk percentages: 0%, 20%, 50%, 100% and 200%.

Furthermore, as of December 2005, the composition and amount of regulatory capital are being processed in compliance with the so-called “discipline of prudential filters” issued in November 2005 by the Regulatory Body in order to regulate the effects of the implementation of IAS/IFRS on the regulatory capital in banks. The calculation of such capital must take into account provisions set by the Directive 2002/87/EEC regarding financial conglomerates and include deduction of shareholding investments in insurance companies, as well as subordinated loans granted to them.

The approach recommended by the Basel Committee and by CEBS, included in instructions given by the Bank of Italy, broadly states that, for activities differing from trading, capital losses should be deduced line by line at fair value valuation from the tier I capital, and capital gains should be partially computed at fair value valuation in the tier II capital (i.e. asymmetric approach).

In particular, the regulatory capital calculation as of 31 December 2005, took into account the specific provisions given by the Regulatory Body, and according to such recommendations, the following guidelines were applied.

•     Financial assets available for sale: for the “debt securities” and “equities” portfolios, the accumulated net capital losses were deduced line by line from tier I capital and the net capital gain was included at 50% in tier II capital. The evaluation effects of loans were not included in the computation of the regulatory capital, while depreciation deriving from impairment of the creditworthiness of the debtor/issuer were deduced from tier I.

•     Real estate and works of art: capital gains deriving from the adjustment of the real estate costs, made during implementation of IAS, were computed totally in the tier II capital.

•     Fair Value Option: capital losses and capital gains were computed totally in the tier I capital. Furthermore, potential capital losses or capital gains deriving from the adjustment of the creditworthiness of the issuer of securities placed with customers were excluded from the calculation of tier I capital.

•     Commitments for forward purchase of own capital instruments or subsidiaries: the capital resources object of a subscription for forward buying which involve the Group’s immediate assumption of its own company’s risk were deduced from the regulatory capital. Conversely, if they do not involve an immediate risk assumption, they are included in the calculation of the regulatory capital in relation to the contractual duration of the operation.

Furthermore, according to instructions of the Bank of Italy, shareholdings in insurance companies, subordinated assets in portfolio issued by consolidated insurance companies as well as investments in Bank of Italy capital were deducted from the regulatory capital of the banking group according to the specific treatment required.

With regard to the perimeter and methods of consolidation, the following differences were found between the area of application of the rules for regulatory capital and the application of the norms governing financial statements:

•     the companies making up the insurance business are consolidated line by line in order to calculate the net shareholders’ equity but are consolidated using the equity method in calculating the regulatory capital;

•     BanKa Koper D.D. is consolidated line by line in order to calculate the net shareholders’ equity but is consolidated proportionally in calculating the regulatory capital;

•     Cassa dei Risparmi di Forlì S.p.A. and All Funds Bank S.A. are consolidated using the equity method in order to calculate the net company capital but are consolidated proportionally in calculating the regulatory capital.

The regulatory capital and details of the prudential and capital requirements are given below. Their definitive results will be transmitted to the Regulatory Body after approval of these financial statements.

Break-down

31/12/2005
(€/mil)
A. Tier 1 capital before application of prudential filters	10,938
Prudential filters for tier 1 capital:	—
- Poitive IAS/IFRS prudential filters	—
- Negative IAS/IFRS prudential filters	—
B. Tier 1 capital after application of prudential filters	10,938
C. Tier 2 capital before application of prudential filters	4,584
Prudential filters for tier 2 capital:	138
- Poitive IAS/IFRS prudential filters	138
- Negative IA/IFRS prudential filters	—
D. Tier 2 capital after application of prudential filters	4,722
E. Tier 1 and tier 2 capital after application of prudential filters	15,660
Items to be deducted from tier 1 and tier 2 capital	(2,308)
F. Regulatory capital	13,352

Details as at 31 December 2005 of subordinated loans issued by the Group’s banking compartment are given below. It should be noted that the amounts used to determine the consolidated regulatory capital are expressed in nominal values and net of infra-group transactions.

		Amount
		in the
		financial	Amount				Starting date
		statements	in the				of early
	Original	as of	original		Issue	Maturity	redemption
	currency	31/12/05	currency	Interest rate	date	date	of the loan
		(€/mil)	(millions)
Preferred Shares	EUR	1,000	1,000	up to 10/11/2010: 8.126% p.a. subsequently: 1 year Euribor + 3.5% p.a.	10/11/2000	not redeemable	10/11/2010
Total innovative capital
instruments (Tier 1)		1,000
Debenture loan	EUR	132	150	5.75% p.a.	15/09/1999	15/09/2009	(*)
Debenture loan	EUR	200	200	6 months Euribor + 0.50% p.a.	1/10/1999	1/10/2009	(*)
Notes	EUR	500	500	6.375% p.a.	6/04/2000	6/04/2010	(*)
Debenture loan	EUR	6	20	1.00% p.a.	27/04/2001	27/04/2006	(*)
Debenture loan	EUR	299	300	5.55% p.a.	31/07/2001	31/07/2008	(*)
Debenture loan	EUR	1	1	ECB interest rate on repurchase agreement refinancing transactions	20/09/2001	20/09/2006	(*)
Debenture loan	EUR	199	200	5.16% p.a.	2/10/2001	2/10/2008	(*)
Notes	EUR	500	500	up to 28/6/2007 included: 3 months Euribor + 0.49% p.a. subsequently: 3 months Euribor + 1.09% p.a.	28/06/2002	28/06/2012	28/06/2007
Debenture loan	EUR	47	54	up to 15/7/2007: 4.90% p.a. subsequently: 6 months Euribor + 0.76% p.a.	15/07/2002	15/07/2012	15/07/2007
Debenture loan	EUR	127	147	up to 4/12/2007: 4.32% p.a. subsequently: 6 months Euribor + 0.85% p.a.	4/12/2002	4/12/2012	4/12/2007
Notes	EUR	299	300	5.375% p.a.	13/12/2002	13/12/2012	(*)
Notes	EUR	350	350	up to 9/6/2010 excluded: 3.75% p.a. subsequently: 3 months Euribor + 1.05% p.a.	9/06/2003	9/06/2015	9/06/2010
Notes	EUR	150	158	up to 1/7/2008 excluded: 6 months Euribor + 0.48% p.a. subsequently: 6 months Euribor + 1.08% p.a.	1/07/2003	1/07/2013	1/07/2008
Notes	EUR	62	75	up to 29/9/2008 excluded: 6 months Euribor + 0.46% p.a. subsequently: 6 months Euribor + 1.06% p.a.	29/09/2003	29/09/2013	29/09/2008
Notes	GBP	241	165	up to 18/3/2019 excluded: 5.625% p.a. subsequently: 3 months Sterling Libor + 1.125% p.a.	18/03/2004	18/03/2024	18/03/2019
Notes	EUR	700	700	up to 28/6/2011 excluded: 3 months Euribor + 0.30% p.a. subsequently: 3 months Euribor + 0.90% p.a.	28/06/2004	28/06/2016	28/06/2011
Debenture loan	EUR	127	134	up to 3/8/2009 excluded: 3.72% p.a. subsequently: 6 months Euribor + 0.60% p.a.	3/08/2004	3/08/2014	3/08/2009
Notes	EUR	500	500	up to 2/3/2015 excluded: 3.75% p.a. subsequently: 3 months Euribor + 0.89% p.a.	2/03/2005	2/03/2020	2/03/2015
Notes	EUR	25	21	up to 10/6/2005 included: 3 months Euribor + 0.40% p.a. subsequently: 3 months Euribor + 1.00% p.a.	10/06/2005	10/06/2015	10/06/2010
Debenture loan	EUR	16	20	up to 1/8/2010 excluded: 2.90% p.a. subsequently: 6 months Euribor + 0.74% p.a.	1/08/2005	1/08/2015	1/08/2010
Total subordinated liabilities (Tier 2)		4,481
Notes	EUR	50	50	up to 14/11/2004: 1.44289% p.a. subsequently: 1.50% p.a.	26/06/2003	15/11/2007	(*)
Notes	EUR	550	550	3 months Euribor + 0.15% p.a.	20/12/2005	7/01/2008	(*)
Total tier 3 subordinated liabilities		600

Total		6,081

(*)       Early redemption of the loan is not provided for.

Tier 2 subordinated loans to be computed in the regulatory capital at 31 December 2005 amounted to 4.224 million euro.

Preferred securities, to be computed in base capital, meet the following requirements:

•                     the securities are not redeemable, any right to reimbursement on the part of the issuer may not be exercised before 10 years from the issue; reimbursement must be authorized by the Regulatory Body;

•                     the contract includes the possibility to suspend, even partially, remuneration of the securities whenever in the preceding year the Parent Bank that directly controls the issuing companies has not deliberated on the payment of dividends on own shares;

•                     dividends may not be accumulated over subsequent years;

•                     in the case of the liquidation of SANPAOLO IMI, holders of securities will be reimbursed only after all other subordinated and non-subordinated creditors have been satisfied.

Tier 2 subordinated loans are not subject to provisions for early redemption nor to conditions permitting conversion into capital or other form of liability. In more detail, the contracts state:

•                     early redemption may occur when foreseen only on the initiative of the issuer and with the prior authorization of the Regulatory Body;

•                     the duration of relations is no less than five years and, whenever expiry is indeterminate, at least five years warning is giving for reimbursement;

•                     in the case of the liquidation of the issuer, the debt will be reimbursed only after all other not equally subordinated creditors have been satisfied.

Tier 3 subordinated loans, issued to meet market risks, satisfy the following conditions:

•                     original duration of no less than two years;

•                     payment of interests and capital is suspended should the capital requirement of SANPAOLO IMI fall below 7% on an individual basis or 8% on a consolidated basis;

•                     in the case of liquidation of the bank, the debt will be reimbursed only after all other not equally subordinated creditors have been satisfied.

Details of prudential requirements

	31/12/2005 (€/mil)
	Unweighted	Weighted
Category/Value	amounts	amounts/requirements
A. RISK ASSETS
A.1 CREDIT RISK	211,724	135,688
STANDARD METHOD
ON-BALANCE SHEET ASSETS
1. Loans (other than equities and other subordinated assets) to (or secured by):	148,075	94,940
1.1 Governments and central banks	28,279	101
1.2 Public entities	10,162	2,050
1.3 Banks	20,779	4,461
1.4 Other entities (other than residential and non-residential mortgage loans)	88,855	88,328
2. Mortgage loans - residential property	24,603	12,302
3. Mortgage loans - non-residential property
4. Shares, investments and subordinated assets	2,280	2,410
5. Other assets	5,823	3,634
OFF-BALANCE SHEET ASSETS
1. Guarantees and commitments to (or secured by):	30,630	22,305
1.1 Governments and central banks	5,923	1
1.2 Public entities	1,670	334
1.3 Banks	1,395	328
1.4 Other entities (other than residential and non-residential mortgage loans)	21,642	21,642
2. Derivative contracts to (or secured by):	313	97
2.1 Governments and central banks
2.2 Public entities
2.3 Banks	198	39
2.4 Other entities (other than residential and non-residential mortgage loans)	115	58
B. REGULATORY CAPITAL REQUIREMENTS
B.1 CREDIT RISK		10,855
B.2 MARKET RISK		1,219
1. STANDARD METHOD	X	1,219
of which:
+ position risk on debt securities	X	744
+ position risk on equities	X	134
+ exchange rate risk	X	19
+ other risks	X	322
2. INTERNAL MODELS	X	—
of which:
+ position risk on debt securities	X	X
+ position risk on equities	X	X
+ exchange rate risk	X	X
B.3 OTHER REGULATORY REQUIREMENTS	X	23
B.4 TOTAL REGULATORY REQUIREMENTS (B1+B2+B3)	X	12,097
C. RISK ASSETS AND REGULATORY RATIOS
C.1 Risk-weighted assets	X	151,213
C.2 Tier 1 capital/Weighted risk assets (Tier 1 capital ratio)	X	7.2%
C.3 Regulatory capital/Weighted risk assets (Total capital ratio)	X	9.2%

As for the make-up of the regulatory capital and the details of the prudential requirements as at 31 December 2004, see part L – section 8 - Regulatory capital in these Explanatory Notes.

Part G — Business combinations concerning companies or business branches

No business combinations were carried out during 2005 or after the close of the year.

Part H — Transactions with related parties

Transparency procedures

SANPAOLO IMI has identified the Bank’s related parties and has defined a Group procedure to decide on transactions with them, aimed at establishing specific competencies and responsibilities, as well as showing the information flows between the Bank structures and its direct and indirect subsidiaries.

Under the procedure, and in line with the Disciplinary Code, the transactions with related parties deemed significant on the basis of analytical levels according to types of transaction and counterparty, with reference to the Parent Bank, are to be decided by the Board of Directors, after examination by the Technical Audit Committee. The significant transactions undertaken by the subsidiaries with the Parent Bank’s related parties are decided upon by the Board of Directors of the subsidiary company, which must submit the proposal in advance to ensure it is in conformity with the Parent Bank.

In addition to observing the specific decision-making procedure, the Parent Bank structures and the subsidiaries, which originate transactions with related parties, must submit a quarterly report so that the Bank may fulfill the obligations of clause 150 of D.Lgs. 58/1998 (on the subject of a report to the Board of Statutory Auditors) and must fulfill the immediate or periodic reporting requirements in relation to the market. In particular, the market is advised of transactions that are individually significant pursuant to clause 71 bis of Consob Decision 11971 of 14 May 1999.

The preliminary stage of the transactions to be undertaken with related parties follow the same process as granting loans reserved for other non-related parties with the same credit rating. Infra-group loans are subject to specific limits, to comply with the supervisory regulations of the Bank of Italy.

Further information can be found in the “Report on Corporate Governance”.

With regard to transactions with entities that carry out functions of management, administration and control of the Bank, besides the application of clause 2391 of the Italian Civil Code, the special regulations on the obligations of banking representatives set down at clause 136 of D. Lgs 385/1993 and the Surveillance Instructions (Consolidated Banking Law) also apply; they require, in any case, the prior unanimous favourable decision of the Board of Directors, and the unanimous favourable vote of the Board of Statutory Auditors. Those who carry out administrative, management and control functions at Group banks or companies may not undertake obligations and acts of buying or selling, directly or indirectly, with the relevant company, or undertake financial transactions with another Group company or bank without a decision by the appropriate bodies of the contracting company or bank, taken in the way described above. In these cases, furthermore, the obligation or act must have the consent of the Parent Bank issued by the Board of Directors.

1. Information on remuneration of directors and executives

Given the current organizational structure, the Bank decided to include within “executives with strategic responsibilities” (hereafter “key managers”), pursuant to IAS 24, the Directors, the Statutory Auditors, the General Manager of the Parent Bank, the Managers of the Divisions and central structures of the Parent Bank reporting directly to the Managing Director or General Manager, as well as the Manager of the business sector Savings and Assurance because of its particular importance at the consolidated level.

Below are the principal benefits recognized by the group to the key managers under the various forms summarized in the table.

2005
(€/mil)

Short term benefits (1)	23
Benefits following employee termination (2)	1
Other long term benefits (3)	—
Employee termination indemnity (4)	1
Stock option plans (5)	1
Other remuneration (6)	1
Total remuneration paid to executives with strategic responsibilities	27

(1)       Includes fixed and variable fees of directors that may be assimilated with cost of work and social security charges paid by the company for its employees.

(2)       Includes company contribution to pension funds and allocation to employee termination indemnity pursuant to legislation and company regulations.

(3)       Includes estimate of allocations for length of service awards for employees.

(4)       Includes fees paid for early retirement incentive.

(5)       Includes cost for stock option plans determined on the basis of IFRS 2 criteria and charged to financial statements.

(6)       Refers to compensation paid to members of the Board of Statutory Auditors.

The details of remuneration paid to Directors, Statutory Auditors and General Managers pursuant to clause 78 of CONSOB decision 11971 of 4 May 1999, and the stock options plans kept exclusively for them, are reported in Part H of the Explanatory Notes to the Parent Bank financial statements.

The shares in the Parent Bank and the subsidiaries held by the Directors, Statutory Auditors and General Manager of the Parent Bank as well as other entities pursuant to clause 79 of CONSOB decision 11971/99, are detailed in the table set out in Part H of the Explanatory Notes to the Parent Bank financial statements.

2. Information on transactions with related parties

2.1 Transactions of atypical and/or unusual nature

On 28 April 2005 a compromise agreement was completed between Sanpaolo Bank S.A. and Ente Holding S.r.l. (100% controlled by the Fondo Pensioni of the SANPAOLO IMI Group, one of the Bank’s related parties) regarding a real estate transaction between the same Ente Holding S.r.l. and a third party, a defaulting seller on behalf of which Sanpaolo Bank operated on the basis of a fiduciary contract. In compliance with such agreement, Sanpaolo Bank acquired, on a nonrecourse basis, the amounts due (recuperation and compensation) by the defaulting seller to Ente Holding, in respect of a payment of 7.8 million euro made by Sanpaolo Bank in favor of Ente Holding (the amount was equal to the nominal value of the legally binding money deposit paid at the time by Ente Holding); in relation to this compromise agreement, Ente Holding waived its entitlement to interest, charges and main damages arising on the transaction. The compromise was considered adequate and overall fair also from the point of view of Sanpaolo Bank as, given the particularly complex context and the peculiarities of Ente Holding, it avoided a legal dispute and the risks associated with it as well as any additional costs which might have been incurred.

2.2 Transactions of ordinary or recurrent nature

Non-atypical or non-unusual transactions entered into with related parties fall within the scope of the Group’s ordinary activities and are usually entered into at market conditions, based on valuations of mutual economic convenience, in line with the internal procedures mentioned above. Transactions with infra-Group related parties, since they are not part of the consolidated balance sheet, are not included in this report.

However, the report on transactions with related parties put in place by the Parent Bank is included in the Explanatory Notes to the company’s financial statements..

Below are the principal terms of reference of the operations of each category of related party, on the basis of the entities indicated in IAS 24, net of infra-group operations; the paragraph above has information on payments to directors and management.

2.2.1 Transactions with shareholders

Having regard to the ownership structure of SANPAOLO IMI and thus to the shareholders’ agreements entered into on 21 April 2004, while excluding a check, even joint, on the individual shareholders that were parties to those agreements, nonetheless, opting for maximum transparency, the parties to those agreements were included in the list of related parties, as it was not possible to exclude the reconstruction of a position of “significant influence” on the Bank involving those parties. This resulted in the inclusion of entities that exercise control on the important shareholders as well as, with reference to the investment relationships of the important shareholders, the parties controlled by the significant shareholders since they are subject to their direction, when they make significant transactions.

The transactions with those shareholders fall under the Group’s ordinary activity and are entered into at the same market conditions applied to other non-related parties enjoying the same credit rating.

The following table summarizes the relationships with Shareholders at 31 December 2005 and the economic effects of the transactions undertaken during the year.

Shareholders	31/12/2005
(€/mil)
Total financial assets	132
Total other assets	—
Total financial liabilities	126
Total other liabilities	—
Total interest income	3
Total interest expense	(3)
Total commissions income	—
Total commissions expense	—
Total operating costs	—
Total adjustments to financial assets	—
Total other revenues	—
Total other costs	—

2.2.2 Transactions with executives with strategic responsibilities

The relations between the SANPAOLO IMI Group and key managers occur within the normal activities of the Group and are entered into by applying, where appropriate, the agreements made available to all employees, and maintaining complete transparency; or, in relation to independent representatives, with whom there is a fixed-term contract in place, applying the conditions available to consultants of the same standing, in full observance of the relevant laws.

The following table summarizes the relationships in place at 31 December 2005 with executives with strategic responsibilities, and the economic effects of the financial period, including what is set out in the previous chapter on the payments to directors and management.

Executives with strategic responsibilities	31/12/2005
(€/mil)
Total financial assets	1
Total other assets	—
Total financial liabilities	6
Total other liabilities	—
Total interest income	—
Total interest expense	—
Total commissions income	—
Total commissions expense	—
Total operating costs	(27)
Total adjustments to financial assets	—
Total other revenues	—
Total other costs	—

2.2.3 Transactions with subsidiaries not consolidated line by line

It should be noted that transactions with subsidiaries not consolidated line by line are attributable to the ordinary internal operations of a multifunctional banking company.

Subsidiaries not consolidated line by line	31/12/2005
(€/mil)
Total financial assets	40
Total other assets	5
Total financial liabilities	6
Total other liabilities	—
Total interest income	2
Total interest expense	—
Total commissions income	—
Total commissions expense	—
Total operating costs	—
Total adjustments to financial assets	—
Total other revenues	—
Total other costs	—

The list of Group companies and subsidiary companies subject to significant influence at 31 December 2005 is presented in detail in the Explanatory Notes to the Consolidated Financial Statements (Part B – Section 10).

2.2.4 Transactions with associated companies

It should be noted that transactions with associated companies are attributable to the ordinary internal operations of a multifunctional banking company. In this regard, please refer to Part H of the Parent Bank’s Explanatory Notes.

Associated companies	31/12/2005
(€/mil)
Total financial assets	756
Total other assets	—
Total financial liabilities	117
Total other liabilities	—
Total interest income	20
Total interest expense	(4)
Total commissions income	1
Total commissions expense	—
Total operating costs	—
Total adjustments to financial assets	—
Total other revenues	—
Total other costs	—

2.2.5 Transactions with joint ventures

At 31 December 2004 there were no significant relations with joint venture companies nor were there significant economic effects relating to these entities.

2.2.6 Transactions with other related parties

The following table summarizes the relationships with other related parties.

Other related parties	31/12/2005
(€/mil)
Total financial assets	591
Total other assets	—
Total financial liabilities	626
Total other liabilities	2
Total interest income	5
Total interest expense	(4)
Total commissions income	—
Total commissions expense	—
Total operating costs	(17)
Total adjustments to financial assets	—
Total other revenues	—
Total other costs	—

2.3 Significant transactions

During the last year no significant transactions were entered into with related parties.

However, certain relevant transactions are highlighted below:

•                     on 16 February, some important shareholders and associated companies subscribed to some quotas of funds managed by Sanpaolo IMI Fondi Chiusi SGR, for a total amount of 62.5 million euro. The transactions were concluded on the same economic conditions as for other fund subscribers;

•                     on 25 February, quotas of the Fondo Cardine Impresa, managed by Sanpaolo IMI Fondi Chiusi SGR, were also sold by Sanpaolo IMI Private Equity (SPIPE), sponsor of the Fund, to Fondazione Cassa di Risparmio Padova e Rovigo (Shareholder) at the nominal value of 3.3 million euro, the same amount already paid by SPIPE into the Fund, the assignee being obliged to make subsequent payments. The transaction is in line with the strategies approved in SPIPE 2004-2005 industrial plan.

Part I – Payment agreements based on own financial instruments

A. QUALITATIVE INFORMATION

1. Description of payment agreements based on own financial instruments

Stock option

SANPAOLO IMI S.P.A.

At the Shareholders’ Meeting of 31 July 1998, the shareholders authorized the Board of Directors to implement plans for a stock option program for Group executives, by raising increases in paid capital of up to a maximum amount subsequently defined as 40 million euro, corresponding to 14,285,714 shares.

By virtue of this authorization the Board of Directors:

•                     at the meeting of 27 June 2000 launched a second stock option plan, assigning the Managing Directors, acting as General Directors, and 122 other executives, 3,378,270 rights, exercisable from 2003 onwards and not after 31 March 2005, at a subscription price of 16.45573 euro per share. These rights expired in 2005 upon the final deadline for their exercise (31 March 2005);

•                     on 18 December 2001 approved a third stock option plan, assigning 171 Group executives, of which about 40 were employed by subsidiaries, 4,030,000 rights, exercisable after the dividend issue for the financial year 2003 and not after 31 March 2006, at a price of 12.7229 euro.

At the Shareholders’ Meeting of 30 April 2002, the shareholders renewed the Board of Directors’ authorization to implement plans for stock option programs for Group executives, by raising increases in paid capital of up to a maximum amount of 51,440,648 euro, corresponding to 18,371,660 shares.

By virtue of this authorization the Board of Directors:

•                     on 17 December 2002 launched a new stock option plan, assigning 291 Group executives, of which about 77 were employed by subsidiaries, according to the role they occupy, 8,280,000 rights, exercisable after the dividend issue for the financial year 2004 and not after 31 March 2007 (extended to 15 May 2007 by resolution of the Board of Directors on 25 January 2005), at a price of 7.1264 euro;

•                     on 14 November 2005 launched a new stock option plan with the goal of sustaining the Group’s Industrial Plan and of encouraging management activities aimed at reaching three-year objectives and a further increase in the share value. The rights were assigned to 48 executives who occupy key positions within the Group and have a strong influence on strategic decisions aimed at achieving the objectives in the Industrial Plan and at increasing the value of the Group. The 2006-2008 plan includes the assignment of 9,650,000 rights exercisable after the dividend issue for the financial year 2008 and not after 30 April 2012, at an exercise price of 12.3074 euro.

In addition, on 14 May 2002 the Board of Directors launched a stock option program for the President and the Managing Directors, for the three-year period 2001-2003. Based on this plan, Dott. Rainer Stefano MASERA, Dott. Alfonso IOZZO and Rag. Luigi MARANZANA were each assigned a total of 450,000 fixed rights for the three-year period 2001-2003. Rag. Pio BUSSOLOTTO was assigned a total of 300,000 rights for the three-year period 2001-2003. The rights assigned became exercisable – at a price of 12.6244 euro – from the date of the dividend issue for the financial year 2003 and in any case not after 15 May 2006. The latter deadline was extended by a resolution of the Board of Directors on 25 January 2005 (the previous deadline was 31 March 2006). This plan is detailed in Part H of the company explanatory note.

BANCA FIDEURAM S.P.A.

Regarding the subsidiary Banca Fideuram, the following is of note.

On 16 December 2003, the Board of Directors approved a stock option program that assigns, to Banca Fideuram Group’s Private Bankers, options to buy Banca Fideuram shares, at the ratio of one option per share, at a unit price, reestablished following the split with Fideuram Vita, of 4.43 euro. This program closed in December 2005 and involved the assigning of 2,341,727 Banca Fideuram shares to Private Bankers of that bank and of the subsidiary Sanpaolo Invest.

On 16 March 2005, the Board of Directors approved a new stock option program for the three-year period 2005-2007 in favor of the Private Bankers of Banca Fideuram Group, the main elements of which are given below:

•                     the plan involves the assigning of options to buy, at the ratio of one share per option, the Bank’s own shares which were bought by virtue of the authorizations approved by the Ordinary Shareholders’ Meetings. On the basis of calculated estimates, the number of own shares which are destined for the 2005-2007 program has been fixed at around 5-6 million;

•                     the exercise price of the options for the 2005-2007 program has been established, for all recipients, at 4.074 euro;

•                     each recipient of the program will be able to exercise the options in the period between 1 June 2008 and 23 December 2008, on condition that the recipient is working for the company and subject to the achievement of set three-year objectives.

B. QUANTITATIVE INFORMATION

1. Annual changes

In compliance with the provisions of IFRS 2, the following table gives information on the evolution and details of the stock option programs of SANPAOLO IMI Group.

SANPAOLO IMI S.P.A.

Evolution of stock option plans in 2005

	Number of shares	Average exercise price	Market price
		(€)	(€)
Rights existing as at 1/1/2005	16,523,270	10.6955	10.600	(a)
Rights exercised in 2005	-7,694,500	7.3373	—
Rights expired (b)	-3,093,270	16.4557	—
Rights expired in 2005 (c)	-80,000	10.6242	—
Rights assigned in 2005	9,650,000	12.3074	—
Rights existing as at 31/12/2005	15,305,500	12.2362	13.201	(d)
Of which: exercisable as at 31/12/05	—	—	—

(a)          Reference price as at 30/12/2004.

(b)          Concerning rights no longer exercisable following expiry of exercising deadline.

(c)           Concerning rights no longer exercisable following expiry of employee termination indemnity.

(d)          Reference price as at 30/12/2005.

Break-down of rights by exercise price and residual maturity

							of which: exercisable
	Minimum contractual residual maturity						as at 31/12/2005
		May 2004 -	May 2005 -					Average residual
	May 2004 -	May 2006	May 2007	May 2009 -				contractual
Exercise prices (€)	March 2006	(a)	(b)	April 2012	Total		Total	maturity
12.7229	3,420,000	—	—	—	3,420,000		—	—
12.6244	—	1,650,000	—	—	1,650,000		—	—
7.1264	—	—	585,500	—	585,500		—	—
12.3074	—	—	—	9,650,000	9,650,000	(c)	—	—
Total	3,420,000	1,650,000	585,500	9,650,000	15,305,500		—	—

(a)          Original expiry March 2006, deferred to May 2006 by resolution of the Board of Directors on 25 January 2005.

(b)          Original expiry March 2007, deferred to May 2007 by resolution of the Board of Directors on 25 January 2005.

(c)           Of which 4,700,000 rights assigned to executives with strategic responsibilities.

BANCA FIDEURAM S.P.A.

The table below gives the evolution of the stock option programs of Banca Fideuram in the financial year 2005.

Evolution of stock option plans in 2005

	31/12/2005
	Number of options	Average prices	Average expiry
A. Opening balance	3,557,695	4.43	June-December 2005
B. Increases	5,626,203	4.074	X
B.1. New issues	5,626,203	4.074	June-December 2008
B.2. Other changes	—	—	X
C. Decreases	-3,557,695	4.43	X
C1. Annuled	—		X
C2. Exercised	-2,341,727	4.43	X
C3. Expired	—		X
C4. Other changes	-1,215,968	4.43	X
D. Closing balance	5,626,203	4.074	June-December 2008
E. Options exercisable at the end of the year	—	—	X

Part L — Information on comparison with financial year 2004

As is better described in part A – Accounting principles of this explanatory note, SANPAOLO IMI Group has used the facility, provided for by IFRS 1, of deferring the date of first application of IAS 32 and 39 and IFRS 4 until 1 January 2005. Consequently, for the comparative information for the financial year 2004 relating to financial instruments and insurance contracts, the national accounting principles (D.Lgs. 87/92 and related instructions issued by Banca d’Italia) have been applied.

Therefore, the sections of the 2004 consolidated explanatory notes relating to the abovementioned captions are given, suitably modified to take account of the changes to the area of consolidation.

More precisely, the original numbering of the sections given by the above-cited instructions from Banca d’Italia has been maintained.

Information on the balance sheet - Assets

SECTION 1 – LOANS

31/12/2004
(€/mil)
Loans to banks (caption 30)	23,942
Loans to customers (caption 40) (*)	123,201
Total	147,143

(*)          The amount includes 841 million euro of loans to Società per la gestione di Attività S.p.A. (Sga), of which 814 million euro is granted within the intervention pro-vided for by Italian Law 588/96.

Break-down of caption 30 “Loans to banks” (table 1.1 B.1)

31/12/2004
(€/mil)
a) Due from central banks	477
b) Bills eligible for refinancing with central banks	—
c) Loans for finance lease contracts	—
d) Repurchase agreement transactions	12,383
e) Securities lending	193

Break-down of caption 40 “loans to customers” (table 1.2 B.1)

31/12/2004
(€/mil)
a) Bills eligible for refinancing with central banks	—
b) Loans for finance lease contracts	5,370
c) Repurchase agreement transactions	2,306
d) Securities lending	502

Secured loans to customers (table 1.3 B.1.)

31/12/2004
(€/mil)
a) Mortgages	34,099
b) Pledged assets:
1. cash deposits	347
2. securities	4,782
3. other instruments	413
c) Guarantees given by:
1. governments	4,407
2. other public entities	592
3. banks	628
4. other entities	18,812
Total	64,080

Cash loans to customers (Provision B.I. 17.12.98)	(€/mil)

	31/12/2004
		Total
	Gross exposure	adjustments	Net exposure
A. Doubtful loans	6,611	4,083	2,528
A.1 Non-performing loans	4,610	3,462	1,147
A.2 Problem loans	1,642	527	1,115
A.3 Loans in course of restructuring	131	39	92
A.4 Restructured loans	193	45	149
A.5 Unsecured loans exposed to country risk	36	10	25
B. Performing loans	121,770	1,097	120,673
Total loans to customers	128,381	5,180	123,201

Cash loans to banks (Provision B.I. 17.12.98)	(€/mil)

	31/12/2004
		Total
	Gross exposure	adjustments	Net exposure
A. Doubtful loans	30	11	20
A.1 Non-performing loans	3	3	—
A.2 Problem loans	1	1	—
A.3 Loans in course of restructuring	—	—	—
A.4 Restructured loans	—	—	—
A.5 Unsecured loans exposed to country risk	26	7	20
B. Performing loans	23,938	16	23,922
Total loans to banks	23,968	27	23,942

Movements in gross doubtful loans to customers - non-performing loans (table 1.4 B.1.)

31/12/2004
(€/mil)
Non-performing loans (net amount in the financial statement including default interest)	1,147

Movements in gross doubtful loans to customers (Provision B.I. 17.12.98)	(€/mil)

Type/Category			Non-performing loans	Problem loans	Loans in course of restructuring	Restructured loans	Unsecured loans exposed to country risk
A.	Gross exposure as at 1/1/04		4,360	1,818	24	193	31
	A.1	of which: for default interest	791	93	1	1	—
B.	Increases		1,086	1,681	323	254	8
	B.1	from performing loans	175	1,238	123	35	—
	B.2	default interest	123	29	1	1	—
	B.3	transfer from other categories of doubtful loans	618	153	175	156	—
	B.4	other increases	170	261	24	62	8
C.	Decreases		(837)	(1,857)	(217)	(254)	(3)
	C.1	to performing loans	(12)	(144)	—	(39)	—
	C.2	write-offs	(305)	(162)	—	(1)	—
	C.3	collections	(414)	(727)	(25)	(96)	(2)
	C.4	disposals	(15)	(9)	—	—	—
	C.5	transfer to other categories of doubtful loans	(61)	(782)	(178)	(80)	—
	C.6	other decreases	(30)	(33)	(14)	(38)	(1)
D.	Gross exposure as at 31/12/04		4,609	1,642	131	193	36
	D.1	of which: for default interest	844	78	1	—	—

Movements in gross doubtful amounts due from banks (Provision B.I. 17.12.98)	(€/mil)

Type/Category			Non-performing loans	Problem loans	Loans in course of restructuring	Restructured loans	Unsecured loans exposed to country risk
A.	Opening gross exposure as at 1/1/04		6	1	—	—	39
	A.1	of which: for default interest	—	—	—	—	1
B.	Increases		1	—	—	—	1
	B.1	from performing loans	—	—	—	—	—
	B.2	default interest	—	—	—	—	—
	B.3	transfer from other categories of doubtful loans	—	—	—	—	—
	B.4	other increases	1	—	—	—	1
C.	Decreases		(4)	—	—	—	(14)
	C.1	to performing loans	—	—	—	—	—
	C.2	write-offs	(3)	—	—	—	(2)
	C.3	collections	(1)	—	—	—	(12)
	C.4	disposals	—	—	—	—	—
	C.5	transfer to other categories of doubtful loans	—	—	—	—	—
	C.6	other decreases	—	—	—	—	—
D.	Closing gross exposure as at 31/12/04		3	1	—	—	26
	D.1	of which: for default interest	—	—	—	—	—

Movements in adjustments to loans to customers (Provision B.I. 17.12.98)	(€/mil)

Type/Category				Non-performing loans	Problem loans	Loans in course of restructuring	Restructured loans	Unsecured loans exposed to country risk	Performing loans
A.	Total adjustments as at 1/1/04			3,198	646	3	43	9	1,015
	A.1	of which: for default interest		789	93	1	1	—	19
B.	Increases			789	381	71	49	6	220
	B.1	adjustments		521	246	43	20	4	211
		B.1.1	of which: for default interest	123	29	1	1	—	14
	B.2	use of reserves for probable loan losses		21	3	—	—	—	—
	B.3	transfer from other categories of doubtful loans		197	116	23	17	—	9
	B.4	other increases		50	16	5	12	3	—
C.	Decreases			(525)	(500)	(35)	(47)	(5)	(138)
	C.1	write-backs from valuation		(38)	(28)	—	(4)	(1)	(13)
		C.1.1	of which: for default interest	—	—	—	—	—	—
	C.2	write-backs of collection		(114)	(93)	(1)	(16)	—	(37)
		C.2.1	of which: for default interest	(29)	(8)	(1)	—	—	(5)
	C.3	write-offs		(305)	(162)	—	(1)	—	(14)
	C.4	transfer to other categories of doubtful loans		(45)	(205)	(29)	(15)	—	(69)
	C.5	other decreases		(23)	(12)	(5)	(12)	(4)	(5)
D.	Total adjustments as at 31/12/04			3,462	527	39	45	10	1,097
	D.1	of which: for default interest		844	78	1	—	—	13

Movements in adjustments to loans to banks (Provision B.I. 17.12.98)	(€/mil)

Type/Category			Non-performing loans	Problem loans	Loans in course of restructuring	Restructured loans	Unsecured loans exposed to country risk	Performing loans
A.	Total adjustments as at 1/1/04		6	1	—	—	9	11
	A.1	of which: for default interest	—	—	—	—	1	—
B.	Increases		1	—	—	—	2	5
	B.1	value adjustments	1	—	—	—	—	1
		B.1.1 of which: for default interest	—	—	—	—	—	—
	B.2	use of reserves for probable loan losses	—	—	—	—	—	4
	B.3	transfer from other categories of doubtful loans	—	—	—	—	—	—
	B.4	other increases	—	—	—	—	1	—
C.	Decreases		(4)	—	—	—	(4)	—
	C.1	write-backs from valuation	—	—	—	—	—	—
		C.1.1 of which: for default interest	—	—	—	—	—	—
	C.2	write-backs due of collection	—	—	—	—	—	—
		C.2.1 of which: for default interest	—	—	—	—	—	—
	C.3	write-offs	(4)	—	—	—	(2)	—
	C.4	transfer from other categories of doubtful loans	—	—	—	—	—	—
	C.5	other decreases	—	—	—	—	(2)	—
D.	Total adjustments as at 31/12/2004		3	1	—	—	7	16
	D.1 of which: for default interest		—	—	—	—	—	—

Loans to customers and banks resident in nations exposed to country risk	(€/mil)

	Gross exposure
		of which: unsecured
Country	Total	book value	weighted value
Brazil	51	30	29
Azerbaijan	37	12	12
Venezuela	13	8	8
Trinidad and Tobago	4	4	4
Argentina	51	3	3
Serbia and Montenegro	3	2	2
Costa Rica	1	1	—
Cayman Islands	18	—	—
Lebanon	11	—	—
Dominican Republic	9	—	—
Pakistan	6	—	—
Philippines	4	—	—
Other	3	2	2
Total gross exposure	211	62	60
Total value adjustments	17	17
Net exposure as at 31/12/04	194	45

SECTION 2 - SECURITIES

31/12/2004
(€/mil)
Treasury bills and similar bills eligible for refinancing with central banks (caption 20)	2,612
Bonds and other debt securities (caption 50)	23,702
Shares, quotas and other equities (caption 60)	3,026
Total	29,340

Investment securities (table 2.1 B.1.)	(€/mil)

		31/12/2004
		Book value	Market value
1.	Debt securities
	1.1 Government securities
	– quoted	2,088	2,155
	– unquoted	46	58
	1.2 other securities
	– quoted	540	546
	– unquoted	453	496
2.	Equities
	– quoted	7	7
	– unquoted	63	63
Total		3,197	3,325

Dealing securities (table 2.3 B.1.)	(€/mil)

		31/12/2004
		Book value	Market value
1.	Debt securities
	1.1 Government securities
	– quoted	7,827	7,827
	– unquoted	24	24
	1.2 other securities
	– quoted	6,130	6,130
	– unquoted	9,206	9,440
2.	Equities
	– quoted	2,623	2,623
	– unquoted	333	333
Total		26,143	26,377

SECTION 3 - EQUITY INVESTMENTS

31/12/2004
(€/mil)
Equity investments (caption 70)	3,652
Investments in Group companies (caption 80)	1,082
Total	4,734
– significant investments carried at equity	1,824
– other equity investments carried at cost	2,910

Break-down of caption 80 “investments in group companies” (table 3.5 B.1)

31/12/2004
(€/mil)
a)	in banks
	1. quoted	—
	2. unquoted	—
b)	in financial institutions
	1. quoted	—
	2. unquoted	8
c)	other
	1. quoted	—
	2. unquoted	1,074
Total		1,082

Break-down of caption 70 “investments” (table 3.4 B.1)

		31/12/2004
		(€/mil)
a)	in banks
	1. quoted	1,505
	2. unquoted	797
b)	in financial institutions
	1. quoted	—
	2. unquoted	381
c)	other
	1. quoted	203
	2. unquoted	766
Total		3,652

Investments in Group companies (table 3.6.1 B.I.)

31/12/2004
(€/mil)
A. Opening balance	1,130
B. Increases
B1. purchases	1
B2. write-backs	—
B3. revaluation	—
B4. other changes	214
C. Decreases
C1. sales	226
C2. adjustments	18
of which:
- long-term write-downs	—
C3. other changes	19
D. Closing balance	1,082
E. Total revaluations	69
F. Total adjustments	871

Other equity investments (table 3.6.2 B.I.)

31/12/2004
(€/mil)
A. Opening balance	3,654
B. Increases
B1. purchases	31
B2. write-backs	123
B3. revaluation	—
B4. other changes	421
C. Decreases
C1. sales	165
C2. adjustments	60
of which:
- long-term write-downs	10
C3. other changes	352
D. Closing balance	3,652
E. Total revaluations	245
F. Total adjustments	1,046

Amounts due to and from Group companies (table 3.2 B.I.)

31/12/2004
(€/mil)
a) Assets
1. due from banks	—
of which:
- subordinated	—
2. due from financial institutions	18
of which:
- subordinated	—
3. due from other customers	250
of which:
- subordinated	150
4. bonds and other debt securities	139
of which:
- subordinated	2
Total assets	407
b) Liabilities
1. due to banks	59
2. due to financial institutions	10
3. due to other customers	230
4. securities issued	1,036
5. subordinated liabilities	—
Total liabilities	1,335
c) Guarantees and commitments
1. guarantees issued	4
2. commitments	—
Total guarantees and commitments	4

Assets and liabilities with investee companies (other than Group companies) (table 3.3 B.I.)

31/12/2004
(€/mil)
a) Assets
1. due from banks	1,371
of which:
- subordinated	10
2. due from financial institutions	1,659
of which:
- subordinated	1
3. due from other customers	797
of which:
- subordinated	—
4. bonds and other debt securities	307
of which:
- subordinated	9
Total assets	4,134
b) Liabilities
1. due to banks	1,150
2. due to financial institutions	367
3. due to other customers	213
4. securities issued	—
5. subordinated liabilities	—
Total liabilities	1,730
c) Guarantees and commitments
1. guarantees issued	788
2. commitments	434
Total guarantees and commitments	1,222

Amounts due to and from affiliated companies

31/12/2004
(€/mil)
a) Assets
1. due from banks	817
of which:
- subordinated	—
2. due from financial institutions	457
of which:
- subordinated	—
3. due from other customers	49
of which:
- subordinated	—
4. bonds and other debt securities	18
of which:
- subordinated	9
Total assets	1,341
b) Liabilities
1. due to banks	80
2. due to financial institutions	12
3. due to other customers	5
4. securities issued	—
5. subordinated liabilities	—
Total liabilities	97
c) Guarantees and commitments
1. guarantees issued	182
2. commitments	10
Total guarantees and commitments	192

SECTION 5 - OTHER ASSETS

31/12/2004
(€/mil)
Other assets (caption 150)	20,174
Accrued income and prepaid expenses (caption 160)	3,827
Total	24,001

Break-down of caption 150 “other assets” (break-down 5.1 B.1)

31/12/2004
(€/mil)
Derivative contracts and currency transactions:	12,785
- valuation of derivatives on interest rates and stockmarket indices	9,886
- premiums paid on purchased options	1,465
- other derivative contracts	897
- effect of currency hedges, forex swap and cross-currency swap	537
Unprocessed transactions	2,497
Due from tax authorities	845
- advanced taxes on Employee termination indemnity - Law 662/96	53
- advanced taxes pursuant to L.D. 10 December 2003 no. 341	562
- other loans	230
Amounts receivable for uncollected tax dues	1,253
Amounts in transit with branches and subsidiaries	925
Reimbursement of the incentive pursuant to the Ciampi Law suspended	200
Loans to Carlyle Group	155
Deposit with the Bank of Italy relating to Isveimer liquidation	58
Deposit with the Bank of Italy in connection with coverage of Sga’s losses	7
Other items	1,449
Total	20,174

Break-down of caption 160 “accrued income and prepaid expenses” (break-down 5.2 B.1)

31/12/2004
(€/mil)
Accrued income
- income from derivative contracts	1,636
- interest from loans to customers	517
- interest on securities	277
- interest on loans to banks	89
- other	220
Prepaid expenses
- commissions on placement of securities and mortgage loans	75
- up front fees and other charges on derivative contracts	355
- discounts on bond issues	245
- other expenses	413
Total	3,827

Break-down of subordinated assets (table 5.4 B.1.)

31/12/2004
(€/mil)
a) Due from banks	10
b) Loans to customers	151
c) Bonds and other debt securities	255
Total	416

Information on the balance sheet - Liabilities

SECTION 6 - PAYABLES

31/12/2004
(€/mil)
Due to banks (caption 10)	28,277
Due to customers (caption 20)	88,510
Securities issued (caption 30)	47,986
Public funds administered (caption 40)	150
Total	164,923

Due to banks (caption 10)

31/12/2004
(€/mil)
Due to central banks
- repurchase agreements and securities loaned	551
- other deposits from the Italian Exchange Office	193
- other deposits from central banks	2,334
Due to other banks
- deposits	7,155
- repurchase agreements and securities loaned	7,960
- medium-/long-term loans from International Organizations	7,565
- current accounts	848
- other	1,671
Total	28,277

Detail of caption “due to banks” (table 6.1 B.1)

31/12/2004
(€/mil)
a) Repurchase agreements	8,154
b) Securities loaned	357

Due to customers and securities issued (captions 20 and 30)

31/12/2004
(€/mil)
Due to customers
- current accounts	58,826
- repurchase agreements and securities loaned	11,664
- deposits	14,410
- short-term payables relating to special management services carried out for the Government	37
- other	3,573
Securities issued
- bonds	41,076
- certificates of deposit	2,904
- banker’s drafts	646
- other securities	3,360
Total	136,496

Detail of caption “due to customers” (table 6.2 B.1)

31/12/2004
(€/mil)
a) Repurchase agreements	11,356
b) Securities loaned	308

Public funds administered (caption 40)

31/12/2004
(€/mil)
Funds provided by the State	43
Funds provided by regional public authorities	107
Total	150
of which:
funds with risk borne by the Government pursuant to Law 6/2/87 no.19	9

SECTION 8 - CAPITAL, EQUITY RESERVES, RESERVE FOR GENERAL BANKING RISKS AND SUBORDINATED LIABILITIES

Capital, equity reserves and the reserve for general banking risks

Comparative data to compare for the financial year 2004 is given in Part B of Information on the consolidated balance sheet – section 15.

Regulatory capital

The following table gives the break-down of the regulatory capital and the details of the prudential requirements the results of which are not affected by the application of international accounting principles since they are regulated by the Bank of Italy regulations in force.

Category/Value	31/12/2004
(€/mil)
A. Regulatory capital
A.1 Tier 1 capital	10,860
A.2 Tier 2 capital	5,356
A.3 Items to be deducted	(840)
A.4 Regulatory capital	15,376
B. Regulatory prudential requirements
B.1 Credit risk	9,568
B.2 Market risk	1,045
of which:
- risks of the dealing portfolio	1,039
- exchange risks	6
- concentration risks	—
B.2. 1 Tier 3 subordinated loans	594
B.3 Other minimum requirements	63
B.4 Total minimum requirements	10,676
C. Risk assets and capital adequacy ratios
C.1 Risk weighted assets (*)	133,450
C.2 Tier 1 capital/Risk weighted assets	8.1%
C.3 Tier 1 capital/Risk weighted assets (**)	12.0%

(*)          Total mimimum requirements multiplied by the minimum compulsory ratio for credit risks.

(**)   On the basis of Bank of Italy letter no.10155 dated 3 August 2001, in order to compute the Total Risk ratios, Tier 3 subordinated loans are considered a component of total capital.

Subordinated liabilities

	Original currency	Amount in the financial statements as at 31/12/04	Amount in the original currency	Interest rate	Issue date	Maturity date	Starting date of early redemption of loan
		(€/mil)	(millions)
Preferred Shares	EUR	1,000	1,000	up to 10/11/2010: 8.126% p.a. subsequently: 1 year Euribor + 3.5% p.a.	10/11/2000	not redeemable	10/11/2010
Total innovative capital instruments (Tier 1)		1,000
Notes	USD	69	94	6 months LIBOR - 0.25% p.a. (a)	30/11/1993	30/11/2005		(*)
Debenture loan	EUR	136	150	5.75%	15/09/1999	15/09/2009		(*)
Debenture loan	EUR	200	200	6 months Euribor + 0.50% p.a.	01/10/1999	01/10/2009		(*)
Notes	EUR	500	500	6.375% p.a.	06/04/2000	06/04/2010		(*)
Notes	EUR	347	350	up to 6/4/2005 excluded: 3 months Euribor + 0.50% p.a. subsequently: 3 months Euribor + 1.25% p.a.	06/04/2000	06/04/2010	06/04/2005
Notes	EUR	1,000	1,000	up to 27/9/2005 excluded: 3 months Euribor + 0.65% p.a. subsequently: 3 months Euribor + 1.25% p.a.	27/09/2000	27/09/2010	27/09/2005
Debenture loan	EUR	6	20	1.00% p.a.	27/04/2001	27/04/2006		(*)
Debenture loan	EUR	299	300	5.55% p.a.	31/07/2001	31/07/2008		(*)
Debenture loan	EUR	1	1	ECB interest rate on repurchase agreement refinancing transactions	20/09/2001	20/09/2006		(*)
Debenture loan	EUR	199	200	5.16% p.a.	02/10/2001	02/10/2008		(*)
Notes	EUR	499	500	up to 28/6/2007 included: 3 months Euribor + 0.49% p.a. subsequently: 3 months Euribor + 1.09% p.a.	28/06/2002	28/06/2012	28/06/2007
Debenture loan	EUR	48	54	up to 15/7/2007: 4.90% subsequently: 6 months Euribor + 0.76% p.a.	15/07/2002	15/07/2012	15/07/2007
Debenture loan	EUR	133	147	up to 4/12/2007: 4.32% p.a. subsequently: 6 months Euribor + 0.85% p.a.	04/12/2002	04/12/2012	04/12/2007
Notes	EUR	300	300	5.375% p.a.	13/12/2002	13/12/2012		(*)
Notes	EUR	346	350	up to 9/6/2010 excluded: 3.75% p.a. subsequently: 3 months Euribor + 1.50% p.a.	09/06/2003	09/06/2015	09/06/2010
Notes	EUR	150	158	up to 1/7/2008 excluded: 6 months Euribor + 0.48% p.a. subsequently: 6 months Euribor + 1.08% p.a.	01/07/2003	01/07/2013	01/07/2008
Notes	EUR	62	75	up to 29/9/2008 excluded: 6 months Euribor + 0.46% p.a. subsequently: 6 months Euribor + 1.06% p.a.	29/09/2003	29/09/2013	29/09/2008
Notes	GBP	234	165	up to 18/3/2019 excluded: 5.625% p.a. subsequently: 3 months Sterling Libor + 1.125% p.a.	18/03/2004	18/03/2024	18/03/2019
Notes	EUR	700	700	up to 28/6/2011 excluded: 3 months Euribor + 0.30% p.a. subsequently: 3 months Euribor + 0.90% p.a.	28/06/2004	28/06/2016	28/06/2011
Notes	EUR	132	134	up to 3/8/2009 excluded: 3.72% p.a. subsequently: 6 months Euribor + 0.60% p.a.	03/08/2004	03/08/2014	03/08/2009
Total subordinated liabilities (Tier 2)		5,361
Debenture loan	EUR	345	350	2.98% p.a.	15/05/2003	15/11/2005		(*)
Notes	EUR	50	50	up to 14/11/2004: 1.44% p.a. subsequently: 1.50% p.a.	26/06/2003	15/11/2007		(*)
Bond	EUR	199	200	2.42%	30/06/2003	30/12/2005		(*)
Total tier 3 subordinated liabilities		594
Total		6,955

(*)          Early redemption of the loan is not provided for.

(a)          With a minimum of 5.375% and a maximum of 8.250%

SECTION 9 - OTHER LIABILITIES

31/12/2004
(€/mil)
Other liabilities (caption 50)	22,755
Accrued expenses and deferred income (caption 60)	2,651
Total	25,406

Break-down of caption 50 “other liabilities” (table 9.1 B.1)

31/12/2004
(€/mil)
Items relating to derivative contracts and currency transactions:	13,389
- Valuation of derivatives on interest rates and stockmarket indices	10,438
- Valuations of foreign currency derivative contracts	1,204
- Premiums collected on options sold	875
- Other derivative contracts	872
Amounts available for third parties	2,180
Unprocessed transactions	1,923
Amounts in transit with branches and subsidiaries	733
Illiquid items for portfolio transactions	602
Tax payment accounts	599
Amounts due to personnel	486
Amounts due to the Inland Revenue	688
Caution money for land and property assets	145
Securities transactions	130
Amounts receivable for settlement	72
Other items	1,808
Total	22,755

Break-down of caption 60 “accrued expenses and deferred income” (table 9.2 B.1)

31/12/2004
(€/mil)
Accrued expenses
- interest on securities issued	543
- charges on derivative contracts	1,373
- interest on amounts due to banks	105
- payroll and other operating costs	5
- interest on amounts due to customers	85
- other expenses	142
Deferred income
- up front and other income on derivative contracts	81
- interest on discounted portfolio	29
- other revenues	288
Total	2,651

Other information

SECTION 10 - GUARANTEES AND COMMITMENTS

31/12/2004
(€/mil)
Guarantees (caption 10)	17,299
Commitments (caption 20)	29,815
Total	47,114

Break-down of caption 10 “guarantees granted” (table 10.1 B.1.)

31/12/2004
(€/mil)
a) Commercial guarantees	10,097
b) Financial guarantees	7,086
c) Assets lodged in guarantee	116
Total	17,299

Break-down of caption 20 “commitments” (table 10.2 B.1)

31/12/2004
(€/mil)
a) Commitments to grant finance (certain to be called on)	9,079
b) Commitments to grant finance (not certain to be called on)	20,736
Total	29,815

Detail of caption 20 “commitments”

31/12/2004
(€/mil)
Purchase of securities not yet settled	2,783
Commitments for derivatives on loans	1,397
Other commitments certain to be called on	700
Undrawn lines of credit granted	12,556
Put options issued	1,613
Mortgage loans and leasing contracts to be disbursed	6,279
Deposits and loans to be made	4,074
Membership of Interbank Deposit Guarantee Fund	159
Other commitments not certain to be called on	254
Total	29,815

Assets lodged in guarantee of own liabilites (table 10.3 B.1.)

31/12/2004
(€/mil)
Portfolio securities lodged with third parties to guarantee repurchase agreements	9,679
Securities lodged with clearing houses for derivative market transactions	9
Securities lodged with Central Banks to guarantee advances	839
Securities lodged with the Bank of Italy to guarantee banker’s drafts	165
Other tied bonds	2,375
Total	13,067

Active margins to be used for credit lines (table 10.4 B.1.)

31/12/2004
(€/mil)
a) Central banks	99
b) Other banks	305
Total	404

Forward transactions (table 10.5 B.1.)	(€/mil)

	Hedged	Dealing	Other
31/12/2004	transactions.	transactions (*)	transactions	Total
1. Purchase/sale of
1.1 Securities
– purchases	—	2,780	—	2,780
– sales	—	2,352	—	2,352
1.2 Currencies
– currency against currency	2,525	970	—	3,495
– purchases against euro	6,785	1,996	—	8,781
– sales against euro	5,201	2,049	—	7,250
2. Deposits and loans
– to be disbursed	—	—	4,235	4,235
– to be received	—	—	5,356	5,356
3. Derivative contracts
3.1 With underlying asset exchange
a) securities
– purchases	2	4,881	384	5,267
– sales	1,109	2,421	681	4,211
b) currencies
– currency against currency	21	4,850	—	4,871
– purchases against euro	2,442	8,107	—	10,549
– sales against euro	225	7,882	—	8,107
c) other values
– purchases	—	—	—	—
– sales	—	—	—	—
3.2 Without underlying asset exchange
a) currencies
– currency against currency	—	69	—	69
– purchases against euro	—	24	—	24
– sales against euro	—	44	—	44
b) other instruments (**)
– purchases	24,725	369,557	257	394,539
– sales	16,155	390,412	4,122	410,689
Total	59,190	798,394	15,035	872,619

(*)            Also include the derivative contracts hedging items belonging to the dealing portfolio for 5,846 million euro.

(**)     Includes basis swap contracts for 19,938 million euro both in purchases and sales.

Notional amounts	(€/mil)

	Interest rate	Exchange	Stockmarket
31/12/2004	related	rate related	index related	Other	Total
OTC trading contracts
- Forward (a)	25,435	3,513	—	—	28,948
- Swap (b)	554,026	456	—	—	554,482
- Options purchased	26,292	10,475	4,655	—	41,422
- Options sold	41,060	9,925	6,548	—	57,533
- Other	978	40	113	—	1,131
Exchange traded contracts				—
- Futures purchased	37,986	12	24	—	38,022
- Futures sold	45,390	19	56	—	45,465
- Currency against currency futures	—	49	—	—	49
- Options purchased	736	—	2,624	—	3,360
- Options sold	453	—	2,236	—	2,689
- Other	—	—	—	—	—
Total trading contracts	732,356	24,489	16,256	—	773,101
Total non-trading	36,827	15,043	9,329	—	61,199
Grand total (c)	769,183	39,532	25,585	—	834,300
- of which unquoted contracts	684,617	39,453	20,646	—	744,716

(a)       The entry includes the F.R.A. contracts and the forward currency buying and selling transactions.

(b)       The entry mainly includes the I.R.S., C.I.R.S. and basis swap contracts.

(c)        Includes basis swap contracts for the amount of 19,938 million euro and does not include forward currency transactions with original duration less than 2 days and amounting overall to 3,658 million euro.

Residual maturity of notional amounts of OTC derivative contracts	(€/mil)

	Up to	Between	Beyond
31/12/2004	12 months	1 and 5 years	5 years	Total
Interest rate related	286,031	252,035	146,551	684,617
Exchange rate related	33,899	4,971	583	39,453
Stockmarket index related	7,706	10,039	2,901	20,646
Other contracts	—	—	—	—

Notional amounts, market value and similar add on of OTC derivative contracts	(€/mil)

	Interest rate	Exchange	Stockmarket
31/12/2004	related	rate related	index related	Other	Total
Notional amounts	684,617	39,453	20,646	—	744,716
A. Market value of OTC trading contracts
A.1 positive market value	10,934	460	471	—	11,865
A.2 negative market value	(11,023)	(454)	(406)	—	(11,883)
B. Add on	3,118	210	374	—	3,702
C. Market value of OTC non-trading contracts
C.1 positive market value	509	270	544	—	1,323
C.2 negative market value	(1,043)	(988)	(191)	—	(2,222)
D. Add on	108	270	283	—	661
Equivalent credit risk (A.1+B+C.1+D)	14,669	1,210	1,672	—	17,551

Notional amounts and market values of quoted contracts	(€/mil)

31/12/2004	Interest rates	Foreign exchange	Share prices	Other	Total
Notional amounts	84,566	79	4,939	—	89,584
A. Market value of OTC trading contracts
A.1 positive market value	7	2	3	—	12
A.2 negative market value	(18)	(1)	(2)	—	(21)
B. Market value of OTC non-trading contracts
B.1 positive market value	—	—	—	—	—
B.2 negative market value	—	—	—	—	—

Credit quality of OTC derivative contracts, by counterparty	(€/mil)

			Equivalent
	Positive market		credit risk (a)
	value	Add on	(current value)
Governments and central banks	—	7	7
Banks	11,849	3,964	15,813
Other operators	1,339	392	1,731
Total	13,188	4,363	17,551

(a)          Includes the equivalent credit risk for contracts with original duration not longer than 14 days. The presence of agreements of Master Netting Agreement allows reduction of the equivalent credit risk shown above for 12,523 million euro with regard to credit bodies and for 137 million euro with regard to other operators.

Credit derivative contracts (table 10.6 B.1.)	(€/mil)

Type of transaction	Dealing	Other transactions	Total
1. Hedging purchases
1.1 With underlying asset exchange
– credit default swap	833	233	1,066
– credit linked note	—	202	202
1.2 Without underlying asset exchange
– credit default swap	250	—	250
2. Hedging sales			—
2.1 With underlying asset exchange
– credit default swap	798	372	1,170
– credit linked note	—	40	40
2.2 Without underlying asset exchange
– credit default swap	150	—	150
– credit linked note	6	30	36
Total	2,037	877	2,914

Contribution of the insurance business to the consolidated balance sheet

SECTION 13 – INSURANCE BUSINESS – BALANCE SHEET DATA

ASSETS

The contributions of the insurance business are made up as follows:

Insurance business contributions

31/12/2004
(€/mil)
Insurance business assets (Captions A, C, D, E, F, G)	39,429
Insurance reserves attributable to reassures (Caption D-bis)	25
Total	39,454

The contributions shown on the consolidated financial statements of SANPAOLO IMI Group from the operations of the insurance business are shown in the format given in the ISVAP specifications. These contributions take account of the changes in the area of consolidation of the insurance business determined by the introduction of international accounting principles – reconcilable with the line by line consolidation of Egida and the collective investment organisms in which Assicurazioni Internazionali di Previdenza (A.I.P.) holds the majority of risks/benefits – the netting of existing infra-group links between the insurance business and the banking group and refer only to items affected by the application of IAS 32 and 39 dealing with financial instruments and IFRS 4 on insurance contracts.

Insurance business contributions - balance sheet - assets (*)	(€/mil)

A.	LOANS TO SHAREHOLDERS FOR SHARE CAPITAL SUBSCRIBED NOT PAID IN							1	0
	of which called up share capital			2	0

B.	INTANGIBLE ASSETS

		1. Acquisition commissions to be amoritized		3	X
		2. Other acquisition costs		4	X
		3. Goodwill		5	X
		4. Other intangible assets		6	X
		5. Consolidation difference		7	X			8	X

C.	INVESTMENTS

	I.	- Land and buildings				9	X
	II.	- Investments in group companies and in other investee companies
		1. Shareholdings:
		a) Parent company	10
		b) subsidiaries	11
		c) affiliates	12
		d) associates	13
		e) other	14	15	0
		2. Bonds issued by companies		16	258
		3. Financing to companies		17		18	258
	III.	- Other financial investments
		1. Shares and quotas		19	83
		2. Quotas of mutual funds		20	551
		3. Bonds and other fixed-income securities		21	14.686
		4. Loans		22	7
		5. Quotas in mutual investments		23
		6. Deposits with credit institutions		24
		7. Other financial investments		25	18	26	15.345
	IV.	- Deposits with ceding companies				27		28	15.603

D.	INVESTMENTS IN FAVOR OF THE INSURED OF THE LIFE BRANCHES, WHO BEAR THE RISK AND ARISING ON PENSION FUND MANAGEMENT							29	22.912

D bis.		TECHNICAL RESERVES REASSURED WITH THIRD PARTIES
		I. - CASUALTY BRANCH
		1. Premiums fund		30	11
		2. Claims fund		31	11
		3. Other		32		33	22
		II. - LIFE BRANCHES
		1. Technical reserves		34	3
		2. Funds for amounts to be disbursed		35
		3. Other reserves		36
		4.Technical reserves for investment risks to be borne by the insured and funds from pension fund management		37		38	3	39	25

E.	LOANS
	I.	- Receivables arising on direct insurance transactions				40	19
	II.	- Receivables arising on reinsurance transactions				41
	III.	- Other loans				42	537	43	556

F.	OTHER ASSET CAPTIONS
	I.	- Tangible assets and inventories				44	1
	II.	- Cash and cash equivalents				45	321
		- Own shares or quotas				46
	IV.	- Other assets				47	9	48	331

G.	ACCRUALS AND DEFERRALS							49	27

TOTAL ASSETS								50	X

(*)  The captions reporting an “X” are not impacted by the introduction of IAS 32/39 and IFRS 4; therefore such data are disclosed in the relative sections of the consolidated explanatory notes in the 2004 column of 2005 financial statements.

Loans: break-down (Caption E)

31/12/2004
(€/mil)
Receivables arising on direct insurance transactions	19
Other loans	537
Total	556

Other loans: break-down (Caption E III)

31/12/2004
(€/mil)
Amounts receivable from the inland revenue	450
Other loans	87
Total	537

LIABILITIES

The contributions of the insurance business are made up as follows:

Insurance business contributions

31/12/2004
(€/mil)
Insurance business liabilities (Captions B, F, G, H)	638
Technical reserves (Captions C, D)	38,849
Total	39,487

The contributions reported in the consolidated financial statements of SANPAOLO IMI Group from the operations of the insurance business are shown in the format given in the ISVAP specifications. These contributions take account of the changes in the area of consolidation of the insurance business determined by the introduction of international accounting principles – reconcilable with the line by line consolidation of Egida and the collective investment organisms in which Assicurazioni Internazionali di Previdenza (A.I.P.) holds the majority of risks/benefits – the netting of existing infra-group links between the insurance business and the banking group and refer only to items affected by the application of IAS 32 and 39 dealing with financial instruments and IFRS 4 on insurance contracts.

Insurance business contributions - balance sheet - liabilities and shareholders’ equity (*)	(€/mil)

A. SHAREHOLDERS’ EQUITY
I. Group shareholders’ equity
1 - Share capital suscribed or similar provision		51	X
2 - Capital reserves		52	X
3 - Consolidation reserves		53	X
4 - Valuation reserves for non consolidated equity investments		54	X
5 - Translation reserve		55	X
6 - Reserves for own shares and parent bank shares		56	X
7 - Profit (loss) for the period		57	X	58	X
II. Minority interest
1 - Third party capital and reserves		59	X
2 - Profit (loss) attributable to minority interests		60	X	61	X	62	X

B. SUBORDINATED LIABILITIES						63	155

C. TECHNICAL RESERVES
I. - CASUALTY BRANCH
1. Premiums fund		64	39
2. Claims fund		65	21
3. Equalisation reserve		66	0
4. Other reserves		67	1	68	61
II. - LIFE BRANCHES
1. Technical reserves		69	15.964
3. Funds for amounts to be disbursed		70	14
5. Other reserves		71	35	72	16.013	73	16.074

D. TECHNICAL RESERVES FOR INVESTMENT RISKS TO BE BORNE BY THE INSURED AND FUNDS FROM PENSION FUND MANAGEMENT						74	22.775

E. PROVISIONS FOR RISKS AND CHARGES
1. Provisions for pensions and similar obligations				75	X
2. Tax provisions				76	X
3. Consolidation provision for future risks and charges				77	X
4. Other provisions				78	X	79	X

F. DEPOSITS RECEIVED BY REINSURERS						80	3

G PAYABLES AND OTHER LIABILITIES
I.	- Payables arising on direct insurance transactions			81	64
II.	- Payables arising on reinsurance transactions			82	3
III	- Bond loans			83
IV	- Due to banks and financial institutions			84
V	- Payables with collateral			85
VI	- Other loans and financial payables			86	4
VII	- Provisions for employee termination indemnities			87
VIII	- Other amounts due			88	67
IX	- Other liabilities			89	341	90	479

H. ACCRUALS AND DEFERRALS						91	1

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY						92	X

(*)  The captions reporting an “X” are not impacted by the introduction of IAS 32/39 and IFRS 4; therefore such data are disclosed in the relative sections of the consolidated explanatory notes in the 2004 column of 2005 financial statements.

Other information

The contributions reported on the consolidated financial statements of SANPAOLO IMI Group from the operations of the insurance business are shown in the format given in the ISVAP specifications.

Insurance business contributions - balance sheet - guarantees, commitments and other memorandum accounts	(€/mil)

GUARANTEES, COMMITMENTS AND OTHER MEMORANDUM ACCOUNTS
I	- Guarantees given	93	10
II	- Guarantees received	94	0
III	- Guarantees given to third parties in the Parent Bank’s interest	95	0
IV	- Commitments	96	4.460
V	- Third-party commodities	97	0
VI	- Assets in pension funds managed in the name or on behalf of third parties	98	0
VII	- Securities deposited with third parties	99	30.677
VIII	- Other memorandum accounts	100	0

Information on the statement of income

SECTION 1 - INTERESTS

31/12/2004
(€/mil)
Interest income and similar revenues (caption 10)	7,197
Interest expenses and similar charges (caption 20)	(3,534)

Break-down of caption 10 “Interest income and similar revenues” (table 1.1 B.I)

31/12/2004
(€/mil)
a) Loans to banks	445
of which:
– due from Central Banks	40
b) Loans to customers	5,796
of which:
– loans using public funds	—
c) On debt securities	931
d) Other interest income	25
Total	7,197

Break-down of caption 10 “Interest income and similar revenues” (table 1.3 B.I)

31/12/2004
(€/mil)
a) On assets denominated in foreign currency	248

Break-down of caption 20 “Interest expense and similar charges” (table 1.2 B.I)

31/12/2004
(€/mil)
a) On amounts due to banks	(694)
b) On amounts due to customers	(957)
c) On securities issued (*)	(1,369)
of which:
– on certificates of deposit	(60)
d) On loans using public funds	—
e) Subordinated liabilities	(294)
f) Negative balance of differentials on hedging transactions (**)	(220)
Total	(3,534)

(*)   Excluding interests on subordinated securities included in item e)

(**) Represent the net effect of differentials on hedging derivative contracts

Break-down of caption 20 “Interest expense and similar charges” (table 1.4 B.I)

31/12/2004
(€/mil)
a) On liabilities denominated in foreign currency	(261)

SECTION 2 - COMMISSIONS

31/12/2004
(€/mil)
Commission income (caption 40)	3,980
Commission expense (caption 50)	(764)

Break-down of caption 40 “commission income” (table 2.1 B.I)

31/12/2004
(€/mil)
a) Guarantees granted	96
b) Credit derivatives	4
c) Management, dealing and advisory services
1. securities dealing	106
2. currency trading	29
3. portfolio management:
3.1 individual	218
3.2 collective	1,319
4. custody and administration of securities	59
5. depositary bank	136
6. placement of securities	34
7. order collection	89
8. advisory services	19
9. distribution of third party services:
9.1 portfolio management:
a) individual	28
b) collective	27
9.2 insurance products	350
9.3 other products	2
d) Collection and payment services	345
e) Servicing for securitization transactions	—
f) Tax collection services	169
g) Other services	950
Total	3,980

Break-down of sub-caption “g) Other services”

31/12/2004
(€/mil)
Loans granted	314
Deposits and current account overdrafts	352
Current accounts	177
Other services	107
Total	950

Break-down of caption 40 “commission income”: “products and services distribution channels” (table 2.2 B.I)

31/12/2004
(€/mil)
a) with own operating points:
1. portfolio management	1,123
2. placement of securities	30
3. third party services and products	213
b) outside supply:
1. portfolio management	414
2. placement of securities	4
3. third party services and products	194

Break-down of caption 50 “commission expense” (table 2.3 B.I)

31/12/2004
(€/mil)
a) Guarantees received	(4)
b) Credit derivatives	(4)
c) Management and dealing services:
1. securities dealing	(57)
2. currency trading	(1)
3. portfolio management:
3.1 own portfolio	—
3.2 third party portfolio	(86)
4. custody and administration of securities	(26)
5. placement of securities	(8)
6. door-to-door sales of securities, products and services	(352)
d) Collection and payment services	(97)
e) Other services	(129)
Total	(764)

Break-down of sub-caption “e) Other services”

31/12/2004
(€/mil)
Dealing activities on loan transactions	(71)
Loans obtained	(1)
Dealing activities on financial transactions	(4)
Other services	(53)
Total	(129)

SECTION 3 - PROFITS AND LOSSES FROM FINANCIAL TRANSACTIONS

Analysis of caption 60 “profits (losses) from financial transactions” (Table 3.1 B.I.)	(€/mil)

	Security	Currency	Other
31/12/2004	transactions	transactions	transactions	Total
A1. Revaluations	324	—	7,079	7,403
A2. Writedowns	(216)	—	(7,083)	(7,299)
B. Other profits and losses	106	65	(48)	123
Total	214	65	(52)	227
of which:
1. on Government securities	59
2. on other debt securities	160
3. on equities	217
4. on security derivatives	(222)

SECTION 5 - ADJUSTMENTS, WRITE-BACKS AND PROVISIONS

31/12/2004
(€/mil)
Adjustments to loans and provisions for guarantees and commitments (caption 120)	(914)
Writebacks of adjustments to loans and provisions for guarantees and commitments (caption 130)	410
Provisions to reserves for probable loan losses (caption 140)	(17)
Adjustments to financial fixed assets (caption 150)	(106)
Writebacks of adjustments to financial fixed assets (caption 160)	124

Analysis of caption 120 “adjustments to loans and provisions for guarantees and commitments” (Table 5.1 B.I.)

31/12/2004
(€/mil)
a) Adjustments to loans	(879)
of which:
- general adjustments for country risk	(3)
- other general adjustments	(80)
b) Provisions for guarantees and commitments	(35)
of which:
- general provisions for country risk	—
- other general provisions	(17)
Total	(914)

Break-down of caption 130 “writebacks on provisions for guarantees and commitments”

31/12/2004
(€/mil)
Revaluation of loans previously written down	84
Revaluation of loans previously written off	4
Revaluation of provisions for guarantees and commitments	21
Collection of loan principal previously written down	219
Collection of loan principal and interest previously written off	40
Collection of default interest previously written down	42
Total	410

Analysis of caption 150 “adjustments to financial fixed assets”

31/12/2004
(€/mil)
Adjustments to equity investments	(78)
Adjustments to other investment securities	(28)
Total	(106)

Detail of adjustments to equity investments

31/12/2004
(€/mil)
Hutchison 3G Italia S.p.A.	(61)
Fiat S.p.A.	(5)
Compagnia Assicuratrice Unipol S.p.A.	(3)
Kiwi II Ventura - Serviços de Consultoria S.A.	(3)
Praxis Calcolo S.p.A.	(1)
Euromedia Venture Belgique S.A.	(1)
Fin. Ser. S.p.A.	(1)
Volare Group S.p.A.	(1)
Other adjustments	(2)
Total	(78)

SECTION 6 - OTHER STATEMENT OF INCOME CAPTIONS

31/12/2004
(€/mil)
Dividends and other revenues (caption 30)	152
Extraordinary income (caption 190)	286
Extraordinary charges (caption 200)	(138)
Income taxes for the period (caption 240)	(754)

Break-down of caption 30 “dividends and other revenues”

31/12/2004
(€/mil)
On shares, quotas and other equities	79
On equity investments not consolidated line by line or valuated using the equity method	73
Santander Central Hispano S.A.	39
CDC Ixis S.A.	8
Banca d’Italia	4
Borsa Italiana S.p.A.	3
Banco del Desarrollo S.A.	2
Compagnia Assicuratrice Unipol S.p.A.	2
Banca delle Marche S.p.A.	2
Serene S.p.A.	2
Autostrada BS-VR-VI-PD S.p.A.	1
Biat S.A.	1
Centro Leasing S.p.A.	1
Banksiel S.p.A.	1
SI Holding S.p.A.	1
AEM Torino S.p.A.	1
Other minority interests	5
Total	152

Break-down of caption 190 “Extraordinary income”

31/12/2004
(€/mil)
Extraordinary income	73
Non-existent liabilities	7
Appropriation of securities prescribed	2
Disposal of own shares	50
Adjustment of collection accounts	—
Capital gains on:
- equity investments	124
- interests in consolidated companies	3
- investment securities	3
- other financial fixed assets	2
- tangible and intangible fixed assets	22
Total	286

Break-down of caption 200 “Extraordinary charges”

31/12/2004
(€/mil)
Amnesty and facilitated conditions	(3)
Non-existent assets	(5)
Transactions for legal disputes	0
Restructured	(3)
Staff leaving incentives	(18)
Extraordinary expenditure towards customers of private bankers	(5)
Adjustment of collection accounts	0
Extraordinary charges for supplementary pension funds	(15)
Charges for robberies	(6)
Capital losses on:
- investment securities	—
- equity investments (disposal)	(1)
- equity investments (assignment)	(50)
- other financial fixed assets	—
- tangible and intangible fixed assets	(13)
Other extraordinary expenditure	(19)
Total	(138)

Break-down of caption 240 “Income taxes for the period” (Provision B.I 03.08.99)

31/12/2004
(€/mil)
1. Current taxes	(626)
2. Changes in deferred tax assets	(82)
3. Changes in deferred tax liabilities	(46)
4. Income taxes for the period	(754)

Contribution of the insurance business to the consolidated statement of income

SECTION 8 – INSURANCE BUSINESS – STATEMENT OF INCOME DATA

The contributions of the insurance business are made up as follows:

Contribution from the insurance compartment

31/12/2004
(€/mil)
Casualty branch technical income gross of administrative costs	10
Life branch technical income gross of administrative costs	(1,478)
Total	(1,468)

The contributions shown on the consolidated financial statements of SANPAOLO IMI Group from the operations of the insurance business, are shown in the format given in the ISVAP specifications. These contributions take account of the changes in the area of consolidation of the insurance business determined by the introduction of international accounting principles – reconcilable with the line by line consolidation of Egida and the collective investment organisms in which Assicurazioni Internazionali di Previdenza (A.I.P.) holds the majority of risks/benefits – the netting of existing infra-group links between the insurance business and the banking group and refer only to items affected by the application of IAS 32 and 39 dealing with financial instruments and IFRS 4 on insurance contracts.

Insurance business contributions - statement of income 2004 - technical statements of casualty branches (*)	(€/mil)

I. TECHNICAL STATEMENTS OF CASUALTY BRANCHES

1. RELEVANT PREMIUMS, NET OF DISPOSALS IN REINSURANCE
a) Gross accountable premiums			1	46
b) (-) Premiums disposed of in reinsurance			2	18
c) Change in gross total of premiums fund			3	(12)
d) Change in premiums fund borne by reinsurers			4	4	5	20

3. OTHER TECHNICAL INCOME, NET OF DISPOSALS IN REINSURANCE					7	0

4. CHARGES FOR CLAIMS, NET OF RECOVERIES AND DISPOSALS IN REINSURANCE
a) Amounts paid
aa) Gross amount	8	(15)
bb) (-) Quotas borne by reinsurers	9	5
cc) Change in recoveries net of quotas borne by reinsurers	10		11	(10)
c) Change in claims fund
aa) Gross amount	12	(2)
bb) (-) Quotas borne by reinsurers	13	2	14	0	15	(10)

5. CHANGE IN OTHER TECHNICAL RESERVES, NET OF DISPOSALS IN REINSURANCE					16	0

6. MONEY REFUND OFFERS AND INVESTMENTS IN EARNINGS, NET OF DISPOSALS IN REINSURANCE					17	0

7. COSTS:
a) Acquisition commissions		18		(8)
b) Other acquisition costs		19		0
c) Change in commissions and other acquisition costs to be amortized		20		0
d) Collection commissions		21		0
e) Other administrative costs		22		X
f) (-) Commissions and investments in earnings received from reinsurers		23		8	24	X

8. OTHER TECHNICAL CHARGES, NET OF DISPOSALS IN REINSURANCE					25	0

9. CHANGE IN EQUALIZATION RESERVES					26	0

10. INCOME OF THE TECHNICAL STATEMENTS OF CASUALTY BRANCHES (CAPTION III. 1)					27	X

(*)          The captions reporting an “X” are not impacted by the introduction of IAS 32/39 and IFRS 4; therefore such data are disclosed in the relative sections of the consolidated explanatory notes in the 31 December 2004 column of the 2005 financial statements.

Insurance business contributions - statement of income 2004 - technical statements of life branches (*)	(€/mil)

II. TECHNICAL STATMENTS OF LIFE BRANCHES

1. ANNUAL PREMIUMS, NET OF DISPOSALS IN REINSURANCE
a) Gross accountable premiums			28	8.542
b) (-) Premiums disposed of in reinsurance			29	3	30	8.539

2. (+) QUOTAS OF INVESTMENTS TRANSFERRED FROM THE NON-TECHNICAL STATEMENTS (Caption III.5)					40	X

3. INCOME AND UNREALIZED CAPITAL GAINS RELATED TO INVESTMENTS IN FAVOR OF THE INSURED WHO BEAR THE RISK AND ARISING ON PENSION FUND MANAGEMENT					41	1.611

4. OTHER TECHNICAL INCOME, NET OF DISPOSALS IN REINSURANCE					42	202

5. CHARGES FOR CLAIMS, NET OF DISPOSALS IN REINSURANCE
a) Amounts paid
aa) Gross amount	43	(2.702)
bb) (-) Quotas borne by reinsurers	44	0	45	(2.702)
b) Change in reserve for amounts to be paid
aa) Gross amount	46	(14)
bb) (-) Quotas borne by reinsurers	47	0	48	(14)	49	(2.716)

6. CHANGE IN MATHEMATICAL RESERVES AND OTHER TECHNICAL RESERVES, NET OF DIPOSALS IN REINSURANCE
a) Mathematical reserves:
aa) Gross amount	50	(3.048)
bb) (-) Quotas borne by reinsurers	51	1	52	(3.047)
b) Other
aa) Gross amount	56	(38)
bb) (-) Quotas borne by reinsurers	57	0	58	(38)
c) Tehcnical reserves for investment risks to be borne by the insured and deriving from pension funds
aa) Gross amount	59	(4.186)
bb) (-) Quotas borne by reinsurers	60	0	61	(4.186)	62	(7.271)

7. MONEY REFUND OFFERS AND INVESTMENTS IN EARNINGS, NET OF DISPOSALS IN REINSURANCE					63

8. COSTS:
a) Acquisition commissions			64	(219)
b) Other acquisition costs			65	0
c) Change in commissions and other acquisition costs to be amortized			66	0
d) Collection commissions			67	(94)
e) Other administrative costs			68	X
f) (-) Commissions and investments in earnings received from reinsurers			69	1	70	X

9. EQUITY AND FINANCIAL CHARGES AND UNREALIZED CAPITAL LOSSES RELATED TO INVESTMENTS IN FAVOR OF THE INSURED WHO BEAR THE RISK AND ARISING ON PENSION FUND MANAGEMENT					75	(385)

10. OTHER TECHNICAL CHARGES, NET OF DISPOSALS IN REINSURANCE					76	(3)

11. INCOME OF THE TECHNICAL STATEMENTS OF LIFE BRANCHES (CAPTION III. 2)					78	X

(*)          The captions reporting an “X” are not impacted by the introduction of IAS 32/39 and IFRS 4; therefore such data are disclosed in the relative sections of the consolidated explanatory notes in the 31 December 2004 column of the 2005 financial statements.

Insurance business contributions - statement of income 2004 - non-technical statements (*)	(€/mil)

III. NON-TECHNICAL STATEMENTS

1. INCOME OF THE TECHNICAL STATEMENTS FOR CASUALTY BRANCHES (CAPTION I. 10)					79	X

2. INCOME OF THE TECHNICAL STATEMENTS FOR LIFE BRANCHES (CAPTION II. 13)					80	X

3. INCOME FROM INVESTMENTS:
a) Income from shares and quotas
aa) Quotas of annual income on equity investments evaluated using the equity method	81
bb) Other	82	4	83	4
b) Income from other investments:
aa) Land and buildings	84	3
bb) Other investments	85	596	86	599
c) Recoveries of adjustments to investments			87	21
d) Profits from realization of investments			88	133	89	757

4. EQUITY AND FINANCIAL CHARGES:
a) Investment management charges and passive interest			90	(56)
b) Adjustments to investments			91	(8)
c) Losses on realization of investments			92	(17)	93	(81)

5. (-) QUOTA OF PROFIT FROM INVESTMENTS TRANSFERRED TO THE TECHNICAL STATEMENTS OF CASUALTY BRANCHES (CAPTION I. 2)					94	X

6. OTHER INCOME					95	23

7. OTHER CHARGES					98	(20)

8. INCOME FROM ORDINARY ASSETS					99	X

9. EXTRAORDINARY INCOME					100	17

10. EXTRAORDINARY CHARGES					101	0

11. INCOME FROM EXTRAORDINARY ASSETS					102	X

12. PRE-TAX PROFIT					103	X

13. INCOME TAX FOR THE YEAR					104	X

14. CONSOLIDATED INCOME					105	X

15. PROFIT (LOSS) ATTRIBUTABLE TO MINORITY INTERESTS					106	X

16. GROUP PROFIT (LOSS)					107	X

(*)          The captions reporting an “X” are not impacted by the introduction of IAS 32/39 and IFRS 4; therefore such data are disclosed in the relative sections of the consolidated explanatory notes in the 31 December 2004 column of the 2005 financial statements.

Yearly premiums, net of reinsurance transfers - Casualty Branch (Caption 1)

Casualty Branch	31/12/2004
(€/mil)
Injury, Sickness	27
Land vehicles	—
Fire and other property damage	2
General responsibility	1
Credit and security	—
Pecuniary losses	3
Legal protection	—
Assistence	1
34
Premiums transferred in reinsurance, net of premium fund	(14)
Total	20

Yearly premiums, net of reinsurance transfers – Life Branch (Caption 1)

Life Branches	31/12/2004
(€/mil)
Branch I	3,342
Branch III	4,222
Branch V	978
Total	8,542

Expenses related to losses, net of recoveries and reinsurance transfers - Casualty Branch (Caption 4)

Casualty Branch	31/12/2004
(€/mil)
Injury, Sickness	(11)
Land vehicles	—
Fire and other property damage	(1)
General responsibility	(1)
Pecuniary losses	—
Legal protection	—
Assistance	—
(13)
Losses and reinsurers reserve	3
Total	(10)

Expenses related to losses, net of reinsurance transfers – Life Branch (Caption 5)

Direct labor	31/12/2004
(€/mil)
Amounts paid	(2,702)
- branch I	(1,176)
- branch III	(1,424)
- branch V	(102)
Commission amounts to be paid	(14)
- branch I	(13)
- branch III	—
- branch V	(1)
Indirect labor	—
Total	(2,716)

Proceeds from investments (Caption 3)

31/12/2004
(€/mil)
Proceeds from shares and quotas	4
Proceeds from other investments	599
Adjustments to equity investments	21
Proceeds from profits from realization of investments	133
Total	757

Capital and financial expenses (Caption 4)

31/12/2004
(€/mil)
Management expenses for investment and interest liabilities	(56)
Adjustments to investments	(8)
Losses on realization of investments	(17)
Total	(81)

[INSERT LOGO]

PricewaterhouseCoopers SpA

AUDITORS’ REPORT IN ACCORDANCE WITH ARTICLE 156 OF LAW
DECREE No 58 DATED 24 FEBRUARY 1998

To the Shareholders of Sanpaolo IMI SpA

1                                          We have audited the consolidated financial statements of Sanpaolo IMI SpA and its subsidiaries (the “Sanpaolo IMI Group”), which comprise the consolidated balance sheet, consolidated statement of income, statement of changes in consolidated shareholders’ equity, statement of consolidated cash flow and the related consolidated explanatory notes as of 31 December 2005. These consolidated financial statements are the responsibility of Sanpaolo IMI’s Directors. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The aforementioned consolidated financial statements have been prepared for the first time in accordance with the International Financial Reporting Standards as adopted by the European Union.

2                                          We conducted our audit in accordance with the auditing standards and criteria recommended by CONSOB. In accordance with those standards and criteria, the audit has been planned and performed to obtain the necessary assurance about whether the consolidated financial statements are free of material misstatement and, taken as a whole, are reliable. An audit includes examining, on a sample basis, evidence supporting the amounts and disclosures in the financial statements, as well as assessing the appropriateness of the accounting principles used and the reasonableness of the estimates made by the Directors. We believe that our audit provides a reasonable basis for our opinion.

The responsibility for the audit of the financial statements of certain subsidiaries, representing 7 per cent of the consolidated assets, 2 per cent of the consolidated net interest income and 19 per cent of the consolidated net interest and other banking income, is that of other auditors.

3                                          The consolidated financial statements present, for comparative purpose, the prior year corresponding figures prepared in accordance with the same accounting principles, except for the effect of the application of IAS 32, IAS 39 and IFRS 4 which, as permitted by IFRS 1, have been applied starting from 1 January 2005. Furthermore, note “Information on transition to the international accounting standards”, attachment to the explanatory notes to

Sede legale e amministrativa: Milano 20149 Via Monte Rosa 91 Tel. 0277851 Fax 027785240 Cap. Soc. 3.754,400,00 Euro i.v., C.F. e P. IVA a Reg. Imp. Milano 12979880155 Iscritta al n. 43 dell’Albo Consob - Altri Uffici: Bari 70125 Viale della Repubblica 110 Tel. 0805429863 - Bologna 40122 Via delle Lame 111 Tel. 051526611 - Brescia 25124 Via Cefalonia 70 Tel. 0302219811 - Firenze 50129 Viale Milton 65 Tel. 0554627100 - Genova 16121 Piazza Dante 7 Tel. 01029041 - Napoli 80121 Piazza dei Martin 30 Tel. 0817644441 - Padova 35137 Largo Europa 16 Tel. 0498762677 - Palermo 90141 Via Marchese Ugo 60 Tel. 091349737 - Parma 43100 Viale Tanara 20/A Tel. 0521242848 - Roma 00154 Largo Fochetti 29 Tel. 06570251 - Torino 10129 Corso Montevecchio 37 Tel. 011556771 - Trento 38100 Via Manzoni 16 Tel. 0461237004 - Treviso 31100 Viale Felissent 90 Tel. 0422696911 - Trieste 34125 Via Cesare Battisti 18 Tel. 0403480781 - Udine 33100 Via Poscolle 43 Tel. 043225789 - Verona 37122 Corso Porta Nuova 125 Tel. 0458002561

the consolidated financial statements, explains the effects of the transition to International Financial Reporting Standards as adopted by the European Union. As shown in that note the Directors have modified the information related to the IFRS transition information required by IFRS 1, which have been formerly approved and published in appendix on the mandatory half year report at 30 June 2005, to take advantage of the “Fair Value Option” amendment to IAS 39, endorsed by the European Union on 15 November 2005. This IFRS transition information has been previously audited by us and reference is made to our report dated 25 October 2005. The information presented in note “Information on transition to the international accounting standards” have been audited by us to provide a reasonable basis for our opinion on the consolidated financial statements at 31 December 2005.

4                                          In our opinion, the consolidated financial statements of Sanpaolo IMI Group as of 31 December 2005 comply with International Financial Rerporting Standards as adopted by the European Union; accordingly, they give a true and fair view of the financial position, the results of operations, the changes in shareholders’ equity and cash flows of Sanpaolo IMI Group for the year then ended.

Turin, 11 April 2006

PricewaterhouseCoopers SpA

Signed by
Sergio Duca
(Partner)

(This report has been translated from the original which was issued in accordance with Italian legislation. References in this report to the Financial Statements refer to the Financial Statements in original Italian and not to their translation)

Attachments

ATTACHMENT TO THE REPORT ON GROUP OPERATIONS

PRO FORMA RECONSTRUCTION OF THE CONSOLIDATED STATEMENT OF INCOME
FOR 2004 (FULL IAS)

ATTACHMENTS TO THE CONSOLIDATED EXPLANATORY NOTES

INFORMATION ON TRANSITION TO INTERNATIONAL ACCOUNTING STANDARDS

RECONCILIATION STATEMENT OF SHAREHOLDERS’ EQUITY AND NET PROFIT
FOR THE YEAR OF THE PARENT COMPANY AND OF CONSOLIDATED
SHAREHOLDERS’ EQUITY AND NET PROFIT FOR THE YEAR

LIST OF EQUITY INVESTMENTS GREATER THAN 10% OF CAPITAL
IN UNLISTED COMPANIES AND LIMITED LIABILITY COMPANIES

PRO FORMA RECONSTRUCTION OF THE CONSOLIDATED STATEMENT OF INCOME FOR 2004 (FULL IAS)

The following tables show the reconciliation between the 2004 Statement of Income prepared according to the Italian accounting principles (Italian GAAP) and the full IAS-compliant 2004 Statement of Income given in the Board of Directors’ Report.

In particular:

•                                          Table 1 (Reconciliation of Statements of Income reclassified according to Italian GAAP and IAS) sets out again in a conventional manner the Italian GAAP results of the items of the reclassified IAS Statement of Income;

•                                          Table 2 (Break-down of reclassifications and changes in Statements of Income reclassified according to Italian GAAP and IAS) gives the main disclosure reclassifications introduced by the new IAS principles and the main reconciliations of the two Statements of Income by updating the situation which was published in the quarterly report at 30 September 2005;

•                                          lastly, Table 3 (Break-down of further reclassifications and adjustments to reclassified (full IAS) 2004 Statement of income), shows the further disclosure changes introduced by Banca d’Italia circular no. 262 of 22 December 2005 and the effects of the application of IFRS 5 on the regrouping of Fideuram/Wargny.

Reconciliation of Statements of Income reclassified according to Italian GAAP and IAS - Tab. 1

(€/mil)

Statement of Income IT GAAP	2004	IT GAAP Statement of income disclosed on IAS schemes	2004
	financial year		financial year
Net interest income	3,569	Net interest income	3,569
Net commissions and other net income from dealing	3,240	Net commissions	3,240
Profits and losses from financial transactions and dividends on shares	432	Income from credit disposals, assets held to maturity and repurchase of financial liabilities	—
		Dividends and income from other financial assets and liabilities	432
Profits from subsidiaries carried at equity and dividends from investments	351	Profits (losses) on equity investments	351
		Income from insurance business	—
Total operating income	7,592	Total operating income	7,592
Net adjustments on loans	(525)	Net adjustments due to deterioration of loans	(525)
Net adjustments to financial fixed assets	18	Net adjustments to other financial assets	18
Net operating income	7,085	Net operating income	7,085
Personnel costs	(2,803)	Personnel costs	(2,803)
Other administrative costs (including duties and taxes)	(1,762)	Other administrative costs	(1,762)
Adjustments to tangible and intangible fixed assets	(457)	Net adjustments to tangible and intangible assets	(457)
	(5,022)	Operating costs	(5,022)
Other net income	320	Other net income/expenses	320
Impairment of goodwill, merger and consolidation differences	(199)	Impairment of goodwill	(199)
Net extraordinary income	148	Profits (losses) from disposals of investments	148
Provisions for risks and charges	(231)	Net accruals to provisions for risks and charges	(231)
Net operating income	2,101	Pre-tax operating profit	2,101
Income taxes for the period	(658)	Income taxes on current operations	(658)
		Profits (losses) on discontinued operations after taxes	—
Profit attributable to minority interests and changes in reserve for general banking risks	(50)	Profit attributable to minority interests	(50)
Net profit	1,393	Net profit	1,393

Break-down of reclassifications and changes in Statements of Income reclassified according to Italian GAAP and IAS - Tab. 2

(€/mil)

IT GAAP Statement of income disclosed on IAS schemes	2004 financial year IT GAAP reclassified	Disclosure reclassification	AIP Contrib	Reversal reval SCH	Reversal amortiz. deprec. goodwill	Other impact IAS 32 and 39	Other impact IAS	2004 financial year full IAS from quarterly report as at 30/09/2005
Net interest income	3,569	151	—	—	—	(10)	(1)	3,709
Net commissions	3,240	5	—	—	—	(18)	12	3,239
Income from credit disposals, assets held to maturity and repurchase of financial liabilities	—	(18)	—	—	—	(29)	—	(47)
Dividends and income from other financial assets and liabilities	432	(104)	—	—	—	(22)	(16)	290
Profits (losses) on equity investments	351	(65)	(212)	—	—	—	—	74
Income from insurance business	—	—	309	—	—	20	—	329
Total operating income	7,592	(31)	97	—	—	(59)	(5)	7,594
Net adjustments due to deterioration of loans	(525)	(9)	—	—	—	—	(5)	(539)
Net adjustments to other financial assets	18	28	—	(122)	—	10	4	(62)
Net operating income	7,085	(12)	97	(122)	—	(49)	(6)	6,993
Personnel costs	(2,803)	(41)	(21)	—	—	—	28	(2,837)
Other administrative costs	(1,762)	255	(52)	—	—	—	(7)	(1,566)
Net adjustments to tangible and intangible assets	(457)	6	(1)	—	—	—	(7)	(459)
Operating costs	(5,022)	220	(74)	—	—	—	14	(4,862)
Other net income/expenses	320	(267)	13	—	—	—	(17)	49
Impairment of goodwill	(199)	—	—	—	122	—	—	(77)
Profits (losses) from disposals of investments	148	(88)	—	—	—	(50)	(1)	9
Net accruals to provisions for risks and charges	(231)	28	—	—	—	—	24	(179)
Pre-tax operating profit	2,101	(119)	36	(122)	122	(99)	14	1,933
Income taxes on current operations	(658)	3	(69)	—	(32)	20	(9)	(745)
Profits (losses) on discontinued operations after taxes	—	116	—	—	—	—	—	116
Profit attributable to minority interests	(50)	—	(1)	—	—	—	3	(48)
Net profit	1,393	—	(34)	(122)	90	(79)	8	1,256

Break-down of further reclassifications and adjustments to reclassified (full IAS) 2004 Statement of income - Tab. 3

(€/mil)

	2004 financial year full IAS from quarterly report as at 30/09/2005	Adoption IFRS 5 Fideuram / Wargny	Changes to disclosure as per circular 262 of Banca d’Italia	2004 financial year 2004 full IAS
Interest income	3,709	—	(26)	3,683
Net commissions	3,239	(16)	31	3,254
Income from credit disposals, assets held to maturity and repurchase of financial liabilities	(47)	—	34	(13)
Dividends and income from other financial assets and liabilities	290	(8)	(18)	264
Profits (losses) on equity investments	74	—	8	82
Income from insurance business	329	—	—	329
Total operating income	7,594	(24)	29	7,599
Net adjustments due to deterioration of loans	(539)	—	—	(539)
Net adjustments to other financial assets	(62)	—	—	(62)
Net operating income	6,993	(24)	29	6,998
Personnel costs	(2,837)	24	(28)	(2,841)
Other administrative costs	(1,566)	16	25	(1,525)
Net adjustments to tangible and intangible assets	(459)	—	9	(450)
Operating costs	(4,862)	40	6	(4,816)
Other net income/expenses	49	—	(8)	41
Impairment of goodwill	(77)	19	—	(58)
Profits (losses) on disposal of investments	9	—	(6)	3
Net accruals to provisions for risks and charges	(179)	—	(18)	(197)
Operating profit (loss) before taxation	1,933	35	3	1,971
Income taxes on current operations	(745)	—	2	(743)
Profits (losses) on discontinued operations being disposed after taxes	116	(35)	(5)	76
Profit (loss) attributable to minority interests	(48)	—	—	(48)
Net profit	1,256	—	—	1,256

INFORMATION ON TRANSITION TO THE INTERNATIONAL ACCOUNTING STANDARDS

Introduction

The SANPAOLO IMI Group implemented first-time adoption of the international accounting standards in preparing its consolidated half year report as of 30 June 2005, in accordance with the optional provisions of art. 81 of the Issuers Regulations adopted by Consob Decision no. 11971 of 14 May 1999 and subsequent modifications and integrations.

In addition, on 15/11/2005, the European Commission approved, with Regulation no. 1864, the updates to “IAS 39 — Financial instruments: recognition and measurement”, “IAS 32 — Financial instruments: disclosure in the financial statements and in the additional information” and “IFRS 1 — First-time adoption of the International Financial Reporting Standards”, issued by the IASB in June and related to use of the so-called fair value option. The regulation expressly outlined the circumstances under which the subject valuation option may be used, specifying the circumstances and reasons that justify application.

Following the aforementioned amendments to the accounting standards in force, it became necessary to review the consolidated IAS/IFRS accounting balances as of 1.1.2005 and, consequently, adjust the amounts regarding the reconciliation, at that date, from the Italian accounting standards to the international accounting standards. These data have already been published together with the 2005 half year report, in which the possibility of carrying out such a change was specifically mentioned.

Very briefly, these adjustments resulted in the following:

•                                          reclassification of a part of financial assets designated as at fair value, with subsequent rearrangement of the securities portfolio in favor of those available-for-sale (839 million euro) and minimum impact (1 million euro), purely for redistribution purposes, in the offsetting entry to shareholders’ equity reserves;

•                                          recognition, in accordance with the fair value option, of amounts previously subjected to a different accounting treatment. In particular, the effect of the said adjustments resulted in the partial reallocation of bond issues and amounts due to customers in favor of financial liabilities recorded as at fair value (2,136 million euro) and financial dealing liabilities (2,318 million euro), in addition to recognition, once again under a separate caption, of items otherwise calculated to offset liabilities (27 million euro).

This attachment to the annual report provides information regarding the transition to the IAS/IFRS as required by IFRS 1 “First-time adoption of the International Financial Reporting Standards”, integrating the contents of the reconciliation statements following the above-mentioned regulatory update.

The information on the transition is provided according to the scheme set out below:

Accounting principles for transition to the IAS/IFRS. Describes the accounting policies applied for adoption of the new accounting standards, as well as any exemptions and exceptions to the general transition rule used by the Group for first-time adoption of the IAS/IFRS.

Reconciliation statements and notes. Provides the relative reconciliation statements of shareholders’ equity as of 1.1.2004, 31.12.2004 and 1.1.2005, as well as of the statement of income for the 2004 financial year (so-called summary reconciliations). The reconciliations of the financial position as of 31.12.2004 and 1.1.2005 and of the economic results for 2004 are also provided on a line-by-line basis, following the financial statement layouts (so-called analytical reconciliation), for a better understanding of the comparatives included in the 2005 financial statements. Finally, the reconciliation statements are accompanied by explanatory notes.

Transition to the IAS/IFRS accounting standards

The general accounting principle set out in IFRS 1 for first-time adoption of IAS/IFRS provides for the restatement of all balance sheet balances at the date of transition, such date being 1 January 2004, by applying international accounting standards used for the preparation of the first IAS-compliant financial statements retrospectively, as if they had always been in force.

The adjustments deriving from the retrospective application of international accounting standards at the date of transition are charged directly to shareholders’ equity.

As an exception to the above, IFRS 1 allows the date of transition for first-time adoption of IAS 32 and 39 (financial instruments) and of IFRS 4 (insurance contracts) to be set at 1 January 2005. The Group has chosen this option: therefore, in the prior year financial statements, the captions relating to financial instruments and insurance contracts reflect the accounting principles in force before the new rules, taking into account however, the effect of extending the line by line consolidation to include subsidiaries which were previously excluded (the so-called mix model).

IFRS 1 also provides some exemptions to the retrospective application of international accounting principles. The following is a list of exemptions that the SANPAOLO IMI Group availed itself of in the first time adoption of IAS/IFRS.

•                                          Business combinations: the SANPAOLO IMI Group did not apply IFRS 3 retrospectively to business combinations that occurred before 1 January 2004. Therefore, on transition to IAS/IFRS, the goodwill included in the financial statements is based on amounts recorded on the basis of the accounting rules previously in force.

•                                          Restatement of the book value of tangible assets to fair value instead of cost: the SANPAOLO IMI Group has opted to state, at the transition date of 1 January 2004, tangible assets at historical cost as adjusted by past revaluations made on the basis of special laws. Land and works of art, on the other hand, have been recorded at fair value as their deemed cost, based on an appraisal made by an independent expert.

•                                          Employee benefits: for the purpose of valuing termination indemnities and other defined-benefit funds, the Group has chosen not to apply the so-called “corridor method” retrospectively, as provided by IAS 19 “Employee benefits”, since, under certain conditions (see Explanatory Notes — Part A “Accounting policies” — section 11) it is not necessary to recognize part of the actuarial gains and losses. Therefore the actuarial gains and losses for periods prior to 1 January 2004 have been wholly recognized on transition.

•                                          Allocation of financial instruments booked in prior years: for the purposes of classification, the date of purchase of financial instruments designated at fair value or available for sale is deemed to be the date of transition to IAS 39 (1 January 2005)

•                                          Share based payments: the Group has elected not to apply IFRS 2 “Share based payment” to stock options assigned before 7 November 2002 and to assignments after that date if they had already matured at 1 January 2005.

Reconciliation statements and notes

The explanatory notes are provided with the reconciliation statements, at the relevant dates, between the consolidated results prepared on the basis of Italian accounting principles (known as Italian GAAP) and those restated applying international accounting standards, with the exception of IAS 32 and 39 and IFRS 4 for dates prior to 1 January 2005. Additional reconciliation statements provided are those relating to shareholders’ equity as of 1 January 2004, 31 December 2004 and 1 January 2005, together with the statement of income for 2004 fiscal year.

In order to allow a better understanding of the method of restating comparative results included in the financial statements, reconciliation statements are also provided for the individual captions of the balance sheet as of 31 December 2004 and 1 January 2005 and of the statement of income for 2004.

Following the introduction of the new international accounting standards or in the event of modifications to or different interpretation of the principles already applied, the values carried in the reconciliation statements may change before the 2005 consolidated financial statements are published.

The reconciliation of shareholders’ equity as of 1 January 2004, 31 December 2004 and 1 January 2005 and of the statement of income as of 31 December 2004 are subject to audit by an independent auditors in accordance with the provisions of Consob Communication n. 5025723 dated 15.4.2005.

Table 1 Summary reconciliation of consolidated shareholders’ equity according to IFRS 1

(€/mil)

					Effect of
					adopting
					the
					Fair Value
		1/1/2004	31/12/2004	1/1/2005	Option	1/1/2005
		(*)	(*)	(**)	(***)	(****)

Consolidated shareholders’ equity according to Italian GAAP		11,266	11,980	11,980		11,980
- Group		10,995	11,804	11,804		11,804
- minority interests		271	176	176		176
20	Investments held for trading	n.a.	n.a.	317		317
30.	Financial assets evaluated at fair value	n.a.	n.a.	76	(1)	75
40.	Available for sale investments	n.a.	n.a.	932	1	933
60.	Loans to banks	n.a.	n.a.	2		2
70.	Loans to customers	n.a.	n.a.	794		794
80.	Hedging derivatives (positive value)	n.a.	n.a.	747		747
100.	Equity investments	—	19	19		19
120.	Tangible assets	475	471	471		471
130.	Intangible assets	10	111	111		111
140./ 80.	Tax assets/liabilities	(227)	(248)	(86)		(86)
160./100.	Other assets/liabilities	31	56	(607)		(607)
10.	Due from banks	n.a.	n.a.	(3)		(3)
30.	Securities issued	n.a.	n.a.	(1,035)		(1,035)
40.	Financial liabilities held for trading	n.a.	n.a.	(406)		(406)
60.	Hedging derivatives (negative value)	n.a.	n.a.	(783)		(783)
70.	Value adjustment of financial liabilities subject to macrohedging	n.a.	n.a.	(18)		(18)
110.	Provisions for employee termination indemnities	17	4	4		4
120.	Provisions for risks and charges	180	135	51		51
130.	Technical reserves	n.a.	n.a.	(389)		(389)
210.	Changes in the area of consolidation - Minority interest	59	62	62		62
Total adjustments for IAS/IFRS		545	610	259	—	259
Consolidated shareholders’ equity according to IAS/IFRS		11,811	12,590	12,239		12,239
- Group		11,435	12,308	12,035		12,035
- minority interests		376	282	204		204

(*)               Excluding IAS 32 and 39 and IFRS 4.

(**)              Including IAS 32 and 39 and IFRS 4.

(***)       Regulation 1864/2005 implemented prevailing IASB guidelines on Fair Value Options in the EU area.

(****)          After adoption of Reg. 1864/2005 “Fair Value Option”.

Table 2.1 Analytical reconciliation of the consolidated balance sheet (mix model) as of 31 December 2004 - Assets

(€/mil)

		Balances		Changes		Balances
		according to		in the scope		according
		Italian GAAP	Reclassifi-	of consoli-		to IAS/IFRS
		31/12/04	cations	dation	Adjustments	31/12/2004 (*)
ASSETS		(A)	(B)	(C)	(D)	(E=A+B+C+D)

10.	Cash and cash equivalents		1,348	17	—	1,365
10. It	Cash and deposits with central banks and post offices	1,348	(1,348)
20.	Investments held for trading		26,125	39,653	—	65,778
30.	Investments designated at fair value		—	—	—	—
40.	Available for sale investments		2,824	7	—	2,831
50.	Held-to-maturity investments		3,219	(22)	—	3,197
20. It	Treasury bills and similar bills eligible for refinancing
	with central banks	2,553	(2,553)
50. It	Bonds and other debt securities	23,716	(23,716)
60. It	Shares, quotas and other equities	3,021	(3,021)
60.	Loans to banks		23,777	461	—	24,238
30. It	Loans to banks	23,777	(23,777)
70.	Loans to customers		121,907	1,297	—	123,204
40. It	Loans to customers	121,907	(121,907)
80.	Hedging derivatives		—	—	—	—
90.	Value adjustment of financial assets subject to macrohedging		—	—	—	—
100.	Equity investments		1,736	(916)	19	839
70. It	Equity investments
	a) carried at equity	597	(597)
	b) other	2,824	(2,824)
80. It	Investments in Group companies
	a) carried at equity	1,082	(1,082)
110.	Insurance reserves attributable to reassures		—	25	—	25
120.	Tangible assets		1,815	42	471	2,328
120. It	Tangible assets	1,804	(1,804)
130.	Intangible assets		1,001	(57)	111	1,055
	of which:
	- goodwill		718	(61)	109	766
100. It	Goodwill arising on the application of the equity method	57	(57)
90. It	Positive consolidation differences	712	(712)
110. It	Intangible assets	289	(289)
140.	Tax assets		3,199	21	84	3,304
	a) current		1,804	(6)	—	1,798
	b) advanced		1,395	27	84	1,506
150.	Non-current assets and groups of assets being disposed of		—	—	—	—
160.	Other assets		24,099	589	(92)	24,596
140. It	Own shares or quotas	54	(54)
150. It	Other assets	23,597	(23,597)
160. It	Accrued income and prepaid expenses	3,819	(3,819)
	Total assets	211,157	(107)	41,117	593	252,760

(*)          Excluding IAS 32 and 39 and IFRS 4.

Table 2.2 Analytical reconciliation of the consolidated balance sheet (mix model) as of 31 December 2004 - Liabilities

(€/mil)

		Balances		Changes		Balances
		according to		in the scope		according
		Italian GAAP	Reclassifi-	of consoli-		to IAS/IFRS
		31/12/04	cations	dation	Adjustments	31/12/2004 (*)
LIABILITIES		(A)	(B)	(C)	(D)	(E=A+B+C+D)

10.	Due to banks		28,198	79	—	28,277
10. It	Due to banks	28,198	(28,198)
20.	Due to customers		88,638	179	—	88,817
20. It	Due to customers	88,488	(88,488)
30.	Securities issued		53,519	1,422	—	54,941
40.	Financial liabilities held for trading		—	—	—	—
50.	Financial liabilities evaluated at fair value		—	—	—	—
30. It	Securities issued	46,564	(46,564)
60.	Hedging derivatives		—	—	—	—
70.	Value adjustment of financial liabilities subject to macrohedging		—	—	—	—
110. It	Subordinated liabilities	6,955	(6,955)
80.	Tax liabilities		422	29	332	783
	a) current		281	23	—	304
	b) deferred		141	6	332	479
90.	Liabilities on groups of assets being disposed of		—	—	—	—
100.	Other liabilities		25,555	480	(148)	25,887
50. It	Other liabilities	22,162	(22,162)
60. It	Accrued expenses and deferred income	2,647	(2,647)
40. It	Public funds administered	150	(150)
110.	Provisions for employee termination indemnities		886	—	(4)	882
70. It	Provisions for employee termination indemnities	886	(886)
120.	Provisions for risks and charges:		1,852	17	(135)	1,734
	a) pensions and similar commitments		212	(6)	3	209
	b) other provisions		1,640	23	(138)	1,525
80. It	Provisions for risks and charges	3,046	(3,046)
90. It	Provisions for probable loan losses	81	(81)
130.	Technical reserves		—	38,849	—	38,849
140.	Valuation reserves		69	—	274	343
150.	Redeemable shares		—	—	—	—
160.	Capital instruments		—	—	—	—
170.	Reserves		4,399	—	176	4,575
170. It	Reserves	3,963	(3,963)
180. It	Revaluation reserves	69	(69)
180.	Additional paid-in capital		725	—	—	725
160. It	Additional paid-in capital	725	(725)
190.	Capital		5,218	—	—	5,218
150. It	Capital	5,218	(5,218)
100. It	Reserve for general banking risks	6	(6)
130. It	Negative goodwill arising on application of the equity method	430	(430)
200.	Own shares		—	—	—	—
210.	Minority interest		176	62	44	282
140. It	Minority interest	176	(176)
220.	Net profit		1,393	—	54	1,447
200. It	Profit for the period	1,393	(1,393)
	Total liabilities and shareholders’ equity	211,157	(107)	41,117	593	252,760

(*)          Excluding IAS 32 and 39 and IFRS 4.

Table 3.1 Analytical reconciliation of the consolidated balance sheet (full IAS) as of 1 January 2005 - Assets

(€/mil)

		Balances according			Balances	Effect of	IAS balances
		to IAS/IFRS			according to	adopting the	after adoption
		31/12/2004	Reclassifi-		IAS/IFRS	Fair Value	of the Fair
		(*)	cations	Adjustments	31/12/2005 (**)	Option (***)	Value Option
ASSETS		(A)	(B)	(C)	(D=A+B+C)	(E)	(F=D+E)

10.	Cash and cash equivalents	1,365	(1)	—	1,364		1,364
20.	Investments held for trading	65,778	(37,838)	317	28,257		28,257
30.	Investments designated at fair value	—	23,575	76	23,651	(839)	22,812
40.	Available for sale investments	2,831	22,559	932	26,322	839	27,161
50.	Held-to-maturity investments	3,197	(1,379)	—	1,818		1,818
60.	Loans to banks	24,238	668	2	24,908		24,908
70.	Loans to customers	123,204	2,282	794	126,280		126,280
80.	Hedging derivatives	—	822	747	1,569		1,569
90.	Value adjustment of financial assets subject to macrohedging	—	—	—	—		—
100.	Equity investments	839	—	—	839		839
110.	Insurance reserves attributable to reassures	25	—	—	25		25
120.	Tangible assets	2,328	—	—	2,328		2,328
130.	Intangible assets	1,055	—	—	1,055		1,055
	of which:
	- goodwill	766	—	—	766		766
140.	Tax assets	3,304	—	485	3,789		3,789
	a) current	1,798	—	—	1,798		1,798
	b) advanced	1,506	—	485	1,991		1,991
150.	Non-current assets and groups of assets being disposed of	—	—	—	—		—
160.	Other assets	24,596	(18,456)	46	6,186	27	6,213
	Total assets	252,760	(7,768)	3,399	248,391	27	248,418

(*)             Excluding IAS 32 and 39 and IFRS 4.

(**)       Including IAS 32 and 39 and IFRS 4.

(***)       Regulation 1864/2005 implemented IASB guidelines on Fair Value Options in the EU area.

Table 3.2 Analytical reconciliation of the consolidated balance sheet (full Ias) as of 1 January 2005 - Liabilities

(€/mil)

		Balances					IAS balances
		according			Balances	Effect of	after
		to IAS/IFRS			according to	adopting the	adoption
		31/12/2004	Reclassifi-		IAS/IFRS	Fair Value	of the Fair
		(*)	cations	Adjustments	1/1/2005 (**)	Option (***)	Value Option
LIABILITIES		(A)	(B)	(C)	(D=A+B+C)	(E)	(F=D+E)

10.	Due to banks	28,277	13	3	28,293		28,293
20.	Due to customers	88,817	(82)	—	88,735	(2,355)	86,380
30.	Securities issued	54,941	(2,915)	1,035	53,061	(2,073)	50,988
40.	Financial liabilities held for trading	—	10,864	406	11,270	2,318	13,588
50.	Financial liabilities designated as at fair value	—	19,255	—	19,255	2,136	21,391
60.	Hedging derivatives	—	1,158	783	1,941		1,941
70.	Changes in fair value of liabilities in hedged portfolios	—	—	18	18		18
80.	Tax liabilities	783	—	323	1,106		1,106
	a) current	304	—	—	304		304
	b) deferred	479	—	323	802		802
90.	Liabilities included in disposal groups classified as held for sale	—	—	—	—		—
100.	Other liabilities	25,887	(16,806)	709	9,790		9,790
110.	Provisions for employee termination indemnities	882	—	—	882		882
120.	Provisions for risks and charges:	1,734	—	84	1,818		1,818
	a) post retirement benefit obligations	209	—	—	209		209
	b) other provisions	1,525	—	84	1,609		1,609
130.	Technical reserves	38,849	(19,255)	389	19,983		19,983
140.	Valuation reserves	343	—	691	1,034	1	1,035
150.	Redeemable shares	—	—	—	—		—
160.	Capital instruments	—	—	—	—		—
170.	Reserves	4,575	—	(903)	3,672	(1)	3,671
180.	Share premium reserve	725	—	—	725		725
190.	Capital	5,218	—	—	5,218		5,218
200.	Own shares	—	—	(61)	(61)		(61)
210.	Minority interests	282	—	(78)	204		204
220.	Net profit	1,447	—	—	1,447		1,447
	Total liabilities and shareholders’ equity	252,760	(7,768)	3,399	248,391	27	248,418

(*)             Excluding IAS 32 and 39 and IFRS 4.

(**)       Including IAS 32 and 39 and IFRS 4.

(***)       Regulation 1864/2005 implemented IASB guidelines on Fair Value Options in the EU area.

Table 4 Summary reconciliation of the consolidated net income according to IFRS 1 (*)

(€/mil)

		2004
		(**)

Net income applying Italian GAAP		1,441
- pertaining to the Group		1,393
- minority interests		48
30.	Net interest income	(27)
60.	Net commissions	(3)
180 a)	Personnel costs	(15)
180 b)	Other administrative costs	(7)
190.	Net provisions for risk and charges	(1)
200.	Net adjustments to tangible assets	(4)
210.	Net adjustments to intangible assets	104
220.	Other operating charge/income	1
240.	Profits (losses) on investments in associates and companies subject to joint control	25
270.	Profits (losses) on disposal of investments	(1)
290.	Income taxes for the period	(18)
330.	Profits (loss) for the period attributable to minority interests	7
	Total adjustments for IAS/IFRS	61
Net income applying IAS/IFRS		1502
- pertaining to the Group		1447
- minority interests		55

(*)                              The amounts shown in the table do not reflect the overall effect on single income captions affected by the reconciliation since they do not take into account the reclassifications between captions through the application of new accounting standards and the extension of the area of consolidation.

(**)                       Excluding IAS 32 and 39 and IFRS 4.

Table 5 Analytical reconciliation of the consolidated statement of income (mix model) for 2004

(€/mil)

		Balances		Changes		Balances
		according		in the scope		according to
		to Italian GAAP	Reclassifi-	of consoli-	Adjust-	IAS/IFRS
		for 2004	cations	dation	ments	for 2004 (*)
STATEMENT OF INCOME		(A)	(B)	(C)	(D)	(E=A+B+C+D)

10.	Interest income and similar revenues		7,195	582		7,777
10. It	Interest income and similar revenues	7,195	(7,195)
20.	Interest expense and similar charges		(3,508)	(59)	(27)	(3,594)
20. It	Interest expense and similar charges	(3,508)	3,508
30.	Net interest income	3,687	—	—	—	4,183
40.	Commission income		3,998	3	—	4,001
40. It	Commission income	3,998	(3,998)
50.	Commission expense		(761)	(71)	(3)	(835)
50. It	Commission expense	(761)	761
60.	Net commissions	3,237	—	—	—	3,166
70.	Dividends and other revenues		152	52	—	204
30. It	Dividends and other revenues	152	(152)
80.	Profit (losses) on financial trading activities		235	1,379	—	1,614
90.	Fair value adjustments from hedge income		—	—	—	—
100.	Profit (loss) from sale or repurchase of:
	a) loans		—	—	—	—
	b) available-for-sale financial assets		—	—	—	—
	c) held-to-maturity investments		—	—	—	—
	d) financial liabilities		—	—	—	—
110.	Profit (losses) on financial assets and liabilities designated at fair value		—	—	—	—
60. It	Profits (losses) on financial transactions	235	(235)
120.	Net interest and other banking income	7,311	—	—	—	9,167
130.	Impairment losses/write-backs to:					(469)
	a) loans		(525)	38	—	(487)
	b) available-for-sale financial assets		18	—	—	18
	c) held-to-maturity investments		—	—	—	—
	d) other financial transactions		—	—	—
140. It	Provisions to the reserve for probable loan losses	(17)	17
120. It	Adjustments to loans and provisions for guarantees and commitments	(894)	894
130. It	Writebacks of adjustments to loans and provisions for guarantees and commitments	386	(386)
150. It	Adjustments to financial fixed assets	(106)	106
160. It	Writebacks of adjustments to financial fixed assets	124	(124)
140.	Net result of financial activities	6,804	—	—	—	8,698
150.	Net insurance premiums		—	8,558	—	8,558
160.	Balance of other income/charges arising on insurance management activities		—	(10,176)	—	(10,176)
170.	Net result of financial and insurance activities	6,804	—	—	—	7,080
180	Administrative costs:					(4,632)
	a) personnel		(2,803)	(15)	(15)	(2,834)
	b) other		(1,762)	(29)	(7)	(1,798)
80. It	Administrative costs	(4,565)	4,565
190.	Net provisions for risks and charges		(231)	—	(1)	(232)
100. It	Provisions for risks and charges	(231)	231
200.	Net adjustments to tangible assets		(240)	—	(4)	(244)
210	Net adjustments to intangible assets		(220)	(1)	—	(221)
90. It	Adjustments to tangible and intangible fixed assets	(656)	656
220	Other operating (expense) income		471	36	1	508
110. It	Other operating expenses	(76)	76
70. It	Other operating income	399	(399)
230	Operating costs	(5,129)	—	—	—	(4,821)
240	Profits (losses) on investments in associates and companies subject to joint control		259	(211)	25	73
250	Net fair value adjustment to tangible and intangible assets		—	—	—	—
260	Impairment of goodwill		(179)	—	104	(75)
170. It	Profits (losses) from investments carried at equity	278	(278)
270	Profits (losses) on disposal of investments		—	—	(1)	(1)
280	Operating profit (loss) before tax from continuing operations	1,953	—	—	—	2,256
230. It	Change in reserve for general banking risks	(2)	—
180. It	Profit from ordinary operations	1,951	—
190. It	Extraordinary income	323	(323)
200. It	Extraordinary expense	(175)	175
210. It	Extrordinary profit	148	—
290	Income taxes for the period		(658)	(78)	(18)	(754)
240. It	Income taxes	(658)	658
300	Net profits (loss) after tax from continuing operations	1,441	—	—	—	1,502
310	Profits (losses) from discontinued operations		—	—	—
320	Profit (loss) for the period		—	—	—	1,502
250. It	Profit (loss) attributable to minority interests	(48)	48
330	Profit (loss) for the period attributable to minority interests		(48)	(8)	1	(55)
260. It	Profit for the period	1,393	—
340	Parent Bank net profit (loss)		—	—	55	1,447

(*)               Excluding IAS 32 and 39 and IFRS 4.

Notes on the methods used to draft the reconciliation statements

The “summary reconciliation statements” (Tables 1 and 4) show, for each caption of the new financial statements, the effects of the change before taxation, which are shown altogether under a separate caption. The amounts shown, except for some “net” values which are specifically highlighted, correspond to those carried in the “adjustments” column in the “analytical reconciliation statements”.

The “analytical reconciliation statements” for the financial statements as of 31 December 2004 (Table 2) and for the statement of income for 2004 (Table 5) are both based on the mix model and show both the captions used in the old layout of the financial statements and the new ones according to the IAS layout. In particular they are preceded by Arabic numerals which are typical of their respective layouts, with the suffix “It” for those captions previously used according to Italian accounting principles.

The columns in the analytical statements are described below:

Balances according to Italian GAAP (column “A”). This column is valued according to the captions using the old style layout of the financial statements and carries the values published in the past.

Reclassifications (column “B”). This shows the reclassifications required to write back all the balances of the Italian GAAP captions in order to restore them to the new IAS layout. For this purpose, captions referring to financial instruments were reclassified on the basis of the conventional policies indicated in the following paragraph.

Changes in the scope of consolidation (column “C”). Within the IAS layout, this shows the effect of the changes in the scope of consolidation mainly attributable to the inclusion of the Group’s insurance sector. The amounts carried have been calculated according to the accounting principles previously in force.

Adjustments (column “D”). This column shows the effects of applying IAS/IFRS principles for measurement and evaluation. Therefore it shows the amounts which will have an effect on net equity and net income. The amounts highlighted here correspond to those shown in the “summary reconciliation statements”.

The “analytical reconciliation statement” for the balance sheet as of 1 January 2005 (Table 3) has been prepared using as a starting point the mix model balance sheet as of 31 December 2004 (column “A”), as defined in the specific reconciliation statements and highlighting the reclassifications (column “B”) and adjustments (column “C”) made as a result of the application of IAS 32 and 39 (financial instruments) and IFRS 4 (insurance products).

Conventional reclassification principles for financial instruments in the 2004 reconciliation statements

As already mentioned, the balance sheet as of 31 December 2004 and the statement of income as of 31 December 2004 were prepared applying international accounting standards, with the exception of IAS 32, 39 and IFRS 4. Therefore, the valuation and classification of financial instruments in compliance with IAS has been applied from 1 January 2005. In the 2004 accounts, financial instruments were valued according to Italian accounting principles and reclassified to the IAS/IFRS captions in compliance with the principles indicated below.

“Cash and cash equivalents” and “loans and due to banks and customers” have been reclassified to the corresponding captions in the IAS/IFRS layout. “Treasury bills and similar bills eligible for refinancing with central banks”, “bonds and other debt securities” and “shares, quotas and other equities” have been recorded to “financial assets held for trading” and “held-to-maturity investments” respectively, according to whether they were classified to the “dealing” or “investment” portfolios in the financial statements prepared according to Italian accounting principles. Investments not valued using the equity method have been recorded under “available for sale financial assets”. “Securities issued” and “subordinated liabilities” have been reclassified to “securities issued”. “Accruals, prepayments and deferrals”, “other assets” and “other liabilities” have been recorded under “other assets” and “other liabilities” in the IAS/IFRS layout.

In the statement of income, interest, commissions and dividends have been recorded under the corresponding captions in the new layout. The caption “net dealing income” includes the balance of what was formerly classified as “profits (losses) from financial transactions” in the layout used for Italian accounting principles. “Provisions to the reserve for probable loan losses”, “adjustments” and “writebacks of adjustments to loans and provisions for guarantees and commitments” have been classified under “impairment losses/write-backs to a) loans”. “Adjustments” and “write-backs of financial fixed assets” have been included under the IAS/IFRS caption “impairment losses” in the value of financial assets.

“Financial assets held for trading”. The securities portfolio, separately identified according to Italian GAAP as “dealing” and “investment”, has been reclassified as of 1 January 2005 by the Parent Bank and its subsidiaries, to the categories provided by IASB in line with prevailing management and operating guidelines and, in any case, with the objectives of the Group. The Group has classified under ‘Dealing transactions’ those securities held in its trading desk portfolios which are generally traded very frequently or expected to be disposed of in the short term as well as derivatives held for dealing. Furthermore, IAS 39 rules governing hedging transactions have led to the de-recognition of a significant portion of hedging transactions previously carried out in the portfolio. The inclusion under “financial assets held for trading” of derivatives which, at 1 January 2005, could not be classified as hedging transactions and their consequent valuation at fair value, gave rise to a write-up adjustment to assets of 455 million euro, of which 206 million euro refer to options that already hedged optional components of structured deposits. To partially compensate the aforementioned adjustments to derivatives, the total adjustment shown in the reconciliation statements includes the elimination of own shares of the Parent Bank (61 million euro) and of individual subsidiaries (57 million euro), as well as lower amounts for: (i) the adjustment to fair value of securities previously valued at cost; (ii) the effect of recalculating the fair value of dealing derivatives in order to reflect the valuation models, taking into account the credit worthiness of the counterparties and other specifications provided for by international accounting standards.

Financial assets designated as at fair value. The Banking Group has made limited use of the designation at fair value (known as fair value option) for financial instruments, restricting it mainly to account for its portfolio of structured securities, whereas it has been used extensively by its insurance subsidiaries in respect of securities to cover policies where the investment risk is borne by the insured. Ideally, the exposure of the Group to such securities is compensated by offsetting the policies against the relevant liabilities designated at fair value.

Available for sale financial assets. Upon first-time adoption of international accounting standards, those debt securities which could not be classified under any other portfolio have been included under available for sale financial assets, together with all equity investments that do not fall under the subsidiary, affiliated or joint-control category. Only where valuations were not reliable — taking into account, among other things, the specific characteristics of the issuer, that is, the significant spread in the ranges of value resulting from the application of the valuation models, or rather, the lack of information useful to applying valuation models given the scarse importance of the shareholding — were securities still carried at cost. The most significant investments still carried at cost are investments in Banca d’Italia, Borsa Italiana, Hutchison 3G Italia and Credito Sportivo. The positive adjustment refers to the fair value of securities already valued at cost, offset against a specific valuation reserve included under shareholders’ equity. The valuation reserve relating to available for sale investments, included under shareholders’ equity, was not adjusted for taxation since, according to IAS, investments maintain current tax exemptions (participation exemption regime).

The balance sheet adjustment of 583 million euro refers in particular to the fair value adjustment made to debt securities of the insurance sector, against high risk insurance policies. The relevant valuation reserve relating to available for sale investments, included under shareholders’ equity, is partially compensated by recording a valuation reserve but with opposite sign, calculated on the insurance liabilities (mathematical reserves) according to the option given by IFRS 4, to take advantage of “shadow accounting” for the portion of income due to policy underwriters.

Held-to-maturity investments. The investment portfolio has been recalculated due to stricter constraints being imposed by the international accounting standards on “held-to-maturity investments”, by reclassifying those securities that had been previously classified as “available for sale investments”. No adjustments were made to those values already booked according to Italian accounting principles.

Loans to banks. Only inter-bank placements are classified in this caption, with the exclusion therefore of debt securities. The adjustment of two million euro refers to an adjustment to the value of hedged transactions.

Loans to customers. In addition to non-securitized loans to customers, the IAS/IFRS loan portfolio (loans and receivables) also comprises unquoted securities arising from the restructuring of exposures or purchased upon subscription or assignment of corporate customers. As regards the discounting of doubtful loans, the SANPAOLO IMI Group has adopted the net present value criteria set by IAS/IFRS for doubtful loans since 1998, the year in which its shares were quoted on the US market. Therefore, the value of equity at transition has been changed only in respect of the adjustment of hedged loans (+640 million euro) and the improvement of the application of “amortized cost” in accordance with IAS. More specifically, as regards this last point, equity was reduced by 34 million euro (21 million net of its tax effect) due to an adjustment to the value of non-interest bearing loans granted by GEST Line, the tax collection subsidiary company, to the various entities on behalf of which it carries out its collection activity. The adjustment was made to take into account the discounting at effective interest rates, compared to the expected average collection period. This adjustment reflects also the 167 million euro increase in loans due to the separate accounting of the commitment incorporated in the FIAT convertible facility under derivative liabilities (dealing).

Hedging derivatives. This caption comprises derivatives which were already classified as hedging instruments in the financial statements prepared in accordance with Italian accounting principles and which, at 1 January 2005 could be considered as such according to IFRS 1 transition rules. The adjustment to shareholders’ equity (+747 million euro) reflects the adjustment to fair value of such derivatives and is substantially compensated by the adjustment to fair value of the underlying hedged items.

Investments carried at net equity. This caption includes both the valuation to net equity of investments in affiliated companies and the positive differences in shareholders’ equity which are carried under a separate caption in the financial statements prepared according to Italian accounting principles. The 2004 adjustments relate to the write-back of the 2004 amortization charge on such differences since IFRS 3 does not provide for the systematic amortization of goodwill with effect from 1 January 2004. The write-back of 2004 amortization has a positive effect on the economic result for 2004, due to the increase in profit of companies carried at equity.

Tangible assets. Tangible assets included in the financial statements prepared in accordance with Italian accounting principles have been reclassified to this caption which, for the first time, includes also leasehold property where the related entry is included under financial liabilities. The increase in shareholders’ equity relates mainly to the fair value adjustment (+366 million euro) of land in the real estate portfolio, made on the basis of appraisals carried out by independent experts. This fair value represents the new book value that replaces cost. Works of art are also subject to adjustment to fair value (+42 million euro) as a replacement of cost, again based on appraisals carried out by independent experts. Since they are considered to be assets not subject to amortization, previous amortization charges (made on the basis of Italian accounting principles) have been reversed (+19 million euro). In the statement of income, the higher “adjustments to the value of tangible fixed assets” refer mainly to amortization of leasehold property, which previously had not been included.

Intangible assets. This caption reflects the reversal of long-term charges and other intangible assets which, according to IAS/IFRS, can no longer be capitalized. Furthermore, amortization of internally-developed software has been recalculated according to criteria approved under the IAS principles.

In particular, this caption includes goodwill arising on the line by line consolidation and on the purchase of business branches. Following the adoption of IAS/IFRS, goodwill is considered as an asset with an indefinite economic life and as such it can no longer be systematically amortized (as required, on the contrary, by Italian accounting principles). Goodwill must be reviewed annually for impairment (impairment test) and, if necessary, written down to reflect any “permanent loss in value”. The SANPAOLO IMI Group carried out an impairment test on goodwill recorded as of 1 January 2004 and 31 December 2004 which revealed no losses in value compared to the amounts reported in the financial statements. As already noted, no other adjustments were made to goodwill given that the Group decided not to adopt IFRS 3 to business combinations retrospectively. The write-up adjustment made to the caption refers to the reversal of 2004 amortization charges and reflects positively on the result for 2004, under the caption “adjustments to intangible assets”.

Tax assets and liabilities. The amounts shown relate to deferred taxation on taxable and deductible temporary differences arisen by applying the international accounting standards to other balance sheet items.

Other assets and liabilities. This caption covers Group assets and liabilities not reported in other captions of the financial statement. The more important adjustments refer to the reporting in assets of the deferrals of placement commission expenses paid to companies outside the Group (129 million) for the placement of policies issued by the insurance business, and in liabilities of the corresponding deferrals of positive commissions collected by the underwriters on the issue of those policies (380 million). These amounts will be reported in the statement of income on a straight line basis for the life of the underlying products. Moreover, purchase commitments were subscribed for controlled investments to the sum of 83 million, liabilities were eliminated for dividends attributable to the minority interests of subsidiaries (42 million euro at 1 January 2004 and at 31 December 2004/1 January 2005) and already recorded in other liabilities in accordance with national accounting standards, and deferred assets and liabilities were eliminated in relation to hedged derivatives closed in previous years.

Due to banks. This caption comprises all amounts due to banks at their “amortized cost”. The adjustment of three million euro refers to an adjustment to the value of hedge accounting positions.

Securities issued. On the basis of Italian accounting principles, own securities issued and then repurchased on the market for trading are considered as assets to be included in the financial statements. On the other hand, IAS/IFRS require such securities to be cancelled on repurchase. In accordance with IAS 39, own debt securities have been cancelled against the corresponding liability caption “Debt securities issued”; the excess value of the amount already recorded under assets over the corresponding liability resulted in a negative adjustment to opening shareholders’ equity, due to the higher carrying value of the securities portfolio compared to the amortized value of the relevant collected amount.
Upon transition to IAS, deposits of structured securities were recorded by retrospectively applying “split accounting” whereby both the embedded derivative and the host contract are initially recorded separately at fair value, and at a later stage, the derivative is recorded at fair value and the host contract at amortized cost as adjusted to take into account any relevant hedges. The fair values (of embedded derivatives and of the host contracts) that are initially recorded, unless significantly different from their related market value, must be equal to the amounts collected. This accounting method, provided for in the international accounting standards, resulted in allocating total issue costs and income over the life of the product by recording the host contract at amortized cost and writing off any day-one profit recorded in the previous financial statements prepared according to Italian accounting principles. The adjustment includes 234 million euro relating to the recording of the host contracts at amortized cost after deducting the relevant derivatives and 525 million euro relating to the recording of hedges on deposits represented by securities.

Financial liabilities held for trading: This caption comprises those dealing derivatives with a negative fair value. The adjustment refers to the negative value of 766 million euro of derivatives previously classified as hedges and reclassified as dealing at the date of transition as well as to the positive value of 359 million euro for options sold which were embedded in the structured deposits and accounted for separately from the host contract (split accounting).

Hedging derivatives - liabilities. This caption comprises only derivatives with a negative fair value which were already qualified as hedges in the financial statements prepared in accordance with Italian accounting principles and which, at 1 January 2005 could be considered as hedges according to IFRS 1 transition rules. The adjustment to equity (-783 million euro) is basically compensated by the adjustment to fair value of the underlying hedged items.

Changes in fair value of liabilities in hedged portfolios. The adjustment refers to an adjustment to the value of portfolios of financial liabilities exposed to interest rate risk to take into account the related hedges.

Provisions for employee termination indemnities. IAS/IFRS provide for a different accrual principle for liabilities matured in respect of obligations to employees. Accruals are calculated on the basis of the existing workforce taking into account the expected length of service, and the total liability matured must be subject to actuarial calculations. For IAS/IFRS purposes the specific accounting treatment of the accruals in accordance with Art. 2120 of the Civil Code is still subject to discussion by the accounting profession. In line with prevailing doctrine, the Group has chosen to evaluate the above liability towards its workforce according to the provisions of IAS 19 “Employee benefits” as regards defined benefit pension funds. As a result of the above decision, the commitment has been subject to valuation by an independent actuary. The accrual at 1 January 2004 was made taking into account also all prior year actuarial losses and gains as permitted by the transition provisions.

The Group has chosen to accrue all such losses and gains by adopting the so-called ‘corridor accounting’. The 2004 statement of income benefited from the positive effect of lower accruals recorded in personnel costs.

Provisions and reserves: provisions and reserves include provisions for employees specifically required by IAS 19 “Employee benefits” and, especially, accruals for commitments to make good the technical deficit in the defined benefit pension funds. As regards the latter, estimates already made by an independent actuary for the purposes of the financial statements prepared in accordance with Italian accounting principles, have been adjusted to take into consideration the “projected unit credit method” and other requirements set out in the aforementioned international accounting principle. With regard to potential liabilities other than those linked to a working relationship, the IAS provide that they be recorded at the present value payable when due; this differs from Italian accounting principles which provide for the full accrual of the potential liability. Therefore the relevant accruals have been reduced to take into account the cost of money by discounting the expected future cash outflows. Lastly, those provisions which did not satisfy the stricter requirements of IAS 37 in respect of accruals have been wholly eliminated. In accordance with international accounting standards, the statement of income for the 2004 financial year has been adjusted by a charge for interest payable calculated on the amounts accrued.

Technical reserves. In brief, Italian accounting principles for insurance products provide that:

the amounts collected for the issue of insurance products must be recorded directly in the statement of income as “insurance premiums”;

in respect of these premiums, insurance companies accrue the expected amounts payable to the insured in appropriate “technical reserves”;

in the statement of income, the difference between the premiums recorded under income and the accruals to reserves recorded under costs represent the margin earned by insurance companies in the statement of income.

On the other hand, IAS/IFRS distinguish products mostly on the basis of their economic content, which can be financial or insurance related.
In this way, products issued by insurance companies must be entered either as financial or insurance instruments, depending on the type of risks associated with them.

The products characterized mostly by insurance risks follow IFRS 4 rules, which basically refer to the accounting principles; on the other hand, products of a financial nature are accounted for in accordance with IAS 39 “financial instruments”.

Therefore, technical reserves relating to products which also under IAS provisions are classified as insurance products, have been accounted for in accordance with Italian accounting principles and, in accordance with IAS 39, adjusted to take into account the different valuation of the relevant investments made. In particular, the Group has chosen to avail itself of “shadow accounting”, whereby insurance liabilities are adjusted by way of an entry to a valuation reserve under shareholders’ equity which mirrors the recording of the related available for sale investments. It should be noted that the reserves for policies with a significant financial content have been reclassified as financial liabilities.

Changes in the area of consolidation — minority interests. Under international accounting standards, all subsidiaries are consolidated on a line by line basis, and therefore, in the specific case of the SANPAOLO IMI Group, also the entire insurance sector, which was previously included in the consolidated accounts using the equity method. This change has not affected the Group shareholders’ equity in any way; however, the inclusion of investments consolidated on a proportional basis or carried at equity in the consolidation area of the consolidated financial statements prepared on a line by line basis, in accordance with Italian accounting principles, has affected minority interest. The greater amount shown refers mainly to the line by line consolidation of Banka Koper which was previously consolidated using the proportional method.

RECONCILIATION STATEMENT OF INDIVIDUAL SHAREHOLDERS’ EQUITY AND NET PROFIT FOR THE YEAR AND CONSOLIDATED SHAREHOLDERS’ EQUITY AND NET PROFIT FOR THE YEAR

(€/mil)

	Net profit	Capital and reserves	Total
PARENT COMPANY FINANCIAL STATEMENTS	1,165	9,730	10,895
Balance from subsidiaries consolidated by the line-by-line method	2,048	17,005	19,053
Consolidation adjustments:
- book value of investments consolidated by the line-by-line method	-	(15,390)	(15,390)
- dividends of consolidated companies	(1,113)	1,113	-
- elimination of goodwill arising on consolidation	-	(914)	(914)
- reversal of profits from disposal of available for sale equities	(55)	55	-
- evaluation of investments carried at equity	56	(39)	17
- minority interests	(57)	(176)	(233)
- elimination of write-downs of investments evaluated at equity	-	108	108
- reversal of disposals of infra-group branches	(32)	-	(32)
- tax benefits arising on the merger of Banco Napoli	-	226	226
- debts to minority interests	-	(151)	(151)
- securities placement and infra-group policy	(26)	(98)	(124)
- other adjustments	(3)	31	28
CONSOLIDATED FINANCIAL STATEMENTS	1,983	11,500	13,483

PROSPECTUS OF SHARES OWNED AS AT 31 DECEMBER 2005 GREATER THAN 10% OF CAPITAL REPRESENTED BY SHARES WITH VOTING RIGHTS IN UNLISTED COMPANIES OR FROM SHARES IN LIMITED LIABILITY COMPANIES (PURSUANT TO ART. 126 OF CONSOB DECISION NO. 11971 OF 14 MAY 1999) (1)

Name	Investor	Share %
Agricola del Varano S.r.l.	Cassa di Risparmio Padova e Rovigo	26.58
Alilaguna S.r.l.	Cassa di Risparmio Venezia	80.00
Ama International S.p.A.	FIN. OPI	14.97
Associazione Nazionale per l’Enciclopedia della Banca e della Borsa	Sanpaolo IMI	12.11
	Banca Fideuram	0.35
		12.46
Banca d’Italia	Sanpaolo IMI	8.33
	Cassa di Risparmio Bologna	6.20
	Cassa di Risparmio Padova e Rovigo	1.20
	Cassa di Risparmio Venezia	0.88
	Friulcassa	0.62
		17.23
Banco del Desarrollo S.A.	Sanpaolo IMI	15.71
Banque Espirito Santo et de la Venetie S.A.	Sanpaolo IMI	18.00
Banque Galliere S.A. (in liq.)	Cassa di Risparmio Bologna	17.50
Beato Edoardo Materiali Ferrosi S.r.l.	Cassa di Risparmio Padova e Rovigo	50.00
	Cassa di Risparmio Venezia	50.00
		100.00
Biessefin S.p.A. (in liq.)	Sanpaolo IMI	36.10
Bipielle Riscossioni S.p.A.	Sanpaolo IMI	11.20
Borsa Italiana S.p.A.	Banca IMI	7.94
	Sanpaolo IMI	5.37
	Sanpaolo Bank	0.43
		13.74
Calitri Denim Industries S.p.A. (bankrupt)	Isveimer (in liq.)	14.29
Celeasing S.r.l.	Sanpaolo IMI	100.00
Cen.Ser. Centro Servizi S.p.A.	Cassa di Risparmio Padova e Rovigo	11.60
Centradia Limited (in liq.)	Centradia Goup (in liq.)	100.00
Centradia Services Ltd (in liq.)	Centradia Goup (in liq.)	100.00
Centrale dei Bilanci S.r.l.	Sanpaolo IMI	12.60
Centro Agroalimentare di Napoli Scpa	Sanpaolo IMI	12.56
Centro Factoring S.p.A.	Sanpaolo IMI	10.81
Centro Leasing S.p.A.	Sanpaolo IMI	12.33
Cimos International d.d.	Banka Koper	13.55
Dorado - Cigs S.r.l.	Cassa di Risparmio Bologna	25.00
Dulevo S.p.A. (bankrupt)	Sanpaolo IMI	16.29
Elvetia Edile S.r.l.	Sanpaolo IMI	100.00
Emporium S.r.l.	Cassa di Risparmio Padova e Rovigo	51.27
Equipe Investments S.p.A.	Cassa di Risparmio Padova e Rovigo	100.00
Esatto S.p.A.	GEST Line	16.33

Name	Investor	Share %
Esped Spedizioni S.r.l.	Cassa di Risparmio Padova e Rovigo	29.80
Evoluzione 94 S.p.A.	Sanpaolo IMI	5.99
	Cassa di Risparmio Bologna	2.55
	Friulcassa	1.97
		10.51
Fides S.p.A. (bankrupt)	Isveimer (in liq.)	20.00
Fin.Ser. S.p.A.	Cassa di Risparmio Padova e Rovigo	15.00
Fin. Tess. S.p.A.	Cassa di Risparmio Padova e Rovigo	98.00
Fonti di Gaverina	Sanpaolo IMI	60.64
Gerard H Polderman S.r.l.	Cassa di Risparmio Padova e Rovigo	100.00
Giraglia Immobiliare S.p.A.	Sanpaolo IMI	17.15
Guiness Peat Aviation ATR Ltd	Sanpaolo IMI Bank Ireland	12.50
I Guardi S.r.l.	Cassa di Risparmio Venezia	56.00
IAM Piaggio S.p.A. (in liq.)	Sanpaolo IMI	9.68
	Banca Fideuram	3.74
		13.42
Idra Partecipazioni S.p.A. (in liq.)	Ldv Holding	11.56
Immobiliare dell’Isola Cattaneo S.p.A.	Sanpaolo IMI	48.57
Immobiliare Femar S.p.A.	Cassa di Risparmio Padova e Rovigo	38.57
Immobiliare Peonia Rosa S.r.l.	Sanpaolo IMI	57.00
Immobiliare Santa Caterina S.r.l.	Sanpaolo Banco di Napoli	100.00
Impianti S.r.l. (in liq.)	Sanpaolo IMI	14.16
Inkuitalia S.p.A.	Friulcassa	65.00
Integrated Shipping Company	Sanpaolo IMI	100.00
Istituto per il Credito Sportivo	Sanpaolo IMI	10.81
Isveimer S.p.A. (in liq.)	Sanpaolo IMI	65.22
	Banca Popolare dell’Adriatico	0.17
		65.39
Ittica Ugento S.p.A.	Sanpaolo Banco di Napoli	26.96
IXIS Asset Management Group S.A.	Sanpaolo IMI	12.00
Kall Kwik Italia S.p.A. (in liq.)	Sanpaolo Leasint	15.00
Kish Receivables Co.	Tobuk	20.83
La Compagnia Finanziaria S.p.A.	Sanpaolo IMI	12.09
Leiballi Carni S.p.A.	Cassa di Risparmio Padova e Rovigo	33.33
Marche Capital S.p.A.	Banca Popolare dell’Adriatico	11.99
Mirano Costruzioni S.r.l.	Cassa di Risparmio Venezia	100.00
Pdp Box Doccia S.p.A.	Cassa di Risparmio Padova e Rovigo	80.00
Pila 2000 S.p.A.	Cassa di Risparmio Padova e Rovigo	37.19
Praxis Calcolo S.p.A.	Ldv Holding	14.52
	Sanpaolo IMI Private Equity	0.29
		14.81
Primorske Novice d.o.o.	Banka Koper	17.12
Print S.r.l.	Banca Popolare dell’Adriatico	100.00
Razvojni Center Mal. Gospod. D.o.o.	Banka Koper	19.53

Name	Investor	Share %
Sago S.p.A. (2)	Sanpaolo IMI	26.67
SI Holding S.p.A.	Sanpaolo IMI	11.16
Siteba S.p.A.	Sanpaolo IMI	10.45
Soa Nordest S.p.A.	Cassa di Risparmio Padova e Rovigo	15.00
Società Capua Group Imbottigliamento Bevande Gassate S.p.A.	Sanpaolo Banco di Napoli	80.19
SSB - Società per i Servizi Bancari S.p.A.	Sanpaolo IMI	15.54
	Banca Fideuram	0.02
		15.56
Stoà S.c.p.a.	Sanpaolo IMI	10.20
Tecnoalimenti S.c.p.a. (2)	Sanpaolo IMI	20.00
Tecnobiomedica S.p.A. (2)	Sanpaolo IMI	26.32
Tecnocittà S.r.l. (in liq.)	Sanpaolo IMI	12.00
Tecnofarmaci S.p.A. (2)	Sanpaolo IMI	20.50
Tecnogen S.c.p.a. (2)	Sanpaolo IMI	29.96
Tecnotessile S.r.l. (2)	Sanpaolo IMI	40.00
Trieste Terminal Cereali S.r.l.	Cassa di Risparmio Padova e Rovigo	31.25
Zampieri S.r.l.	Cassa di Risparmio Venezia	25.00

(1) The list does not include equity investments already shown in “Part B — Section 10” of the consolidated Explanatory Note.
(2) Equity investments deriving from transactions pursuant to Italian Law no. 1089 of 25 October 1968 (Applied Research Fund).

Parent Bank financial statements and reports

PARENT BANK RECLASSIFIED FINANCIAL STATEMENTS

REPORT ON PARENT BANK OPERATIONS

PARENT BANK FINANCIAL STATEMENTS

PROPOSAL FOR THE APPROVAL OF THE FINANCIAL STATEMENTS
AND ALLOCATION OF NET INCOME FOR THE YEAR

REPORT OF THE BOARD OF STATUTORY AUDITORS

INDEPENDENT AUDITORS’ REPORT

ATTACHMENTS

Parent Bank reclassified financial statements

RECLASSIFIED STATEMENT OF INCOME

RECLASSIFIED BALANCE SHEET

Reclassified statement of income

	2005 (€/mil)	2004 (1) (€/mil)	Change 2005 / 2004 (%)
A. Net interest income	1,556	1,380	+12.8
B. Net commissions	1,424	1,375	+3.6
C. Income from credit disposals, assets held to maturity and repurchase of non-hedged financial liabilities	14	9	+55.6
D. Dividends on equity shareholdings	746	787	-5.2
E. Income from other financial assets and liabilities	211	65	n.s.
TOTAL OPERATING INCOME	3,951	3,616	+9.3
F. Net adjustments to loans	-217	-150	+44.7
G. Net adjustments to other financial assets	—	—	—
NET OPERATING INCOME	3,734	3,466	+7.7
H. Personnel costs	-1,441	-1,484	-2.9
I. Other administrative costs	-874	-817	+7.0
L. Net adjustments to tangible and intangible assets	-344	-340	+1.2
- Operating costs (H+I+L)	-2,659	-2,641	+0.7
M. Other net income (expenses)	441	373	+18.2
N. Impairment of goodwill	—	—	—
O. Profits (losses) on equity investments	-42	110	n.s.
P. Profits (losses) from disposals of investments	9	-3	n.s.
Q. Net provisions for risks and charges	-16	-108	-85.2
PRE-TAX OPERATING PROFIT	1,467	1,197	+22.6
R. Taxes for the period	-302	-199	+51.8
S. Profits (losses) on groups of discontinued operations	—	—	—
NET PROFIT	1,165	998	+16.7

(1) IAS compliant balance (cf full IAS) including the impact of transition to IAS 32 and 39 (financial instruments).The reclassified statement of income is not subject to auditing.

The reclassified balance sheet is not subject to auditing.

Reclassified balance sheet

	31/12/2005 (€/mil)	31/12/2004 (1) (€/mil)	Change 31/12/2005 - 31/12/2004 (%)
ASSETS
A. Cash and cash equivalents	515	750	-31.3
B. Financial assets (other than credit and assets held to maturity)	8,532	8,905	-4.2
C. Assets held to maturity	2,312	1,444	+60.1
D. Loans to banks	44,575	37,986	+17.3
E. Loans to customers	67,232	58,028	+15.9
F. Hedging derivatives	809	924	-12.4
G. Changes in fair value of assets in hedged portfolios (+/-)	—	—	—
H. Shareholdings	9,473	9,415	+0.6
I. Tangible assets	1,432	1,562	-8.3
L. Goodwill	613	565	+8.5
M. Other intangible assets	203	248	-18.1
N. Tax assets	1,523	2,200	-30.8
O. Non-current assets and groups of assets being disposed	28		n.s.
P. Other assets	2,753	2,746	+0.3
Total assets	140,000	124,773	+12.2
LIABILITIES AND SHAREHOLDERS’ EQUITY
A. Due to banks	44,721	37,130	+20.4
B. Due to customers	51,916	44,258	+17.3
C. Securities in circulation	25,026	23,809	+5.1
D. Financial liabilities held for trading	1,328	2,430	-45.3
E. Financial liabilities evaluated at fair value	—	—	—
F. Hedging derivatives	751	885	-15.1
G. Provision for financial liabilities of generically hedged items (+/-)	-23	10	n.s.
H. Tax liabilities	140	184	-23.9
I. Liabilities on groups of assets being disposed	—	—	—
L. Other liabilities	3,660	4,190	-12.6
M. Provisions for risks and charges	1,586	1,437	+10.4
N. Group net shareholders’ equity	10,895	10,440	+4.4
Total liabilities and shareholders’ equity	140,000	124,773	+12.2

(1) IAS compliant balance (cf full IAS) including the impact of transition to IAS 32 and 39 (financial instruments).

The reclassified balance sheet is not subject to auditing.

Report on Parent Bank Operations

PARENT BANK RESULTS

OPERATING VOLUMES AND ORGANIZATION

SUPPLEMENTARY INFORMATION

DEVELOPMENTS AFTER THE END OF THE YEAR

Parent Bank results

In 2005, the Bank achieved better income results than the previous year, in a scenario characterized by the positive performance of financial markets and the persistent weakness of the economic cycle.

Revenues, represented by the total operating income, reached 3,951 million euro, a 9.3% increase on 2004. The income from current operations came to 1,467 million euro, with a 22.6% increase compared to the previous year, due to the satisfactory performance of revenues, the reduction in provisions for risks and charges and the increase in other operating income. Net income grew by 16.7% to 1,165 million euro.

The Statement of Income results for 2005 were determined by adopting the international accounting principles (IAS/IFRS), as already mentioned in the chapter “Group results” of the Report on Group Operations. In order to make the comparison with the previous years as homogeneous as possible, the pro forma figures for 2004 were reclassified according to full IAS. This reclassification takes into account also the transfer of branches between the Parent Bank and commercial banks in Triveneto and Emilia, completed in November 2004 and January 2005.

Net interest income

Net interest income for 2005 was 1,556 million euro, up 12.8% on the previous year. This movement is essentially due to the growth in trading volumes, only partially eroded by the reduction in the total spread between interest-earning assets and interest-bearing liabilities.

The spread of the short-term operations with Italian customers declined compared to 2004, due to the closing of the mark-up and, to a lesser extent, the mark-down. This trend was negatively affected by a market characterized by an excessive loan offer from the system, which raised the level of competitiveness, and by a surplus of liquidity which bolstered the interest-bearing component of demand deposits.

Net interest income

	2005 (€/mil)	2004 (1) (€/mil)	Change 2005 / 2004 (%)
Interest income and similar revenues	4,144	3,493	+18.6
Interest expenses and similar charges	-2,588	-2,113	+22.5
Net interest income	1,556	1,380	+12.8

(1) Pro forma figures reconstructed on a homogeneous basis, including an estimate of the impact of IAS 32 and 39 (financial instruments) and branch migration.

Total operating income

	2005 (€/mil)	2004 (1) (€/mil)	Change 2005 / 2004 (%)
Net interest income	1,556	1,380	+12.8
Net commissions	1,424	1,375	+3.6
- management, dealing and advisory services	814	751	+8.4
- asset management	705	665	+6.0
- securities dealing and safekeeping, and currency dealing	109	86	+26.7
- loans and guarantees	218	219	-0.5
- collection and payment services	121	121	—
- deposits and current accounts	255	264	-3.4
- other services	16	20	-20.0
Income from credit disposals, assets held to maturity and repurchase of non-hedged financial liabilities	14	9	+55.6
Dividends on equity shareholdings	746	787	-5.2
Income from other financial assets and liabilities	211	65	n.s.
Total operating income	3,951	3,616	+9.3

(1) Pro forma figures reconstructed on a homogeneous basis, including an estimate of the impact of IAS 32 and 39 (financial instruments) and branch migration.

Total operating income

In 2005, total operating income was 3,951 million euro, up 9.3% compared to the previous year.

Net commissions amounted to 1,424 million euro, 3.6% up on 2004. This growth was driven by management, dealing and advisory services (+8.4%), in the asset management component as well as in securities dealing and safekeeping and currency dealing. Both components benefited from the positive performance of financial markets (the Comit index has risen by 13.8% since the end of 2004) and the more favorable environment for placement transactions on the bond markets. The growth of commissions in this area more than offset the decrease of the other components.

The income from credit disposals, assets held to maturity and repurchase of non-hedged financial liabilities, amounting to 14 million euro, benefited from the positive effect (11 million euro) of the transfer without recourse of non-performing financing worth less than 50,000 euro completed in the second quarter of the year, for a total credit owed worth 122 million euro and a net value of 16 million euro.

Dividends from shareholdings in subsidiaries and associated companies for 2005 were 746 million euro, against the 787 million euro of the previous year.

Income from other financial assets and liabilities includes the current result, actually achieved or evaluated at fair value, of the transactions in financial instruments, profit or losses obtained on the available-for-sale portfolio and minority dividends from shareholdings entered into the available-for-sale portfolio. This item came to 211 million euro, compared to 65 million euro in 2004. The largest contribution came from dealings in securities (including about 50 million euro from disposal of available-for-sale shareholding investments), foreign exchanges and derivative contracts as well as from the conversion of the FIAT loan, which generated a positive differential of 53 million euro compared to the negative evaluation of the implicit derivative of 167 million euro registered on the first adoption of the IAS/IFRS principles on 1 January 2005. The disposal of the FIAT shares, completed in January 2006, generated a further capital gain of approximately 11 million euro which will be entered in the accounts in 2006. The item includes also the price differential on the repurchase of own bonds, generally above par, following the decline in rates and the economic impact of the closing of their hedging derivatives.

Net operating income

Net operating income went up by 7.7% compared to the previous year and reached 3,734 million euro.

Its growth, less dynamic than total operating income, was affected by the increase in adjustments on the performing portfolio, which rose to 172 million euro, taking into account also the current economic scenario. Conversely, net adjustments on doubtful loans reduced considerably, evidence that the risk profile of the credit portfolio has improved, and reached 45 million euro, a significantly lower figure than that registered in the previous year, which included some relevant positions. The net effect resulted in a 44.7% rise of net value adjustments due to deterioration of loans.

Pre-tax operating profit

Pre-tax operating profit was 1,467 million euro. The 22.6% growth compared to 2004 was mainly due to the aforementioned trend of income, a reduction in personnel costs and in net allocations to the provisions for risks and charges and to the increase in other net income.

More specifically, personnel costs were 1,441 million euro and went down by 2.9% compared to the previous year. A positive contribution was given by the headcount rationalization and turnover implemented in the two previous years through the staff leaving incentives, also through the use of the “Fund for staff in the banking industry”. The result was a saving of fixed costs thanks to the leaving of employees with a considerable seniority and their partial replacement with young new staff. The effectiveness of these actions more than compensated for the ordinary dynamics of payroll, which includes the increases introduced by the renewal of the national collective labor contract in February 2005, the effect of the turnover for the year and higher provisions due to staff leaving incentive charges following the positive trend of the results. The Bank’s headcount went down by an average of 0.7% compared to 2004. On the basis of the new accounting principles, personnel costs include atypical employment contracts, costs of stock options in favor of employees, the remuneration of Directors, the net provisions to the social security funds, to defined benefit pension plans, to employee termination indemnities funds as well as the allocations for length of service awards. This item does not include costs for employees with contracts for specific projects, which are amortized on a

Net operating income

	2005 (€/mil)	2004 (1) (€/mil)	Change 2005 / 2004 (%)
Total operating income	3,951	3,616	+9.3
Net adjustments to loans	-217	-150	+44.7
Net adjustments to other financial assets	—	—	—
Net operating income	3,734	3,466	+7.7

(1) Pro forma figures reconstructed on a homogeneous basis, including an estimate of the impact of IAS 32 and 39 (financial instruments) and branch migration.

three-year basis starting from the conclusion of the projects to which they refer.

The other administrative costs net of related recoveries totaled 874 million euro, a 7% increase compared to 2004. This growth is closely associated with the centralization in the Parent Bank of joint commercial banks activities predominantly in the IT and logistics areas. The services provided to commercial banks are regulated by specific outsourcing agreements, whose repayments are entered into the item “Other net income”. Following the integration of the banks in the Triveneto area and Emilia with Banca Popolare dell’Adriatico, all the contracts in existence as of the end of 2004 were reviewed with the purpose of makingthe treatment of all the banking networks, including Sanpaolo Banco di Napoli, uniform and the new contracts became effective on 1 January 2005. This operation led to the Parent Bank managing in a centralized way the various assets and their costs previously attributed to the individual banks. As a result it was not possible to make a direct comparison of the trend for these specific items with those related to 2004. Assuming a homogeneous consolidation area, the other administrative costs rose by 0.8% overall, affected by promotion, advertising and marketing expenses mainly related to the sponsoring of the 2006 Winter Olympics in Turin and by professional and insurance fees generated especially by the growth of insurance premiums, mortgage investigation costs and by the professional fees for mandatory projects.

Net adjustments to tangible and intangible assets amounted to 344 million euro, 1.2% up on 2004, due to higher amortization, connected specifically to the centralization of IT investments of the commercial banks into the Parent Bank.

Pre-tax operating profit

	2005 (€/mil)	2004 (1) (€/mil)	Change 2005 / 2004 (%)
Net operating income	3,734	3,466	+7.7
Operating costs	-2,659	-2,641	+0.7
- personnel costs	-1,441	-1,484	-2.9
- other administrative costs	-874	-817	+7.0
- net adjustments to tangible and intangible assets	-344	-340	+1.2
Other net income (expenses)	441	373	+18.2
Impairment of goodwill	—	—	—
Profits (losses) on equity shareholdings	-42	110	n.s.
Profits (losses) from disposals of investments	9	-3	n.s.
Net provisions for risks and charges	-16	-108	-85.2
Pre-tax operating profit	1,467	1,197	+22.6

(1) Pro forma figures reconstructed on a homogeneous basis, including an estimate of the impact of IAS 32 and 39 (financial instruments) and branch migration.

Other administrative costs(1)

	2005 (€/mil)	2004 (2) (€/mil)	Change 2005 / 2004 (%)
IT costs	257	266	-3.4
Property costs	183	176	+4.0
General expenses	87	85	+2.4
Professional and insurance fees	121	103	+17.5
Utilities	53	50	+6.0
Promotion, advertising and marketing expenses	89	58	+53.4
Indirect personnel costs	61	61	—
Indirect duties and taxes	23	18	+27.8
Other administrative costs	874	817	+7.0

(1) Expenses are expressed net of their recoveries.

(2) Pro forma figures reconstructed on a homogeneous basis, including the impact of branch migration.

The increase of the other net income (+18.2%), which came to 441 million euro in 2005, is due to the repayments for outsourcing contracts made by the commercial banks, to the income and repayment of services provided to third parties and to extraordinary income.

In 2005, there was a loss of shareholdings for 42 million euro, predominantly due to the write-down of Cassa dei Risparmi di Forlì. This figure compares to 110 million euro of income registered in the previous year, connected to the effect of the so-called “clean-up” of the financial statements from transactions of exclusively tax-related nature and to the capital gain from the sale of own shares.

The income from disposal of investments was 9 million euro, against 3 million euro of losses in 2004, due to the sale of properties and PCs to third parties.

The net allocations to the provisions for risks and charges amounted to 16 million euro overall, an 85.2% decrease in comparison with 2004. This difference was created by the release of exceeding funds with respect to the evaluation of likely disbursement risks connected with the taxation case, the renegotiation of subsidized mortgage loans and by lower provisions for legal disputes.

Net profit

Net profit was 1,165 million euro, with a 16.7% increase compared with 2004.

The results of the IAS Statement of Income were recognized for IRES and IRAP taxation purposes partly as current taxation and partly as deferred taxation, so the adoption of the new accounting principles did not generate a relevant tax impact compared to the past.

With a tax charge of 302 million euro, the tax rate for the period was 20.6%, 4 points higher than in 2004. The difference in this index was caused by a larger taxable amount for IRAP starting from 1 January 2005 and by the non-deductibility of the writedown for Cassa dei Risparmi di Forlì in accordance with the provisions introduced by the tax reform in relation to the exclusion of expenses and income from shareholding investments from taxable income. 2004 had benefited from the accounting of income from non-taxable shareholdings for over 100 million euro.

Net profit

	2005 (€/mil)	2004 (1) (€/mil)	Change 2005 / 2004 (%)
Pre-tax operating profit	1,467	1,197	+22.6
Taxes for the period	-302	-199	+51.8
Profits (losses) on groups of discontinued operations	—	—	—
Net profit	1,165	998	+16.7

(1) Pro forma figures reconstructed on a homogeneous basis, including an estimate of the impact of IAS 32 and 39 (financial instruments) and branch migration.

Operating volumes and organization

Customer financial assets

At the end of 2005, customer financial assets reached 217.7 billion euro, up 11.8% over the twelve months. This movement is due to the increase in direct and indirect deposits, thanks to both asset management and asset administration.

In greater detail, direct customer deposits were 76.9 billion euro, a 13% increase compared to the end of 2004.

Within the total aggregate, deposits for domestic branches went up by 6.6% to 66 billion euro, thanks to the increase in demand deposits, bonds and repurchase agreements.

Direct customer deposits with foreign banks were 10.9 billion euro, a 78.8% increase year on year due to the considerable growth of deposits and securities issued.

Indirect deposits grew thanks to the high level of placements as well as the positive performance of financial markets. Investors privileged professional asset management, focusing on products with the highest added value.

The Bank’s asset management stock reached 67.4 billion euro, rising by 8.6% over the twelve months. This movement benefited from net positive deposits worth 2.6 billion euro. The products that mostly contributed to that figure were the bonds structured in funds, portfolio management in funds and life branch policies.

Mutual funds and portfolio management in funds amounted to 45.8 billion euro,a 7.1% increase compared to the end of 2004. This increase was due to the positive trend of net deposits — the opposite of the trend registered last year — and to the performance effect. The good performance of the financial markets with regard to fund types, resulted in a growth of products with the highest added value, particularly of equity and balanced funds whose weight on the total went from 32.3% at the end of December 2004 to 35.3% at the end of 2005. Among low-risk profile types, liquidity funds saw a decrease in their incidence in customer portfolios in favor of bond funds, a trend that had already been identified in 2004. The Bank’s share in the mutual funds market, calculated on the harmonized series defined for eurozone countries, was 7.8% as of 31 December 2006.

Customer financial assets

	31/12/2005		31/12/2004(1)		Change 31/12/05-31/12/04
	(€/mil)%		(€/mil)%		(%)
Asset management	67,413	31.0	62,100	31.9	+8.6
Asset administration	73,368	33.7	64,604	33.2	+13.6
Direct deposits	76,942	35.3	68,067	34.9	+13.0
Customer financial assets	217,723	100.0	194,771	100.0	+11.8

(1) IAS compliant balance (cf full IAS) including the impact of transition to IAS 32 and 34 (financial instruments). Figures take into account branch migration.

Direct customer deposits(1)

	31/12/2005		31/12/2004(2)		Change 31/12/05-31/12/04
	(€/mil)%		(€/mil)%		(%)
Current accounts and deposits	66,034	85.8	61,965	91.0	+6.6
- certificates of deposits	35,632	46.3	31,733	46.6	+12.3
- commercial paper	373	0.5	404	0.6	-7.7
- bonds	17,943	23.3	17,388	25.5	+3.2
- subordinated liabilities	5,822	7.5	6,519	9.6	-10.7
- repurchase agreements and securities loaned	5,201	6.8	4,840	7.1	+7.5
- other deposits	1,063	1.4	1,081	1.6	-1.7
Foreign branch deposits	10,908	14.2	6,102	9.0	+78.8
Direct customer deposits	76,942	100.0	68,067	100.0	+13.0

(1) Including accruals and value adjustments for fair value coverage.

(2) IAS compliant balance (cf full IAS) including the impact of transition to IAS 32 and 39 (financial instruments). Figures take into account branch migration.

The life insurance branch grew by 13.2% to 19.8 billion euro during 2005 and confirmed the positive trend shown in the previous year. This figure benefited from 1.6 billion euro of net premiums, an increase due to the positive performance effect. Customers opted for both traditional policies as well as index and unit linked policies, mainly with an investment content.

It is also worth highlighting the growth in asset administration, which registered higher trading volumes boosted by the positive trend of the financial markets. The year-end figure was 73.4 billion euro, up 13.6% since the start of the year.

Loans to customers

Loans to customers, including debt securities and non-performing financing, were 67.2 billion euro, with a year-on-year increase of 15.9%. Excluding NPF, financing to customers was 66.7 billion euro, thanks to the increase of short-term as well as medium-/long-term financing (+16,5% and +15,4% respectively).

Medium-/long-term financing to the retail sector showed a positive trend. In the course of the year, the Parent Bank’s domestic branches issued mortgage loans for 3 billion euro, with a positive annual variation of 17.5% compared to the volume achieved in the previous year. Growth was sustained by low interest rates and by the upward trend of the real estate market, with prices still on the increase. The offering of longer term (on average) mortgages showed a similar trend, with an expansion of the loan to value financing (up to 100% of the property purchase price) and combined with insurance schemes aimed at protection from the rising of interest rates and increasing repayment flexibility.

Analysis of loans to customers by counterparty shows an annual increase of all the components (except only for other loans). In greater detail, financing to households and non-financial companies

Asset management

	31/12/2005		31/12/2004(1)		Change 31/12/05-31/12/04
	(€/mil)%		(€/mil)%		(%)
Mutual funds and fund-based portfolio management	45,814	68.0	42,777	68.9	+7.1
Portfolio management	1,770	2.6	1,809	2.9	-2.2
Life technical reserves and financial liabilities	19,829	29.4	17,514	28.2	+13.2
Asset management	67,413	100.0	62,100	100.0	+8.6

(1) IAS compliant balance (cf full IAS) including the impact of transition to IAS 32 and 39 (financial instruments). Figures take into account branch migration.

Change in asset management

	2005	2004(1)
	(€/mil)	(€/mil)
Net inflow for the period	2,648	-10
- mutual funds and fund-based portfolio management	1,164	-1,941
- portfolio management	-158	-732
- life policies	1,642	2,663
Performance effect	2,665	2,037
Change in asset management	5,313	2,027

(1) Pro forma figures including the impact of branch migration.

Mutual funds by type

	31/12/2005 (%)	31/12/2004(1) (%)
Equity	18.5	17.2
Balanced	16.8	15.1
Bond	36.8	34.7
Liquidity	27.9	33.0
Total mutual funds	100.0	100.0

(1) Figures have been reconstructed according to the new fund classification criteria adopted by Assogestioni as of January 2005.

accounts for over 98% of loans to customers, which went up by 15.9% as of 31 December 2005.

Financing interest rates increased considerably in comparison with the previous years, due to ongoing low interest rates. This trend was accompanied by the Bank’s decision to support businesses with advisory services aimed at improving the financial structure of the companies and by offering products targeted to small and medium size companies which help develop investments in research and development and in new technology. With regards to households, in addition to the growing number of home mortgage loans, the financing of consumer credit highlighted another upward trend.

Quality of the loan portfolio

Pursuant to the new accounting principles, net doubtful loans as of the end of 2005 include the financing due/overdue by more than 180 days which totaled 1,171 million euro, 9.2% down on the previous year. More specifically, with regards to loans to customers:

•                     Non-performing financing amounted to 333 million euro, with a 10% reduction, thanks also to the transfer without recourse of non-performing financing of less than 50,000 euro. It accounted for 0.5% of the Bank’s net loans and its percentage of coverage was 81.3%;

•                     problem and restructured financing for 413 million euro declined by 19.8% over the twelve months. The coverage ratio was 26.3%;

•                     financing due/overdue by more than 180 days was 363 million euro, in line with the figure registered at the end of 2004, with a coverage ratio of 15.9%;

•                     unsecured financing to countries at risk was 16 million euro, against 25 million euro as of the end of 2004.

Coverage of doubtful loans was substantially adequate to ensure the recoverability of the presumed realizable value of their portfolios.

Loans to customers(1)

	31/12/2005		31/12/2004(2)		Change 31/12/05-31/12/04
	(€/mil)%		(€/mil)%		(%)
Short-term financing	26,603	39.6	22,831	39.4	+16.5
Medium-/long-term financing	40,101	59.6	34,742	59.9	+15.4
Financing to customers excluding NPF	66,704	99.2	57,573	99.3	+15.9
Non-performing financing	333	0.5	370	0.6	-10.0
Financing to customers	67,037	99.7	57,943	99.9	+15.7
Debt securities held in the portfolio	195	0.3	85	0.1	+129.4
Non-performing debt securities	—	0.0	—	0.0	—
Debt securities	195	0.3	85	0.1	+129.4
Loans to customers	67,232	100.0	58,028	100.0	+15.9

(1) Including accruals and value adjustments for fair value coverage.

(2) IAS compliant balance (cf full IAS) including the impact of transition to IAS 32 and 39 (financial instruments). Figures take into account branch migration.

Loans to customers by counterparty(1)

	31/12/2005		31/12/2004(2)		Change 31/12/05-31/12/04
	(€/mil)%		(€/mil)%		(%)
Financing to households	15,581	23.2	13,618	23.5	+14.4
Financing to family businesses and non-financial companies	37,398	55.6	32,141	55.4	+16.4
Financing to financial companies	13,192	19.6	11,332	19.5	+16.4
Financing to governments and public entities	732	1.1	701	1.2	+4.4
Other	134	0.2	151	0.3	-11.3
Financing to customers	67,037	99.7	57,943	99.9	+15.7
Debt securities	195	0.3	85	0.1	+129.4
Loans to customers	67,232	100.0	58,028	100.0	+15.9

(1) Including accruals and value adjustments for fair value coverage.

(2) IAS compliant balance (cf full IAS) including the impact of transition to IAS 32 and 39 (financial instruments). Figures take into account branch migration.

At the end of 2005, lump-sum provisions adjusting the performing portfolio amounted to 443 million euro, equivalent to 0.7% of performing loans and with a 0.5% growth compared to the figure registered at the end of the previous year.

Activities on financial markets

The control of treasury activities and the management of financial risks of the domestic banking networks are carried out centrally at the Parent Bank.

As regards treasury activity, the Parent Bank guarantees direct access to money markets, foreign exchange and securities markets as well as to the payment systems. It also controls the Group’s liquidity policy.

The financial risk management policies related to the banking books (Asset and Liability Management), are discussed in Part E of the Explanatory Notes.

The Bank’s security portfolio as of 31 December 2005 (including Group’s securities) amounted to 12.5 billion euro, with a 15.9% increase compared to the amounts registered at the end of 2004 (10.8 billion euro). Excluding the stock component, the portfolio consisted of securities held for trading or designated at fair value for 4.6 billion euro, held-to-maturity securities for 2.3 billion euro, available for sale securities for 0.8 billion euro, securities reclassified among “loans and receivables” for 4.5 billion euro, of which 195 million euro related to customers and 4.3 billion euro related to securities issued by banks, predominantly by Group banks.

At the end of 2005, the portfolio was made up of securities issued by EU countries (39%), securities by banking and financial issuers (57%), corporate securities (3%) and mutual investment funds (2%). With the objective of maximizing income opportunities, portfolio management kept the collateral necessary to manage the liquidity through securities eligible for refinancing with the European Central Bank. At the same time, it met the network’s needs for repurchase agreement operations with customers.

In 2005, the Parent Bank traded securities on its own behalf for 32 billion euro and carried out repurchase agreement transactions for 270.5 billion euro, of which 128.4 billion euro concluded on the MTS/PCT platform.

Shareholdings

The Parent Bank’s shareholdings as of 31 December 2005 amounted to 11,020 million euro, of which 9,473 million euro classified in the item “Shareholdings” and 1,547 million euro under “Available-for-sale financial assets — Equities”

Equity investments

This balance sheet item includes “relevant” shareholdings, i.e. those held in subsidiaries and in companies on which the Bank has a significant influence. As at 31 December 2005, it totaled 9,473 million euro. This item registered a clear increase in comparison with 31 December 2004, when it was 58.5 million euro, generated by an increase in purchases and subscriptions (92.3 million euro), by a decrease in sales (0.7 million euro) and by

Qualitative analysis of the loan portfolio (1)

	31/12/2005		31/12/2004(2)		Change 31/12/05-31/12/04
	(€/mil)%		(€/mil)%		(%)
Non-performing financing	333	0.5	370	0.6	-10.0
Problem and restructured financing	413	0.6	515	0.9	-19.8
Financing to countries at risk	16	0.0	25	0.1	-36.0
Financing due/overdue by more than 180 days	363	0.6	362	0.6	+0.3
Defaulted securities held in the portfolio	—	0.0	—	0.0	—
Doubtful loans - customers	1,125	1.7	1,272	2.2	-11.6
Performing financing	65,912	98.0	56,671	97.7	+16.3
Performing debt securities held in the portfolio	195	0.3	85	0.1	+129.4
Loans to customers	67,232	100.0	58,028	100.0	+15.9
Non-performing and problem financing - banks	—		—		—
Financing due/overdue by more than 180 days - banks	—		—		—
Financing to countries at risk - banks	46		18		+155.6
Defaulted securities held in the portfolio - banks	—		—		—
Total doubtful loans - customers and banks	1,171		1,290		-9.2

(1) Including accruals and value adjustments for fair value coverage.

(2) IAS compliant balance (cf full IAS) including the impact of transition to IAS 32 and 39 (financial instruments). Figures take into account branch migration.

other net decreases for 33.1 million euro (mainly referred to write-downs).

The main transactions concluded in the course of the year that affected the shareholdings portfolio, in addition to that illustrated in the chapter Action points and initiatives in the year, were:

•         a further 8.5% stake of Cassa dei Risparmi di Forlì acquired for 65.7 million euro, which brought the existing shareholding in the company held by SANPAOLO IMI to 38.3%. The investment is the result of the put option exercised by Fondazione Cassa dei Risparmi di Forlì. The shareholding was adjusted by a net amount of 45.7 million euro in order to adapt it to the fair value;

•         participation in the option of converting the 2004 dividend of the subsidiary Banque Palatine (formerly Banque Sanpaolo) into shares, which resulted in the subscription of new shares issued for a value of 10.5 million euro;

•         purchase of a 2.7% minority interest in the subsidiary Neos Banca for 8.8 million euro.

Other shareholdings

The remaining equity investments concluded by the Parent Bank are included in “Available-for-sale financial assets — Equities”. As at 31 December 2005, this item was 1.547 million euro, with a net increase of 180 million euro compared to the figure registered at the end of 2004. The increase was mainly due to fair value adjustments for 173 million euro (of which 106 million euro gross of taxes concerning the investment in Santander) net of the disposals completed during the year.

Among the transactions completed during the year, it is worth highlighting:

•         the acceptance of the Composition Proposal put forward by Parmalat’s Extraordinary Commissioner as a completion of the

Interbank position, securities and derivatives

	31/12/2005 (€/mil)	31/12/2004 (1) (€/mil)	Change 31/12/05-31/12/04 (%)
Interbank
Assets(2)	40,315	35,058	+15.0
Liabilities	44,721	37,130	+20.4
Portfolio securities(2)(3)	12,471	10,759	+15.9
Derivatives
Hedging derivatives (notional)	26,713	28,143	-5.1
Dealing derivatives (notional)	99,317	109,958	-9.7

(1) IAS compliant balance (cf full IAS) including the impact of transition to IAS 32 and 39 (financial instruments).

(2) The figure does not include securities classified in loans & receivebles, reported among “Securities” (4,260 million euro at 31 December 2005 and 2,928 million at 31 December 2004).

(3) The figure includes debt and capital securities (including OICR quotas) classified in the various portfolios, except for “Other shareholding investments” described elsewhere in the Report.

Shareholdings

	31/12/2005 (€/mil)	31/12/2004 (1) (€/mil)	Change 31/12/05-31/12/04 (%)
Equity investments(2)	9,473	9,415	+0.6
Qualified investments	9,473	9,415	+0.6
Goodwill arising on application of the equity method	1,547	1,367	+13.2
- Santander Central Hispano	586	480	+22.1
- IXIS Asset Management Group S.A.	216	192	+12.5
- Banca d’Italia	185	185	—
- Banca delle Marche S.p.A.	92	92	—
- IXIS Corporate & Investment Bank	91	85	+7.1
- other	377	333	+13.2

(1) IAS compliant balance (cf full IAS) including the impact of transition to IAS 32 and 39 (financial instruments).

(2) The list is given in the Explanatory Notes — Part B (Section 10).

(3) Included in the caption “Available for sale financial assets — Equity”.

             Group restructure, with the allocation of 1.765% of Parmalat’s share capital;

•       the transfer of the shareholding in SAVE (2.17%) to IMI Investimenti for an overall total of 13.7 million euro. As a result of this operation, the Bank entered a capital gain of essentially the same amount in the Statement of Income, taking into account also the reallocation of the equity reserve generated when adopting the international accounting principles;

•       the transfer of the shareholding in Autostrada “Serenissima” (5.8%) to Fin. Opi.. The transfer was completed for a price of 45.7 million euro, accompanied by the entry of a capital gain for about 40 million euro in the Statement of Income, taking into account also the reallocation of the equity reserve generated when adopting the international accounting principles;

Considering the evaluation of the other shareholdings, the Bank created a specific evaluation reserve for the securities owned by AFS worth 401 million euro.

Capital and Reserves

Shareholders’ equity and regulatory ratios

The Bank’s shareholders’ equity as at 31 December 2005 of 10,895 million euro, registered the following movements during the year:

Movements in Bank’s shareholders’ equity	(€/mil)

Shareholders’ equity at 31 December 2004 (1)	11,090
Adoption of IAS 32, 39 and IFRS 4	-538
Shareholders’ equity at 1 January 2005	10,552
Decreases	-884
- Dividends	-873
- Net change in valuation reserves	-11
Increases	1,227
- Net profit	1,165
- Net change in valuation reserves	—
- Net change in own shares	—
- Stock option accounting	62
Shareholders’ equity at 31 December 2005	10,895

For further details concerning the changes of all the components of the Bank’s shareholders’ equity, see Part B — Section 14 — liabilities in the Explanatory Notes and Part F for the Regulatory Capital.

The ratio between the Bank’s regulatory capital and the total of weighted assets generated by the credit and market risk at the end of 2005 showed a total solvency ratio of 13.8%. The ratio between the tier 1 capital and the total of the weighted assets was 10.6%.

Own shares

As the Parent Bank did not carry out any purchases or sales during the year, its portfolio as of 31 December 2005 contained 4,015,919 SANPAOLO IMI shares (nominal value 11.2 million euro), equivalent to 0.21% of the share capital and worth 42.5 million euro overall (book value of 10.585 euro per share), classified as a negative component among shareholders’ equity items in accordance with the IAS/IFRS principles.

In view of the quantity of own shares in its portfolio, the Bank has the same amount allocated in the unavailable reserve, pursuant to the legislation.

The distribution network

At the end of December 2005, the Bank’s distribution network consisted of 1,415 domestic branches, 13 foreign branches and 19 representative offices abroad.

During the year, the distribution network was restructured by transferring the Sanpaolo branches operating in the province of Venice to Cassa di Risparmio di Venezia and the branches operating in Friuli Venezia Giulia to Friulcassa. Sanpaolo acquired the branches operating in the provinces of Lodi, Milan and Rome from Cassa di Risparmio di Padova e Rovigo and Cassa di Risparmio in Bologna.

With regards to multi-channel activity in relation to the private and retail segment, the number of direct banking contracts managed by Sanpaolo went up by over 560,000, a 21.1% increase with respect to the figure as of 31 December 2004 reclassified consistently. Internet banking contracts with companies reached 33,000 units (a 2% increase since the beginning of the year). Service to retail customers is also provided through the network of Bancomat automatic tellers (1,944 ATMs at the end of the year) and the POS terminals (38,879).

Distribution network

	31/12/2005	31/12/2004 pro forma(1)	Change 31/12/05-31/12/04 pro forma (%)
Banking branches and area offices	1,428	1,384	+3.2
- Italy	1,415	1,371	+3.2
- Foreign	13	13	—
Representative offices	19	18	+5.6

(1) The data as of 31/12/2004 have been reclassified with respect to the 2004 Annual Report to take into account the transfer of branches among the Sanpaolo network and North East network banks.

Personnel

At the end of the year, the Bank’s staff was made up of 21,059 employees plus 11 workers with an atypical contract, for a total of 21,070 resources. The change registered in December 2004, homogeneously reclassified to take into account the transfer of branches to the North East bank networks, was +269 resources (+1.3%).

There was a total of 660 new employees and 240 redundancies, 38 of which through an incentive.

In the course of the year the Bank implemented infra-group mobility, which led to the acquisition of 55 resources from other Group Companies and the transfer of 85 resources.

In January 2005 the Bank completed the reorganization of the distribution network through the acquisition of the branches in Rome, Milan and Lodi of Cassa di Risparmio di Padova e Rovigo and Cassa di Risparmio in Bologna and the transfer of the remaining branches in the Triveneto area to Cassa di Risparmio di Venezia and Friulcassa. As a result of this process, the number of Parent Bank employees went up by 42 units.

The increase in the number of employees in 2005 (partially due to the incentivized redundancies of December 2004) was a considerable investment in supporting commercial development. Over two thirds of the income was generated by the branch network and the structured under direct business control.

Thanks to the introduction of new resources the Bank was also able to complete the generational turnover process that started at the end of 2003 using the “Income, employment and re-training fund for staff in the banking industry” (“Fondo di Solidarietà per il sostegno del reddito, dell’occupazione e della riqualificazione professionale del Personale del Credito”).

This process had a positive impact on the qualitative composition of staff but also allowed personnel costs to be kept under control. These went down in 2004 despite the increases ensuing following the renewal of the national collective labor contract in February 2005.

Stock option programs

With regard to stock option programs, see the Explanatory Notes — Part I.

Personnel

	31/12/2005		31/12/2004 pro forma(1)		Change 31/12/05- 31/12/04 pro forma
		%		%		(%)
Period-end headcount(2)	21,059	100	20,765	100	294	+1.4
Executives	404	1.9	366	1.8	38	+10.4
Managers	7,551	35.9	7,363	35.4	188	+2.6
- of which: third and fourth level managers	2,585	12.3	2,575	12.4	10	+0.4
Remaining personnel	13,104	62.2	13,036	62.8	68	+0.5
Other personnel(3)	11		36		-25	-69.4
Total	21,070		20,801		269	+1.3

(1) The data as of 31/12/2004 have been reclassified with respect to the 2004 Annual Report to take into account the spin off of branches in January 2005.

(2) The headcount has been calculated applying IAS accounting standards and includes personnel on secondment from other Group companies but excludes personnel on transfer away from the company.

(3) Includes workers on fixed term contracts and contracts for specific projects.

Supplementary information

Administrative and management bodies

In compliance with the recommendation expressed by CONSOB with the Communication No. 1574/1997 and pursuant to Art. 15 of the Articles of Association, the Board of Directors appointed some of its members to the Executive Committee (which consists of the President, the Vice President and the Managing Director) and set the number of members, its delegations, duration, working rules and powers. The Board also elected a Managing Director and a General Manager establishing their attributions.

The Executive Committee exercises its powers within the context of the strategies, direction and plans laid out by the Board, with faculty of sub-power of attorney and the obligation to report quarterly to the same Board on the activity performed, the decisions made and the powers of attorney conferred. In particular, the Executive Committee is given powers concerning loan issue (up to a fifth of the Company’s portfolio) and, generally, operational powers regarding Group guarantees to financial institutions, the recovery of loans, legal and pre-legal proceedings on non-recovered assets and liabilities, administration procedures against the Company and shareholdings - except in the case of exclusive competence of the Board of Directors - personnel and expenditure. The Executive Committee has also been given, in general, the faculty to assume any urgent provision in the interests of the Company, referring it to the Board at its next meeting.

Powers concerning the granting of loans have also been attributed to the Group Credit Committee presided over by the Managing Director and composed of the managers of the competent company structures.

The Managing Director is responsible for the global coordination of the Group activities, according to the directions given by the Board of Directors. More specifically, he is responsible for defining the Bank and Group’s activities of strategic direction, governance and control, supervising the Group planning process, monitoring the consistent development of plans and budgets and the central control of risks. Other responsibilities assigned to the Managing Director include the activities in the Savings and Assurance sector (Assicurazioni Internazionali di Previdenza, Banca Fideuram and Sanpaolo Imi Asset Management) and the supervision of shareholdings.

The General Manager, head of the operating and executive structure, is responsible for all the Functions pertinent to the banking activity, with the relative governance and support structures, as well as the banking networks operating on domestic and transnational territory, specialist companies controlling specific markets, territories and businesses such as public entities (Banca OPI), investment banking (Banca IMI), private equity, consumer credit (Finemiro Banca), leasing (Sanpaolo Leasint) and tax collection (Gest Line).

In the light of the division of expertise described above, the Board of Directors has attributed to the Managing Director and the General Manager powers to be exercised within the context of the strategies, direction and plans laid out by the same Board, with faculty of sub-power of attorney and the obligation to report quarterly to the Board on the activity performed, the decisions made and the powers of attorney conferred.

In particular, the Managing Director and the General Manager are attributed powers concerning loan issue and operational powers, Group guarantees to financial institutions, financial risk management and control, recovery of loans, legal and pre-legal proceedings on non-recovered assets and liabilities, administration procedures against the Company and costs, as well as powers in matters concerning personnel and structures within the context of the management directions approved by the administrative bodies.

Finally, the Managing Director and the General Manager have been assigned, in general and within the context of their respective attributions, or in the execution of decisions made by superior Bodies, all powers necessary for the ordinary management of the Company, unless otherwise reserved specifically to other Bodies pursuant to the Articles of Association or by exclusive mandate of the Board of Directors.

Transactions with related parties

Information on transactions and the Bank’s relationship with related parties are given in Part H of the Explanatory Notes to these Financial Statements. Pursuant to Art. 78 of CONSOB Deliberation No. 11971/99 and subsequent modifications, Part H of the Explanatory Notes illustrates the remuneration to Directors, Auditors and to the General Manager of the Parent bank as well as the stock option plans reserved to them.

The shares of the Parent Bank and subsidiaries held by Directors, Auditors and the Parent Bank’s General Manager and by other entities pursuant to Art. 79 of CONSOB Deliberation No. 11971/99 are also reported in Part H of the Explanatory Notes.

The detailed list of the Group companies and shareholdings as of 31 December 2005 is given in the Consolidated Explanatory Notes (Part B — Section 10).

Offices held by the Directors in other companies.

In accordance with the recommendations of the Disciplinary Code of Listed Companies issued by Borsa Italiana, Part H of the Explanatory Notes provides the list of the offices of Director or Auditor held by SANPAOLO IMI’s Directors in other companies listed in regulated markets (also abroad), in financial, banking or insurance companies or other companies of a considerable size.

Other legal information

Planning Document on Information Security Management

The Planning Document on Security, provided for by Art. 34, subsection 1, letter g), of D.Lgs. 196 of 30/6/2003, “Code for the protection of personal data”, was prepared in accordance with ment B, to D.Lgs. 196/2003. Further updates will be completed that envisaged by Rule 19 of the Technical Regulations, attach-within the terms provided for by the law.

Developments after the end of the year

On the basis of the available data on the first months of 2006, the Bank’s operational figures continue to grow in comparison with 2005. Customer financial assets benefited from the increase in direct deposits, asset management and assets administered. Assets administered were boosted by the good performance of net deposits and the favorable trend of the financial markets.

Loans to customers also registered a positive trend, mainly due to the short-term component.

With regard to the economic result for the early months of 2006 and the prospective evolution of operational volumes and income, the considerations made for the Group are confirmed.

Turin, 23 March 2006

The Board of Directors

Parent Bank financial statements

PARENT BANK BALANCE SHEET

PARENT BANK STATEMENT OF INCOME

STATEMENT OF INCOME/EXPENSES IN THE PARENT BANK FINANCIAL STATEMENTS

STATEMENT OF CHANGES IN PARENT BANK SHAREHOLDERS’ EQUITY

PARENT BANK STATEMENT OF CASH FLOWS

EXPLANATORY NOTES TO THE PARENT BANK FINANCIAL STATEMENTS

Parent Bank balance sheet

(euro)

Assets		Total as at 31/12/2005	Total as at 31/12/2004 (mix model excluding IAS 32/39)
10.	Cash and cash equivalents	514,611,533	—
10. It	Cash and deposits with central banks and post offices		750,300,526
20.	Financial assets held for trading	5,164,645,177	—
30.	Financial assets designated as at fair value	1,011,804,413	—
40.	Available for sale investments	2,355,409,299	—
50.	Held-to-maturity investments	2,312,335,104	—
20. It	Treasury bills and similar bills eligible for refinancing with central banks		1,011,312,946
50. It	Bonds and other debt securities		10,230,138,333
60. It	Shares, quotas and other equities		283,739,142
60.	Loans to banks	44,574,593,513	—
30. It	Loans to banks		34,938,873,311
70.	Loans to customers	67,231,819,968	—
40. It	Loans to customers		57,203,792,342
80.	Hedging derivatives	809,429,193	—
90.	Changes in fair value of assets in hedged portfolios		—
100.	Equity investments	9,473,155,124	—
70. It	Equity investments		2,046,428,318
80. It	Investments in Group companies		8,603,832,763
110.	Tangible assets	1,431,657,896	1,562,328,297
120.	Intangible assets	815,893,087	793,802,262
	of which:
	- goodwill	612,745,215	565,245,216
130.	Tax assets	1,522,724,055
	a) current	919,466,492
	b) advanced	603,257,563	—
140.	Non-current assets and disposal groups classified as held for sale	28,495,907	—
150.	Other assets	2,753,153,681	—
120. It	Own shares or quotas		42,508,503
130. (a)	Other assets		5,389,445,386
140. It	Accrued income and prepaid expenses		2,305,977,327
	Total assets	139,999,727,950	125,162,479,456

(a) The caption differs from the Italian GAAP figure as it includes the effect of the first-time application of IAS other than No. 32 and 39 and any reclassification.

(euro)

			Total as at 31/12/2004
Liabilities and shareholders’ equity		Total as at 31/12/2005	(mix model excluding IAS 32/39)
10.	Due to banks	44,720,937,580
10. It	Due to banks		37,028,879,091
20.	Due to customers	51,915,456,080
20. (b)	Due to customers		42,900,434,957
30.	Securities issued	25,026,177,308
40.	Financial liabilities held for trading	1,328,304,751
30. It	Securities issued		18,847,173,296
50.	Financial liabilities designated as at fair value through profit and loss
60.	Hedging derivatives	751,177,947
70.	Changes in fair value of liabilities in hedged portfolios	(22,937,873)
110. It	Subordinated liabilities		6,588,319,755
80.	Tax liabilities	139,440,660	—
	a) current	64,005,340
	b) deferred	75,435,320
90.	Liabilities included in disposal groups classified as held for sale
100.	Other liabilities	3,660,288,671
50. (b)	Other liabilities		6,131,629,782
60. It	Accrued expenses and deferred income		1,538,005,133
40. It	Public funds administered		27,198,203
110.	Provisions for employee termination indemnities	539,818,922	475,671,445
120. (a)	Provisions for risks and charges:	1,046,275,453	960,935,264
	a) post-retirement benefit obligations	188,983,690	15,802,000
	b) other	857,291,763	945,133,264
130.	Valuation reserves	445,357,377
140.	Redeemable shares
150.	Equity securities
160.	Reserves	3,318,456,052
140. (b)	Reserves		3,609,730,912
170.	Share premium reserve	769,131,370	724,718,927
180.	Capital	5,239,223,741	5,217,679,141
190.	Own shares (-)	(42,508,503)
200.	Profit (loss) for the period	1,165,128,414	1,112,103,550
	Total liabilities and shareholders’ equity	139,999,727,950	125,162,479,456

(a) The caption 120 Provisions for risks and charges as at 31/12/2004 does not correspond to the It GAAP figure as it does not include the Tax provision, reclassified among the other liabilities (tax liabilities).

(b) The captions differ from the Italian GAAP figures as they include the effect of the first-time application of IAS other than No. 32 and 39 and any reclassification.

Parent Bank statement of income

(euro)

			Balances as at 31/12/2004
Statement of income		Total as at 31/12/2005	according to IAS/IFRS (*)
10.	Interest income and similar revenues	4,123,682,473
10. It	Interest income and similar revenues		3,557,431,943
	of which:
	— on loans to customers		2,561,809,334
	— on debt securities		345,121,140
20.	Interest expenses and similar charges	(2,587,632,181)
20. It	Interest expenses and similar charges		(2,145,532,313)
30.	Net interest income	1,536,050,292	1,411,899,630
40.	Commission income	1,524,249,525
40. It	Commission income		1,499,725,424
50.	Commission expense	(100,370,482)
50. It	Commission expense		(90,383,031)
60.	Net commissions	1,423,879,043	1,409,342,393
70.	Dividends and similar revenues	784,941,360
30. (a) It	Dividends and other revenues		825,361,578
	a) on shares, quotas and other equities
	b) on investments
	c) on investments in Group companies
80.	Profits (losses) on financial trading activities	114,658,464
90.	Fair value adjustments from hedge accounting	(2,610,776)
100.	Profit (loss) from sale or repurchase of:	93,956,880
	a) loans	13,820,171
	b) available-for-sale financial assets	94,200,431
	c) held-to-maturity investments	8,791
	d) financial liabilities	(14,072,513)
110.	Profits (losses) on financial assets and liabilties designated as at fair value	2,859,619
60. It	Profits (losses) on financial transactions		131,975,652
120.	Net interest and other banking income	3,953,734,882	3,778,579,253
130.	Impairment losses/write-backs to:	(196,288,481)
	a) loans	(199,707,130)
	b) available-for-sale financial assets	(168,193)
	c) held-to-maturity investments	—
	d) other financial transactions	3,586,842
120. It	Adjustments to loans and provisions for guarantees and commitments		(289,630,391)
130. It	Write-backs of adjustments to loans and provisions for guarantees and commitments		144,238,933
150. It	Adjustments to financial fixed assets		(290,848,187)
160. It	Write-backs of adjustments to financial fixed assets		33,039,673
140.	Net result of financial activities	3,757,446,401	3,375,379,281
150	Administrative costs:	(2,314,812,631)	(2,371,121,649)
	a) personnel	(1,440,886,567)	(1,540,608,603)
	b) other	(873,926,064)	(830,513,046)
160.	Net provisions for risks and charges	(16,148,588)	(108,705,377)
170.	Net adjustments to tangible assets	(184,122,629)	(181,311,299)
180	Net adjustments to intangible assets	(160,263,004)	(159,261,524)
190	Other operating income (expenses)	440,654,741	364,191,428
200	Operating costs	(2,234,692,111)	(2,456,208,421)
210	Profits (losses) on investments in associates and companies subject to joint control	(64,767,580)
220	Net result of fair value adjustments to tangible and intangible assets	—
230	Impairment of goodwill	—
240	Profits (losses) on disposal of investments	9,322,910
180.(a) It	Extraordinary income		478,897,362
190.(a) It	Extraordinary expense		(75,080,002)
250	Operating profits (losses) before tax from continuing operations	1,467,309,620	1,322,988,220
260	Income taxes for the period	(302,181,206)	(210,884,670)
270	Net profit (loss) after tax from continuing operations	1,165,128,414	1,112,103,550
280	Profits (losses) on discontinued operations
290	Profit (loss) for the period	1,165,128,414	1,112,103,550

(*) Balances reconstructed on the basis of IAS/IFRS, excluding IAS 32 and 39, whose transaction date is fixed at 1 January 2005.

(a) The captions differ from the Italian GAAP figures as they include the effect of the first-time application of IAS other than No. 32 and 39 and any reclassification.

Statement of income/expenses in the Parent Bank financial

statements for the year as at 31 December 2005

Caption/Value	2005	2004
	(€ /mil)	(€ /mil)
A. Capital gains/losses in the year
1. Capital gains (losses) from real-estate revaluation pursuant to special laws
2. Valuation reserves:	131	n.a.
available-for-sale financial assets	128	n.a.
- capital gains (losses) from valuation in shareholders’ equity	209	n.a.
- returns to current year statement of income	(81)	n.a.
financial flow coverage	3	n.a.
3. Exchange differences in foreign investments	—	—
4. Actuarial profits (losses) on fixed pension plans	(141)	n.a.
Total A	(10)	—
B. Net profit in the statement of income	1,165	1,112
C. Total income/expenses in the year (A+B)	1,155	1,112
D. Impact of transitions to accounting standards as at 1/1/2005 and 1/1/2004
1. Capital gains (losses) due to the fair value recording of tangible assets as cost replacement		168
2. Valuation reserves:	283	n.a.
available-for-sale financial assets	307	n.a.
financial flow coverage	(24)	n.a.
3. Profit reserves	(355)	(594)
Total D	(72)	(426)
E. Total income/expenses in the year (C+D)	1,083	686

Statement of changes of the Parent Bank shareholders’ equity

(€/mil)

														Reserve
														pursuant
					Fair value			Reserve	Reserve		Available	Non-		to art.13
					valuation			for	for		reserve	available		sub-		Reserve
			Share		reserve		Cash	actuarial	instru-	Reserve	for	reserve for		sec. 6	Reserve	pursuant
			issue	Extraor-	as cost		Flow	profits	ments	for stock	purchase	purchase		Legisl.	pursuant	to Legisl.	Profit
	Share	Legal	pre-	dinary	replace-	AFS	Hedge	and	at fair	option	of own	of own	Own	Decree	to Law	Decree	for the
	capital	reserve	miums	reserve	ment	reserve	reserve	losses	value	plans	shares	shares	shares	124/93	342/2000	213/98	period	Total
Shareholders’ equity as at 31 December 2004 according to Italian GAAP	5,218	1,044	725	2,042							957	43	—	5	4	16	1,036	11,090
Changes to opening balances as at 1/1/05 due to FTA IAS (net of deferred taxation) (*)				-954	168	308	-23		1	5			-43					-538
Shareholders’ equity as at 1 January 2005 according to IAS/IFRS	5,218	1,044	725	1,088	168	308	-23		1	5	957	43	-43	5	4	16	1,036	10,552
Allocation of profit for 2004:
- extraordinary reserve				163													-163
- dividend distributed																	-873	-873
Exercise of stock option rights	21		44							-9								56
Recording of costs for stock options										6								6
Changes in valuation reserves:
- valuation differences						209	2											211
- returns to current year statement of income from sales						-81												-81
- recording of actuarial losses								-141										-141
Profit for the period																	1,165	1,165
Shareholders’ equity as at 31 December 2005	5,239	1,044	769	1,251	168	436	-21	-141	1	2	957	43	-43	5	4	16	1,165	10,895

(*) See IAS/IFRS reconciliation statements prepared according to IFRS 1, par. 39 illustrated in appendix to Part B of the Explanatory Notes and related notes.

Parent Bank statement of cash flow

(€ /mil)

INDIRECT METHOD	Amount
	2005	2004 (*)
A. OPERATIONS
1. Management activities
- profit for the year	1,165	998
- capital gains/losses on financial assets held for trading and on assets/liabilities designated as at fair value	(38)	11
- capital gains/losses on hedging activities	3	n.a.
- net value adjustments/write-backs due to impairment	265	151
- net value adjustments/write-backs on tangible and intangible assets	344	341
- net provisions for risks and charges and other costs/revenues	101	86
- unpaid duties and taxes	298	212
- net adjustments/write-backs on groups of discontinued operations, net of taxes
- other adjustments	(746)	(827)
2. Liquid assets generated/absorbed by financial assets
- financial assets held for trading	(503)	1,873
- financial assets designated as at fair value	523	n.a.
- available-for-sale financial assets	509	n.a.
- due from banks: repayable on demand	2,843	4,079
- due from banks: other loans	(9,432)	(14,552)
- loans to customers	(9,386)	6,088
- other assets	666	(89)
3. Liquid assets generated/absorbed by financial liabilities
- due to banks: repayable on demand	3,391	(1,863)
- due to banks: other deposits	4,200	1,166
- due to customers	7,658	2,588
- securities issued	1,218	(420)
- financial liabilities held for trading	(1,102)	103
- financial liabilities designated as at fair value
- other liabilities	(913)	(1,699)
Net liquid assets generated/absorbed by operations	1,064	(1,753)
B. INVESTMENTS
1. Liquid assets generated by
- sale of investments		986
- dividends received from investments	746	827
- sale/reimbursement of financial assets held to maturity		1,014
- sale of tangible assets
- sale of intangible assets
- sale of business divisions
2. Liquid assets absorbed by
- purchase of investments	(123)
- purchase of financial assets held to maturity	(869)
- purchase of tangible assets	(72)	(201)
- purchase of intangible assets	(163)	(140)
- purchase of business divisions
Net liquid assets generated/absorbed by investments	(481)	2,486
C. FUNDING ACTIVITIES
- issue/purchase of own shares	56	(9)
- issue/purchase of capital instruments
- dividend distribution and other uses	(874)	(715)
Net liquid assets generated/absorbed by funding activities	(818)	(724)
NET LIQUID ASSETS GENERATED/ABSORBED DURING THE YEAR	(235)	9

(*) The cash flow statement as at 31/12/2004 was drawn up on the basis of the equity balances as at 1/1/2004 and 31/12/2004 adjusted as a result of the transition to IAS/IFRS, except for IAS 32 and 39 whose transition date is 1/1/2005.

(€/mil)

RECONCILIATION	Amount
Captions	2005	2004
Cash and liquid balances at the beginning of the period	750	741
Total liquid assets generated/absorbed during the year	(235)	9
Cash and cash equivalents: effect of movements in exchange rates
Cash and cash equivalents at the close of the year	515	750

Explanatory Notes to the Parent Bank financial statements

Part A – Accounting policies

A.1 General information

- Section   1 – Statement of compliance with international accounting standards

- Section   2 – Basis of preparation

- Section   3 – Events subsequent to the date of the financial statements

- Section   4 – Other aspects

A.2 Information on the main aggregate values of the financial statements

- Section   1 – Financial assets held for trading

- Section   2 – Available-for-sale financial assets

- Section   3 – Held-to-maturity investments

- Section   4 – Loans

- Section   5 – Financial assets designated as at fair value

- Section   6 – Hedging transactions

- Section   7 – Equity investments

- Section   8 – Tangible assets

- Section   9 – Intangible assets

- Section 10 – Discontinued operations

- Section 11 – Current and deferred taxation

- Section 12 – Provisions for risks and charges

- Section 13 – Debts and securities issued

- Section 14 – Financial liabilities held for trading

- Section 15 – Financial liabilities designated as at fair value

- Section 16 – Currency transactions

- Section 17 – Other information

A.3 Fair Value of Financial Instruments

Part B - Information on the Parent Bank balance sheet

Assets

- Section   1 – Cash and cash equivalents – Caption 10

- Section   2 – Investments held for trading – Caption 20

- Section   3 – Financial assets designated as at fair value – Caption 30

- Section   4 – Available-for-sale financial assets – Caption 40

- Section   5 – Held-to-maturity investments – Caption 50

- Section   6 – Loans to banks – Caption 60

- Section   7 – Loans to customers – Caption 70

- Section   8 – Hedging derivatives – Caption 80

- Section   9 – Changes in fair value of assets in hedged portfolios (+/-) – Caption 90

- Section 10 – Investments in associates and companies subject to joint control – Caption 100

- Section 11 – Tangible assets – Caption 110

- Section 12 – Intangible assets – Caption 120

- Section 13 – Fiscal assets and liabilities – Caption 130 under assets and Caption 80 under liabilities

- Section 14 – Discontinued operations and disposal groups classified as held for sale, and associated liabilities – Caption 140 under assets and Caption 90 under liabilities

- Section 15 – Other assets – Caption 150

Liabilities

- Section   1 – Due to banks – Caption 10

- Section   2 – Due to customers – Caption 20

- Section   3 – Securities issued – Caption 30

- Section   4 – Financial liabilities held for trading – Caption 40

- Section   5 – Financial liabilities designated as at fair value – Caption 50

- Section   6 – Hedging derivatives – Caption 60

- Section   7 – Changes in fair value of liabilities in hedged portfolios – Caption 70

- Section   8 – Fiscal liabilities – Caption 80

- Section   9 – Liabilities included in disposal groups classified as held for sale – Caption 90

- Section 10 – Other liabilities – Caption 100

- Section 11 – Provisions for employee termination indemnities – Caption 110

- Section 12 – Provisions for risks and charges – Caption 120

- Section 13 – Redeemable shares – Caption 140

- Section 14 – Parent Bank shareholders’ equity – Captions 130, 150, 160, 170, 180, 190 and 200

Other information

Appendix to Part B – Estimation of fair value related to financial instruments

Appendix to Part B – Effect of the transition to IAS/IFRS on the shareholders’ equity of SANPAOLO IMI S.p.A.

Part C - Information on the Parent Bank statement of income

- Section   1 – Interest – Captions 10 e 20

- Section   2 – Commissions – Captions 40 e 50

- Section   3 – Dividends and similar revenues – caption 70

- Section   4 – Profits (losses) on financial trading activities - Caption 80

- Section   5 – Fair value adjustments from hedge accounting – Caption 90

- Section   6 – Profits (losses) from sale/repurchase transactions – Caption 100

- Section   7 – Net income from financial assets and liabilities designated as at fair value – Caption 110

- Section   8 – Impairment losses/write-backs – Caption 130

- Section   9 – Administrative costs – Caption 150

- Section 10 – Net provisions for risks and charges – Caption 160

- Section 11 – Net value adjustments to tangible assets – Caption 170

- Section 12 – Net value adjustments to intangible assets – Caption 180

- Section 13 – Other operating income (expenses) – Caption 190

- Section 14 – Profits (losses) on investments in associates and companies subject to joint control – Caption 210

- Section 15 – Net fair value adjustment to tangible and intangible assets – Caption 220

- Section 16 – Impairment of goodwill – Caption 230

- Section 17 – Profits (losses) on disposals of investments – Caption 240

- Section 18 – Income taxes for the period – Caption 260

- Section 19 – Profits (losses) from discontinued operations – Caption 280

- Section 20 – Other information

- Section 21 – Profit per share

Part D – Segment Reporting

Part E - Information on risks and risk hedging policies

- Section   1 – Credit risk

- Section   2 – Market risks

- Section   3 – Liquidity risk

- Section   4 – Operating risks

Part F - Information on shareholders’ equity

- Section   1 – Parent Bank shareholders’ equity

- Section   2 – Shareholders’ equity and regulatory ratios

Part G – Business aggregations concerning companies or business branches

- Section   1 – Operations carried out during the year

- Section   2 – Operations carried out after the closing of the year

Part H – Transactions with related parties

- Section   1 – Information on remuneration of directors and executives

- Section   2 – Information on transactions with related parties

Part I - Payment agreements based on own financial instruments

Part L - Information on comparison with financial year 2004

Introduction

Information on the balance sheet - Assets

- Section   1 – Loans

- Section   2 – Securities

- Section   5 – Other assets

Information on the balance sheet - Liabilities

- Section   6 – Payables

- Section   8 – Capital, equity reserves, reserve for general banking risks and subordinated liabilities

- Section   9 – Other liabilities

Guarantees and commitments

- Section 10 – Guarantees and commitments

Information on the statement of income

- Section   1 – Interest

- Section   2 – Commissions

- Section   3 – Profits and losses from financial transactions

- Section   5 – Adjustments, write-backs and provisions

- Section   6 – Other statement of income captions

Part A — Accounting policies

PART A.1 GENERAL INFORMATION

Section 1 — Statement of compliance with international accounting standards

SANPAOLO IMI exercised the right to draw up the financial statements for the year 2005 in compliance with the IAS/IFRS international accounting standards, as granted by art. 4, sub-section 2 of D.Lgs. 38/05.

The Financial Statements 2005 were drawn up in compliance with the accounting standards issued by IASB (including the SIC and IFRIC interpretation documents) approved by the European Commission until December 31, 2005, pursuant to the EU Regulation No. 1606 of July 19, 2002.

More specifically, starting from the Half Year Report on the first six months of 2005, the documentation and the financial statements were prepared in application of the aforesaid international accounting standards and on the basis of the provisions of art. 81 of CONSOB Regulation No. 11971, as amended by the Deliberation No. 14990 of April 15, 2005.

With regard to the Half Year Report as at June 30, 2005, the Company’s reconciliation statements of the shareholders’ equity and of the statement of income were published as required by IFRS 1 and by the abovementioned regulations issued by CONSOB. The appendix to Part B of the Explanatory Notes contains a summary of the effects that the transition to the IAS/IFRS international accounting standards had on the Bank’s shareholders’ equity as at January 1, 2005.

Section 2 — Basis of preparation

When preparing the financial statements, especially with regard to the Balance Sheet and the Explanatory Notes, the Bank applied the provisions illustrated in the Circular No. 262 issued by the Bank of Italy on December 22, 2005, taking into account the provisional regulations established for 2005 and integrating the information whenever required by the international accounting standards or deemed appropriate from the point of view of relevance or significance.

In terms of interpretation and application support, the following documents were used, even though they have not been approved by the European Commission:

•   Framework for the Preparation and Presentation of Financial Statements issued by the International Accounting Standards Board (issued in 2001 by IASB);

•   Implementation Guidance, Basis for Conclusions, IFRIC and any other documents drawn up by IASB or the IFRIC to provide further guidance on the accounting principles issued;

•   Interpretation Documents for the application of IAS/IFRS in Italy issued by the Italian Accounting Standards Authority and the Italian Bankers’ Association (ABI).

The Financial Statements results were compared with the figures from the previous year, adequately reclassified in order to render the content of some of the captions uniform to the new regulations of Bank of Italy. SANPAOLO IMI exercised the rights, as set forth by IFRS 1, to postpone the first time application of IAS 32 and 39 regarding financial instruments to January 1, 2005. As a result, the above-men-tioned captions were entered in the Financial Statements as at December 31, 2004 in accordance with the previous national accounting standards, as they are not comparable on a homogeneous basis with those relating to 2005.

As for the information on the Explanatory Notes, the figures for the captions affected by IAS other than 32 and 39 are compliant with IAS/IFRS as at December 31, 2004 and with the information requirements set forth in the Bank of Italy Instructions. With regard to the data as at December 31, 2004 for the captions affected by IAS 32 and 39, as it is not possible to compare them on a homogeneous basis, as already mentioned, Part L of the Explanatory Notes contains an extract of the informational details published in the financial statements for last year.

This solution is considered suitable, because the lack of uniformity in captions, classifications and detailed information would have made it impossible to provide tables that are consistent or consequential to those provided for the year 2005.

For the purposes of the Report on Parent Bank Operations, in order to enable a homogeneous comparison and offer the opportunity to make uniform comments on operations and management, the reclassified balance sheet and statement of income have been provided as at December 31, 2005 compared with the same figures determined on a pro forma basis related to December 31, 2004.

The Financial Statements are in euro, except for the Explanatory Notes, which are expressed in millions of euro.

In order to implement the amendments made to the Italian Civil Code in relation to financial statements following the coming into effect of the reform of Company Law (D.Lgs. No. 6 of January 17, 2003 and delegated provisions applicable to the law No. 366 of October 3, 2001), the information provided in the Explanatory Notes was adequately and consistently integrated, if not otherwise required by the special regulations issued by Bank of Italy.

The Financial Statements of SANPAOLO IMI S.p.A. are composed of the Balance Sheet, the Statement of Income, the Statement of Changes in the Shareholders’ Equity, the Cash Flow Statement (drawn up in accordance with the ‘indirect’ method) and the Explanatory Notes.

In compliance with the law (art. 2429 of the Italian Civil Code), the Bank’s Financial Statements will be made available at the Bank’s registered offices, together with an integral copy of the latest Financial Statements approved by the subsidiaries and a statement containing essential figures taken from the 2005 financial statements of the subsidiaries should they be submitted for approval to their Shareholders’ meetings after the publication of the Bank’s Financial Statements.

In compliance with the CONSOB regulations (art. 77 of the Deliberation No. 11971 of May 14, 1999 and subsequent amendments) the following documents will also be made available at the registered offices: the Consolidated Financial Statements, the Report by the Auditing Company, a statement summarizing the essential figures from the latest financial statements of associated companies and the minutes of the Shareholders’ meeting that approved the Financial Statements.

The Financial Statements will be published together with the documents required by art. 2435 of the Italian Civil Code.

Section 3 — Events subsequent to the date of the financial statements

As shown in the Report on Operations, no events occurred after the closing of the financial year which required an adjustment to the results of the Financial Statements as at December 31, 2005.

Section 4 — Other aspects

As previously mentioned, while preparing the Half Year Report as at June 30, 2005, the documentation required by IFRS 1 of the effects of the transition to the IAS/IFRS international accounting standards on equity and income was provided.

As was stated at that time, an update on the transition could be provided once some of the documents issued by IASB were approved by the EU (with particular reference to the integrations to IAS 39 on Fair Value Option), in the light of the issuing of new accounting standards approved by the European Commission, the Bank did not exercise its Fair Value Option, and therefore the effects on equity indicated in the documents on the transition to IAS/IFRS presented with the Half Year Report as at June 30, 2005 are confirmed, except for some insignificant roundings.

These effects are illustrated in the appendix to Part B of the Explanatory Notes, where the various captions of the Shareholders’ Equity that were amended as a result of the transition have been highlighted, in application of the criteria set forth in D.Lgs. No. 38/2005.

As for the recording of actuarial profits and losses resulting from the valuation of the specific benefit plans in favor of employees, the European Commission, through EC Regulation No. 1910/2005 of November 8, 2005, approved an amendment to IAS 19, introducing the possibility of recording these profits/losses directly in the Shareholders’ Equity, without prejudice to the previous options of using the corridor method or, alternatively, directly recording them into the Statement of Income.

Starting from December 31, 2005, SANPAOLO IMI resolved to apply this new option as a replacement of the corridor method used for the first-time application of the international accounting standards and for preparing the Half Year Report as at June 30, 2005.

The actuarial profits or losses resulting at the close of 2005 are stated in a special reserve balancing the reduction or addition to the balance sheet asset or liability recorded.

Use of Estimates and Assumptions in Preparing the Financial Statements

The preparation of financial statements requires the use of estimates and assumptions that may have a significant effect on the amounts stated in the balance sheet and statement of income, and on the potential assets and liabilities reported in the financial statement.

Estimates are based on available information and subjective evaluations, often founded on past experience, which are used to formulate reasonable assumptions to be made in measuring operating phenomena. Given their nature, the estimates and assumptions used may vary from year to year, and hence it cannot be excluded that current amounts carried in the financial statements may differ significantly in future financial years as a result of changes in the subjective evaluations made.

The main cases for which subjective evaluations are required to be made by management include:

-   the measurement of impairment losses on loans and, generally, other financial assets;
-   the determination of the fair value of financial instruments to be used in statement schedules;
-   the use of measurement models for determining the fair value of financial instruments not listed on active markets;
-   the evaluation of the appropriateness of amounts stated for goodwill and other intangible assets;
-   the measurement of personnel funds and provisions for risks and charges;
-   estimates and assumptions on the collectability of deferred tax assets.

The information provided on the accounting policies applied for the main aggregate values of the financial statements includes the necessary details for identifying the main assumptions and subjective evaluations made in preparing the financial statements. For further detail on the break-down and relative carrying values of the specific statement captions affected by estimates, see the relevant sections of the Explanatory Notes.

Mandatory Audits

The Bank’s Financial Statements are subject to the financial audit of PricewaterhouseCoopers S.p.A., in application of the shareholders’ resolution carried in the meeting on April 29, 2004, which confirmed the appointment of the said auditing company for the audit of the Financial Statements, the Half Year Report and the Annual Report on Form 20-F for 2004, 2005 and 2006.

Audit of the Half Year Report and Schedules Relating to the Transition to International Accounting

SANPAOLO IMI prepared and published its report on Group operations for the half year of 2005, in accordance with Law and the provisions set forth by Consob.

The Half Year Report was duly audited by PricewaterhouseCoopers S.p.A. in limited financial audit form, in compliance with the recommendations of Consob Communications no. 97001574 of February 20, 1997, no. 10867 of July 31, 1997 and no. 5025723 of April 15, 2005, and in application of the aforementioned shareholders’ resolution carried in the meeting on April 29, 2004.

In compliance with the aforementioned Consob Communication no. 5025723 of April 15, 2005, the reconciliation schedules on shareholders’ equity as at January 1, 2004, December 31, 2004, and January 1, 2005, and the results as at June 30, 2005, required by IFRS 1 for the transition to international accounting standards, were duly audited by PricewaterhouseCoopers S.p.A.

PART A.2 INFORMATION ON THE MAIN AGGREGATE VALUES OF THE FINANCIAL STATEMENTS

Basis of Basis of Preparation of Financial Statements

The measurement bases adopted in the preparation of the financial schedules in compliance with IAS/IFRS in force as at December 31, 2005 are illustrated below.

Standardized purchase and sale of financial assets

As regards standardized purchases and sales of financial assets, that is those transactions governed by agreements requiring that the assets be handed over within a set period of time established by regulations or market conventions, it was decided to make reference to the settlement date.

1 — Financial assets held for trading

The “financial assets held for trading” category includes:

• debt securities or equities acquired mainly for the purpose of obtaining profits in the short term;
• derivative contracts, except those designated as hedging instruments.

Financial assetsheld for trading are initially recorded in the balance sheet at their fair value, which generally corresponds to the amount paid.

The subsequent valuation is made on the basis of the evolution of the fair value, any changes being recorded in the statement of income.

Equities and related derivative contracts for which fair value cannot be set precisely are accounted at cost, and adjusted for value losses. These losses in values are not restored.

The fair value of financial instruments listed on active markets is represented by the related market price. If no such active market exists for the asset, the fair value is obtained by taking into account the prices provided by external operators and by using measurement models that are mainly based on objective financial variables as well as the prices recorded on recent transactions and market prices for similar financial instruments.

Derivatives are treated as assets if the fair value is positive and as liabilities if the fair value is negative. The Bank offsets current positive and negative values arising from transactions made with the same counterparty where such offset has been expressly provided for under the terms of the contract, and the Bank intends to proceed with the settlement on such a basis.

A derivative embedded in a host instrument is split from it if:

a)   the economic features and the risks of the embedded derivative are not strictly correlated to the economic features and the risks of the host contract;

b)   a separate instrument with the same terms and conditions of the embedded derivative would meet the definition of derivative;

c)   the instrument that includes the embedded derivative is not measured at fair value, its value adjustment being recorded in the statement of income.

2 — Available-for-sale financial assets

These assets are different from loans and financing, held-to-maturity investments, investments held for trading. These include debt securities and equities that cannot be qualified as control, affiliation or joint-control.

Available-for-sale financial assets are carried in the financial statements at fair value, usually corresponding to the amount paid to purchase the instrument including negotiation costs or income directly attributable to the assets.

After the initial recording, available-for-sale financial assets are measured at fair value and entered to counterbalance a specific reserve under equity.

Certain unlisted equities, the fair value of which cannot be reliably established or verified, also taking into account the importance of the range of values obtainable from the valuation models generally adopted by the market, are stated in the financial statements at cost, and adjusted for any impairment losses verified.

The results of the measurements are recorded in a specific reserve under equity and are included in the statement of income at the time of disposal or where an impairment loss is incurred.

The Bank assesses whether an event has given rise to an impairment loss and determines its amount by making reference to its past experience on asset evaluation and using all the information available that is based on facts that have already occurred and data that can be observed at the valuation date.

As regards debt securities, the information that is considered as being particularly relevant to assessing whether an impairment loss has occurred is as follows:

-   the issuer is experiencing major financial difficulties as proved by non-performance or default on payment of interest or capital;

-   bankruptcy proceedings are likely to be opened;

-   financial instruments are no longer dealt with on an active market;

-   the economic conditions that affect the financial flows of the issuer have worsened;

-   the issuer’s rating has been downgraded and negative news indicates that the financial situation of the issuer has worsened.

As regards equities, any impairment losses will be established by taking into account relevant information which includes any changes that have occurred in the technological, market, economical or legal environment in which the issuer operates. A significant and/or prolonged reduction in the fair value of equities below their cost may be considered as objective evidence of impairment.

Impairment losses on equities cannot give rise to write-backs in the statement of income if the reason for the writedown ceases to exist. Such write-backs therefore are only recorded in a specific reserve under equity.

Any write-back of debt securities, instead, is recorded in the statement of income.

As regards debt securities classified as being available for sale, the related yield, calculated on the basis of the amortized cost method, is recorded in the statement of income, as are the effects of exchange differences.

Exchange differences relating to available-for-sale capital instruments, instead, are recorded in a specific reserve under equity.

3 — Held-to-maturity financial assets

The held-to-maturity financial assets are represented by non-derivative financial instruments, with fixed or determinable payments and fixed maturity that the Bank intends to, and can, hold until maturity.

Held-to-maturity financial assets are stated at amortized cost, using the effective interest method. Gains and losses arising on financial assets held to maturity are recorded in the statement of income where such assets are eliminated or their value is impaired, as well as through amortization.

Impairment losses are calculated as the difference between the book value of assets and the present value of expected future financial flows, discounted at the market interest rate increased by the credit-spread, and they are entered under caption 100 of the Statement of Income.

In the event of write-backs, these are recorded in the statement of income but only to the extent of the amortized cost of the financial assets.

4 — Loans and guarantees granted

Loans are represented by financial assets that are not derivatives, including debt securities, with fixed or determinable payments, that are not quoted on active markets and that have not been classified from the day of acquisition under available for sale financial assets.

When loans are first recorded, they are entered in the balance sheet at their fair value, which generally corresponds to the amount paid/drawn, plus any direct transaction costs/income, if tangible and determinable and they are subsequently stated at amortized cost using the effective interest rate method. Short-term loans, including on demand loans, are not valued at the amortized cost as the effect of applying the effective interest rate criterion is insignificant.

The value at which loans are carried in the financial statements is regularly tested to establish if, due to any losses in value, they may have to be stated at their net carrying amount. The main information considered pertinent to establishing impairment includes:

-   the borrower/issuer is experiencing major financial difficulties as proved by non-performance or default on payment of interest or capital;

-   bankruptcy proceedings are likely to be opened;

-   the economic conditions that affect the financial flows of the borrower/issuer have worsened;

-   debt servicing difficulties are being experienced in the country of residence of the borrower/issuer;

-   the borrower/issuer’s rating has been downgraded due to negative news indicating that the financial situation of the issuer has worsened;

-   negative trends in individual commodity sectors.

Impairment testing further takes into account any securities pledged.

As regards the classification of impaired exposures under the various risk categories (non-performing, problem, restructured and overdue exposures), the Bank referred to the provisions issued by the Bank of Italy on the subject, as integrated by internal regulations which prescribe automatic rules and criteria for the transfer of loans to the various risk categories.

The classification is carried out by the operating structures independently or subject to the assessment/availability of central and local functions specialized in loan monitoring and recovery, with the exception of loans due/overdue by more than 180 days, for which classification is carried out by automatic procedures.

Any adjustments for impairment to the carrying amount of loans are calculated taking into account the extent to which loans have become impaired, whether they are valued on an individual or collective basis, as detailed below.

The following are evaluated on an individual basis:

-   non-performing loans: loans to borrowers in a state of insolvency or similar state.

-   problem loans: loans to borrowers suffering temporary difficulties which are likely to be overcome in an acceptable period of time.

-   restructured loans: loans in respect of which the bank (or a pool of banks), owing to the deterioration of the economic-financial standing of the borrower, allows that the original contractual terms be changed in order to avoid a loss; loans to enterprises which are expected to stop trading are not restructured loans.

The net carrying amount of impaired exposures that are evaluated on an individual basis, which is formalized by resolutions issued by the Administrative Bodies of the Parent Bank and the subsidiaries which have been especially authorized to deal with the matter, is the net present value of the expected future financial flows of principal and interest of the various exposures.

The net present value of financial flows is determined with reference to the estimated future financial flows, their timing and the applicable discount rate.

As regards impaired exposures, the estimated future cash flows and their timing (constituting expected repayment schedules) are determined on analytical assumptions made by the departments in charge of loan assessment and, where such assumptions are not available, on lump-sum estimates based on statistics of internal historical data and sector studies.

As for the discount rates used for the estimated future cash flows shown in the expected repayment schedules of impaired exposures, the Bank used the actual original interest rates for short- and medium-term loans. As for short-term loans, the reference rates are those rates applied to contract types with similar risk features.

The following are evaluated on a collective basis:

-   expired exposures: exposures to subjects that are not classified under the previous risk categories which, at the end of the period, show loans due or overdue by more than 180 days. The assessment is made on a historical statistical basis.

-   exposures subject to country risk: unsecured loans to borrowers residing in countries experiencing debt servicing difficulties are valued applying writedown percentages defined by the banking association. The loans that are classified in the categories previously defined according to their objective status of difficulty/insolvency are valued on an individual basis.

-   performing loans: to borrowers who, at the balance sheet date, have not yet shown any specific insolvency risks. Collective adjustments to performing loans are calculated by applying a model developed on the basis of Risk Management methodologies used by banks in the Group to assess the credit impairment that it is believed to have  occurred at the reference date (“incurred”), the extent of which is not known at the time the assessment is made.

The model used involves the following stages:

-   allocation of the loan portfolio based on:

a. customer segments;

b. business sectors;

c. geographical location;

-   calculation of the loss given default for each portfolio, based on historical experience and the time interval between the default event and its formal occurrence which takes place when the loan is actually classified as a doubtful loan;

-   application of corrective factors calculated on the basis of the qualitative analysis of the portfolio, with particular reference to the risk concentration and the impact of the current economic cycle on the various economic sectors.

Writedowns, whether specific or general, are made by entering a “value adjustment” to reduce the value of the asset shown in the balance sheet, on the basis of the aforementioned criteria. These writedowns, however, may be reinstated by means of write-backs recorded in caption 130 of the statement of income where all net value adjustments on loans are recorded, in the event that the reason for such writedowns ceases to apply or the amount recovered on the loans is higher than the original writedown booked in the records.

Considering the methodology used to calculate the writedowns of impaired exposures, the mere passage of time, and the fact that the expected repayment dates are, as a result, brought closer, implies an automatic reduction of the implicit financial charges previously deducted from the value of the loans. Also this effect is entered under caption 130 of the Statement of Income.

If the loans are disposed, they are removed from the balance sheet and the resulting net profit (or loss) is recorded in the statement of income only when all the risks and rewards of ownership connected with the loans have been transferred to the assignee.

If, despite the title to the loan passing to the purchaser, the Bank still maintains control over the cash flows arising from the loans as well as the risks and rewards connected with it, the loan is shown in the financial statements with a liability recorded to reflect the proceeds received from the purchaser.

The financial guarantees issued which do not represent derivative contracts are evaluated taking into account the regulations of IAS 39 which include, on the one hand, the recording of the commissions received, pursuant to IAS 18 and, on the other hand, the evaluation of risks and charges connected with the guarantees applying the criteria set forth in IAS 37. This valuation, in accordance with the provisions of the Bank of Italy, is entered in the financial statements against “Other liabilities”.

5 — Financial assets designated as at fair value

The IAS/IFRS accounting standards approved by the European Commission enable the classification of any financial asset thus defined at the moment of acquisition as financial instruments designated at fair value with a counterbalance in the Statement of Income, regardless of the reason for holding such assets.

In line also with IASB, the Bank classified in this category only debt securities with embedded derivatives or debt securities subject to financial hedging.

Financial assets designated as at fair value are initially recorded in the balance sheet at their fair value, which generally corresponds to the amount paid.

The subsequent valuation is made on the basis of the evolution of the fair value, any changes being recorded in the statement of income (caption 110).

6 — Hedging transactions

According to the financial policies adopted, the Bank makes use of derivative contracts to hedge against interest rate, exchange rate and credit risk as well as the risk on highly probable forecast transactions.

The hedging transactions used for the above-mentioned risks aim at covering potential losses attributable to certain types of risks through gains that may arise on hedging instruments.

The Bank uses the following types of hedging transactions:

-   hedging of exposures against the risk of changes in the fair value (attributable to the various types of risk) of assets and liabilities recorded in the financial statements or portions of these, of groups of assets and liabilities, and of irrevocable commitments, and of portfolios of financial assets and liabilities, including core deposits, as permitted by IAS 39 approved by the European Commission;

-   hedging of the variability of cash flows of assets/liabilities recorded in the financial statements or of highly probable forecast transactions.

In order to activate hedging relationships, the Bank formally documents the relationship between the hedging instruments and hedged items and includes the objectives of the risk management, the hedging strategy and the methods used to assess the effectiveness of the hedging. At the start and on an ongoing basis the Bank verifies, through prospective and retrospective tests, that the hedging is highly efficient in compensating for changes in the fair value or in the cash flows expected of the hedged items. Retrospective effectiveness tests are passed if the ratio between the change in fair value of the hedging instruments and that of the hedged items is between 80 and 125%.

The hedging relationship ceases to exist when: (i) the derivative is not, or has ceased to be, highly effective as a hedge, (ii) it expires, or is sold, terminated or exercised, (iii) the hedged item matures, is sold or repaid, or presents impairment, and (iv) the forecast transaction is no longer deemed highly probable.

Fair Value Hedge Accounting

If fair value hedges are in place, any changes in the fair value of hedging instruments and hedged items (as regards the part attributable to the hedged risk and in the case of hedge effectiveness), are recorded in the statement of income. The differences between the changes in value represent the ineffective portion of the hedge and give rise to a net economic impact, entered under caption 90.

When a hedge ceases to exist for reasons other than the sale of the hedged item, the fair value hedging adjustment made to the latter, recorded in the financial statements until such time that the effective hedge was in place, is recorded in the statement of income on the basis of the amortized cost method in the case of interest-bearing financial instruments, or as a lump sum in all other cases.

Cash Flow Hedge

With regard to cash flow hedges, the fair value gain or loss associated with the portion of the cash flow hedge deemed effective is recognized initially in shareholder’s equity. When the cash flows that have been hedged against eventually occur and are recorded in the statement of income, the aforementioned gains or losses on the hedging instrument are transferred from shareholders’ equity to the corresponding caption in the statement of income.

When a cash flow hedge relating to a forecast transaction expires or is no longer effective, any cumulative gain or loss existing in equity at the time remains in equity under a specific reserve account until such transaction actually takes place (or the forecast transaction is no longer expected to occur). When the transaction occurs, such amount is recognized in the statement of income under caption 80 “net dealing income”.

7 — Equity investments

The companies in which the Group has the power to set administrative, financial and management policies and where the Group usually holds more than half of the voting rights are considered subsidiaries.

The companies in which the Group holds 20% or more of the voting rights and the companies where the Group has a significant influence on administrative, financial and management decisions by virtue of the legal and actual relationships in existence are considered associated.

The companies for which a contractual agreement is in existence requiring the approval of administrative, financial and management decisions by the Group and the other participants in the control are considered joint-controlled.

Equity investments in subsidiaries, associated and joint-controlled companies are stated in the financial statements at cost, as adjusted for any impairment losses verified.

Adjustments to investments for impairment are entered in the statement of income under caption 210.

8 — Tangible Assets

Tangible assets include:

-   land
-   functional property
-   property investments
-   electrical equipment
-   furniture and fittings, machinery and equipment.

“Functional property” is represented by assets either owned by the Bank or held under a finance lease contract, that are used by the Group to carry out its business activity or for administration purposes, whose useful life extends beyond the financial year.

“Property investments” are represented by assets either owned by the Bank or held under a finance lease contract, for the purpose of collecting lease rentals and/or held for capital appreciation.

Tangible assets are initially recorded at cost increased by any ancillary charges directly attributable to the acquisition and installation of the assets. Tangible assets, including property investments, are subsequently entered in the financial statements at cost, reduced by any depreciation and provisions for impairment.

Any expenses incurred after the date of purchase increase the book value of the asset or are recorded as separate assets only where their use gives rise to an increase in future economic benefits. Other types of subsequent expenditures are charged to the statement of income of the year in which they are incurred.

With regard to properties, the components related to land and buildings represent a separate asset for accounting purposes and are determined at the moment of acquisition.

As land is expected to have an indefinite life, no depreciation is provided on the part that relates to the land. Similarly, no depreciation is provided on works of art included under tangible assets, as their useful life cannot be estimated and generally the related value does not depreciate due to the passage of time.

Buildings and other tangible assets, unlike works of art, have a limited useful life and therefore are depreciated on the basis of their residual useful life.

The useful life of tangible assets subject to depreciation is periodically assessed. If the initial estimates are adjusted, their depreciation is amended accordingly.

9 - Intangible Assets

Intangible assets are identifiable non-monetary assets without physical substance that are held to be used over a period of more than one year. They include goodwill and software either developed internally or purchased from third parties.

Goodwill arises on the acquisition of subsidiaries, associated entities and business units, and represents the excess of the purchase amount paid over the net fair value of the Bank’s share of assets acquired and the liabilities assumed on the date of acquisition. Goodwill is not systematically amortized; in fact it is regularly reviewed for impairment. Goodwill is allocated to cash-generating units for the purpose of impairment testing. An impairment loss will be recorded where the recoverable amount is lower than its current book value in the financial statements. The recoverable amount is represented by the greater of the fair value of the cash-generating unit, net of selling costs, and the value in use, represented by the present value of the future cash flows expected to be produced by the cash-generating unit and arising on its disposal at the end of its useful life.

Internal costs incurred to develop software are capitalized in the financial statements under intangible assets, only upon verification of the technical feasibility of the projects involved and their completion as well as their ability to generate future economic benefits. At the development stage, these assets are valued at cost, inclusive of any direct ancillary costs and any costs relating to internal staff employed on the development. If the results of the trial testing are negative, then the costs are charged to the statement of income.

Intangible assets arising on software developed internally or acquired externally are amortized on a straight-line basis, starting from the date of completion and implementation, over an estimated useful life of three years. Where the recoverable amount of such assets is lower than their book value, the difference is recorded in the statement of income under caption 180.

10 - Discontinued operations

Discontinued operations may include “individual assets” or “groups of assets”, according to the definitions and conditions set forth by IFRS 5.

To this purpose, the assets being described are those “available for immediate sale” in their current conditions, whose sale is deemed highly likely, in the sense that the search for a buyer must have already started and the sale is scheduled to be completed within a year from the recording in the financial statements.

These assets are valued at the lower between the book value and the fair value, net of sale costs. If the discontinued assets can be depreciated, the depreciation process will cease from the moment they are classified among discontinued operations.

“Individual” discontinued asset values, as with the net results deriving from their subsequent disposal, are carried under the relevant captions of the statement of income.

The balance, whether positive or negative, of income or charges relating to discontinued “groups of operations” are stated in the statement of income net of current and deferred taxation under caption 280.

11 - Current and deferred taxation

Income tax, calculated according to domestic tax regulations, is accounted for as a cost in compliance with the accruals concept, in line with the method followed to include, in the financial statements, the costs and income that generated them. Therefore, they represent the balance of current and deferred taxation relating to the net result for the period.

The net balance between the Bank’s tax position before tax authorities in Italy and abroad is recorded among Current tax assets and liabilities.

More specifically, these captions include the net balance of current tax liabilities for the year, calculated on the basis of a prudent estimate of the tax charges due for the period, assessed according to the tax regulations currently in force, and the current tax assets represented by advances paid and other tax credits for withholding taxes borne or tax credits of previous financial years for which the Bank has requested compensation with taxes of subsequent years.

Current tax assets also include tax credits in respect of which a tax refund claim has been filed with the relevant tax authorities.

Considering the Group’s adoption of the domestic tax consolidation, the tax positions attributable to the Bank and those originated by other Group companies are managed separately from an administrative point of view.

Deferred taxation is calculated according to the balance sheet liability method, taking into account the tax effect of the temporary differences between the book value of the assets and liabilities and their value for taxation purposes, which will determine taxable income or deductible amounts in the future. “Temporary taxable differences” are those differences that will determine taxable income in the future whereas “temporary deductible differences” are those that will determine deductible amounts in the future.

Deferred tax liabilities are calculated by applying the rates set by the current laws to the temporary taxable differences for which there is the possibility of an actual payment of tax and to the temporary deductible differences whose recovery is reasonably certain. Deferred taxes and liabilities related to the same tax and due in the same period are compensated.

In the years in which temporary deductible differences are higher than temporary taxable differences, the anticipated taxes are recorded among “Deferred tax assets” in the balance sheet assets. Conversely, in the years in which temporary taxable differences are higher than temporary deductible differences, the deferred taxes are recorded among “Deferred tax liabilities” in the balance sheet liabilities.

If deferred tax assets and liabilities refer to items affecting the Statement of Income, the counterbalance is represented by income taxes.

If advanced and deferred taxes refer to transactions recorded in the shareholders’ equity directly without influencing the Statement of Income (such as adjustments for the first-time application of IAS/IFRS, valuations of the available-for-sale financial instruments or of the derivative contracts hedging financial flows) they are entered as counterbalance to the shareholders’ equity, involving the specific reserves when applicable (e.g. valuation reserves). On the other hand, anticipated and deferred taxes referring to adjustments for the first-time application of IAS/IFRS, which will be reallocated into the statement of income upon settlement or valuation of underlying assets/liabilities, are transferred to IAS/IFRS in the transition year among advanced and deferred taxes with a counterbalance in the statement of income. This transfer is not counterbalanced in the Bank’s statement of income.

Deferred taxation on equity reserves that will become taxable “however used” is charged against shareholders’ equity. Deferred taxation relating to revaluations arising on conversion to the euro, credited directly to a specific reserve named “Reserve pursuant to article 21 of D.Lgs. no. 213/98,” which qualify for deferred taxation, is charged directly against this reserve.

Deferred taxation on equity reserves that will become taxable “only if distributed” is not recorded in the financial statements, considering the unavailability of the shareholders’ equity components that comprise these items and because the conditions for taxation are not likely to occur.

Deferred taxation referring to the companies included in the tax consolidation is registered in the financial statements of the companies themselves, in application of the accrual concept and considering that the tax consolidation is limited to the settlement of the current tax positions.

12 - Provisions for risks and charges

Provisions for risks and charges are liabilities with an uncertain amount or expiry. They are recorded in the financial statements if:

-   a current (legal or implicit) obligation exists owing to a past event;

-   it is likely that financial resources will be used to fulfill the obligation;

-   it is possible to make an estimate of the likely future cash outflow.

The sub-caption “post-retirement benefit obligations” includes provisions booked according to IAS 19 “Employee Benefits” to balance the technical deficit of the supplementary defined pension benefit plan.

The actuarial value of the Bank’s commitments is calculated by an external actuary using the Projected Unit Credit Method.

For employee provisions, this method, which falls within the scope of general techniques relating to so-called “accrued benefits,” takes into account each period of service by the employee with the company as an additional unit of benefit entitlement. Hence, the actuarial liability must be quantified exclusively on the basis of the employee’s length of service as at the date of measurement. The overall liability is therefore usually recalculated based on the ratio of total years of service matured as at the date of measurement to the total number of years of service accrued at the time the benefit will be paid. Furthermore, the above method takes into account any future salary increases due for any reason (inflation, seniority and promotion, contract renewal, etc.), up until the time the employment relationship is terminated. With regard to employee pension commitments, the above corrective measures are not applied as the commitment is fully matured.

The discount rate used for the evaluations is based on the market rate of zero coupon bonds, considered most representative of market performance, taking into account the expected future cash outflows of the pension fund.

The current year accrual to the statement of income is equal to the sum of the annual interest matured on the average present value of pension benefits at the beginning of the year and the average present value of services rendered by the employees in service during the year, net of the yield expected in the year on the pension fund assets invested.

To this end, the discount rate used to calculate the interest on the average present value of pension benefits is the discount rate of benefits forecast at the beginning of the year, and the rate used to calculate the yield expected on the pension fund assets is the yield rate of pension fund investments forecast at the beginning of the year.

More specifically, the Bank’s commitment is calculated as the algebraic sum of the following values:

-   average present value of pension benefits. As illustrated above, only the years of service already accrued are taken into account for employees in service, also considering future salary increases;

-   the current value of the assets of the pension fund.

Resulting actuarial gains and losses are stated in a specific valuation reserve balancing the specific asset or liability. As required by IAS 19, as amended by EC Regulation no. 1910/2005 of November 8, 2005, in the case of defined benefit plans that spread risks between the various entities under joint control, the information reported in the Explanatory Notes, as required by section 120 A of IAS 19, refers to the plans taken on a collective basis.

“Other funds” include provisions made to cover estimated losses on legal disputes, including revocatory actions, sums paid in connection with the renegotiation of subsidized home mortgage loans (Law no. 133/99 and that dictated by Budget Law 2001 and other regional laws), the estimated amounts payable in relation to customer disputes in respect of dealing activities in securities, other sums payable in connection with legal or implicit obligations existing at the end of the financial year, including accruals for incentive voluntary redundancy payments, other welfare and social contributions.

Where the liability crystallizes after a significant period of time, the Bank calculates the amount of the provision and of the accruals based on the present value of the sums that will eventually be paid out in respect of such liability. The discount rate used is gross of taxes and is such that it reflects current market valuations of the present value of currencies and the specific risks associated with the liability.

If the accruals are discounted to present value, the amount of the provisions included in the financial statements increases in each financial year to reflect the passage of time. This increase is recorded in the statement of income under caption 160.

“Other funds” include provisions to set up the reserve necessary to pay out seniority bonuses to employees that become payable at the terms set forth under company by-laws. These provisions have also been accrued on the basis of an independent actuary by adopting the methods recommended by IAS 19 dealt with earlier. Actuarial profits and losses are entered in the financial statements as a counterbalance of the statement of income, as the other options envisaged by IAS 19 cannot be applied.

The provisions made are re-examined at each balance sheet date and adjusted to reflect the best current estimates. When it looks unlikely that resources will be needed to produce economic benefits to meet the obligation, the accrual is reversed.

The caption ‘provisions for risks and charges’ does not include however the writedowns owing to the deterioration of guarantees given, the derivative contracts assimilated to the former according to international accounting standards. These writedowns are included under ‘Other liabilities’.

Termination indemnities

The liability relating to staff termination indemnities is shown in the financial statements based on its actuarial value, the latter being the quantifiable benefit due to employees according to a defined benefit plan.

Again in this case, the present value of the Bank’s commitments is calculated by an external expert using the Projected Unit Credit Method, illustrated above.

The annual discount rate adopted for the calculations is assumed to be equal to the market rate at the end of the period as regards zero coupon bonds, deemed most representative of market performance, with the average remaining life of the liability taken into consideration.

The amount of termination indemnities accrued in the year and charged to the statement of income under personnel costs is equal to the sum of the average present value of entitlements matured by current employees in the year, and the annual interest accrued on the present value of the Bank’s commitments at the beginning of the year, calculated using the discount rate applied to expected future payments to estimate the liability at the end of the previous financial year.

Resulting actuarial gains or losses are stated in a special reserve balancing the reduction or addition to the balance sheet liability recorded.

13 - Debts and securities issued

Loans to banks and to customers include all the technical forms of funding among banks and with customers (deposits, current accounts, loans). These encompass operating debts, including those related to finance lease contracts.

Securities issued, both listed and unlisted, including investment certificates and certificates of deposits, are shown in the financial statements net of any repurchased portions.

Debts and securities issued are entered in the financial statements at the fair value of the liabilities, usually corresponding to the amounts collected or the issuing price of the securities, adjusted to take into account the charge/income directly attributable to the liabilities.

Debts and securities issued, except for repayable on demand and short-term customer deposits, are valued at amortized cost using the effective interest rate method.

The difference between the cost incurred to repurchase the securities issued and their respective book value is recorded in the statement of income. The sale of any repurchased securities is, from the point of view of the accounting procedures, like a new placing and therefore gives rise to a change in the average book value of the related liabilities.

14 - Financial liabilities held for trading

Financial liabilities held for trading include the negative results of the valuations of dealing derivatives and liabilities referring to technical losses on securities.

15 - Financial liabilities designated as at fair value

As already mentioned, the Bank resolved not to designate financial liabilities at fair value.

16 - Currency transactions

Foreign currency transactions are recorded in euros, applying the exchange rate applicable as at the date of the transaction.

Monetary items are translated at the exchange rate applicable as at the end of the period. Non-monetary items that are not hedged against the exchange rate risk and which are not measured at fair value are translated at the rate applicable as at the date when they are first included in the financial statements.

Exchange differences arising on the settlement of monetary and non-monetary items are recorded in the statement of income.

The exchange differences arising on the translation of monetary items using rates that differ from those applied when the transaction was initially recorded or those applicable as at end of the previous are recorded in the statement of income.

The exchange differences arising on the translation of non-monetary items at rates that differ from those used when the transaction was originally booked in the records, if applicable based on the above-mentioned principle, are recorded in the financial statements as follows:

-   in the statement of income if the non-monetary items are hedged against exchange rate risk, as regards the effective portion of the hedge;

-   otherwise, either in the statement of income or in the balance sheet under shareholders’ equity if the non-monetary items are valued at fair value, based on the principles for recording the related changes in fair value in the financial statements.

17 Other information

Valuation reserves

Valuation reserves are composed of the valuation reserves of available-for-sale investments, derivative contracts hedging financial flows, reserves created for the recording of actuarial profits and losses on specific benefit plans and revaluation reserves set up in previous years in application of special laws and not allocated to other components of the Bank’s shareholders’ equity in previous years, net of the related deferred taxation. This caption includes also the fair value revaluations of tangible assets as a replacement of the cost, always net of the related deferred taxation, carried out during the first-time application of IAS/IFRS.

Own shares

Own shares purchased are entered in the financial statements as a negative component of the Bank’s shareholders’ equity and therefore they are not evaluated.

In the event that they are sold on the market, any difference between the purchase cost and the selling price is recorded under shareholders’ equity.

Accruals, Prepayments and Deferrals

Accruals, prepayments and deferrals for the year which include income and charges for the period, matured on assets and liabilities, are shown in the financial statements as an increase or decrease of the assets and liabilities they relate to.

Stock option plans

For stock option plans in favor of employees deliberated from November 7, 2002 whose amount is represented by shares issued by the Bank, the accounting method applied is that indicated by IFRS 2 concerning payments based on shares.

According to this accounting method, the options granted are valued at the fair value prevailing at the grant date, which coincides with the date the plan is approved by the competent bodies. Such fair value represents a component of personnel costs allocated over the accrual period of the rights assigned, entered as a counterbalance to an unavailable component of the shareholders’ equity.

The fair value of the options is calculated on the basis of a valuation model that takes into account not only the exercise price but also the volatility of the stock price of the options, the expected dividend yield and the risk-free interest rate at grant date.

In the event that the options are not exercised owing to the non-occurrence of certain conditions, not dependent on market trends, the cumulative cost included in the financial statements in respect of the stock option plans is reversed in the statement of income, the corresponding entry being in shareholders’ equity under a specific reserve not available for distribution.

If the stock options are exercised, the cumulative cost stated in the specific reserve of shareholders’ equity is charged as an addition to share premiums.

Failure to exercise the stock option rights due to market conditions does not give rise to a reversal of the cumulative cost, but the equity amount recorded as the corresponding entry to personnel costs in the period over which the plan matures becomes available for distribution.

Revenue and cost recognition

Revenue arising from the sale of goods or rendering of services is included in the financial statements using the fair value of the sale proceeds received, as long as the following conditions are met:

-   the Bank has transferred to the purchaser all the risks and rewards of the ownership of the goods;

-   the value of sale proceeds can be reliably assessed;

-   it is likely that economic benefits will accrue to the Bank.

Revenue is entered in the financial statements according to the accrual concept. In particular:

-   interest is accounted for on the basis of the accruals concept which takes into account the effective interest earned;

-   default or late payment interest are accounted for at the time they are received;

-   dividends are recorded when the right to receive the payment matures and therefore at the time when the distribution is resolved upon.

As regards the trading activity in financial instruments, the difference between the fair value of the instruments and the amount paid or received is recorded in the statement of income where the fair value can be reliably assessed, a valuation model based on market parameters is used, and prices applied to recent transactions in the same market where the instrument is traded can be verified. If these conditions do not exist, the estimated difference is recorded in the financial statements on a straight-line basis over the duration of the operations.

Revenue and costs are recorded in the statement of income for the periods to which they relate. If the above matching can only be done generally or indirectly, then the costs are allocated to more than one accounting period according to rational procedures and on a systematic basis. Those costs that cannot be matched with the related revenues are immediately charged to the statement of income.

PART A.3 FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value is the value at which an asset can be traded, or a liability extinguished, in a free trade between parties with equal contractual power.

The fair value of financial instruments listed on active markets coincides with the active market price. With regard to the identification of the active market, the Bank approved specific rules and procedures aimed at setting the prices and assessing the reliability of the prices acquired. The market price, considered representative of fair value, for assets owned by the Bank is taken at the bid price, whilst for assets to be acquired, the market price is taken at the asking price. If the bid and ask prices are not available, current fair value is evaluated at the price of the last transaction made. Where financial assets and liabilities are matched in terms of market risk, reference is made to average market prices in order to establish their fair value.

Financial assets with more than one listing price on distinct active markets are designated at the price the Bank deems most favorable.

If no market price exists for a financial instrument in its entirety, but only for its components, the fair value is calculated on the basis of the relevant market prices of the components.

For a considerable portion of the assets and liabilities held or issued by SANPAOLO IMI, market prices are not available. In these cases, appropriate measurement techniques were employed which involved the net present value of future cash flows, using parameters based on the market conditions prevailing at the date of the financial statements.

Since the measurement results may be significantly influenced by the assumptions made, mainly as concerns the timing of future cash flows, the discount rates used, the credit risk evaluation methods and the estimated fair values would not necessairly be realized if the financial instruments were sold immediately.

In determining the fair value of the financial instruments reported in the tables of the Explanatory Notes - Part B, where required by Bank of Italy Circular no. 262 of December 22, 2005 and summarized in the statement given in the appendix to Part B, the following methods and key assumptions have been adopted:

•   for debt securities owned by the Bank, regardless of the classifications in the categories included in IAS 39, the Bank has adopted a specific procedure for determining the situations in which a new active market can be defined, which can be based on the analysis of trading volumes, range of prices and on the number of shares identified on the market. If there is no active market, a comparable price can be identified having the same financial characteristics of the instruments or, ultimately, cash flows can be discounted, taking into account any element that can influence the value of the instrument (e.g. credit risk, volatility and lack of liquidity).

•   for financial assets and liabilities with a residual term equal to or less than 18 months, fair value was reasonably assumed to equal carrying value;

•   for loans and deposits on demand (funding), the maturity date of contractual obligations was assumed to be immediate and to coincide with the date of the financial statements; hence fair value was taken at the carrying value;

•   for medium-/long-term loans to customers, fair value was measured using internally defined measurement techniques involving the time discounting of residual contractual flows at current interest rates, adjusted to take into account the credit rating of each individual borrower (or the probability of default resulting from the rating) and loss given default;

•   for impaired assets, fair value was taken at book value;

•   for medium-/long-term liabilities, consisting of unsecured securities or deposits, fair value was measured by time discounting contractual flows at rates which the Bank, at the time of measurement, could reasonably apply on the market of reference at the date of the financial statements for similar deposits; in case of tier 1 subordinated loans, the substantial impossibility of an anticipated repurchase/reimbursement and the existence of potential clauses/options in favor of the issuer were taken into account;

•   for medium-/long-term debt and fixed rate, structured securities issued, singly hedged for fair value variations, fair value was taken at the book value adjusted as a result of the fair value hedging attributable to the hedged risk is an approximation, assuming that no significant changes occurred in the issuer’s credit spread in comparison with the origination and that no other particular and significant risk element exist which may have an impact on the fair value.

The parameters used and the methods adopted can differ among the various financial institutions which, in case of a change in the assumption, can generate results that are significantly different. IAS/IFRS exclude some financial instruments (e.g. deposits on demand) and non-financial instruments (e.g. goodwill, tangible assets, equity investments, etc.) from the fair value option, and therefore the overall fair value may not represent an estimate of the Bank’s economic value.

Parent Bank financial statements — Part B - Information on the Parent Bank balance sheet - Assets - Section 1

Part B - Information on the Parent Bank balance sheet

Assets

SECTION 1 - CASH AND CASH EQUIVALENTS — CAPTION 10

1.1 Cash and cash equivalents: break-down

(€/mil)

Total
31/12/2005
a) Cash	458
b) Sight deposits at central banks	57
Total	515

SECTION 2 FINANCIAL ASSETS HELD FOR  TRADING — CAPTION 20

2.1 Financial assets held for trading: break-down by type

(€/mil)

Caption/Value	Total 31/12/2005
	Listed	Unlisted
A. Cash assets
1. Debt securities	1,077	782
1.1 Structured securities	—	2
1.2 Other debt securities	1,077	780
2. Equities	285	—
3. OICR shares	201	—
4. Financing	—	—
5. Impaired assets	—	—
6. Assets sold and not cancelled	1,550	—
Total A	3,113	782
B. Derivative instruments
1. Financial derivatives	—	1,262
1.1 dealing	—	1,099
1.2 connected with the fair value option	—	2
1.3 other	—	161
2. Derivative contracts	—	8
2.1 dealing	—	7
2.2 connected with the fair value option	—	—
2.3 other	—	1
Total B	—	1,270
Total (A + B)	3,113	2,052

2.2 Financial assets held for trading: break-down by debtor/issuer

(€ /mil)

Total
Caption/Value	31/12/2005
A. Cash assets
1. Debt securities	1,859
a) Governments and central banks	360
b) Other public entities	49
c) Banks	1,263
d) Other issuers	187
2. Equities	285
a) Banks
b) Other issuers:	285
- insurance companies
- financial institutions
- non-financial companies	285
- other
3. OICR shares	201
4. Loans	—
a) Governments and central banks	—
b) Other public entities	—
c) Banks	—
d) Other entities	—
5. Impaired assets	—
a) Governments and central banks	—
b) Other public entities	—
c) Banks	—
d) Other entities	—
6. Assets sold and not cancelled	1,550
a) Governments and central banks	1,550
b) Other public entities	—
c) Banks	—
d) Other issuers	—
Total A	3,895
B. Derivative instruments
a) Banks	1,010
b) Customers	260
Total B	1,270
Total (A + B)	5,165

2.3 Financial assets held for trading: derivative instruments

(€ /mil)

	Interest	Currencies				Total
Type of derivative/Underlying asset	rates	and gold	Equities	Loans	Other	31/12/2005
A. Listed derivatives
1) Financial derivatives:	—	—	—	—	—	—
• with underlying asset exchange	—	—	—	—	—	—
- purchased options						—
- other derivatives						—
• without underlying asset exchange	—	—	—	—	—	—
- purchased options						—
- other derivatives						—
2) Credit derivatives:	—	—	—	—	—	—
• with underlying asset exchange						—
• without underlying asset exchange						—
Total A	—	—	—	—	—	—
B. Unlisted derivatives
1) Financial derivatives:
• with underlying asset exchange	—	293	—	—	—	293
- purchased options		73				73
- other derivatives		220				220
• without underlying asset exchange	778	—	190	—	1	969
- purchased options	3		190			193
- other derivatives	775				1	776
2) Credit derivatives:	—	—	—	8	—	8
• with underlying asset exchange				3		3
• without underlying asset exchange				5		5
Total B	778	293	190	8	1	1,270
Total (A + B)	778	293	190	8	1	1,270

SECTION 3 — FINANCIAL ASSETS DESIGNATED AS AT FAIR VALUE — CAPTION 30

3.1 Financial assets designated as at fair value: break-down by type

(€/mil)

	Total 31/12/2005
Caption/Value	Listed	Unlisted
1. Debt securities	7	754
1.1 Structured securities		13
1.2 Other debt securities	7	741
2. Equities	—	—
3. OICR shares	—	—
4. Loans	—	—
4.1 Structured	—	—
4.2 Other	—	—
5. Impaired assets	—	—
6. Assets sold and not cancelled	—	251
Total	7	1,005
Cost	7	1,000

In line also with IASB, the Bank classified in this category only debt securities with embedded derivatives or debt securities subject to financial hedging.

3.2 Financial assets designated as at fair value: break-down by debtor/issuer

(€ /mil)

Total
Caption/Value	31/12/2005

1. Debt securities	761
a) Governments and central banks
b) Other public entities
c) Banks	671
d) Other issuers	90
2. Equities	—
a) Banks
b) Other issuers:	—
- insurance companies
- financial institutions
- non-financial companies
- other
3. OICR shares
4. Loans	—
a) Governments and central banks
b) Other public entities
c) Banks
d) Other entities
5. Impaired assets	—
a) Governments and central banks
b) Other public entities
c) Banks
d) Other entities
6. Assets sold and not cancelled	251
a) Governments and central banks
b) Other public entities
c) Banks	251
d) Other entities
Total	1,012

SECTION 4 — AVAILABLE-FOR-SALE FINANCIAL ASSETS — CAPTION 40

4.1 Available-for-sale financial assets: break-down by type

(€/mil)

	Total 31/12/2005
Caption/Value	Listed	Unlisted
1. Debt securities	518	209
1.1 Structured securities	—	—
1.2 Other	518	209
2. Equities	686	861
2.1 Designated as at fair value	685	665
2.2 Valued at cost	1	196
3. OICR shares	—	—
4. Loans	—	10
5. Impaired assets	—	—
6. Assets sold and not cancelled	32	39
Total	1,236	1,119

Certain unlisted equities, the fair value of which cannot be reliably established or verified, also taking into account the importance of the range of values obtainable from the valuation models generally adopted by the market, are stated in the financial statements at cost, as adjusted for any impairment losses verified.

4.2 Available-for-sale financial assets: break-down by debtor/issuer

(€ /mil)

Total
Caption/Value	31/12/2005
1. Debt securities	726
a) Governments and central banks	396
b) Other public entities	75
c) Banks	50
d) Other issuers	205
2. Equities	1,548
a) Banks	1,091
b) Other issuers:	457
- insurance companies	41
- financial institutions	268
- non-financial companies	148
- other
3. OICR shares
4. Loans	10
a) Governments and central banks
b) Other public entities
c) Banks	10
d) Other entities
5. Impaired assets	—
a) Governments and central banks
b) Other public entities
c) Banks
d) Other entities
6. Assets sold and not cancelled	71
a) Governments and central banks	32
b) Other public entities
c) Banks
d) Other entities	39
Total	2,355

At the balance sheet date there were no available-for-sale financial assets subject to hedging.

SECTION 5 — INVESTMENTS HELD TO MATURITY - CAPTION 50

5.1 Investments held to maturity: break-down by type

(€ /mil)

	Total 31/12/2005
Type of transaction/Value	Book value	Fair value
1. Debt securities	546	546
1.1 Structured securities
1.2 Other debt securities	546	546
2. Loans
3. Impaired assets
4. Assets sold and not cancelled	1,766	1,764
Total	2,312	2,310

5.2 Investments held to maturity: break-down by debtor/issuer

(€ /mil)

Total
Type of transaction/Value	31/12/2005
1. Debt securities	546
a) Governments and central banks	528
b) Other public entities	18
c) Banks
d) Other issuers
2. Loans	—
a) Governments and central banks
b) Other public entities
c) Banks
d) Other entities
3. Impaired assets	—
a) Governments and central banks
b) Other public entities
c) Banks
d) Other entities
4. Assets sold and not cancelled	1,766
a) Governments and central banks	1,766
b) Other public entities
c) Banks
d) Other entities
Total	2,312

Investments sold and not cancelled are entirely represented by debt securities sold through reverse repurchase agreements.

At the balance sheet date there were no held-to-maturity investments subject to hedging due to exchange rate risk and credit risk.

SECTION 6 — LOANS TO BANKS- CAPTION 60

6.1 Loans to banks: break-down by type

(€ /mil)

Total
Type of transaction/Value	31/12/2005
A. Due to central banks	68
1. Tied bonds	33
2. Compulsory reserve	35
3. Repurchase agreements	—
4. Other	—
B. Due to banks	44,507
1. Current accounts and demand deposits	2,006
2. Tied bonds	27,881
3. Other financing:	10,360
3.1 Repurchase agreements	8,642
3.2 Finance leases	—
3.3 Other	1,718
4. Debt securities	2,714
4.1 Structured securities	—
4.2 Other debt securities	2,714
5. Impaired assets	—
6. Assets sold and not cancelled	1,546
Total (book value)	44,575
Total (fair value)	44,553

Investments sold and not cancelled are entirely represented by debt securities sold through reverse repurchase agreements.

For the criteria for determining the fair value, see Part A - Accounting policies.

There are no amounts due to banks subject to macro- or micro-hedging and no financial leasing operations in place with banks.

SECTION 7 — LOANS TO CUSTOMERS - CAPTION 70

7.1 Loans to customers: break-down by type

(€ /mil)

Total
Type of transaction/Value	31/12/2005
1. Current accounts	7,762
2. Repurchase agreements	1,019
3. Mortgage loans	31,534
4. Credit cards, personal loans, loans on salary	939
5. Financial leases	—
6. Factoring	304
7. Other transactions	24,370
8. Debt securities	195
8.1 Structured securities	—
8.2 Other debt securities	195
9. Impaired assets	1,109
10.Assets sold and not cancelled
Total (book value)	67,232
Total (fair value)	68,201

The Bank has no financial leasing operations in place with customers.

For the criteria to determine the fair value, see Part A — Accounting policies.

7.2 Loans to customers: break-down by debtor/issuer

(€ /mil)

Total
Type of transaction/Value	31/12/2005
1. Debt securities:	195
a) Governments
b) Other public entities
c) Other issuers	195
- non-financial companies	5
- financial companies	190
- insurance companies
- other
2. Loans to:	65,928
a) Governments	282
b) Other public entities	450
c) Other entities	65,196
- non-financial companies	36,565
- financial companies	12,377
- insurance companies	803
- other	15,451
3. Impaired assets:	1,109
a) Governments
b) Other public entities	1
c) Other entities	1,108
- non-financial companies	850
- financial companies	12
- insurance companies
- other	246
4. Assets sold and not cancelled:	—
a) Governments
b) Other public entities
c) Other entities	—
- non-financial companies
- financial companies
- insurance companies
- other
Total	67,232

7.3 Loans to customers: assets subject to micro-hedging

(€ /mil)

Total
Type of transaction/Value	31/12/2005
1. Loans subject to fair value hedging:	3,226
a) interest rate risk	3,226
b) exchange rate risk	—
c) credit risk	—
d) other risks	—
2. Loans subject to financial flow hedging:	89
a) interest rate	89
b) exchange rate	—
c) other	—
Total	3,315

The Bank has no financial leasing operations in place with customers.

SECTION 8 — HEDGING DERIVATIVES — CAPTION 80

8.1 Hedging derivatives: break-down by type of contract and underlying asset

(€ /mil)

Type of derivative/Underlying asset	Interest rates	Currencies and gold	Equities	Loans	Other	Total 31/12/2005

A. Listed derivatives
1) Financial derivatives:	—	—	—	—	—	—
• With underlying asset exchange	—	—	—	—	—
— Purchased options						—
— Other derivatives						—
• Without underlying asset exchange	—	—	—	—	—	—
— Purchased options						—
— Other derivatives						—
2) Credit derivatives:	—	—	—	—	—	—
• With underlying asset exchange						—
• Without underlying asset exchange						—
Total A	—	—	—	—	—	—
B. Unlisted derivatives
1) Financial derivatives:	805	4	—	—	—	809
• With underlying asset exchange	—	4	—	—	—	4
— Purchased options						—
— Other derivatives		4				4
• Without underlying asset exchange	805	—	—	—	—	805
— Purchased options	6					6
— Other derivatives	799					799
2) Credit derivatives:	—	—	—	—	—	—
• With underlying asset exchange						—
• Without underlying asset exchange						—
Total B	805	4	—	—	—	809
Total (A + B)	805	4	—	—	—	809

8.2 Hedging derivatives: break-down by hedged portfolio and type of hedging

(€ /mil)

	Fair Value						Cash flows
	Specific					Generic	Specific	Generic
	Interest	Exchange	Credit	Price
Transaction/Hedging type	rate risk	rate risk	risk	risk	Other

1. Available-for-sale financial assets
2. Loans	9
3. Held-to-maturity investments
4. Portfolio
Total assets	9	—	—	—	—	—	—	—
1. Financial liabilities	788				5		1
2. Portfolio						6
Total liabilities	788	—	—	—	5	6	1	—

The fair value of generic hedging derivatives can be attributed to the macrohedge relationship on core deposit.

SECTION 9 —VALUE ADJUSTMENT OF FINANCIAL ASSETS SUBJECT TO MACRO-HEDGING- CAPTION 90

At 31 December 2005 the Bank had no assets subject to macro-hedging.

SECTION 10 —INVESTMENTS IN ASSOCIATES AND COMPANIES SUBJECT TO JOINT CONTROL — CAPTION 100

10.1 Investments in subsidiaries, companies subject to joint control or significant influence: information on investments

		Share	Voting
Name	Registered office	%	rights %
A. Exclusive subsidiaries
Banca d’Intermediazione Mobiliare I.M.I. S.p.A.	Milan	100.00
Banca OPI S.p.A.	Rome	100.00
Banca Popolare dell’Adriatico S.p.A.	Teramo	100.00
Banka Koper D.D.	Slovenia	63.93
BN Finrete S.p.A. in liquidation	Naples	99.00
Cardine Suisse S.A. in liquidation	Switzerland	100.00
Cassa di Risparmio di Padova e Rovigo S.p.A.	Padua	100.00
Cassa di Risparmio di Venezia S.p.A.	Venice	100.00
Cassa di Risparmio in Bologna S.p.A.	Bologna	100.00
Cioccolato Feletti S.p.A. in liquidation	Pont Saint Martin (Aosta)	95.00	100	(a)
Consorzio Studi e Ricerche Fiscali — Gruppo SANPAOLO IMI	Rome	55.00
Cotonificio Bresciano Ottolini — C.B.O. S.r.l. in liquidation	Salò (Brescia)	97.58
Farbanca S.p.A. (b)	Casalecchio di Reno (Bologna)	22.69
Friulcassa S.p.A.	Gorizia	100.00
GEST Line S.p.A.	Naples	100.00
IMI Investimenti S.p.A.	Turin	100.00
Imifin S.p.A. in liquidation	Rome	100.00
Immobiliare 21 S.r.l.	Milan	100.00
ISC Euroservice GmbH in liquidation	Germany	80.00
Neos Banca S.p.A. (formerly Finemiro Banca S.p.A.)	Bologna	99.49
New Step S.p.A. (now — Eurizon Financial Group S.p.A.)	Turin	100.00
Sanpaolo U.S. Holding Co. in liquidation	United States of America	100.00
Sanpaolo Banco di Napoli S.p.A.	Naples	100.00
Sanpaolo Bank S.A.	Luxembourg	100.00
Sanpaolo Fiduciaria S.p.A.	Milan	100.00
Sanpaolo IMI Asset Management Sgr S.p.A.	Milan	100.00
Sanpaolo IMI Bank (International) S.A.	Madeira	100.00
Sanpaolo IMI Bank Ireland Plc	Ireland	100.00
Sanpaolo IMI Capital Company I.L.L.C. (c)	United States of America	4.31
Sanpaolo IMI Insurance Broker S.p.A.	Bologna	100.00
Sanpaolo IMI International S.A.	Luxembourg	100.00
Sanpaolo IMI Internazionale S.p.A.	Padua	100.00
Sanpaolo IMI Private Equity S.p.A.	Bologna	100.00
Sanpaolo IMI U.S. Financial Co.	United States of America	100.00
Sanpaolo Leasint S.p.A. — Società di Leasing Internazionale	Milan	100.00
Sep — Servizi e Progetti S.p.A.	Turin	100.00
Studi e Ricerche per il Mezzogiorno (d)	Naples	16.67
B. Companies subject to joint control
Allfunds Bank S.A.	Spain	50.00
Cassa dei Risparmi di Forlì S.p.A.	Forlì	38.25

		Share	Voting
Name	Registered office	%	rights %
C. Companies subject to significant influence
Aeroporto di Napoli S.p.A. in liquidation	Naples	20.00
Banque Palatine S.A. (formerly Banque Sanpaolo S.A.)	France	40.00
Cassa di Risparmio di Firenze S.p.A.	Florence	18.66
Cbe Service S.p.r.l.	Belgium	31.70
Centradia Group Limited in liquidation	United Kingdom	30.45
Consorzio Bancario Sir S.p.A. in liquidation	Rome	32.84
Cr Firenze Gestion Internationale S.A.	Luxembourg	20.00
Liseuro S.p.A.	Udine	35.11
Società Gestione per il Realizzo S.p.A.	Rome	28.31
Trivimm S.r.l.	Verona	23.00

(a) A further 5% share is held by Sanpaolo Fiduciaria S.p.A. by virtue of the appointment granted by a third party in its capacity as owner but in the interest of SANPAOLO IMI, which therefore provides voting indications during shareholders’ meetings.

(b) Company included among significant investments as it is subject to single management, pursuant to clause 26 — paragraph 1 — D.Lgs. 87/92.

(c) The share refers to the total equity. The share of the ordinary capital owned is 100%.

(d) Company included among significant investments as the share that the Group holds is essentially a controlling one.

10.2 Investments in subsidiaries, companies subject to joint control or significant influence: accounting information

(€/mil)

Name	Total assets	Total revenues	Profit (loss)	Shareholders’ equity	Book value	Fair value
A. Exclusive subsidiaries
Banca d’Intermediazione Mobiliare I.M.I. S.p.A.	30,140	41,587	169	592	304
Banca OPI S.p.A.	28,252	1,755	96	910	529
Banca Popolare dell’Adriatico S.p.A.	3,204	282	17	271	372
Banka Koper D.D.	1,815	171	17	174	154
BN Finrete S.p.A. in liquidation	2	—	—	—	—
Cardine Suisse S.A. in liquidation (a)	1	—	—	1	—
Cassa di Risparmio di Padova e Rovigo S.p.A.	15,358	1,031	120	1,010	860
Cassa di Risparmio di Venezia S.p.A.	5,474	409	54	392	285
Cassa di Risparmio in Bologna S.p.A.	10,262	901	102	838	705
Cioccolato Feletti S.p.A. in liquidation	—	—	—	—	—
Consorzio Studi e Ricerche Fiscali — Gruppo SANPAOLO IMI	1	2	—	—	—
Cotonificio Bresciano Ottolini — C.B.O. S.r.l. in liquidation (b)	—	—	—	—	—
Farbanca S.p.A.	171	8	1	29	6
Friulcassa S.p.A.	3,755	328	26	266	312
GEST Line S.p.A.	1,652	260	52	41	9
IMI Investimenti S.p.A.	1,124	292	141	1,111	973
Imifin S.p.A. in liquidation	1	—	—	—	—
Immobiliare 21 S.r.l.	2	—	—	—	—
ISC Euroservice GmbH in liquidation (c)	—	—	—	—	—
Neos Banca S.p.A. (formerly Finemiro Banca S.p.A.)	2,474	276	22	128	83
New Step S.p.A. (now — Eurizon Financial Group S.p.A.)	5,602	—	(3)	5,598	674
Sanpaolo U.S. Holding Co. in liquidation	6	2	2	6	3
Sanpaolo Banco di Napoli S.p.A.	21,568	1,636	201	1,411	1,197
Sanpaolo Bank S.A.	4,638	1,164	63	336	253
Sanpaolo Fiduciaria S.p.A.	11	6	2	8	4
Sanpaolo IMI Asset Management Sgr S.p.A.	493	858	96	176	135
Sanpaolo IMI Bank (International) S.A.	1,363	187	—	180	150
Sanpaolo IMI Bank Ireland Plc	8,989	120	15	547	515
Sanpaolo IMI Capital Company I.L.L.C.	1,062	82	—	1,051	45
Sanpaolo IMI Insurance Broker S.p.A.	18	9	2	5	2
Sanpaolo IMI International S.A.	1,143	28	23	1,134	810
Sanpaolo IMI Internazionale S.p.A.	136	6	1	118	100
Sanpaolo IMI Private Equity S.p.A.	254	22	12	247	248
Sanpaolo IMI U.S. Financial Co.	4,189	87	—	—	—
Sanpaolo Leasint S.p.A. — Società di Leasing Internazionale	5,814	243	24	114	82
Sep — Servizi e Progetti S.p.A.	8	14	1	4	2
Studi e Ricerche per il Mezzogiorno	1	1	—	1	—
B. Companies subject to joint control
Allfunds Bank S.A.	113	118	9	39	18
Cassa dei Risparmi di Forlì S.p.A.	2,946	188	3	214	148

(€/mil)

					(cont’d 10.2)
	Total	Total	Profit	Shareholders’
Name	assets	revenues	(loss)	equity	Book value	Fair value
C. Companies subject to significant influence
Aeroporto di Napoli S.p.A. in liquidation (d)	—	—	—	—	—
Banque Palatine S.A. (formerly Banque Sanpaolo S.A.) (e)	8,173	433	34	458	165
Cassa di Risparmio di Firenze S.p.A. (f)	21,626	746	121	1,280	329	527
Cbe Service S.p.r.l. (c)	—	—	—	—	—
Centradia Group Limited in liquidation (g)	3	6	(2)	(26)	—
Consorzio Bancario Sir S.p.A. in liquidation (d)	1	—	—	(500)	—
Cr Firenze Gestion Internationale S.A.	32	60	16	18	—
Liseuro S.p.A.	9	4	—	4	—
Società Gestione per il Realizzo S.p.A. (d)	63	36	5	25	1
Trivimm S.r.l.	2	1	—	1	—
Total					9,473

(a) Financial statements as at 31/10/2004

(b) Financial statements as at 31/10/2005

(c) Financial statements as at 30/06/2005

(d) Financial statements as at 31/12/2004

(e) Consolidated financial statements as at 31/12/2005

(f) Consolidated financial statements as at 30/09/2005

(g) Consolidated financial statements as at 31/12/2004

The difference between the value entered in the Bank’s balance sheet of the significant investments and the lower value of the corresponding portion of shareholders’ equity highlighted in the latest financial statements published by the subsidiaries is usually due to goodwill and the higher market value of the assets owned by the subsidiaries. In particular:

.•    the 164 million euro difference related to Consorzio Bancario Sir S.p.A. is connected to the IMI—Sir dispute, illustrated in details in Part E — section 4 — Operating risks — Information on legal disputes under way;

•       with regard to the equity investments in Cassa di Risparmio di Firenze S.p.A the negative difference of 90 million euro compared to the pro-quota of shareholders’ equity is due to the economic value given to the investment, considering the market price and the prospective income potential;

.•    as for the equity investment in Banca Popolare dell’Adriatico S.p.A. the difference of 101 million euro is due to the higher economic value of the investment;

.•    the differences of 66 million euro for Cassa dei Risparmi di Forlì S.p.A., 43 million euro for Banka Koper D.D. and 46 million euro for Friulcassa S.p.A. are due to goodwill paid, also in relation to the companies’ prospective income capacity;

.•    the one million euro difference in Sanpaolo IMI Private Equity S.p.A. is due to the implicit capital gains concerning some equity investments in the company’s portfolio.

10.4 Commitments re. investments in subsidiaries

The agreement entered into by the bank with the majority shareholders in Banka Koper D.D. aimed at the acquisition of a controlling holding in the company, provided that SANPAOLO IMI guarantee, in case the Public Offer launched on the entire capital of the company in March 2002 is successful, a put option on the shares owned by the relevant shareholders that had not contributed to the Public Offer; this right was extended to each shareholder who had contributed at least one share to the Public Offer. Each shareholder could exercise the put in the 30 days following 31 March, 30 June, 30 September and 31 December of each year starting from 30 days subsequent to 31 December 2002 and up to 30 days after 30 June 2006. The price was the Public Offer price increased by the interest calculated at the rate paid by Banka Koper for deposits to one year and one day in Slovenian Tolar for the period running from the last day of validity of the Public Offer to the day of exercise of the option, reduced by the dividends received on the shares that were the subject of the option; the operation led to the recording of about 84 million euro (33.25% of the share capital) under “Put options issued” in the Explanatory Notes, Part B — Other information and Part E;

It is also worth highlighting that on 7 December 2005, SANPAOLO IMI signed an agreement to acquire a holding of 80% in Banca Italo Albanese from the Capitalia Group and from the Albanian Ministry of Finance. The operation led to the recording of a commitment worth 29 million euro (36 million euro was the price agreed, net of an advance of seven million euro) in Part B of the Explanatory Notes — Other information. SANPAOLO IMI also entered into a put and call agreement with the third shareholder European Bank for Reconstruction for

The acquisition of the remaining 20% of the capital. This led to the recording of nine million euro under “put options issued’’ in the Explanatory Notes Part B - Other information and Part E.

10.5 Commitments re. investments in companies subject to joint control

The purchase contract for shares in Cassa dei Risparmi di Forlì S.p.A., executed on 29 November 2000 between Fondazione CR Forlì (seller) and SANPAOLO IMI and Cassa di Risparmio di Firenze (purchasers), provides that the purchasers transfer to the Fondazione an option to sell a maximum number of ordinary shares representing 51.35% of the CR Forlì capital, exercisable in several tranches, at the unit price of 8.11 euro per share for the first two tranches and at a determined price with reference to the fair market value for the remaining tranches. The put option may be exercised by the Fondazione from 12 June 2002 and up to the 15th day before the expiry of the first period for the termination of the Shareholders’ Agreement entered into by the same parties (31 December 2008). On 12 May 2003 Fondazione CR Forlì exercised the option to purchase on the first tranche of 8,335,370 ordinary shares (representing 8.75% of share capital) at a price of 68 million euro for the SANPAOLO IMI quota; subsequently, on 15 November 2005 it exercised the option to purchase on the second tranche of 8,103,596 ordinary shares (representing 8.48% of capital) at a price of 66 million euro for the SANPAOLO IMI quota. After these acquisitions, the holding of SANPAOLO IMI went up to 38.25%. The option on the part of share capital still owned by Fondazione CR Forlì (21.29%) led to the recording of 82 million euro under “put options issued” in the Explanatory Notes Part B — Other information as well as in Part E.

10.6 Commitments re. investments in companies subject to significant influence

1 May 2005 saw the expiry of the Shareholders’ Agreement executed on 15 November 1999 between Cassa di Risparmio di Firenze, BNP Paribas and SANPAOLO IMI concerning the capital investment of the Cassa di Risparmio di Firenze. Subsequently, on 28 September 2005 SANPAOLO IMI, in acknowledging the lengthy period in which the agreement had not been renewed, decided to exercise its option to purchase ordinary shares in the Cassa di Risparmio di Firenze, held by the Ente, of 10.78% of capital. The exercise of the option, the validity of which was disputed by the Ente, provided for a price of 3 euro per share, which represented 1.5 times the “base value” of Cassa di Risparmio di Firenze share, to be calculated in this case by taking into account the evaluation methods normally used for the sector. Because of the dispute by the Ente, the arbitration process required by the agreement was initiated. The board of arbitrators was set up following the appointment of its chair by the Florence court, but has not yet released a decision. As the outcome of the call exercise and of the potential evolution of the dispute were still uncertain at the closing of the financial statements, no purchase commitment was recorded.

The key features of the commitments and of the existing options on equities currently included among available-for-sale financial assets are illustrated below:

• with regard to the agreement entered into on 16 July 2003 by SANPAOLO IMI with the Foundation shareholders of the Banca delle Marche S.p.A., which led to purchase of 7% of that credit company, SANPAOLO IMI acknowledged to the Foundations a put option on 8% of the Bank’s capital, that can be exercised by 31 December 2006. The unit price of exercising the put option will be the greater amount between: (i) 1.8 euro, increased by interest at the Euribor rate at a month (base 365) from the date of fulfillment of the contract to the date of exercise of the option, less the dividends received by the Foundations in the same period and (ii) 1.8 euro increased by any rise in shareholders’ equity per share of Banca delle Marche S.p.A. from 31 December 2002 to the date of exercise of the option on the basis of the last financial statements or half-year financial report, whichever is closer. The operation led to the recording of about 109 million euro under “Put options issued” in the Explanatory Notes, Part B — Other information and in Part E. With regard to the shareholders’ agreements valid up to 31 December 2006, which the parties may agree to extend, SANPAOLO IMI’s right of pre-emption was acknowledged on the purchase of residual shares that the Foundations may decide to sell, with the exception of limited situations, as well as the right of co-selling (at a price not less than the purchase price) if the pre-emption right is not exercised.

On September 22, 2005 SANPAOLO IMI, together with a pool of other banks, issued a “purchase offer” on some Si Holding shares held by shareholders other than the offerers, subject to certain conditions. This led to the recording of 35 million euro (representing the acquisition of around 23% of the share capital) among the commitments in Part B of the Explanatory Notes.

The derivative contracts illustrated above did not lead to any recording in the Financial Statements, considering that the exercise prices correspond to the fair value.

Other information on equity investments

The information pursuant to clause 10 of the Law 72/83 is as follows:

(€/mil)

31/12/2005
Cost before revaluation	9,430
Law 72/83	43
Total revaluations	43
Gross book value	9,473

SECTION 11 — TANGIBLE ASSETS — CAPTION 110

11.1 Tangible assets: break-down of assets valued at cost

(€/mil)

	Total	Total
	31/12/2005	31/12/2004
A. Functional assets
1.1 owned by the Bank	1,070	1,145
a) land	500	507
b) buildings	396	439
c) fixtures and fittings	52	53
d) electrical equipment	99	123
e) other	23	23
1.2 leased	37	60
a) land	12	10
b) buildings	15	14
c) fixtures and fittings
d) electrical equipment	10	35
e) other		1
Total A	1,107	1,205
B. Tangible assets held for investment
2.1 owned by the Bank	325	357
a) land	154	163
b) buildings	171	194
1.2 leased	—	—
a) land
b) buildings
Total B	325	357
Total (A + B)	1,432	1,562

As highlighted in Part A — Accounting policies, the depreciation rates match the useful life of the assets.

Tangible assets	Depreciation rate applied
(range %)
Property
— Land	na
— Buildings	3.75%
Fixtures, fittings and equipment
— Fixtures and fittings	from 24% to 30%
— Electrical equipment	40%
— Others	from 30% to 60%

11.3 Tangible assets: annual changes

(€/mil)

			Fixtures and	Electrical
	Land	Buildings	fittings	equipment	Other	Total
A. Gross opening balance	517	1,092	313	944	401	3,267
A.1 Total net decreases in value		639	260	786	377	2,062
A.2 Net opening balance	517	453	53	158	24	1,205
B. Increases	3	15	13	59	21	111
B.1 Purchases	2	2	13	56	21	94
B.2 Capitalized improvement expenses		12				12
B.3 Write-backs						—
B.4 Positive fair value changes charged to:	—	—	—	—	—	—
a) shareholders’ equity						—
b) statement of income						—
B.5 Positive exchange differences						—
B.6 Transfer from assets held for investment						—
B.7 Other changes	1	1		3		5
C. Decreases	8	57	14	108	22	209
C.1 Sales	3	2		3		8
C.2 Amortization/depreciation		41	12	92	22	167
C.3 Value adjustments due to deterioration charged to:						—
a) shareholders’ equity						—
b) statement of income	1	3	1			5
C.4 Negative fair value changes charged to:						—
a) shareholders’ equity						—
b) statement of income						—
C.5 Negative exchange differences						—
C.6 Transfer to:						—
a) tangible assets held for investment						—
b) assets being disposed of	4	11	1			16
C.7 Other changes				13		13
D. Closing balance	512	411	52	109	23	1,107
D.1 Total net decreases in value		670	272	817	388	2,147
D.2 Gross closing balance	512	1,081	324	926	411	3,254
E. Valued at cost						-

In the course of 2005, during the rationalization of the Group’s distribution network, Functional assets, referring mainly to properties, were transferred from Cassa di Risparmio di Padova e Rovigo and Cassa di Risparmio in Bologna to SANPAOLO IMI for one million euro, included in caption B.1 Purchases, and from SANPAOLO IMI to Cassa di Risparmio di Venezia and Friulcassa for two million euro, included in caption C.1 Sales.

The other increases refer mainly to profit from disposal.

11.4 Tangible assets held for investment: annual changes

(€/mil)

	Total
	Land	Buildings
A. Gross opening balance	163	339
A.1. Total net decreases in value	145
A.2 Net opening balance	163	194
B. Increases	1	26
B.1 Purchases
B.2 Capitalized improvement expenses		22
B.3 Net positive fair value changes
B.4 Write-backs
B.5 Positive exchange differences
B.6 Transfer from tangible assets
B.7 Other changes	1	4
C. Decreases	10	49
C.1 Sales	3	32
C.2 Amortization/depreciation		12
C.3 Net negative fair value changes
C.4 Adjustments for impairment
C.5 Negative exchange differences
C.6 Transfer to other asset portfolios	7	5
a) tangible assets
b) assets being disposed of	7	5
C.7 Other changes
D. Net closing balance	154	171
D.1 Total net decreases in value		150
D.2 Gross closing balance	154	321
E. Evaluated at fair value	170	292

The other increases refer mainly to profit from disposal.
The fair value is determined on the basis of the outcome of external assessments.

11.5 Commitments to purchase tangible assets

No commitments to purchase tangible assets were in existence as at the reference date.

Other information on tangible assets

Pursuant to clause 10 of the Law 72/83, below is the information on the revaluations of properties owned by the Bank as at 31/12/05:

(€/mil)

31/12/2005
Law 823/73 (a) (1)	11
Law 576/75 (a) (1)	16
Law 72/83 (a) (1)	159
Other (a) (1)	60
Law 218/90 (b) (2)	777
Law 408/90 (a) (1)	116
Law 413/91 (a) (1)	73
Merger of Banca Provinciale Lombarda and Banco Lariano (1)	91
First Time Adoption IAS (3)	266
Total revaluations	1,569

(a)                               Revaluated by the Bank and by the incorporated companies.

(b)                               Higher values attributed during the company transformation.

(1)                               Revaluation referring to properties.

(2)                               Of which 767 million euro for properties and 10 million euro for works of art.

(3)                               Of which 246 million euro for land and 20 million euro for works of art.

SECTION 12 - INTANGIBLE ASSETS — CAPTION 120

12.1 Intangible assets: break-down by type of asset

(€/mil)

Asset/Value	Total 31/12/2005		Total 31/12/2004
	Definite life	Indefinite life	Definite life	Indefinite life

A.1 Goodwill		613		565
A.2 Other intangible assets	203		229
A.2.1 Assets valued at cost
a) Intangible assets generated internally	168		191
b) Other assets	35		38
A.2.2 Assets designated as at fair value
a) Intangible assets generated internally
b) Other assets
Total	203	613	229	565

Break-down of caption “goodwill”

(€/mil)

31/12/2005

Merger by incorporation of Banco di Napoli	563
Purchase of bank branches from Cassa di Risparmio in Bologna	39
Purchase of bank branches from Cassa di Risparmio di Padova e Rovigo	9
Purchase of the Hong Kong branch from the former Banco di Napoli	2
Total	613

The tests carried out according to the method illustrated in Part B - Section 13 of the assets of the Consolidated Explanatory Notes did not detect the occurrence of lengthy losses of value of intangible assets.

12.2 Intangible assets: annual changes

 (€/mil)

		Other intangible assets:		Other intangible assets:
		generated internally		other
		Definite	Indefinite	Definite	Indefinite
	Goodwill	life	life	life	life	Total
A. Opening balance	565	360		71		996
A.1 Total net decreases in value		169		33		202
A.2 Net opening balance	565	191		38		794
B. Increases	48	103		33		184
B.1 Purchases	48	87		33		168
- business aggregations	48					48
B.2 Increases in internal intangible assets		16				16
B.3 Write-backs						—
B.4 Positive fair value changes						—
- shareholders’ equity						—
- statement of income						—
B.5 Positive exchange differences						—
B.6 Other changes						—
C. Decreases	—	126		36		162
C.1 Sales						—
C.2 Adjustments		126		34		160
- Amortization		126		34		160
- Writedowns						—
+ shareholders’ equity						—
+ statement of income						—
C.3 Negative fair value changes						—
- shareholders’ equity						—
- statement of income						—
C.4 Tranfers to assets being disposed of						—
C.5 Negative exchange differences						—
C.6 Other changes				2		2
D. Closing balance	613	168		35		816
D.1 Total net adjustments		295		67		362
E. Gross closing balance	613	463		102		1,178
F. Valued at cost						—

Goodwill increased due to the acquisition of branches from Cassa di Risparmio di Padova e Rovigo for nine million euro and from Cassa di Risparmio in Bologna for 39 million euro, as part of the Group distribution network rationalization project.

The assets generated internally consist of software already in production and under amortization for 83 million euro, software under development for 85 million euro, whose requisites (illustrated in Part A — Accounting policies) have been verified. This software will be subject to amortization once it comes into use.

Other intangible assets essentially refer to software purchased by third parties and currently being amortized.

SECTION 13 - TAX ASSETS AND LIABILITIES - CAPTION 130 AND CAPTION 80 UNDER LIABILITIES

13.1 Advanced tax assets: break-down

 (€/mil)

	IRES (33%)	IRES (4.25%)

A Temporary deductible differences
Adjustment of loans deductible in future years	75
Provisions for future charges	231
Higher tax value of equity investments, securities and other assets	196
Extraordinary charges for voluntary redundancy incentives	36
Other	187
B Temporary taxable differences
Costs deducted off balance sheet (art. 109 TUIR)	53
Capital gains in instalments	3
Differences between book and tax value (art. 128 TUIR)	1
Lower tax value of equity investments, securities and other assets	148
Other	—
Total	520

13.2 Deferred tax liabilities: break-down

(€/mil)

	IRES (33%)	IRES (4.25%)
A Temporary taxable differences
Costs deducted off balance sheet (art. 109 TUIR)		7
Lower tax value of securities and other assets		17
Other	16	—
B Temporary deductible differences
Adjustment of loans deductible in future years		9
Higher tax value of securities and other assets		3
Total	16	12

13.3 Change in advanced taxes (with corresponding caption under statement of income)

(€/mil)

	Total	Total
	31/12/2005	31/12/2004
1. Initial amount	520	864
2. Increases	261	48
2.1 Advanced taxes recognized during the year	110	48
a) from previous years
b) due to adoption of different accounting standards
c) write-backs
d) other	110	48
2.2 New taxes or increases in fiscal rates
2.3 Other increases	151
3. Decreases	261	392
3.1 Advanced taxes cancelled during the year	252	192
a) reallocation	252	192
b) writedowns due to irrecoverability
c) adoption of different accounting standards
3.2 Decreases in fiscal rates
3.3 Other decreases	9	200
4. Final amount	520	520

Other increases include 142 million euro related to advanced taxes generated by the transition to IAS/IFRS, three million euro of assets from advanced taxes connected with the transfer of companies among the companies included in the tax consolidation, and six million euro related to advanced taxes not recorded in previous years connected with tax losses of merged companies.

Other decreases, worth nine million euro, refer to the definition of the tax debt for the year 2004 (three million euro) and, for the remaining part, to the advanced taxes not recorded in previous years and used this year.

The aforesaid changes do not have an effect on the Bank’s statement of income.

13.4 Change in deferred taxes (with corresponding caption under statement of income)

 (€/mil)

	Total	Total
	31/12/2005	31/12/2004
1. Initial amount
2. Increases	28	—
2.1 Deferred taxes recognized during the year	12	—
a) from previous years
b) due to adoption of different accounting standards
c) other	12
2.2 New taxes or increases in fiscal rates
2.3 Other increases	16
3. Decreases	—	—
3.1 Deferred taxes cancelled during the year	—	—
a) reallocation
b) due to adoption of different accounting standards
c) other
3.2 Decreases in fiscal rates
3.3 Other decreases
4. Final amount	28	—

Other increases, amounting to 16 million euro, are due to deferred taxes on transfers settled during the year with companies included in the tax consolidation following the recording of 48 million euro of goodwill in the financial statements.

Therefore this caption does not have an effect on the statement of income.

13.5 Change in advanced taxes (with corresponding caption under shareholders’ equity)

(€/mil)

	Total	Total
	31/12/2005	31/12/2004
1. Initial amount
2. Increases	226	166
2.1 Advanced taxes recognized during the year	226	—
a) from previous years
b) due to adoption of different accounting standards	226
c) other
2.2 New taxes or increases in fiscal rates
2.3 Other increases		166
3. Decreases	143	166
3.1 Advanced taxes cancelled during the year	1	166
a) reallocation	1
b) writedowns due to irrecoverability
c) due to adoption of different accounting standards		166
3.2 Decreases in fiscal rates
3.3 Other decreases	142
4. Final amount	83	—

The increases due to the changes of accounting standards refer to advanced taxes arising from the transition to IAS/IFRS as at 1 January 2005. Of these amounts, 142 million euro related to temporary differences reallocated in the Bank’s statement of income, were transferred to assets for advanced taxes as a counterbalance of the statement of income and recorded under “Other decreases”. The new taxes due to adoption of different accounting standards also include 70 million euro relating to actuarial losses charged to shareholders’ equity.

The closing balance refers to advanced taxes allocated following the writedown of derivative contracts aimed at hedging financial flows.

13.6 Change in deferred taxes (with corresponding caption under shareholders’ equity)

(€/mil)

	Total	Total
	31/12/2005	31/12/2004
1. Initial amount	11	13
2. Increases	48	—
2.1 Deferred taxes recognized during the year	30	—
a) from previous years
b) due to adoption of different accounting standards	29
c) other	1
2.2 New taxes or increases in fiscal rates	18
2.3 Other increases
3. Decreases	12	2
3.1 Deferred taxes cancelled during the year	—	—
a) reallocation
b) due to adoption of different accounting standards
c) other
3.2 Decreases in fiscal rates
3.3 Other decreases	12	2
4. Final amount	47	11

Deferred taxes recorded in the year refer to available-for-sale financial instruments. In particular, the deferred taxes recorded during the transition to IAS/IFRS as at 1 January 2005 were allocated in the caption “increases due to the change of accounting standards”. The caption “new taxes or tax rate increases” includes the deferred taxes related to available-for-sale equity for which deferred taxes resulted being due following amendments to tax legislation.

SECTION 14 - DISCONTINUED OPERATIONS AND GROUPS OF OPERATIONS BEING DISPOSED, AND ASSOCIATED LIABILITIES — CAPTION 140 UNDER ASSETS AND CAPTION 90 UNDER LIABILITIES

14.1 Discontinued operations and groups of operations being disposed: break-down by type of asset

 (€/mil)

	Total	Total
	31/12/2005	31/12/2004
A. Single assets
A.1 Equity investments
A.2 Tangible assets	28
A.3 Intangible assets
A.4 Other non-current assets
Total A	28	—
B. Groups of assets (operating units sold)
B.1 Financial assets held for trading
B.2 Financial assets designated as at fair value
B.3 Available-for-sale investments
B.4 Investments held to maturity
B.5 Due from banks
B.6 Loans to customers
B.7 Equity investments
B.8 Tangible assets
B.9 Intangible assets
B.10 Other assets
Total B	—	—
C. Liabilities on discontinued operations
C.1 Debts
C.2 Securities
C.3 Other liabilities
Total C	—	—
D. Liabilities on groups of assets being disposed of
D.1 Due to banks
D.2 Due to customers
D.3 Securities issued
D.4 Financial liabilities held for trading
D.5 Financial liabilities evaluated at fair value
D.6 Provisions
D.7 Other liabilities
Total D	—	—

Discontinued operations are almost entirely represented by properties.

SECTION 15 — OTHER ASSETS — CAPTION 150

15.1 Other assets: break-down

(€/mil)

Total
31/12/2005
Unprocessed transactions and positions of foreign bank branches:	1,369
- unprocessed transactions with Italian bank branches (a)	1,032
- amounts in transit with Italian bank branches (a)	337
Amount deposited with the Bank of Italy in connection with Isveimer liquidation	58
Amount deposited with the Bank of Italy in connection with Sga losses	7
Checks and other instruments held	7
Other assets for tax consolidation	134
Other items (b)	1,178
Total	2,753

(a) Most of the unprocessed transactions were placed in the first few days of 2006.

(b) “Other items” include 300 million euro of positions whose allocation has already been identified, which were placed in the first few days of the following year. They also include 1.3 million euro referred to the estimated realizable value of the credit arising out of the sentence of the Supreme Court in relation to the IMI Sir dispute. For information on this dispute, see Part E - Section 4 — Operating risks.

Liabilities

SECTION 1 — DUE TO BANKS — CAPTION 10

1.1 Due to banks: break-down by type

(€/mil)

Total
Type of transaction/Value	31/12/2005
1 Due to central banks	2,933
2 Due to banks	41,788
2.1 Current accounts and demand deposits	5,709
2.2 Tied deposits	23,347
2.3 Loans	7,502
2.3.1 Financial leases
2.3.2 Others	7,502
2.4 Debts for repurchase of own capital instruments
2.5 Liabilities corresponding to assets sold and not cancelled	5,214
2.5.1 Reverse repurchase agreements	5,214
2.5.2 Others
2.6 Other amounts due	16
Total	44,721
Fair Value	44,802

The Bank has no financial leasing operations in place with banks.

With regard to the criteria for determining the fair value, see Part A — Accounting policies.

As at December 31, 2005 there were no subordinated amounts due to banks.

1.3 Break-down of caption 10 “Due to banks”: structured amounts due

Structured amounts due as at December 31, 2005 amounted to 124 million euro.

1.4 Due to banks: debts subject to micro-hedging

(€/mil)

Total
31/12/2005
1 Debts subject to fair value hedging	2,561
a) interest rate risk	364
b) exchange rate risk	—
c) other risks	2,197
2 Debts subject to cash flow hedging	453
a) interest rate risk	453
b) exchange rate risk	—
c) other	—
Total	3,014

SECTION 2 — DUE TO CUSTOMERS — CAPTION 20

2.1 Due to customers: break-down by type

(€/mil)

Total
Type of transaction/Value	31/12/2005
1. Current accounts and demand deposits	36,624
2. Tied deposits	8,425
3. Public funds administered
4. Loans	93
4.1 finance leases	32
4.2 other	61
5. Debts for repurchase of own capital instruments
6. Liabilities corresponding to assets sold and not cancelled	5,201
6.1 reverse repurchase agreements	5,201
6.2 other	—
7 Other amounts due	1,572
Total	51,915
Fair Value	51,916

With regard to the criteria for determining the fair value, see Part A of the Explanatory Notes.

2.2 Detail of caption 20 “Due to customers”: subordinated liabilities

Subordinated liabilities as at December 31, 2005 amounted to 1,121 million euro.

Detailed information on subordinated liabilities can be found in Part F.

2.3 Detail of caption 20 “Due to customers”: Structured liabilities

As at December 31, 2005 there were no structured liabilities to customers.

2.4 Due to customers: debts subject to micro-hedging

(€/mil)

Total
Type of transaction/Value	31/12/2005
1. Debts subject to fair value hedging:	1,122
a) interest rate risk	1,035
b) exchange rate risk	—
c) other risks	87
2. Debts subject to cash flow hedging:	—
a) interest rate risk	—
b) exchange rate risk	—
c) other	—
Total	1,122

2.5 Debts for finance leases

2.5.1 Debts for finance leases: break-down by time interval

(€/mil)

Total
Type of transaction/Value	31/12/2005
Debts for finance leases:
a) within 1 year	11
b) 2-5 years	18
c) beyond 5 years	3
Total	32

SECTION 3 — SECURITIES ISSUED — CAPTION 30

3.1 Securities issued: break-down by type

(€/mil)

	Total 31/12/2005
Type of security/Value	Book value	Fair value
A. Listed securities	7,943	8,041
1. Bonds	7,943	8,041
- structured	715	715
- other	7,228	7,326
2. Other securities	—	—
B. Unlisted securities	17,083	17,166
1. Bonds	14,816	14,899
- structured	348	348
- other	14,468	14,551
2. Other securities	2,267	2,267
Total	25,026	25,207

With regard to the criteria for determining the fair value, see Part A — Accounting policies.

3.2 Break-down of caption 30 “Securities issued”: subordinated securities

Subordinated securities as at December 31, 2005 amounted to 4,815 million euro.
Detailed information on subordinated liabilities can be found in Part F of these Explanatory Notes.

3.3 Securities issued: securities subject to micro-hedging

(€/mil)

Total
Type of transaction/Value	31/12/2005
1. Securities subject to fair value hedging	14,128
a) interest rate risk	14,128
b) exchange rate risk
c) other risks
2. Securities subject to cash flow hedging	796
a) interest rate risk	796
b) exchange rate risk
c) other
Total	14,924

SECTION 4 - FINANCIAL LIABILITIES HELD FOR TRADING — CAPTION 40

4.1 Financial liabilities held for trading: break-down by type

(€/mil)

Type of security/Value	Total as at 31/12/2005
	NV	FV
		L	UL
A. Cash liabilities
1. Due to banks	—	—	—
2. Due to customers	1	1	—
3. Debt securities	—	—	—
3.1 Bonds
3.1.1 Structured	—	—	—
3.1.2 Other bonds	—	—	—
3.2 Other securities
3.2.1 Structured	—	—	—
3.2.2 Others	—	—	—
Total A	1	1	—
B. Derivative instruments	X
1. Financial derivatives		—	1,323
1.1 Dealing	X	—	1,110
1.2 Connected with the fair value option	X	—	52
1.3 Other	X	—	161
2. Credit derivatives			4
2.1 Dealing	X	—	1
2.2 Connected with the fair value option	X	—	—
2.3 Other	X	—	3
Total B	X	—	1,327
Total (A+B)	X	1	1,327

FV	= fair value
NV	= nominal or notional value
L	= listed
UL	= unlisted

Due to customers refers to technical exposures on non-structured and non-subordinated securities.

The Bank did not issue subordinated liabilities for dealing purposes.

4.4 Financial liabilities held for trading: derivative instruments

(€/mil)

	Interest	Currencies				Total
Type of derivative/Underlying asset	rates	and gold	Equities	Loans	Other	31/12/2005
A. Listed derivatives
1) Financial derivatives:	—	—	—	—	—	—
• With underlying asset exchange	—	—	—	—	—	—
- issued options			—
- other derivatives			—
• Without underlying asset exchange	—	—	—	—	—	—
- issued options			—
- other derivatives			—
2) Credit derivatives:	—	—	—	—	—	—
• With underlying asset exchange			—
• Without underlying asset exchange			—
Total A	—	—	—	—	—	—
B. Unlisted derivatives
1) Financial derivatives:	949	181	192	—	1	1,323
• With underlying asset exchange	—	181	—	—	—	181
- issued options	—	72	—	—	—	72
- other derivatives	—	109	—	—	—	109
• Without underlying asset exchange	949	—	192	—	1	1,142
- issued options	3		192	—	—	195
- other derivatives	946	—	—	—	1	947
2) Credit derivatives:	—	—	—	4	—	4
• With underlying asset exchange	—	—	—	3	—	3
• Without underlying asset exchange	—	—	—	1	—	1
Total B	949	181	192	4	1	1,327
Total (A + B)	949	181	192	4	1	1,327

SECTION 5 - FINANCIAL LIABILITIES EVALUATED AT FAIR VALUE — CAPTION 50

At December 31, 2005 the Group did not have financial liabilities evaluated at fair value.

Section 6 - HEADING DERIVATIVES — CAPTION 60

6.1 Hedging derivatives: break-down by type of contract and underlying asset

(€/mil)

	Interest	Currencies
Type of derivative/Underlying asset	rates	and gold	Equities	Loans	Other	Total
A. Listed derivatives
1) Financial derivatives:	—	—	—	—	—	—
• With underlying asset exchange	—	—	—	—	—	—
- issued options			—
- other derivatives			—
• Without underlying asset exchange	—	—	—	—	—	—
- issued options			—
- other derivatives			—
2) Credit derivatives:	—	—	—	—	—	—
• With underlying asset exchange			—
• Without underlying asset exchange			—
Total A	—	—	—	—	—	—
B. Unlisted derivatives
1) Financial derivatives:	308	443	—	—	—	751
• With underlying asset exchange	—	443	—	—	—	443
- issued options			—
- other derivatives		443				443
• Without underlying asset exchange	308	—	—	—	—	308
- issued options	—			—
- other derivatives	308					308
2) Credit derivatives:	—	—	—	—	—	—
• With underlying asset exchange			—
• Without underlying asset exchange			—
Total B	308	443	—	—	—	751
Total (A + B) 31/12/05	308	443	—	—	—	751

6.2 Hedging derivatives: break-down by hedged portfolio and type of hedging

(€/mil)

	Fair Value						Cash flows
	Specific					Generic	Specific	Generic
	Interest	Exchange	Credit	Price	Other
Transaction/Hedging type	rate risk	rate risk	risk	risk	risk
1. Available-for-sale financial assets						X		X
2. Loans	237			X		X		X
3. Held-to-maturity investments	X			X		X		X
4. Portfolio	X	X	X	X	X		X
Total assets	237	—	—	—	—	—	—	—
1. Financial liabilities	19				443	X	38	X
2. Portfolio	X	X	X	X	X	14	X
Total liabilities	19	—	—	—	443	14	38	—

The fair value of generic hedging derivatives can be attributed to the macrohedge relationship to core deposits.

SECTION 7 — ADJUSTMENT FOR FINANCIAL LIABILITIES OF MACRO-HEDGED ITEMS — CAPTION 70

7.1 Value adjustment of hedged liabilities

(€/mil)

Total
Value adjustment of hedged liabilities/Value	31/12/2005
1. Positive adjustment of financial liabilities
2. Negative adjustment of financial liabilities	(23)
Total	(23)

7.2 Liabilities subject to macro-hedging of interest-rate risk: break-down

The balance of the changes in value of liabilities subject to macro-hedging (MCH) against interest rate risk is recorded in this caption.

Taking advantage of the openings emerged during the definition of the ‘carve out’ envisaged by IAS 39, the Bank adopted the MCH only on core deposits.

SECTION 8 — TAX LIABILITIES — CAPTION 80

See Assets - section 13

SECTION 9 — LIABILITIES INCLUDED IN DISPOSAL GROUPS CLASSIFIED AS HELD FOR SALE — CAPTION 90

See Assets - section 14

SECTION 10 — OTHER LIABILITIES — CAPTION 100

10.1 Other liabilities: break-down

(€/mil)

31/12/2005
Amounts available to minority interests	952
Unprocessed transactions and positions of foreign bank branches:	1,161
- unprocessed transactions (a)	1,070
- unprocessed transactions with Italian bank branches (a)	91
Other liabilities for tax consolidation	78
Amounts due to personnel	262
Liabilities in connection with impairment of guarantees issued	71
Amounts to be paid to Inland Revenue for tax withheld from customers	70
Amounts to be paid to Bank of Italy - loans to restructure SGA (Law 588/96)	7
Illiquid balances from portfolio transactions	39
Amounts payable due to settlement value dates	29
Amounts to be paid to Bank of Italy in connection with Isveimer liquidation	58
Other items	933
Total	3,660

(a) Most of the unprocessed transactions were allocated in the first few days of 2006.

SECTION 11 — PROVISIONS FOR EMPLOYEE TERMINATION INDEMNITIES — CAPTION 110

11.1 Provisions for employee termination indemnities: annual changes

(€/mil)

	Total	Total
	31/12/2005	31/12/2004
A. Opening balance	476	529
B. Increases	100	51
B1 Provisions during the year	39	49
B2 Other increases	61	2
C. Decreases	36	104
C1 Amounts paid	30	84
C2 Other decreases	6	20
D. Closing balance	540	476

The caption “Other increases” includes 58 million euro relating to the recording of actuarial losses resulting from an assessment by an independent actuary, which balance a specific valuation reserve and three million euro connected with the transfer of employment contracts from subsidiaries.

The caption “Other decreases” refers to transfer/assignment of employment contracts to subsidiaries.

11.2 Other information

Considering that the employee termination indemnity is a defined benefit fund, the changes connected with the actuarial evaluations are illustrated in Section 12.3 - Liabilities, together with changes to the defined benefit company pension funds.

SECTION 12 — PROVISIONS FOR RISKS AND CHARGES — CAPTION 120

12.1 Provisions for risks and charges: break-down

(€/mil)

	Total	Total
Caption/Value	31/12/2005	31/12/2004
1. Company pension funds	189	16
2. Other provisions for risks and charges	857	945
2.1 legal disputes	398	377
2.2 personnel charges	223	374
2.3 other	236	194
Total	1,046	961

The caption “Company pension funds” includes:

•       35 million euro pertaining to SANPAOLO IMI accrued to balance the technical deficit of the Bank’s employee supplementary fund for the employees of the Istituto Bancario San Paolo di Torino (a fund with independent legal status). The amount was allocated on the basis of the outcome of the assessment by an independent actuary;

•       154 million euro was the amount recorded of the actuarial profits/losses on defined benefit company pension funds, which balance a specific valuation reserve.

Other provisions for risks and charges include:

•       provisions for “legal disputes” allocated to cover presumed losses on legal disputes, including claims from bankruptcy liquidators;

•       provisions for “personnel charges” allocated to pay out seniority bonuses to employees on the basis of the assessment made by an independent actuary for 72 million euro; commitments made for voluntary redundancy incentives completed in previous years for 141 million euro; other obligations for 10 million euro;

•       provisions for “other” likely risks, aimed at covering:

–      168 million euro for the disputes currently open with Gest Line, a company that provides tax collecting services, and with network banks (formerly Cardine Bank), for which the Parent Bank provides a guarantee; the charges in connection with the renegotiation of mortgage loans and with premium transactions with customers; customer complaints for securities by defaulted issuers; other estimated cash outflow;

–      68 million euro for tax litigation. This fund is considered appropriate for the disputes currently pending with Italian tax authorities in respect to income taxes, mainly related to the banks that were merged over time, including disputes in connection with tax credits whose repayment was requested in previous years.

For further details on legal disputes see Part E — Section 4 — Operating Risks.

12.2 Provisions for risks and charges: annual changes

(€/mil)

			Total
Caption/Component	Pension funds	Other funds	31/12/2005
A. Opening balance	16	945	961
B. Increases	173	234	407
B1. Provisions during the year		83	83
B2. Changes due to the elapsing of time		12	12
B3. Changes due to discount rate adjustments		5	5
B4. Other increases	173	134	307
C. Decreases	—	322	322
C1. Use during the year		241	241
C2. Changes due to discount rate adjustments		13	13
C3. Other decreases		—	68
D. Closing balance	189	857	1,046

The allocation for the year refers mainly to the provisions to cover presumed losses on legal disputes, including claims from bankruptcy liquidators (45 million euro) as well as the provisions to cover the disputes currently pending with Gest Line (11 million euro) and other likely risks (27 million euro).

The increases due to the elapsing of time refer to the interest accrued during the year and balance the “provisions” of eight million euro and “personnel costs” for four million euro.

The increases due to the changes in the discount rate have a corresponding entry in “personnel costs” as they refer to provisions made in previous years in connection with voluntary redundancy incentives. The decreases have a corresponding caption in a reduction “of provisions”.

The caption “other increases” of “pension funds” relates to:

•       the recording of actuarial profits/losses on defined benefit pension funds (154 million euro), whose corresponding entry is a specific valuation reserve;

•       the allocation of the cost accrued during the year in the defined benefit pension funds, amounting to 19 million euro, whose corresponding caption is in “personnel costs”.

The caption “Other increases” in other funds refers mainly to:

•       the increase in the fund covering the payout of seniority bonuses to employees (25 million euro), with a corresponding entry in “personnel costs”;

•       the increase in the “legal disputes” fund, following the branch transfers carried out as part of the group distribution network rationalization project, completed in January 2005 (six million euro);

•       the reclassification among the funds for risks and charges of the fund for “tax litigation”, previously included in the taxation provision (95 million euro);

•       other accruals for eight million euro, of which four million euro representing other personnel charges, balancing “personnel costs” and four million euro of other charges, which find a corresponding entry in statement of income captions other than provisions.

The utilizations in the year concern mainly the payouts in connection with the voluntary redundancy incentives completed in previous years and other personnel charges (184 million euro), those connected with legal disputes (27 million euro) and other disbursements for 30 million euro.

The caption “Other decreases” refers to the release of provisions accrued in previous years and resulting as excessive as follows:

•       six million euro related to allocations connected with the renewal of the national collective labor contract for the sector exceeding the disbursements made, balancing the caption “personnel costs”;

•       a provision of 35 million euro already allocated to cover other likely risks and exceeding on the basis of the updated valuation of the disbursement forecast (19 million euro referring to the renegotiation of mortgage loans);

•       27 million euro already allocated to cover the risks of a tax litigation. Also in this case, allocations were in excess following the evaluation of the disbursement forecast.

12.3 Defined benefit company pension funds

1. Details of the funds

This item provides the information required by IAS 19 for defined benefit funds, including that relating to the staff severance indemnity, which is part of them.

As required by the international accounting standards with reference to plans that share the risk among various entities under common control, the information detailed in the tables below relates to the plans as a whole, with a note specifying the Bank’s share.

As these are complementary defined benefit pension plans, the actuarial value required by the application of IAS 19 “benefits to employees” is calculated by an independent actuary through the use of the Projected Unit Credit Method, as illustrated in detail in Part A — Accounting Policies.

The defined benefits funds to which SANPAOLO IMI is committed may be divided into:

•       internal complementary retirement funds;

•       external complementary retirement funds;

The internal funds include:

•       The Retirement Fund for the Employees of Banca Popolare dell’Adriatico This is a complementary pension fund within the assets of the Bank aimed guaranteeing its members and beneficiaries a complementary retirement pension in the form of defined benefits (annuity). SANPAOLO IMI contributes to this fund on behalf of the employees registered from the Banca Popolare dell’Adriatico.

•       The Pension Fund for the Employees of Cassa di Risparmio di Venezia This fund is aimed at covering the commitments for future payments, to those entitled, according to the procedures defined in the internal rules. SANPAOLO IMI contributes to this fund on behalf of the employees registered from the Cassa di Risparmio di Venezia.

The external funds include:

•       Bank’s Employee Supplementary Fund for the Employees of the Istituto Bancario San Paolo di Torino, a fund with legal status and full economic independence and independent asset management. SANPAOLO IMI is jointly responsible for the commitments of the “Bank” to the employees registered, the pensioners and third parties.

•       The Complementary Pension Fund for the Employees of Banco di Napoli — Section A is a foundation with legal status and independent management of assets. SANPAOLO IMI is jointly responsible for the commitments of the fund to the employees registered and the other beneficiaries from the Banco di Napoli; to the retired staff receiving the Supplementary Pension Check, formerly within SANPAOLO IMI; to the employees of the Cassa di Risparmio in Bologna, formerly registered in Complementary Pension Fund for the Employees of said Bank, transferred to the Complementary Pension Fund for the Employees of Banco di Napoli in 2004.

2. Changes in the use of the funds

Annual changes in present value of defined benefit obligations

(€/mil)

	Balance as at 31/12/2005				Balance as at 31/12/2004
			EXTERNAL PLANS				EXTERNAL PLANS
Liabilities of the defined benefit obligations pension plan	Employee termination indemnities	INTERNAL PLANS (a)	Bank’s employee supplementary fund for the employees of the Istituto Bancario San Paolo di Torino (b)	Bank’s employee complementary fund for the employees of the Banco di Napoli - Section A (c)	Employee termination indemnities	INTERNAL PLANS	Bank’s employee supplementary fund for the employees of the Istituto Bancario San Paolo di Torino	Bank’s employee complementary fund for the employees of the Banco di Napoli - Section A
Defined benefit obligations at beginning of year	476	158	942	728	529	142	864	636
Current service costs	19	3	21	1	23	3	18	—
Recognized past service costs
Unrecognized past service costs
Interest costs	20	8	43	31	27	6	43	29
Recognized actuarial losses	58		144	81
Unrecognized actuarial losses		13				15	58	94
Positive exchange differences
Increases - business combinations	3
Participants’ contributions
Recognized actuarial gains
Unrecognized actuarial gains					-2
Negative exchange differences
Benefits paid	-30	-8	-40	-131	-103	-8	-41	-88
Decreases - business combinations	-6
Curtailments								-30
Settlements
Other increases				7				87
Other decreases
Defined benefit obligations at end of year	540	174	1,110	717	474	158	942	728
Total unrecognized actuarial gains					-2
Total unrecognized actuarial losses		28				15	58	94

(a)                 Based on the actuarial calculations, the present value of defined benefit obligations of SANPAOLO IMI’s internal plans is 7.2 million euro (of which 0.9 million euro referring to the Retirement Fund for the Employees of Banca Popolare dell’Adriatico and 6.3 million euro related to the Retirement Fund for the Employees of Cassa di Risparmio di Venezia).

Always in connection with the actuarial calculations, the present value of the defined benefit obligations of SANPAOLO IMI’s external plans is 1,679 million euro of which:

(b)                 1,053 million euro referring to the Retirement Fund for the Employees of Istituto Bancario San Paolo di Torino

(c)                 626 million euro referring to the Complementary Retirement Fund for the Employees of Banco di Napoli — Section A).

Analysis of the defined benefit obligations

(€/mil)

	31/12/2005				31/12/2004
			EXTERNAL PLANS				EXTERNAL PLANS
Liabilities of the defined benefit obligations pension plan	Employee termination indemnities	INTERNAL PLANS	Bank’s employee supplementary fund for the employees of the Istituto Bancario San Paolo di Torino	Bank’s employee complementary fund for the employees of the Banco di Napoli - Section A	Employee termination indemnities	INTERNAL PLANS	Bank’s employee supplementary fund for the employees of the Istituto Bancario San Paolo di Torino	Bank’s employee complementary fund for the employees of the Banco di Napoli - Section A
a) unfunded plans	540	29			474	24
b) partly funded plans
c) wholly funded plans		145	1,110	717		134	942	728

3. Annual changes in plan assets and other information

Annual changes in fair value of plan assets

(€/mil)

	31/12/2005			31/12/2004
		EXTERNAL PLANS			EXTERNAL PLANS
	INTERNAL PLANS	Bank’s employee supplementary fund for the employees of the Istituto Bancario San Paolo di Torino	Bank’s employee complementary fund for the employees of the Banco di Napoli - Section A	INTERNAL PLANS	Bank’s employee supplementary fund for the employees of the Istituto Bancario San Paolo di Torino	Bank’s employee complementary fund for the employees of the Banco di Napoli - Section A
Fair value of plan assets at beginning of year	132	929	753	135	894	750
Expected return	6	42	32	6	44	37
Recognized actuarial losses
Unrecognized actuarial losses
Positive exchange differences
Employer contributions	2		8	2	1	87
Participants’ contributions
Recognized actuarial gains		31	12		31
Unrecognized actuarial gains	-3			-4		-3
Negative exchange differences
Benefits paid	-8	-40	-131	-7	-41	-88
Curtailments						-30
Settlements
Other increases	4
Other decreases
Fair value of plan assets at end of year	133	962	674	132	929	753
Total unrecognized actuarial gains	7			4		3
Total unrecognized actuarial losses

Plan assets

(€/mil)

	31/12/2005						31/12/2004
			EXTERNAL PLANS						EXTERNAL PLANS
	INTERNAL PLANS	%	Bank’s employee supplementary fund for the employees of the Istituto Bancario San Paolo di Torino	%	Bank’s employee complementary fund for the employees of the Banco di Napoli - Section A	%	INTERNAL PLANS	%	Bank’s employee supplementary fund for the employees of the Istituto Bancario San Paolo di Torino	%	Bank’s employee complementary fund for the employees of the Banco di Napoli - Section A	%
Equity securities and equity funds			170	17.7	186	27.6			143	15.4	161	21.4
Debt securities and bond investment funds	133	100	632	65.7	354	52.5	132	100	617	66.4	452	60.0
Properties and investments in real estate companies			139	14.4					144	15.5
Insurance activities					124	18.4					119	15.8
Other assets			21	2.2	10	1.5			25	2.7	21	2.8

4.                  Reconciliation between the current value of the pension plan, the current value of plan assets and the assets and liabilities recognized in the financial statements.

Assets and liabilities recognized	(€/mil)

	31/12/2005				31/12/2004
			EXTERNAL PLANS				EXTERNAL PLANS
			Bank’s employee	Bank’s employee			Bank’s employee	Bank’s employee
			supplementary	complementary			supplementary	complementary
			fund for the	fund for the			fund for the	fund for the
	Employee		employees of	employees	Employee		employees of	employees
	termi-		the Istituto	of the	termi-		the Istituto	of the
	nation	INTERNAL	Bancario	Banco di	nation		Bancario	Banco di
	indem-	PLANS	San Paolo	Napoli	indem-	INTERNAL	San Paolo	Napoli
	nities	(a)	di Torino (b)	Section A (c)	nities	PLANS	di Torino	Section A
1 Current value of the defined benefit obligations	540	174	1,110	717	- 474	158	942	728
2 Fair value of the plan assets		133	962	674		132	929	753
A Fund status (2-1)	- 540	- 41	- 148	- 43	- 474	- 26	- 13	25
B Unrecognized actuarial gains (sum of those accumulated)	—	- 7		—	- 2	- 4		- 3
B Unrecognized actuarial losses (sum of those accumulated)		- 28			—	- 15	- 27	- 94
B Unrecognized past service costs	—	—		—	—	—		8
B Unrecognized assets because not reimbursable	—	—				—	30	114
B Fair value of the assets reimbursable by third parties	—	—		—		—		—
B Total	—	- 35		—	- 2	- 19	3	25
Recognized assets	—	133		—	—	132		—
Recognized liabilities	540	139	148	43	476	139	16	—

(a)          As these are internal funds, both assets and liabilities are entered in the financial statements of Banca Popolare dell’Adriatico and Cassa di Risparmio di Venezia, which have negotiated the agreements regulating the funds being discussed.

The portion of liability attributable to SANPAOLO IMI S.p.A. is as follows:

(b)          146 million euro referring to the Retirement Fund for the Employees of Istituto Bancario San Paolo di Torino

(c)           43 million euro referring to the Complementary Retirement Fund for the Employees of Banco di Napoli — Section A.

5.                  Description of the main actuarial assumptions

Actuarial assumptions	(€ /mil)

	31/12/2005					31/12/2004
				EXTERNAL PLANS					EXTERNAL PLANS
				Bank’s	Bank’s				Bank’s	Bank’s
				employee	employee				employee	employee
				supplemen-	comple-				supplemen-	comple-
				tary fund	mentary				tary fund	mentary
				for the	fund				for the	fund
				employees	for the				employees	for the
				of the	employees				of the	employees
	Employee	INTERNAL PLANS		Istituto	of the	Employee	INTERNAL PLANS		Istituto	of the
	termi- nation indem- nities	Banca Popolare dell’Adria- tico S.p.A.	Cassa di Risparmio di Venezia S.p.A.	Banca- rio San Paolo di Torino	Banco di Napoli - Section A	termi- nation indem- nities	Banca Popolare dell’Adria- ticoSpa	Cassa di Risparmio di Venezia S.p.A.	Banca- rio San Paolo di Torino	Banco di Napoli - Section A
Discount rate	3.7	3.9	4	4	3.7	4.3	4.5	4.5	4.5	4.2
Expected yield rates			4.5	4.5	4.2			5	5	5
Expected increase in salaries (a)	2	2	2	2	2	2	2	2	2	2
Annual inflation rate	2	2	2	2	2	2	2	2	2	2
Annual rate of the GDP nominal growth		3.5	3.5	3.5	3.5		3.5	3.5	3.5	3.5

a)                Net of career developments.

6.                  Comparative information

Fund status	(€ /mil)

	31/12/2005				31/12/2004				31/12/2003
			EXTERNAL PLANS				EXTERNAL PLANS				EXTERNAL PLANS
	Employ- ee ter- mination indem- nities	INTERNAL PLANS	Bank’s employee supplemen- tary fund for the employees of the Istituto Banca- rio San Paolo di Torino	Bank’s employee comple- mentary fund for the employees of the Banco di Napoli - Section A	Employ- ee ter- mination indem- nities	INTERNAL PLANS	Bank’s employee supplemen- tary fund for the employees of the Istituto Banca- rio San Paolo di Torino	Bank’s employee comple- mentary fund for the employees of the Banco di Napoli - Section A	Employ- ee ter- mination indem- nities	INTERNAL PLANS	Bank’s employee supplemen- tary fund for the employees of the Istituto Banca- rio San Paolo di Torino	Bank’s employee comple- mentary fund for the employees of the Banco di Napoli - Section A
Current value of the defined benefit obligations	-540	-174	-1,110	-717	-474	-158	-942	-728	-529	-142	-864	-636
Fair value of plan assets		133	962	674		132	929	753		135	894	750
Fund status	-540	-41	-148	-43	-474	-26	-13	25	-529	-7	30	114

12.4   Provisions for risks and charges — other provisions

If the time deferment for the settlement of the charge was considered significant, the Bank calculated the amount of the provision and of the accruals based on the present value of the sums that will eventually be paid out in respect of such liability.

The average disbursement times for the main appropriations, subject to time discounting are the following:

•                     approximately 4 years for the legal dispute

•                     approximately 6 years for the personnel dispute.

The discounting rate is calculated with reference to the market performance of zero coupon bonds.

SECTION 13 — REDEEMABLE SHARES — CAPTION 140

13.1   Redeemable shares: break-down

As at December 31, 2005 the Bank had not issued any redeemable shares.

SECTION 14 — PARENT BANK SHAREHOLDERS’ EQUITY — CAPTIONS 130, 150, 160, 170, 180, 190 AND 200

14.1 Parent Bank shareholders’ equity: break-down

(€/mil)

Total
Caption/Value	31/12/2005
1. Capital	5,239
2. Additional paid-in capital	769
3. Reserves	3,319
4. (Own shares)	(43)
5. Valuation reserves	446
6. Equity securities
7. Profit (loss) for the period	1,165
Total	10,895

14.2 “Capital” and “Own shares”: break-down

The Bank’s Capital as at 31 December 2005 amounted to 5,239,223,740.80 euro, consisting of 1,586,967,318 ordinary shares and 284,184,018 preference shares, both with a nominal value of 2.8 euro.

As at 31 December 2005, the Bank held 4,015,919 own shares in its portfolio, with a nominal value of about 11 million euro, recorded in the financial statements for 42,508,503 euro. During the year no transactions in own shares took place.

14.3 Capital — Number of shares: annual changes

Caption/Type	Ordinary	Other
A. Number of shares at the beginning of the year	1,475,122,818	388,334,018
- fully paid-up shares	1,475,122,818	388,334,018
- shares not fully paid-up	—	—
A.1 Own shares (-)	(4,015,919)	—
B.2 Shares in circulation: opening balance	1,471,106,899	388,334,018
B. Increases	111,844,500	—
B.1 New issues	111,844,500	—
- on a payment basis
- business combinations
- conversion of bonds
- exercise of warrants
- other	111,844,500
- on a free basis
- in favor of employees
- in favor of directors
- other
B.2 Sale of own shares
B.3 Other changes
C. Decreases	—	(104,150,000)
C.1 Cancellation
C.2 Purchase of own shares
C.3 Sale of companies
C.4 Other changes		(104,150,000)
D. Shares in circulation: closing balance	1,582,951,399	284,184,018
D.1 Own shares (+)	4,015,919
D.2 Number of shares at the end of the year	1,586,967,318	284,184,018
-fully paid-up shares	1,586,967,318	284,184,018
-shares not fully paid-up

Valuation reserves

It is worth highlighting that the Bank applied paragraphs 93B-93D of IAS 19 as amended by Regulation No. 1910/2005 of November 8, 2005 and entered actuarial losses net of deferred taxation as a corresponding caption to a specific shareholders’ equity reserve. These actuarial losses, worth 141,751,900 euro overall, refer to defined benefit pension funds and employee termination indemnity.

14.7 Valuation reserves: break-down

(€/mil)

Total
Caption/Component	31/12/2005
1. Available-for-sale investments	436
2. Tangible assets
3. Intangible assets
4. Actuarial gains and losses	(141)
5. Cashflow hedge	(21)
6. Exchange differences
7. Discontinued operations
8. Special revaluation laws	172
Total	446

14.8 Valuation reserves: annual changes

(€/mil)

	Investments			Actuarial				Special
	and available-	Tangible	Intangible	gains	Cashflow	Exchange	Discontinued	revaluation
	for-sale assets	assets	assets	and losses	hedge	differences	operations	laws
A. Opening balance	—	—	—	—	—	—	—	4
B. Increases	546	—	—	—	(21)	—	—	168
B1. Increases in fair value	238				3			X
B2. Other changes (a)	308	—			(24)			168
C. Decreases	(110)	—	—	(141)	—	—	—	—
C1. Decreases in fair value	(11)							X
C2. Other changes	(99)			(141)
D. Closing balance	436	—	—	(141)	(21)	—	—	172

(a)       “Other increases” include the effect of the first-time application of the IAS/IFRS international accounting standards.

14.9 Valuation reserves of available-for-sale investments: break-down

(€ /mil)

	Total 31/12/2005
Asset/Value	Positive reserve	Negative reserve
1. Debt securities	35	—
2. Equities	407	(6)
3. OICR shares	—	—
4. Loans	—	—
Total	442	(6)

14.10 Valuation reserves of available-for-sale investments: annual changes

(€ /mil)

	Debt securities	Equities	OICR shares	Loans
1. Opening balance	—	—	—	—
2. Positive changes	67	479	—	—
2.1 Increases in fair value	6	232
2.2 Reallocation of negative reserves to statement of income	—	1	—	—
- due to impairment
- due to realization		1
2.3 Other changes	61	246
3. Negative changes	(32)	(78)	—	—
3.1 Decreases in fair value	(5)	(6)
3.2 Reallocation to statement of income from positive reserves:	(27)	(54)
due to realization
3.3 Other changes		(18)
4. Closing balance	35	401	—	—

In compliance with Art. 2427, No. 4 and 7-bis of the Italian Civil Code, below is the breakdown of the Bank’s shareholders’ equity excluding the profit for the year. The origin and degree of availability and distributability of the various captions is indicated.

(€ /mil)

				Profit share
	Amount as at	Capital	Profit	subject to	Useful	Available
	31/12/2005	share	share	taxation(a)	life(b)	share
Shareholders’ equity
- Share capital	5,239	3,299	1,225	715	—	—
- Additional paid-in capital	769	769	—	—	A, B, C	769
- Legal reserve	1,044	411	132	501	B	—
- Extraordinary reserve	1,251	—	1,251	—	A, B, C	1,251
- Reserve for purchase of own shares	957	—	957	—	A, B, C	957
- Reserve pursuant to clause 13 par. 6 D.Lgs. 124/93	5	—	—	5	A, B, C	5
- Reserve pursuant to D.Lgs. 213/98	16		16		A, B	16
- Reserve for instruments at fair value	1		1		—	—
- Reserve for stock option plans	2		2		A	—
- Valuation reserve for tangible assets	168		168		A, B	168
- AFS valuation reserve	436		436		—	—
- CFH valuation reserve	(21)		(21)		—	(21)
- Reserve for actuarial gains and losses	(141)		(141)		—	(141)
- Reserve pursuant to Law 342/2000	4			4	A, B	4
Total capital and reserves	9,730	4,479	4,026	1,225	—	3,008
Non-distributable share(c)						356
Distributable share						2,652

(a)       These amounts do not include the portion of the reserve fiscally tied in accordance with art. 109 c. 4 of the Italian Consolidation Act on Income Tax (TUIR), modified by D.Lgs. 247/2005. Such portion, estimated at around 166 million euro after the payment of the income tax for 2004, should amount to 198 million euro including the extra accounting cost deductions.

(b)       A = capital increase; B = to cover losses; C = for distribution to shareholders

(c)        In accordance with art. 16, sub-section 1 of D.Lgs. 87/92, the non-distributable portion refers to research and development costs as at 31 December 2005 totaling 168 million euro, to the Reserve in accordance with Law 342/2000, to the Tangible assets valuation reserve, which can be decreased only in accordance with the provisions of art. 2445 of the Italian Civil Code and to the Reserve pursuant to D.Lgs. 213/98, which is not distributable by law.

OTHER INFORMATION

1. Guarantees granted and commitments

(€ /mil)

Amount
Transactions	31/12/2005
1. Financial guarantees granted	20,588
a) Banks	6,404
b) Customers	14,184
2. Commercial guarantees granted	10,767
a) Banks	561
b) Customers	10,206
3. Irrevocable commitments to grant finance	13,160
a) Banks	1,236
i) certain to be called on	609
ii) not certain to be called on	627
b) Customers	11,924
i) certain to be called on	310
ii) not certain to be called on	11,614
4. Underlying commitments to credit derivatives: hedging sales	279
5. Assets lodged to guarantee minority interest	3
6. Other commitments	284
Total	45,081

2. Assets lodged to guarantee own liabilities and commitments

(€ /mil)

Amount
Portfolios	31/12/2005
1. Investments held for trading	1,638
2. Financial assets designated as at fair value	249
3. Available-for-sale investments	71
4. Held-to-maturity investments	1,799
5. Loans to banks	1,538
6. Loans to customers
7. Tangible assets

3. Information on operating leasing

As at December 31, 2005 the Bank did not have significant operating leases in place.

4. Administration and dealing on behalf of third parties

(€ /mil)

Type of services	Amount
1. Financial instruments dealing on behalf of third parties
a) purchases	556
1. settled	556
2. not settled
b) sales	296
1. settled	296
2. not settled
2. Portfolio management
a) individual	146
b) collective
3. Custody and administration of securities
a) third-party securities held on deposit: in connection with depositary bank’s services (excluding asset management)	38,267
1. securities issued by the bank that draws up the financial statements	35
2. other securities	38,232
b) third-party securities held on deposit (excluding asset management): other	162,621
1. securities issued by the bank that draws up the financial statements	14,646
2. other securities	147,975
c) third-party securities deposited with third parties	167,926
d) own securities deposited with third parties	17,279
4. Other transactions
Orders collection	21,787
Portfolio management of Group companies	1,770
Third-party portion of syndicated loans arranged by the Bank without representation mandate	268
Collection of third-party loans on portfolio transactions	9,617

The notes portfolio has been reclassified on the basis of the related settlement date, by recording the following adjustments:

(€ /mil)

Debit adjustments
current accounts	565
central portfolio	29
Credit adjustments
current accounts	29
transferors of notes and documents	565

With regard to the administration of funds on behalf of third parties, the Bank continued to allocate funds for Research and Development incentives and to manage the Guarantee Fund for small- and medium-sized enterprises in Southern Italy. In particular:

Applied Research Reserve

SANPAOLO IMI continues to manage transactions arising from applications received by 31 December 1999 out of the Applied Research Reserve. As of 31 December 2005, there are resolutions to be stipulated for 40 million euro and disbursements to be made for 279 million euro.

Reserve for Research Grants

SANPAOLO IMI continued to provide services to the Ministry of Education, Universities and Research (MIUR) for the management of industrial research projects and researcher training schemes using the Reserve for Research Grants. The lack of funds led the Ministry to completely suspend the “reception desk” for applications, which had already been limited to the areas of Southern Italy, with effect from March 3, 2004. The offer of new incentives continued only through the passing of Notices reserved for strategic technological sectors.

During 2005, 38 applications were received for research investment for 161 million euro and MIUR deliberated on financing of 136 million euro.

Reserve for Technological Innovation

SANPAOLO IMI continued to provide services to the Ministry for Productive Activities (MAP) for the management of development projects utilizing the Reserve for Technological Innovation. The “reception desk” was suspended by MAP in January 2003 owing to lack of funds. Activities continued exclusively on the passing of Notices reserved for projects within technological sectors considered to be of prominence or to be carried out in particular areas of Italy. During 2005, 19 applications were received for research investments for about 18 million euro; MAP deliberated on financing of 19 million euro.

During 2005, activities connected to the three reserves generated a total of 8.4 million euro in commissions from the Public Administration.

Guarantee Fund for small- and medium-sized enterprises in Southern Italy, Law 341/95

With the Convention stipulated between the Italian Treasury and the Bank on December 21, 1995, as approved and activated by Decree of the Director-General of the Treasury dated January 5, 1996, SANPAOLO IMI was formally appointed Managing Body of the Fund established under Law 341/1995.

The purpose of Law 341/1995 is to promote rationalization of the financial situation of small- and medium-sized enterprises in Southern Italy, as defined by EU parameters. This involves measures of various types, from interest-relief grants on loans designed to convert short-term bank borrowing into medium- and long-term loans, to the granting of supplementary guarantees on investment loans, for the purchase of equity investments and for the debt consolidation described above.

Acceptance of new applications has been closed since the beginning of 2000. As at December 31, 2005 there are 470 applications for 193 million euro, broken down as follows:

•              179 million euro for the consolidation of short-term debt for which contributions are being paid;

•              14 million euro for investment loans, of which an application for one million euro is not yet completed.

APPENDIX TO PART B — ESTIMATION OF THE FAIR VALUE OF FINANCIAL INSTRUMENTS

The table below compares the fair value of the financial instruments with their relative value in the financial statements and summarizes the results previously illustrated in Part B — Information in the tables required by Bank of Italy.

			(€/mil)
	Value in financial statements as at 31/12/2005	Fair value as at 31/12/2005	Potential capital gains / losses
Assets
Cash and cash equivalents	515	515	—
Investments held for trading	5,165	5,165	—
Financial assets designated as at fair value	1,012	1,012	—
Available-for-sale investments	2,355	2,355	—
Held-to-maturity investments	2,312	2,310	(2)
Loans to banks	44,575	44,553	(22)
Loans to customers	67,232	68,201	969
Hedging derivatives	809	809	—
Liabilities
Due to banks	44,721	44,802	(81)
Due to customers	51,915	51,916	(1)
Securities issued	25,026	25,207	(181)
Financial liabilities held for trading	1,328	1,328	—
Financial liabilities evaluated at fair value	—	—	—
Hedging derivatives	751	751	—
Total potential capital gains / losses			682

As already highlighted in Part A — Accounting policies, in order to determine the fair value of the financial instruments the following methods and key assumptions have been adopted:

•              for debt securities owned by the Bank, regardless of the classifications in categories included in IAS 39, the Bank has adopted a specific procedure for determining the situations in which a new active market can be defined, based on the analysis of trading volumes, the range of prices and on the number of listings on the market. Where no active market is found, comparable instruments with the same financial characteristics are identified or, as a last resort, cash flows are actualized including any element that may affect the value of the instruments (for example credit risk, volatility and non liquidity).

•              for financial (asset and liability) captions with a residual term equal to or less than 18 months, fair value was reasonably assumed to equal carrying value;

•              for loans and deposits on demand, the maturity date of contractual obligations was assumed to be immediate and to coincide with the date of the financial statements; hence fair value was taken at the carrying value;

•              for medium-long term loans to customers, fair value was measured using internally defined measurement techniques involving the time discounting of residual contractual flows at current interest rates, adjusted to take into account the credit rating of each individual borrower (or the probability of default resulting from the rating) and loss given default;

•              for impaired assets, fair value was taken at book value;

•              for medium-long term liabilities, consisting of unsecured securities or deposits, fair value was measured by time discounting contractual flows at rates which the Bank, at the time of measurement, could apply on the reference market at the date of the financial statements for similar deposits; in case of tier 1 subordinated loans, the virtual impossibility of an anticipated repurchase/reimbursement and the existence of potential clauses/options in favor of the issuer were taken into account;

•              for medium-long term debt and structured securities issued, hedged for variations in fair value, the book value, already adjusted for the effects of the fair value hedging attributable to the risk covered, was taken as an approximation of the fair value, assuming that no significant changes occurred in the issuer’s credit spread in comparison with the origination and that no other particular and significant risk element exists which may have an impact on the fair value.

The parameters used and the methods adopted may differ among the various financial institutions, which, in case of a change in the assumption, generates results that are significantly different. The IAS/IFRS exclude some financial instruments (e.g. deposits on demand) and non-financial instruments (e.g. goodwill, tangible assets, equity investments, etc.) and therefore the overall fair value cannot be taken as an estimate of the Bank’s economic value.

Appendix to Part B — Effect of the Transition to IAS/IFRS on the shareholders’ equity of SAnpaolo IMI S.P.A.

The general principle for transition to IAS/IFRS, ratified by IFRS 1, provides for the reclassification of all financial statement balances at the transition date, set at January 1, 2004, with full retrospective application of current international accounting standards.

The adjustments deriving from the retrospective application of international accounting standards at the date of transition are recorded in net equity reserves in compliance with D.Lgs. 38/2005.

By way of exception to the above, IFRS 1 provides that the first-time application of IAS 32 and IAS 39 may be deferred to 1 January 2005. The Bank has chosen such option and therefore, with regard to financial instruments, the financial statements for the year 2004 are not comparable with the financial statements as of 31 December 2005.

As highlighted in Part A — Accounting Policies, detailed information on the transition to IAS/IFRS is given in the Half Year Report as at June 30, 2005.

The provisions set forth in D.Lgs. 38/2005 on the changes in the shareholders’ equity recorded in the opening balance sheet of the first financial statements drawn up in accordance with the international accounting principles state, in summary, that:

a)          the valuation reserves of available-for-sale financial instruments cannot be distributed and are not available either for the purposes of their recording in the capital;

b)         the balance between positive and negative differences in value related to dealing financial instruments and to exchange rate and hedging operations is entered among the available income reserves;

c)          the equity increase due to the historical cost of amortized assets being reversed in years prior to the first-time application of the international accounting standards that do not appear to be amortizable pursuant to those standards is entered among the available income reserves;

d)         the equity increase due to the non-existence of write-backs and provisions for risks and charges entered in the statement of income of years prior to the first-time application of the international accounting standards is recorded in the available income reserves;

e)          the equity increase due to the recording of tangible assets at fair value as a cost replacement is entered into a valuation reserve that can be attributed to the capital or decreased in application of the provisions of art. 2445 of the Italian Civil Code;

f)            the balance between the positive and negative differences in value of assets and liabilities other than those indicated in sub-sections 1 to 6 is recorded, if positive, in a specific non-available shareholders’ equity reserve.

Considering the above-mentioned regulations and standards as well as the guidelines provided by the Bank of Italy through Circular No. 262 of 22 December 2005, the Bank recorded the equity effect of the transition to IAS/IFRS as follows:

-                specific valuation reserves were set up in respect of the cases indicated under a) above and of the valuation of derivatives hedging financial flow, net of the related deferred taxation (Valuation reserve of available-for-sale financial assets, Valuation reserve for derivatives hedging financial flows);

-                the effects illustrated under b), c), d) and the negative balances described under f) above were recorded in the Extraordinary reserve;

-                the increase indicated under e) was recorded in a specific valuation reserve which, on the basis of a deliberation of the Extraordinary Shareholders’ Meeting called to approve the financial statements, will increase the capital.

In order to highlight the effects of the transition to IAS/IFRS on the Bank’s shareholders’ equity as at 1 January 2005, below is a statement containing a description of the various reconciliations of equity balances differentiating the shareholders’ equity captions according to the various availability levels of the reserves, which changed as a corresponding entry of the reconciliations.

With regard to the financial assets regulated by IAS 32 and 39, the impacts refer to 1 January 2005, whereas the other adjustments result from the application of IAS/IFRS as at 1 January 2004.

For the sake of completeness, the adjustments made to the statement of income captions for 2004 are also reported even though they were not impacted by IAS 32 and 39.

Reconciliation of net shareholders’ equity pursuant to IFRS 1 para. 39

(€)

1/1/2005 (including IAS 32 and 39)
Net shareholders’ equity according to Italian Gaap	11,089,764,596
Impact on reserves of available profits (art. 7, c. 3, 4, 5 of D.Lgs. 38/2005)
Trading financial assets and liabilities
- evaluation of reclassified trading derivatives	-336,523,571
- fair value evaluation of trading derivatives	-3,480,000
- ineffective quota of IAS compliant hedging	7,609,607
- evaluation of unlisted securities	792,059
Available for sale financial assets
- turnover of specific reserve AFS securities evaluation	-128,633,107
Loans to customers	-9,453,633
Tangible assets
- write-off of amortization of operating assets	18,565,255
- assets purchased through leasing	8,347,657
- fair value recording in substitution of cost	-21,493,615
Intangible assets
- write-off of goodwill amortization 2004	71,513,386
- write-off of amortization of intangible assets	42,005,942
- adjustment to other long-term costs	-21,520,797
Other assets/liabilities
- write-off of unrecordable tax assets	-48,118,391
- write-off of loans for matured dividends	-695,322,803
Reclassification of reserves for stock option plans	-4,873,400
Employee termination indemnities	-7,946,339
Reserves for risks and charges
- actuarial recalculation of employee funds ex IAS 19	80,512,102
- actualization of estimated expenditures	45,470,000
- write-off of unrecordable reserves pursuant to IAS 37	12,790,000
Securities in circulation
- annulment of own shares	-25,309,919
Tax effects on adjustments	61,228,793
Total impact on reserves of available profit	-953,840,774
Impact on unavailable reserves (art. 7, c. 2, 6 e 7 of D.Lgs. 38/2005)
Financial assets designated as at fair value	1,258,864
Available for sale financial assets
- evaluation of capital securities	246,186,932
- evaluation of debt securities	61,193,395
Hedging derivatives
- evaluation of financial flow hedging derivatives	-23,726,313
Tangible assets
- fair value recording in substitution of cost	168,418,756
Own shares	-42,508,503
Reclassification of reserves for stock option plans	4,873,400
Total impact on unavailable reserves	415,696,531
Net shareholders’ equity according to IAS/IFRS	10,551,620,353

The effects highlighted in the statement were recorded:

-                as a corresponding caption of the Extraordinary reserve, in relation to the impacts on the available income reserves;

-                as a corresponding caption of specific equity reserves, in relation to the reserves characterized by the provision of non-availability set forth in D.Lgs. 38/2005.

Reconciliation of the statement of income pursuant to IFRS 1 para. 39

(€)

31/12/2004
Net profit according to Italian Gaap	1,035,918,830
Dividends and similar revenues
- recording of dividends from cash-controlled companies	59,396,000
Personnel costs
- competence share of stock option costs	-2,391,000
- adjustment to employee termination indemnities and seniority funds using actuarial methods	-15,486,000
- recovery on actualizing employee funds	-12,411,000
Other administrative costs
- allocation of uncapitalizable costs	-9,383,000
Net adjustments to tangible assets
- amortization of assets purchased through leasing - IAS 17	-7,854,000
- adjustment to amortization of works of art	1,421,000
Net adjustments to intangible assets
- write-off of goodwill amortization	71,513,000
- redetermination of amortization of software development	-15,377,000
- redetermination of amortization of other long-term charges	11,854,720
Net provisions for risks and charges
- estimated actualization of future expenditure in the year	3,160,000
- recovery on actualization of future expenditure in preceding years	-8,321,000
Other net expenses/income
- fees on leased assets	8,864,000
Income taxes	-8,801,000
Total adjustments	76,184,720
Net profit according to IAS/IFRS	1,112,103,550

Notes to reconciliation statements

Derivative contracts: the accounting treatment of hedging transactions established by IAS 39 determined the derecognition of a significant portion of hedges previously made to portfolios. The valuation of derivatives which could not be designated as being IAS-compliant hedging instruments as of 1 January 2005 and which were therefore recorded under trading assets and liabilities, resulted in a 337 million euro decrease in net equity, gross of the tax effect.

On the other hand, specific hedges were confirmed where they had been previously recorded under derivatives or under assets and liabilities established on a case-by-case basis. The effect of such hedges on shareholders’ equity was limited to the ineffective portion of the hedge itself (+ 8 million euro gross).

The valuation of cash flow hedges resulted in a decrease of 24 million euro in net equity, equal to the negative fair value of the contracts, net of the tax effect recorded in the specific shareholders’ equity reserve.

With reference to dealing derivatives, the application of IAS made it necessary to adopt valuation techniques to estimate fair value which also take into account the credit worthiness of the counterparties; this is reflected in the three million euro gross negative adjustment to shareholders’ equity.

Debt securities: the first application of IAS/IFRS to these financial instruments, which had been previously classified as investment securities and dealing securities, gave rise to their reclassification to a new category of financial instruments. In line with management and operational policies for holding these securities, the investment portfolio was reorganized to reflect the stricter constraints imposed by the international accounting standards. By way of example, investment securities which were the object of asset swaps, which are no longer allowable hedges, have been reclassified to available for sale investments. Dealing securities now include listed or highly liquid stock held for the purpose of short-term profit taking; loans include unlisted securities from the restructuring of exposures, acquired on subscription or issued by other Group companies. The fair value option, on the other hand, has been adopted for structured or hedged securities, applying the rules set out in the relevant accounting principle approved by the European Commission during 2005. Except for what was stated above regarding hedged securities previously included under investment portfolio, the classification of securities under available for sale investments was made in cases where it was the only suitable category remaining.

The adjustments to the transitional shareholders’ equity in respect of debt securities refer to: the differences between the book value and nominal value of own shares, for which IAS provides an accounting treatment similar to elimination (-25 million euro, recorded under securities issued); the revaluations of unlisted securities previously recorded in the financial statements at the lower of cost and market price (+ one million euro for dealing activities; + one million euro net of the tax effect, recorded in the specific reserve, connected with assets subject to fair value option) and the valuation of available for sale investments which were previously recorded at cost (+ 61 million euro net of deferred taxation recorded in the specific reserve).

The application of the valuation criteria set by IAS 39 in relation to available-for-sale securities, which requires the distinction between the writedowns made in previous financial statements due to lengthy losses of value and those made as a result of the optional adjustment to market value, resulted in the recording, during the transition of decreases in available equity reserves, of 16 million euro gross, included in the previously mentioned increase of 61 million euro of the valuation reserve for available-for-sale securities.

Minority shareholdings: shareholdings which are non-controlling, held in affiliates or jointly controlled companies previously recorded at cost, have been classified as “available for sale” and are carried at fair value. Only where valuations were considered unreliable, taking into account, among other things, the characteristics of the issuer, or a significantly wide range in value arising from the application of valuation models generally used by the market, were shareholdings carried at cost. Among the most significant shareholdings carried at cost are those held in the Bank of Italy.

The application of the valuation principles set out in IAS 39 in respect of available for sale investments, which require a distinction between writedowns made in prior years for permanent losses in value and optional adjustments to market value, has given rise to a 112 million euro gross and the 246 million euro increase in the valuation reserve for available-for-sale securities.

Goodwill: on the basis of international accounting standards, goodwill represents intangible assets with an indefinite useful life, therefore it is not subject to amortization but is periodically tested for impairment in value. Taking into consideration that the transition to IAS/IFRS is effective from 1 January 2004, the impact on shareholders’ equity and the statement of income relates to the reversal of amortization charges made in the 2004 financial year in accordance with Italian accounting principles.

Tangible and intangible assets: the impact on shareholders’ equity relates mainly to the fair value adjustment of the land portion of real estate investments, made on the basis of appraisals by independent experts (+ 154 million euro net of deferred taxation recorded in the specific valuation reserve). Such fair value represents the new book value that replaces cost.

Capital losses, worth approximately 16 million euro gross, were recorded as a decrease in the available income reserves.

Works of art were also subject to fair value adjustments, always as a result of appraisal by an external expert. The impact on the shareholders’ equity is represented by the reversal of the depreciation made in previous years for 19 million euro gross (entered as a corresponding caption in the available income reserves), by the revaluation made as a replacement of the cost for 14 million euro net of deferred taxation (recorded in the specific valuation reserve) and by the writedown of some assets for five million euro gross (recorded as a corresponding caption in the available income reserves).

The international accounting standards impose a review of the criteria adopted for the amortization of intangible assets (especially in respect of software development costs) and for the capitalization of long-term charges, providing for stricter criteria compared to the current ones.

The application of the international accounting standards gave rise to a 22 million euro gross charge to shareholders’ equity for long-term charges and other intangible assets that can no longer be capitalized and to a write-up of 42 million euro gross relating to the recalculation of the amortization charges on internally developed software.

Purchase of assets under lease contracts: international accounting standards provide that assets acquired under a lease contract be accounted for according to the “capitalization” method. The adoption of this method as opposed to the ‘non-capitalization’ method used according to Italian accounting principles resulted in an eight million euro gross increase in shareholders’ equity.

Dividends from subsidiaries: according to international accounting standards these cannot to be recorded on an accruals basis, as was the practice in the past in compliance with the accounting principles adopted by the Bank in line with Consob guidelines and Italian accounting principles. Instead, they are recognized only in the year in which they become due following the relevant resolution passed by the subsidiary, hence in the year when they are received.

The new accounting treatment of dividends entailed for the Bank a decrease of 695 million euro in assets, equal to the amount receivable for dividends matured recorded in the 2004 financial statements.

Provisions: transition adjustments refer to: (i) the actuarial valuation of amounts due to personnel (termination indemnities and other defined benefit plans) which, in accordance with IAS/IFRS, must reflect the actuarial value of future charges and not the actual liability accrued, as provided by Italian accounting principles; (ii) the discounting of estimated cash outflows relating to the accruals made to the reserve for risks and charges where the time interval between the time of the accrual and the actual cash outflow is significant; (iii) the reversal of accruals not recognized retrospectively by IAS 37.

Own shares: in compliance with IAS 32, own shares must be charged to shareholders’ equity even if purchased for dealing purposes. The adjustment of 43 million euro reflects the value of SANPAOLO IMI own shares carried in the 2004 financial statements. The impact on shareholders’ equity is represented by the reference to book value as of 31 December 2004, including the valuations recorded in prior year statements of income, taking into account that under shareholders’ equity a restricted reserve for the purchase of own shares has been maintained for the same amount.

Stock option plans: according to IFRS 2 stock option plans are included in the financial statements by recognizing the fair value of stock options in the statement of income over the vesting period (accruals basis) with a corresponding increase in shareholders’ equity. On transition the adoption of this accounting treatment did not have any effect on shareholders’ equity, but only led to the reclassification of some of its components.

Tax effects: prepaid and deferred taxation in relation to the above adjustments have been recorded applying the corresponding tax rates. As highlighted in relation to the individual cases, deferred taxation of non-available reserves is recorded as an adjustment of the reserves themselves.

Tax assets of 48 million euro not recognized by IAS 12 have also been written off as part of the transition process.

Part C - Information on the Parent Bank statement of income

SECTION 1 - INTERESTS — CAPTIONS 10 AND 20

1.1          Interest income and similar revenues: break-down

(€/mil)

	Performing investments		Impaired financial	Others	Total
Caption/Technical types	Debt securities	Loans	assets	assets	31/12/2005
1. Investments held for trading	94	—	—	—	94
2. Available-for-sale investments	44	—	—	—	44
3. Held-to-maturity investments	37	—	—	—	37
4. Loans to banks	94	919	—	—	1,013
5. Loans to customers	2	2,533	53	20	2,608
6. Financial assets designated as at fair value	50		—	—	50
7. Hedging derivatives	X	X	X	265	265
8. Investments sold and not cancelled	—	—	—	—	—
9. Other assets	X	X	X	13	13
Total	321	3,452	53	298	4,124

Interest accrued on assets disposed of and written off are shown in the relevant asset categories.

Interest on assets denominated in foreign currency amount to 224 million euro.

1.4          Interest expenses and similar charges: break-down

(€/mil)

Caption/Technical types	Debts	Securities	Others liabilities	Total 31/12/2005
1. Due to banks	(1,041)	X	—	(1,041)
2. Due to customers	(680)	X	—	(680)
3. Securities issued	X	(844)	—	(844)
4. Financial liabilities held for trading	—	(2)	(21)	(23)
5. Financial liabilities designated as at fair value	—	—	—	—
6. Financial liabilities associated with assets sold and not cancelled	—	—	—	—
7. Other liabilities	X	X	—	—
8. Hedging derivatives	X	X	—	—
Total	(1,721)	(846)	(21)	(2,588)

Caption “Financial liabilities held for trading — Other liabilities” refers mainly to differentials accrued on derivative contracts placed with in the trading portfolio and linked, in terms of operations, to financial assets designated at fair value.

Interests accrued on financial liabilities relating to assets disposed of and not written off, are included under amounts due to customers or banks, according to the counterparty’s nature, which gave rise to such transactions.

Interest expense on liabilities denominated in foreign currency amount to 400 million euro.

Interest expense on liabilities relating to finance lease operations amount to one million euro.

SECTION 2 - COMMISSIONS — CAPTIONS 40 AND 50

2.1          Commission income: break-down

(€/mil)

Total
Type of services/Value	31/12/2005
a) guarantees granted	79
b) credit derivatives	—
c) management, dealing and advisory services	829
1. financial instruments trading	7
2. currency trading	17
3. portfolio management	—
3.1 individual	—
3.2 collective	—
4. custody and administration of securities	15
5. depositary bank	54
6. placement of securities (a)	434
7. orders collection	37
8. advisory services	—
9. distribution of third party services	265
9.1 portfolio management	102
9.1.1 individual	102
9.1.2 collective	—
9.2 insurance products	157
9.3 other products	6
d) collection and payment services	179
e) servicing for securitization transactions	—
f) services for factoring transactions	—
g) tax collection services	—
h) other services	437
Total	1,524

(a)          Commissions for the placement of securities comprise mainly those relating to the placement of mutual funds for the amount of 392 million euro.

Sub-caption “h) Other services” is broken down as follows:

(€/mil)

31/12/2005
Loans granted	151
Deposits and current account overdrafts	162
Current accounts	93
Other services - Italy	28
Other services - Foreign bank branches	3
Total	437

2.2          Commission income: products and services distribution channels

(€/mil)

Total
Channel/Value	31/12/2005
a) with own operating points	699
1. portfolio management
2. placement of securities	434
3. third party services and products	265
b) outside supply
1. portfolio management
2. placement of securities
3. third party services and products
c) other distribution channels
1. portfolio management
2. placement of securities
3. third party services and products

2.3          Commission expense: break-down

(€/mil)

Total
Service/Value	31/12/2005
a) guarantees received	(12)
b) credit derivatives	—
c) management and dealing services	(15)
1. financial instruments trading	—
2. currency trading	(1)
3. portfolio management	—
3.1 own portfolio	—
3.2 third party portfolio	—
4. custody and administration of securities	(11)
5. placement of financial instruments	(3)
6. door-to-door sale of securities, financial products and services	—
d) collection and payment services	(58)
e) other services	(15)
Total	(100)

Sub-caption “e) Other services” is broken down as follows:

(€/mil)

31/12/2005
Dealing activities on loan transactions
Loans obtained
Dealing activities on loan transactions
Other services - Italy	(14)
Other services - Foreign bank branches	(1)
Total	(15)

SECTION 3 - DIVIDENDS AND OTHER REVENUES — CAPTION 70

3.1          Dividends and other revenues: break-down

(€/mil)

	Total 31/12/2005
		Income from
Caption/Income	Dividends	OICR shares
A. Investments held for trading	—	—
B. Available-for-sale investments	39	—
C. Financial assets designated as at fair value	—	—
D. Equity investments	746	X
Total	785	—

Dividends from equity investments are made up as follows:

(€/mil)

Total
31/12/2005
Equity investments	Dividends
Banca Fideuram S.p.A. (a)	115
Cassa di Risparmio di Padova e Rovigo S.p.A.	112
Sanpaolo Banco di Napoli S.p.A.	108
SPIAM SGR	87
Banca d’Intermediazione Mobiliare IMI S.p.A.	70
Assicurazioni Internazionali di Previdenza S.p.A. (a)	50
GEST Line S.p.A.	46
Cassa di Risparmio in Bologna S.p.A.	44
Cassa di Risparmio di Venezia S.p.A.	30
Sanpaolo Leasint S.p.A. - Società di Leasing Internazionale	20
Friulcassa S.p.A.	18
Neos Banca S.p.A. (formerly Finemiro Banca S.p.A.)	11
Cassa di Risparmio di Firenze S.p.A.	11
Banque Palatine S.A. (formerly Banque Sanpaolo S.A.)	10
Other	14
Total	746

(a) Companies sold to Eurizon Financial Group S.p.A. during the year.

SECTION 4 - PROFITS (LOSSES) ON FINANCIAL TRADING ACTIVITIES — CAPTION 80

4.1          Profits (losses) on financial trading activities: break-down

(€/mil)

		Profit on	Capital	Losses on
Transaction/Income component	Capital gain	trading	losses	trading	Net income
1. Held-for-trading financial assets	28	16	(123)	(9)	(88)
1.1 Debt securities	27	16	(9)	(9)	25
1.2 Equities (a)			(114)		(114)
1.3 OICR shares	1				1
1.4 Loans
1.5 Other
2. Financial liabilities held for trading
2.1 Debt securities
2.2 Other
3. Other financial assets and liabilities: exchange differences	X	X	X	X	20
4. Derivative instruments	533	2,560	(407)	(2,516)	183
4.1 Financial derivatives:	533	2,548	(392)	(2,507)	195
- On debt securities and interest rates	339	2,546	(379)	(2,504)	2
- On equities and equity indices (b)	193	2	(12)	(3)	180
- On currencies and gold	X	X	X	X	13
- Others	1		(1)		—
4.2 Credit derivatives		12	(15)	(9)	(12)
Total	561	2,576	(530)	(2,525)	115

(a)          Losses on equities refer to the valuation results of the FIAT shares purchased following the conversion of the “FIAT Convertible Loan”.

(b)          Gains on equities and equity indices comprise 167 million euro, arising from the payment of the derivative embedded in the FIAT S.p.A. convertible loan, and 23 million euro, relating to the payment by operation of a put option on the investment held in Cassa dei Risparmi di Forlì S.p.A.

SECTION 5 - FAIR VALUE ADJUSTMENTS IN HEDGE ACCOUNTING — CAPTION 90

5.1          Fair value adjustments in hedge accounting: break-down

(€/mil)

Total
Income component/Value	31/12/2005
A. Income relating to:
A.1 Fair value hedging derivatives
A.2 Hedged financial assets (fair value)	4
A.3 Hedged financial liabilities (fair value)	257
A.4 Cash flow hedge financial derivatives
A.5 Currency assets and liabilities
Total income from hedging activities	261
B. Charges relating to:
B.1 Fair value hedging derivatives	262
B.2 Hedged financial assets (fair value)	2
B.3 Hedged financial liabilities (fair value)
B.4 Cash flow hedge financial derivatives
B.5 Currency assets and liabilities
Total charges from hedging activities	264
C. Net hedging income	(3)

SECTION 6 - PROFITS (LOSSES) FROM SALES/REPURCHASES - CAPTION 100

6.1          Profits (losses) from sales/repurchases: break-down

(€/mil)

	Total 31/12/2005
Caption/Income component	Profits	Losses	Net income
Investments
1. Loans to banks
2. Loans to customers	23	(9)	14
3. Available-for-sale investments	102	(8)	94
3.1 debt securities	27		27
3.2 equities	58	(8)	50
3.3 OICR shares	17		17
3.4 loans
4. Held-to-maturity investments
Total Assets	125	(17)	108
Financial liabilities
1. Due to banks
2. Due to customers		(1)	(1)
3. Securities issued	3	(16)	(13)
Total Liabilities	3	(17)	(14)

Caption “profits/losses on loans to customers” comprises 10 million euro, relating to penalties for funds down-payment, and 11 million euro, arising from the disposal without recourse of non-performing loans carried out during the first half year.

SECTION 7 - PROFITS (LOSSES) ON FINANCIAL ASSETS AND LIABILITIES DESIGNATED AS ATFAIR VALUE — CAPTION 110

7.1          Profits (losses) on financial assets and liabilities designated as at fair value: break-down

(€/mil)

		Profits		Losses
Transaction/Income component	Capital gains	on disposals	Capital losses	on disposals	Net income
1. Investments	11	1	(6)	(4)	2
1.1 Debt securities	11	1	(6)	(4)	2
1.2 Equities	—	—	—	—	—
1.3 OICR shares	—	—	—	—	—
1.4 Loans	—	—	—	—	—
2. Financial liabilities	—	—	—	—	—
2.1 Securities issued	—	—	—	—	—
2.2 Due to banks	—	—	—	—	—
2.3 Due to customers	—	—	—	—	—
3. Other financial assets and liabilities: exchange differences	X	X	X	X	—
4. Derivative instruments
4.1 Financial derivatives	5	—	(4)	—	1
- on debt securities and interest rates	5		(4)		1
- on equities and equity indices	—	—	—	—	—
- on currencies and gold	—	—	—	—	—
- other	—	—	—	—	—
4.2 Credit derivatives	—	—	—	—	—
Total derivatives	5	—	(4)	—	1
Total	16	1	(10)	(4)	3

Evaluations relating to financial derivatives on debt securities and interest rates relate to derivatives linked to the fair value option.

SECTION 8 - IMPAIRMENT LOSSES/WRITE-BACKS — CAPTION 130

8.1          Impairment losses/write-backs: break-down

(€/mil)

	Adjustments			Write-backs
	Specific			Specific			Portfolio		Total
Transaction/Income component	Cancellations	Other	Portfolio	A	B		A	B	31/12/2005
A. Loans to banks			(1)						(1)
B. Loans to customers	(2)	(169)	(196)	20	143	(a)		5	(199)
C. Total	(2)	(169)	(197)	20	143			5	(200)

(a) Include 24 million euro from collection of loans previously written off.

Key

A = Due to interests

B = Other write-backs

As at December 31, 2005 no material value adjustments were carried out on available-for-sale investments and on held-to-maturity investments.

8.4          Impairment losses/write-backs to other financial transactions: break-down

(€/mil)

	Adjustments			Write-backs
	Specific			Specific		Portfolio		Total
Transaction/Income component	Cancellations	Other	Portfolio	A	B	A	B	31/12/2005
A. Guarantees granted	—	(1)	—	—	4	—	—	3
B. Credit derivatives	—	—	—	—	—	—	—	—
C. Commitments to grant finance	—	—	—	—	—	—	—	—
D. Other transactions	—	—	—	—	—	—	—	—
E. Total	—	(1)	—	—	4	—	—	3

Key

A = Due to interests

B = Other write-backs

SECTION 9 - ADMINISTRATIVE COSTS — CAPTION 150

9.1          Personnel costs: break-down

(€/mil)

	Total	Total
Type of costs/Value	31/12/2005	31/12/2004
1. Employees	(1,431)	(1,529)
a) wages and salaries	(989)	(1,051)
b) social security charges	(259)	(288)
c) provision for termination indemnities	(27)	(28)
d) social security costs	(1)
e) accruals to provision for termination indemnities	(38)	(48)
f) accruals to pension funds and similar funds:
- defined contribution
- defined benefit	(19)	(5)
g) amounts paid to external complementary social security funds:
-defined contribution	(35)	(37)
- defined benefit		(2)
h) costs arising on payment agreements based on own financial instruments	(6)	(2)
i) other benefits in favor of employees	(57)	(68)
2. Other personnel	(2)	(5)
3. Directors	(8)	(7)
Total	(1,441)	(1,541)

9.2          Average number of employees by category:

	Total	Total
	31/12/2005	31/12/2004
Employees
a) Executives	385	390
b) Total managers	7,457	7,637
- of which: third and fourth level managers	2,580	2,749
c) Other employees	13,070	13,006
Other personnel	24	57
Total	20,936	21,090

9.3 Defined benefit company pension funds: total costs

As highlighted in Part B — Section 12.3 - Liabilities, in case of plans that spread risks between the various entities under joint control, the information refers to the plans taken on a collective basis. The table below shows overall charges generated during the year, whereas the footnotes display the employee benefit plan cost shares carried by SANPAOLO IMI S.p.A..

Costs recorded at statement of income	(€/mil)
	31/12/2005				31/12/2004
			EXTERNAL PLANS				EXTERNAL PLANS
			Bank’s employee	Bank’s employee			Bank’s employee	Bank’s employee
			supplementary	complementary			supplementary	complementary
			fund for the	fund for the			fund for the	fund for the
			employees of	employees			employees of	employees
			the Istituto	of the			the Istituto	of the
	Employee	INTERNAL	Bancario	Banco di	Employee		Bancario	Banco di
	termination	PLANS	San Paolo	Napoli -	termination	INTERNAL	San Paolo	Napoli -
	indemnities	(a)	di Torino (b)	Section A (c)	indemnities	PLANS	di Torino	Section A

Current service costs	(19)	(3)	(21)	(1)	(23)	(3)	(18)
Financial costs of determining the present value of the defined benefit obligations	(20)	(8)	(43)	(31)	(27)	(6)	(43)	(29)
Expected profit from the fund’s assets		6	42	32		6	44	37
Reimbursement from third parties
Recognized actuarial gains
Recognized actuarial losses
Employee benefit plan costs related to past work performance
Reduction of the Fund
Payment of the fund
Assets incurred in the year and not recognized

(a) The employee benefit plan cost share carried by the Bank, totaling 0.31 million euro (of which 0.03 million euro relate to the Retirement Fund for the Employees of Banca Popolare dell’Adriatico, and 0.28 million euro to the Retirement Fund for the Employees of the Cassa di Risparmio di Venezia) is booked under item “personnel costs”.

(b) The employee benefit plan cost carried by the Bank amounts to 19 million euro.

(c) The employee benefit plan cost was completely carried by the Group Companies participating in the plan.

9.4 Other benefits in favor of employees

The “Other benefits in favor of employees” caption includes:

•          25 million euro allocated, according to the calculation results achieved by an Independent Actuary, to the strengthening of allocations of employee seniority bonuses becoming payable;

•          21 million euro of contributions paid to the Casse di Assistenza (relief funds) for SANPAOLO IMI employees;

•          eight million euro relating to changes due to the passing of time and to changes of the discount rate on staff leaving incentives funds allocated in previous years;

•          three million euro of other minor benefits.

9.5 Other administrative costs: break-down

	(€/mil)
	Total	Total
	31/12/2005	31/12/2004
IT costs	(257)	(266)
Software maintenance and upgrades	(91)	(89)
Maintenance of hardware, other operating assets, plant fixtures	(45)	(47)
External data processing	(52)	(63)
Data transmission charges	(34)	(38)
Database access charges	(24)	(21)
Equipment leasing charges	(11)	(8)
Property management costs	(183)	(181)
Leasehold premises:	(131)	(131)
- rental of premises	(109)	(113)
- maintenance of leasehold premises	(22)	(18)
Property owned by the Bank:	(20)	(18)
- maintenance of property owned by the Bank	(20)	(18)
Security services	(16)	(15)
Cleaning of premises	(16)	(17)
General expenses	(87)	(87)
Postal and telegraph charges	(37)	(31)
Office supplies	(14)	(13)
Transport and counting of valuables	(11)	(11)
Courier and transport services	(15)	(13)
Other expenses	(10)	(19)
Professional and insurance fees	(129)	(112)
Advisory services	(84)	(77)
Legal and judiciary expenses	(11)	(12)
Investigation/commercial information costs	(23)	(13)
Insurance premiums banks and customers	(11)	(10)
Utilities	(53)	(51)
Telephone	(22)	(19)
Energy	(31)	(32)
Promotion, advertising and marketing expenses	(89)	(58)
Advertising and entertainment	(84)	(53)
Contributions and membership fees to trade unions and business associations	(5)	(5)
Indirect personnel costs	(61)	(63)
Charges for personnel training, journeys and business trips	(61)	(63)
Recoveries	8	8
Total	(851)	(810)
Indirect duties and taxes
- stamp duties	(103)	(80)
- tax on stock exchange contracts	(5)	(4)
- local property taxes	(9)	(9)
- substitute tax (Pres. Decree 601/73)	(25)	(17)
- other	(9)	(8)
Recoveries	128	97
Total	(23)	(21)
Total other administrative costs	(874)	(831)

SECTION 10 - NET PROVISIONS FOR RISKS AND CHARGES — CAPTION 160

10.1 Net provisions for risks and charges: break-down

(€/mil)
Total
31/12/2005
Net provisions for legal disputes	(41)
- net accruals for legal disputes	(38)
- net accruals for personnel legal disputes	(3)
Net accruals for sundry risks and charges	25
- provision for tax litigation	27
- renegotiation of mortgage loans	18
- Gest Line dispute	(9)
- premium operations	(2)
- other	(9)
Total	(16)

SECTION 11 - NET ADJUSTMENTS TO TANGIBLE ASSETS - CAPTION 170

11.1 Net adjustments to tangible assets: break-down

	(€/mil)

Asset/Income component	Depreciation	Impairment adjustments	Write-backs	Net income

A. Tangible assets
A.1 Owned by the Bank	(166)	—	—	(166)
- for business use	(154)	—		(154)
- for investment	(12)	—	—	(12)
A.2 Leased	(13)	—	—	(13)
- for business use	(13)	—	—	(13)
- for investment	—	—	—	—
Total	(179)	—	—	(179)
B. Discontinued operations	—	(5)	—	(5)

SECTION 12 - NET ADJUSTMENTS TO INTANGIBLE ASSETS - CAPTION 180

12.1 Net adjustments to intangible assets: break-down

	(€/mil)

Asset/Income component	Amortization	Impairment adjustments	Write-backs	Net income

A. Intangible assets
A.1 Owned by the Bank	(160)	—	—	(160)
- generated internally	(126)	—	—	(126)
- other	(34)	—	—	(34)
A.2 Leased	—	—	—	—
Total	(160)	—	—	(160)

SECTION 13 - OTHER OPERATING INCOME (EXPENSES) — CAPTION 190

13.1 Other operating expenses: break-down

(€/mil)
Total
Income component/Value	31/12/2005

Other non-recurring expenses	(14)
Other expenses	(3)
Total	(17)

13.2 Other operating income: break-down

(€/mil)
Total
Income component/Value	31/12/2005

Cost recoveries	8
Reimbursements for services to Group companies	413
Rent and other income from property	4
Other non-recurring income	24
Other income	9
Total	458

Services to banking networks and other Group Companies generating the income shown in the table, are governed by outsourcing contracts.

SECTION 14 - PROFITS (LOSSES) ON INVESTMENTS IN ASSOCIATES AND COMPANIES SUBJECT TO JOINT CONTROL — CAPTION 210

14.1 Profits (losses) from investments: break-down

(€/mil)
Total
Income component/Value	31/12/2005
A. Income	4
1. Revaluations
2. Profit on disposal	4
3. Write-backs
4. Other positive changes
B. Charges	(69)
1. Writedowns
2. Adjustments for impairment	(69)
3. Losses on disposal
4. Other negative changes
Net income	(65)

Adjustments for impairment refer to the writedown of the share held in Cassa di Risparmio di Forlì.

Profit on disposal refers for three million euro to the disposal of the share held in Sifin, and for one million euro to other minor investments.

SECTION 15 - NET RESULT OF FAIR VALUE ADJUSTMENT TO TANGIBLE AND INTANGIBLE ASSETS — CAPTION 220

The Bank does not carry out an evaluation at fair value of tangible and intangible assets.

SECTION 16 - IMPAIRMENT OF GOODWILL — CAPTION 230

During the year, the Bank did not carry out impairment of goodwill following the impairment test.

SECTION 17 - PROFITS (LOSSES) ON DISPOSALS OF INVESTMENTS - CAPTION 240

17.1 Profits (losses) on disposals of investments: break-down

(€/mil)
Total
Income component/Value	31/12/2005

A. Property	6
- Profit on disposal	6
- Losses on disposal
B. Other assets	3
- Profit on disposal	3
- Losses on disposal
Net income	9

SECTION 18 - INCOME TAXES FOR THE PERIOD — CAPTION 260

18.1 Income taxes for the period: break-down

(€/mil)

	Total	Total
Component/Value	31/12/2005	31/12/2004
1.Current taxes (-)	(148)	(43)
2.Changes in current taxes of previous periods (+/-)
3.Decrease in current taxes of the period (+)
4.Changes in advanced taxes (+/-)	(142)	(168)
5.Changes in deferred taxes (+/-)	(12)
6.Taxes for the year (-) (-1+/-2+3+/-4+/-5)	(302)	(211)

18.2 Reconciliation of theoretical and effective tax charges in the financial statements

(€/mil)

	Taxes	%
Income taxes at nominal rate	547	37.3%
Increases of taxes	87	5.9%
Greater tax base and actual IRAP rate	47	3.2%
Non-deductible costs (losses on equity investments, ICI [local property tax], staff costs, etc.)	35	2.4%
Other	5	0.3%
Decreases of taxes	(332)	-22.6%
Non-taxed gains on equity investments	(20)	-1.4%
Dividend-exempt share	(259)	-17.6%
Income subject to facilitated rate (12.5%)	(4)	-0.3%
Effect of law amendment relating to Participation Exemption	(45)	-3.0%
Other	(4)	-0.3%
Total change in taxes	(245)	-16.7%
Income taxes under the statement of income	302	20.6%

SECTION 19 - PROFITS (LOSSES) FROM DISCONTINUED OPERATIONS — CAPTION 280

No profits or losses from discontinued operations were realized during the year.

SECTION 20 - OTHER INFORMATION

Further information on the Bank’s results for 2005, including in relation to the various business sectors in which it operates, can be found in the Report on Operations.

SECTION 21 - PROFIT PER SHARE

Pursuant to paragraph 4 of IAS 33, in case of presentation of both the consolidated and the individual financial statements, information required by IAS 33 and relating to the Profit per share caption shall be disclosed solely according to consolidated data. Please refer to Section 24 Profit per share of Part C of the Explanatory Notes to the Consolidated Financial Statements.

For information on the break-down of the Bank’s share capital and on the changes during the year, please refer to Section 14 Parent Bank shareholders’ equity of Part B of the Explanatory Notes to the Parent Bank Financial Statements.

Part I Payment agreements based on own financial instruments shows information on the development and detail of stock option plans.

Finally, for further details on the proposed dividend distribution and the allocation of retained profits please refer to Proposal of the Financial Statements Approval and distribution of the profit for the period.

Part D - Segment Reporting

For further details on the primary and secondary segment reporting, please refer to Part D of the Explanatory Notes to the Consolidated Financial Statements.

Part E - Information on risks and risk hedging policies

SECTION 1 - CREDIT RISK

QUALITATIVE INFORMATION

1. General aspects

Underlying objectives and strategies relating to loan activities are described in the Report on Group Operations.

2. Credit risk management policies

Organization, measurement and control systems and credit risk mitigation techniques as well as procedures applied in the management and control of impaired assets are described in Part E — Section 1 of the Explanatory Notes to the Consolidated Financial Statements.

QUANTITATIVE INFORMATION

A. CREDIT QUALITY

A1. Performing and impaired loans: amounts, adjustments, changes, break-down by type and geographical area

A.1.1 Financial assets analyzed by portfolio and credit quality (book value)

(€/mil)

	Non- performing	Problem	Restructured	Expired	Country	Other	Total
Portfolio/Quantity	loans	loans	loans	loans	risk	assets	31/12/2005
1. Assets held for trading						5,165	5,165
2. Available-for-sale assets						2,355	2,355
3. Held-to-maturity assets						2,312	2,312
4. Due from banks					46	44,529	44,575
5. Loans to customers	333	387	26	363	16	66,107	67,232
6. Assets designated as at fair value						1,012	1,012
7. Non-current assets and disposal groups classified as held for sale						—	—
8. Hedging derivatives						809	809
Total as at 31/12/2005	333	387	26	363	62	122,289	123,460

A.1.2 Financial assets analyzed by portfolio and credit quality (gross and net values)

(€/mil)

	Impaired assets				Other assets			Total
	Gross	Specific	Portfolio	Net	Gross	Portfolio	Net	(net
Portfolio/Quality	exposure	adjustments	adjustments	exposure	exposure	adjustments	exposure	exposure)
1. Assets held for trading		—		—	5,165		5,165	5,165
2. Available-for-sale assets		—		—	2,355		2,355	2,355
3. Held-to-maturity assets		—		—	2,312		2,312	2,312
4. Due from banks	2	2	—	—	44,583	8	44,575	44,575
5. Due from customers	2,769	1,587	73	1,109	66,574	451	66,123	67,232
6. Assets designated as at fair value				—	1,012		1,012	1,012
7. Non-current assets and disposal groups classified as held for sale				—	—		—	—
8. Hedging derivatives				—	809		809	809
Total as at 31/12/2005	2,771	1,589	73	1,109	122,810	459	122,351	123,460

A.1.3 Cash and off-balance sheet loans due from banks: gross and net values

(€/mil)

Type of loan/Value	Gross exposure	Specific value adjustments	Portfolio value adjustments	Net exposure
A. CASH LOANS
a) Non-performing loans	1	1		—
b) Problem loans	1	1		—
c) Restructured loans				—
d) Expired loans				—
e) Country risk	54	—	8	46
f) Other assets	49,677	—	—	49,677
Total A	49,733	2	8	49,723
B. OFF-BALANCE SHEET LOANS
a) Impaired	—	—	—	—
b) Other	8,972	—	1	8,971
Total B	8,972	—	1	8,971

Impaired loans comprise unsecured loans subject to the “Country Risk”, amounting to 0.6 million euro almost totally written down.

Off-balance sheet loans comprise guarantees issued and commitments.

A.1.4 Cash due from banks: changes in impaired loans subject to “country risk” - gross

(€/mil)

	Non- performing	Problem	Restructured	Expired	Country
Type/Category	loans	loans	loans	loans	risk
A. Opening gross exposure	1	1	—	—	25
- of which: loans sold and not cancelled	—	—	—	—	—
B. Increases	—	—	—	—	31
B.1 from performing loans	—	—	—	—	—
B.2 transfer from other categories of impaired loans	—	—	—	—	—
B.3 other increases	—	—	—	—	31
C. Decreases	—	—	—	—	2
C.1 to performing loans	—	—	—	—	—
C.2 cancellations	—	—	—	—	1
C.3 collections	—	—	—	—	1
C.4 arising from sales	—	—	—	—	—
C.5 transfer from other categories of impaired loans	—	—	—	—	—
C.6 other decreases	—	—	—	—	—
D. Closing gross exposure	1	1	—	—	54
- of which: loans sold and not cancelled	—	—	—	—	—

A.1.5 Cash due from banks: changes in total value adjustments

(€/mil)

Type/Category	Non- performing loans	Problem loans	Restructured loans	Expired loans	Country risk
A. Total opening adjustments	1	1			7
- of which: loans sold and not cancelled	—	—	—	—	—
B. Increases	—	—	—	—	4
B.1 adjustments	—	—	—	—	1
B.2 transfer from other categories of impaired loans	—	—	—	—	—
B.3 other increases	—	—	—	—	3
C. Decreases	—	—	—	—	3
C.1 write-backs due to valuation	—	—	—	—	—
C.2 write-backs due to payment	—	—	—	—	—
C.3 cancellations	—	—	—	—	1
C.4 transfer to other categories of impaired loans	—	—	—	—	—
C.5 other decreases	—	—	—	—	2
D. Total closing adjustments	1	1	—	—	8
- of which: loans sold and not cancelled	—	—	—	—	—

Loans to banks in countries at risk	(€/mil)

	Gross exposure
		of which: unsecured
Country	Total	book value	weighted value
Brazil	54	53	52
Other	1	1	1
Total gross exposure	55	54	53
Total adjustments	8	8
Net exposure as at 31/12/05	47	46

A.1.6 Cash and off-balance sheet loans to customers: gross and net values

(€/mil)

Type of loan/Value	Gross exposure	Specific value adjustments	Portfolio value adjustments	Net exposure
A. CASH LOANS
a) Non-performing loans	1,776	1,443	—	333
b) Problem loans	526	134	5	387
c) Restructured loans	36	10	—	26
d) Expired loans	431	—	68	363
e) Country risk	24	—	8	16
f) Other assets	73,055	—	443	72,612
Total A	75,848	1,587	524	73,737
B. OFF-BALANCE SHEET LOANS
a) Impaired	87	—	25	62
b) Other	37,015	—	45	36,970
Total B	37,102	—	70	37,032

Impaired loans comprise unsecured loans subject to the “Country Risk” amounting to 0.6 million euro almost totally written down.

Off-balance sheet loans comprise guarantees issued and commitments.

A.1.7 Cash loans to customers: changes in impaired loans subject to “country risk” - gross

(€/mil)

	Non- performing	Problem	Restructured	Expired	Country
Type/Category	loans	loans	loans	loans	risk
A. Opening gross exposure	2,029	493	101	—	35
- of which: loans sold and not cancelled	—	—	—	—	—
B. Increases	339	516	28	524	—
B.1 from performing loans	62	233	—	499	—
B.2 transfer from other categories of impaired loans	119	111	9	3	—
B.3 other increases(a)	158	172	19	22	—
C. Decreases	592	483	93	93	11
C.1 to performing loans	5	50	—	51
C.2 cancellations	375	11	0	1	0
C.3 collections	158	284	9	26	11
C.4 arising from sales	29	—	—	—	—
C.5 transfer to other categories of impaired loans	13	130	84	15	—
C.6 other decreases	12	8	0	0	0
D. Closing gross exposure	1,776	526	36	431	24
- of which: loans sold and not cancelled	—	—	—	—	—

A.1.8 Cash loans to customers: changes in total value adjustments

(€/mil)

	Non- performing	Problem	Restructured	Expired	Country
Type/Category	loans	loans	loans	loans	risk
A. Total opening adjustments	1,651	130	26	—	10
- of which: loans sold and not cancelled	—	—	—	—	—
B. Increases	273	136	9	69	2
B.1 adjustments(a)	146	70	1	24	—
B.2 transfer from other categories of impaired loans	45	34	3	—	—
B.3 other increases(b)	82	32	5	45	2
C. Decreases	481	127	25	1	4
C.1 write-backs due to valuation	24	31	1	—	3
C.2 write-backs due to payment	49	34	0	0	—
C.3 cancellations	375	11	0	1	0
C.4 transfer to other categories of impaired loans	10	48	24	0	—
C.5 other decreases	23	3	0	—	1
D. Total closing adjustments	1,443	139	10	68	8
- of which: loans sold and not cancelled	—	—	—	—	—

(a)       Comprise an overall 46 million euro interest in arrears.

(b)       Items “B.3 — Other increases” relating to the performance of impaired loans and value adjustments comprise the reclassification of loans being restructured and of the relevant value adjustments existing as at 12/31/2004 carried out by the competent Corporate Structures. In particular, among other increases relating to the performance of impaired loans being restructured five million euro have been allocated for non-performing loans, 93 million euro for problem loans and 12 million euro for restructured loans and value adjustments for, respectively, three million euro, 26 million euro and four million euro.

Hedging ratio of loans to customers

31/12/2005
Category	(%)
Non-performing loans	81.25
Problem and restructured financing	26.51
Loans due/overdue by more than 180 days	15.78
Unsecured loans to countries at risk	33.33
Performing loans (a)	0.73

(a)       The gross amount of performing loans does not comprise loans to Group companies amounting to 5,932 million euro.

Loans to customers in countries at risk	(€/mil)

	Gross exposure
		of which: unsecured
Country	Total	book value	weighted value
Azerbaijan	50	16	16
Brazil	32	4	4
Argentina	26	3	3
Cayman Islands	72	1	1
Other	12	—	—
Total gross exposure	192	24	24
Total adjustments	8	8
Net exposure as at 31/12/05	184	16

A.2 Break-down of exposures based on external and internal ratings

External ratings are present on 19% of the loans to customers and on 50% of the loans to banks. Since they refer to counterparties belonging to the public and banking sector and to corporate customers of high standing, these ratings are concentrated on the highest classes, as shown in chart 1.

Internal ratings, attributed also to counterparties with external ratings commented on above, cover loans to banks almost completely (99%) and 80% of loans to customers. This coverage is almost total for the Corporate and Small Business sectors, which as described above have been affected during the year by the introduction of new processes conforming to Basel 2. Counterparties with no rating are concentrated in the family sector, where, moreover, the residential mortgage model, which represents the largest portion of the sector, in the course of 2005 has improved, planning its usage during the acceptance process. The introduction of remaining rating models, for other loans issued to retail parties, will be implemented gradually during 2006. For purposes of the calculation of risk indicators, unrated counterparties receive an estimated rating according to average default probabilities.

As regards the breakdown of loans by class of internal rating, given in chart 2, these are classified almost completely in the investment grade area (up to BBB-) as far as banks are concerned. Loans to customers, however, are 75% in the investment grade area, 18% in the intermediate classes (BB) and 7% in the riskiest classes, where the highest risk levels (less than B-) they are almost absent.

A.3 Break-down of guaranteed exposures by type of guarantee

The following tables report the guaranteed amount of loans to banks and customers.

Secured loans to customers

31/12/2005
(€/mil)
a) From mortgage loans	19,247
b) From pledges on:
1. cash deposits	1,458
2. securities	2,529
3. other values	316
c) For guarantees from:
1. governments	1,102
2. other public entities	18
3. banks	416
4. other operators	9,086
Total	34,172

Loans to customers secured by banks comprise, for an amount of 67 million euro, positions for which the Bank is a protection buyer against default risks using derivative contracts on loans.

The total effect of “secured loans to customers” and of loans directly granted to a State and to other public entities on total loans to customers equals 52%.

Secured loans due from banks

31/12/2005
(€/mil)
a) From mortgage loans
b) From pledges on:
1. cash deposits
2. securities	8,647
3. other values
c) For guarantees from:
1. governments
2. other public entities	51
3. banks	13
4. other operators	2
Total	8,713

B. Distribution and concentration of loans

Loans to customers by counterparty

	31/12/2005
	(€/mil)	(%)
Financing to households	15,581	23.2
Financing to family businesses and non-financial companies	37,398	55.6
Financing to financial companies	13,192	19.6
Financing to governments and public entities	731	1.1
Financing to others	134	0.2
Financing to customers	67,036	99.7
Debt securities	195	0.3
Loans to customers	67,231	100.0

Distribution of loans to non-financial companies

31/12/2005
(€/mil)
a) Other services relating to sales	7,072
b) Commercial, recovery and repair services	4,908
c) Public works	3,405
d) Communication services	2,013
e) Energy products	1,977
f) Other sectors	18,023
Total	37,398

Large risks - pursuant to legislation in force, “large risks” are those positions exceeding as a whole 10% of the regulatory capital.

(€/mil)
Total
Asset/Value	31/12/2005
A.1 Amount	6,441
A.2 Number	3

C. SECURITIZATION AND SALE OF ASSET TRANSACTIONS

C.1 Securitization transactions

Qualitative information

The Bank did not carry out securitization transactions pursuant to Italian Law 133/99, it held no shares in vehicle companies and it did not carry out servicer or arranger activities in such transactions.

Quantitative information

C.1.1 Exposures arising from securitization transactions divided by quality of the underlying asset

(€/mil)

	Cash exposures						Guarantees granted						Credit lines
	Senior		Mezzanine		Junior		Senior		Mezzanine		Junior		Senior		Mezzanine		Junior
Underlying asset quality/Exposure	Gross expo- sure	Net expo- sure	Gross expo- sure	Net expo- sure	Gross expo- sure	Net expo- sure	Gross expo- sure	Net expo- sure	Gross expo- sure	Net expo- sure	Gross expo- sure	Net expo- sure	Gross expo- sure	Net expo- sure	Gross expo- sure	Net expo- sure	Gross expo- sure	Net expo- sure

A. With own underlying assets
a) Impaired	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
b) Other	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
B. With third party underlying assets
a) Impaired	8	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
b) Other	354	245	—	—	3	—	—	—	—	—	—	—	—	—	—	—	—	—

C.1.3 Exposures arising from main “third party” securitization transactions divided by type of securitization and of exposure

(€/mil)

	Cash exposures						Guarantees granted						Credit lines
	Senior		Mezzanine		Junior		Senior		Mezzanine		Junior		Senior		Mezzanine		Junior
Type of securitized asset/ Exposure	Book value	Adjust- ments/ Write- backs	Book value	Adjust- ments/ Write- backs	Book value	Adjust- ments/ Write- backs	Book value	Adjust- ments/ Write- backs	Book value	Adjust- ments/ Write- backs	Book value	Adjust- ments/ Write- backs	Book value	Adjust- ments/ Write- backs	Book value	Adjust- ments/ Write- backs	Book value	Adjust- ments/ Write- backs
A.1 Securities	81	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
A.2 Public real estate assets	35	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
A.3 Social contributions	115	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
A5 Consumer credit	14	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Grand total	245	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—

C.1.4 Exposures to securitizations divided by portfolio and by type

(€/mil)

Exposure/portfolio	Assets held for trading	Financial assets - fair value option	Available for sale assets	Held-to- maturity investments	Loans	Total
1. Cash loans	163	1	—	—	81	245
—Senior	163	1	—	—	81	245
—Mezzanine	—	—	—	—	—	—
—Junior	—	—	—	—	—	—
2. Off-balance sheet loans	—	—	—	—	—	—
—Senior	—	—	—	—	—	—
—Mezzanine	—	—	—	—	—	—
—Junior	—	—	—	—	—	—

The total amount of assets underlying “junior” securities booked in the financial statements at a net value of 0.1 million euro amounts to eight million euro.

Pursuant to Bank of Italy provisions, as at December 31, 2005, as summarized in the table, the Bank’s portfolio comprised the following securities deriving from securitization transactions, that is from securities or loan packaging transactions (the so called ABS - Asset Backed Securities, MBS -Mortgage Backed Securities and CDO -Collateralized Debt Obligations).

Financial assets held for trading

•                                          Securities representing securitizations carried out by the Italian State on receivables of the Istituto Nazionale Previdenza Sociale and the Istituto Nazionale Previdenza Dipendenti Pubblica Amministrazione. “Senior” securities, are booked in the financial statements at the book value of 115 million euro, adjusted according to market valuations.

•                                          Securities representing securitizations carried out by the Italian State on receivables from the disposal of public property. “Senior” securities, are booked in the financial statements at the book value of 35 million euro, adjusted according to market valuations.

•                                          Securities representing securitizations carried out on consumer credits of Findomestic S.p.A “Senior” securities, are entered in the financial statements at the book value of 14 million euro, adjusted according to market valuations.

Financial assets - fair value option

•                                          Securities representing securitizations on portfolios of performing “emerging markets and high yield bonds and loans” (CDO). Such “junior” securities, have a book value of 0.1 million euro after total write downs amounting to four million euro, mainly posted in previous years. The relevant underlying securitized assets equal eight million euro.

•                                          Securities representing securitizations on receivables arising from the commercial exploitation of film rights of the Cecchi Gori Group. Such “senior” securities, are written down in previous years for a total of eight million euro, and are booked in the financial statements at the value 0.4 million euro, and adjusted according to market valuations.

Loans

•                                          Securities representing securitizations on issues made up of securities of French banks. “Senior” securities, are booked in the financial statements at the book value of 81 million euro, adjusted according to market valuations.

C.2 Disposal transactions

C.2.1 Investments sold and not cancelled:

(€/mil)

Technical type/Portfolio	Assets held for trading			Financial assets designated as at fair value			Available-for-sale assets			Held-to-maturity investments			Loans to banks			Loans to customers			Total
	A	B	C	A	B	C	A	B	C	A	B	C	A	B	C	A	B	C	31/12/05
A. Cash assets	1,550	—	—	251	—	—	71	—	—	1,766	—	—	1,546	—	—	—	—	—	5,184
1. Debt securities	1,550			251			71			1,766			1,546						5,184
2. Equities																			—
3. OICR																			—
4. Loans																			—
5. Impaired assets																			—
B. Derivative instruments																			—
Total as at 31/12/2005	1,550	—	—	251	—	—	71	—	—	1,766	—	—	1,546	—	—	—	—	—	5,184

Key:

A = assets sold reported at full amount (book value)

B = assets sold reported at partial amount (book value)

C = assets sold reported at partial amount (full value)

Financial assets sold and not cancelled are entirely represented by debt securities sold through reverse purchase agreements.

Financial liabilities for assets disposed of and not written off the financial statements refer to reverse repurchase agreements for 5,201 million euro to customers and for 5,214 million euro to banks, representing repurchase agreements against own financial assets or repurchase agreements.

D. MODELS FOR MEASURING CREDIT RISK

The synthetic risk indicators show a material stability in the credit quality of the portfolio over the course of the year: in particular, the expected loss of loans to customers, at year end, is 0.38% of loans, a slight decrease on the 0.39% recorded at the end of 2004 (on a homogeneous basis).

Economic capital is 4.4% of loans, with a marginal increase compared to the 4.3% figure recorded at the end of 2004.

SECTION 2 — MARKET RISKS

2.1 General aspects

With regard to the basic principles, the organizational structure, the general aspects relating to market risk management procedures and the measurement methods used, please refer to Part E — Section 1 of the Explanatory Notes to the Consolidated Financial Statements and to the relevant report on operations.

Generally speaking, the financial risk profile of SANPAOLO IMI S.p.A. originates above all from the banking portfolio, due to the fact that the Parent Bank does not carry out trading activities in the strict sense of the term. The banking portfolio comprises the exposure to market risks arising from equity investments directly held by the Parent Bank in companies listed and not consolidated on a line by line basis or under the equity method.

2.2.3. Quantitative information

The interest rate risk of the banking portfolio of SANPAOLO IMI S.p.A, measured in terms of sensitivity analysis on the fair value, amounted in 2005 to an average four million euro. As at the end of December the fair value sensitivity equaled 30 million euro.

The interest margin sensitivity, in case of an increase by 25 basis points of the rates, equaled, at the end of December, eight million euro. In case of a decrease, sensitivity was negative totaling five million euro. The VaR of the interest rate component of the banking portfolio floated during the same period around the average value of 31 million euro and reached 60 million euro at the end of December.

Equity price risk, measured with VaR, is essentially linked to the holding of an equity investment in Santander Central Hispano and reached an average level of 43 million euro during 2005, with a minimum threshold of 35 million euro and a maximum threshold of 62 million euro achieved at the end of 2005.

2.6 Financial derivative instruments

A. Financial derivatives

A.1 Regulatory trading portfolio: end-of-period notional values

(€/mil)

Type of transaction/ Underlying instrument	Debt securities and interest rates		Equities and equity price index		Exchange rate and gold		Other values		Total as at 31/12/2005
	Listed	Unlisted	Listed	Unlisted	Listed	Unlisted	Listed	Unlisted	Listed	Unlisted
1. Forward rate agreement		756							—	756
2. Interest rate swap		61,716							—	61,716
3. Domestic currency swap									—	—
4. Currency interest rate swap						89			—	89
5. Basis swap		6,838							—	6,838
6. Equity index swaps									—	—
7. Real index swaps									—	—
8. Futures									—	—
9. Cap options	—	—	—	—	—	—	—	—	—	—
—Purchased									—	—
—Issued									—	—
10. Floor options	—	—	—	—	—	—	—	—	—	—
—Purchased									—	—
—Issued									—	—
11. Other options	—	2,628	—	661	—	4,656	—	—	—	7,945
—Purchased	—	1,314	—	363	—	2,327	—	—	—	4,004
—Plain vanilla		1,314		106		2,034			—	3,454
—Exotic				257		293			—	550
—Issued	—	1,314	—	298	—	2,329	—	—	—	3,941
—Plain vanilla		1,314		41		2,027			—	3,382
—Exotic				257		302			—	559
12. Forward agreements	—	—	—	—	—	17,123	—	—	—	17,123
—Purchase						12,184			—	12,184
—Sales						3,401			—	3,401
—Currency against currency						1,538			—	1,538
13. Other derivative contracts								50	—	50
Total	—	71,938	—	661	—	21,868	—	50	—	94,517

A.2 Banking portfolio: end-of-period notional values

A.2.1 Hedging instruments

(€/mil)

Type of transaction/Underlying instrument	Debt securities and interest rates		Equities and equity price index		Exchange rate and gold		Other values		Total as at 31/12/2005
	Listed	Unlisted	Listed	Unlisted	Listed	Unlisted	Listed	Unlisted	Listed	Unlisted
1. Forward rate agreement		100							—	100
2. Interest rate swap		21,639							—	21,639
3. Domestic currency swap									—	—
4. Currency interest rate swap						2,631			—	2,631
5. Basis swap		1,924							—	1,924
6. Equity index swaps									—	—
7. Real index swaps									—	—
8. Futures									—	—
9. Cap options	—	—	—	—	—	—	—	—	—	—
—Purchased									—	—
—Issued									—	—
10. Floor options	—	—	—	—	—	—	—	—	—	—
—Purchased									—	—
—Issued									—	—
11. Other options	—	375	—	—	—	—	—	—	—	375
—Purchased	—	301	—	—	—	—	—	—	—	301
—Plain vanilla		301							—	301
—Exotic									—	—
—Issued	—	74	—	—	—	—	—	—	—	74
—Plain vanilla		74							—	74
—Exotic									—	—
12. Forward agreements	—	—	—	—	—	43	—	—	—	43
—Purchase									—	—
—Sales						43			—	43
—Currency against currency									—	—
13. Other derivative contracts									—	—
Total	—	24,038	—	—	—	2,674	—	—	—	26,712

A.2 Banking portfolio: end-of-period notional values

A.2.2 Other derivatives

(€/mil)

Type of transaction/Underlying instrument	Debt securities and interest rates		Equities and equity price index		Exchange rate and gold		Other values		Total as at 31/12/2005
	Listed	Unlisted	Listed	Unlisted	Listed	Unlisted	Listed	Unlisted	Listed	Unlisted
1. Forward rate agreement									—	—
2. Interest rate swap		997							—	997
3. Domestic currency swap									—	—
4. Currency interest rate swap									—	—
5. Basis swap									—	—
6. Equity index swaps									—	—
7. Real index swaps									—	—
8. Futures									—	—
9. Cap options	—	—	—	—	—	—	—	—	—	—
—Purchased									—	—
—Issued									—	—
10. Floor options	—	—	—	—	—	—	—	—	—	—
—Purchased									—	—
—Issued									—	—
11. Other options	—	62	—	3,740	—	—	—	—	—	3,802
—Purchased	—	31	—	1,766	—	—	—	—	—	1,797
—Plain vanilla		31		632					—	663
—Exotic				1,134					—	1,134
—Issued	—	31	—	1,974	—	—	—	—	—	2,005
—Plain vanilla		31		922					—	953
—Exotic				1,052					—	1,052
12. Forward agreements	—	—	—	—	—	—	—	—	—	—
—Purchase									—	—
—Sales									—	—
—Currency against currency									—	—
13. Other derivative contracts									—	—
Total	—	1,059	—	3,740	—	—	—	—	—	4,799

A.3 Financial derivatives: purchase and sale of underlying instruments

									(€/mil)
	Debt securities and		Equities and		Exchange rate				Total as at
Type of transaction/	interest rates		equity price index		and gold		Other values		31/12/2005
Underlying instrument	Listed	Unlisted	Listed	Unlisted	Listed	Unlisted	Listed	Unlisted	Listed	Unlisted
A. Regulatory trading portfolio:	—	66,063	—	661	—	21,868	—	50	—	88,642
1. Transactions with underlying asset exchange	—	—	—	—	—	21,868	—	—	—	21,868
- Purchase						14,314			—	14,314
- Sale						5,525			—	5,525
- Currency against currency						2,029			—	2,029
2. Transactions without underlying asset exchange	—	66,063	—	661	—	—	—	50	—	66,774
- Purchase		31,836		363				25	—	32,224
- Sale		34,227		298				25	—	34,550
- Currency against currency
B. Banking portfolio
B.1 Hedging instruments	—	22,115	—	—	—	2,674	—	—	—	24,789
1. Transactions with underlying asset exchange	—	—	—	—	—	2,674	—	—	—	2,674
- Purchase						2,631			—	2,631
- Sale						43			—	43
- Currency against currency
2. Transactions without underlying asset exchange	—	22,115	—	—	—	—	—	—	—	22,115
- Purchase		17,988							—	17,988
- Sale		4,127							—	4,127
- Currency against currency									—	—
B.2 Other derivatives	—	96	—	3,741	—	—	—	—	—	3,837
1. Transactions with underlying asset exchange	—	—	—	1,502	—	—	—	—	—	1,502
- Purchase				284					—	284
- Sale				1,218					—	1,218
- Currency against currency									—	—
2. Transactions without underlying asset exchange	—	96	—	2,239	—	—	—	—	—	2,335
- Purchase		62		1,157					—	1,219
- Sale		34		1,082					—	1,116
- Currency against currency

A.4 Financial derivatives: Over the counter: positive fair value - counterparty risk

														(€/mil)
	Debt securities and			Equities and			Exchange rate						Different underlying
Counterparty/	interest rates			equity price index			and gold			Other values			instruments
Underlying	Gross	Gross	Future	Gross	Gross	Future	Gross	Gross	Future	Gross	Gross	Future		Future
instrument	unsettled	settled	exposure	unsettled	settled	exposure	unsettled	settled	exposure	unsettled	settled	exposure	Settled	exposure
A. Regulatory trading portfolio
A.1 Governments and central banks	—	—	—	—	—	—	—	—	—	—	—		—	—
A.2 Public entities	12	—	—	—	—	—	1	—	1	—	—		—	—
A.3 Banks	1	619	—	—	28	22	8	184	8	1	—	3	342	123
A.4 Financial institutions	7	7	2	—	6	2	8	—	7	—	—		12	5
A.5 Insurance companies	—	—	—	—	—	—	—	—	—	—	—		—	—
A.6 Non-financial companies	4	—	2	—	—	—	25	—	10	—	—		—	—
A.7 Other entities	128	—	28	—	—	6	67	—	27	—	—		—	—
Total as at 31/12/2005	152	626	32	—	34	30	109	184	53	1	—	3	354	128
B. Banking portfolio
B.1 Governments and central banks	—	—	—	—	—	—	—	—		—	—	—	—	—
B.2 Public entities	—	—	—	—	—	—	—	—		—	—	—	—	—
B.3 Banks	—	704	—	—	156	21	—	5	—	—	—	—	272	157
B.4 Financial institutions	—	101	—	—	—	—	—	—		—	—	—	98	10
B.5 Insurance companies	—	—	—	—	—	—	—	—		—	—	—	—	—
B.6 Non-financial companies	—	—	—	—	—	—	—	—		—	—	—	—	—
B.7 Other entities	—	—	—	—	—	1	—	—		—	—	—	—	—
Total as at 31/12/2005	—	805	—	—	156	22	—	5	—	—	—	—	370	167

A.5 Over the counter financial derivatives: negative fair value - financial risk

														(€/mil)
	Debt securities and			Equities and			Exchange rate						Different underlying
Counterparty/	interest rates			equity price index			and gold			Other values			instruments
Underlying	Gross	Gross	Future	Gross	Gross	Future	Gross	Gross	Future	Gross	Gross	Future		Future
instrument	unsettled	settled	exposure	unsettled	settled	exposure	unsettled	settled	exposure	unsettled	settled	exposure	Settled	exposure
A. Regulatory trading portfolio
A.1 Governments and central banks	30	—	3	—	—	—	—	—		—	—		—	—
A.2 Public entities	—	—	—	—	—	—	—	—		—	—		—	—
A.3 Banks	1	886	—	—	10	—	8	137	9	—	—		272	37
A.4 Financial institutions	2	3	6	—	—	—	—	6	1	—	—		18	1
A.5 Insurance companies	—	—	—	—	—	—	—	—	—	—	—		—	—
A.6 Non-financial companies	1	—	1	—	—	—	5	—	1	—	—	3	—	—
A.7 Other entities	27	—	22	20	—	—	26	—	5	—	—		—	—
Total as at 31/12/2005	61	889	32	20	10	—	39	143	16	—	—	3	290	38
B. Banking portfolio
B.1 Governments and central banks	—	—	—	—	—	—	—	—	—	—	—	—	—	—
B.2 Public entities	—	—	—	—	—	—	—	—	—	—	—	—	—	—
B.3 Banks	—	302	—	—	—	—	—	396	—	—	—	—	377	35
B.4 Financial institutions	—	—	1	—	—	—	—	47	—	—	—	—	47	1
B.5 Insurance companies	—	—	—	—	—	—	—	—	—	—	—	—	—	—
B.6 Non-financial companies	—	—	—	—	—	—	—	—	—	—	—	—	—	—
B.7 Other entities	6	—	1	162	—	—	—	—	—	—	—	—	—	—
Total as at 31/12/2005	6	302	2	162	—	—	—	443	—	—	—	—	424	36

A.6 Residual maturity of over the counter financial derivatives: notional values

				(€/mil)
Underlying/Residual maturity	Up to 1 year	1 to 5 years	Over 5 years	Total
A. Regulatory trading portfolio
A.1 Financial derivatives on debt securities and interest rates	40,685	23,164	8,089	71,938
A.2 Financial derivatives on equities and interest rates	485	176	—	661
A.3 Financial derivatives on exchange rate and gold	21,051	725	92	21,868
A.4 Financial derivatives on others	50	—	—	50
B. Banking portfolio
B.1 Financial derivatives on debt securities and interest rates	7,363	12,833	4,901	25,097
B.2 Financial derivatives on equities and interest rates	528	1,891	1,321	3,740
B.3 Financial derivatives on exchange rate and gold	1,777	591	306	2,674
B.4 Financial derivatives on others				—
Total as at 31/12/2005	71,939	39,380	14,709	126,028

B. Credit derivatives

B.1 Credit derivatives: end-of-period notional values

				(€/mil)
	Regulatory trading portfolio		Other transactions
Type of transaction	Single subject	Basket	Single subject	Basket
1. Hedging purchases
1.1 With underlying asset exchange
credit default swap	12	110	67	—
1.2 Without underlying asset exchange
credit default swap	—	2,097	—	—
TOTAL as at 31/12/2005	12	2,207	67	—
2. Hedging sales
2.1 With underlying asset exchange
credit default swap	12	110	—	—
2.2 Without underlying asset exchange
credit default swap	—	150	—	—
credit linked notes	—	6	—	—
TOTAL as at 31/12/2005	12	266	—	—

B.2 Credit derivatives: positive fair value - counterparty risk

Type of transaction/Values	Notional value	Positive fair value	Future exposure
A. REGULATORY TRADING PORTFOLIO	1,185	8	12
A.1 Hedging purchases with counterparties:	979	7	10
1 Governments and central banks	—	—	—
2 Other public entities	—	—	—
3 Banks	937	7	9
4 Financial companies	42	—	1
5 Insurance businesses	—	—	—
6 Non-financial companies	—	—	—
7 Others	—	—	—
A.2 Hedging sales with counterparties:	206	1	2
1 Governments and central banks
2 Other public entities
3 Banks	56	1	—
4 Financial companies	150	—	2
5 Insurance businesses	—	—	—
6 Non-financial companies	—	—	—
7 Others	—	—	—
B. BANKING PORTFOLIO	67	—	—
B.1 Hedging purchases with counterparties:	67	—	—
1 Governments and central banks	—	—	—
2 Other public entities	—	—	—
3 Banks	67	—	—
4 Financial companies	—	—	—
5 Insurance businesses	—	—	—
6 Non-financial companies	—	—	—
7 Others	—	—	—
B.2 Hedging sales with counterparties:	—	—	—
1 Governments and central banks	—	—	—
2 Other public entities	—	—	—
3 Banks	—	—	—
4 Financial companies	—	—	—
5 Insurance businesses	—	—	—
6 Non-financial companies	—	—	—
7 Others	—	—	—
Total as at 31/12/2005	1,252	8	12

B.3 Credit derivatives: negative fair value - financial risk

		(€/mil)
Type of transaction/Values	Notional value	Negative fair value
REGULATORY TRADING PORTFOLIO
1. Hedging purchases with counterparties:	1,240	1
1.1 Governments and central banks	—	—
1.2 Other public entities	—	—
1.3 Banks	655	1
1.4 Financial companies	585	—
1.5 Insurance businesses	—	—
1.6 Non-financial companies	—	—
1.7 Others	—	—
Total as at 31/12/2005	1,240	1

In its regulatory trading portfolio, the Bank further holds credit derivatives with a sales protection position having a negative fair value and a total notional value of 72 million euro.

B.4 Residual maturity of credit derivative contracts: notional values

				(€/mil)
Underlying/Residual maturity	Up to 1 year	1 to 5 years	Over 5 years	Total
A. REGULATORY TRADING PORTFOLIO
A.1 Credit derivatives with qualified reference obligation	200	1,025	1,272	2,497
A.2 Credit derivatives with unqualified reference obligation	—	—	—	—
B. BANKING PORTFOLIO
B.1 Credit derivatives with qualified reference obligation	—	—	—	—
B.2 Credit derivatives with unqualified reference obligation	—	67	—	67
Total as at 31/12/2005	200	1,092	1,272	2,564

SECTION 3 - LIQUIDITY RISK

QUALITATIVE INFORMATION

As far as the Parent Company’s role in the liquidity risk management is concerned, please refer to Part E — Section 1 of the Explanatory Notes to the Consolidated Financial Statements.

QUANTITATIVE INFORMATION

1. Break-down by contractual residual maturity of financial assets and liabilities

							(€/mil)
Caption/		Up to	Between 3 and	Between 1		Indefinite
Time interval	On demand	3 months	12 months	and 5 years	Beyond 5 years	duration	Total
A. Assets
A.1 Investments held for trading *	499	50	314	1,689	1,342	—	3,894
A.2 Financial assets designated as at fair value	2	10	294	141	565	—	1,012
A.3 Available-for-sale investments **	—	240	—	279	278	10	807
A.4 Investments held to maturity	—	117	1	1,625	569	—	2,312
A.5 Due from banks	2,077	20,750	7,519	7,842	6,346	41	44,575
A.6 Loans to customers	9,305	16,238	6,416	18,375	15,755	926	67,015
A.7 Off-balance sheet transactions	3,113	44,776	24,279	23,627	6,808	—	102,603
Total assets	14,996	82,181	38,823	53,578	31,663	977	222,218
B. Liabilities
B.1 Due to banks	5,974	23,509	6,175	5,798	3,241	—	44,697
B.2 Due to customers	35,297	14,240	1,017	137	1,108	—	51,799
B.3 Securities issued	474	1,929	2,688	12,884	6,856	—	24,831
B.4 Financial liabilities held for trading *	1	—	—	—	—	—	1
B.5 Financial liabilities evaluated at fair value	—	—	—	—	—	—	—
B.6 Off-balance sheet transactions	3,868	45,162	28,785	16,947	7,841		102,603
Total liabilities	45,614	84,840	38,665	35,766	19,046	—	223,931

*                 Financial assets/liabilities held for trading purposes comprise only cash assets/liabilities.

**          Available-for-sale assets do not comprise equities.

Cash transactions subject to fair value hedging are net of gains/losses.

2. Break-down of financial liabilities by sector

						(€/mil)
Exposure/	Governments and	Other public	Financial	Insurance	Non-financial
Counterparty	central banks	entities	companies	businesses	companies	Others
A.1 Due to customers	944	487	10,767	965	14,942	23,810
A.2 Securities issued						25,026
A.3 Financial liabilities held for trading	—	—	—	—	—	1,328
A.4 Financial liabilities evaluated at fair value	—	—	—	—	—	—
TOTAL as at 31/12/2005	944	487	10,767	965	14,942	50,164

3. Break-down of financial liabilities by region

					(€/mil)
		Other European			Rest of
Exposure/Counterparty	Italy	countries	America	Asia	the world
A.1 Due to customers	40,234	3,354	7,306	555	466
A.1 Due to banks	19,723	15,677	1,615	2,811	4,895
A.2 Securities issued	23,564	384	1,027	51	—
A.3 Financial liabilities held for trading	1,270	34	18	6	—
A.4 Financial liabilities evaluated at fair value	—	—	—	—	—
TOTAL as at 31/12/2005	84,791	19,449	9,966	3,423	5,361

SECTION 4 – OPERATIONAL RISKS

QUALITATIVE INFORMATION

Internal operating risk measurement and management systems as well as organizational structures provided for such functions are described in Part E — Section 1 of the Explanatory Notes to the Consolidated Financial Statements.

With regard to pending suits, the following should be noticed.

The Cirio group insolvency in respect of the sale of bonds

In November 2002, the Cirio group, one of the largest Italian groups operating in the agro-industrial sector, was declared insolvent in respect of the repayment of a loan issued on the Euromarket. This event led to a cross default on all the existing issues. The bonds issued by the Cirio group had a nominal value totaling around 1.25 billion euro. SANPAOLO IMI S.p.A. had issued loans to the Cirio Group.

Consob proceedings in relation to operations carried out on Cirio bonds

Following the investigations carried out in April-October 2003, in relation to SANPAOLO IMI’s dealings in Cirio bonds during the 20002002 three-year period, in a letter of 4 May 2004, Consob raised a series of claims of alleged violation of the regulations governing the sector in which SANPAOLO IMI supposedly operated when trading in the aforementioned bonds.

These claims were notified to the Bank, the members of the Board of Directors and to the Board of Statutory Auditors in office at the time of the dealings, as well as to some company directors who, at various levels, were considered responsible for the activities connected to the alleged irregularities.

Both the Bank and the other accused parties have moved to formulate their statements for their defense. The administrative proceedings were concluded through a decree issued by the Ministry of Finance on 28 February 2005 which, accepting the proposal made by Consob, inflicted fines on each of the accused but it was the Bank which was ordered to pay the relevant amounts, being jointly liable with the other parties according to Art. 195, subsection 9 of D.Lgs. 58/1998.

The Bank and each of the sanctioned parties have appealed against the aforementioned ruling before the competent Court of Appeal of Turin. The relative proceedings were concluded with a measure published on 18 January 2006, in which the Court has rejected the defensive arguments of the opponents, consequently confirming the sanctions decided by the Ministry of Finance, with the exception of three individual positions in relation to which one has ascertained an invalidating defect as to the notification. The Bank has in the meanwhile provided, in its capacity of joint obligor with the parties subject to the sanctions, to comply with the payment order issued to it, reserving itself the right to value, with its consultants, the existence of elements that may serve to corroborate a possible impugnation before the Court of Cassation.

Criminal investigations related to Cirio

At the same time, the Criminal Courts are investigating a number of credit institutions, including SANPAOLO IMI, concerning dealing activities with savers in relation to bonds issued by Cirio group companies and the management of financial activities with the aforementioned group. The investigations, the preliminary stage of which was completed on 11 May 2005, involve also some corporate people, including two Directors who are no longer in office.

Confident of the absolute regularity, in general terms, of the Company’s activities in relation to the investigations being carried out by the Criminal Courts and, in particular, of the total lack of involvement of the aforementioned company representatives, the Bank is monitoring the development of the proceedings under way.

IMI Sir dispute

Other assets include 1.3 million euro which refer to the estimated realizable value of the credit which was definitively enforced by the Civil Section of the Court of Cassation through sentence no. 2469/03. This sentence has substantially confirmed decision no. 2887, passed by the Rome Court of Appeal on 11 September 2001, which condemned Consorzio Bancario SIR S.p.A. (in liquidation) to reimburse to the Bank the sum of 506 million euro previously paid by IMI to the heirs of Mr. Nino Rovelli as compensation for damages, in accordance with the sentence passed by the Rome Court of Appeal on 26 November 1990. However, the sentence changed the ruling on the amount of interest payable by the Consorzio - on the grounds of procedures and not of merit - in respect of whether or not it should include the amount matured from the date on which the appeal was served (equal to around 72.5 million euro as of 31 December 2001). Furthermore, the Court of Cassation referred to another section of the Rome Appeal Court the decision on whether or not the total amount owed to the Bank by the Consorzio should be reduced by approximately 14.5 million euro, as compensation for the damages related to the transaction between the Consorzio and IMI in respect of the additional agreement of 19 July 1979: if the trial judge holds the claim amount unjustified, the sentence against the Consorzio to pay the sum of 506 million euro will be reduced accordingly. In this respect, proceedings have begun within the terms, for the resummons of the sentence before the Rome Court of Appeal, where judgment is currently pending.

The same Court of Cassation sentence passed final judgment on the right of the Consorzio to be held harmless by Mrs. Battistella Primarosa (heir to Mr. Nino Rovelli) and Eurovalori S.p.A. The Court of Cassation also endowed the Consorzio’s right to recourse as subordinate to the previous payment of the amount owed to SANPAOLO IMI S.p.A. and assigned the sentence on this particular appeal to the trial judge. Judgment commenced in February 2004 and is still under way.

For the purposes of preparing the financial statements, the book value of the credit subject to the Court of Cassation sentence has been calculated in accordance with applicable accounting standards as regards revenue recognition on the basis of its estimated realizable value, as confirmed by authoritative opinions.

With reference to the above, taking into account that the initiatives taken so far have not achieved tangible results, the Bank has considered that the estimated realizable value of the amount receivable in question should be within the bounds of the Consorzio’s capital and its ability to pay; such amount, net of the effects attributable to the previously mentioned Court of Cassation sentence, being substantially in line with that currently recorded.

In line with the estimated value of the amount receivable, it is worth noting that, since 2001, the investment held in the Consorzio has been written down to zero.

As regards the civil initiatives undertaken as part of the criminal proceedings in relation to the payment of offence damages, it is underlined that on 29 April 2003, the Criminal Section IV of the Court of Milan, finally sentenced Rovelli’s heir and the other co-defendants to different terms of imprisonment in relation to their respective levels of responsibility for the crimes committed, as well as to pay the sum of 516 million euro to the plaintiffs as moral damage.

The above sentence was overruled by the Criminal Section II of the Milan Court of Appeal, through a sentence issued on 23 May 2005, which, by confirming (though with the mitigation of penalties) the responsibility of the defendants concerning the corruption case that affected the outcome of the IMI Sir dispute, has also revoked the sentence against the defendants to pay damages for moral injury, giving the civil court judge the task to establish the amount of the total offence damages. Such sentence was appealed against and it is currently being examined by the Supreme Court.

In the context, it is extremely clear that the actual amount receivable from Consorzio Bancario SIR S.p.A. in liquidation is correct.

Risks resulting from customer claims on dealing activities in securities

As far as claims are concerned submitted by default bond holding customers, the Groups policy provides for the Bank to carefully value adequacy profiles of financial products sold based on the position of single investors.

The risks linked to claims relating to securities are faced drawing on the accruals to provisions for risks and charges. The amount of such provisions as at December 31, 2005 was 9.9 million euro.

GEST Line dispute

GEST Line S.p.A. is the SANPAOLO IMI Group company that carries out tax collection activities, created as a result of the merger of Gerico, Sanpaolo Riscossioni Genova, Sanpaolo Riscossioni Prato and Esaban tax collecting companies.

The risks connected to this dispute are almost exclusively attributable to a dispute with the tax authorities in respect of claims of irregularities and vary by nature and size according to the business of each merged company.

With reference to Gerico S.p.A., previously a subsidiary of the former Cardine Banca which was later merged by incorporation into SANPAOLO IMI S.p.A., there are a number of administrative and accounting proceedings pending, filed by local Tax Offices and by the General

Accounting Office for alleged tax irregularities that give rise to liabilities owing to failure to collect taxes. More specifically, the aforementioned proceedings are connected with alleged irregularities committed by some tax collection officials while carrying out report drafting activities during inspections at delinquent taxpayers’ premises. These proceedings are still pending, being dealt by either first or higher-instance courts, and are constantly defended by the legal professionals engaged by the company.

The dispute involving Esaban S.p.A. (a company in the tax collection sector of former Banco di Napoli, which incorporated all the other tax collection companies of the Group, changing its name to GEST Line S.p.A.) originated from a series of provisions denying the reimbursements issued by the tax authorities in the years 1999 — 2001, all appealed against following the hierarchical line.

The risks connected with the Gerico S.p.A. and Esaban S.p.A. disputes are covered by unlimited guarantees already received by the aforementioned companies from the companies transferring the respective tax collection branches of business (each of the savings banks then merged into Cardine Banca and former Banco di Napoli). The abovementioned guarantees cover any losses or contingent liabilities following events prior to the respective dates of transfer and expire in 2005, without prejudice to the court cases pending on that date, for which the abovementioned guarantee is also valid beyond the said expiry date. In the light of the events involving the merger of Cardine Banca and Banco di Napoli, SANPAOLO IMI took over the commitments deriving from the aforementioned guarantees, the risks of which are, as a whole, covered by appropriate accruals.

Pursuant to Article 1, commas 426, 426 bis and 426 ter of law no. 311/2004, the facility has been granted to concessionary companies of correcting, with regard to the inland revenue and other bodies, the administrative responsibilities deriving from the activity carried out until 30 June 2005 by means of payment of a fixed amount per inhabitant served. GEST Line has decided to adhere to the abovementioned correction by making the first of three payments, equal to 40% of the total sum to pay.

Revocatory actions filed by the Commission for the Parmalat group companies under insolvency

In the period between the end of 2004 and mid-2005, the Commission for the Parmalat group companies filed against the SANPAOLO IMI Group - as well as against many other Italian and foreign banks - a series of revocatory actions pursuant to Art. 67 subsection 2 of the Bankruptcy Law, aimed at obtaining repayment of all remittances of funds made on current accounts held with SANPAOLO IMI S.p.A. by Parmalat group companies in the year before the insolvency proceedings were instituted.

The total amount claimed in the six proceedings thus instituted is equal to approximately 1,197 million euro.

Following the internal preliminary investigation on the legitimacy of the claims, it was considered, in agreement with the legal advisors who assist the Bank in the legal dispute, that the risk associated with these judgments is barely significant compared to the actual amounts of the claims, as many preliminary legal exceptions could resolve the dispute favorably and also because the claims for the repayment of the sums lack the requisites to be treated as payments. With some decisions issued between the end of 2005 and the beginning of 2006, the Court of Parma has seen fit, as not manifestly unfounded and significant for purposes of the decision, to defer the questions of legitimacy raised both by the Bank and by other Banks within the context of their respective legal actions aimed at revocation to the scrutiny of the Constitutional Court. The matter will remain suspended until the decision of the Court.

Such risk is sufficiently covered by specific accruals to provisions for risks and charges drawn on for losses on legal disputes.

Anatocism

In March 1999, the Court of Cassation declared the quarterly capitalization of interest payable to be illegitimate, thereby completely changing the previous law based on the assumption that the relevant clauses in bank contracts do not integrate “regulatory” use as believed in the past, but rather “trading” use, which contrasts with the prohibition of anatocism pursuant to Art. 1283 of the Italian Civil Code.

The subsequent D.Lgs. no. 342 of 1999 confirmed the legitimacy of capitalization of interest in current accounts, as long as it has the same periodicity of calculating interest for both debt and credit interest. From the date of this regulation coming into force (April 2000), all current account operations have been brought into line, with quarterly capitalization of both interest income and expense. Therefore the dispute which has arisen about this concerns only those contracts which were agreed before the indicated date.

With the decision of both its Sections on 4/11/2004, the Court of Cassation has again excluded the possibility that said use may become the rule. This ruling by the Court of Cassation has not moreover eliminated the possibility of maintaining (on the basis of profiles different from those examined) the legitimacy of methods of infra-annual interest calculation: in some cases the prevailing legislation has actually recognized the soundness of these different profiles.

The overall number of pending cases is at an insignificant level in absolute terms, and is the subject of careful monitoring. The risks related to these disputes are covered by prudential allocations to the provision for other risks and charges, commensurate with the amount of individual requests by the court. Also in case no specific amount is requested (on the part of the party who brings the case to court) and until the judicial accounting appraisal is carried out at the investigating stage, the risk of legal dispute is catered for by adequate allocations to the provisions for risks and charges covering pending legal disputes.

Part F – Information on shareholders’ equity

SECTION 1 – PARENT BANK SHAREHOLDERS’ EQUITY

With regard to the break-down of the Bank’s shareholders’ equity and the definition of the statutory and tax regime of its components, refer to Section 14 – Liabilities of the Explanatory Notes.

That Section also contains the changes that occurred in the year in the valuation reserves as provided for by the international accounting standards.

SECTION 2 – REGULATORY CAPITAL AND SOLVENCY RATIOS

2.1 Regulatory capital

A. Qualitative information

For the definition of Regulatory Capital and the key rules set forth in the regulations on prudential ratios, see Section F of the Explanatory Notes of the Consolidated Financial Statements.

As for the regulation applicable at individual level as at December 31, 2005 it is deemed appropriate to highlight the following.

SANPAOLO IMI S.p.A. took advantage of the facility to prepare individual prudential notifications as at December 31, 2005 on the basis of the regulations presented in the technical note attached to the letter by the Bank of Italy dated August 10, 2005 No. 778442 (in relation to the companies that prepare individual financial statements and regulatory notifications in accordance with IAS/IFRS), integrated by further guidelines provided on December 15, 2005 in letter No. 1211318 on the regulations on “prudential filters”. At the individual level, the provisions on “prudential filters” for banks will come into effect starting from the notifications as at June 30, 2006 except for the provisions on the deduction from the regulatory capital of the shareholdings held in insurance companies and the shareholding in the capital of the Bank of Italy (starting from December 31, 2005).

In accordance with the rules indicated in the said letter by the Bank of Italy, the regulatory capital is determined by applying a series of adjustments to the shareholders’ equity in IAS/IFRS financial statements. In other words, the regulatory capital is the algebraic sum of the following components:

•       Regulatory Capital, identified in accordance with the Italian GAAP as at December 31, 2004 (all the FTA adjustments have been balanced with the same type of asset and liability that generated them);

•       changes in the shareholders’ equity which occurred in 2005:

-  paid capital increases made as a result of the exercise of stock options;

-  changes in income reserves following the definition of the distributed dividend for 2004;

-  changes in the specific reserve for stock options;

-  purchase/sale of own shares during the year;

•       income for 2005 calculated in accordance with IAS/IFRS with the following adjustments, net of the tax effect:

-  reversal of write-backs of loans value owing to the time related to the increased actualization adjustments made when preparing the FTA according to IAS/IFRS;

-  sterilization of the effect in the statement of income (positive or negative) resulting from the fair value measurement of the financial assets subject to Fair Value Option other than the effects of credit impairment of debtors or issuers (negative effect).

In the specific case of SANPAOLO IMI, no further adjustments to the income for 2005 are necessary, as the Group did not adopt the fair value criterion as a corresponding caption in the statement of income neither of tangible and intangible assets nor of shareholdings. Minority shareholdings were classified in the AFS portfolio. Consequently, the related valuations for 2005 are not included in the determination of the regulatory capital.

With regard to other adjusted regulatory capital components, in accordance with the previous Guidelines, it was also taken into account that:

•       “goodwill” and “other intangible fixed assets” were assumed at the book value according to the Italian GAAP as at December 31, 2004, as the IAS/IFRS adjustments to the FTA were irrelevant;

•       subordinated liabilities were entered at their value as at December 31, 2004 including the changes (issues and amortization) that occurred in 2005 on the basis of the Italian GAAP criteria;

•       the valuations of the debt securities owned — including in this category the debt securities classified in the “available-for-sale”, “held-to-maturity” and “loans” portfolios and those subject to “FVO” — show a net capital gain, considering also the reversal of the FTA adjustments. As a result it was not necessary to make any adjustment to the regulatory capital.

•       net capital gains/losses referring to shareholdings in non-banking and non-financial companies listed in a regulated market were recorded in accordance with the current rules, regardless of the accounting portfolio in which they were allocated. Capital gains/losses were calculated taking the value entered in the financial statements as at December 31, 2004 or the purchase cost (for shareholdings acquired in 2005) as book value, with the usual 35% weighting;

•       the amount of the items to be deducted from tier 1 and tier 2 capital, in line with that mentioned above, is equivalent to the value entered in the financial statements as at December 31, 2004 or to the purchase cost (for shareholdings acquired in 2005) plus 1/5 of the book value of the shareholding in the Bank of Italy (37 million euro) and of the book value of the shareholdings held in insurance companies;

•       lump-sum adjustments due to country risk were calculated in accordance with the current regulations.

Details of subordinated liabilities in existence as at December 31, 2005, are given below, with indication of the nominal value of the issues net of repurchases.

		Amount in
		financial	Amount
		statements	in the				Starting date
		as at	original				of early
	Original	31/12/05	currency				redemption
	currency	(€/mil)	(millions)	Interest rate	Issue date	Maturity date	of the loan
Subordinated deposit connected to issue of preferred shares	EUR	1,000	1,000	up to 10/11/2010: 7.88% p.a. after the above date: 1 yr Euribor + 3.25% p.a.	10/11/2000	31/12/2100	10/11/2010
Total innovative capital
instruments (tier 1)		1,000
Debenture loan	EUR	134	150	5.75% p.a.	15/9/1999	15/9/2009	(*)
Debenture loan	EUR	299	300	5.55% p.a.	31/7/2001	31/7/2008	(*)
Debenture loan	EUR	200	200	5.16% p.a.	2/10/2001	2/10/2008	(*)
Notes	EUR	500	500	6.375% p.a.	6/4/2000	6/4/2010	(*)
Notes	EUR	500	500	up to 28/6/2007: 3 month Euribor + 0.49% p.a. after the above date: 3 month Euribor + 1.09% p.a.	28/6/2002	28/6/2012	28/6/2007
Debenture loan	EUR	49	54	up to 15/7/2007: 4.90% after the above date: 6 month Euribor + 0.76% p.a.	15/7/2002	15/7/2012	15/7/2007
Debenture loan	EUR	133	147	up to 4/12/2007: 4.32% p.a. after the above date: 6 month Euribor + 0.85% p.a.	4/12/2002	4/12/2012	4/12/2007
Notes	EUR	300	300	5.375% p.a.	13/12/2002	13/12/2012	(*)
Notes	EUR	350	350	up to 9/6/2010: 3.75% p.a. after the above date: 3 month Euribor + 1.05% p.a.	9/6/2003	9/6/2015	9/6/2010
Notes	GBP	241	165	up to 18/3/2019: 5.625% p.a. after the above date: 3 month Sterling LIBOR + 1.125% p.a.	18/3/2004	18/3/2024	18/3/2019
Notes	EUR	700	700	up to 28/6/2011: 3 month Euribor + 0.30% p.a. after the above date: 3 month Euribor + 0.90% p.a.	28/6/2004	28/6/2016	28/6/2011
Debenture loan	EUR	127	134	up to 3/8/2009: 3.72% p.a. after the above date: 6 month Euribor + 0.60% p.a.	3/8/2004	3/8/2014	3/8/2009
Debenture loan	EUR	20	20	up to 1/8/2010: 2.90% p.a. after the above date: 6 month Euribor + 0.74% p.a.	1/8/2005	1/8/2015	1/8/2010
Notes	EUR	500	500	up to 2/3/2015: 3.75%p.a. after the above date: 3 month Euribor + 0.89% p.a.	2/3/2005	2/3/2020	2/3/2015
Total subordinated
liabilities (tier 2)		4,053
Notes	EUR	550	550	3 month Euribor + 0.15% p.a.	20/12/2005	7/1/2008	(*)
Notes	EUR	50	50	up to 14/11/2004: 1.44289% p.a. after the above date: 1.50% p.a.	26/6/2003	15/11/2007	(*)
Total tier 3 subordinated
liabilities		600
Total		5,653

(*) Early repayment not envisaged

In 2005 SANPAOLO IMI issued new subordinated loans in the form of tier 2 subordinated loans for 520 million euro and tier 3 subordinated loans for 550 million euro.

Subordinated liabilities not included in the composition of the regulatory capital amount to 230 million euro, excluding tier 3 subordinated liabilities.

Tier 2 subordinated loans provide that:

•       where permitted, early redemption can only take place on the initiative of the Bank and with prior authorization by the Regulatory Authority;

•       the loan period must not be less than five years; if no maturity is stated, the contract must state that a notice period of at least five years has to be given;

•    in the event that the Bank is put into liquidation, the loans can only be reimbursed once all other creditors which are not similarly subordinated, have been satisfied.

Tier 3 subordinated loans, issued to cover market risks, meet the following conditions:

•       the original duration is not less than two years;

•       the payment of interest and capital is suspended should the capital requirements of SANPAOLO IMI fall below 7% on an individual basis or 8% on a consolidated basis;

•       in the event that the Bank is put into liquidation, the loan can only be reimbursed once all other creditors which are not similarly subordinated, have been satisfied.

According to the rules for determining the Regulatory capital as at December 31, 2005 the regulatory capital is configured as follows.

B. Quantitative information

(€/mil)

	Total 31/12/2005	Total 31/12/2004 (*)
Tier 1 capital	10,458	10,469
Tier 2 capital	3,843	4,799
Items to be deducted from tier 1 and tier 2 capital	(845)	(770)
Regulatory capital	13,456	14,498

(*) Data refers to the adoption of the regulation in force as at 31/12/04

2.2 Adequacy of equity

A. Qualitative information

With regard to the determination of weighted assets as at 31 December 2005, it is specified that they were calculated consistent with the equity adjustments, so weighted assets were sterilized of the amendments connected with the first-time application of IAS/IFRS and of the other changes made to re-determine the IAS income for 2005.

There follow details of the prudential requirements whose final results will be send to the Regulatory Authority after the approval of these financial statements:

B. Quantitative information

(€/mil)

Category/Value	31/12/2005
	Unweighted amounts	Weighted amounts/ requirements
A. RISK ASSETS
A.1 CREDIT RISK	163,256	96,286
STANDARD METHOD
ON-BALANCE SHEET ASSETS	131,419	75,794
1. Loans (other than equities and other subordinated assets) to (or secured by):	102,339	55,850
1.1. Governments and central banks	13,095	22
1.2. Public entities	539	108
1.3. Banks	41,073	8,088
1.4. Other entities (other than residential and non-residential mortgage loans)	47,632	47,632
2. Mortgage loans - residential property	14,518	7,259
3. Mortgage loans - non-residential property	—	—
4. Shares, investments and subordinated assets	10,813	10,817
5. Other assets	3,749	1,868
OFF-BALANCE SHEET ASSETS	31,837	20,492
1. Guarantees and commitments to (or secured by):	31,199	20,328
1.1. Governments and central banks	278	1
1.2. Public entities	204	41
1.3. Banks	11,724	1,294
1.4. Other entities	18,993	18,992
2. Derivative contracts to (or secured by):	638	164
2.1. Governments and central banks	—	—
2.2. Public entities	—	—
2.3. Banks	516	103
2.4. Other entities	122	61
B. REGULATORY CAPITAL REQUIREMENTS
B.1 CREDIT RISK	X	6,740
B.2 MARKET RISK		189
1. STANDARD METHOD	X	189
of which:
+ position risk on debt securities	X	127
+ position risk on equities	X	46
+ exchange rate risk	X	—
+ other risks	X	16
2. INTERNAL MODELS	X	—
of which:
+ position risk on debt securities	X	—
+ position risk on equities	X	—
+ exchange rate risk	X	—
B.3 OTHER REGULATORY REQUIREMENTS	X	—
B.4 TOTAL REGULATORY REQUIREMENTS (B1+B2+B3)	X	6,929
C. RISK ASSETS AND REGULATORY RATIOS	X
C.1 Risk-weighted assets	X	98,982
C.2 Tier 1 capital/Weighted risk assets (tier 1 capital ratio)	X	10.57%
C.3 Regulatory capital/Weighted risk assets (total capital ratio)	X	13.79%

Part G — Business combinations concerning companies or business branches

SECTION 1 — OPERATIONS CARRIED OUT DURING THE YEAR

Transfer of branches among Group companies

In the course of the year, bank branches were reallocated among Group companies as part of the distribution network rationalization plan, which especially involved the branches located in the areas of Triveneto and Emilia and in the towns of Rome, Milan and Lodi by concentrating the branches in the distribution network with the historical brand.

As part of the above-mentioned plan, the following company operations were carried out in 2005:

•                                          SANPAOLO IMI S.p.A. transferred to FRIULCASSA S.p.A. and to Cassa di Risparmio di Venezia S.p.A. (CARIVE) sets of assets and legal relationships organized for the exercise of the activity of the Parent Bank’s operating points in the provinces of Triveneto (the Veneto, Trentino and Friuli regions). The reorganization involved the transfer of 10 operating points to CARIVE and 10 to FRIULCASSA;

•                                          Cassa di Risparmio di Padova e Rovigo S.p.A. (CARIPARO) and Cassa di Risparmio in Bologna S.p.A. (CARISBO) transferred to SANPAOLO IMI S.p.A. sets of assets and legal relationships of the operating points of each of the Network Banks present in the provinces of Rome, Milan and Lodi. The reorganization involved the transfer of nine operating points of CARIPARO and 21 operating points of CARISBO.

With regard to the transfers made by SANPAOLO IMI S.p.A., as these operations can be qualified as business combinations among group companies, the principle of accounting recording in continuity with accounting values was applied, as the specific case did not allow for the application of IFRS 3, according to which the general principle for recording company acquisition operations is the purchase method.

SANPAOLO IMI S.p.A. acquired company branches at a market price, which generated the recording of a goodwill for 48 million euro. This operation was carried out in a tax neutral regime, as it was completed among companies included in the tax consolidation. Considering the difference between the book value and the tax value of goodwill, the related deferred taxes were settled among the parties for 13 million euro, of which 16 million euro were included in the liabilities for deferred taxes with a corresponding entry in the statement of income and three million euro recorded among advanced tax assets.

The main equity aggregates connected with these transfers are highlighted below:

Transfer of branches from SANPAOLO IMI to FRIULCASSA

Together with the transfer, net customer loans were transferred for 156 million euro, bank loans for 59 million euro and due from banks for 146 million. As a result, the shareholding in FRIULCASSA went up by 15 million euro.

Transfer of branches from SANPAOLO IMI to CARIVE

Together with the transfer, net customer loans were transferred for 207 million euro and due to customers for 114 million euro. As a result, the shareholding in CARIVE increased by 25 million euro.

Assignment of branches from CARISBO to SANPAOLO IMI

The company branches acquired included net customer loans for 638 million euro, due from banks for 279 million euro and due to customers for 334 million euro. The price paid for the acquisition led to the recording of goodwill in the financial statements for 39 million euro.

Transfer of CARIPARO company branch

The company branches acquired included net customer loans for 227 million euro, due from banks for 138 million euro, and due to customers for 80 million euro. The price paid for the acquisition led to the recording of goodwill in the financial statements for nine million euro.

Setting up of the Savings and Assurance Business Division

During the year, the insurance activities carried out by A.I.P. were merged with the asset gathering activities managed by Banca Fideuram into the newly-established Eurizon Financial Group S.p.A.. This was done by transferring the shareholding held by SANPAOLO IMI S.p.A. in A.I.P. (99.96% of capital) and in Banca Fideuram (73.37% of capital) to the new company with effect from November 10, 2005.

Among the IAS/IFRS approved by the EU and those not yet approved, as well as among the Exposure Drafts approved by IASB, there is currently no reference legislation providing criteria for recording this operation in the financial statements. IFRS 3, concerning the regulation of business combinations, does not apply to operations among companies under common control, i.e. to the business combinations in which all the entities or participating company activities are controlled by the same party or parties both before and after the aggregation (such as in this case).

As there is no reference principle, IAS 1 requires that the company’s management define its own accounting standards so as to ensure the best reporting considering the guidelines provided by the other IAS/IFRS for similar cases and the provisions of other bodies responsible for defining accounting standards.

Considering that international accounting standards establish the criterion of accounting consistent with accounting values for business combinations among companies under common control, the adoption of said criterion in the individual financial statement of SANPAOLO IMI S.p.A. was deemed correct.

Considering that the transferee did not apply IAS/IFRS in 2005, reference was made to Italian accounting standards, with which it is possible to evaluate the assets received at their current value, also due to company operations that occurred within the group itself.

Eurizon opted for a transfer at market value and approved an equity increase of 5.6 billion euro, corresponding to the current value of these shareholdings.

As a result of the transfer, SANPAOLO IMI S.p.A. canceled the shareholdings held in A.I.P. and Banca Fideuram by transferring their book value (556 million and 116 million euro respectively) to the shareholding in Eurizon.

For the purposes of income tax settlement, SANPAOLO IMI S.p.A. verified the tax on the capital gain generated at tax level, equivalent to the difference between the book value of the assets transferred (672 million euro) and the transfer value fiscally recognized for the assets corresponding to their recording value in the financial statements of the transferee (5,600 million euro). A tax amount of 81 million euro emerged from the application of the 1.65% rate (in effect for transactions made from October 4, 2005 to December 3, 2005 as a result of D.Lgs. 203/05) on the tax gain from transfer worth 4,928 million euro.

As a result of this operation, the Bank highlighted a temporary difference (higher tax value of an asset in comparison with its book value) of 4,928 million euro as at December 31, 2005. Consequently, also considering that this difference will have an impact on the Bank’s future statement of income, it was deemed necessary, in application of the principles of IAS 12, to record a deferred tax asset applying the tax rates in effect at the closing of the reference year (2.97% at the end of 2005). Therefore, the deferred tax asset as at December 31, 2005 came to a total of approximately 146 million euro.

Part H — Transactions with related parties

TRANSPARENCY PROCEDURES

SANPAOLO IMI has identified the Bank’s related parties and has defined a Group procedure to decide on transactions with them, aimed at establishing specific competencies and responsibilities, as well as showing the information flows between the Bank structures and its direct and indirect subsidiaries.

Under the procedure, and in line with the provisions of the Disciplinary Code, transactions with related parties deemed significant on the basis of analytical thresholds — depending on the type of transaction and counterparty — and reported to the Parent Bank are decided upon by the Board of Directors, after examination by the Technical Audit Committee. The significant transactions undertaken by the subsidiaries with the Parent Bank’s related parties are decided upon by the Board of Directors of the subsidiary company, which must submit the proposal in advance to ensure it is in conformity with the Parent Bank.

In addition to observing the specific decision-making procedure, the Parent Bank structures and the subsidiaries, which originate transactions with related parties, must submit a quarterly report so that the Bank may fulfill the obligations of clause 150 of D.Lgs. 58/1998 (on the subject of a report to the Board of Statutory Auditors) and must fulfill the immediate or periodic reporting requirements in relation to the market. In particular, the market is advised of transactions that are individually significant pursuant to clause 71 bis of Consob Decision 11971 of 14 May 1999.

The preliminary stage of the transactions to be undertaken with related parties follow the same process as granting loans reserved for other non-related parties with the same credit rating. Infra-group loans are subject to specific limits, to comply with the supervisory regulations of the Bank of Italy.

Further information can be found in the “Report on Corporate Governance”.

With regard to transactions with entities that carry out functions of management, administration and control of the Bank, besides the application of clause 2391 of the Italian Civil Code, the special regulations on the obligations of banking representatives set forth in clause 136 of D.Lgs. 385/1993 and the Surveillance Instructions (Consolidated Banking Law) also apply; they require, in any case, the prior unanimous favorable decision of the Board of Directors, and the unanimous favorable vote of the Board of Statutory Auditors. Those who carry out administrative, management and control functions at Group banks or companies may not undertake obligations and acts of buying or selling, directly or indirectly, with the relevant company, or undertake financial transactions with another Group company or bank without a decision by the appropriate bodies of the contracting company or bank, taken in the aforementioned way. Furthermore, in these cases the obligation or act must have the consent of the Parent Bank issued by the Board of Directors.

1. Information on remuneration of directors and executives

Given the current organizational structure, within “executives with strategic responsibilities” (hereafter “key managers”), pursuant to IAS 24, the Bank decided to include Directors, Statutory Auditors, the General Manager of the Parent Bank, the Managers of the Divisions and central structures of the Parent Bank reporting directly to the Managing Director or General Manager, as well as the Manager of the business sector Savings and Assurance due to its particular importance at the consolidated level.

Below are the principal benefits recognized by the bank to the key managers under the various forms summarized in the table.

2005 (€/mil)
Short term benefits (1)	22
Benefits following employee termination (2)	1
Other long term benefits (3)	—
Employee termination indemnity (4)	1
Stock option plans (5)	1
Other remuneration (6)	—
Total remuneration paid to executives with strategic responsibilities	25

(1)                               Includes fixed and variable fees of directors that may be assimilated with cost of work and social security charges paid by the company for its employees.

(2)                               Includes company contribution to pension funds and allocation to employee termination indemnity pursuant to legislation and company regulations.

(3)                               Includes estimate of allocations for length of service awards for employees.

(4)                               Includes fees paid for early retirement incentive.

(5)                               Includes cost for stock option plans determined on the basis of IFRS 2 criteria and charged to financial statements.

(6)                               Refers to compensation paid to members of Board of Auditors.

The remuneration paid to Managers, Auditors and General Managers is reported below, in accordance with art. 78 of the CONSOB Deliberation No. 11971 of May 14, 1999.

REMUNERATION OF DIRECTORS, STATUTORY AUDITORS AND GENERAL MANAGERS (pursuant to Article 78 of Consob Resolution 11971 of 14 May 1999 and subsequent amendments)

	Description of office			Remuneration (thousands of euro)
				Remuneration
				for the office
				in the company			Bonuses	Other
			Expiry	preparing the		Non-	and other	compen-
			of office	financial		monetary	incentives	sation
Surname and name	Office	Period in office	(*)	statements		benefits	(1)	(2)
Directors and General Manager
SALZA Enrico	Chairman of the Board of Directors (3)	1/1/05-31/1 2/05	2006	959		—	80	—
ROSSI Orazio	Deputy Chairman of the Board of Directors (3)	1/1/05-31/1 2/05	2006	711	(a)	—	87	(a)
IOZZO Alfonso	Managing Director (3)	1/1/05-31/1 2/05	2006	1,359		—	1,944	(b)
MODIANO Pietro	General Manager	1/1/05-31/1 2/05	2006	1,250		32	1,800	(c)
BARRACCO Maurizio	Director	1/1/05-31/1 2/05	2006	64		—	73	—
BUSSOLOTTO Pio	Director (3)	1/1/05-31/1 2/05	2006	74		—	174 (d)	174
FONTANA Giuseppe	Director	1/1/05-31/1 2/05	2006	88		—	120	44
GOTTI TEDESCHI Ettore	Director (3)	1/1/05-31/1 2/05	2006	74		—	174	—
MARRONE Virgilio	Director	1/1/05-31/1 2/05	2006	67		—	(e)	—
MIHALICH Iti	Director	1/1/05-31/1 2/05	2006	66		—	154	—
ORSATELLI Anthony	Director	1/1/05-31/1 2/05	2006	63		—	40	—
OTTOLENGHI Emilio	Director (3)	1/1/05-31/1 2/05	2006	74		—	207	—
SACCHI MORSIANI Gian Guido	Director (3)	1/1/05-31/1 2/05	2006	74		—	207	145
SAENZ ABAD Alfredo	Director	1/1/05-31/1 2/05	2006	62		—	47	—
SARCINELLI Mario	Director	1/1/05-31/1 2/05	2006	67		—	80	—
SIBANI Leone	Director	1/1/05-31/1 2/05	2006	65		—	80	113
TAZZETTI Alberto	Director	1/1/05-31/1 2/05	2006	65		—	80	—
VARELA Josè Manuel	Director (3)	1/1/05-31/1 2/05	2006	73		—	174	—

CARMI Alberto	Director	1/1/04-29/ 4/04	2003	—		—	20	—
GARDNER Richard	Director	1/1/04-29/ 4/04	2003	—		—	27	—
MANULI Mario	Director	1/1/04-29/ 4/04	2003	—		—	27	—
MAROCCO Antonio Maria	Director	1/1/04-29/ 4/04	2003	—		—	40	—
MATUTES Abel	Director	1/1/04-29/ 4/04	2003	—		—	20	—
VERMEIREN Remi François	Director	1/1/04-29/ 4/04	2003	—		—	20	—
Statutory Auditors
DALLOCCHIO Maurizio	Chairman of Statutory Auditors	30/4/05-31/1 2/05	2007	102	(f)	—	—	63 (f)
	Statutory Auditor	1/1/05-29/ 4/05
BENEDETTI Aureliano	Statutory Auditor	1/1/05-31/1 2/05	2007	72		—	—	62
FERRERO Gianluca	Statutory Auditor	30/4/05-31/1 2/05	2007	50		—	—	—
FRANCHINI Augusto	Statutory Auditor	30/4/05-31/1 2/05	2007	51		—	—	13
MAZZI Paolo	Statutory Auditor	1/1/05-31/1 2/05	2007	76		—	—	42
PAOLILLO Mario	Chairman of Statutory Auditors	1/1/05-29/ 4/05	2004	36		—	—	57
VITALI Enrico	Statutory Auditor	1/1/05-29/ 4/05	2004	22		—	—	—

(*) Date of Shareholders’ Meeting called to approve the financial statements for the year.

(1)                               This includes:

—                                    for the Chairman and Deputy Chairman, the remuneration corresponding to the profit for the year 2004, divided in proportion to their presence - while both serving as Vice Presidents - at meetings held up to 29 April 2004, on the basis of a motion of the Board of Directors following the approval of the financial statements for 2004. The Board of Directors’ meeting of 11 May 2004 and that of 22 February 2005 set an all-inclusive fixed annual remuneration;

—                                    for the Managing Director and General Manager, the variable part of the remuneration for 2005 in relation to the achievement of the set objectives. With regard to the General Manager, the amount to be paid is limited to a quota of 50% with the remaining quota to be paid by the end of May 2008 on condition that the working relationship continues;

—                                    for the Directors, the remuneration corresponding to the Group’s profit for the year 2004, divided in proportion to their presence at meetings held during the year, on the basis of a motion of the Board of Directors following the approval of the financial statements for 2004. For the year 2005, the amount due totals 2,113,000 euro, calculated according to RoE and Group results for the year 2005. Since the distribution to each member will be made after the Shareholders’ Meeting to approve the 2005 financial statements, such consideration will be reported in the table attached to the financial statements for the year 2006.

(2)                               Remuneration matured with SANPAOLO IMI S.p.A. subsidiary companies.

(3)                               Members of the Executive Committee.

(a)                               Including remuneration for the office in the company preparing the financial statements and offices in Group companies as representative of SANPAOLO IMI S.p.A. (216,000 euro from Cassa di Risparmio di Padova e Rovigo S.p.A. and 51,000 euro from Sanpaolo IMI Internazionale S.p.A.).

(b)                               472,000 euro paid to SANPAOLO IMI S.p.A..

(c)                                161,000 euro paid to SANPAOLO IMI S.p.A.

(d)                               Variable part attributed in relation to presence at meetings since 29 April 2004: previously, the person held the office of Managing Director, which carried all-inclusive remuneration.

(e)                                In addition to the amount shown in the table, 160,000 euro in bonuese and other incentives (relating to the variable part of remuneration for 2004) paid to IFI S.p.A..

(f)                                   Including remuneration for the office of Statutory Auditor from 1 january 2005 to 29 April 2005 and Chairman of Statutory Auditors from 30 April 2005 to 31 December 2005.

Pursuant to art. 78 of the CONSOB Deliberation No. 11971 of May 14, 1999, the Bank’s Managing Directors and the President do not benefit from the following stock option plans:

•              2000 Plan: this stock option plan — approved by the Board of Directors in the year 2000 — assigned each Managing Director in office during the year (Mr. Rainer Stefano MASERA and Mr. Luigi MARANZANA) 188,285 rights to subscribe the Bank’s shares at a price of 16.45573 euro per share, with the possibility to exercise this right from 2003 and until March 31, 2005.

•              2001/2003 Plan: a stock option plan — approved by the Board of Directors in the year 2002 — for the Chairman and the Managing Directors in office during the year, for the three-year period 2001-2003, made on the basis of the power of attorney conferred by the Ordinary Shareholders’ meeting of April 30, 2002 to utilize own shares for such plan. On the basis of this plan, Mr. Rainer Stefano MASERA, Mr. Alfonso IOZZO — currently in office — and Mr. Luigi MARANZANA were assigned 450,000 total fixed rights each for the three year period 2001-2003. Mr. Pio BUSSOLOTTO was assigned a total of 300,000 rights for the three-year period 2001-2003. The rights assigned could be exercised — at a price of 12.6244 euro — from the date of the dividend issue for the financial year 2003 and in any case not after 15 May 2006. The latter deadline was extended by a resolution of the Board of Directors on 25 January 2005 (the previous deadline was 31 March 2006).

The following table shows the stock options assigned to the Directors and General Managers on the basis of Attachment 3C — Schedule 2, of the Issuers Regulations issued by CONSOB.

		Options held at the beginning of the year			Options granted during the year			Options exercised during the year				Options held at year end
										Average	Options
		Number	Average		Number			Number	Average	market	falling	Number	Average
Name and	Office	of	exercise		of	Average		of	exercise	price	due during	of	exercise
Surname	(*)	Options	price	Maturity	Options	exercise	Maturity	Options	price	at exercise	the year	Options	price	Maturity

2000 Plan				from March 2003 to 31-Mar-05
Rainer Stefano MASERA	Managing Director	188,285	16.45573		—			—			188,285	—	—
Luigi MARANZANA	Managing Director	188,285	16.45573		—			—			188,285	—	—

2001/2003 Plan				from May 2004 to 15-may-06										from May 2004 to 15-may-06
Rainer Stefano MASERA	President	450,000	12.6244		—			—			—	450,000	12.6244
Pio BUSSOLOTTO	Managing Director	300,000	12.6244		—			—			—	300,000	12.6244
Alfonso IOZZO	Managing Director	450,000	12.6244		—			—			—	450,000	12.6244
Luigi MARANZANA	Managing Director	450,000	12.6244		—			—			—	450,000	12.6244

(*) Refers to office held at the time in which the rights were granted.

Below are the details and the evolution of the stock option plans assigned to key managers.

Evolution of stock option plans in 2005

		Average exercise	Market price
	Number of shares	price
		(€)	(€)
Rights existing as at 1/1/2005	2,477,350	10.3924	10.600	(a)
Rights exercised in 2005	-1,280,000	7.4762	—
Rights expired (b)	-462,350	16.4557	—
Rights expired in 2005 (c)	—	—	—
Rights assigned in 2005	4,700,000	12.3074	—
Rights existing as at 31/12/2005	5,435,000	12.2194	13.201	(d)
Of which: exercisable as at 31/12/05	—	—	—

(a)                               Reference price as at 30/12/2004.

(b)                               Concerning rights no longer exercisable following expiry of exercising deadline.

(c)                                Concerning rights no longer exercisable following expiry of employee termination indemnity.

(d)                               Reference price as at 30/12/2005.

Break-down of rights by exercise price and residual maturity

						of which: exercisable
	Minimum contractual residual maturity					as at 31/12/05
							Average
			May 2005-				contractual
	May 2004-	May 2004-	May 2007	May 2009-			residual
Exercise prices (€)	March 2006	May 2006	(a)	April 2012	Total	Total	maturity
12.7229	595,000				595,000	—	—
12.6244		—			—	—	—
7.1264			140,000		140,000	—	—
12.3074				4,700,000	4,700,000	—	—
Total	595,000	—	140,000	4,700,000	5,435,000	—	—

(a)                               Original expiry March 2007, deferred to May 2007 by resolution of the Board of Directors on 25 January 2005

See Part I of these Explanatory Notes for the details on the stock option plans reserved to the managers, the Chairman and Managing Directors of SANPAOLO IMI.

The shares in the Parent Bank and the subsidiaries held by the Directors, Statutory Auditors and Managing Directors of the Parent Bank as well as other entities pursuant to clause 79 of CONSOB Deliberation 11971/99, are set forth in detail in the table below.

Shares held by individuals as per Article 79 of Consob Resolution no. 11971 of 14/5/99 (1)

					Number of	Number of	Number of
				Number of	shares	shares	shares
				shares	bought	sold	held
			Title to	held as at	during	during	as at
Name and surname	Company	How held	shares	31/12/04	2005	2005	31/12/05
Enrico SALZA	SANPAOLO IMI	Direct	Full	500	2,000		2,500
		Spouse	Full	1,250	2,000		3,250
Pio BUSSOLOTTO	SANPAOLO IMI	Direct	Full	4,750			4,750
		Spouse	Full	1,250			1,250
Augusto FRANCHINI	SANPAOLO IMI	Spouse	Full	1,197			1,197
Alfonso IOZZO	SANPAOLO IMI	Direct	Full	7,087			7,087
Iti MIHALICH	SANPAOLO IMI	Direct	Full	3,000			3,000
Emilio OTTOLENGHI	SANPAOLO IMI	Direct	Full	320,000			320,000
		Subsidiary	Full	4,658,731			4,658,731
		Spouse	Full	4,000			4,000
Orazio ROSSI	SANPAOLO IMI	Direct	Full	52,593			52,593
Gian Guido SACCHI MORSIANI	SANPAOLO IMI	Direct	Full	200,000	2,300		202,300
Mario SARCINELLI	SANPAOLO IMI	Spouse	Full	287			287
Leone SIBANI	SANPAOLO IMI	Direct	Full	58,241	1,000	2,430	56,811
		Spouse	Full	15,796		1,000	14,796
	Banca Fideuram	Direct	Full	30,000	500		30,500

(1)                               Shares held in SANPAOLO IMI and its subsidiaries by Directors, Statutory Auditors, General Directors and by their not legally divorced spouses and by underaged children, directly, through a subsidiary, a trust or a third party.

2. Information on transactions with related parties

2.1 Transactions of atypical and/or unusual nature

During 2005, no transactions of “atypical or unusual nature” were carried out by the Parent Bank, the relevance/importance of which might give rise to doubts with regard to the safety of the shareholders’ equity and the protection of minority shareholders, either with related parties or with subjects other than related parties.

For information on the transactions entered into by the Group, see the specific paragraph in the Consolidated Explanatory Notes.

2.2 Transactions of ordinary or recurrent nature

Non-atypical or non-unusual transactions entered into with related parties fall within the scope of the ordinary activities of SANPAOLO IMI and are usually entered into at market conditions, based on valuations of mutual economic convenience, in line with the internal procedures mentioned above.

In the Financial Statements there are no provisions for doubtful loans related to balances in existence with related parties and no losses registered in the year in connection with uncollectible or doubtful loans due from related parties.

Below are the principal terms of reference of the operations of each category of related party, on the basis of the entities indicated in IAS 24; see the paragraph above for information on payments to directors and management.

2.2.1 Transactions with shareholders

Being connected to the ownership structure of SANPAOLO IMI and thus to the shareholders’ agreements entered into on 21 April 2004, while excluding a check, even joint, on the individual shareholders that were parties to those agreements, nonetheless, opting for maximum transparency, the parties to those agreements were included in the list of related parties, as it was not possible to exclude the reconstruction of a position of “significant influence” on the Bank involving those parties. This resulted in the inclusion of entities that exercise control on the important shareholders as well as, with reference to the investment relationships of the important shareholders, the parties controlled by the significant shareholders since they are subject to their direction, when they make any significant transactions.

The transactions with those shareholders fall under the Bank’s ordinary activity and are entered into at the same market conditions applied to other non-related parties enjoying the same credit rating.

The following table summarizes the relationships with Shareholders at 31 December 2005 and the economic effects of the transactions undertaken during the year.

Shareholders	31/12/2005
(€/mil)
Total financial assets	109
Total financial liabilities	22
Total interest income	2
Total interest expense	(1)

2.2.2 Transactions with executives with strategic responsibilities

The relations between the SANPAOLO IMI Group and key managers occur within the normal activities of the Group and are entered into by applying, where appropriate, the agreements made available to all employees, and maintaining complete transparency; or, in relation to independent representatives with whom there is a fixed-term contract in place, applying the conditions available to consultants of the same standing, in full observance of the relevant laws.

The following table summarizes the relationships with executives with strategic responsibilities in place at 31 December 2005, and the economic effects of the financial period, including what is set out in the previous chapter on the payments to directors and management.

Executives with strategic responsibilities	31/12/2005
(€/mil)
Total financial assets	1
Total financial liabilities	5
Total operating costs	(25)

2.2.3 Transactions with subsidiaries and associated companies

Infragroup transactions lie within the scope of the normal operations of a multi-function bank. They are usually regulated on the conditions at which the Parent Bank accesses the reference markets, which are not necessarily the same conditions that would be applicable if the counterparties operated independently. These conditions are, in any case, applied in compliance with the substantial correctness criteria and with the aim of creating value for the Group.

Infragroup transactions concern mainly: - the support given by SANPAOLO IMI to the financial needs of the other Group companies by providing risk capital and loans and by subscribing securities issued by the subsidiaries;

—                                   the channeling of foreign funding by specialist Group companies (Sanpaolo IMI US Financial Co., Sanpaolo IMI Bank International S.A., Sanpaolo IMI Capital Company I L.l.c., Sanpaolo IMI Bank Ireland P.l.c., Sanpaolo Bank S.A.) in favor of the Parent Bank and, to a minor extent, of other subsidiaries;

—                                   the use of subsidiaries’ liquidity at the Parent Bank;

—                                   the outsourcing relationships that regulate auxiliary activities provided by the Parent Bank mainly to the bank network. In particular, the services provided concern the management of the IT platform, back office, property services, logistics as well as commercial, administrative and control support and consultancy. In 2005 outsourced services were provided for 413 million euro;

—                                   the agreements with Group companies on distribution of products and/or services or, more generally, infra-group support and consultancy;

—                                   the management of Group taxation through the “transfer of infra-group tax credits” procedure as provided for by tax laws. In 2005 transfers were made for a total of 24 million euro. Following the authorization by the Board of Directors and considering the number of applications received by consolidated companies, in 2005 the Bank once again signed the infra-group agreements required for the activation (via a notification to the Tax Authorities) of the “domestic tax consolidation within the SANPAOLO IMI Group.

The list of the Group companies and of the companies subject to significant influence as at December 31, 2005 is given in the Explanatory Notes to the Consolidated Financial Statements (Part B — Section 10).

The Table below summarizes the relationships with subsidiary and associated companies as at December 31, 2005 and the economic effects of the transactions undertaken during the year.

Subsidiary companies	31/12/2005
(€/mil)
Total financial assets	35,737
Total other assets	722
Total financial liabilities	37,291
Total other liabilities	426
Total interest income	1,410
Total interest expense	(1,238)
Total commissions income	636
Total commissions expense	(5)
Total other revenues (a)	2,201
Total other costs	(1,734)

(a)                               Including income from outsourcing contracts for 413 million euro.

Associated companies	31/12/2005
(€/mil)
Total financial assets	696
Total financial liabilities	89
Total interest income	18
Total interest expense	(4)

2.2.4 Transactions with joint ventures

At 31 December 2005 there were no significant relations with joint venture companies and there were no economic effects arising out of the operations undertaken with these companies.

2.2.5 Transactions with other related parties

The category “other related parties” includes the Bank’s Pension funds, the close relatives of the key managers, the subjects controlled by or connected with them and the subjects controlled by the Shareholders as defined above.

The following table summaries the relationships with related parties and the economic effects of the transactions undertaken during the year.

Other related parties	31/12/2005
(€/mil)
Total financial assets	114
Total financial liabilities	97

2.3 Significant transactions

During the last year no significant transactions were entered into with related parties.

However, some significant transactions are described below. Further details on some of these transactions have already been illustrated elsewhere in the Report.

Transactions entered into in the context of Parent Bank and Banking operations:

•                                          with reference to the development and rationalization of the Group bank network, transactions undertaken in November 2004 were completed in 2005. In January the capital of Friulcassa and Cassa di Risparmio di Venezia were increased following the transfer of the branches to the SANPAOLO network, for which an appraisal had been acquired in 2004, pursuant to art. 2343 of the Italian Civil Code, made by an expert nominated by the competent Court. In January the transfer of nine branches of Cassa di Risparmio di Padova e Rovigo S.p.A. and 21 branches of Cassa di Risparmio in Bologna S.p.A. was also completed, whose value was subject to a fairness opinion issued by an external advisor. Information on the effect of these operations on the financial statements are provided in Part G of these Explanatory Notes;

•                                          on September 30, 2005, as part of the infra-group reallocation of some industrial minority shareholdings, with the aim of making the Group shareholding portfolio management more and more focused and efficient, the following transfers were undertaken:

•                                          the share in SAVE (2.17% on the block market), classified in the available-for-sale portfolio, was transferred from SANPAOLO IMI to IMI Investimenti. This transfer was worth 13.7 million euro, corresponding to the average prices recorded on the stock exchange near the time of the transaction, and led to the recording of a capital gain for essentially the same value in the statement of income, considering also the reallocation of the equity reserve set up during the transition to the international accounting standards;

•                                          the share in Autostrada “Serenissima” (5.8%, in the financial statements for 45.7 million euro), classified in the available-for-sale portfolio, was transferred from SANPAOLO IMI to FIN. OPI. The value of the transfer was 45.7 million euro, determined on the basis of the transfer values of recent market transactions, and led to the recording of a 40 million euro capital gain, considering also the reallocation of the equity reserve set up during the transition to the international accounting standards;

•                                          on October 14, 2005 SANPAOLO IMI sold to its subsidiary A.I.P. the Unipol option rights related to the 1.86% share in the same company and generated by the capital increase carried out in the same month. 17.3 million of owned rights were transferred at the stock exchange price of 0.2980 euro per right recorded on October 14, and generated a losses on disposal worth about 5.8 million euro, resulting from the difference between the transfer price and the book value of the rights.

Transactions entered into in the context of the operations of the Savings and Assurance business division:

On July 5, 2005, consistently with the setting up of the “Insurance Business Division” in 2004, the Bank’s Board of Directors decided to merge the insurance business carried out by A.I.P. with the asset gathering business managed by Banca Fideuram into a newly-established company structure reporting directly to the Parent Bank. The transaction was completed in November 2005 with the transfer of the shares in Banca Fideuram and A.I.P. held by SANPAOLO IMI to a newly-established company (New Step, now Eurizon Financial Group S.p.A.). The economic value of the share in Banca Fideuram was set at 2,900 million euro, estimated on the basis of the stock exchange price of the security over an appropriate period of time. With regard to the share in A.I.P., the value was set in 2,700 million euro, based on a prudent application of the “sum of parts” method and on the basis of prudent development forecasts of the insurance business. These values are below the range of valuations identified by the expert nominated by the Court, who approved the estimates of the shares subject to transfer on November 3, 2005, pursuant to art. 2343 of the Italian Civil Code.

Further information on the concentration transaction, with particular reference to the assumptions made for the Financial Statements of SANPAOLO IMI S.p.A. are provided in Part G of these Explanatory Notes.

3. Other information

Offices held by Directors in other companies

In accordance with the recommendations of the Code of Conduct for Listed Companies promoted by Borsa Italiana S.p.A., a list is provided below of the offices of Director or Statutory Auditor held by members of the Board of Directors of SANPAOLO IMI in other companies listed on regulated markets (also abroad), in financial institutions, banks, insurance companies or other significant-sized companies.

DIRECTOR	OFFICE	COMPANY
Enrico SALZA	Managing Director	Tecnoholding S.p.A.
Maurizio BARRACCO	Director	R.C.S. Quotidiani S.p.A.
	Sole Director	ARIN — Azienda Risorse Idriche Napoli S.p.A.
Pio BUSSOLOTTO	Director	Cassa di Risparmio di Padova e Rovigo S.p.A.
	Director	Cassa di Risparmio di Firenze S.p.A.
	Director	Banca delle Marche S.p.A.
	Director	Assicurazioni Internazionali di Previdenza S.p.A.
Giuseppe FONTANA	Director	Banca Fideuram S.p.A.
	Director	Banca Popolare di Sondrio S.c.r.l.
Ettore GOTTI TEDESCHI	President	Santander Consumer Bank S.p.A.
	Vice President	Alerion Industries S.p.A.
	Director	Cassa Depositi e Prestiti S.p.A.
	Director	Endesa Italia S.p.A.
Alfonso IOZZO	President President Director	Sanpaolo Banco di Napoli S.p.A. Banca Opi S.p.A. Assicurazioni Internazionali di Previdenza S.p.A.
Virgilio MARRONE	Director	FIAT S.p.A.
	Director	Exor Group — Luxembourg S.A.
Iti MIHALICH	President	Società Reale Mutua di Assicurazioni
	President	Banca Reale S.p.A.
	President	Rem Assicurazioni S.p.A.
	President	Reale Immobili S.p.A.
	President	Blue Assistance S.p.A.
	President	La Piemontese Assicurazioni S.p.A.
	President	La Piemontese Vita S.p.A.
	President	Compagnia Italiana di Previdenza, Assicurazioni e Riassicurazioni
	President	ICT Immobiliare S.p.A.
	President	Reale Seguros Generales S.A.
	President	Reale Vida - Compania de Seguros y Reaseguros S.A.
	President	Union Aseguradora, Sociedad Anonima de Seguros Generales
	President	Reale Sum - Agrupacion de Interes Economico
	President	Inmobiliaria Grupo Asegurador Reale S.A.
	President	Immobiliare Mirasole S.p.A.
	President	Silem S.p.A.
	Vice President	Ala Assicurazioni S.p.A.
	Director	Sara Assicurazioni S.p.A.
	Director	Sara Vita S.p.A.
	Director	Humanitas S.p.A.

DIRECTOR	OFFICE	COMPANY
Anthony ORSATELLI	Membre du Directoire	Caisse Nationale des Caisses d’Epargne S.A.
	Chairman of the Board of Directors	Nexgen Financial Holding Limited
	Chairman of the Board of Directors	Nexgen Re Limited
	Member of the Board of Directors	CDC Ixis AM US Corporation
	Member of the Board of Directors	Euroclear Plc.
	Member of the Board of Directors	CDC Ixis Financial Guaranty North America Inc.
Emilio OTTOLENGHI	President	Vis S.p.A.
	President	La Petrolifera Italo Rumena S.p.A.
	Director	Argus Fund S.p.A.
	Director	Sapir S.p.A.
Orazio ROSSI	President	Cassa di Risparmio di Padova e Rovigo S.p.A.
	President	Sanpaolo IMI Internazionale S.p.A.
Gian Guido SACCHI MORSIANI	President	Neos Banca S.p.A.
	President	Gest Line S.p.A.
	Director	CNC Consorzio Nazionale Concessionari
Alfredo SAENZ ABAD	Vice Presidente Segundo y Consejero Delegado	Banco Santander Central Hispano S.A.
	Vice Presidente	Santander Central Hispano Investment S.A.
	Vice Presidente	Compañía Española de Petróleos S.A.
	Presidente	Banco Banif S.A.
	Consejero	France Telecom Operadores de Telecomunicaciones S.A.
Mario SARCINELLI	Director	Ina Vita S.p.A.
	Director	Cassa Depositi e Prestiti S.p.A.
	Director	Data Management S.p.A.
Leone SIBANI	President	Sanpaolo IMI Private Equity S.p.A.
	Director	Sanpaolo IMI Internazionale S.p.A.
	Director	Banca Popolare dell’Adriatico S.p.A.
	Director	Biesse S.p.A.
Alberto TAZZETTI	President	Sicurezza Lavoro S.r.l.
	Director	Centrale del Latte di Torino & Co. S.p.A.
Josè Manuel VARELA	Director	Santander Consumer Finance Spain S.A.
	Director	Santander Consumer Elcon Finans AS - Norway
	Director	Santander Consumer PTF Bank S.A. - Poland
	Director	Santander Consumer CC-Bank AG - Germany
	Director	Santander Consumer Bank S.p.A.
	Director	Interbanco - Portugal
	Director	Banque Commerciale du Maroc S.A.
	Director	CC-Credit R.T. - Hungary

PARENT BANK

Company name

SANPAOLO IMI S.p.A.

Registered office

Piazza San Carlo, 156
10121 Turin

Other offices

Viale dell’Arte, 25
00144 Rome

Via Farini, 22
40124 Bologna

Italian Banking Groups registry number: 1025/6

Part I – Payment agreements based on own financial instruments

A. QUALITATIVE INFORMATION

1. Description of payment agreements based on own financial instruments

Stock option

Stock option plans related to the entire SANPAOLO IMI Group are indicated in Part I of the Explanatory Notes to the Consolidated Financial Statements.

At the Shareholders’ Meeting of 31 July 1998, the shareholders authorized the Board of Directors to implement plans for a stock option program for Group executives, by raising increases in paid capital of up to a maximum amount subsequently defined as 40 million euro, corresponding to 14,285,714 shares.

By virtue of this authorization the Board of Directors:

•     at the meeting of 27 June 2000 launched a stock option plan, assigning the Managing Directors, acting as General Directors, and 122 other executives, 3,378,270 rights, exercisable from 2003 onwards and not after 31 March 2005, at a subscription price of 16.45573 euro per share. These rights expired in 2005 upon the final deadline for their exercise (31 March 2005);

•     on 18 December 2001 approved a stock option plan, assigning 171 Group executives, of which about 40 were employed by subsidiaries, 4,030,000 rights, exercisable after the dividend issue for the financial year 2003 and not after 31 March 2006, at a price of 12.7229 euro.

At the Shareholders’ Meeting of 30 April 2002, the shareholders renewed the Board of Directors’ authorization to implement plans for stock option programs for Group executives, by raising increases in paid capital of up to a maximum amount of 51,440,648 euro, corresponding to 18,371,660 shares.

By virtue of this authorization the Board of Directors:

•     on 17 December 2002 launched a new stock option plan, assigning 291 Group executives, of which about 77 were employed by subsidiaries, according to the role they occupy, 8,280,000 rights, exercisable after the dividend issue for the financial year 2004 and not after 31 March 2007 (extended to 15 May 2007 by resolution of the Board of Directors on 25 January 2005), at a price of 7.1264 euro;

•     on 14 November 2005 launched a new stock option plan with the goal of sustaining the Group’s Industrial Plan and of encouraging management activities aimed at reaching three-year objectives and a further increase in the share value. The rights were assigned to 48 executives who occupy key positions within the Group and have a strong influence on strategic decisions aimed at achieving the objectives in the Industrial Plan and at increasing the value of the Group. The 2006-2008 plan includes the assignment of 9,650,00 rights exercisable after the dividend issue for the financial year 2008 and not after 30 April 2012, at an exercise price of 12.3074 euro.

In addition, on 14 May 2002 the Board of Directors launched a stock option program for the President and the Managing Directors, for the three-year period 2001-2003. Based on this plan, Mr. Rainer Stefano MASERA, Mr. Alfonso IOZZO and Rag. Luigi MARANZANA were each assigned a total of 450,000 fixed rights for the three-year period 2001-2003. Rag. Pio BUSSOLOTTO was assigned a total of 300,000 rights for the three-year period 2001-2003. The rights assigned became exercisable — at a price of 12.6244 euro — from the date of the dividend issue for the financial year 2003 and in any case not after 15 May 2006. The latter deadline was extended by a resolution of the Board of Directors on 25 January 2005 (the previous deadline was 31 March 2006). This plan is detailed in Part H of the Explanatory Notes.

B. QUANTITATIVE INFORMATION

1. Annual changes

In compliance with the provisions of IFRS 2, below is the information on the evolution and details of the stock option plans in favor of the Bank’s managers, the Chairman and the Managing Directors, including the key managers (see the information in Part H of these Explanatory Notes).

Evolution of stock option plans in 2005

		Average exercise	Market price
	Number of shares	price (€)	(€)
Rights existing as at 1/1/2005	10,120,000	10.5743	10.600	(a)
Rights exercised in 2005	-4,706,000	7.3524
Rights expired (b)	-1,385,000	16.4557
Rights expired in 2005 (c)	—	—	—
Rights assigned in 2005	7,500,000	12.3074
Rights existing as at 31/12/2005	11,529,000	12.3104	13.201	(d)
Of which: exercisable as at 31/12/05	—	—

(a) Reference price as at 30/12/2004.

(b) Concerning rights no longer exercisable following expiry of exercising deadline.

(c) Concerning rights no longer exercisable following expiry of employee termination indemnity.

(d) Reference price as at 30/12/2005.

Break-down of rights by exercise price and residual maturity

						of which: exercisable
	Minimum contractual residual maturity					as at 31/12/05
		May 2004 -	May 2005 -				Average residual
	May 2004 -	May 2006	May 2007	May 2009 -			contractual
Exercise prices (€)	March 2006	(a)	(b)	April 2012	Total	Total	maturity
12.7229	2,115,000				2,115,000	—	—
12.6244		1,650,000			1,650,000	—	—
7.1264			264,000		264,000	—	—
12.3074				7,500,000	7,500,000	—	—
Total	2,115,000	1,650,000	264,000	7,500,000	11,529,000	—	—

(a) Original expiry March 2006, deferred to May 2006 by resolution of the Board of Directors on 25 January 2005.

(b) Original expiry March 2007, deferred to May 2007 by resolution of the Board of Directors on 25 January 2005.

Part L - Information on comparison with financial year 2004

INTRODUCTION

As described in Part A — Accounting standards, SANPAOLO IMI S.p.A. has used the possibility provided for in IFRS 1 of deferring first-time adoption of IAS 32 and 39 and IFRS 4 to 1 December 2005. Consequently, the accounting figures as at 31 December 2004 for the data affected by IAS standards are reported according to national accounting principles (D.Lgs. 87/92 and related instructions issued by the Bank of Italy), making it virtually impossible to make a homogeneous comparison where requested by Bank of Italy Circular 262 of 29 December 2005.

In order to permit a comparison between the two years in any case, the sections of the 2004 Explanatory Notes relating to the statement captions impacted by IAS 32 and 39 are reported, maintaining the same numbering as the 2004 statements.

Information on the balance sheet - Assets

SECTION 1 — LOANS

Loans to banks (caption 30)

31/12/2004
(€/mil)
Due from central banks
— compulsory reserve	157
— other	26
Due from other banks
— repurchase agreements and securities loaned	8,004
— current accounts	1,032
— deposits	24,072
— loans	1,479
— subordinated loans	163
— other	6
Total	34,939

Detail of caption 30 “due from banks” (Table 1.1 B.I.)
31/12/2004
(€/mil)
a) due from central banks	183
b) bills eligible for refinancing with central banks	—
c) repurchase agreements	8,004
d) securities loaned	—

Degree of risk in loan portfolio to banks

Cash loans to banks (Table 1.2 B.I.)	(€/mil)

	31/12/2004
	Gross	Total	Net
Category / Value	exposure	adjustments	exposure

A. Doubtful loans	27	9	18
A.1 Non-performing loans	1	1	—
A.2 Problem loans	1	1	—
A.3 Loans in course of restructuring	—	—	—
A.4 Restructured loans	—	—	—
A.5 Unsecured loans exposed to country risk	25	7	18
B. Performing loans	34,921	—	34,921
Total loans to banks	34,948	9	34,939

Movements in doubtful amounts due from banks (Table 1.3 B.I.)	(€/mil)

			Loans in		Unsecured
	Non-performing	Problem	course of	Restructured	loans exposed
Description / Categories	loans	loans	restructuring	loans	to country risk

A. Gross exposure as at 1/1/04	5	1	—	—	39
A.1 of which: for default interest	—	—	—	—	1
B. Increases	—	—	—	—	—
B.1 from performing loans	—	—	—	—	—
B.2 default interest	—	—	—	—	—
B.3 transfer from other categories of doubtful loans	—	—	—	—	—
B.4 other increases	—	—	—	—	—
C. Decreases	4	—	—	—	14
C.1 to performing loans	—	—	—	—	—
C.2 write-offs	4	—	—	—	2
C.3 collections	—	—	—	—	12
C.4 disposals	—	—	—	—	—
C.5 Transfer to other categories of doubtful loans	—	—	—	—	—
C.6 other decreases	—	—	—	—	—
D. Gross exposure as at 31/12/04	1	1	—	—	25
D.1 of which: for default interest	—	—	—	—	—

Movements in total adjustments to loans to banks (Table 1.4 B.I)	(€/mil)

			Loans in		Unsecured
	Non-performing	Problem	course of	Restructured	loans exposed	Performing
Description / Categories	loans	loans	restructuring	loans	to country risk	loans

A. Total adjustments as at 1/1/04	5	1	—	—	9	—
A.1 of which: for default interest	—	—	—	—	1	—
B. Increases	—	—	—	—	2	—
B.1 adjustments	—	—	—	—	—	—
B.1.1 of which: for default interest	—	—	—	—	—	—
B.2 use of reserves for probable loan losses	—	—	—	—	—	—
B.3 transfer from other categories of loans	—	—	—	—	—	—
B.4 other increases	—	—	—	—	2	—
C. Decreases	4	—	—	—	4	—
C.1 write-backs from valuation	—	—	—	—	1	—
C.1.1 of which: for default interest	—	—	—	—	—	—
C.2 write-backs due from collections	—	—	—	—	—	—
C.2.1 of which: for default interest	—	—	—	—	—	—
C.3 write-offs	4	—	—	—	2	—
C.4 transfer to other categories of doubtful loans	—	—	—	—	—	—
C.5 other decreases	—	—	—	—	1	—
D. Total adjustments as at 31/12/04	1	1	—	—	7	—
D.1 of which: for default interest	—	—	—	—	—	—

Loans to customers (caption 40)

31/12/2004
(€/mil)
Mortgages	28,069
Other forms of finance not in current accounts — Domestic branches	11,674
Current accounts	6,985
Other forms of finance not in current accounts — Foreign branches	3,164
Import-export loans	1,659
Advances with recourse	1,338
Loans repurchased by third parties	1,184
Repurchase agreements and securities loaned	1,111
Personal loans	818
Non-performing loans	378
Risk on portfolio	401
Other loans to customers	423
Total	57,204

Detail of caption 40 “loans to customers” (Table 1.5 B.I.)

31/12/2004
(€/mil)
a) Bills eligible for refinancing with central banks	—
b) Repurchase agreements	1,111
c) Securities loaned	—

Secured loans to customers (Table 1.6 B.I.)
31/12/2004
(€/mil)
a) Mortgages	17,017
b) Pledged assets:
1. cash deposits	60
2. securities (a)	2,405
3. other instruments	209
c) Guarantees given by:
1. governments	1,277
2. other public entities	5
3. banks	350
4. other operators	9,543
Total	30,866

(a) Include repurchase and similar agreements guaranteed by underlying securities totaling 1,111 million euro as of 31 December 2004 and 1,109 million euro as of 31 December 2003.

Degree of risk in loan portfolio to customers

Analysis of loans to customers (Table 1.7 B.I.)	(€/mil)

	31/12/2004
	Gross	Total	Net
Category / Value	exposure	adjustments	exposure
A. Doubtful loans	2,768	1,850	918
A.1 Non-performing loans	2,029	1,651	378
A.2 Problem loans	493	130	363
A.3 Loans in course of restructuring	110	33	77
A.4 Restructured loans	101	26	75
A.5 Unsecured loans exposed to country risk	35	10	25
B. Performing loans	56,771	485	56,286
Total loans to customers	59,539	2,335	57,204

Coverage of loans
			31/12/2004
Categories			(%)
Non-performing loans			81.37
Problem, restructured and in course of restructuring loans			26.85
Unsecured loans exposed to country risk			28.57
Performing loans (a)			0.94

(a) Total performing loans do not include loans to Group companies, equal to 4,915 million euro.

Movements in doubtful loans to customers (Table 1.8 B.I.)	(€/mil)

			Loans in		Unsecured
	Non-performing	Problem	course of	Restructured	loans exposed
Description / Categories	loans	loans	restructuring	loans	to country risk
A. Gross exposure as at 1/1/04	2,104	611	17	137	28
A.1 of which: for default interest	335	19	—	—	—
B. Increases	366	646	261	180	8
B.1 from performing loans	56	433	87	19	—
B.2 default interest	44	6	—	—	—
B.3 transfer from other categories of doubtful loans	174	109	155	113	—
B.4 other increases	92	98	19	48	8
C. Decreases	441	764	168	216	1
C.1 to performing loans	4	36	—	35	—
C.2 write-offs	110	58	—	—	—
C.3 collections	207	287	18	80	1
C.4 disposals	—	—	—	—	—
C.5 transfer to other categories of doubtful loans	31	323	136	61	—
C.6 other decreases	89	60	14	40	—
D. Gross exposure as at 31/12/04	2,029	493	110	101	35
D.1 of which: for default interest	347	20	—	1	—

Movements in total adjustments made to loans granted to customers (Table 1.9 B.I.)	(€/mil)

			Loans in		Unsecured
	Non-performing	Problem	course of	Restructured	loans exposed	Performing
Description / Categories	loans	loans	restructuring	loans	to country risk	loans
A. Total pro forma adjustments as at 1/1/04	1,651	202	3	30	8	477
A.1 of which: for default interest	335	19	—	—	—	2
B. Increases	282	118	63	32	6	39
B.1 adjustments	168	69	41	6	3	39
B.1.1 of which: for default interest	44	6	—	1	—	2
B.2 use of reserves for probable loan losses	—	—	—	—	—	—
B.3 transfer from other categories of loans	68	43	18	14	—	—
B.4 other increases	46	6	4	12	3	—
C. Decreases	282	190	33	36	4	31
C.1 write-backs from valuation	13	8	—	2	—	1
C.1.1 of which: for default interest	—	—	—	—	—	—
C.2 write-backs due from collections	59	29	1	16	—	1
C.2.1 of which: for default interest	13	2	1	—	—	1
C.3 write-offs	110	58	—	—	—	4
C.4 transfer to other categories of doubtful loans	24	80	27	5	—	7
C.5 other decreases	76	15	5	13	4	18
D. Total adjustments as at 31/12/04	1,651	130	33	26	10	485
D.1 of which: for default interest	347	20	—	1	—	2

Loans to customers and banks resident in nations exposed to country risk

(€/mil)

	Gross exposure
		of which: unsecured
Country	Total	book value	weighted value
Brazil	39	29	29
Azerbaijan	37	12	12
Venezuela	13	8	8
Trinidad and Tobago	4	4	4
Argentina	42	3	3
Serbia and Montenegro	2	2	2
Costa Rica	1	1	—
Cayman Islands	18	—	—
Dominican Republic	6	—	—
Philippines	4	—	—
Other	7	1	1
Total gross exposure	173	60	59
Total adjustments	17	17
Net exposure as at 31/12/04	156	43

SECTION 2 - SECURITIES

31/12/2004
(€/mil)
Treasury bills and similar bills eligible for refinancing with central banks (caption 20)	1,011
Bonds and other debt securities (caption 50)	10,230
Shares, quotas and other equities (caption 60)	284
Total	11,525
of which:
- investment securities	2,365
- dealing securities	9,160

Investment securities (Table 2.1 B.I.)

	31/12/2004
	Book	Market
Caption / Value	value	value
	(€/mil)
1. Debt securities
1.1 Government securities
- quoted	2,003	2,065
- unquoted	—	—
1.2 Other securities
- quoted	42	44
- unquoted	320	333
2. Equities
- quoted	—	—
- unquoted	—	—
Total	2,365	2,442

Changes in investment securities during the year (Table 2.2 B.I.)

(€/mil)
A. Opening balance	2,458
B. Increases
B1. purchases	23
B2. write-backs	—
B3. transfers from dealing portfolio	—
B4. other changes	10
C. Decreases
C1. sales	16
C2. redemptions	74
C3. adjustments	1
of which:
long-term write-downs	1
C4. transfers to dealing portfolio	—
C5. other changes	35
D. Closing balance	2,365

Dealing securities (Table 2.3 B.I.)

	31/12/2004
	Book	Market
Caption / Value	value	value
	(€/mil)
1. Debt securities
1.1 Government securities
- quoted	1,959	1,959
- unquoted	24	24
1.2 Other securities
- quoted (a)	1,048	1,048
- unquoted	5,845	5,858
2. Equities
- quoted	284	284
- unquoted	—	—
Total	9,160	9,173

(a) For foreign securities listed on organized markets for which the latest quotations are not representative of their realizable value in transactions between independent counterparties (non-active market situations), their market values have been identified on the basis of methods used to value unquoted securities.

Changes in dealing securities during the year (Table 2.4 B.I.)

(€/mil)
A. Pro forma opening balance	9,029
B. Increases
B1. purchases
- debt securities
- Government securities	9,732
- other securities	6,646
- equities	70
B2. write-backs and revaluations	74
B3. transfers from investment portfolio	—
B4. other changes	105
C. Decreases
C1. sales and redemptions
- debt securities
- Government securities	9,842
- other securities	6,505
- equities	4
C2. adjustments	20
C3. transfers to investment portfolio	—
C5. other changes	125
D. Closing balance	9,160

Subcaption B4. “Increases - other changes” is detailed as follows:

(€/mil)
B4. “Increases - other changes”
Exchange differences	3
Capitalization of accrued interest on treasury bills (BOT) and zero coupon bond (BTZ)	40
Gains on disposals	24
Accrued issue discounts	2
Other (a)	36
Total other changes	105

(a)                                  The caption refers to technical exposures as at 31 December 2004.

Subcaption C5. “Decreases - other changes” is detailed as follows:

(€/mil)
C5. “Decreases - other changes”
Exchange differences	100
Losses on disposals	16
Other (a)	9
Total other changes	125

(a)                                  6 million euro refers to technical exposures as at 1 January 2004 and three million euro to the book value of securities due and not reimbursed by the issuer reclassified to receivables, of which two million euro were sold in the second half of 2004.

SECTION 5   - OTHER ASSETS

Other assets (caption 130)

Analysis of caption 130 “other assets” (Detail 5.1 B.I.)

31/12/2004
(€/mil)
Unprocessed transactions and transactions by foreign branches:	1,608
- unprocessed transactions - Italian branches (a)	1,109
- amounts in transit between Italian branches (a)	496
- transactions by foreign branches	3
Due from tax authorities:	1,815
- prepaid current year direct taxes	78
- tax credits on dividends and taxes withheld	9
- tax withholdings overpaid during the year on bank interest income	22
- tax credits relating to prior years	1,318
- advanced taxes on termination indemnities - Law 662/96	28
- other deposits (b)	360
Deferred tax assets	702
Items relating to derivative contracts and currency transactions:	754
- effect of currency hedges, forex swap and cross-currency swap	18
- valuation of derivatives on interest rates and stockmarket indices	699
- premiums paid on purchased options	37
Loans to subsidiaries for dividends matured	695
Loans to Carlyle Group (c)	102
Reimbursement of the incentive pursuant to the Ciampi Law suspended	200
Deposit with the Bank of Italy relating to the liquidation of Isveimer	58
Deposit with the Bank of Italy relating to the coverage of Sga’s losses	7
Items relating to securities transactions	7
Net effect of translating funds from international agencies using current rates, with the exchange borne by third parties	8
Checks and other instruments held	8
Other (d)	576
Total	6,540

(a)                                  The amounts were mostly settled at the beginning of 2005.

(b)                                 The credit refers to the payment to the State of an amount equal to 1.5% of the sums declared in the the F24 tax return for the year 2003 and performed at the closing of the year 2004 according to the following provisions of law: D. Lgs. no. 341 of 10 December 2003, converted into Law no. 31 of 9 February 2004, modified by Art. 7 of D. Lgs. no. 282 of 29 November 2004 - provisions dated 10 December 2004 issued by the Department of Fiscal Policies. Furthermore, also recorded to commitments is 312.2 million euro, corresponding to the payment to be made at the end of 2005, for the sums declared in the 2004 F24 tax return.

(c)                                  This item refers to the amount owed by the Carlyle Group for the extension granted for the payment of 50% of the price for the trading, in 2004, of 100% of the shares in CSP Investimenti Srl, as well as some property. These amounts, stated at their discounted value, are accompanied by on demand bank guarantees.

(d)                                 The caption Other includes the net carrying amount of 1.3 million euro for the loan arising from the Court of Appeal sentence in relation to the IMI Sir dispute. Detailed information on this dispute is provided elsewhere in this section.

Accrued income and prepaid expenses (caption 140)

Break-down of caption 140 “accrued income and prepaid expenses” (Detail 5.2 B.I.)

31/12/2004
(€/mil)
Accrued income
- income from derivative contracts	1,187
- interest from loans to customers	280
- interest on securities	82
- interest on loans to banks	81
- other	168
Prepaid expenses
- up front fees on derivative contracts	264
- commissions on placement of securities and mortgage loans	139
- discounts on bond issues	17
- other expenses	88
Total	2,306

Other information

Distribution of subordinated assets (Table 5.4 B.I.)

31/12/2004
(€/mil)
a) Due from banks	164
b) Loans to customers	114
c) Bonds and other debt securities	624
Total	902

Information on the balance sheet - Liabilities

SECTION 6 - PAYABLES

Due to banks (caption 10)

31/12/2004
(€/mil)
Due to central banks
- repurchase agreements and securities loaned	550
- other deposits from the Italian Exchange Office	193
- other deposits from central banks	2,310
Due to other banks
- deposits	18,475
- other forms of finance not included in current accounts	5,883
- repurchase agreements and securities loaned	4,960
- medium-/long-term loans from International Organizations	1,695
- current accounts	1,731
- other	12
- other loans	1,220
Total	37,029

Detail of caption “due to banks” (Table 6.1 B.I.)

31/12/2004
(€/mil)
a) Repurchase agreements	5,510
b) Securities loaned	—

Due to customers and securities issued (captions 20 and 30)

31/12/2004
(€/mil)
Due to customers
- current accounts	29,173
- repurchase agreements and securities loaned	4,840
- deposits	8,296
- short-term payables relating to special management services carried out for the Government	36
- other	503
Securities issued
- bonds	18,029
- certificates of deposit	520
- bankers’ drafts	291
- other securities	8
Total	61,696

Detail of caption “due to customers” (Table 6.2 B.I.)

31/12/2004
(€/mil)
a) Repurchase agreements	4,840
b) Securities loaned	—

Public funds administered (caption 40)

31/12/2004
(€/mil)
Funds provided by the State	9
Funds provided by regional public authorities	18
Other funds	—
Total	27
of which: funds with risk borne by the Government pursuant to Law 19 of 6/2/87	9

SECTION 8 - CAPITAL, EQUITY RESERVES, RESERVE FOR GENERAL BANKING RISKS AND SUBORDINATED LIABILITIES

31/12/2004
(€/mil)
Shareholders’ equity
- Capital (caption 120)	5,218
- Additional paid-in capital (caption 130)	725
- Reserves (caption 140)
a) legal reserve	1,044
b) reserve for own shares	43
c) statutory reserves	—
d) other reserves:	3,024
- reserve formerly Art.13 sub. 6 D.Lgs. 124/93	5
- extraordinary reserve	2,042
- reserve D.Lgs. 153/99	—
- unrestricted reserve for the acquisition of own shares	957
- reserve D.Lgs. 213/98	16
- reserve L. 342/2000	4
- other reserves (a)	—
- Revaluation reserves (caption 150)	—
- Reserve for general banking risks (caption 100)	—
- Retained earnings (caption 160)	—
Total Capital and Reserves	10,054
- Income for the period (caption 170)	1,036
Total shareholders’ equity	11,090
Own shares or quotas (caption 120 - Assets)	43
Subordinated liabilities (caption 110)	6,588

(a)                                  The other reserves relating to 2003 include the effect of the pro forma adjustments to net equity.

				Portion of	Possible
	Amount as of	Principal	Portion of	income subject	utilization	Portion
	31/12/2004	portion	income	to taxation (a)	(b)	available
	(€/mil)
Shareholders’ equity
- Capital	5,218	3,278	1,225	715	—	—
- Additional paid-in capital	725	725			A, B, C	725
- Legal reserve	1,044	411	132	501	B	—
- Reserve for own shares in portfolio	43		43		—	—
- Unrestricted reserve for the acquisition of own shares	957		957		A, B, C	957
- Reserve formerly Art.13 sub. 6 D.Lgs. 124/93	5			5	A, B, C	5
- Extraordinary reserve	2,042		2,042		A, B, C	2,042
- Reserve D.Lgs. 213/98	16		16		A, B	16
- Reserve L. 342/2000	4			4	A, B	4
Total Capital and Reserves	10,054	4,414	4,415	1,225	—	3,749
Portion not to be distributed (c)						77
Portion for distribution						3,672

(a)                                  These amounts do not include the portion of the reserve fiscally tied in accordance with Art. 109 c. 4 of the Consolidated Code on Income Taxes (TUIR), modified by D.Lgs. 344/2003. Such portion, estimated at around 67 million euro, will be fiscally tied in relation to the costs effectively deducted during the pay out in 2005 of the income taxes relating to the previous fiscal year.

(b)                                 A = capital increase; B = to cover losses; C = for distribution to shareholders.

(c)                                  In accordance with Art. 16, subsection 1 of D.Lgs. 87/92, the non-distributable portion refers to research and development costs and other long-term charges to be amortized as of 31 December 2004 totaling 57 million euro, plus Reserve D.Lgs. 213/98 which is not distributable by law and Reserve Law 342/2000, which can only be reduced in compliance with the provisions of Art. 2445 of the Civil Code.

Net shareholders’ equity and minimum regulatory requirements (Table 8.1 B.I.)

Category / Value	31/12/2004
(€/mil)
A. Regulatory capital
A.1 Tier 1 capital	10,469
A.2 Tier 2 capital	4,799
A.3 Items to be deducted	770
A.4 Regulatory capital	14,498
B. Minimum regulatory requirements
B.1 Credit risk	5,737
B.2 Market risk (a)	180
- of which:
- risks of the dealing portfolio	180
- exchange risks	—
B.3 Tier 3 subordinated loans	180
B.4 Other minimum requirements	—
B.5 Total minimum requirements	5,917
C. Risk assets and capital adequacy ratios
C.1 Risk weighted assets	84,532
C.2 Tier 1 capital / Risk weighted assets	12.4%
C.3 Regulatory capital / Risk weighted assets	17.4%

(a)                                  Market risks are fully covered by issues of tier 3 subordinated liabilities. The latter, equal to 600 million euro, cover market risks attributable both to the Parent Bank and to other Group companies.

Subordinated liabilities (Caption 110)

		Amount in
		the financial						Starting date
		statements	Amount					of early
	Original	as at	in original				Maturity	redemption
	currency	31/12/04	currency	Interest rate	Issue date		date	of the loan
		(€/mil)	(millions)

Subordinated deposits linked to the issuance of Preferred Shares	EUR	1,000	1,000	up to 10/11/2010: 7.88% p.a. subsequently: 1 year Euribor +3.25% p.a.		10/11/2000	31/12/2100	10/11/2010
Total innovative capital instruments (tier 1)		1,000
Notes	USD	69	94	6 month LIBOR - 0.25% p.a. (a)		30/11/1993	30/11/2005	(*)
Debenture loan	EUR	150	150	5.75%		15/9/1999	15/9/2009	(*)
Debenture loan	EUR	300	300	5.55% p.a.		31/7/2001	31/7/2008	(*)
Debenture loan	EUR	200	200	5.16% p.a.		2/10/2001	2/10/2008	(*)
Notes	EUR	500	500	6.375% p.a.		6/4/2000	6/4/2010	(*)
Notes	EUR	350	350	up to 6/4/2005 excluded: 3 month Euribor +0.50% p.a. subsequently: 3 month Euribor +1.25% p.a.		6/4/2000	6/4/2010	6/4/2005
Notes	EUR	1,000	1,000	up to 27/9/2005 excluded: 3 month Euribor +0.65% p.a. subsequently: 3 month Euribor +1.25% p.a.		27/9/2000	27/9/2010	27/9/2005
Notes	EUR	500	500	up to 28/6/2007 included: 3 month Euribor +0.49% p.a. subsequently: 3 month Euribor +1.09% p.a.		28/6/2002	28/6/2012	28/6/2007
Debenture loan	EUR	54	54	up to 15/7/2007: 4.90% subsequently: 6 month Euribor +0.76% p.a.		15/7/2002	15/7/2012	15/7/2007
Debenture loan	EUR	147	147	up to 4/12/2007: 4.32% p.a. subsequently: 6 month Euribor +0.85% p.a.		4/12/2002	4/12/2012	4/12/2007
Notes	EUR	300	300	5.375% p.a.		13/12/2002	13/12/2012	(*)
Notes	EUR	350	350	up to 9/6/2010 excluded: 3.75% p.a. subsequently: 3 month Euribor + 1.05% p.a.		9/6/2003	9/6/2015	9/6/2010
Notes	GBP	234	165	up to 18/03/2019 excluded: 5.625% p.a. subsequently: 3 month Sterling LIBOR +1125 p.a.	.	18/3/2004	18/3/2024	18/3/2019
Notes	EUR	700	700	up to 28/06/2011 excluded: 3 month Euribor + 0.30% p.a. subsequently: 3 month Euribor + 0.90% p.a.		28/6/2004	28/6/2016	28/6/2011
Debenture loan	EUR	134	134	up to 3/8/2009 excluded: 3.72% p.a. subsequently: 6 month Euribor + 0.60% p.a.		3/8/2004	3/8/2014	3/8/2009
Total subordinated liabilities (tier 2)		4,988
Debenture loan	EUR	350	350	2.98% p.a.		15/5/2003	15/11/2005	(*)
Debenture loan	EUR	200	200	2.42%		30/6/2003	30/12/2005	(*)
Notes	EUR	50	50	up to 14/11/2004: 1.44289% p.a. subsequently: 1.50% p.a.		26/6/2003	15/11/2007	(*)
Total tier 3 subordinated liabilities		600
Total		6,588

(*)                                 Early redemption of the loan is not provided for.

(a)                                  With a minimum of 5.375% and a maximum of 8.250%.

SECTION 9 - OTHER LIABILITIES

Other liabilities (caption 50)

Analysis of caption 50 “other liabilities” (Detail 9.1 B.I.)

31/12/2004
(€/mil)
Amounts available for third parties	1,389
Unprocessed transactions and transactions by foreign branches:	1,404
- unprocessed transactions (a)	1,006
- amounts in transit between Italian branches (a)	374
- transactions by foreign branches	24
Items relating to derivative contracts and currency transactions:	1,610
- Effect of currency hedges, forex swap and cross-currency swap	749
- Valuation of derivatives on interest rates and stockmarket indices	815
- Premiums collected on options sold	46
Amounts due to personnel	287
Illiquid balances from portfolio transactions	192
Tax payment accounts	74
Amounts payable to Bank of Italy in respect of Isveimer liquidation	58
Deposits guaranteeing agricultural and construction loans	87
Amounts payable due to settlement value date	11
Items relating to securities transactions	37
of which “short position”	37
Amounts payable to Bank of Italy - loans for the restoration of SGA L. 588/96	7
Other items	739
Total	5,895

(a)  The amounts were mostly settled at the beginning of 2005.

Accrued expenses and deferred income (caption 60)

Analysis of caption 60 “accrued expenses and deferred income” (Detail 9.2 B.I.)

31/12/2004
(€/mil)
Accrued expenses
– charges on derivative contracts	919
– interest on securities issued	319
– interest on amounts due to banks	105
– interest on amounts due to customers	41
– other expenses	7
Deferred income
– interest on discounted portfolio	15
– up front on derivative contracts	65
– bond issue premium	3
– other revenues	64
Total	1,538

Guarantees and commitments

SECTION 10 - GUARANTEES AND COMMITMENTS

Guarantees (caption 10)

Break-down of caption 10 “guarantees given” (Table 10.1 B.I.)

31/12/2004
(€/mil)
a) Commercial guarantees	8,399
a) Financial guarantees	19,864
c) Assets lodged in guarantee	70
Total	28,333

31/12/2004
(€/mil)
Endorsements and sureties	24,178
Documentary credits	326
Acceptances	122
Other guarantees	3,637
Assets lodged in guarantee:	—
– securities	—
– other assets	70
Total	28,333

Commitments (caption 20)

Break-down of caption 20 “commitments” (Table 10.2 B.I.)

31/12/2004
(€/mil)
a) Commitments to grant finance (certain to be called on)	4,204
b) Commitments to grant finance (not certain to be called on)	9,986
Total	14,190

31/12/2004
(€/mil)
Undrawn lines of credit granted	8,050
Deposits and loans to be made	2,245
Purchase of securities	474
Put options issued	369
Mortgage loans to be disbursed	1,424
Membership of Interbank Deposit Guarantee Fund	73
Commitments for derivatives on loans	598
Other commitments certain to be called on	957
Other commitments not certain to be called on	—
Total	14,190

Assets lodged to guarantee own liabilities

(Detail 10.3 B.I.)

31/12/2004
(€/mil)
Portfolio securities lodged with third parties to guarantee repurchase agreements	4,331
Securities lodged with central banks to guarantee advances	48
Securities lodged with the Bank of Italy to guarantee bankers’ drafts	61
Securities guaranteeing other transactions	180
Total	4,620

Active margins to be used for lines of credit

(Table 10.4 B.I.)

31/12/2004
(€/mil)
a) Central banks	28
b) Other banks	259
Total	287

Forward transactions

(Table 10.5 B.I.)	(€/mil)

Categories of operations	Hedged	Negotiation	Other	Total
1. Purchase/sale of
1.1 Securities
– purchases	—	474	—	474
– sales	—	213	—	213
1.2 Currencies
– currency against currency	1,387	712	—	2,099
– purchases against euro	3,789	219	—	4,008
– sales against euro	2,679	141	—	2,820
2. Deposits and loans
– to be disbursed	—	—	2,245	2,245
– to be received	—	—	585	585
3. Derivative contracts
3.1 With underlying asset exchange
a) securities
– purchases	—	6	364	370
– sales	—	6	662	668
b) currencies
– currency against currency	—	144	—	144
– purchases against euro	2,610	2,257	—	4,867
– sales against euro	90	2,257	—	2,347
c) other values
– purchases	—	—	—	—
– sales	—	—	—	—
3.2 Without underlying asset exchange
a) currencies
– currency against currency	—	2	—	2
– purchases against euro	—	32	—	32
– sales against euro	—	32	—	32
b) other instruments
– purchases	39,658	34,049	121	73,828
– sales	19,152	34,531	3,008	56,691
Total (a)	69,365	75,075	6,985	151,425

(a)  Interest rate related basis swaps (shown in point 3.2 b) are included in both purchases and sales for a total of 17,315 million euro.

Financial information relating to derivative contracts and forward currency purchase/sale transactions

Notional amounts	(€/mil)

	Interest	Exchange	Stockmarket
	rate related	rate related	index related	Other	Total
OTC trading contracts
- Forward (a)	1,111	49	—	—	1,160
- Swap (b)	58,222	93	—	—	58,315
- Options purchased	1,706	2,317	503	—	4,526
- Options sold	1,706	2,315	436	—	4,457
Exchange traded contracts
- Futures purchased	400	—	—	—	400
- Futures sold	—	—	—	—	—
- Options purchased	—	—	—	—	—
- Options sold	—	—	—	—	—
Total trading contracts	63,145	4,774	939	—	68,858
Total non-trading contracts	51,895	10,429	6,919	—	69,243
Total contracts (c)	115,040	15,203	7,858	—	138,101
- including OTC contracts	114,640	15,203	7,858	—	137,701

(a)  The caption includes the F.R.A. contracts and forward currency purchase/sale transactions.

(b)  The caption mainly includes the I.R.S., C.I.R.S. contracts and basis swap contracts.

(c)   Including basis swaps for 8,657 million euro and excluding forward currency transactions with a duration of less than 2 working days, for 1,149 million euro.

Residual maturity of notional amounts underlying OTC derivative contracts	(€/mil)

	Up to	Between	Beyond
	12 months	1 and 5 years	5 years	Total
Interest rate related	61,193	34,461	18,986	114,640
Exchange rate related	11,810	2,916	477	15,203
Stockmarket index related	3,588	2,245	2,025	7,858
Other contracts	—	—	—	—

Notional amounts, market values and similar add on	(€/mil)

	Interest	Exchange	Stockmarket
	rate related	rate related	index related	Other	Total
Notional amounts	114,640	15,203	7,858	—	137,701
A. Market value of OTC trading contracts
A.1 positive market value	747	142	28	—	917
A.2 negative market value	-855	-142	-28	—	-1,025
B. Add on	223	37	37	—	297
C. Market value of OTC non-trading contracts:
C.1 positive market value	1,173	193	188	—	1,554
C.2 negative market value	-918	-925	-188	—	-2,031
D. Add on	210	232	249	—	691
Credit risk equivalent (A.1+B+C.1+D)	2,353	604	502	—	3,459

Credit quality of OTC derivative contracts, by counterparty	(€/mil)

			Credit risk
	Positive		equivalent (a)
	market value	Add on	(current value)
Governments and central banks		7	7
Banks	1,987	800	2,787
Other operators	485	180	665
Total	2,472	987	3,459

(a)  The credit risk equivalent reported in this table includes transactions with an original life not exceeding 14 days. The existence of Master Netting Agreements allows a reduction in the equivalent credit risk of 1,942 million euro with regard to banks and 125 million euro with regard to other operators.

Credit derivative contracts

(Table 10.6 B.I.)	(€/mil)

Categories of operations	Dealing	Other	Total
1. Hedging purchases
1.1 With underlying asset exchange (1)
– credit default swap	—	285	285
1.2 Without underlying asset exchange (1)
– credit default swap	250	—	250
2. Hedging sales
2.1 With underlying asset exchange (1)
– credit default swap	—	372	372
– credit linked note	—	40	40
2.2 Without underlying asset exchange (1)
– credit default swap	150	—	150
– credit linked note	6	30	36
Total	406	727	1,133

(1)  Credit derivatives which provide for physical delivery.

Information on the statement of income

SECTION 1 - INTEREST

Interest income and similar revenues (caption 10)

Break-down of caption 10 “interest income and similar revenues” (table 1.1 B.I.)

31/12/2004
(€/mil)
a) On amounts due to banks	636
of which: – due from central banks	26
b) On loans to customers	2,562
of which: – loans using public funds	—
c) On debt securities	345
d) Other interest income	14
e) Net differential on hedging transactions	—
Total	3,557

Detail of caption 10 “interest income and similar revenues” (Table 1.3 B.I.)

31/12/2004
(€/mil)

a) On assets denominated in foreign currency	72

Interest expense and similar charges (caption 20)

Analysis of caption 20 “Interest expense and similar charges” (Table 1.2 B.I.)

31/12/2004
(€/mil)
a) On amounts due to banks	809
b) On amounts due to customers	417
c) On securities issued	601
of which: – certificates of deposit	24
d) On loans using public funds	—
e) On subordinated liabilities	280
f) Negative balance of differentials on hedging transactions	38
Total	2,145

Detail of caption 20 “interest expense and similar charges” (Table 1.4 B.I.)

31/12/2004
(€/mil)

a) On liabilities denominated in foreign currency	162

SECTION 2 - COMMISSIONS

Commission income (caption 40)

Break-down of caption 40 “commission income” (Table 2.1 B.I.)

31/12/2004
(€/mil)
a) Guarantees granted	73
b) Credit derivatives	4
c) Management, dealing and advisory services:
1. securities dealing	4
2. currency trading	17
3. portfolio management
3.1. individual	—
3.2. collective	—
4. custody and administration of securities	18
5. depositary bank	55
6. placement of securities (a)	424
7. orders collections	35
8. advisory services	—
9. distribution of third party services:	230
9.1. portfolio management:
9.1.1. individual	93
9.1.2. collective	—
9.2. insurance products	132
9.3. other products	5
d) Collection and payment services	179
e) Servicing for securitization transactions	—
f) Tax collection services	—
g) Other services	461
Total	1,500

(a)  Commissions earned on the placement of securities mainly include those earned on the placement of mutual fund units for 402 million euro (418 million euro as at 31 December 2003).

31/12/2004
(€/mil)
Loans granted	157
Deposits and current account overdrafts	176
Current accounts	93
Other services - Domestic branches	33
Other services - Foreign branches	2
Total	461

Detail of caption 40 “commission income” (Table 2.2 B.I.) - products and services distribution channels

31/12/2004
(€/mil)
a) with own operating points:
1. portfolio management	—
2. placement of securities	424
3. third party services and products	230
b) outside supply:
1. portfolio management	—
2. placement of securities	—
3. third party services and products	—
Total	654

Commission expense (caption 50)

Break-down of caption 50 “commission expense” (Table 2.3 B.I.)

31/12/2004
(€/mil)
a) Guarantees received	4
b) Credit derivatives	4
c) Management and dealing services:
1. securities dealing	—
2. currency trading	1
3. portfolio management:
3.1. own portfolio	—
3.2. third party portfolio	—
4. custody and administration of securities	11
5. placement of securities	—
6. door-to-door sales of securities, products and services	—
d) Collection and payment services	56
e) Other services	14
Total	90

31/12/2004
(€/mil)
Dealing activities on loan transactions	—
Loans obtained	—
Dealing activities on financial transactions	—
Other services - Domestic branches	13
Other services - Foreign branches	1
Total	14

SECTION 3 -PROFITS AND LOSSES FROM FINANCIAL TRANSACTIONS

Profits and losses from financial transactions (caption 60)

Analysis of caption 60 “profits (losses) from financial transactions” (Table 3.1 B.I.)	(€/mil)

		Security		Currency		Other
Captions / Transactions		transactions		transactions		transactions		Total
A1.	Revaluations	76	(a)	—		684	(e)	760
A2.	Writedowns	-21	(b)	—		-734	(e)	-755
B.	Other profits and losses	9	[c]	39	(d)	79	(f)	127
Total		64		39		29		132
1. Government securities		31
2. Other debt securities		24		—		—
3. Equities		8		—		—
4. Security derivatives		1		—		—

(a)       Revaluations refer to the valuation of the investment securities portfolio for 74 million euro and to the repurchase of own shares for two million euro.

(b)       Writedowns refer to the valuation of the investment securities portfolio for 20 million euro and to the technical exposure of one million euro.

(c)        Profits refer to eight million euro from dealings in securities and to one million euro from operations in derivative contracts with underlying securities (futures).

(d)       Includes exchange gains of 26 million euro and income on transactions in foreign currency derivative contracts of 13 million euro.

(e)        The negative result of 50 million euro refers mainly to derivative contracts linked to dealing securities and is substantially offset by the valuation of the securities referred to in notes (a) and (b).

(f)           Profits from other transactions refer to gains from dealings in derivative contracts.

SECTION 5 - ADJUSTMENTS, WRITE-BACKS AND PROVISIONS

Adjustments to tangible and intangible fixed assets (caption 90)

31/12/2004
(€/mil)
Adjustments to intangible fixed assets
– amortization of merger differences and goodwill	71
– amortization of software in use	134
– amortization of software not yet in use	10
– amortization of other deferred charges	12
Adjustments to tangible fixed assets
– amortization of property	56
– depreciation of fixtures and fittings	119
Total	402

Adjustments to loans and provisions for guarantees and commitments (caption 120)

Analysis of caption 120 “adjustments to loans and provisions for guarantees and commitments” (Table 5.1 B.I.)

31/12/2004
(€/mil)
a) Adjustments to loans	273
of which:
– general adjustments for country risk	3
– other general adjustments	37
b) Provisions for guarantees and commitments	16
of which:
– general provisions for country risk	—
– other general provisions	16
Total	289

Writebacks of adjustments to loans and provisions for guarantees and commitments (caption 130)

31/12/2004
(€/mil)
Revaluation of loans previously written down	25
Revaluation of loans previously written off	—
Revaluation of guarantees	—
Collection of default interest previously written down	17
Collection of loans previously written off	13
Collection of loan principal previously written down	89
Total	144

Adjustments to financial fixed assets (caption 150)

31/12/2004
(€/mil)
Cassa dei Risparmi di Forlì S.p.A.	109
Cassa di Risparmio di Firenze S.p.A.	108
IMI Investimenti S.p.A.	67
Centradia Group Ltd	3
Compagnia Assicuratrice Unipol S.p.A.	3
Banca Popolare dell’Adriatico S.p.A.	—
Banca Comerciala Sanpaolo IMI Bank Romania S.A.	—
Sanpaolo IMI Internazionale S.p.A.	—
GEST Line S.p.A.	—
Total	290

SECTION 6 - OTHER STATEMENT OF INCOME CAPTIONS

Dividends and other revenues (caption 30)

31/12/2004
(€/mil)
On equity investments
- Banca Fideuram S.p.A.	115
- Cassa di Risparmio di Padova e Rovigo S.p.A.	112
- Sanpaolo Banco di Napoli S.p.A.	108
- Sanpaolo IMI Asset Management Sgr S.p.A.	87
- Banca di Intermediazione Mobiliare IMI S.p.A.	70
- Assicurazioni Internazionali di Previdenza S.p.A.	50
- Cassa di Risparmio in Bologna S.p.A.	44
- Cassa di Risparmio di Venezia S.p.A.	30
- GEST Line S.p.A.	30
- Sanpaolo Leasint S.p.A.	20
- Friulcassa S.p.A.	18
- Finemiro Banca S.p.A.	11
- Santander Central Hispano S.A.	17
- Cassa di Risparmio di Firenze S.p.A.	11
- Banque Sanpaolo S.A.	8
- CDC Ixis	8
- Banca Koper D.D.	5
- Banca d’Italia	4
- Cassa dei Risparmi di Forlì S.p.A.	4
- Banca delle Marche S.p.A.	2
- Banco del Desarrollo S.A.	2
- Compagnia Assicuratrice Unipol S.p.A.	2
- Sanpaolo Fiduciaria S.p.A.	1
- Cr Firenze Gestion Internationale S.A.	1
- Borsa Italiana S.p.A.	1
- Centroleasing S.p.A.	1
- Banksiel S.p.A.	1
- Sanpaolo IMI International S.A.	—
- Sanpaolo IMI Wealth Management S.p.A.	—
- Banca OPI S.p.A.	—
- Sanpaolo Bank S.A.	—
- Sanpaolo IMI Bank Ireland Plc	—
- Esatri S.p.A.	—
- Prospettive 2001 S.p.A.	—
- Sanpaolo IMI Bank (International) S.A.	—
- Banca Popolare dell’Adriatico S.p.A.	—
- Eptafund S.G.R.p.A.	—
- Egi Ltd	—
- other dividends received	3
Tax credits	—
Total	766

		Board of Directors’	Shareholders’
Dividends distributed by subsidiaries	31/12/04	meeting dates	meeting dates (a)
	(€/mil)
Banca Fideuram S.p.A.	115	16-mar-05	27-apr-05
Cassa di Risparmio di Padova e Rovigo S.p.A.	112	10-mar-05	12-apr-05
Sanpaolo Banco di Napoli S.p.A.	108	15-mar-05	22-apr-05
Sanpaolo IMI Asset Management Sgr S.p.A.	87	28-feb-05	11-apr-05
Banca di Intermediazione Mobiliare IMI S.p.A.	70	11-mar-05	5-apr-05
Assicurazioni Internazionali di Previdenza S.p.A.	50	21-mar-05	11-apr-05
Cassa di Risparmio in Bologna S.p.A.	44	11-mar-05	12-apr-05
Cassa di Risparmio di Venezia S.p.A.	30	10-mar-05	12-apr-05
GEST Line S.p.A.	30	10-mar-05	8-apr-05
Sanpaolo Leasint S.p.A.	20	7-mar-05	4-apr-05
Friulcassa S.p.A.	18	9-mar-05	11-apr-05
Finemiro Banca S.p.A.	11	9-mar-05	11-apr-05

(a) The dates refer to the first call for the meetings.

Other operating income (caption 70)

Break-down of caption 70 “other operating income” (Detail 6.1 B.I.)

31/12/2004
(€/mil)
Expenses recovered from customers
– stamp duties	77
– other duties	20
– legal costs	8
– other recoveries	8
Reimbursement of services rendered to third parties	29
Property rental income	6
Income from services rendered to Group businesses (a)	333
Premiums collected on options implicit to structured transactions	19
Other income	17
Total	517

(a) The income refers mainly to the supply of outsourcing services in favor of the Group’s banking networks.

Other operating income (caption 110)

Break-down of caption 110 “other operating expenses” (Detail 6.2 B.I.)

31/12/2004
(€/mil)
Finance leasing charges	11
Premiums paid on options implicit to structured transactions	19
Other expenses	4
Total	34

Extraordinary income (caption 180)

Break-down of caption 180 “extraordinary income” (detail 6.3 B.I.)

31/12/2004
(€/mil)
Extraordinary income
– use of reserves in excess	9
– other	33
Dividends received by subsidiaries	1
Gains on transfer/disposal of company branches	—
Gains on:
– financial fixed assets - equity investments (a)	106
– financial fixed assets - investment securities	1
– tangible fixed assets	—
– own shares in portfolio (b)	61
Fiscal clean-up (c)	277
Total	488

(a)       This caption includes gains from the sale of the investments detailed in Part B — Section 3 of these Notes, as well as two million euro for the adjustment to the sale price of the 60% shareholding in Banque Sanpaolo S.A. made last year.

(b)       This caption refers to the gains realized by the subsidiary Invesp, which already held 9.28% of Banca Fideuram, following the disposal - for an outlay of 69.4 million euro - of 6,793,642 SANPAOLO IMI shares received in exchange for the partial spin off of Fideuram Vita from Banca Fideuram and recorded to the financial statements at the date of the spin off for an outlay of 8.4 million euro. Invesp was subsequently merged into SANPAOLO IMI.

(c)        This caption includes revaluation of the investment in Cassa di Risparmio di Firenze S.p.A. for 210 million euro and 67 million euro revaluation in the holding in IMI Investmenti S.p.A. Both revaluations were made following the reversal of adjustments to value made solely for tax purposes in previous years. (See Part A — Section 2 of these Notes).

Extraordinary expense (caption 190)

Break-down of caption 190 “extraordinary expense” (Detail 6.4 B.I.)

31/12/2004
(€/mil)
Provisions for incentive retirement schemes	15
Other out-of-period expenses	22
Expenses for tax reform	—
Losses on transfer/disposal of company branches (a)	50
Losses on disposal of:
– financial fixed assets - equity investments	—
– financial fixed assets - investment securities	—
– tangible fixed assets	3
Total	90

(a)       The amount refers to the loss from the transfer of the CDC Ixis shareholding in the company vehicles to which the Bank had repositioned the investment following the restructuring of the French group Caisse d’Epargne. The interest transferred had already been written down for the same amount in the first quarter of 2004.

Income taxes for the period (caption 220)

Break-down of caption 220 “Income taxes for the period” (Table 6.5 B.I.)	(€/mil)

1. Current taxes	43
2. Change in advanced taxes	159
3. Change in deferred taxes	—
4. Income taxes for the period	202

Proposal for the approval of the financial statements
and allocation of net income for the year

Dear Shareholders,

We submit to your approval the SANPAOLO IMI financial statements for 2005.

SANPAOLO IMI exercised the right to draw up the financial statements for the year 2005 in compliance with the IAS/IFRS international accounting standards, as granted by art. 4, sub-section 2 of D.Lgs. 38/05, ratified by the European Commission until 31 December 2005, pursuant to EC Regulation no. 1606 of 19 July 2002.

With regard to the Half Year Report as at 30 June 2005, the Company’s reconciliation statements of the shareholders’ equity and of the statement of income were published as required by IFRS 1 and by the abovementioned regulations issued by CONSOB. The Appendix to Part B of the Explanatory Notes to the financial statements contains a summary of the effects of transition to IAS/IFRS international accounting standards on the shareholders’ equity of the Bank as at 1 January 2005, in pursuance of the final provision of D.Lgs. 38/2005.

Taking account of the above provisions as well as the guidelines provided by the Bank of Italy with Circular no. 262 of 22 December 2005, it should be pointed out that the Bank charged the effects exercised by the IAS/IFRS transition on the shareholders’ equity as follows:

•                  specific valuation reserves were created for the valuation of available-for-sale financial instruments and the valuation of cash flow hedging derivatives, net of the relevant deferred taxation (reserve from valuations of available-for-sale financial instruments; reserve from valuation of cash flow hedging derivatives);

•                  the transition effects were charged to the shareholders’ equity on available profit reserves to Extraordinary Reserves;

•                  the increase in shareholders’ equity due to the booking of tangible assets to fair value was entered as a cost substitute to a specific valuation reserve for which we hereby suggest the entry as share capital of the Bank to be approved during the Extraordinary Shareholders’ Meeting.

As international accounting standards provide for valuation effects to be entered as counter-items of the shareholders’ equity, net of the relevant deferred taxation, rather than to be accounted for in the statement of income, the shareholders’ equity of the Bank as at 31 December 2005 was affected by such components described below and further explained in Section 14 — Explanatory Notes - Liabilities.

During the year, the Bank’s share capital increased by 21,544,600 euro due to the exercise of 7,694,500 subscription rights of ordinary shares granted according to the stock option plans for executives approved in previous years. Therefore, the Legal Reserve is below the 20% maximum threshold provided under par. 1, Art. 2430 of the Italian Civil Code.

In order to bring up the Legal Reserve and to distribute all of the income for the year, it is hereby suggested to increase the same by 38,317,524.05 euro, up to 1,081,853,352.21 euro, that is by over one fifth of the share capital which will result from the free increase of capital submitted to the Shareholders’ Meeting in its extraordinary part and from the exercise of all subscription rights of SANPAOLO IMI ordinary shares granted according to the stock option plans for executives exercisable before the date of distribution of the income for the year 2005. The increase of the Legal Reserve should be carried out by using share premiums.

In order to highlight the effects on the different components of the Banks’ shareholders’ equity which occurred in relation to 1 January 2005, accepting the approval of the proposal for increase of the Legal Reserve, the development and the break-down of the shareholders’ equity of SANPAOLO IMI S.p.A. as at 31 December 2005 before the allocation of net income is shown as follows:

(euro)

				Changes	Increase of the	Share capital
	Share capital and			in 2005	legal reserve	and reserve
	reserves as at 1/1/05	Impact FTA	2004 Profit	shareholders’	to 20% of the	before 2005
	before FTA IAS	IAS/IFRS	allocation	equity	share capital	profit distribution
Capital	5,217,679,141			21,544,600		5,239,223,741
Additional paid-in capital	724,718,927			44,412,443	-38,317,524	730,813,846
Other reserves:	4,107,282,806					3,356,773,574
Legal reserve	1,043,535,828				38,317,524	1,081,853,352
Extraordinary reserve	2,042,389,606	-953,840,774	161,912,350	773,436		1,251,234,618
Reserve for purchase of own shares	1,000,000,000					1,000,000,000
Reserve pursuant to clause 21 D.Lgs. 213/98	15,721,469					15,721,469
Reserve pursuant to clause 13 par. 6 D.Lgs. 124/93	5,417,855					5,417,855
Reserve pursuant to D.Lgs. 429/82	218,048					218,048
Reserve for instruments at fair value		1,258,864		-773,436		485,428
Reserve for stock option plans		4,873,400		-3,030,596		1,842,804
Valuation reserves						445,357,476
Reserve pursuant to Law 342/2000	4,164,891					4,164,891
Valuation reserve for tangible assets		168,418,756				168,418,756
AFS valuation reserve		307,380,327		128,657,923		436,038,250
CFH valuation reserve		-23,726,313		2,213,792		-21,512,521
Reserve for actuarial profits and losses				-141,751,900		-141,751,900
Own shares in portfolio		-42,508,503				-42,508,503
Profit for the year to be distributed	1,035,918,830		-1,035,918,830			1,165,128,414
	11,089,764,595	-538,144,243	-874,006,480	52,046,262	—	10,894,788,548

Pursuant to Art. 6, par. 1, lett. a) of D.Lgs. no. 38/2005, by applying the fair value principle, a restricted reserve shall comprise a share of the income for the year corresponding to gains booked in the statement of income, net of the relevant tax charge. As at 31 December 2005, this amount equals 7,433,722 euro.

Considering that after the above increase, the Legal Reserve should exceed the maximum threshold provided for under par. 1, Art. 2430 of the Italian Civil Code (i.e. 20% of the share capital), under the law and according to Art. 23 of the Articles of Association, the allocation of a portion of the net income for the year to this Reserve should not be necessary. Consistently with this assumption, and taking into account that that Art. 23 of the Articles of Association provides for the attribution to preference shares of 5% of their nominal value, we hereby propose the allocation net income for the year, amounting to 1,157,694,692 euro, net of the portion provided for under Art. 6, par. 1 a) of the D.Lgs. no. 38/2005, to be distributed as follows:

•     1,066,556,262 euro to the Shareholders, with recognition of a dividend of 0.57 euro for each of the 1,586,967,318 ordinary shares and 284,184,018 preference shares that form the Capital, to be distributed to the shares outstanding, allocating to the Extraordinary reserve the undistributed amount against any own shares held by the Bank as of 22 May 2006, the dividend issue date; and

•                  91,138,430 euro to the Extraordinary Reserve.

Considering that some stock option plans envisage a period of exercise of the rights to subscribe new shares before the issue of the dividend, the number of ordinary shares in circulation could be higher than the existing 1,867,135,417, on the same date. Should these rights be exercised, without altering the dividend per share of 0.57 euro, the majority share of net income distributed will involve a corresponding reduction of the share of net income allocated to the Extraordinary Reserve.

The dividends will be paid on 25 May 2006.

The proposal for the distribution of net income is consistent with the positive trend registered by the Bank in the early months of 2006 and with the levels of adequacy of the Bank’s and the Group’s regulatory capital and solvency ratio.

Should the proposal in question be approved, after allocating net income for the year, before the free increase of capital to be resolved upon by the Extraordinary Shareholders’ Meeting and should the proposal in question be approved, after allocating net income for the year and regardless of any issue of new shares following the exercise of the stock option rights, as well as of the specification of own shares held by the Bank on the date the dividend is issued, the SANPAOLO IMI net shareholders’ equity will be composed as follows:

(euro)

SANPAOLO IMI shareholders’ equity break-down after 2005 profits allocation
Capital	5,239,223,741
Additional paid-in capital	730,813,846
Other reserves:	3,455,345,726
Legal reserve	1,081,853,352
Extraordinary reserve	1,342,373,048
Reserve for purchase of own shares	1,000,000,000
Reserve pursuant to clause 21 D.Lgs. 213/98	15,721,469
Reserve pursuant to clause 13 par. 6 D.Lgs. 124/93	5,417,855
Reserve pursuant to D.Lgs. 429/82	218,048
Reserve for instruments at fair value	7,919,150
Reserve for stock option plans	1,842,804
Valuation reserves	445,357,476
Reserve pursuant to Law 342/2000	4,164,891
Valuation reserve for tangible assets	168,418,756
AFS valuation reserve	436,038,250
CFH valuation reserve	-21,512,521
Reserve for actuarial profits and losses	-141,751,900
Own shares in portfolio	-42,508,503
9,828,232,286

Turin, March 23, 2006	The Board of Directors

Report of the Board of Statutory Auditors to the Shareholders’ Meeting in accordance with Art. 153 of D.Lgs. no. 58 dated 24 February 1998

Shareholders,

The 2005 financial statements submitted for your examination and approval, as well as the consolidated financial statements for 2005 which are at your disposal, have been submitted to us in compliance with legislation and have been prepared in accordance with the international accounting standards contained in Art. 3 and 4 of D.Lgs. no.38 of 28 February 2005 and with the methods provided for by Bank of Italy Circular no. 262 of 22 December 2005.

The Report on Operations of the Parent Bank and of the Group, presented with the financial statements, give a full and exhaustive illustration of the financial position, results of operations and the performance of the Parent Bank and of the Group during 2005, as well as developments after the end of the year. The Reports on Operations of the Parent Bank and consolidated financial statements for the first half of 2005, received by us from the Board of Directors within the terms of the law, were also prepared and published in compliance with Consob recommendations. The quarterly reports were published within the terms established.

Given the above, the Statutory Auditors point out the following:

1.              The “Report on Corporate Governance” describes the SANPAOLO IMI Corporate Governance system, which complies with the principles in the Code of Conduct for Listed Companies, to which the Bank subscribes. In compliance with the recommendations of the Code, the Bank has:

•                  set up internal committees in the Board of Directors;

•                  adopted an internal procedure for the processing of confidential information, which reaffirms the principle of discretion to which the Directors, Statutory Auditors and others having access to such information are bound;

•                  drawn up Regulations for meetings;

•                  revealed in the Explanatory Notes to the Parent Bank Financial Statements the positions held by Directors of the Parent Bank as Directors or Statutory Auditors in listed companies, financial institutions, banks, insurance companies or other significant businesses.

As you are aware, on 14 March 2006, the Committee for Corporate Governance promoted by the Italian Stock Exchange, released a new Code of Conduct that replaces the one drawn up in 1999 and later amended in 2002. Issuers are invited to apply the new Code by the end of year 2006, informing the market of such adherence with the report on corporate governance to be published in 2007.

2.              In the context of the activity undertaken by the Board of Directors and the Ethical Committee, the Bank has defined an “Ethical Code” and published a “Social Report” which together constitute the general fame of reference for the principles and ethical values of the Group, as well as the corpus for the criteria of conduct of its Directors, employees and co-workers in every operating and geographical area.

3.              With respect to the adequacy of organization, and in respect to the Report on Corporate Governance, the Bank has “Group Regulations” which define the basic principles on which it operates, the areas of competence and the responsibilities of the Parent Bank central structures, as well as the mechanisms and instruments used to coordinate the entire Group. These Regulations are aimed at providing the reference regulatory framework which, together with the definitions of procedures, directives and preventive authorizations, will characterize the Group by its common entrepreneurial design, strong internal cohesion and single leadership, consistent with Bank of Italy directives and with the needs for good and prudent management.

4.              In implementing the provisions of D.Lgs. no. 231/2001 on administrative responsibility of legal persons for offences committed by those holding high positions within their relative structures, or by those subject to their management or regulation, in 2003 the Bank approved the “Reference principles for the adoption of organization, management and control models”, conferring the qualification of Supervisory Body to the Technical Audit Committee pursuant to the Decree. In 2005 and the early months of 2006, the Board of Directors of the Bank approved an updating of the Standards in the light of the legal actions that have extended administrative responsibility to include new types of criminal misconduct. Consequently, mapping of the company areas with a possible risk of committing the crimes foreseen by the Decree has been updated, evaluating in particular the risks of the new penal and administrative crimes of abuse of confidential information and market rigging. In order to strengthen the requirements of judgmental independence and autonomy of the Technical Audit Committee, the requisite of independence has been applied to all Directors making up the Committee, and not merely a majority of them.

5.              Application of the Bank of Italy’s directives of July 2004 on business continuity and disaster recovery led to the constitution of a special presidium that has defined the project (issued by the Bank of Italy) for the creation of a plan of business continuity, completion of which is expected by 31 December 2006. On 25 October 2005, the Board of Directors approved the guidelines for the Group’s policy of business continuity which was followed by the release of the “Crisis Management Model”, signed by the Managing Director, and the definition of operational regulations for the model and the rules for dealing with crises and the return to normal operations.

6.              With reference to the listing of SANPAOLO IMI shares on the NYSE and the relative registration with the Security and Exchange Commission, the Bank is subject to US laws on capital markets, including the Sarbanes-Oxley Act of 30 July 2002 (SOXA), a law that has significantly increased company and managerial responsibility in controlling company market information. In more detail, Section 404 of SOXA, applicable to foreign registrants in 2006, has introduced the obligation for the Managing Director and Chief Financial Officer to agree to a Management Assessment of Internal Controls over financial reporting and for the external auditor to release an independent report on the same subject. During 2005, the Bank perfected initiatives to create a model of administrative and financial governance for the Group that is unequivocal and highly integrated, especially concerning the control systems for company information procedures aimed at producing obligatory issues and financial information with market value. In 2002, the bank also set up a special Disclosures Committee to cooperate with the company Bodies in executing their duties and responsibilities with respect to the accuracy and promptness of the release of financial information. In the context of this specific regulation, the Statutory Auditors have been assigned the role of Audit Committee with a consequent broadening and enhancement of the Statutory Auditors’ areas of intervention and responsibility, specifically in controlling company information and transparency in the relations between the Bank and the external auditors. To this end, the Shareholders’ Meeting of 29 April 2005 approved the assignation of a plafond to be used, with the obligation to be accounted for in this Report, for the remuneration of any external, independent consultants for costs attributable to applying such regulations. It should be mentioned that to date no problems have emerged requiring recourse to the plafond.

7.              In 2005, the SANPAOLO IMI Group adopted the new IAS/IFRS international standards in drawing up the consolidated financial statements, as well as the results of operations of the Parent bank and the majority of subsidiaries. Transition to IAS/IFRS accounting standards was made with the Half Year Report 2005 and made public in accordance with Consob Communication no. 5015175 of 10 March 2005.

8.              The Parent Bank and consolidated Reports on Operations, and the relevant Explanatory Notes, contain the information required by the regulations issued by the Bank of Italy and Consob. To provide comparison between the financial statements for 2005 and those of the preceding year, there is also a description of the criteria used in drawing up the pro forma financial and equity positions in reference to 2004, prepared taking into account the Consob directives. The Explanatory Notes give a full illustration of the accounting and evaluation standards used in drafting the financial statements.

9.              During 2005 and up to the date of the present report, SANPAOLO IMI completed a number of extraordinary transactions. Among the most important was the concentration of the insurance activities of Assicurazioni Internazionali di Previdenza S.p.A. (A.I.P.) and those of asset gathering carried out by Banca Fideuram under a new company structure answering directly to the Parent Bank. The operation was perfected in November 2005 with the “in kind” conferral by SANPAOLO IMI of investments held in Banca Fideuram and A.I.P. to a newly-founded subsidiary (New Step, now Eurizon Financial Group S.p.A.). The Board of Statutory Auditors was especially vigilant over adherence to directives for the execution of conferral transactions.

10.      With regard to transactions with related parties, the Bank has adopted a specific organizational procedure for the Group which identifies the consolidation area of the related parties and the significant operations (on the basis of analytical thresholds and considering the types of operations and the nature of the counterparties), defines duties and responsibilities and indicates the flow of information between the organizational units of the Bank and its directly and indirectly controlled subsidiaries, as well as towards the Company bodies, also to implement the request for information from the Board of Statutory Auditors in accordance with Art. 150 of D.Lgs. no. 58/1998 (T.U.F. – Consolidated Financial Law). In relation to transactions with infra-Group companies and related companies, the overall framework of which is fully illustrated in the relative paragraphs of the Explanatory Notes, it is highlighted that these are encompassed in the ordinary operations of the Group and are executed under market conditions and are, in any case, valued on the basis of reciprocal economic convenience. The Explanatory Notes show the transactions with related parties of particular relevance. Receivable and payable balances with related parties at the end of the year, net of infra-Group transactions, amount to a total that is irrelevant compared to the size of the Group’s equity.

With respect to transactions of an atypical and/or unusual nature, the Explanatory Notes to the consolidated financial statements provide details of a compromise agreement between Sanpaolo S.A. and Ente Holding S.r.l. (100% controlled by the Pensions Fund of the SANPAOLO IMI Group, a related party of the Bank) concerning a real-estate transaction between Ente Holding and a third-party seller in default, with which Sanpaolo Bank worked on the basis of the fiduciary contract. The compromise was deemed adequate and basically fair also from the point of view of Sanpaolo Bank, thereby avoiding any legal contestation and the related additional risks and losses arising from the peculiar nature of Ente Holding.

11.        The Board of Statutory Auditors guarantees that the transactions with subjects who carry out administrative, managerial and executive duties for the Bank or for Group companies have been executed in compliance with Art. 136 of D.Lgs. 385/93 (Consolidated Banking Law). These

transactions were the subject of unanimous decisions by the Board of Directors and with the favorable vote of all the Statutory Auditors, subject to the obligations provided for in the Italian Civil Code regarding the interests of directors. The same procedure also applies to the parties who carry out administrative, managerial and executive duties within a bank or company belonging to the Group, for the actions taken in connection with the company itself or for financing transactions entered into with other banks or companies within the Group.

12.        During the year, the Board of Statutory Auditors, in accordance with Art. 2389 of the Italian Civil Code and Art. 15 of the Bank’s Articles of Association, issued their opinions with respect to the remuneration of Directors holding particular offices, as decided by the Board of Directors considering the proposals formulated by the Technical Committee for Remuneration and Personnel Policies. Part H of the Explanatory Notes to the Parent Bank financial statements lists remuneration awarded to directors, auditors and the managing director of the Parent Bank.

13.        The information required by Art. 10 of Law 72/83 concerning monetary valuation of goods and capital is given in those sections of the Explanatory Notes relating to revalued assets.

14.        We inform you on 11 April 2005 the Board of Statutory Auditors received a complaint pursuant to Art. 2408 of the Italian Civil Code concerning the request for information on the disposal of Fiat shares from the convertible facility and on some aspects of the financial statements, subjects which the Board deems adequately illustrated in the Report on Operations and the Explanatory Notes.

15.        The Directors’ reports in respect of all the items on the agenda of the Shareholders’ Meeting called to approve the financial statements are complete and have been prepared in accordance with the law and the Articles of Association. In more detail, the proposal on the agenda regarding the request for authorization to purchase or sell own shares, also for the purpose of compensation plans for employees of the Bank and its controlled companies, is compliant with the provisions pursuant to Articles 2357 and 2357-ter of the Italian Civil Code, Art. 132 of the Consolidated Financial Law and the regulations issued by Consob.

The Board of Statutory Auditors does not have any proposals of its own to submit to the Shareholders’ Meeting according to Art. 152, para. 2, of the Consolidated Financial Law.

16.        In compliance with Consob Recommendation no. 1025564 of 6 April 2001, you are informed that during 2005, and pending authorization from the Board of Directors and the favorable decision of the Board of Statutory Auditors, your Bank instructed PricewaterhouseCoopers S.p.A. to perform, over and above the audit of the financial statements and additional activitiesrequired by law or by legal deeds, the assignment concerning the release of Comfort Letters in connection with the Offering Circular relating to the long-term program for the placement of Euro Medium Term Notes. The independent auditor received fees of 161,500 euro (excluding VAT) for these activities. Lastly, the Board of Statutory Auditors reports that in 2005, the Bank did not assign engagemets to subjects or companies connected to PricewaterhouseCoopers S.p.A. by continuative collaboration.

Finally, we inform you that during the year ended 31 December 2005, we performed our supervisory activities required by law, and for this purpose:

•                 we attended the Shareholders’ Meeting, the 15 meetings of the Board of Directors and the 19 meetings of the Executive Committee regularly held during the year. In the same period, the Board of Statutory Auditors met 12 times to perform its examinations and received from the Directors, in accordance with Art. 150 of the Consolidated Financial Law, information on a quarterly basis on the activities performed by the Group and the operating trend, the major economic, financial and balance sheet transactions of the Company or its subsidiaries, already presented in the Group and Parent Bank Report on Operations, the exercise of powers of attorney within the Parent Bank, transactions in which the directors have a personal interest or an interest on behalf of third parties, as well as transactions with related parties. We confirmed that all activities deliberated and carried out were done so in compliance with the law and with the company Articles of Association and that they were not openly imprudent, hazardous, potentially conflicting or such as to compromise the integrity of the company’s equity, or incompatible with the resolutions of the Shareholders’ Meeting;

•                 we have gained knowledge of, and supervised, in respect of our duties, the adequacy of the organizational structure of the Bank and the observance of the principles of correct management, as well as the adequacy of the system of internal controls and of the administration-accounting system and its suitability to represent operations correctly, through obtaining information from the heads of the respective departments, examining company documents and analyzing the results of the work of the independent auditors. More in detail:

•                  we have acquired detailed information on the controls performed by Audit Management in relation to the Parent Bank, foreign branches and Group companies through the examination of the quarterly reports, illustrated during the periodical meetings of the Board of Statutory Auditors and of the analytical reports made available to us, as well as through attendance by the Chairman of the Board at the meetings of the Technical Audit Committee;

•                  we have verified, by checking directly and reviewing information provided by the Independent Auditors, compliance with the laws concerning the preparation and layout of the financial statements and the report on operations. Our checks revealed that the administration-accounting system is adequate and reliable to represent the operations correctly;

•                  we have also checked the provisions imparted by the bank to the subsidiary companies in accordance with Art. 14, para. 2 of the Consolidated Financial Law, considering them adequately specific and consistent.

The work performed did not reveal any significant issues that might require reporting to the Regulatory Authorities or mention in this report.

Having reported the above, and having examined the draft contents of the report issued by the Independent Auditors PricewaterhouseCoopers S.p.A. and considering that the information provided therein – consistently with the information received from the auditors – shows no critical issues, we express an opinion in favor of approving the financial statements for the year 2005, formally acknowledging that the proposal for distribution of dividends expressed by the Board of Directors complies with current legislation and with the company Articles of Association and is adequately motivated in relation to the economic and financial position of the Bank. You are informed that the derogation provided for in Art. 2423, para. 4, of the Italian Civil Code with regard to the preparation of the financial statements has not been exercised.

Turin, 11 April 2006	The Board of Statutory Auditors

PricewaterhouseCooper SpA

AUDITORS’ REPORT IN ACCORDANCE WITH ARTICLE 156 OF LAW DECREE N° 58 DATED 24 FEBRUARY 1998

To the Shareholders of
Sanpaolo IMI SpA

1                                          We have audited the financial statements of Sanpaolo IMI SpA, which comprise the balance sheet, statement of income, statement of changes in shareholders’ equity, statement of cash flow and the related explanatory notes as of 31 December 2005. These financial statements are the responsibility of Sanpaolo IMI’s Directors. Our responsibility is to express an opinion on these financial statements based on our audit. The aforementioned financial statements have been prepared for the first time in accordance with the International Financial Reporting Standards as adopted by the European Union.

2                                          We conducted our audit in accordance with the auditing standards and criteria recommended by CONSOB. In accordance with those standards and criteria, the audit has been planned and performed to obtain the necessary assurance about whether the consolidated financial statements are free of material misstatement and, taken as a whole, are reliable. An audit includes examining, on a sample basis, evidence supporting the amounts and disclosures in the financial statements, as well as assessing the appropriateness of the accounting principles used and the reasonableness of the estimates made by the Directors. We believe that our audit provides a reasonable basis for our opinion.

3                                          The financial statements present, for comparative purpose, the prior year corresponding figures prepared in accordance with the same accounting principles, except for the effect of the application of IAS 32 and IAS 39 which, as permitted by IFRS 1, have been applied starting from 1 January 2005. Furthermore, note “Effect of the transition to the IAS/IFRS on the shareholder’s equity of Sanpaolo IMI SpA”, appendix to Part B of the explanatory notes to the financial statements, explains the effects of the transition to International Financial Reporting Standards as adopted by the European Union. The Directors have reclassified the information related to the IFRS transition information required by IFRS 1, which have been formerly approved and published in appendix on the mandatory half year report at 30 June 2005. This IFRS transition information has been previously audited by us and reference is made to our report dated 25

Sede legale e amministrativa: Milano 20149 Via Monte Rosa 91 Tel. 0277851 Fax 027785240 Cap. Soc. 3.754.400,00 Euro i.v., C.F e P. IVA e Reg. Imp. Milano 12979880155 Iscritta al n. 43 dell’Albo Consob - Altri Uffici: Bari 70125 Viale della Repubblica 110 Tel. 0805429863 - Bologna 40122 Via delle Lame 111 Tel. 051526611 - Brescia 25124 Via Cefalonia 70 Tel. 0302219811 - Firenze 50129 Viale Milton 65 Tel. 0554627100 - Genova 16121 Piazza Dante 7 Tel. 01029041 - Napoli 80121 Piazza dei Martin 30 Tel. 0817644441 - Padova 35137 Largo Europa 16 Tel. 0498762677 - Palermo 90141 Via Marchese Ugo 60 Tel. 091349737 - Parma 43100 Viale Tanara 20/A Tel. 0521242848 - Roma 00154 Largo Fochetti 29 Tel. 06570251 - Torino 10129 Corso Montevecchio 37 Tel. 011556771 - Trento 38100 Via Manzoni 16 Tel. 0461237004 - Treviso 31100 Viale Felissent 90 Tel. 0422696911 - Trieste 34125 Via Cesare Battisti 18 Tel. 0403480781 - Udine 33100 Via Poscolle 43 Tel. 043225789 - Verona 37122 Corso Porta Nuova 125 Tel. 0458002561

October 2005. The information presented in note “Effect of the transition to the IAS/IFRS on the shareholder’s equity of Sanpaolo IMI SpA” have been audited by us to provide a reasonable basis for our opinion on the financial statements at 31 December 2005.

4                                          In our opinion, the financial statements of Sanpaolo IMI SpA as of 31 December 2005 comply with International Financial Reporting Standards as adopted by the European Union; accordingly, they give a true and fair view of the financial position, the results of operations, the changes in shareholders’ equity and cash flows of Sanpaolo IMI SpA for the year then ended.

Turin, 11 April 2006

PricewaterhouseCoopers SpA

Signed by
Sergio Duca
(Partner)

(This report has been translated from the original which was issued in accordance with Italian legislation. References in this report to the Financial Statements refer to the Financial Statements in original Italian and not to their translation)

Attachments

ATTACHMENT TO THE REPORT ON PARENT BANK OPERATIONS

PRO FORMA RECONSTRUCTION OF THE PARENT BANK STATEMENT OF INCOME
FOR 2004 (FULL IAS)

PRO FORMA RECONSTRUCTION OF THE PARENT BANK STATEMENT OF INCOME FOR 2004 (FULL IAS)

The following is a detailed description of the reconstruction of the reclassified 2004 Statement of Income according to full IAS used for the notes on the economic performance of the Bank and for the purpose of preparation of the Report on Operations.

Reclassified (full IAS) 2004 statement of income

(€/mil)

	Balances as at		Adjustments
	31/12/2004 after	Pro forma	for branch	December
	caption reclassification	adjustments	grant/	2004
	pursuant to IAS (A)	(B)	acquisition	pro forma

Net interest income	1,403	31	(54)	1,380
Net commissions on services	1,409		(34)	1,375
Income from credit disposals and assets held to maturity	9			9
Net income from other financial assets and liabilities and repurchase of financial liabilities	108	(40)	(3)	65
Dividends on investments	787			787
Total operating income	3,716	(9)	(91)	3,616
Net adjustments to deterioration of loans	(145)	(6)	1	(150)
Net adjustments to other financial assets	29	(29)
Net operating income	3,600	(44)	(90)	3,466
Personnel costs	(1,541)	19	38	(1,484)
Other administrative costs	(830)		13	(817)
Net adjustments to tangible and intangible assets	(340)		1	(339)
Other net income/expenses	436	(61)	(2)	373
Profits (losses) from equity investments	110			110
Profits (losses) from disposals of investments	(3)			(3)
Accruals to provisions for risks and charges	(109)			(109)
Pre-tax operating profit	1,323	(86)	(40)	1,197
Income taxes on current operations	(211)	(1)	13	(199)
Profits on discontinued operations after taxes
Net profit	1,112	(87)	(27)	998

(A) Balances reconstructed on the basis of IAS/IFRS, excluding IAS 32 and 39.

(B) Pro forma reconstruction of the impact of IAS 32 and 39.

The “pro forma adjustments” column highlights pro forma adjustments relating to a 2004 estimate of the effects arising from IAS 32 and 39 with a transition date as of 1 January 2005. Reconstruction was carried out at the sole purpose of creating a homogeneous base of comparison against the 2005 results. This reconstruction shall not be subject to review.

Adjustments relating to the interest margin refer to the effects of the application of the amortized cost method and to the timing effect relating to the discounting back of doubtful loans, which both in 2004 and in 2005, at the sole purpose of the reclassified statement of income, was reclassified within the interest margin.

The impact on the operating income is due to the estimate of effects relating to the cancellation of own securities held in portfolio and to the reversal of valuations referred to own shares.

Net adjustments due to impairment relate to the reversal of write-backs booked in the statement of income in 2004 on the equity investment in SCH, now reclassified among available-for-sale investments. Net result of financial management activities and adjustments due to impairment were further reclassified due to the valuation effect resulting from the firm commitment of the Fiat Convertible Facility. Personnel costs were adjusted in order to account for the capitalization estimate of charges relating to personnel employed in software development projects.

The adjustment of other operating income refers mainly to the reversal of profits realized after the disposal of own shares.

So as to enable the comparison of economic results and their corresponding values for 2004, the transactions listed below and carried out during 2005 were accounted for. These transactions have been further described in Part F of these Explanatory Notes:

•                  transfer of assets and liabilities relating to 10 operational areas of SANPAOLO IMI S.p.A. to FRIULCASSA S.p.A., completed on 31 January 2005;

•                  transfer of assets and liabilities relating to 10 operational areas of SANPAOLO IMI S.p.A. to Cassa di Risparmio di Venezia S.p.A., completed on 24 January 2005;

•                  disposal by Cassa di Risparmio in Bologna S.p.A. of assets and liabilities relating to 21 operational areas, completed on 31 January 2005;

•                  disposal by Cassa di Risparmio di Padova e Rovigo S.p.A. of assets and liabilities relating to nine operational areas, completed on 24 January 2005;

Other points on the agenda

AUTHORIZATION FOR THE PURCHASE AND SALE OF OWN SHARES, ALSO TO SERVICE COMPENSATION PLANS FOR EMPLOYEES OF THE COMPANY AND ITS SUBSIDIARIES

THE BOARD OF DIRECTORS’ REPORT
Ordinary Meeting – Point 2 of the agenda

Shareholders,

The Board of Directors has called you to an Ordinary Meeting to consider the proposal of authorization for the purchase and sale of own shares to renew the authorization already decided in the previous Shareholders’ Meeting of 29 April 2005 before its expiry.

In the Explanatory Notes to the Financial Statements for 2005 you will find the operations in own shares made by SANPAOLO IMI S.p.A. in that financial year.

The proposal follows the objective of taking advantage of the various management opportunities available to the Company, and also to optimise capital structure.

It is further viewed that the directors may be given the necessary authorization also for strategic operations, related to extraordinary financial transactions concerning equity exchanges or availability of own shares for different financial transactions, including employee share plans.

The transactions will have to be made, in any case, within ruling laws and regulations. In particular, purchases will have to be made so as to ensure equal treatment among shareholders. Except pursuant to Article 132, paragraph three, D.Lgs. 24.2.1998 n. 58, they may be made exclusively by public purchase or exchange offer or on regulated markets, pursuant to letters a) and b) of Article 1 144 bis, paragraph 1, of the Regulation approved by Consob (11971, 14 May 1999) and successive modifications (Regolamento Emittenti).

Given the above, we ask you to vote, pursuant to Article 2357 of the Italian Civil Code, and the combined Articles 132 D.Lgs. 24.2.1998 58 and 144 bis, paragraph 1, letters a) and b) Regolamento Emittenti, and for 18 months from the date, the authorization for the purchase and sale of own shares at a nominal price resulting from the unpaid increase in equity capital subject to approval of the Extraordinary Shareholders’ Meeting. This purchase may be made at a price, net of ordinary accessory purchase charges, of not less than a minimum of 30% and no more than a maximum of 10% of the reference price recorded in the market session of the day preceding each trade, when the purchase is made in the market, or in the market session of the day preceding the public announcement, when the purchase is made by public purchase or exchange offer. The purchase will concern a maximum of further 180 million ordinary shares and will have to be kept with the limits of the law, taking account of which, within the Group, suitable procedures to monitor the total shareholding, are applied. The purchase may happen on one or more occasions.

We propose that you confirm the amount of the Reserve for Purchase of own shares at 1,000 million euro, corresponding to that of Reserve for Purchase of own shares already established. The amount of own shares held from time to time must be kept within that limit.

We also propose that you authorise, pursuant to Article 2357 ter of the Italian Civil Code the sale, in whole or in part, of own ordinary shares, also through off-market dealing, at a price of not less than 10% of the reference price of the share recorded in the market session of the day preceding each trade. Other parameters, in line with international best practice, may also be used for transfers in whatsoever form effected in the purchase of shareholdings by the Bank or correlated with the establishment of stable cooperation relationships or connected to extraordinary financial transactions which may require availability of own shares.

Successive purchase and sale transactions may be effected.

Finally, we also propose that you approve the use of ordinary own shares also for compensation schemes for employees of the Company and more specifically for unpaid assignment - also in substitution of other forms of remuneration, taking account of the incentives envisaged under current tax law – to promote employee involvement in the progress of the company and to strengthen the relationship through direct participation in results and company development.

These plans will have to respect the following characteristics:

•                  they will be directed at least to all the personnel with fixed contracts – in February 2006, 20,151 people;

•                  the ordinary shares assigned must have a maximum individual countervalue, calculated on the basis of the normal value of the tax base, 2,065.83 euro or the greater value determinated by tax incentive regulations;

•                  the ordinary shares assigned will be blocked in availability for three years, according to tax regulations.

It remains the case that the Board of Directors may identify other categories of employees of the Company for compensation plans, assess individual countervalue due on objective criteria and in each case define the necessary operating modalities.

Shareholders,

We invite you to approve the proposal – and consequently to revoke, for the part not followed, the motion for the authorization for the purchase and sale of own shares taken on 29 April 2005 – also authorizing the Board of Directors to delegate, in whole or in part, the ability to make such purchase and sales.

Turin, 23 March 2006

The Board of Directors

DECISIONS IN RESPECT OF THE REMUNERATION PAYABLE TO THE DIRECTORS

THE BOARD OF DIRECTORS’ REPORT
Ordinary Meeting – Point 3 of the agenda

Shareholders,

As you are already aware, Art. 15 of the Articles of Association provides that the Members of the Board of Directors and of the Executive Committee are entitled to annual remuneration, part fixed and part variable, to be established by the Shareholders’ Meeting.

In compliance with this provision, the Shareholders’ Meeting of 29 April 2005 established that for the total gross variable part payable to the Members of the Board for the year 2005 should be composed as follows:

i.                  when the Group’s RoE (net consolidated profit for the period/net consolidated accounting shareholders’ equity calculated as the average values at the end of the year) is equal or less than 14.99%: 1 per thousand of the net profit shown in the consolidated financial statements for the year;

ii.               when the RoE is above 14.99%: 1 per thousand of that part of the net profit (shown in the consolidated financial statements for the year) determining an RoE of 14.99%, plus 1.5 per thousand of the exceeding part of net profit.

The aforementioned Meeting decided not to set any reference base for the year 2006.

Shareholders,

you are therefore invited to take the necessary decisions in respect of the above.

Turin, 23 March 2006

The Board of Directors

MODIFICATION OF THE SHAREHOLDERS’ MEETING REGULATIONS

THE BOARD OF DIRECTORS’ REPORT
Ordinary Meeting – Point 4 of the agenda

Shareholders,

You have been called to the Ordinary Meeting to examine, according to Art. 12.1 of the Articles of Association, the proposals to modify the Shareholder’s Meeting Regulations of SANPAOLO IMI, approved by the Ordinary Shareholders’ Meeting of 30 April 2001.

As you are already aware, following the modification of Art. 2370 of the Civil Code and the issuing of related effective dispositions by Consob, currently contained in articles 33 and following of the Market Regulations (Consob Del. n. 11768/1998), the legitimization of participation in the Meeting is not longer attested by the certification issued by the agent to the shareholder, but by a communication that the agent, on the request of the shareholder, makes directly to the issuer. This communication is therefore now the only way to attest the right of participation in the Meeting.

In the light of the above, last January the Board of Directors of the Bank took actions – according to Art. 16, para. 3 of the Articles of Association – to adapt the text of the Articles to the aforementioned regulation, identifying, in Art. 9, the reception by the Company of the agent’s communication as the sole right to legitimize participation in the Meeting, eliminating the previous reference to “certifications attesting to participation in the central management of financial instruments”.

With the aim of adapting also the Shareholders’ Meeting Regulations to the current norms, it is proposed in today’s Meeting to modify Art. 3 by eliminating – with reference to the documentation exhibited by those participating in the Meeting at the entrance to the areas where the meeting is held – any mention of “certification”.

We would also like to take this opportunity to propose further modifications to the Regulations with the aim of giving better order to the Meeting procedure and correlating the text to the relevant dispositions in the Civil Code and introduced by SANPAOLO IMI into its Articles of Association, that is to introduce simplifications and changes also of a purely formal nature.

In relation to the above, there follows a table of the proposed modifications, containing the relative reasons and the comparative texts of the current and proposed regulations. Shareholders are invited to approve these proposals, if they agree, as shown in the table.

Turin, 23 March 2006

The Board of Directors

SHAREHOLDERS’ MEETING REGULATIONS	SHAREHOLDERS’ MEETING REGULATIONS
(Approved by the Ordinary Shareholders’ Meeting	(Proposed text)
of 30 April 2001)

Art. 1	Art. 1
Area of application	Area of application

1. This regulation governs the course of the Ordinary and Extraordinary Shareholders’ Meetings of the Company.	1. This regulation governs the course of the Ordinary and Extraordinary Shareholders’ Meetings of the Company.

2. For that which is not expressly defined, the legal and statutory regulations for the Shareholder’s Meeting apply.

Reason

The second paragraph would be added as a closing rule, also in relation to more precise legal and statutory dispositions introduced following the reform of company law, with particular reference to the related powers assigned to the Chairman (cf the proposed modification to Art. 4 in particular).

Art. 2	Art. 2
Intervention, participation and attendance at the	Intervention, participation and attendance at the
Shareholders’ Meeting	Shareholders’ Meeting

1. Shareholder’s and others holding the right to vote may intervene at the Shareholders’ Meeting.

1.     Shareholder’s and others holding the right to vote may intervene at the Shareholders’ Meeting, provided they are legitimate according to current regulations and the Articles of Association, according to the indications in the Notice of Calling.

2.     General Managers, Deputy General Manager(s) – or, alternatively, members of Central Management – Company managers and representatives of the company assigned to audit the financial statements, as well as Directors, Auditors and managers of Group companies may participate in the Shareholders’ Meeting. Employees of the company or of Group companies and other individuals whose presence the Chairman of the Meeting deems useful to the subjects dealt with or to the course of the meeting may also participate.

2.     General Managers, Deputy General Manager(s), Company managers and representatives of the company assigned to audit the financial statements, as well as Directors, Auditors and managers of Group companies may participate in the Shareholders’ Meeting. Employees of the company or of Group companies and other individuals whose presence the Chairman of the Meeting deems useful to the subjects dealt with or to the course of the meeting may also participate.

3. Experts, financial analysts and accredited journalists may attend the Meeting at the Chairman’s discretion.	3. Experts, financial analysts and accredited journalists may attend the Meeting at the Chairman’s discretion.

4. Before setting out the subjects on the Agenda, the Chairman informs the Meeting of the participation and attendance of individuals indicated in paras. 2 and 3 of this Article.	4. Before setting out the subjects on the Agenda, the Chairman informs the Meeting of the participation and attendance of individuals indicated in paras. 2 and 3 of this Article.

Reason

The qualification proposed in the first paragraph is a reminder of the legal and statutory dispositions in force (as well as the specifications in the Notice of Calling) concerning legitimization of participation in the Meeting.

In the second paragraph, it is proposed to eliminate the reference to Central Management as it is no longer pertinent according to the current Articles of Association of SANPAOLO IMI.

Art. 3 Verification of legitimate status to participate in the Shareholders’ Meeting and access meeting areas	Art. 3 Verification of legitimate status to participate in the Shareholders’ Meeting and access meeting areas

1. Verification of the legitimate status to participate in the Shareholders’ Meeting starts in the meeting place.	1. Verification of the legitimate status to participate in the Shareholders’ Meeting starts in the meeting place.

2. Those holding the right to participate in the Meeting must show, at the entrance to the meeting areas and on the request of the staff assigned by the Company, a document of personal identification and the certification indicated in the Notice of Calling. The staff assigned by the Company will issue a special document to be kept throughout the course of the Meeting.

2. Those holding the right to participate in the Meeting must show, at the entrance to the meeting areas and on the request of the staff assigned by the Company, a document of personal identification. The staff assigned by the Company will issue a special document to be kept throughout the course of the Meeting.

3. In order to facilitate verification of legal status and, therefore, entry into the Shareholders’ Meeting, participants in the meeting may present a copy of the communication shown on the back of the notice of calling.

3. Without the consent of the Chairman of the Meeting, no photographic, video or similar equipment, including recording tools of any type and mobile telephones, may be used in the meeting areas.

4. Without the consent of the Chairman of the Meeting, no photographic, video or similar equipment, including recording tools of any type and mobile telephones, may be used in the meeting areas; if and when the Chairman authorizes the use of such equipment, he also determines terms and conditions.

4. The meeting may be audio/video taped for broadcasting/projection in the meeting or service areas and to provide support in the preparation of answers.	5. The meeting may be audio/video taped for broadcasting/projection in the meeting or service areas and to provide support in the preparation of answers.

Reason

In para. 2, it is proposed to eliminate the reference to “certification”, now replaced by the “communication” made by the agent directly to the issuer on the request of the shareholder.

The new para. 3 – which implies no obligation or onus on the part of the shareholder to arrive at the Meeting with a copy of the communication issued by the agent – aims to underline the need to ease accrediting and verification of legal status, in the interests of the participants.

The last clause of para. 4 is proposed to give a clearer definition of the powers of the Chairman to authorize the use of photographic, video and similar equipment, including recording instruments.

Art. 4 Constitution of the Shareholders’ Meeting and opening of proceedings	Art. 4 Constitution of the Shareholders’ Meeting and opening of proceedings
1. At the time established in the notice of calling, the person indicated by the Articles assumes chairmanship of the Meeting.	1. At the time established in the notice of calling, the person indicated by the Articles assumes chairmanship of the Meeting.

2. On the proposal of the Chairman, and when deemed opportune, the Meeting nominates two or more invigilators and a Secretary, also from among non-shareholders. The assistance of the Secretary is not necessary when the minutes of the Meeting are drawn up by a Notary who is appointed by the Chairman.

2. Pursuant to the law and the Articles, the Chairman is assisted by a secretary or a Notary and, if appointed, two or more invigilators. In their turn, the secretary and the Notary can be assisted by persons in their trust and may use recording equipment for the drafting of the minutes.

3. The secretary and the Notary can be assisted by persons in their trust and may use recording equipment for the drafting of the minutes.

4. The Chairman may be assisted by individuals authorized to participate in the Meeting, appointing them to illustrate the subjects on the agenda and to reply to questions asked in relation to specific arguments.

3. The Chairman may be assisted by individuals authorized to participate in the Meeting, appointing them to illustrate the subjects on the agenda and to reply to questions asked in relation to specific arguments.

5. The Chairman may also be assisted by especially invited external experts.	4. The Chairman may also be assisted by especially invited external experts.

6. The Chairman announces the number present of shareholders and others with the right to vote, indicating the share of capital they represent. Once it has been established that the Meeting is properly constituted, the Chairman declares the proceedings open.

5. The Chairman announces the number present of shareholders and others with the right to vote, indicating the share of capital they represent. Once it has been established that the Meeting is properly constituted, the Chairman declares the proceedings open.

7. If the necessary quorum for the constitution of the Meeting is not met, discussion of the items on the agenda is postponed to the next calling.	6. If the necessary quorum for the constitution of the Meeting is not met, discussion of the items on the agenda is postponed to the next calling.

Reason

The reason for the incorporation of paras. 2 and 3 of Art. 4 into a single provision is the attempt to avoid needless repetition in the Regulations of what is already contained in Art. 12 (paras. 2 and 3) of the Articles of Association as well as in Art. 2371 of the Civil Code, which already deliberate on the nomination of individuals called to assist the Chairman.

Art. 6 Interventions and replies	Art. 6 Interventions and replies
1. The Chairman of the Meeting moderates the discussion, giving the floor to directors, auditors and those who have requested to speak in accordance with the present article.	1. The Chairman of the Meeting moderates the discussion, giving the floor to directors, auditors and those who have requested to speak in accordance with the present article.

2. Individuals with legitimate status may ask to speak on the subjects under discussion, make observations, ask for information and formulate proposals. The request may be made until the Chairman declares discussion of the subject closed.

2. Individuals with legitimate status may ask to speak on the subjects under discussion, make observations, ask for information and formulate proposals. The request may be made until the Chairman declares discussion of the subject closed.

3. The Chairman establishes the way requests are made and the order of the interventions.	3. The Chairman establishes the way requests are made and the order of the interventions.

4. The Chairman and, on his invitation, those assisting him in accordance with Art. 4 of these Regulations, reply to the speakers at the end of all the interventions on the subject under discussion, or after each intervention.

4. The Chairman and, on his invitation, those assisting him in accordance with Art. 4 of these Regulations, reply to the speakers at the end of all the interventions on the subject under discussion, or after each intervention or group of interventions.

5. Those who have requested the floor may respond briefly.	5. Those who have requested the floor may respond briefly.

6. Taking account of the subject and the importance of the single arguments under discussion, as well as the number of persons requesting the floor, the Chairman may pre-set the duration of the interventions and replies. Before the end of the time allowed for the intervention or reply, the Chairman asks the speaker to conclude.

6. Taking account of the subject and the importance of the single arguments under discussion, as well as the number of persons requesting the floor, the Chairman may pre-set the duration of the interventions and replies. Before the end of the time allowed for the intervention or reply, the Chairman asks the speaker to conclude.

7. At the end of the interventions, replies and eventual responses, the Chairman declares the discussion closed.	7. At the end of the interventions, replies and eventual responses, the Chairman declares the discussion closed.

Reason

Modification suggested by the procedure and past experience of previous Meetings, in line with the dispositions of Art. 9.2 concerning voting.

UNPAID INCREASE IN SHARE CAPITAL, PURSUANT TO ARTICLE 2442 OF THE ITALIAN CIVIL CODE, FOR A MAXIMUM OF 168,418,756.02 EURO, THROUGH ALLOCATION TO CAPITAL OF THE VALUATION RESERVE PURSUANT TO ARTICLE 7, PARAGRAPH 6, D.LGS. 38/2005, WITH AN INCREASE IN THE NOMINAL VALUE OF SHARES; SUBSEQUENT MODIFICATION OF ARTICLE 6 OF THE ARTICLES AND BY-LAWS; RELATED AND CONSEQUENT DECISIONS.

THE BOARD OF DIRECTORS’ REPORT
Extraordinary Meeting – Point 1 of the agenda

Shareholders,

Your company has taken advantage of the opportunity conceded by Article 4, paragraph 2 of D.Lgs. 38/2005 to publish the financial statements for 2005 in conformity with IAS/IFRS international accounting principles.

In particular, with effect from the Interim financial statements for the first half of 2005, the accounting documentation and information have been prepared using international accounting principles and on the basis envisaged by Article 81 of Consob Regulation 11971, as modified by Deliberation 14990 of 15 April 2005.

In the Interim financial statements at 30 June 2005, the reconciliations of net shareholders’ equity and income statement as envisaged by IFRS 1 and instructions issued by Consob were published.

IFRS 1 envisages the restatement of all balance sheet items at the time of transition to IAS/IFRS, set at 1 January 2004, with the retroactive application of international accounting principles in force at the closing date of the first set of financial statements prepared in conformity with them.

IFRS 1 itself envisages certain facultative exemptions to the retroactive criterion of international accounting principles; among these, SANPAOLO IMI has taken advantage of the option of redetermining at fair value the book value of certain tangible assets, in property and works of art, as substituted for cost. In this respect, the fair value of these assets has been determined on the basis of appropriate external advice.

In applying the instructions issued by the Bank of Italy (Circular 262 of 22 December 2005), the effects of the revaluations made pursuant to this option, 168,418,756.02 euro net of related deferred taxation, have been posted to the Valuation Reserves.

The increase in shareholders’ funds due to the posting at fair value of the tangible assets as substituted for cost is regulated by Article 7, paragraph 6 of D.Lgs. 38/2005 which, inter alia, envisages their assignment to equity capital.

Taking account of the supervisory guidance issued by the Bank of Italy on “prudential filters”, applicable at Group level from 31 December 2005 and at individual level from 30 June 2006, which states that the increase in shareholders’ funds due to the posting at fair value of the tangible assets as substituted for cost must be considered as part of supplementary capital (tier 2) and may be counted in tier 1 capital only when it is allocated to an increase in equity capital, it is possible to proceed to an unpaid increase in equity capital against that Reserve.

The proposed unpaid increase to the equity capital would allow for the strengthening of the Group’s regulatory capital, improving the prudential ratios for the growth of the business, as well as allowing the Bank to benefit from lower costs connected to the acquisition or issue of financial instruments included in tier 1 capital.

In terms of method, the proposed unpaid increase in capital would happen through an increase in the nominal value of the shares. The amount of such an increase is not currently available in that the number of ordinary shares issued by SANPAOLO IMI could change, in March and April and in any case before the Shareholders’ Meeting, following the exercise of rights to subscribe for ordinary SANPAOLO IMI shares assigned to employees of the Group. Thus the new nominal values of the shares would be based on the following ratio:

EQUITY CAPITAL + VALUATION RESERVE (168,418,756.02 EURO)

NUMBER OF SHARES

with due reference to the data available at the time of the Shareholders’ Meeting for each variable.

The result of the division will be rounded by default to two decimal places. Any portion of the Reserve not used in the increase in capital will be retained in the appropriate liability line item.

It should also be noted that, in connection with the unpaid increase in equity capital it will be necessary to proceed to change the Articles and By-Laws.

Article 6, paragraph 1, should show the new equity capital and the unit nominal value of the shares. The same paragraph will indicate the exact number of SANPAOLO IMI ordinary shares, as determined by the exercise of rights described above.

Article 6, paragraph 6, should be recalculated, on the basis of the new nominal value of the shares, the increase in capital that may be effected following the Board decisions of 17 December 2002 and 14 November 2005 pursuant to Article 2443 of the Italian Civil Code as voted by the Shareholders’ Meeting of 30 April 2002. at the same time, reference to the Board motion of 18 December 2001, concerning the shareholding plan falling due in March 2006, is deleted.

Shareholders,

If you agree with the above proposal, we ask you to approve:

1.               unpaid increase in equity capital for a maximum amount of 168,418,756.02 euro, through allocation to capital, pursuant to Article 2442 of the Italian Civil Code and Article 7, paragraph 6, of D.Lgs. 38/2005, of the Valuation Reserve established pursuant to the latter, of an equal amount;

2.               this increase to be effected through the increase in the nominal value of the shares, set in the ratio of (i) the sum of the equity capital and Valuation Reserve and (ii) the number of shares. Reference must be made for each variable to the data available at the time of the Shareholders’ Meeting and the result will be rounded by default to two decimal places. Any portion of the Reserve not used in the increase in capital will be retained in the appropriate liability line item;

3.               modify in consequence the motions for increases in equity capital taken by the Board of Directors on 17 December 2002 and 14 November 2005;

4.               modify Article 6 of the Articles and By-Laws as follows:

Current text	Proposed text

ARTICLE 6	ARTICLE 6

6.1  The share capital is 5,239,223,740.80 euro fully paid, divided into 1,586,967,318 registered ordinary shares and 284,184,018 registered preference shares with a nominal unit value of 2.8 euro. The share capital may be increased through the issue of shares with rights different from those included in the shares already issued.

6.1  The share capital is [*] euro fully paid, divided into [*] registered ordinary shares and 284,184,018 registered preference shares with a nominal unit value of [*] euro. The share capital may be increased through the issue of shares with rights different from those included in the shares already issued.

6.2 The shares are issued in dematerialised form.	6.2 The shares are issued in dematerialised form.

6.3  The preference shares are placed centrally in one or more deposits administered by the Company and the Company is the only authorized depositary. The sale of preference shares is to be communicated without delay to the Company by the selling shareholder and triggers the automatic one-for-one conversion of the preference shares into ordinary shares, except in the case where it is disposed to a company whose capital is wholly controlled. On July 1, 2012, the preference shares will be converted one-for-one into ordinary shares with the same characteristics as the ordinary shares in circulation at that moment.

6.3  The preference shares are placed centrally in one or more deposits administered by the Company and the Company is the only authorized depositary. The sale of preference shares is to be communicated without delay to the Company by the selling shareholder and triggers the automatic one-for-one conversion of the preference shares into ordinary shares, except in the case where it is disposed to a company whose capital is wholly controlled. On July 1, 2012, the preference shares will be converted one-for-one into ordinary shares with the same characteristics as the ordinary shares in circulation at that moment.

6.4  In the case of paid issues of capital, when there is no exclusion or limit on option rights, the holders of preference shares have option rights on preference shares with the same characteristics or, if not or differently, in order, preference shares with different characteristics, savings shares or ordinary shares.

6.4  In the case of paid issues of capital, when there is no exclusion or limit on option rights, the holders of preference shares have option rights on preference shares with the same characteristics or, if not or differently, in order, preference shares with different characteristics, savings shares or ordinary shares.

6.5  Pursuant to the mandate conferred by the Shareholders’ Meeting on 30 April 2002, the Board of Directors has the power to increase the share capital by means of a paid up rights issue, in one or more issues, up to a maximum amount of 51,440,648.00 euro (fifty one million, four hundred and forty thousand, six hundred and forty eight euro) nominal value, through the issue of ordinary shares reserved, according to Article 2441, par. 8, of the Civil Code and Article 134 of D.Lgs. 58 of February 24, 1998, to employees of the Company or also to employees of subsidiary companies according to Article 2359 of the Civil Code who participate in the share incentive schemes approved by the Board itself. This power may be exercised before April 27, 2007.

6.5  Pursuant to the mandate conferred by the Shareholders’ Meeting on 30 April 2002, the Board of Directors has the power to increase the share capital by means of a paid up rights issue, in one or more issues, up to a maximum amount of 51,440,648.00 euro (fifty one million, four hundred and forty thousand, six hundred and forty eight euro) nominal value, through the issue of ordinary shares reserved, according to Article 2441, par. 8, of the Civil Code and Article 134 of D.Lgs. 58 of February 24, 1998, to employees of the Company or also to employees of subsidiary companies according to Article 2359 of the Civil Code who participate in the share incentive schemes approved by the Board itself. This power may be exercised before April 27, 2007.

6.6  Following the deliberations of the Board of Directors on 18 December 2001, based on the mandate of the Shareholders’ Meeting on 31 July 1998, and 17 December 2002 and 14 November 2005, on the basis of the mandate given by the Shareholders’ Meeting on 30 April 2002, the capital share may be increased up to a maximum nominal amount of 40,447,400.00 euro (forty million, four hundred and forty seven thousand and four hundred euro).

6.6  Following the deliberations of the Board of Directors on 17 December 2002 and 14 November 2005, on the basis of the mandate given by the Shareholders’ Meeting on [**] April 2006, the capital share may be increased up to a maximum nominal amount of [***] euro.

[*]              The relative data will be calculated on the basis of the equity capital and number of ordinary shares on the date of the Shareholders’ Meeting.

[**]       Date of Extraordinary Shareholders’ Meeting.

[***]  To be recalculated on the basis of the new nominal value of the ordinary shares.

Mandate to the Chairman of the Board of Directors and the Managing Director to take all powers to effect the above motions, in line with that required by the Regulatory Authorities.

Turin, 23 March 2006

The Board of Directors

Information for investors

Requests for information on the SANPAOLO IMI Group should be addressed to:

SANPAOLO IMI S.p.A.

Investor Relations

Piazza San Carlo 156

10121 Turin

Tel.: +39-011-555-3590

Fax: +39-011-555-2989

E-mail: investor.relations@sanpaoloimi.com

Internet: http://www.grupposanpaoloimi.com

AGES ARTI GRAFICHE - TURIN